Form 10-K, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-02-27
CIK 860748

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

-------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the investee companies (Notes 2 and 5). The Company's investment in the investee companies at December 31, 1996 and 1995 was $670.1 million and $595.2 million, respectively, and its equity in net income of the investee companies was $50.6 million, $45.1 million and $33.8 million for the years 1996, 1995 and 1994, respectively. The financial statements of the investee companies were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the investee companies, is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Chicago, Illinois
January 7, 1997


-------------------------------------------------------------------------------
                      Unitrin, Inc, and Subsidiaries | 19

                          CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                               December 31,
----------------------------------------------------------------------------------------------------
                                                                                   1996         1995
ASSETS
Investments:
  Fixed Maturities at Fair Value (Amortized Cost:
    1996--$2,176.4; 1995--$2,365.1)                                            $2,207.4     $2,457.1
  Equity Securities at Fair Value (Cost: 1996--$172.0; 1995--$97.7)               259.7        179.3
  Investees at Cost Plus Cumulative Undistributed
    Earnings (Fair Value: 1996--$1,610.3; 1995--$1,320.3)                         670.1        595.2
  Other                                                                           154.2        178.1
                                                                               --------     --------
  Total Investments                                                             3,291.4      3,409.7
                                                                               --------     --------
Cash                                                                               17.0          9.1
Consumer Finance Receivables                                                      608.6        547.1
Other Receivables                                                                 376.1        250.4
Deferred Policy Acquisition Costs                                                 265.3        288.5
Cost in Excess of Net Assets of Purchased Businesses                              228.2        230.1
Other Assets                                                                       84.5         83.8
                                                                               --------     --------
Total Assets                                                                   $4,871.1     $4,818.7
                                                                               ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Insurance Reserves:
  Life and Health                                                              $1,599.0     $1,569.5
  Property and Casualty                                                           454.8        437.8
                                                                               --------     --------
  Total Insurance Reserves                                                      2,053.8      2,007.3
                                                                               --------     --------
Investment Certificates                                                           589.9        519.0
Unearned Premiums                                                                 260.5        252.9
Accrued and Deferred Income Taxes                                                 166.4        171.3
Notes Payable                                                                      59.9        100.2
Accrued Expenses and Other Liabilities                                            260.3        243.5
                                                                               --------     --------
Total Liabilities                                                               3,390.8      3,294.2
                                                                               --------     --------
Shareholders' Equity:
  Common Stock, $0.10 par value, 100 Million Shares
    Authorized, 37,340,894 and 38,490,287 Shares Issued
    and Outstanding at December 31, 1996 and 1995                                   3.7          3.8
  Additional Paid-in Capital                                                      133.0        126.2
  Retained Earnings                                                             1,265.8      1,281.1
  Net Unrealized Appreciation on Securities                                        77.8        113.4
                                                                               --------     --------
  Total Shareholders' Equity                                                    1,480.3      1,524.5
                                                                               --------     --------
Total Liabilities and Shareholders' Equity                                     $4,871.1     $4,818.7
                                                                               ========     ========
----------------------------------------------------------------------------------------------------


The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 20

                       CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]              For the Years Ended December 31,
----------------------------------------------------------------------------------------------
                                                                1996         1995         1994
REVENUES
  Premiums                                                  $1,220.3     $1,099.1     $1,048.8
  Consumer Finance Revenues                                    120.4        106.5         91.4
  Net Investment Income                                        179.0        186.6        207.2
  Net Gains on Sales of Investments                              3.4         55.2         18.1
                                                            --------     --------     --------
  Total Revenues                                             1,523.1      1,447.4      1,365.5
                                                            --------     --------     --------

EXPENSES
  Insurance Claims and Policyholders' Benefits                 799.7        717.5        654.4
  Insurance Expenses                                           486.2        458.4        452.5
  Consumer Finance Expenses                                     99.6         84.9         63.8
  Interest and Other Expenses                                   15.5         25.8         17.3
                                                            --------     --------     --------
  Total Expenses                                             1,401.0      1,286.6      1,188.0
                                                            --------     --------     --------
Income before Income Taxes and Equity in
  Net Income of Investees                                      122.1        160.8        177.5
Income Tax Expense                                              40.2         55.3         62.9
                                                            --------     --------     --------
Income before Equity in Net Income of Investees                 81.9        105.5        114.6
Equity in Net Income of Investees (Note 5)                      50.6         45.1         33.8
                                                            --------     --------     --------

NET INCOME                                                  $  132.5     $  150.6     $  148.4
                                                            ========     ========     ========

NET INCOME PER SHARE                                        $   3.51     $   3.73     $   2.96
                                                            ========     ========     ========
----------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 21

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                  For the Years Ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                                      1996              1995              1994
OPERATING ACTIVITIES
Net Income                                                         $ 132.5           $ 150.6           $ 148.4
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
  Policy Acquisition Costs Deferred                                 (149.1)           (148.5)           (139.2)
  Amortization of Deferred Policy Acquisition Costs                  170.1             157.5             148.4
  Equity in Net Income of Investees before Taxes                     (77.1)            (68.8)            (51.3)
  Cash Dividends from Investee                                         2.2               2.2               2.2
  Amortization of Fixed Maturities                                    24.6              22.5              30.5
  Provisions for Losses on Consumer Finance Receivables               27.4              22.4              16.1
  Increase in Insurance Reserves and
    Unearned Premiums                                                 27.8              42.8               9.1
  Increase (Decrease) in Accrued Expenses and Other Liabilities       (6.0)            (20.1)             16.5
  Increase in Accrued and Deferred Income Taxes                       17.6              28.1               4.6
  Net Gains on Sales of Investments                                   (3.4)            (55.2)            (18.1)
  Other, Net                                                           4.0              12.7               6.3
                                                                   -------           -------           -------
Net Cash Provided by Operating Activities                            170.6             146.2             173.5
                                                                   -------           -------           -------
INVESTING ACTIVITIES

Sales and Maturities of Fixed Maturities                             279.6             623.1             504.7
Purchases of Fixed Maturities                                       (111.6)           (322.3)           (293.2)
Sales of Equity Securities                                            10.0              85.0              24.2
Purchases of Equity Securities                                       (84.1)            (57.0)            (17.0)
Repayments of Consumer Finance Receivables                           329.0             297.9             243.3
Acquisitions of Consumer Finance Receivables                        (417.9)           (402.5)           (326.4)
Change in Short-term Investments                                      21.7              27.7             (35.6)
Acquisition of Milwaukee Insurance Group, Inc.                          --             (92.6)               --
Other, Net                                                           (17.5)            (17.1)            (20.8)
                                                                   -------           -------           -------
Net Cash Provided by Investing Activities                              9.2             142.2              79.2
                                                                   -------           -------           -------
FINANCING ACTIVITIES

Investment Certificate Deposits                                      229.7             247.4             209.0
Investment Certificate Withdrawals                                  (158.8)           (166.0)           (163.5)
Universal Life and Annuity Receipts from Policyholders                21.0              30.7              31.5
Universal Life and Annuity Payments to Policyholders                  (7.6)            (11.5)            (11.4)
Universal Life and Annuity Payments to Reinsurer                     (76.1)               --                --
Notes Payable Proceeds                                               170.0             401.0                --
Notes Payable Payments                                              (210.0)           (308.0)               --
Cash Dividends Paid                                                  (83.0)            (80.7)            (75.8)
Common Stock Repurchases                                             (61.1)           (416.0)           (245.3)
Other, Net                                                             4.0               0.5               0.9
                                                                   -------           -------           -------
Net Cash Used by Financing Activities                               (171.9)           (302.6)           (254.6)
                                                                   -------           -------           -------
Increase (Decrease) in Cash                                            7.9             (14.2)             (1.9)
Cash, Beginning of Year                                                9.1              23.3              25.2
                                                                   -------           -------           -------
Cash, End of Year                                                  $  17.0           $   9.1           $  23.3
                                                                   =======           =======           =======
------------------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  22

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                  For the Years Ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Net
                                                                   Additional                        Unrealized           Total
                                         Number of       Common       Paid-in        Retained      Appreciation   Shareholders'
                                            Shares        Stock       Capital        Earnings     on Securities          Equity
BALANCE,
DECEMBER 31, 1993                       51,833,545         $5.2        $163.6        $1,755.6            $174.1        $2,098.5
Net Income                                      --           --            --           148.4                --           148.4
Dividends to Common
  Shareholders
  ($1.50 per share)                             --           --            --           (75.8)               --           (75.8)
Change in Net Unrealized
  Appreciation on Securities                    --           --            --              --            (161.6)         (161.6)
Repurchases of Unitrin
  Common Stock                          (4,804,750)        (0.5)        (15.2)         (229.6)               --          (245.3)
Exercise of Employee
  Stock Options                             24,025           --           0.9              --                --             0.9
                                        ----------         ----        ------        --------             -----        --------
BALANCE,
DECEMBER 31, 1994                       47,052,820         $4.7        $149.3        $1,598.6             $12.5        $1,765.1
Net Income                                      --           --            --           150.6                --           150.6
Dividends to Common
  Shareholders
  ($2.00 per share)                             --           --            --           (80.7)               --           (80.7)
Change in Net Unrealized
  Appreciation on Securities                    --           --            --              --             100.9           100.9
Repurchases of Unitrin
  Common Stock                          (8,681,708)        (0.9)        (27.7)         (387.4)               --          (416.0)
Exercise of Employee
  Stock Options                            119,175           --           4.6              --                --             4.6
                                        ----------         ----        ------        --------             -----        --------
BALANCE,
DECEMBER 31, 1995                       38,490,287         $3.8        $126.2        $1,281.1            $113.4        $1,524.5
Net Income                                      --           --            --           132.5                --           132.5
Dividends to Common
  Shareholders
  ($2.20 per share)                             --           --            --           (83.0)               --           (83.0)
Change in Net Unrealized
  Appreciation on Securities                    --           --            --              --             (35.6)          (35.6)
Repurchases of Unitrin
  Common Stock                          (1,277,175)        (0.1)         (4.2)          (56.8)               --           (61.1)
Exercise of Employee
  Stock Options, Net
  of Shares Exchanged
  (Note 10)                                127,782           --          11.0            (8.0)               --             3.0
                                        ----------         ----        ------        --------             -----        --------
BALANCE,
DECEMBER 31, 1996                       37,340,894         $3.7        $133.0        $1,265.8             $77.8        $1,480.3
                                        ==========         ====        ======        ========             =====        ========
-------------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries  |  23

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


 NOTE 1.  BASIS OF PRESENTATION
--------------------------------------------------------------------------------
 The Consolidated Financial Statements included herein have been prepared on the basis of generally accepted accounting principles, which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries ("Unitrin" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

 NOTE 2.  SUMMARY OF ACCOUNTING POLICIES
--------------------------------------------------------------------------------
 Investments Other Than Investees

 Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as Available for Sale. Investments in Equity Securities include common and nonredemptive preferred stocks at fair value and are classified as Available for Sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders' Equity. Other Investments include fixed maturities which mature within one year from the date of purchase, loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments are computed on the specific identification method and are reflected in Net Income.

 Investments in Investees

 Investments in Investees are accounted for by the equity method in the accompanying financial statements. The Company's voting percentage and share of earnings or losses of each investee company are determined using the most recent publicly available audited financial statements, subsequent unaudited interim reports and other publicly available information. As a result, the amounts included in the Company's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier. The Company recognizes into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock that is not part of a broader corporate reorganization.

 Consumer Finance Receivables

 Consumer Finance Receivables consists primarily of loans, secured by automobiles, to California residents and is stated net of unearned discount, loan fees and reserve for losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The reserve for losses on Consumer Finance Receivables is maintained at a level which exceeds minimum regulatory requirements and considers other factors, including actual loan loss experience and economic conditions to provide for estimated losses on Consumer Finance Receivables.

 Deferred Policy Acquisition Costs

 Certain costs directly associated with the acquisition of new business, principally commissions, are deferred. Deferred Policy Acquisition Costs also include the costs of acquiring insurance in force from other companies. Interest accreted on the cost of acquired insurance in force is not material.

     The deferred policy acquisition costs on traditional life and health insurance products are amortized over the anticipated premium-paying period of the related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions used in calculating policy reserves.

     Costs deferred on property and casualty insurance products are amortized over the term of the related policies.

 Cost in Excess of Net Assets of Purchased Businesses

 Cost in Excess of Net Assets of Purchased Businesses of $143.2 million at December 31, 1996, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions are being amortized ratably over 40 years.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  24

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


 NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------
 Insurance Reserves

 Reserves for losses and loss adjustment expenses on property and casualty coverage represent the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of investigating and settling all losses incurred and unpaid and include provisions for adverse deviation. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns and current economic trends, with any change in the probable ultimate liabilities being reflected in Net Income.

     For traditional life products, the reserves for future life policy benefits are primarily estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company's historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Withdrawal assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

 Recognition of Premium Revenues and Related Expenses

 Property and casualty insurance and health insurance premiums are recognized ratably over the periods to which the premiums relate. Insurance Claims and Policyholders' Benefits include provisions for reported claims, claims incurred but not reported and loss adjustment expenses.

     Traditional life insurance premiums are recognized as revenue when due. Insurance Claims and Policyholders' Benefits are associated with related premiums to result in recognition of profits over the periods that the benefits are provided.

     Premium revenues for universal life-type products consist of charges for the cost of insurance, policy administration and policy surrenders that have been assessed against policy account balances during the period. Benefit payments in excess of policy account balances are expensed.

 Reinsurance

 In the normal course of business, the Company's insurance subsidiaries reinsure certain risks above certain retention levels with other insurance enterprises. Amounts recoverable from reinsurers for benefits and losses for which the Company has not been relieved of its legal obligation to the policyholder are included in Other Receivables.

     Gains related to long-duration reinsurance contracts are deferred and amortized over the life of the underlying reinsured policies. Losses related to long-duration reinsurance contracts are recognized immediately. Any gain or loss associated with reinsurance agreements for which the Company has been legally relieved of its obligation to the policyholder is recognized in the current period.

 Consumer Finance Revenues and Expenses

 Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $2.7 million, $2.1 million and $2.0 million in 1996, 1995 and 1994, respectively.

     Consumer Finance Expenses include interest expense on Investment Certificates, Provisions for Losses on Consumer Finance Receivables, and general and administrative expenses. Interest expense on Investment Certificates is recorded using the effective yield method.

 Income Taxes

 Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  | 25

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


 NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------
 Stock-Based Compensation

 The Company accounts for its stock option plans in accordance with APB Opinion 25 "Accounting for Stock Issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of the Company's common stock on the date of grant and, accordingly, no compensation expense has been recognized.

 Net Income Per Share

 The Weighted Average Shares of Common Stock used in the computation of Net Income Per Share were 37,720,806, 40,403,366 and 50,112,781 in 1996, 1995 and
 1994, respectively.

     Common stock equivalents resulting from the Company's stock option plans, which were excluded from the computation of earnings per share because dilution was not material, are as follows:

[Number of Equivalent Shares in Thousands]     1996  1995  1994
 Primary Net Income Per Share                  235   283   216
 Fully Diluted Net Income Per Share            388   289   219

 Accounting Changes

 The Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the year ended December 31, 1996. The adoption of SFAS 121 did not have a material effect on Net Income.

     The Company adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation" for the year ended December 31, 1996. The adoption of SFAS 123 had no effect on the Company's financial position or on its results of operations.

 Fair Value of Financial Instruments

 The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying values and fair values of the Company's financial instruments are disclosed in Note 4 -- Investments Other Than Investees, Note 5 -- Investments in Investees, Note 6 -- Consumer Finance Receivables and Investment Certificates and Note 8 -- Notes Payable.

 Supplemental Cash Flow Information

 Assets acquired and liabilities assumed in connection with the acquisition of Milwaukee Insurance Group, Inc. in 1995 were:

[Dollars in Millions]                                            1995
 Investments                                                   $(181.5)
 Receivables                                                     (66.6)
 Deferred Policy Acquisition Costs                                (6.9)
 Cost in Excess of Net Assets of Purchased Businesses            (23.0)
 Accrued and Deferred Income Taxes                               (11.0)
 Other Assets                                                     (8.9)
 Insurance Reserves                                              129.8
 Unearned Premiums                                                49.6
 Accrued Expenses and Other Liabilities                           25.9
                                                               -------

 Cash Used by Acquisition of Milwaukee Insurance Group, Inc.   $ (92.6)
                                                               =======
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  | 26

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 3.  ACQUISITIONS
--------------------------------------------------------------------------------
On October 2, 1995, Trinity Universal Insurance Company ("Trinity"), one of the Company's subsidiaries, acquired Milwaukee Insurance Group, Inc. ("MIG") for $92.6 million in cash. As part of the transaction, MIG and its affiliated company, Milwaukee Mutual Insurance Company ("Mutual"), entered into arrangements with Trinity under which Trinity reinsures certain business of Mutual and MIG. In connection with the reinsurance agreement, Mutual paid $17.4 million in cash to Trinity, which represented the difference between the unearned premium reserves assumed by Trinity and a ceding commission owed to Mutual. The acquisition is accounted for by the purchase method and, accordingly, the operations of MIG are included in the Company's financial statements from the date of acquisition. In 1996, the Company completed the allocation of the purchase price to the assets and liabilities acquired.

     On January 7, 1997, the Company completed the acquisition of Union Automobile Indemnity Company ("Union") for approximately $18.6 million in Unitrin, Inc. common stock valued in accordance with EITF No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued In a Purchased Business Combination." The acquisition will be accounted for by the purchase method and, accordingly, the operations of Union will be included in the Company's financial statements from the date of acquisition.

NOTE 4.  INVESTMENTS OTHER THAN INVESTEES
--------------------------------------------------------------------------------
The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1996 were:
--------------------------------------------------------------------------------

                                                                  Gross Unrealized
                                                      Amortized   ----------------     Fair
[Dollars in Millions]                                   Cost      Gains     Losses     Value
U.S. Government and Government
  Agencies and Authorities                             $1,930.3    $30.1     $(3.4)   $1,957.0
States, Municipalities and Political Subdivisions         133.4      3.5      (0.2)      136.7
Corporate Securities:
  Bonds and Notes                                          58.5      0.6      (0.2)       58.9
  Redemptive Preferred Stocks                              54.2      0.8      (0.2)       54.8
                                                       --------    -----     -----    --------
Investments in Fixed Maturities                        $2,176.4    $35.0     $(4.0)   $2,207.4
                                                       ========    =====     =====    ========

--------------------------------------------------------------------------------
The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1995 were:
--------------------------------------------------------------------------------

                                                                  Gross Unrealized
                                                      Amortized   ----------------     Fair
[Dollars in Millions]                                   Cost      Gains     Losses     Value
U.S. Government and Government
  Agencies and Authorities                             $2,097.9    $85.3     $(0.7)   $2,182.5
States, Municipalities and Political Subdivisions         178.3      4.9      (0.2)      183.0
Corporate Securities:
  Bonds and Notes                                          62.7      2.2        --        64.9
  Redemptive Preferred Stocks                              26.2      0.6      (0.1)       26.7
                                                       --------    -----     -----    --------
Investments in Fixed Maturities                        $2,365.1    $93.0     $(1.0)   $2,457.1
                                                       ========    =====     =====    ========

--------------------------------------------------------------------------------






--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 27

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 4.  INVESTMENTS OTHER THAN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1996 by contractual maturity were:
--------------------------------------------------------------------------------

                                                             Amortized    Fair
[Dollars in Millions]                                           Cost      Value
Due in One Year or Less                                       $  265.7  $  268.8
Due After One Year to Five Years                               1,635.8   1,653.8
Due After Five Years to Fifteen Years                            197.5     203.8
Due After Fifteen Years                                           77.4      81.0
                                                              --------  --------
Total Investments in Fixed Maturities                         $2,176.4  $2,207.4
                                                              ========  ========

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

     The change in Net Unrealized Appreciation on Fixed Maturities included in Shareholders' Equity for the years ended December 31, 1996, 1995 and 1994 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                      1996     1995      1994
Increase (Decrease) in Unrealized Appreciation on Fixed Maturities        $(61.0)  $174.8    $(236.6)
Effect of Income Taxes                                                      21.5    (61.4)      83.5
                                                                          ------   ------    -------
Increase (Decrease) in Net Unrealized Appreciation on Fixed Maturities    $(39.5)  $113.4    $(153.1)
                                                                          ======   ======    =======

--------------------------------------------------------------------------------
At December 31, 1996, gross unrealized gains and gross unrealized losses on Equity Securities were:
--------------------------------------------------------------------------------

                                                                          Gross Unrealized
                                                                          ----------------     Fair
[Dollars in Millions]                                           Cost      Gains     Losses     Value
Common Stocks                                                 $ 20.0     $38.0      $(0.1)    $ 57.9
Preferred Stocks                                               152.0      51.7       (1.9)     201.8
                                                              ------     -----      -----     ------
Total                                                         $172.0     $89.7      $(2.0)    $259.7
                                                              ======     =====      =====     ======

--------------------------------------------------------------------------------
At December 31, 1995, gross unrealized gains and gross unrealized losses on Equity Securities were:
--------------------------------------------------------------------------------

                                                                          Gross Unrealized
                                                                          ----------------     Fair
[Dollars in Millions]                                           Cost      Gains     Losses     Value
Common Stocks                                                 $20.0      $33.8      $   -     $ 53.8
Preferred Stocks                                               77.7       48.9       (1.1)     125.5
                                                              -----      -----      -----     ------
Total                                                         $97.7      $82.7      $(1.1)    $179.3
                                                              =====      =====      =====     ======

--------------------------------------------------------------------------------
The change in Net Unrealized Appreciation on Equity Securities included in Shareholders' Equity for the years ended December 31, 1996, 1995 and 1994 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                      1996     1995      1994
Increase (Decrease) in Unrealized Appreciation
  on Equity Securities                                                   $ 6.1     $(18.9)   $(12.8)
Effect of Income Taxes                                                    (2.2)       6.4       4.3
                                                                         -----     ------    ------
Increase (Decrease) in Net Unrealized
  Appreciation on Equity Securities                                      $ 3.9     $(12.5)   $ (8.5)
                                                                         =====     ======    ======

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 28

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
 NOTE 5.  INVESTMENTS IN INVESTEES
--------------------------------------------------------------------------------
 The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1996 were:
--------------------------------------------------------------------------------

                                  Curtiss-Wright        Litton          Western
[Dollars in Millions]               Corporation    Industries, Inc.   Atlas Inc.     Total
 Carrying Value                           $ 74.9             $245.9       $349.3    $  670.1
 Fair Value                               $110.4             $602.8       $897.1    $1,610.3
 Approximate Voting Percentage              43.1%              27.2%        23.6%

--------------------------------------------------------------------------------
 The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1995 were:
--------------------------------------------------------------------------------

                                  Curtiss-Wright        Litton          Western
[Dollars in Millions]               Corporation    Industries, Inc.   Atlas Inc.     Total
 Carrying Value                           $ 69.4             $204.1       $321.7    $  595.2
 Fair Value                               $117.8             $563.3       $639.2    $1,320.3
 Approximate Voting Percentage              43.3%              27.4%        23.8%

--------------------------------------------------------------------------------
 The Company's equity in the reported net assets of its investees exceeded the carrying value of its investment by approximately $2.4 million at December 31, 1996. This difference is not being amortized.

   The Company's investments in Litton and Western Atlas exceeded 10% of the Company's Shareholders' Equity at December 31, 1996 and 1995.

   Equity in Net Income of Investees was $50.6 million in 1996, $45.1 million in 1995 and $33.8 million in 1994. Equity in Net Income of Investees for 1994 includes: an after-tax loss of $3.8 million for Unitrin's share of Curtiss-Wright Corporation's charges for the settlement of certain litigation, certain restructuring and environmental costs and for certain tax adjustments; an after-tax loss of $5.6 million for Unitrin's share of Litton Industries, Inc.'s extraordinary charge on redemption of debt; and an after-tax loss of $9.7 million for Unitrin's share of Litton's charges for settlement of certain litigation. Equity in Net Income of Investees for 1994 includes an after-tax gain of $22.3 million reflecting the increase in Unitrin's share of Western Atlas Inc.'s reported net assets as a result of Western Atlas' issuance of common stock.

   Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent publicly-available financial reports. The amounts included in Unitrin's financial statements represent amounts reported by investee companies for periods ending two to three months earlier. In 1994, Western Atlas changed its fiscal year end from July 31 to December 31. As a result of this change Unitrin's share of Western Atlas' results are reported on a three-month-delay basis rather than on a two-month-delay basis. Unitrin's financial results for the second quarter of 1994 reflect its share of two months of Western Atlas' results rather than three months. Unitrin's financial results for the third quarter of 1994 and all subsequent quarters reflect its share of three months of Western Atlas' results.
--------------------------------------------------------------------------------
 NOTE 6.  CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES
--------------------------------------------------------------------------------
 The fair value of Consumer Finance Receivables has been estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. The difference between the carrying value and the estimated fair value of Consumer Finance Receivables at December 31, 1996 and 1995 was not material.

   The reserve for losses on Consumer Finance Receivables was $36.4 million and $31.1 million at December 31, 1996 and 1995, respectively.

   Investment Certificates are generally fixed in maturity. The fair value of Investment Certificates has been estimated using the rates currently offered for deposits of similar remaining maturities. The difference between the carrying value and the estimated fair value of Investment Certificates at December 31, 1996 and 1995 was not material.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  29

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
 NOTE 7.  PROPERTY AND CASUALTY INSURANCE RESERVES
--------------------------------------------------------------------------------
 Property and Casualty Insurance Reserve activity for the years ended December 31, 1996, 1995 and 1994 was:
--------------------------------------------------------------------------------

 [Dollars in Millions]
                                                    1996     1995      1994
 Property and Casualty Insurance Reserves,
   Net of Reinsurance--Beginning of Year          $395.0   $296.7    $303.5
 Acquired, Net of Reinsurance of $36.4 in 1995        --     93.4        --
 Incurred related to:
   Current Year                                    550.4    444.8     387.5
   Prior Years                                     (40.4)   (29.6)    (28.5)
                                                  ------   ------    ------
 Total Incurred                                    510.0    415.2     359.0
                                                  ------   ------    ------
 Paid related to:
   Current Year                                    314.6    263.1     220.6
   Prior Years                                     172.5    147.2     145.2
                                                  ------   ------    ------
 Total Paid                                        487.1    410.3     365.8
                                                  ------   ------    ------
 Property and Casualty Insurance Reserves,
   Net of Reinsurance--End of Year                $417.9   $395.0    $296.7
                                                  ======   ======    ======

--------------------------------------------------------------------------------
 Reinsurance Recoverables were $36.9 million, $42.8 million and $6.0 million at December 31, 1996, 1995 and 1994, respectively.
--------------------------------------------------------------------------------
 NOTE 8.  NOTES PAYABLE
--------------------------------------------------------------------------------
 In January 1995, the Company entered into a $350 million unsecured revolving credit agreement with a group of banks which expires in January 1998 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

   At December 31, 1996 and 1995, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheet, of $53.0 million and $93.0 million at weighted average interest rates of 5.97% and 6.09%, respectively. Other borrowings, principally a mortgage note payable on a property occupied by the Company, were $6.9 million and $7.2 million at December 31, 1996 and 1995, respectively. The Company paid interest of $6.8 million and $9.0 million in 1996 and 1995, respectively.
   The difference between the carrying value and the estimated fair value of Notes Payable at December 31, 1996 and 1995 was not material.
--------------------------------------------------------------------------------
 NOTE 9.  SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
 The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 1996.

   On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a Shareholder Rights Plan. The description and terms of the rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, dated as of August 3, 1994.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  30

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
 NOTE 9.  SHAREHOLDERS' EQUITY [CONTINUED]
--------------------------------------------------------------------------------
 On August 11, 1994, the Company's Board of Directors authorized the repurchase of up to ten million shares of the Company's outstanding common stock, including approximately 1.4 million shares remaining under its August 8, 1990 repurchase authorization, in open market or privately negotiated transactions from time to time subject to market conditions and other factors. On February 17, 1995 and July 31, 1996, the Company's Board of Directors authorized the repurchase of an additional five million and three million shares of the Company's outstanding common stock, respectively, for an aggregate authorization of eighteen million common shares. During 1996, the Company repurchased and retired 1,277,175 shares of its common stock in open market transactions at an aggregate cost of $61.1 million. During 1995, the Company repurchased and retired 8,681,708 shares of its common stock in open market transactions at an aggregate cost of $416.0 million. During 1994, the Company repurchased and retired 4,804,750 shares of its common stock in open market transactions at an aggregate cost of $245.3 million. Common Stock, Additional Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

   Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and generally accepted accounting principles would not be available for cash dividends, loans or advances. Retained Earnings at December 31, 1996 also includes $374.9 million representing the undistributed earnings of investees.

   The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices. Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was approximately $760 million and $730 million at December 31, 1996 and 1995, respectively. Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was approximately $990 million and $890 million at December 31, 1996 and 1995, respectively. Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $34 million, $60 million and $53 million for the years ended December 31, 1996, 1995 and 1994, respectively. Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $67 million, $95 million and $45 million for the years ended December 31, 1996, 1995 and 1994, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

   The Company's subsidiaries paid dividends of $167.7 million to the Company in 1996. In 1997, the Company's subsidiaries would be able to pay approximately $211 million in dividends to the Company without prior regulatory approval.
--------------------------------------------------------------------------------
 NOTE 10.  STOCK OPTION PLANS
--------------------------------------------------------------------------------
 On May 1, 1996, the Company's shareholders approved the Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") covering an aggregate of 200,000 shares of Unitrin common stock. Under the Director Plan, directors of the Company who are not employees and who first became directors after November 1, 1993 will be granted an initial option to purchase 2,000 shares of the Company's common stock and thereafter, on the date of each of the Company's annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director's fees into stock options upon six month's prior notice to the Company. As of December 31, 1996 options for 192,000 common shares were available for future grant under the Director Plan.

   In February 1990, the Company's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 2,500,000 shares of Unitrin common stock. Under the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executives and other key employees of the Company. The Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights. Under the terms of the 1990 Option Plan, the exercise price of incentive stock options is the fair market value of the shares on the date of the grant. Non-qualified stock options may be granted with an exercise price below the fair market value of the shares on the date of the grant. Options are nontransferable and are exercisable in installments. Only non-qualified stock options have been granted under the 1990 Option Plan.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  31

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 10.  STOCK OPTION PLANS [CONTINUED]
--------------------------------------------------------------------------------
The options are exercisable in installments beginning 2 years from the date of grant and expiring 10 years from the date of grant. As of December 31, 1996, options for 400,300 common shares were available for future grant under the 1990 Option Plan.

     To encourage stock ownership by the Company's key employees, the 1990 Option Plan includes a provision to automatically grant restorative stock options (Restorative Options) to replace shares of previously-owned Unitrin common stock that an exercising employee surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee.

     Had the Company accounted for stock options granted in 1996 and 1995 under the provisions of SFAS 123, "Accounting for Stock-Based Compensation", pro forma net income would have been $130.8 million and $149.9 million for the years ended December 31, 1996 and 1995, respectively, and pro forma net income per share would have been $3.47 and $3.71 for the years ended December 31, 1996 and 1995, respectively. These pro forma amounts may not be representative of the effects of SFAS 123 on pro forma net income for future years because options vest over several years and additional awards may be granted in future years.

     The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 1996, 1995 and 1994, the expected dividend yield used was 3.46%, 3.28% and 3.0%, respectively. The weighted average expected volatility used was 20% for options granted in all three years. The weighted average risk free interest rate used was the yield on U.S. Treasury securities with a maturity comparable to the term of the option. The weighted average expected lives of the options ranged between one-half of the contractual term to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.

     A summary of the status of the Company's two stock option plans as of December 31, 1996, 1995 and 1994, and stock option activity for the years then ended is presented below:
--------------------------------------------------------------------------------

                                                                                                  Estimated Weighted
                                                                                                 Average Fair Value of
                                       Number       Weighted-Average     Options Exercisable        Options Granted
                                      of Shares      Exercise Price          at Year End            during the Year
Outstanding at December 31, 1993      1,093,000         $ 35.77                188,100
  Granted                               359,500           38.85                                         $10.49
  Exercised                             (24,025)          33.32
  Forfeited                             (31,800)          38.77
                                      ---------         -------
Outstanding at December 31, 1994      1,396,675         $ 36.54                347,275
  Granted                               395,500           46.08                                         $12.14
  Exercised                            (119,175)          33.91
  Forfeited                            (139,000)          39.96
                                      ---------         -------
Outstanding at December 31, 1995      1,534,000         $ 38.91                440,500
  Granted                               640,472           50.80                                         $10.08
  Exercised                            (290,754)          33.73
  Forfeited                             (76,000)          47.20
                                      ---------         -------
Outstanding at December 31, 1996      1,807,718         $ 43.58                403,818
                                      =========         =======

--------------------------------------------------------------------------------

Options granted in 1996 include 162,972 Restorative Options.

--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 32

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 10.  STOCK OPTION PLANS [CONTINUED]
--------------------------------------------------------------------------------
The following table summarizes information about stock options outstanding at December 31, 1996:
--------------------------------------------------------------------------------

                                         Options Outstanding                                  Options Exercisable
                      ----------------------------------------------------------       -----------------------------------
                        Number           Weighted-Average                                Number
   Range of           Outstanding           Remaining           Weighted-Average       Exercisable        Weighted-Average
Exercise Prices       at Year End        Contractual Life        Exercise Price        at Year End         Exercise Price
$31.75--$47.00         1,212,887             6.3 years                $39.99              397,746              $35.98

$47.50--$56.25           594,831             7.9 years                $50.91                6,072              $47.99

--------------------------------------------------------------------------------

NOTE 11.  INCOME FROM INVESTMENTS
--------------------------------------------------------------------------------
Net Investment Income for the years ended December 31, 1996, 1995 and 1994 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                 1996      1995      1994
Interest and Dividends on Fixed Maturities          $150.4    $164.0    $186.8
Dividends on Equity Securities                        16.1       8.7      10.0
Other                                                 24.6      25.6      22.1
                                                    ------    ------    ------
Investment Income                                    191.1     198.3     218.9
Investment Expenses                                   12.1      11.7      11.7
                                                    ------    ------    ------
Net Investment Income                               $179.0    $186.6    $207.2
                                                    ======    ======    ======

------------------------------------------------------------------------------
The components of Net Gains on Sales of Investments for the years ended December 31, 1996, 1995 and 1994 were:
------------------------------------------------------------------------------

[Dollars in Millions]                                 1996      1995      1994
Fixed Maturities:
  Gains                                              $ 1.6     $ 2.2     $ 5.2
  Losses                                              (0.9)     (0.8)     (6.2)
Equity Securities:
  Gains                                                1.5      54.1      18.4
  Losses                                                 -      (1.1)        -
Other Investments:
  Gains                                                1.2       0.8       0.7
  Losses                                                 -         -         -
                                                     -----     -----     -----
Net Gains on Sales of Investments                    $ 3.4     $55.2     $18.1
                                                     =====     =====     =====

------------------------------------------------------------------------------
NOTE 12.  INSURANCE EXPENSES
------------------------------------------------------------------------------
Insurance Expenses for the years ended December 31, 1996, 1995 and 1994 were:
------------------------------------------------------------------------------

[Dollars in Millions]                                 1996      1995      1994
Commissions                                         $233.7    $239.4    $238.1
General Expenses                                     203.9     184.4     178.9
Taxes, Licenses and Fees                              27.6      25.6      26.3
                                                    ------    ------    ------
Total Costs Incurred                                 465.2     449.4     443.3
                                                    ------    ------    ------
Policy Acquisition Costs:
  Deferred                                          (149.1)   (148.5)   (139.2)
  Amortized                                          170.1     157.5     148.4
                                                    ------    ------    ------
  Net Policy Acquisition Costs Amortized              21.0       9.0       9.2
                                                    ------    ------    ------
Insurance Expenses                                  $486.2    $458.4    $452.5
                                                    ======    ======    ======

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  33

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 13.  INCOME TAXES
--------------------------------------------------------------------------------
The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                          1996        1995
Deferred Tax Assets:
  Insurance Reserves                                         $ 66.7      $ 69.7
  Unearned Premium Reserves                                    20.2        18.2
  Tax Capitalization of Policy Acquisition Costs               42.4        40.1
  Reserve for Losses on Consumer Finance Receivables           11.1        13.0
  Postretirement Benefits Other Than Pensions                  25.4        25.4
  Other                                                        20.8        16.2
                                                             ------      ------
    Total Deferred Tax Assets                                 186.6       182.6
                                                             ------      ------
Deferred Tax Liabilities:
  Deferred Policy Acquisition Costs                            91.3        98.5
  Fixed Maturities                                             15.3        36.9
  Equity Securities                                            23.4        21.3
  Investments in Investees                                    179.6       153.4
  Pension Asset                                                12.7        11.3
  Other                                                         1.5         4.7
                                                             ------      ------
    Total Deferred Tax Liability                              323.8       326.1
                                                             ------      ------
    Net Deferred Tax Liability                                137.2       143.5
    Current Tax Liability                                      29.2        27.8
                                                             ------      ------
    Accrued and Deferred Income Taxes                        $166.4      $171.3
                                                             ======      ======

--------------------------------------------------------------------------------
A deferred tax asset valuation allowance was not required at December 31, 1996 and 1995. Income taxes paid were $47.2 million, $49.6 million and $75.8 million in 1996, 1995 and 1994, respectively.

     The Company has not provided Federal income taxes on a portion of the Company's life insurance subsidiaries' income earned prior to 1984 which is not subject to Federal income taxes under certain circumstances. Federal income taxes would be paid on the amount of such income, approximately $170 million, if it is distributed to shareholders in the future or if it does not continue to meet certain limitations.

     Comprehensive Income Tax Expense (Benefit) included in the Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                               1996       1995       1994
Income Tax Expense                                $ 40.2     $ 55.3      $ 62.9
Equity in Net Income of Investees                   26.5       23.7        17.5
Unrealized Appreciation (Depreciation)
  on Securities                                    (19.3)      55.0       (87.8)
Effect on Paid-in Capital from Exercise
  of Stock Options                                  (1.8)      (0.6)         --
                                                  ------     ------      ------
Comprehensive Income Tax Expense (Benefit)        $ 45.6     $133.4      $ (7.4)
                                                  ======     ======      ======

--------------------------------------------------------------------------------
The components of Income Tax Expense for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                               1996       1995        1994
Current Tax Expense                               $ 50.0     $ 57.9      $ 69.0
Deferred Tax Benefit                                (9.8)      (2.6)       (6.1)
                                                   -----      -----       -----
Income Tax Expense                                $ 40.2     $ 55.3      $ 62.9
                                                  ======     ======      ======

--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 34

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 13.  INCOME TAXES [CONTINUED]
--------------------------------------------------------------------------------
Components of the effective income tax rate on pre-tax income for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

                                          1996   1995   1994
Statutory Federal Income Tax Rate         35.0%  35.0%  35.0%
Tax-exempt Income                         (5.0)  (2.7)  (2.5)
State Income Taxes                         1.6    1.4    1.5
Amortization of Cost in Excess of Net
  Assets of Purchased Businesses           0.9    0.5    0.4
Other, Net                                 0.4    0.2    1.0
                                          ----   ----   ----
Effective Income Tax Rate                 32.9%  34.4%  35.4%
                                          ====   ====   ====

--------------------------------------------------------------------------------
Beginning with the year ended December 31, 1995 the Company filed a consolidated Federal income tax return with all of its subsidiaries. For the years ended December 31, 1994, 1993, 1992 and 1991 and the nine months ended December 31, 1990, the Company filed a consolidated Federal income tax return with all of its subsidiaries except for Union National Life Insurance Company and Union National Fire Insurance Company. Prior to April 1, 1990, all of the Company's subsidiaries, except for Union National Life Insurance Company and Union National Fire Insurance Company, filed a consolidated Federal income tax return with Teledyne, Inc.
--------------------------------------------------------------------------------
NOTE 14.  PENSION BENEFITS
--------------------------------------------------------------------------------
The Company sponsors several defined benefit pension plans covering most of its employees. Participation in certain plans requires employee contributions of 3 percent of pay, as defined, per year. Benefits for contributory plans are based on compensation during plan participation and the number of years of participation. Benefits for non-contributory plans are based on years of service and final average pay, as defined. The Company funds the pension plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

  The components of Pension Expense (Income) for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                              1996    1995     1994
 Service Cost Benefits Earned During the Year     $ 4.1   $ 3.9   $  4.0
 Interest Cost on Projected Benefit Obligation      7.0     6.6      5.9
 Actual (Gain) Loss on Plan Assets                 (8.4)   (8.0)     4.2
 Net Amortization and Deferral                     (3.1)   (3.4)   (15.4)
                                                  -----   -----   ------
 Pension Expense (Income)                         $(0.4)  $(0.9)  $ (1.3)
                                                  =====   =====   ======

--------------------------------------------------------------------------------
 The actuarial assumptions used to develop the components of Pension Expense (Income) for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

                                                     1996   1995   1994
 Discount Rate                                       7.00%  7.50%  6.75%
 Rate of Increase in Future Compensation Levels      4.00%  4.50%  4.50%
 Expected Long-term Rate of Return on Plan Assets    6.00%  6.00%  6.00%

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  35

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 14.  PENSION BENEFITS [CONTINUED]
--------------------------------------------------------------------------------
Plan Assets in Excess of Projected Benefit Obligations at December 31, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                        1996       1995
Plan Assets at Fair Value, Primarily U.S. Government
  Obligations                                              $163.3     $159.3
                                                           ------     ------
Present Value of Projected Benefit Obligations:
  Vested Benefit Obligation                                  88.4       79.1
  Non-vested Benefit Obligation                               2.0        5.1
                                                           ------     ------
  Accumulated Benefit Obligation                             90.4       84.2
  Additional Benefits Related to Future
    Compensation Levels                                      17.3       17.5
                                                           ------     ------
  Projected Benefit Obligations                             107.7      101.7
                                                           ------     ------
Plan Assets in Excess of Projected Benefit Obligations     $ 55.6     $ 57.6
                                                           ======     ======
Plan Assets in Excess of Projected Benefit Obligations:
  Included in Balance Sheet:
    Prepaid Pension Cost                                   $ 36.2     $ 32.1
    Accrued Pension Liability                                (4.3)      (3.7)
  Not Included in Balance Sheet:
    Unrecognized Net Asset at Adoption of SFAS No. 87,
      Net of Amortization                                     7.3        9.3
    Unrecognized Net Gain Due to Past Experience
      Different from that Assumed and Changes
      in the Assumptions                                     16.4       19.9
                                                           ------     ------
Plan Assets in Excess of Projected Benefit Obligations     $ 55.6     $ 57.6
                                                           ======     ======

--------------------------------------------------------------------------------
At both December 31, 1996 and 1995 a discount rate of 7.00 percent and a rate of increase in future compensation levels of 4.00 percent were assumed for the valuation of pension obligations.
--------------------------------------------------------------------------------
NOTE 15.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
--------------------------------------------------------------------------------
The Company sponsors several postretirement benefit plans that provide medical and life insurance benefits to approximately 1,000 retired and 2,000 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant's attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually. Postretirement life insurance benefits are generally contributory and generally limited to $10,000 per participant.

     Postretirement medical and life insurance expense was $4.7 million in 1996, $5.4 million in 1995 and $4.4 million in 1994. This expense primarily represents interest on the accumulated postretirement benefit obligation. Service cost was not material.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  36

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 15.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]
--------------------------------------------------------------------------------
The plans' combined Accumulated Postretirement Benefit Obligation at December 31, 1996 and 1995 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                       1996      1995
Retirees                                                   $42.9     $47.3
Fully Eligible Active Participants                           7.9       8.4
Other Active Plan Participants                              17.3      19.2
                                                           -----     -----
Accumulated Postretirement Benefit Obligation               68.1      74.9
Unrecognized Net Gain (Loss) Due to
 Experience Different from that Assumed                      5.8     (0.9)
                                                           -----     -----
Net Postretirement Liability
 Recognized in the Balance Sheet                           $73.9     $74.0
                                                           =====     =====

--------------------------------------------------------------------------------
The assumed health care cost trend rate used in measuring the Accumulated Postretirement Benefit Obligation at December 31, 1996 was 8.5 percent in 1996, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Accumulated Postretirement Benefit Obligation at December 31, 1995 was 9.0 percent in 1995, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.

     A one percentage point increase in the assumed health care cost trend rate for each year would increase the Accumulated Postretirement Benefit Obligation at December 31, 1996 by approximately $7.1 million and 1996 postretirement expense by $0.5 million.

     The assumed discount rate used in determining the Accumulated Postretirement Benefit Obligation was 7.00 percent at both December 31, 1996 and 1995.
--------------------------------------------------------------------------------
NOTE 16.  BUSINESS SEGMENTS
--------------------------------------------------------------------------------
The Company is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Insurance provided in the Property and Casualty Insurance Segment consists of automobile, homeowners, motorcycle, watercraft, fire, casualty, workers compensation and other related lines. The Life and Health Insurance Segment includes both individual and group life, accident, health and hospitalization insurance. The Consumer Finance Segment makes consumer loans primarily for the purchase of automobiles and offers savings accounts in the form of investment certificates and money market accounts.

     Segment Revenues for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                             1996        1995          1994

SEGMENT REVENUES
Property and Casualty Insurance               $  781.2    $  631.5      $  575.6
Life and Health Insurance                        612.1       649.7         667.6
Consumer Finance                                 120.4       106.5          91.4
                                              --------    --------       -------
Total Segment Revenues                         1,513.7     1,387.7       1,334.6
                                              --------    --------       -------
Net Gains on Sales of Investments                  3.4        55.2          18.1
Other                                              6.0         4.5          12.8
                                              --------    --------       -------
Total Revenues                                $1,523.1    $1,447.4      $1,365.5
                                              ========    ========      ========

--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 37

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 16.  BUSINESS SEGMENTS [CONTINUED]
--------------------------------------------------------------------------------
Segment Operating Profit and Segment Assets for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                               1996       1995        1994
SEGMENT OPERATING PROFIT
Property and Casualty Insurance                 $   63.2   $   50.2    $   65.5
Life and Health Insurance                           40.3       52.8        68.7
Consumer Finance                                    26.4       25.7        31.0
                                                --------   --------    --------
Total Segment Operating Profit                     129.9      128.7       165.2
                                                --------   --------    --------
Net Gains on Sales of Investments                    3.4       55.2        18.1
Other                                              (11.2)     (23.1)       (5.8)
                                                --------   --------    --------
Income before Income Taxes and Equity in
  Net Income of Investees                       $  122.1   $  160.8    $  177.5
                                                ========   ========    ========

SEGMENT ASSETS
Property and Casualty Insurance                 $1,109.0   $1,051.3    $  788.1
Life and Health Insurance                        2,505.1    2,543.1     2,700.3
Consumer Finance                                   676.8      598.7       508.2
Investees and Other                                580.2      625.6       573.2
                                                --------   --------    --------
Total Assets                                    $4,871.1   $4,818.7    $4,569.8
                                                ========   ========    ========

--------------------------------------------------------------------------------
NOTE 17.  REINSURANCE
--------------------------------------------------------------------------------
Effective May 31, 1996, one of the Company's Life and Health Insurance subsidiaries entered into an agreement to cede its entire obligation for certain life insurance policies to a third party. Life insurance reserves related to this block were approximately $112 million at December 31, 1996. At December 31, 1996, the Company had not been relieved of its legal obligation to its policyholders under the agreement and, accordingly, the Company continues to include the life insurance reserves related to this block of business on its balance sheet along with a corresponding amount classified as other receivables.

     Premiums on business assumed were $109.6 million for the year ended December 31, 1996. Premiums on business assumed were not material in 1995 and 1994. Premiums ceded for the years ended December 31, 1996, 1995 and 1994 were not material.
--------------------------------------------------------------------------------
NOTE 18.  CONTINGENCIES
--------------------------------------------------------------------------------
The Company and its subsidiaries are defendants in various legal actions incidental to their businesses. Some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.

     In connection with one action, Ronnie Dale Bleeker v. Trinity Universal Insurance Company ("Trinity"), et al., the District Court of Hildalgo County, Texas, on February 9, 1995 entered a judgment in the amount of $77.0 million, including attorney's fees of $38.5 million, against Trinity, one of the Company's subsidiaries. The case involves Trinity's alleged improper handling of a claim made under a $40 thousand automobile insurance policy. Trinity has strongly denied any wrongdoing and intends to pursue vigorously all avenues for relief from the judgment. The matter is presently on appeal to the Thirteenth Court of Appeals in Corpus Christi, Texas. The ultimate outcome of this litigation cannot presently be predicted. However, the Company believes that Trinity has a number of meritorious grounds for appeal and, accordingly, the judgment has not been accrued in the financial statements.
--------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries   |   38

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

[Dollars in Millions, Except Per Share Amounts]          Three Months Ended
--------------------------------------------------------------------------------------------------------------------
                                               March 31,         June 30,     Sept. 30,       Dec. 31,         Total
1996

Premiums and Consumer Finance Revenues           $334.4           $337.6        $334.4         $334.3       $1,340.7
Net Investment Income                              45.1             44.4          44.0           45.5          179.0
Net Gains on Sales of Investments                   1.1              0.1           0.4            1.8            3.4
                                                 ------           ------        ------         ------       --------
Total Revenues                                   $380.6           $382.1        $378.8         $381.6       $1,523.1
                                                 ======           ======        ======         ======       ========

Net Income:
  From Operations                                $ 13.3           $ 18.0        $ 24.2         $ 24.2       $   79.7
  From Investees                                   11.4             11.4          13.7           14.1           50.6
  From Sales of Investments                         0.7              0.1           0.2            1.2            2.2
                                                 ------           ------        ------         ------       --------
Total Net Income                                 $ 25.4           $ 29.5        $ 38.1         $ 39.5       $  132.5
                                                 ======           ======        ======         ======       ========
Net Income Per Share (A)                         $ 0.66           $ 0.78        $ 1.02         $ 1.06       $   3.51
                                                 ======           ======        ======         ======       ========
Dividends Paid to Common
 Shareholders (Per Share)                        $ 0.55           $ 0.55        $ 0.55         $ 0.55       $   2.20
                                                 ======           ======        ======         ======       ========
Common Stock Market Prices:
  High                                               50 13/16         48 7/8        50             56 1/4         56 1/4
  Low                                                45 5/8           46            44 1/4         50 1/16        44 1/4
  Close                                              46               47            49 1/4         55 3/4         55 3/4
--------------------------------------------------------------------------------------------------------------------

1995

Premiums and Consumer Finance Revenues           $289.5           $292.0        $290.5         $333.6       $1,205.6
Net Investment Income                              48.9             48.1          43.6           46.0          186.6
Net Gains on Sales of Investments                   0.5             33.2          20.6            0.9           55.2
                                                 ------           ------        ------         ------       --------
Total Revenues                                   $338.9           $373.3        $354.7         $380.5       $1,447.4
                                                 ======           ======        ======         ======       ========
Net Income:
  From Operations                                $ 20.7            $ 9.4        $ 14.7         $ 24.6       $   69.4
  From Investees                                   10.2             10.4          11.9           12.6           45.1
  From Sales of Investments                         0.3             21.8          13.4            0.6           36.1
                                                 ------           ------        ------         ------       --------
Total Net Income                                 $ 31.2            $41.6        $ 40.0         $ 37.8       $  150.6
                                                 ======           ======        ======         ======       ========
Net Income Per Share (A)                         $ 0.73            $1.03        $ 1.01         $ 0.97       $   3.73
                                                 ======           ======        ======         ======       ========
Dividends Paid to Common Shareholders
 (Per Share)                                     $ 0.50            $0.50        $ 0.50         $ 0.50       $   2.00
                                                 ======           ======        ======         ======       ========
Common Stock Market Prices:
  High                                               50 1/2           50            49 1/4         49             50 1/2
  Low                                                43               46 1/4        44 1/2         45             43
  Close                                              48 1/2           47 1/2        47             48             48
--------------------------------------------------------------------------------------------------------------------

 (A) The cumulative sum of quarterly Net Income Per Share amounts does not equal Total Net Income Per Share for the year due to differences in weighted average shares outstanding for each of the periods presented.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  | 39