Form 10-K, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-02-27
CIK 860748

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
PROPERTY AND CASUALTY INSURANCE
--------------------------------------------------------------------------------
[Dollars in Millions]                          1996    1995     1994
Premiums                                     $731.2  $587.3   $530.1
Net Investment Income                          50.0    44.2     45.5
                                             ------  ------   ------
Total Revenues                               $781.2  $631.5   $575.6
Operating Profit                             $ 63.2  $ 50.2   $ 65.5

--------------------------------------------------------------------------------
Premiums in the Property and Casualty Insurance segment increased by $143.9 million in 1996. Premiums increased by $135.3 million in 1996 as a result of the October 2, 1995 acquisition of Milwaukee Insurance Group, Inc. ("Milwaukee Insurance"). Automobile insurance premiums unrelated to the acquisition increased by $14.2 million primarily due to higher prices, partially offset by the comparative effect of $5.7 million of favorable premium adjustments related to Proposition 103 in 1995. On January 7, 1997 the Company completed the acquisition of Union Automobile Indemnity Company ("Union"). As a result of the Union acquisition, premiums are expected to increase by approximately $35 million in 1997.

     Net Investment Income in the Property and Casualty Insurance segment increased by $5.8 million in 1996. Net Investment Income increased by $10.5 million due to the inclusion of Milwaukee Insurance net investment income for a full year in 1996, partially offset by a $4.7 million decrease in other investment income due primarily to a lower level of investments.

     Operating Profit increased by $13.0 million in 1996. Losses directly attributed to storms decreased by $20.2 million in 1996 partially resulting from the Company's efforts to reduce its concentration of business in storm prone areas. Operating Profit in 1995 included the favorable effect of $7.1 million of premium and other accrual adjustments related to Proposition 103.

     Premiums in the Property and Casualty Insurance segment increased by $57.2 million in 1995. Premiums increased by $43.2 million as a result of the acquisition of Milwaukee Insurance. Premiums also increased by $14.0 million due primarily to higher prices for automobile insurance and the premium adjustments related to Proposition 103.

     Net Investment Income in the Property and Casualty Insurance segment decreased by $1.3 million in 1995. Net Investment Income decreased by $4.4 million due primarily to a lower level of investments in fixed maturities, partially offset by $3.1 million of Milwaukee Insurance net investment income.

     Operating Profit decreased by $15.3 million in 1995 due to higher automobile insurance claims and higher losses directly attributable to storms, partially offset by the premium and other accrual adjustments related to Proposition 103. Losses directly attributable to storms increased by $12.4 million in 1995.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 14

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


-------------------------------------------------------------------------------
LIFE AND HEALTH INSURANCE
-------------------------------------------------------------------------------
[Dollars in Millions]                         1996     1995      1994

Life Insurance Premiums                    $ 359.4  $ 368.6   $ 359.4
Accident and Health Insurance Premiums       129.7    143.2     159.3
                                           -------  -------   -------
Total Premiums                               489.1    511.8     518.7
Net Investment Income                        123.0    137.9     148.9
                                           -------  -------   -------
Total Revenues                             $ 612.1  $ 649.7   $ 667.6
Operating Profit                           $  40.3  $  52.8   $  68.7
-------------------------------------------------------------------------------

Life Insurance Premiums decreased by $9.2 million in 1996 due primarily to the ceding of certain life insurance policies to a third party (see below). Accident and Health Insurance Premiums decreased by $13.5 million in 1996 due primarily to lower volume.

     Net Investment Income in the Life and Health Insurance segment decreased by $14.9 million in 1996 due to a lower level of investments primarily the result of certain intercompany transactions (see "Liquidity and Capital Resources") and the ceding of certain life insurance policies to a third party.

     Operating Profit in the Life and Health Insurance segment decreased by $12.5 million in 1996 due primarily to the lower net investment income.

     Effective May 31, 1996, United Insurance Company of America ("United"), one of the Company's Life and Health Insurance subsidiaries, entered into an agreement to cede certain life insurance policies to a third party. Life insurance reserves related to this block were approximately $112 million at December 31, 1996. At December 31, 1996 the Company had not been relieved of its primary obligation to these policyholders. In accordance with the provisions of SFAS Statement 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts," the Company therefore continues to include the life insurance reserves related to this block of business on its balance sheet along with a corresponding amount classified as Other
Receivables. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by $7.3 million in 1996 and will decrease by an additional $6 million in 1997. The effect of this transaction on Operating Profit is not material.

     Premiums in the Life and Health Insurance segment decreased by $6.9 million in 1995. Life Insurance Premiums increased by $9.2 million due to higher volume. Accident and Health Insurance premiums decreased by $16.1 million due primarily to lower volume.

     Net Investment Income in the Life and Health Insurance segment decreased by $11.0 million in 1995 due to a lower level of investments as a result of the intercompany transactions and due to lower yields on investments.

     Operating Profit decreased by $15.9 million in 1995 due primarily to the lower Net Investment Income and also due to higher claims as a percentage of premium in Accident and Health Insurance.


CONSUMER FINANCE
-------------------------------------------------------------------------------
[Dollars in Millions]                         1996     1995      1994
Revenues                                   $ 120.4  $ 106.5    $ 91.4
Operating Profit                           $  26.4  $  25.7    $ 31.0
-------------------------------------------------------------------------------

Consumer Finance Revenues increased by $13.9 million and $15.1 million in 1996 and 1995, respectively, primarily as a result of a higher level of loans outstanding. Operating Profit increased by $0.7 million in 1996 due primarily to the higher level of loans outstanding. Operating Profit decreased by $5.3 million in 1995 due to higher cost of funds and higher provisions for loan losses.


-------------------------------------------------------------------------------
                      Unitrin, Inc. And Subsidiaries | 15

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

-------------------------------------------------------------------------------
INVESTEES
-------------------------------------------------------------------------------
Equity in Net Income of Investees was income of $50.6 million, $45.1 million and $33.8 million in 1996, 1995 and 1994, respectively. Equity in Net Income of Investees for 1994 includes: an after-tax loss of $3.8 million for Unitrin's share of Curtiss-Wright Corporation's charges for the settlement of certain litigation, certain restructuring and environmental costs and for certain tax adjustments; an after-tax loss of $5.6 million for Unitrin's share of Litton Industries, Inc.'s extraordinary charge on redemption of debt; and an after-tax loss of $9.7 million for Unitrin's share of Litton's charges for settlement of certain litigation. Equity in Net Income of Investees for 1994 includes an after-tax gain of $22.3 million reflecting the increase in Unitrin's share of Western Atlas Inc.'s reported net assets as a result of Western Atlas' issuance of common stock.

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

INVESTMENT RESULTS
-------------------------------------------------------------------------------
Net Investment Income decreased by $7.6 million in 1996 due primarily to the funding of the Company's common stock repurchase program, partially offset by the inclusion of Milwaukee Insurance net investment income for a full year in 1996.

     Net Investment Income decreased by $20.6 million in 1995 due to the funding of the Company's common stock repurchase program and due to lower yields on investments.

     Net Investment Income from the Company's investment in Navistar's $6.00 Cumulative Convertible Preferred Stock, Series G was $7.1 million in 1996, $4.3 million in 1995 and $5.7 million in 1994. It is the Company's policy to record dividend income on its preferred and common stock investments on the ex-dividend date. Net Investment Income from the Company's investment in Navistar increased by $2.8 million in 1996 and decreased by $1.4 million in 1995 due to the timing of the Navistar Preferred Stock ex-dividend date. Net Investment Income on this investment was recorded in the Company's Life and Health Insurance segment until the third quarter of 1995 when United Insurance Company of America ("United"), a subsidiary of the Company, sold the investment to the Unitrin, Inc. parent company.

     Net Gains on Sales of Investments was $3.4 million in 1996, $55.2 million in 1995 and $18.1 million in 1994. Net Gains on Sales of Investments in 1995 and 1994 resulted primarily from sales of certain equity securities. The Company cannot anticipate when or if investment gains or losses may occur in the future.

     The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in United States Government obligations and investment-grade fixed maturities. The Company's investment in non-investment-grade fixed maturity investments is insignificant.


-------------------------------------------------------------------------------
                      Unitrin, Inc, and Subsidiaries | 16

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

-------------------------------------------------------------------------------
PROPOSITION 103
-------------------------------------------------------------------------------
On November 8, 1988, California voters passed Proposition 103, an insurance initiative which required a 20 percent rollback in insurance rates for policies written or renewed during the twelve-month period beginning November 8, 1988 (the "rollback period") and provided that changes in insurance premiums after November 8, 1989 must be submitted for the approval of the California Insurance Commissioner prior to implementation. While Proposition 103 had the most significant impact on automobile insurance, its provisions also applied to other property and casualty insurance.

     In June 1995, the Company reached an agreement with the State of California Department of Insurance to settle its obligation under Proposition 103 by refunding $15.3 million to its policyholders. The Company had previously estimated and accrued for its obligation under Proposition 103.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------------------------------------------------------
In August 1994, the Company's Board of Directors authorized the repurchase of up to ten million shares of the Company's outstanding common stock, including approximately 1.4 million shares remaining under its August 8, 1990 repurchase authorization, in open market or privately negotiated transactions from time to time subject to market conditions and other factors. On February 17, 1995 and July 31, 1996, the Company's Board of Directors authorized the repurchase of an additional five million and three million shares of the Company's outstanding common stock, respectively, for an aggregate authorization of eighteen million common shares. During 1996, the Company repurchased and retired 1,277,175 shares of its common stock in open market transactions at an aggregate cost of $61.1 million. The Company has repurchased and retired 14,763,633 shares of its common stock in open market transactions at an aggregate cost of $722.4 million since August, 1994.

     On January 31, 1996, the Company's Board of Directors increased the Company's quarterly dividend from $0.50 per common share to $0.55 per common share.

     United, one of the Company's Life and Health Insurance segment subsidiaries, paid a $300 million extraordinary dividend to the Company during the third quarter of 1995. The proceeds of this dividend were used primarily to reduce the Company's borrowings under its revolving credit agreement, to fund the Company's common stock repurchase program and to purchase approximately $50 million of Navistar International Corporation $6.00 Cumulative Convertible Preferred Stock, Series G from United.

     The Company entered into a three-year $350 million unsecured revolving credit agreement with a group of banks in January 1995. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted average interest rate on the $53 million in advances outstanding under the agreement on December 31, 1996 was 5.97%. At December 31, 1996, the unused commitment under the Company's revolving credit agreement was $297 million. In addition, the Company's subsidiaries in 1997 would be able to pay approximately $211 million in dividends to the Company without prior regulatory approval.

     The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities and provide a margin for adverse deviation. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. At December 31, 1996, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements.


-------------------------------------------------------------------------------
                      Unitrin, Inc, and Subsidiaries | 17

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

-------------------------------------------------------------------------------
INTEREST AND OTHER EXPENSES
-------------------------------------------------------------------------------
Interest and Other Expenses was $15.5 million in 1996, $25.8 million in 1995 and $17.3 million in 1994. Expenses attributed to an unsolicited business combination proposal were $8.0 million in 1995 and $10.1 million in 1994. Interest Expense was $6.3 million and $10.5 million in 1996 and 1995, respectively, resulting primarily from funding the Company's common stock repurchase program. Interest Expense in 1994 was not significant. Other corporate expenses were $9.2 million in 1996, $7.3 million in 1995 and $7.2 million in 1994.

ACCOUNTING CHANGES
-------------------------------------------------------------------------------
The Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the year ended December 31, 1996. Adoption of SFAS 121 did not have a material effect on Net Income.

     The Company has no mortgage servicing rights subject to the provisions of SFAS 122, "Accounting for Mortgage Servicing Rights."

     The Company adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation" for the year ended December 31, 1996. The adoption of SFAS 123 had no effect on the Company's financial position or on its results of operations.

     The Company has no significant transactions subject to the provisions of SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."


-------------------------------------------------------------------------------
                      Unitrin, Inc, and Subsidiaries | 18