Form 10-K, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-02-27
CIK 860748

                             FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]       1996    1995    1994    1993     1992
---------------------------------------------------------------------------------------------
FOR THE YEAR
Premiums and Consumer
  Finance Revenues                                   $1,341  $1,205  $1,140  $1,138   $1,101
Net Investment Income                                   179     187     207     216      221
Net Gains on Sales of Investments                         3      55      18       9       41
                                                      -----   -----   -----   -----    -----
Total Revenues                                        1,523   1,447   1,365   1,363    1,363

Net Income:
  From Operations                                    $   80  $   70  $  103  $  106   $   94
  From Investees                                         51      45      34     (16)      42
  From Sales of Investments                               2      36      11       5       27
  From Unitrin's
    Accounting Change                                    --      --      --      --      (40)
                                                      -----   -----   -----   -----    -----
Total Net Income                                        133     151     148      95      123

Net Income Per Share:
  From Operations                                    $ 2.11  $ 1.72  $ 2.05  $ 2.04   $ 1.81
  From Investees                                       1.34    1.12    0.67   (0.31)    0.82
  From Sales of Investments                            0.06    0.89    0.24    0.10     0.52
  From Unitrin's
    Accounting Change                                    --      --      --      --    (0.77)
                                                      -----   -----   -----   -----    -----
Total Net Income Per Share                             3.51    3.73    2.96    1.83     2.38

Repurchases of
  Unitrin Common Stock                               $   61  $  416  $  245  $   --   $   --

Dividends Paid to Common
  Shareholders                                       $   83  $   81  $   76  $   67   $   57

Dividends Paid to Common
  Shareholders (Per Share)                           $ 2.20  $ 2.00  $ 1.50  $ 1.30   $ 1.10

AT YEAR END
Number of Employees                                   7,401   7,629   7,289   7,501    7,924

Investments                                          $3,291  $3,410  $3,321  $3,707   $3,467
Total Assets                                          4,871   4,819   4,570   4,895    4,621
Insurance Reserves                                    2,054   2,007   1,828   1,802    1,740
Shareholders' Equity                                  1,480   1,525   1,765   2,099    1,954

Shares of Unitrin Common Stock
  Outstanding (In Millions of Shares)                  37.3    38.5    47.1    51.8     51.8

Book Value Per Share                                 $39.64  $39.61  $37.51  $40.49   $37.70
Fair Value Per Share of
  Investments in Investees
  in Excess of Carrying Value                         16.35   12.23    6.84    5.20     1.70
                                                      -----   -----   -----   -----    -----
Adjusted Book Value Per Share                         55.99   51.84   44.35   45.69    39.40
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 1