Form 10-K/A, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-09-22
CIK 860748

                                                                    EXHIBIT 13.1


                       CONSOLIDATED FINANCIAL STATEMENTS
                                      OF
                        UNITRIN, INC. AND SUBSIDIARIES


The following pages reproduce certain pages from Unitrin, Inc.'s 1996 Annual Report to Shareholders, amended as of the date of the filing of this Form 10-K/A of which these pages constitute Exhibit 13.1.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Litton Industries, Inc. and Western Atlas Inc. (Notes 2 and 5). The Company's investment in Litton Industries, Inc. and Western Atlas Inc. at December 31, 1996 and 1995 was $595.2 million and $525.8 million, respectively, and its equity in net income of Litton Industries, Inc. and Western Atlas Inc. was $45.0 million, $39.3 million and $33.4 million for the years 1996, 1995 and 1994, respectively. The financial statements of Litton Industries, Inc. and Western Atlas Inc. were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Litton Industries, Inc. and Western Atlas Inc., is based solely upon the reports of the other auditors.

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



   KPMG Peat Marwick LLP


Chicago, Illinois
January 7, 1997, except as to Note 5, which is as of September 22, 1997

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 19A

                         INDEPENDENT AUDITORS' REPORT


--------------------------------------------------------------------------------
Board of Directors and Shareholders
Litton Industries, Inc.
Woodland Hills, California

We have audited the accompanying consolidated balance sheets of Litton Industries, Inc. and subsidiary companies as of July 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Litton Industries, Inc. and subsidiary companies as of July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles.


     Deloitte & Touche LLP


Los Angeles, California
September 19, 1996

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 19B

                         INDEPENDENT AUDITORS' REPORT


--------------------------------------------------------------------------------
Board of Directors and Shareholders
Western Atlas Inc.
Beverly Hills, California

We have audited the accompanying consolidated balance sheets of Western Atlas Inc. and subsidiary companies as of December 31, 1995 and 1994, and the related consolidated and combined statements of operations and cash flows for the years ended December 31, 1995 and 1994, five months ended December 31, 1993, and year ended July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

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

     In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Western Atlas Inc. and subsidiary companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994, five months ended December 31, 1993, and year ended July 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note H to the consolidated and combined financial statements, in fiscal year 1993, the Company changed its method of accounting for postretirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106.


     Deloitte & Touche LLP


Los Angeles, California
February 13, 1996

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 19C

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




--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 28

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 5. INVESTMENTS IN INVESTEES
--------------------------------------------------------------------------------
The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1996 were:

----------------------------------------------------------------------------------------------------
                                  Curtiss-Wright                Litton         Western
[Dollars in Millions]                Corporation      Industries, Inc.      Atlas Inc.         Total
Carrying Value                    $         74.9      $          245.9      $    349.3      $  670.1
Fair Value                        $        110.4      $          602.8      $    897.1      $1,610.3
Approximate Voting Percentage               43.1%                 27.2%           23.6%
----------------------------------------------------------------------------------------------------

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1995 were:

----------------------------------------------------------------------------------------------------
                                  Curtiss-Wright                Litton         Western
[Dollars in Millions]                Corporation      Industries, Inc.      Atlas Inc.         Total
Carrying Value                    $         69.4      $          204.1      $    321.7      $  595.2
Fair Value                        $        117.8      $          563.3      $    639.2      $1,320.3
Approximate Voting Percentage               43.3%                 27.4%           23.8%
----------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 29A

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 5.  INVESTMENTS IN INVESTEES [continued]
--------------------------------------------------------------------------------

Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent publicly-available financial reports. Summarized financial information for Litton and Western Atlas is presented below.

     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 1996, 1995 and 1994. Summarized financial information reported by Litton for such periods was:



[Dollars in million]                                                     1996            1995            1994
Revenues                                                            $   3,825       $   3,367        $  3,394
                                                                    =========       =========        ========
Cost of Sales                                                       $   2,968       $   2,679        $  2,731
                                                                    =========       =========        ========
Income from Continuing Operations before
  Discontinued Operations and Extraordinary Item                    $     154       $     140        $     57
                                                                    =========       =========        ========
Net Income (Loss)                                                   $     154       $     140        $   (156)
                                                                    =========       =========        ========
Current Assets                                                      $   1,770       $   1,503
                                                                    =========       =========
Non-current Assets                                                  $   1,668       $   1,090
                                                                    =========       =========
Current Liabilities                                                 $   1,649       $   1,308
                                                                    =========       =========
Non-current Liabilities                                             $     837       $     491
                                                                    =========       =========

--------------------------------------------------------------------------------
On March 17, 1994, Litton completed the distribution of all of the common stock of Western Atlas to Litton's shareholders in the form of a tax-free dividend. Prior to the March 17, 1994 distribution, the results of Western Atlas were reflected in Litton's results as a discontinued operation.

     Litton's net loss for 1994 includes the extraordinary charge on redemption of debt and the charges for settlement of certain litigation as well as charges for the write-down of certain assets related to its discontinued operations. Unitrin's Equity in Net Income of Investees for the year ended December 31, 1993 included a loss of $31.0 million related to Litton's write-down of certain assets related to its discontinued operations.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 29B

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 5.  Investments In Investees [Continued]
--------------------------------------------------------------------------------
In 1994, Western Atlas changed its fiscal year end from July 31 to December 31. As a result of this change, Unitrin's share of Western Atlas' results are reported on a three-month-delay basis rather than on a two-month-delay basis. Unitrin's financial results for the second quarter of 1994 reflect its share of two months of Western Atlas' results rather than three months. Unitrin's results for the third quarter of 1994 and all subsequent quarters reflect its share of three months of Western Atlas' results. Accordingly, amounts included in Unitrin's financial statements for 1996 and 1995 represent the amounts reported by Western Atlas for the twelve-month periods ending September 30, 1996 and 1995. Summarized financial information reported by Western Atlas for such periods was:

[Dollars in Millions]                                   1996           1995
Revenues                                          $    2,433     $    2,191
                                                  ==========     ==========

Cost of Sales                                     $    1,683     $    1,493
                                                  ==========     ==========

Income from Continuing Operations                 $      116     $       95
                                                  ==========     ==========

Net Income                                        $      116     $       95
                                                  ==========     ==========

Current Assets                                    $    1,024     $      961
                                                  ==========     ==========

Non-current Assets                                $    1,553     $    1,445
                                                  ==========     ==========

Current Liabilities                               $      570     $      504
                                                  ==========     ==========

Non-current Liabilities                           $      549     $      573
                                                  ==========     ==========

--------------------------------------------------------------------------------
Summarized financial information for Western Atlas for the twelve-month period ending September 30, 1994 is not available.

--------------------------------------------------------------------------------
NOTE 6.  Consumer Finance Receivables And Investment Certificates
--------------------------------------------------------------------------------
Consumer Finance Receivables consists primarily of loans, secured by automobiles, to California residents and is stated net of unearned discount, loan fees and reserve for losses.

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


                     Unitrin, Inc. and Subsidiaries | 29C

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
--------------------------------------------------------------------------------
Segment Operating Profit and Segment Assets for the years ended December 31, 1996, 1995 and 1994 were:
--------------------------------------------------------------------------------
[Dollars in Millions]                            1996         1995         1994

Segment Operating Profit
Property and Casualty Insurance            $     63.2    $    50.2   $     65.5
Life and Health Insurance                        40.3         52.8         68.7
Consumer Finance                                 26.4         25.7         31.0
                                           ----------    ---------   ----------
Total Segment Operating Profit                  129.9        128.7        165.2
                                           ----------    ---------   ----------
Net Gains on Sales of Investments                 3.4         55.2         18.1
Other                                           (11.2)       (23.1)        (5.8)
                                           ----------    ---------   ----------
Income before Income Taxes and Equity in
  Net Income of Investees                  $    122.1    $   160.8   $    177.5
                                           ==========    =========   ==========
Segment Assets
Property and Casualty Insurance            $  1,109.0    $ 1,051.3   $    788.1
Life and Health Insurance                     2,505.1      2,543.1      2,700.3
Consumer Finance                                676.8        598.7        508.2
Investees and Other                             580.2        625.6        573.2
                                           ----------    ---------   ----------
Total Assets                               $  4,871.1    $ 4,818.7   $  4,569.8
                                           ==========    =========   ==========
--------------------------------------------------------------------------------
Note 17.  Reinsurance
--------------------------------------------------------------------------------
Effective May 31, 1996, one of the Company's Life and Health Insurance subsidiaries entered into an agreement to cede its entire obligation for certain life insurance policies to a third party. Life insurance reserves related to this block were approximately $112 million at December 31, 1996. At December
31, 1996, the Company had not been relieved of its legal obligation to its policyholders under the agreement and, accordingly, the Company continues to include the life insurance reserves related to this block of business on its balance sheet along with a corresponding amount classified as other receivables.

     Premiums on short-duration policies assumed were $109.6 million for the year ended December 31, 1996. Premiums on short-duration policies assumed were not material for the years ended December 31, 1995 and 1994. Premiums on long-duration policies assumed were not material for the years ended December 31, 1996, 1995 and 1994. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 1996, 1995 and 1994.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 38A

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 18.  CONTINGENCIES
--------------------------------------------------------------------------------
The Company and its subsidiaries are defendants in various legal actions incidental to their businesses. Some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.
     In connection with one action, Ronnie Dale Bleeker v. Trinity
Universal Insurance Company ("Trinity"), et al., the District Court of Hildalgo County, Texas, on February 9, 1995 entered a judgment in the amount of $77.0 million, including attorney's fees of $38.5 million, against Trinity, one of the Company's subsidiaries. The case involves an accident in which Ronnie Bleeker, a former insured of Trinity under a $40 thousand automobile insurance policy, while driving his truck struck another truck parked alongside a road, killing one person and injuring several others. Suit was filed against Bleeker by the injured parties (the "Claim Case"). In 1993, the plaintiffs in the Claim Case were awarded damages in excess of $9 million. In 1994, these plaintiffs, acting as assignees of a purported claim by Bleeker against Trinity, filed suit against Trinity (the "Bad Faith Case") alleging that negligent claim handling by Trinity led to the large verdict against Bleeker in the Claim Case. The Bad Faith Case was tried in 1995 and resulted in the judgment against Trinity described above. Trinity has strongly denied any wrongdoing and intends to pursue vigorously all avenues for relief from the judgment. The matter is presently on appeal to the Thirteenth Court of Appeals in Corpus Christi, Texas. The ultimate outcome of this litigation cannot presently be predicted. However, the Company believes that Trinity has a number of meritorious grounds for appeal and, accordingly, the judgment has not been accrued in the financial statements.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 38B

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