Form 10-K/A, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-09-22
CIK 860748

                                                                    EXHIBIT 13.2


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF RESULTS AND FINANCIAL CONDITION


The following pages reproduce certain pages from Unitrin, Inc.'s 1996 Annual Report to Shareholders, amended as of the date of the filing of this Form 10-K/A of which these pages constitute Exhibit 13.2.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
PROPERTY AND CASUALTY INSURANCE
--------------------------------------------------------------------------------

[Dollars in Millions]                               1996       1995        1994
Premiums                                         $ 731.2    $ 587.3     $ 530.1
Net Investment Income                               50.0       44.2        45.5
                                                  ------    -------     -------
Total Revenues                                   $ 781.2    $ 631.5     $ 575.6
Operating Profit                                 $  63.2    $  50.2     $  65.5

Premiums in the Property and Casualty Insurance segment increased by $143.9 million in 1996. Premiums increased by $135.3 million in 1996 as a result of the October 2, 1995 acquisition of Milwaukee Insurance Group, Inc. ("Milwaukee Insurance"). Automobile insurance premiums unrelated to the acquisition increased by $14.2 million primarily due to higher prices, partially offset by the comparative effect of $5.7 million of favorable premium adjustments related to Proposition 103 in 1995. On January 7, 1997 the Company completed the acquisition of Union Automobile Indemnity Company ("Union"). As a result of the Union acquisition, premiums are expected to increase by approximately $35 million in 1997.
     Net Investment Income in the Property and Casualty Insurance segment increased by $5.8 million in 1996. Net Investment Income increased by $10.5 million due to the inclusion of Milwaukee Insurance net investment income for a full year in 1996, partially offset by a $4.7 million decrease in other investment income due primarily to a lower level of investments.
     Operating Profit increased by $13.0 million in 1996. Losses directly attributed to storms decreased by $20.2 million in 1996 partially resulting from the Company's efforts to reduce its concentration of business in storm prone areas. Operating Profit in 1995 included the favorable effect of $7.1 million of premium and other accrual adjustments related to Proposition 103.
     Premiums in the Property and Casualty Insurance segment increased by $57.2 million in 1995. Premiums increased by $43.2 million as a result of the acquisition of Milwaukee Insurance. Premiums also increased by $14.0 million due primarily to higher prices for automobile insurance and the premium adjustments related to Proposition 103.
     Net Investment Income in the Property and Casualty Insurance segment decreased by $1.3 million in 1995. Net Investment Income decreased by $4.4 million due primarily to a lower level of investments in fixed maturities, partially offset by $3.1 million of Milwaukee Insurance net investment income.
     Operating Profit decreased by $15.3 million in 1995 due to higher automobile insurance claims and higher losses directly attributable to storms, partially offset by the premium and other accrual adjustments related to Proposition 103. Losses directly attributable to storms increased by $12.4 million in 1995.
--------------------------------------------------------------------------------

                      UNITRIN, INC. AND SUBSIDIARIES | 14

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION



--------------------------------------------------------------------------------
LIFE AND HEALTH INSURANCE
--------------------------------------------------------------------------------
[Dollars in Millions]                              1996       1995       1994
Life Insurance Premiums                        $  359.4   $  368.6   $  359.4
Accident and Health Insurance Premiums            129.7      143.2      159.3
                                               --------   --------   --------

Total Premiums                                    489.1      511.8      518.7
Net Investment Income                             123.0      137.9      148.9
                                               --------   --------   --------

Total Revenues                                 $  612.1   $  649.7   $  667.6
Operating Profit                               $   40.3   $   52.8   $   68.7

--------------------------------------------------------------------------------
Life Insurance Premiums decreased by $9.2 million in 1996 due primarily to the ceding of certain life insurance policies to a third party (see below).
Accident and Health Insurance Premiums decreased by $13.5 million in 1996 due primarily to lower volume.

     Net Investment Income in the Life and Health Insurance segment decreased by $14.9 million in 1996 due to a lower level of investments primarily the result of certain intercompany transactions (see "Liquidity and Capital Resources") and the ceding of certain life insurance policies to a third party.


     Operating Profit in the Life and Health Insurance segment decreased by $12.5 million in 1996 due primarily to the lower net investment income. Policy Acquisition Costs Amortized exceeded Policy Acquisition Costs Deferred by $26.1 million in 1996 due to lower volume of new business written in 1996 and the continuing amortization of costs deferred in prior years.

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

     Effective January 1, 1997, United entered into an agreement to cede all in-force life, health, property and casualty insurance policies written by the Life and Health Group's home service operations in the states of Arkansas and Missouri to a third party. As a result of this transaction, annual premium income will decrease by approximately $10.8 million in the Company's Life and Health segment and by $3.2 million in the Property and Casualty segment. The effect of this transaction on operating profit is not material.

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

--------------------------------------------------------------------------------

                     UNITRIN, INC. AND SUBSIDIARIES | 15A

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
--------------------------------------------------------------------------------
Consumer Finance
--------------------------------------------------------------------------------
[Dollars in Millions]                               1996       1995       1994

Revenues                                        $  120.4   $  106.5   $   91.4
Operating Profit                                $   26.4   $   25.7   $   31.0

--------------------------------------------------------------------------------

Consumer Finance Revenues increased by $13.9 million and $15.1 million in 1996 and 1995, respectively, primarily as a result of a higher level of loans outstanding. Operating Profit increased by $0.7 million in 1996 due primarily to the higher level of loans outstanding. Operating Profit decreased by $5.3 million in 1995 due to higher cost of funds and higher provisions for loan losses. Loans more than 90 days past due were $19.2 million and $13.5 million at December 31, 1996 and December 31, 1995, respectively, while the reserve for loan losses was $36.4 million and $31.1 million, respectively. These increases primarily reflect higher levels of loans outstanding and current economic conditions.

--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 15B

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


--------------------------------------------------------------------------------
INVESTEES
--------------------------------------------------------------------------------

The Company's investment portfolio includes equity securities or "investees" accounted for by the equity method of accounting: Litton Industries, Inc. ("Litton"), Western Atlas Inc. ("Western Atlas"), and Curtiss-Wright Corporation ("Curtiss-Wright"). Each of the investee companies is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. These securities are held for investment purposes primarily as part of the investment portfolios of the Company's insurance subsidiaries. The market value of the Company's Investments in Investees was approximately $1.6 billion at December 31, 1996 compared to an asset carrying value of $670 million under the equity method of accounting.

     Unitrin accounts for its Investments in Investees under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18 using the most recent publicly-available financial reports. See Note 2 to the Consolidated Financial Statements. The amounts included in Unitrin's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier.

     At December 31, 1996 the Company owned approximately 27.2% of Litton's common stock. Litton stated in its 1996 annual report to shareholders that it is an "aerospace, defense and commercial electronics company," that it provides "advanced electronic, defense and information systems and is a primary builder of large multi-mission surface combatant ships for the U.S. Navy," and that it is "a major provider of overhaul, repair, modernization, ship design and engineering services; a world leader in integrated marine electronics and a leading innovator of information technology based systems and products."

     At December 31, 1996 the Company owned approximately 23.6% of Western Atlas' common stock. Western Atlas stated in its 1996 annual report to shareholders that Western Atlas is a "global solutions company whose success is based on information and systems integration technologies for the energy and industrial markets. Its two primary business segments--oilfield information and industrial automation--are centered on high-technology products, systems and services that are designed to improve the efficiency and productivity of customer projects."

     At December 31, 1996 the Company owned approximately 43.1% of Curtiss-Wright's common stock. Curtiss-Wright stated in its 1996 annual report to shareholders that it "is a diversified multi-national manufacturing and service concern that designs, manufactures and overhauls precision components and systems and provides highly engineered services to the aerospace, automotive, shipbuilding, oil, petrochemical, agricultural equipment, power generation, metal working and fire & rescue industries."

     Unitrin's Equity in Net Income of Investees was income of $50.6 million, $45.1 million and $33.8 million in 1996, 1995 and 1994, respectively. Unitrin's Equity in Net Income of Investees for 1994 includes: an after-tax loss of $3.8 million for Unitrin's share of Curtiss-Wright's charges for the settlement of certain litigation, certain restructuring and environmental costs and for certain tax adjustments; an after-tax loss of $5.6 million for Unitrin's share of Litton's extraordinary charge on redemption of debt; and an after-tax loss of $9.7 million for Unitrin's share of Litton's charges for settlement of certain litigation. Equity in Net Income of Investees for 1994 includes an after-tax gain of $22.3 million reflecting the increase in Unitrin's share of Western Atlas' reported net assets as a result of Western Atlas' issuance of common stock.

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


     Summarized financial and other information about the Company's Investments in Investees can be found in Note 5 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries  |  16A

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


--------------------------------------------------------------------------------
INVESTMENT RESULTS
--------------------------------------------------------------------------------
Net Investment Income decreased by $7.6 million in 1996 due primarily to the funding of the Company's common stock repurchase program, partially offset by the inclusion of Milwaukee Insurance net investment income for a full year in 1996.

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

--------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries  |  16B

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


--------------------------------------------------------------------------------
PROPOSITION 103
--------------------------------------------------------------------------------
On November 8, 1988, California voters passed Proposition 103, an insurance initiative which required a 20 percent rollback in insurance rates for policies written or renewed during the twelve-month period beginning November 8, 1988 (the "rollback period") and provided that changes in insurance premiums after November 8, 1989 must be submitted for the approval of the California Insurance Commissioner prior to implementation. While Proposition 103 had the most significant impact on automobile insurance, its provisions also applied to other property and casualty insurance.

     In June 1995, the Company reached an agreement with the State of California Department of Insurance to settle its obligation under Proposition 103 by refunding $15.3 million to its policyholders. The Company had previously estimated and accrued for its obligation under Proposition 103.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
In August 1994, the Company's Board of Directors authorized the repurchase of up to ten million shares of the Company's outstanding common stock, including approximately 1.4 million shares remaining under its August 8, 1990 repurchase authorization, in open market or privately negotiated transactions from time to time subject to market conditions and other factors. On February 17, 1995 and July 31, 1996, the Company's Board of Directors authorized the repurchase of an additional five million and three million shares of the Company's outstanding common stock, respectively, for an aggregate authorization of eighteen million common shares. During 1996, the Company repurchased and retired 1,277,175 shares of its common stock in open market transactions at an aggregate cost of $61.1 million. The Company has repurchased and retired 14,763,633 shares of its common stock in open market transactions at an aggregate cost of $722.4 million since August, 1994.

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

     Litton and Western Atlas do not presently pay dividends on their common stock. Cash dividends received from Curtiss-Wright totaled $2.2 million in each of 1996, 1995 and 1994. The Company cannot anticipate when or if dividends will be paid by the investee companies in the future. The Company's retained earnings at December 31, 1996 includes $374.9 million representing the undistributed equity in net income of investees.

--------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries | 17

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                    OF OPERATIONS AND FINANCIAL CONDITION
--------------------------------------------------------------------------------
Interest And Other Expenses
--------------------------------------------------------------------------------
Interest and Other Expenses was $15.5 million in 1996, $25.8 million in 1995 and $17.3 million in 1994. Expenses attributed to an unsolicited business combination proposal were $8.0 million in 1995 and $10.1 million in 1994. Interest Expense was $6.3 million and $10.5 million in 1996 and 1995, respectively, resulting primarily from funding the Company's common stock repurchase program. Interest Expense in 1994 was not significant. Other corporate expenses were $9.2 million in 1996, $7.3 million in 1995 and $7.2 million in 1994.

Accounting Changes
--------------------------------------------------------------------------------
The Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the year ended December 31, 1996. Adoption of SFAS 121 did not have a material effect on Net Income.

     The Company has no mortgage servicing rights subject to the provisions of SFAS 122, "Accounting for Mortgage Servicing Rights."

     The Company adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation" for the year ended December 31, 1996. The adoption of SFAS 123 had no effect on the Company's financial position or on its results of operations.

     The Company has no significant transactions subject to the provisions of SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."
--------------------------------------------------------------------------------

                     UNITRIN, INC. AND SUBSIDIARIES  |  18