Form 10-K/A, Exhibit 13
period 1996-12-31
UNITRIN INC
filed 1997-10-29
CIK 860748

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


     KPMG Peat Marwick LLP



Chicago, Illinois
January 7, 1997, except as to Note 5, which is as of October 29, 1997


------------------------------------------------------------------------------
                     Unitrin, Inc. and Subsidiaries | 19

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

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries | 29A

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------
NOTE 5.  INVESTMENTS IN INVESTEES [continued]
-------------------------------------------------------------------------------------------------------------

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

     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier.
Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 1996, 1995 and 1994. Summarized financial information reported by Litton for such periods was:

-------------------------------------------------------------------------------------------------------------
[Dollars in millions]                                                    1996            1995            1994
Revenues
  Three Months Ended:
    January 31,                                                     $     740       $     694        $    804
    April 30,                                                           1,004             862             957
    July 31,                                                            1,032             975             844
    October 31,                                                         1,049             836             789
                                                                    ---------       ---------        --------
Revenues for Twelve Months Ended October 31,                        $   3,825       $   3,367        $  3,394
                                                                    =========       =========        ========

Cost of Sales
  Three Months Ended:
    January 31,                                                     $     568       $     538        $    645
    April 30,                                                             789             682             785
    July 31,                                                              786             796             670
    October 31,                                                           825             663             631
                                                                    ---------       ---------        --------
Cost of Sales for Twelve Months Ended October 31,                   $   2,968       $   2,679        $  2,731
                                                                    =========       =========        ========

Income from Continuing Operations before
  Discontinued Operations and Extraordinary Item
  Three Months Ended:
    January 31,                                                     $      33       $      28        $     23
    April 30,                                                              39              36              30
    July 31,                                                               42              39             (28)
    October 31,                                                            40              37              32
                                                                    ---------       ---------        --------
Income from Continuing Operations before
  Discontinued Operations and Extraordinary
  Item for Twelve Months Ended October 31,                          $     154       $     140        $     57
                                                                    =========       =========        ========

Net Income (Loss)
  Three Months Ended:
    January 31,                                                     $      33       $      28        $   (152)
    April 30,                                                              39              36              23
    July 31,                                                               42              39             (59)
    October 31,                                                            40              37              32
                                                                    ---------       ---------        --------
Net Income (Loss) for Twelve Months Ended October 31,               $     154       $     140        $   (156)
                                                                    =========       =========        ========
Current Assets at October 31,                                       $   1,770       $   1,503
                                                                    =========       =========
Non-current Assets at October 31,                                   $   1,668       $   1,090
                                                                    =========       =========
Current Liabilities at October 31,                                  $   1,649       $   1,308
                                                                    =========       =========
Non-current Liabilities at October 31,                              $     837       $     491
                                                                    =========       =========

-------------------------------------------------------------------------------------------------------------
On March 17, 1994, Litton completed the distribution of all of the common stock of Western Atlas to Litton's shareholders in the form of a tax-free dividend.
Prior to the March 17, 1994 distribution, the results of Western Atlas were reflected in Litton's results as a discontinued operation.

     Litton's net loss for 1994 includes the extraordinary charge on redemption of debt and the charges for settlement of certain litigation as well as charges for the write-down of certain assets related to its discontinued operations.
Unitrin's Equity in Net Income of Investees for the year ended December 31, 1993 included a loss of $31.0 million related to Litton's write-down of certain assets related to its discontinued operations.
-------------------------------------------------------------------------------------------------------------

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