Form 10-K, Exhibit 13
period 1997-12-31
UNITRIN INC
filed 1998-03-06
CIK 860748

                                                                    EXHIBIT 13.1




                       CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                         UNITRIN, INC. AND SUBSIDIARIES




The following pages reproduce pages 23 through 47 from Unitrin, Inc.'s 1997 Annual Report to Shareholders.

                         INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

Chicago, Illinois
January 7, 1998
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 23

                          CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                                December 31,
------------------------------------------------------------------------------------------------------
                                                                                  1997          1996
ASSETS
Investments:
  Fixed Maturities at Fair Value (Amortized Cost:
    1997--$2,274.4; 1996--$2,176.4)                                             $2,315.4      $2,207.4
  Equity Securities at Fair Value (Cost: 1997--$131.0; 1996--$172.0)               245.7         259.7
  Investees at Cost Plus Cumulative Undistributed
    Earnings (Fair Value: 1997--$2,031.7; 1996--$1,610.3)                          705.8         670.1
  Other                                                                            181.6         154.2
                                                                                --------      --------
  Total Investments                                                              3,448.5       3,291.4
                                                                                --------      --------
Cash                                                                                14.5          17.0
Consumer Finance Receivables                                                       543.6         608.6
Other Receivables                                                                  335.4         376.1
Deferred Policy Acquisition Costs                                                  237.1         265.3
Cost in Excess of Net Assets of Purchased Businesses                               237.3         228.2
Other Assets                                                                       104.3          84.5
                                                                                --------      --------
Total Assets                                                                    $4,920.7      $4,871.1
                                                                                ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Insurance Reserves:
  Life and Health                                                               $1,567.5      $1,599.0
  Property and Casualty                                                            468.5         454.8
                                                                                --------      --------
  Total Insurance Reserves                                                       2,036.0       2,053.8
                                                                                --------      --------
Investment Certificates                                                            566.4         589.9
Unearned Premiums                                                                  279.5         260.5
Accrued and Deferred Income Taxes                                                  187.8         166.4
Notes Payable                                                                       81.1          59.9
Accrued Expenses and Other Liabilities                                             236.9         260.3
                                                                                --------      --------
Total Liabilities                                                                3,387.7       3,390.8
                                                                                --------      --------
Shareholders' Equity:
  Common Stock, $0.10 par value, 100 Million Shares
    Authorized, 37,584,928 and 37,340,894 Shares Issued
    and Outstanding at December 31, 1997 and 1996                                    3.8           3.7
  Paid-in Capital                                                                  217.8         133.0
  Retained Earnings                                                              1,209.7       1,265.8
  Net Unrealized Appreciation on Securities                                        101.7          77.8
                                                                                --------      --------
  Total Shareholders' Equity                                                     1,533.0       1,480.3
                                                                                --------      --------
Total Liabilities and Shareholders' Equity                                      $4,920.7      $4,871.1
                                                                                ========      ========
------------------------------------------------------------------------------------------------------
The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  24

                       CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]                     For the Years Ended December 31,
------------------------------------------------------------------------------------------------------
                                                                    1997          1996          1995
REVENUES
  Premiums                                                        $1,222.0      $1,220.3      $1,099.1
  Consumer Finance Revenues                                          125.0         120.4         106.5
  Net Investment Income                                              179.5         179.0         186.6
  Net Gains on Sales of Investments                                    3.6           3.4          55.2
                                                                  --------      --------      --------
  Total Revenues                                                   1,530.1       1,523.1       1,447.4
                                                                  --------      --------      --------

EXPENSES
  Insurance Claims and Policyholders' Benefits                       780.1         799.7         717.5
  Insurance Expenses                                                 480.4         486.2         458.4
  Consumer Finance Expenses                                          116.7          99.6          84.9
  Interest and Other Expenses                                         13.1          15.5          25.8
                                                                  --------      --------      --------
  Total Expenses                                                   1,390.3       1,401.0       1,286.6
                                                                  --------      --------      --------
Income before Income Taxes and Equity in
  Net Income of Investees                                            139.8         122.1         160.8
Income Tax Expense                                                    47.1          40.2          55.3
                                                                  --------      --------      --------
Income before Equity in Net Income of Investees                       92.7          81.9         105.5
Equity in Net Income of Investees (Note 5)                            25.2          50.6          45.1
                                                                  --------      --------      --------
NET INCOME                                                        $  117.9      $  132.5      $  150.6
                                                                  ========      ========      ========
NET INCOME PER SHARE (NOTE 11)                                    $   3.15      $   3.51      $   3.73
                                                                  ========      ========      ========
NET INCOME PER SHARE ASSUMING DILUTION (NOTE 11)                  $   3.11      $   3.47      $   3.69
                                                                  ========      ========      ========
------------------------------------------------------------------------------------------------------
The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  25

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                For the Years Ended December 31,
------------------------------------------------------------------------------------------------------
                                                                      1997         1996         1995
OPERATING ACTIVITIES
Net Income                                                           $ 117.9      $ 132.5      $ 150.6
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
  Policy Acquisition Costs Deferred                                   (145.6)      (149.1)      (148.5)
  Amortization of Deferred Policy Acquisition Costs                    167.4        170.1        157.5
  Equity in Net Income of Investees before Taxes                       (37.9)       (77.1)       (68.8)
  Cash Dividends from Investee                                           2.2          2.2          2.2
  Amortization of Investments                                           23.1         24.6         22.5
  Provisions for Losses on Consumer Finance Receivables                 35.0         27.4         22.4
  Increase in Insurance Reserves and Unearned Premiums                   7.8         27.8         42.8
  Decrease in Accrued Expenses and Other Liabilities                   (40.0)        (6.0)       (20.1)
  Increase in Accrued and Deferred Income Taxes                         10.2         17.6         28.1
  Net Gains on Sales of Investments                                     (3.6)        (3.4)       (55.2)
  Other, Net                                                            17.1          4.0         12.7
                                                                     -------      -------      -------
Net Cash Provided by Operating Activities                              153.6        170.6        146.2
                                                                     -------      -------      -------

INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities                               364.4        279.6        623.1
Purchases of Fixed Maturities                                         (478.2)      (111.6)      (322.3)
Sales of Equity Securities                                              51.6         10.0         85.0
Purchases of Equity Securities                                         (12.2)       (84.1)       (57.0)
Repayments of Consumer Finance Receivables                             344.0        329.0        297.9
Acquisitions of Consumer Finance Receivables                          (317.4)      (417.9)      (402.5)
Change in Short-term Investments                                        19.0         21.7         27.7
Acquisitions and Improvements of Investment Real Estate                (12.1)        (2.9)        (3.6)
Acquisition of Milwaukee Insurance Group, Inc.                            --           --        (92.6)
Other, Net                                                             (25.2)       (14.6)       (13.5)
                                                                     -------      -------      -------
Net Cash Provided (Used) by Investing Activities                       (66.1)         9.2        142.2
                                                                     -------      -------      -------
FINANCING ACTIVITIES
Investment Certificate Deposits                                        203.7        229.7        247.4
Investment Certificate Withdrawals                                    (227.2)      (158.8)      (166.0)
Universal Life and Annuity Receipts from Policyholders                  14.1         21.0         30.7
Universal Life and Annuity Payments to Policyholders                    (2.9)        (7.6)       (11.5)
Universal Life and Annuity Payments to Reinsurer                          --        (76.1)          --
Notes Payable Proceeds                                                 515.0        170.0        401.0
Notes Payable Payments                                                (493.8)      (210.8)      (312.1)
Cash Dividends Paid                                                    (89.9)       (83.0)       (80.7)
Common Stock Repurchases                                               (20.7)       (61.1)      (416.0)
Other, Net                                                              11.7          4.8          4.6
                                                                     -------      -------      -------
Net Cash Used by Financing Activities                                  (90.0)      (171.9)      (302.6)
                                                                     -------      -------      -------
Increase (Decrease) in Cash                                             (2.5)         7.9        (14.2)
Cash, Beginning of Year                                                 17.0          9.1         23.3
                                                                     -------      -------      -------
Cash, End of Year                                                    $  14.5      $  17.0      $   9.1
                                                                     =======      =======      =======
------------------------------------------------------------------------------------------------------
The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  26

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                        For the Years Ended December 31, 1997, 1996 and 1995
---------------------------------------------------------------------------------------------------------------
                                                                                           Net
                                                                                    Unrealized            Total
                                Number of     Common     Paid-in      Retained    Appreciation    Shareholders'
                                   Shares      Stock     Capital      Earnings   on Securities           Equity
BALANCE
DECEMBER 31, 1994              47,052,820      $ 4.7      $149.3      $1,598.6          $ 12.5         $1,765.1
Net Income                             --         --          --         150.6              --            150.6
Dividends to Common
 Shareholders
 ($2.00 per share)                     --         --          --         (80.7)             --            (80.7)
Change in Net Unrealized
 Appreciation on Securities            --         --          --            --           100.9            100.9
Repurchases of Unitrin
 Common Stock                  (8,681,708)      (0.9)      (27.7)       (387.4)             --           (416.0)
Exercise of Employee
 Stock Options                    119,175         --         4.6            --              --              4.6
                               ----------      -----      ------      --------          ------         --------
BALANCE,
DECEMBER 31, 1995              38,490,287      $ 3.8      $126.2      $1,281.1          $113.4         $1,524.5
Net Income                             --         --          --         132.5              --            132.5
Dividends to Common
 Shareholders
 ($2.20 per share)                     --         --          --         (83.0)             --            (83.0)
Change in Net Unrealized
 Appreciation on Securities            --         --          --            --           (35.6)           (35.6)
Repurchases of Unitrin
 Common Stock                  (1,277,175)      (0.1)       (4.2)        (56.8)             --            (61.1)
Exercise of Employee
 Stock Options, Net
 of Shares Exchanged
 (Note 10)                        127,782         --        11.0          (8.0)             --              3.0
                               ----------      -----      ------      --------          ------         --------
BALANCE,
DECEMBER 31, 1996              37,340,894      $ 3.7      $133.0      $1,265.8          $ 77.8         $1,480.3
Net Income                             --         --          --         117.9              --            117.9
Dividends to Common
 Shareholders
 ($2.40 per share)                     --         --          --         (89.9)             --            (89.9)
Change in Net Unrealized
 Appreciation on Securities            --         --          --            --            23.9             23.9
Acquisition of
 Union Automobile
 Indemnity Company                342,000        0.1        18.5            --              --             18.6
Repurchases of Unitrin
 Common Stock                    (395,500)      (0.1)       (1.5)        (19.1)             --            (20.7)
Exercise of Employee
 Stock Options, Net
 of Shares Exchanged
 (Note 10)                        297,534        0.1        67.8         (65.0)             --              2.9
                               ----------      -----      ------      --------          ------         --------
BALANCE,
DECEMBER 31, 1997              37,584,928      $ 3.8      $217.8      $1,209.7          $101.7         $1,533.0
                               ==========      =====      ======      ========          ======         ========
---------------------------------------------------------------------------------------------------------------
The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
---------------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  27

Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 1.  BASIS OF PRESENTATION
--------------------------------------------------------------------------------
The Consolidated Financial Statements included herein have been prepared on the basis of generally accepted accounting principles, which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries ("Unitrin" or the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassifed to conform to the current year's presentation.

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

Investments in Investees

Investments in Investees are accounted for by the equity method in the accompanying financial statements. The Company's voting percentage and share of earnings or losses of each investee company are determined using the most recent publicly-available audited financial statements, subsequent unaudited interim reports and other publicly-available information. As a result, the amounts included in the Company's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier. The Company recognizes into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock that is not part of a broader corporate reorganization.

Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans to California residents which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The reserve for losses on Consumer Finance Receivables is maintained at a level which exceeds minimum regulatory requirements and considers other factors, including actual loan loss experience and economic conditions, to provide for estimated losses on Consumer Finance Receivables.

Deferred Policy Acquisition Costs

Certain costs directly associated with the acquisition of new business, principally commissions, are deferred. Deferred Policy Acquisition Costs also include the costs of acquiring insurance in force from other companies. Interest accreted on the cost of acquired insurance in force is not material.

     Costs deferred on property and casualty insurance products and health insurance products are amortized over the term of the related policies.

     The deferred policy acquisition costs on traditional life insurance products are primarily amortized over the anticipated premium-paying period of the related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions used in calculating policy reserves.

Cost in Excess of Net Assets of Purchased Businesses

Cost in Excess of Net Assets of Purchased Businesses of $143.2 million at December 31, 1997, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions are being amortized ratably over 40 years.


                     Unitrin, Inc. and Subsidiaries  |  28

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------
Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

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

Consumer Finance Revenues and Expenses

     Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $5.4 million, $2.7 million and $2.1 million in 1997, 1996 and 1995, respectively.

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

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------
Income Taxes

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

Supplemental Cash Flow Information

Assets acquired and liabilities assumed in connection with the acquisition of Union Automobile Indemnity Company in 1997 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                              1997
Investments                                                                      $(36.1)
Receivables                                                                        (2.3)
Deferred Policy Acquisition Costs                                                  (0.9)
Cost in Excess of Net Assets of Purchased Businesses                              (12.1)
Accrued and Deferred Income Taxes                                                  (1.8)
Insurance Reserves                                                                 19.6
Unearned Premiums                                                                  11.2
Accrued Expenses and Other Liabilities                                              3.8
                                                                                 ------
Common Stock and Paid-in Capital from Acquisition of Union Automobile Indemnity
Company                                                                          $(18.6)
                                                                                 ======

--------------------------------------------------------------------------------
Assets acquired and liabilities assumed in connection with the acquisition of Milwaukee Insurance Group, Inc. in 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                              1995
Investments                                                                     $(181.5)
Receivables                                                                       (66.6)
Deferred Policy Acquisition Costs                                                  (6.9)
Cost in Excess of Net Assets of Purchased Businesses                              (23.0)
Accrued and Deferred Income Taxes                                                 (11.0)
Other Assets                                                                       (8.9)
Insurance Reserves                                                                129.8
Unearned Premiums                                                                  49.6
Accrued Expenses and Other Liabilities                                             25.9
                                                                                -------
Cash Used by Acquisition of Milwaukee Insurance Group, Inc.                     $ (92.6)
                                                                                =======

--------------------------------------------------------------------------------
Fair Value of Financial Instruments

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying values and fair values of the Company's financial instruments are disclosed in Note 4 - Investments Other Than Investees, Note 5 - Investments in Investees, Note 6 - Consumer Finance Receivables and Investment Certificates and Note 8 - Notes Payable.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  30

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------

Accounting Changes

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." Under SFAS No. 128, the dual presentation of basic and diluted Earnings Per Share ("EPS") is required on the face of the income statement for all entities with complex capital structures. In addition, SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company adopted SFAS No. 128 in 1997 (see Note 11 to the Consolidated Financial Statements). Prior to the adoption of SFAS No. 128, the Company was not required to present diluted EPS because the effect of dilution was less than 3%.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The Company adopted SFAS No. 129 in 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of Accounting Principles Board Opinions Nos. 10 and 15 and SFAS No. 47 and as such the adoption of SFAS No. 129 did not have any effect on the Company's reporting.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, enterprises that provide a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 130 in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, public business enterprises are required to provide disclosures about operating segments using the "management approach" for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 131 in 1998. The Company has not yet determined what its operating segments will be under SFAS No. 131.

NOTE 3.  ACQUISITIONS
--------------------------------------------------------------------------------
On January 7, 1997, the Company completed the acquisition of Union Automobile Indemnity Company ("Union") for approximately $18.6 million in Unitrin, Inc. common stock valued in accordance with Emerging Issues Task Force No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued In a Purchased Business Combination." The acquisition has been accounted for by the purchase method and, accordingly, the operations of Union have been included in the Company's financial statements from the date of acquisition.

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

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 4.  INVESTMENTS OTHER THAN INVESTEES
--------------------------------------------------------------------------------
The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1997 were:

-----------------------------------------------------------------------------------------------------------------------
                                                                                   Gross Unrealized
                                                                Amortized        ----------------------            Fair
[Dollars in Millions]                                                Cost        Gains           Losses           Value
U.S. Government and Government
  Agencies and Authorities                                       $2,000.1        $33.3           $(1.1)        $2,032.3
States, Municipalities and Political Subdivisions                   103.8          2.8              --            106.6
Corporate Securities:
  Bonds and Notes                                                   121.0          4.1            (0.1)           125.0
  Redemptive Preferred Stocks                                        49.5          2.0              --             51.5
                                                                 --------        -----           -----         --------
Investments in Fixed Maturities                                  $2,274.4        $42.2           $(1.2)        $2,315.4
                                                                 ========        =====           =====         ========
-----------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1996 were:

-----------------------------------------------------------------------------------------------------------------------
                                                                                   Gross Unrealized
                                                                Amortized          ----------------                Fair
[Dollars in Millions]                                                Cost        Gains           Losses           Value
U.S. Government and Government
  Agencies and Authorities                                       $1,930.3        $30.1           $(3.4)        $1,957.0
States, Municipalities and Political Subdivisions                   133.4          3.5            (0.2)           136.7
Corporate Securities:
  Bonds and Notes                                                    58.5          0.6            (0.2)            58.9
  Redemptive Preferred Stocks                                        54.2          0.8            (0.2)            54.8
                                                                 --------        -----           -----         --------
Investments in Fixed Maturities                                  $2,176.4        $35.0           $(4.0)        $2,207.4
                                                                 ========        =====           =====         ========
-----------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1997 by contractual maturity were:

-----------------------------------------------------------------------------------------------------------------------
                                                                                             Amortized             Fair
[Dollars in Millions]                                                                             Cost            Value
Due in One Year or Less                                                                       $  397.1         $  398.4
Due After One Year to Five Years                                                               1,456.0          1,478.0
Due After Five Years to Fifteen Years                                                            272.6            280.7
Due After Fifteen Years                                                                          148.7            158.3
                                                                                              --------         --------
Total Investments in Fixed Maturities                                                         $2,274.4         $2,315.4
                                                                                              ========         ========
-----------------------------------------------------------------------------------------------------------------------

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.
   The change in Net Unrealized Appreciation on Fixed Maturities included in Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995 was:

-----------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                             1997            1996             1995
Increase (Decrease) in Unrealized Appreciation on Fixed Maturities               $10.0          $(61.0)          $174.8
Effect of Income Taxes                                                            (3.6)           21.5            (61.4)
                                                                                 -----          ------           ------
Increase (Decrease) in Net Unrealized Appreciation on Fixed Maturities           $ 6.4          $(39.5)          $113.4
                                                                                 =====          ======           ======
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  32

 Notes to the Consolidated Financial Statements


 NOTE 4.  INVESTMENTS OTHER THAN INVESTEES [continued]
 -------------------------------------------------------------------------------
 At December 31, 1997, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                            Gross Unrealized
                                                           -----------------     Fair
 [Dollars in Millions]                            Cost      Gains     Losses    Value
 Common Stocks                                   $ 19.7    $ 57.4     $  --     $ 77.1
 Preferred Stocks                                 111.3      57.5      (0.2)     168.6
                                                 ------    ------     -----     ------
 Total                                           $131.0    $114.9     $(0.2)    $245.7
                                                 ======    ======     =====     ======

 -------------------------------------------------------------------------------
 At December 31, 1996, gross unrealized gains and gross unrealized losses on Equity Securities were:
 -------------------------------------------------------------------------------

                                                           Gross Unrealized
                                                           -----------------    Fair
 [Dollars in Millions]                            Cost      Gains     Losses    Value
 Common Stocks                                   $ 20.0    $ 38.0     $(0.1)    $ 57.9
 Preferred Stocks                                 152.0      51.7      (1.9)     201.8
                                                 ------    ------     -----     ------
 Total                                           $172.0    $ 89.7     $(2.0)    $259.7
                                                 ======    ======     =====     ======

 -------------------------------------------------------------------------------
 The change in Net Unrealized Appreciation on Equity Securities included in Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995 was:
 -------------------------------------------------------------------------------

 [Dollars in Millions]                                    1997    1996      1995
 Increase (Decrease) in Unrealized Appreciation
   on Equity Securities                                  $27.0    $ 6.1    $(18.9)
 Effect of Income Taxes                                   (9.5)    (2.2)      6.4
                                                         -----     ----     -----
 Increase (Decrease) in Net Unrealized
   Appreciation on Equity Securities                     $17.5    $ 3.9    $(12.5)
                                                         =====    =====    ======

 -------------------------------------------------------------------------------

 NOTE 5.  INVESTMENTS IN INVESTEES
 -------------------------------------------------------------------------------
 The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1997 were:
 -------------------------------------------------------------------------------

                                 Curtiss-Wright        Litton                          Western
 [Dollars in Millions]            Corporation      Industries, Inc.    UNOVA, Inc.    Atlas Inc.     Total
 Carrying Value                      $ 82.7             $291.0           $143.3         $188.8      $  705.8
 Fair Value                          $159.1             $727.8           $208.1         $936.7      $2,031.7
 Approximate Voting Percentage         43.1%              27.5%            23.2%          23.2%

 -------------------------------------------------------------------------------
 The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1996 were:
 -------------------------------------------------------------------------------

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

 -------------------------------------------------------------------------------
 The Company's carrying value of its investment exceeded its equity in the reported net assets of its investees by approximately $1.6 million at December 31, 1997. This difference is not being amortized.

     The carrying values of the Company's investments in Litton and Western Atlas exceeded 10% of the Company's Shareholders' Equity at December 31, 1997 and 1996.
 -------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  33

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 5.  INVESTMENTS IN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
Unitrin's Equity in Net Income of Investees was $25.2 million, $50.6 million and $45.1 million in 1997, 1996 and 1995, respectively. Unitrin's Equity in Net Income of Investees for 1997 includes after-tax losses of $31.0 million and $1.8 million related to Unitrin's share of Western Atlas' charge and UNOVA's announced charge, respectively, for the write-off of recently acquired in-process research and development and an after-tax loss of $0.8 million for Unitrin's share of expenses related to Western Atlas' spin-off of UNOVA.
     Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent publicly-available financial reports. Summarized financial information for Litton and Western Atlas is presented below.
     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 1997, 1996 and 1995. Summarized financial information reported by Litton for such periods was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                  1997           1996           1995
Revenues
  Three Months Ended:
    January 31,                                                      $  960         $  740         $  694
    April 30,                                                         1,096          1,004            862
    July 31,                                                          1,070          1,032            975
    October 31,                                                       1,039          1,049            836
                                                                     ------         ------         ------
Revenues for Twelve Months Ended October 31,                         $4,165         $3,825         $3,367
                                                                     ======         ======         ======
Cost of Sales
  Three Months Ended:
    January 31,                                                      $  750         $  568         $  538
    April 30,                                                           865            789            682
    July 31,                                                            826            786            796
    October 31,                                                         800            825            663
                                                                     ------         ------         ------
Cost of Sales for Twelve Months Ended October 31,                    $3,241         $2,968         $2,679
                                                                     ======         ======         ======
Income from Continuing Operations
  Three Months Ended:
    January 31,                                                      $   36         $   33         $   28
    April 30,                                                            42             39             36
    July 31,                                                             44             42             39
    October 31,                                                          43             40             37
                                                                     ------         ------         ------
Income from Continuing Operations
  for Twelve Months Ended October 31,                                $  165         $  154         $  140
                                                                     ======         ======         ======
Net Income
  Three Months Ended:
    January 31,                                                      $   36         $   33         $   28
    April 30,                                                            42             39             36
    July 31,                                                             44             42             39
    October 31,                                                          43             40             37
                                                                     ------         ------         ------
Net Income for Twelve Months Ended October 31,                       $  165         $  154         $  140
                                                                     ======         ======         ======
Current Assets at October 31,                                        $1,801         $1,770

Non-current Assets at October 31,                                    $1,753         $1,668
                                                                     ======         ======
Current Liabilities at October 31,                                   $1,638         $1,649
                                                                     ======         ======
Non-current Liabilities at October 31,                               $  831         $  837
                                                                     ======         ======

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  34

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 5.  INVESTMENTS IN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
The amounts included in Unitrin's financial statements for Western Atlas represent amounts reported by Western Atlas for periods ending three months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Western Atlas for the twelve-month periods ending September 30, 1997, 1996 and 1995. Summarized financial information reported by Western Atlas for such periods was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                             1997            1996           1995
Revenues                                                        $1,603          $2,433         $2,191
                                                                ======          ======         ======
Cost of Sales                                                   $1,080          $1,683         $1,493
                                                                ======          ======         ======
Income from Continuing Operations                               $   80          $  116         $   95
                                                                ======          ======         ======
Net Income                                                      $  (61)         $  116         $   95
                                                                ======          ======         ======
Current Assets                                                  $1,386          $1,024
                                                                ======          ======
Non-current Assets                                              $1,432          $1,553
                                                                ======          ======
Current Liabilities                                             $  631          $  570
                                                                ======          ======
Non-current Liabilities                                         $  767          $  549
                                                                ======          ======

--------------------------------------------------------------------------------
On October 31, 1997, Western Atlas completed the distribution of all of the common stock of UNOVA to Western Atlas' shareholders in the form of a tax-free dividend. The Company owns approximately 23.2% of UNOVA's common stock, and accordingly, accounts for its investment in UNOVA under the equity method of accounting. Prior to the October 31, 1997 distribution, the 1997 results of UNOVA were reflected in Western Atlas' 1997 results as a discontinued operation. Western Atlas' net income for the twelve months ended September 30, 1997 includes an after-tax loss of approximately $203 million related to the write-off of recently acquired in-process research and development.

NOTE 6.  CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES
--------------------------------------------------------------------------------
Consumer Finance Receivables consists primarily of loans to California residents which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for losses.
     The fair values of Consumer Finance Receivables have been estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. The differences between the carrying values and the estimated fair values of Consumer Finance Receivables at December 31, 1997 and 1996 were not material.
     The reserve for losses on Consumer Finance Receivables was $39.5 million and $36.4 million at December 31, 1997 and 1996, respectively.
     Investment Certificates are generally fixed in maturity. The fair values of Investment Certificates have been estimated using the rates currently offered for deposits of similar remaining maturities. The differences between the carrying values and the estimated fair values of Investment Certificates at December 31, 1997 and 1996 were not material.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  35

                Notes to the Consolidated Financial Statements

NOTE 7.  PROPERTY AND CASUALTY INSURANCE RESERVES
--------------------------------------------------------------------------------
Property and Casualty Insurance Reserve activity for the years ended December 31, 1997, 1996 and 1995 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                              1997      1996      1995

Property and Casualty Insurance Reserves,
   Net of Reinsurance--Beginning of Year         $417.9    $395.0    $296.7
Acquired, Net of Reinsurance of $36.4 in 1995      19.6        --      93.4
Incurred related to:
  Current Year                                    540.7     550.4     444.8
  Prior Years                                     (15.9)    (40.4)    (29.6)
                                                 ------    ------    ------
Total Incurred                                    524.8     510.0     415.2
                                                 ------    ------    ------

Paid related to:
  Current Year                                    303.8     314.6     263.1
  Prior Years                                     209.7     172.5     147.2
                                                 ------    ------    ------
Total Paid                                        513.5     487.1     410.3
                                                 ------    ------    ------
Property and Casualty Insurance Reserves,
  Net of Reinsurance--End of Year                $448.8    $417.9    $395.0
                                                 ======    ======    ======

--------------------------------------------------------------------------------
Reinsurance Recoverables were $19.7 million, $36.9 million and $42.8 million at December 31, 1997, 1996 and 1995, respectively.

NOTE 8.  NOTES PAYABLE
--------------------------------------------------------------------------------
In September 1997, the Company entered into a $340 million unsecured revolving credit agreement with a group of banks which expires in September 2002 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement amends and restates the Company's previous credit agreement which was due to expire in January 1998. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

     At December 31, 1997 and 1996, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheet, of $75.0 million and $53.0 million at weighted average interest rates of 6.15% and 5.97%, respectively. Other borrowings, principally a mortgage note payable on a property occupied by the Company, were $6.1 million and $6.9 million at December 31, 1997 and 1996, respectively. The Company paid interest of $5.7 million, $6.8 million and $9.0 million in 1997, 1996 and 1995, respectively.

The differences between the carrying values and the estimated fair values of Notes Payable at December 31, 1997 and 1996 were not material.

NOTE 9.  SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 1997.
     On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a Shareholder Rights Plan. The description and terms of the rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, dated as of August 3, 1994.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 36

                Notes to the Consolidated Financial Statements


NOTE 9.  SHAREHOLDERS' EQUITY [continued]
--------------------------------------------------------------------------------
At December 31, 1997, there are approximately 2.8 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors' outstanding repurchase authorizations. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired 18.8 million shares of its common stock in open market transactions at an aggregate cost of approximately $870 million since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.
     Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and generally accepted accounting principles would not be available for cash dividends, loans or advances. Retained Earnings at December 31, 1997 also includes $398.1 million representing the undistributed earnings of investees.

     The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices. Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was approximately $850 million and $760 million at December 31, 1997 and 1996, respectively. Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was approximately $1,180 million and $990 million at December 31, 1997 and 1996, respectively. Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $20 million, $34 million and $60 million for the years ended December 31, 1997, 1996 and 1995, respectively. Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $63 million, $67 million and $95 million for the years ended December 31, 1997, 1996 and 1995, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

     The Company's subsidiaries paid dividends of $181.1 million to the Company in 1997. In 1998, the Company's subsidiaries would be able to pay approximately $248 million in dividends to the Company without prior regulatory approval.

NOTE 10.  Stock Option Plans
--------------------------------------------------------------------------------
On May 1, 1996, the Company's shareholders approved the Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") covering an aggregate of 200,000 shares of Unitrin common stock. Under the Director Plan, directors of the Company who are not employees and who first became directors after November 1, 1993 will be granted an initial option to purchase 2,000 shares of the Company's common stock and thereafter, on the date of each of the Company's annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director's fees into stock options upon six months prior notice to the Company. As of December 31, 1997 options for 14,000 common shares were outstanding and options for 186,000 common shares were available for future grant under the Director Plan.

     On May 14, 1997, the Company's shareholders approved the Unitrin, Inc. 1997 Stock Option Plan (the "1997 Option Plan") covering an aggregate of 2,000,000 shares of Unitrin common stock. Under the 1997 Option Plan, options to purchase shares of Unitrin common stock may be granted to key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates ("Participants"). In February 1990, the Company's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 2,500,000 shares of Unitrin common stock. Under the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executives and other key employees of the Company. The Stock Option Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 1997 Option Plan or the 1990 Option Plan. The Stock Option Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options.

     Options are nontransferable and are exercisable in installments. Only non-qualified stock options have been granted under both the 1997 Option Plan and the 1990 Option Plan.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 37

                Notes to the Consolidated Financial Statements

NOTE 10.  STOCK OPTION PLANS [CONTINUED]
--------------------------------------------------------------------------------
To encourage stock ownership by the Company's key employees, both the 1997 Option Plan and the 1990 Option Plan include a provision to automatically grant restorative stock options (Restorative Options) to replace shares of previously-owned Unitrin common stock that an exercising employee surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee.

     On August 6, 1997, the Stock Option Committee of the Board of Directors revised the vesting schedule of all options then outstanding under the Company's 1990 Stock Option Plan so that such options shall vest in four annual installments beginning six months after their respective dates of grant. As of December 31, 1997, options for 63,312 common shares were outstanding and options covering 1,936,500 common shares were available for future grant under the 1997 Stock Option Plan. As of December 31, 1997, options for 1,835,326 common shares were outstanding and options covering 61,800 common shares were available for future grant under the 1990 Stock Option Plan.

     The following table summarizes information about stock options outstanding at December 31, 1997:
--------------------------------------------------------------------------------

                                  Options Outstanding                           Options Exercisable
                  ---------------------------------------------------    --------------------------------
                     Number     Weighted-Average                           Number
Range of          Outstanding      Remaining        Weighted-Average     Exercisable     Weighted-Average
Exercise Prices   at Year End   Contractual Life     Exercise Price      at Year End      Exercise Price
 $31.75-$47.00      293,216       5.5 years             $41.14            202,841            $39.06
$47.50-$67.625    1,619,422       5.6 years             $58.07            319,359            $55.81

--------------------------------------------------------------------------------

     Had the Company accounted for stock options granted in 1997, 1996 and 1995 under the provisions of SFAS 123, "Accounting for Stock-Based Compensation," pro forma net income would have been $110.7 million, $130.8 million and $149.9 million for the years ended December 31, 1997, 1996 and 1995, respectively, and pro forma net income per share would have been $2.96, $3.47 and $3.71 for the years ended December 31, 1997, 1996 and 1995, respectively. Pro forma compensation expense in 1997 includes $1.3 million for initial options granted in 1997, $3.6 million for restorative options granted in 1997, $3.0 million for amortization of expense for grants made in 1996 and 1995 and $3.1 million for the change in the vesting schedule. Pro forma compensation expense in 1996 includes $1.2 million for initial options granted in 1996, $0.3 million for restorative options granted in 1996 and $1.2 million for amortization of expense for grants made in 1995. Pro forma compensation expense in 1995 includes $1.1 million for initial options granted in 1995. Under the provisions of SFAS 123, the fair value of initial option grants excludes any value attributable to the restorative feature. These pro forma amounts may not be representative of the effects of SFAS 123 on pro forma net income for future years because options vest over several years and different levels of awards, including restorative awards, may be granted in future years.

     The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 1997, 1996 and 1995, the expected dividend yield used was 4.51%, 3.46% and 3.28%, respectively. The weighted average expected volatility used was 20% for options granted in all three years. The weighted average risk free interest rate used was the average yield on U.S. Treasury securities with a maturity comparable to the expected life of each option. The expected lives of the options ranged between 1 to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 38

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 10.  STOCK OPTION PLANS [CONTINUED]
--------------------------------------------------------------------------------
A summary of the status of the Company's three stock option plans as of December 31, 1997, 1996 and 1995, and stock option activity for the years then ended is presented below:
--------------------------------------------------------------------------------

                                                                                                              Estimated Weighted
                                                                                                             Average Fair Value Of
                                          Number           Weighted-Average         Options Exercisable         Options Granted
                                        of Shares           Exercise Price              at Year End             during the Year

Outstanding at December 31, 1994        1,396,675              $36.54                     347,275
   Granted                                395,500               46.08                                               $12.14
   Exercised                             (119,175)              33.91
   Forfeited                             (139,000)              39.96
                                        ---------          ----------------
Outstanding at December 31, 1995        1,534,000              $38.91                     440,500
   Granted                                640,472               50.80                                               $10.08
   Exercised                             (290,754)              33.73
   Forfeited                              (76,000)              47.20
                                        ---------          ----------------
Outstanding at December 31, 1996        1,807,718              $43.58                     403,818
   Granted                              1,651,403               58.71                                               $ 5.55
   Exercised                           (1,471,437)              44.71
   Forfeited                              (75,046)              51.39
                                        ---------          ----------------
Outstanding at December 31, 1997        1,912,638              $55.47                     522,200
                                        =========          ================

--------------------------------------------------------------------------------
Options granted in 1997 and 1996 include 1,173,903 and 162,972 Restorative Options, respectively.


NOTE 11. NET INCOME PER SHARE
--------------------------------------------------------------------------------
The Company determined Net Income Per Share and Net Income Per Share Assuming Dilution in accordance with SFAS No. 128 for the years ended December 31, 1997, 1996 and 1995 as follows:
--------------------------------------------------------------------------------


[Dollars and Shares in Millions, Except Per Share Amounts]   1997            1996          1995
Net Income                                                 $117.9          $132.5        $150.6
Dilutive Effect on Net Income from
  Investees' Equivalent Shares                               (1.0)           (1.0)         (0.9)
                                                           ------          ------        ------
Net Income Assuming Dilution                               $116.9          $131.5        $149.7
                                                           ======          ======        ======
Weighted Average Common Shares Outstanding                   37.4            37.7          40.4
Dilutive Effect of Unitrin Stock Option Plans                 0.2             0.2           0.2
                                                           ------          ------        ------

Weighted Average Common Shares and
  Equivalent Shares Outstanding Assuming Dilution            37.6            37.9          40.6
                                                           ======          ======        ======

Net Income Per Share                                       $ 3.15          $ 3.51        $ 3.73
                                                           ======          ======        ======

Net Income Per Share Assuming Dilution                     $ 3.11          $ 3.47        $ 3.69
                                                           ======          ======        ======

--------------------------------------------------------------------------------
Options outstanding at December 31, 1997, 1996 and 1995 to purchase 0.2 million,
0.1 million and 0.1 million shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 1997, 1996 and 1995, respectively, because the exercise price exceeded the average market price.
--------------------------------------------------------------------------------


                     Unitrin, Inc. and Subsidiaries  |  39

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 12.  INCOME FROM INVESTMENTS
--------------------------------------------------------------------------------
Net Investment Income for the years ended
  December 31, 1997, 1996 and 1995 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                     1997          1996          1995
Interest and Dividends on Fixed Maturities                              $147.2        $150.4        $164.0
Dividends on Equity Securities                                            16.5          16.1           8.7
Other                                                                     30.4          24.6          25.6
                                                                        ------        ------        -------

Investment Income                                                        194.1         191.1         198.3
Investment Expenses                                                       14.6          12.1          11.7
                                                                        ------        ------        ------
Net Investment Income                                                   $179.5        $179.0        $186.6
                                                                        ======        ======        ======

--------------------------------------------------------------------------------
The components of Net Gains on Sales of Investments
 for the years ended December 31, 1997, 1996 and
 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                     1997          1996          1995
Fixed Maturities:
  Gains                                                                 $  2.4        $  1.6        $  2.2
  Losses                                                                  (0.2)         (0.9)         (0.8)
Equity Securities:
  Gains                                                                    0.4           1.5          54.1
  Losses                                                                  (0.1)            --         (1.1)
Other Investments:
  Gains                                                                    1.1           1.2           0.8
  Losses                                                                    --            --            --
                                                                        ------        ------        ------
Net Gains on Sales of Investments                                       $  3.6        $  3.4        $ 55.2
                                                                        ======        ======        ======

--------------------------------------------------------------------------------
NOTE 13.  INSURANCE EXPENSES
--------------------------------------------------------------------------------
Insurance Expenses for the years ended
  December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                     1997          1996          1995
Commissions                                                             $224.4        $233.7        $239.4
General Expenses                                                         207.3         203.9         184.4
Taxes, Licenses and Fees                                                  26.9          27.6          25.6
                                                                        ------        ------        ------
Total Costs Incurred                                                     458.6         465.2         449.4
                                                                        ------        ------        ------
Policy Acquisition Costs:
  Deferred                                                              (145.6)       (149.1)       (148.5)
  Amortized                                                              167.4         170.1         157.5
                                                                        ------        ------        ------
Net Policy Acquisition Costs Amortized                                    21.8          21.0           9.0
                                                                        ------        ------        ------
Insurance Expenses                                                      $480.4        $486.2        $458.4
                                                                        ======        ======        ======

--------------------------------------------------------------------------------


                      Unitrin, Inc. and Subsidiaries | 40

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 14.  INCOME TAXES
--------------------------------------------------------------------------------
The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 1997 and 1996 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                            1997      1996
Deferred Tax Assets:
  Insurance Reserves                                           $ 64.3    $ 66.7
  Unearned Premium Reserves                                      21.8      20.2
  Tax Capitalization of Policy Acquisition Costs                 45.1      42.4
  Reserve for Losses on Consumer Finance Receivables             10.1      11.1
  Postretirement Benefits Other Than Pensions                    26.2      25.4
  Other                                                          17.9      20.8
                                                               ------    ------
    Total Deferred Tax Assets                                   185.4     186.6
                                                               ------    ------
Deferred Tax Liabilities:
  Deferred Policy Acquisition Costs                              81.7      91.3
  Fixed Maturities                                               18.7      15.3
  Equity Securities                                              32.6      23.4
  Investments in Investees                                      192.2     179.6
  Pension Asset                                                  13.1      12.7
  Other                                                           3.3       1.5
                                                               ------    ------
    Total Deferred Tax Liability                                341.6     323.8
                                                               ------    ------
    Net Deferred Tax Liability                                  156.2     137.2
    Current Tax Liability                                        31.6      29.2
                                                               ------    ------
    Accrued and Deferred Income Taxes                          $187.8    $166.4
                                                               ======    ======

--------------------------------------------------------------------------------
A deferred tax asset valuation allowance was not required at December 31, 1997 and 1996. Income taxes paid were $41.7 million, $47.2 million and $49.6 million in 1997, 1996 and 1995, respectively.

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

     Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 was:
--------------------------------------------------------------------------------


[Dollars in Millions]                                  1997      1996      1995
Income Tax Expense                                   $ 47.1    $ 40.2    $ 55.3
Equity in Net Income of Investees                      12.7      26.5      23.7
Unrealized Appreciation (Depreciation) on
  Securities                                           13.1     (19.3)     55.0
Effect on Paid-in Capital from Exercise of
  Stock Options                                        (8.0)     (1.8)     (0.6)
                                                     ------    ------    ------
Comprehensive Income Tax Expense                     $ 64.9    $ 45.6    $133.4
                                                     ======    ======    ======

--------------------------------------------------------------------------------
The components of Income Tax Expense for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------


[Dollars in Millions]                                  1997      1996      1995
Current Tax Expense                                  $ 52.6    $ 50.0    $ 57.9
Deferred Tax Benefit                                   (5.5)     (9.8)     (2.6)
                                                     ------    ------    ------
Income Tax Expense                                   $ 47.1    $ 40.2    $ 55.3
                                                     ======    ======    ======

--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 41

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 14.  INCOME TAXES [CONTINUED]
--------------------------------------------------------------------------------
Components of the effective income tax rate on pre-tax income for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

                                                                 1997            1996            1995
Statutory Federal Income Tax Rate                                35.0%           35.0%           35.0%
Tax-exempt Income                                                (3.6)           (5.0)           (2.7)
State Income Taxes                                                0.7             1.6             1.4
Amortization of Cost in Excess of Net
  Assets of Purchased Businesses                                  1.6             0.9             0.5
Other, Net                                                         --             0.4             0.2
                                                              -------         -------         -------
Effective Income Tax Rate                                        33.7%           32.9%           34.4%
                                                              =======         =======         =======

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


NOTE 15.  PENSION BENEFITS
--------------------------------------------------------------------------------
The Company sponsors several defined benefit pension plans covering most of its employees. Participation in certain plans requires employee contributions of 3 percent of pay, as defined, per year. Benefits for contributory plans are based on compensation during plan participation and the number of years of participation. Benefits for non-contributory plans are based on years of service and final average pay, as defined. The Company funds the pension plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.
     The components of Pension Expense (Income) for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                              1997            1996           1995
Service Cost Benefits Earned During the Year                     $  5.4           $ 4.1          $ 3.9
Interest Cost on Projected Benefit Obligation                       7.4             7.0            6.6
Actual Gain on Plan Assets                                        (11.6)           (8.4)          (8.0)
Net Amortization and Deferral                                      (0.8)           (3.1)          (3.4)
                                                                 ------           -----          -----
Pension Expense (Income)                                         $  0.4           $(0.4)         $(0.9)
                                                                 ======           =====          =====

--------------------------------------------------------------------------------
The actuarial assumptions used to develop the components of Pension Expense (Income) for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

                                                                  1997            1996            1995
Discount Rate                                                      7.0%            7.0%            7.5%
Rate of Increase in Future Compensation Levels                     4.0%            4.0%            4.5%
Expected Long-term Rate of Return on Plan Assets                   6.5%            6.0%            6.0%

--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  42

Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 15.  PENSION BENEFITS [continued]
--------------------------------------------------------------------------------
Plan Assets in Excess of Projected Benefit Obligations at December 31, 1997 and 1996 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                                            1997       1996
Plan Assets at Fair Value, Primarily U.S. Government Obligations                                $174.3     $163.3
                                                                                                ------     ------
Present Value of Projected Benefit Obligations:
  Vested Benefit Obligation                                                                       97.5       88.4
  Non-vested Benefit Obligation                                                                    1.8        2.0
                                                                                                ------     ------
  Accumulated Benefit Obligation                                                                  99.3       90.4
  Additional Benefits Related to Future Compensation Levels                                       16.6       17.3
                                                                                                ------     ------
  Projected Benefit Obligations                                                                  115.9      107.7
                                                                                                ------     ------
Plan Assets in Excess of Projected Benefit Obligations                                          $ 58.4     $ 55.6
                                                                                                ======     ======
Plan Assets in Excess of Projected Benefit Obligations:
  Included in Balance Sheet:
    Prepaid Pension Cost                                                                        $ 37.0     $ 36.2
    Accrued Pension Liability                                                                       --       (4.3)
  Not Included in Balance Sheet:
      Unrecognized Net Asset at Adoption of SFAS No. 87, Net of Amortization                       5.3        7.3
      Unrecognized Net Gain Due to Past Experience Different from that
      Assumed and Changes in the Assumptions                                                      16.1       16.4
                                                                                                ------     ------

Plan Assets in Excess of Projected Benefit Obligations                                          $ 58.4     $ 55.6
                                                                                                ======     ======

--------------------------------------------------------------------------------
At both December 31, 1997 and 1996 a discount rate of 7.0 percent and a rate of increase in future compensation levels of 4.0 percent were assumed for the valuation of pension obligations.

NOTE 16.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
--------------------------------------------------------------------------------
The Company sponsors several postretirement benefit plans that provide medical and life insurance benefits to approximately 1,000 retired and 2,000 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant's attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually. Postretirement life insurance benefits are generally contributory and generally limited to $10,000 per participant.
     Postretirement medical and life insurance expense was $4.4 million in 1997, $4.7 million in 1996 and $5.4 million in 1995. This expense primarily represents interest on the accumulated postretirement benefit obligation. Service cost was not material.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 43

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 16.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]
--------------------------------------------------------------------------------
The plans' combined Accumulated Postretirement Benefit Obligation at December 31, 1997 and 1996 was:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                                   1997            1996
Retirees                                                                               $43.8           $42.9
Fully Eligible Active Participants                                                       7.1             7.9
Other Active Plan Participants                                                          16.6            17.3
                                                                                       -----           -----
Accumulated Postretirement Benefit Obligation                                           67.5            68.1
Unrecognized Net Gain Due to
 Experience Different from that Assumed                                                  7.6             5.8
                                                                                       -----           -----
Net Postretirement Liability
 Recognized in the Balance Sheet                                                       $75.1           $73.9
                                                                                       =====           =====

--------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the Accumulated Postretirement Benefit Obligation at December 31, 1997 was 8.15 percent in 1997, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Accumulated Postretirement Benefit Obligation at December 31, 1996 was 8.5 percent in 1996, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.

     A one percentage point increase in the assumed health care cost trend rate for each year would increase the Accumulated Postretirement Benefit Obligation at December 31, 1997 by approximately $7.2 million and 1997 postretirement expense by $0.5 million.

     The assumed discount rate used in determining the Accumulated Postretirement Benefit Obligation was 7.0 percent at both December 31, 1997 and 1996.

NOTE 17.  BUSINESS SEGMENTS
--------------------------------------------------------------------------------
The Company is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Insurance provided in the Property and Casualty Insurance segment consists of automobile, homeowners, motorcycle, watercraft, fire, casualty, workers compensation and other related lines. The Life and Health Insurance segment includes both individual and group life, accident, health and hospitalization insurance. The Consumer Finance segment makes consumer loans primarily for the purchase of automobiles and offers savings accounts in the form of investment certificates and money market accounts.

     Segment Revenues for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                                   1997           1996            1995
SEGMENT REVENUES

Property and Casualty Insurance                                     $  831.7       $  781.2        $  631.5
Life and Health Insurance                                              566.5          612.1           649.7
Consumer Finance                                                       125.0          120.4           106.5
                                                                    --------       --------        --------
Total Segment Revenues                                               1,523.2        1,513.7         1,387.7
                                                                    --------       --------        --------
Net Gains on Sales of Investments                                        3.6            3.4            55.2
Other                                                                    3.3            6.0             4.5
                                                                    --------       --------        --------
Total Revenues                                                      $1,530.1       $1,523.1        $1,447.4
                                                                    ========       ========        ========

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  44

Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 17.  BUSINESS SEGMENTS [continued]
--------------------------------------------------------------------------------
Segment Operating Profit and Segment Assets for the years ended December 31, 1997, 1996 and 1995 were:
--------------------------------------------------------------------------------

[Dollars in Millions]
                                                           1997           1996            1995
SEGMENT OPERATING PROFIT
Property and Casualty Insurance                          $ 83.7        $   63.2        $   50.2
Life and Health Insurance                                  50.1            40.3            52.8
Consumer Finance                                           13.9            26.4            25.7
                                                        --------       --------        --------
Total Segment Operating Profit                            147.7           129.9           128.7
                                                        --------       --------        --------
Net Gains on Sales of Investments                           3.6             3.4            55.2
Other                                                     (11.5)          (11.2)          (23.1)
                                                        --------       --------        --------
Income before Income Taxes and Equity in
  Net Income of Investees                               $ 139.8        $  122.1        $  160.8
                                                        =======        ========        ========

SEGMENT ASSETS

Property and Casualty Insurance                         $1,083.7       $1,109.0        $1,051.3
Life and Health Insurance                                2,457.4        2,505.1         2,543.1
Consumer Finance                                           657.3          676.8           598.7
Investees and Other                                        722.3          580.2           625.6
                                                        --------       --------        --------
Total Assets                                            $4,920.7       $4,871.1        $4,818.7

--------------------------------------------------------------------------------
NOTE 18.  REINSURANCE
--------------------------------------------------------------------------------
Effective January 1, 1997, United Insurance Company of America ("United"), one of the Company's Life and Health Insurance segment subsidiaries, entered into a long-duration reinsurance agreement to cede certain in-force life and health insurance policies principally in the states of Arkansas and Missouri to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $10 million in 1997.

     Effective May 31, 1996, United entered into a long-duration reinsurance agreement to cede certain in-force life insurance policies to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $6 million and $7 million in 1997 and 1996, respectively.

     At December 31, 1997 and 1996, United had not been relieved of its primary obligation to certain policyholders under these reinsurance agreements. Accordingly, pursuant to the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts," the Company continues to include the life insurance reserves related to these policyholders on its balance sheet along with a corresponding amount classified as Other Receivables. Life insurance reserves related to these policyholders were approximately $78 million and $112 million at December 31, 1997 and 1996, respectively.

Premiums on short-duration policies assumed were $95.4 million and $109.6 million for the years ended December 31, 1997 and 1996, respectively. Premiums on short-duration policies assumed were not material for the year ended December 31, 1995. Premiums on long-duration policies assumed were not material for the years ended December 31, 1997, 1996 and 1995. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 1997, 1996 and 1995.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 45

                Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 19.  CONTINGENCIES
--------------------------------------------------------------------------------

The Company and its subsidiaries are defendants in various legal actions incidental to their businesses. Some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe that there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.

     In connection with one action, Ronnie Dale Bleeker v. Trinity Universal Insurance Company ("Trinity"), et al., the District Court of Hildalgo County, Texas, on February 9, 1995 entered a judgment in the amount of $77.0 million, including attorney's fees of $38.5 million, against Trinity, one of the Company's subsidiaries. The case involves an accident in which Ronnie Bleeker, a former insured of Trinity under a $40 thousand automobile insurance policy, while driving his truck struck another truck parked alongside a road, killing one person and injuring several others. Suit was filed against Bleeker by the injured parties (the "Claim Case"). In 1993, the plaintiffs in the Claim Case were awarded damages in excess of $9 million. In 1994, these plaintiffs, acting as assignees of a purported claim by Bleeker against Trinity, filed suit against Trinity (the "Bad Faith Case") alleging that negligent claim handling by Trinity led to the large verdict against Bleeker in the Claim Case. The Bad Faith Case was tried in 1995 and resulted in the judgment against Trinity described above. Trinity appealed the judgment to the Thirteenth Court of Appeals in Corpus Christi, Texas. On February 27, 1997, the court of appeals issued its decision affirming in part and reversing and remanding in part the judgment of the trial court. The result is that the judgment has been reduced to $12.8 million plus interest, and the case has been remanded for a new trial on the plaintiffs' claim of unconscionability. Trinity has filed an application for writ of error in the Supreme Court of Texas. The Company continues to believe that Trinity has a number of meritorious defenses. The Company believes that resolution of this action will not have a material adverse effect on the Company's financial position.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 46

                Notes to the Consolidated Financial Statements

----------------------------------------------------------------------------------------------------------------------------------
NOTE 20.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]                                      Three Months Ended
----------------------------------------------------------------------------------------------------------------------------------
                                                               March 31,     June 30,     Sept. 30,    Dec. 31,           Total
1997
Premiums and Consumer Finance Revenues                           $338.4        $342.3      $338.7       $327.6         $1,347.0
Net Investment Income                                              42.4          46.4        43.8         46.9            179.5
Net Gains on Sales of Investments                                   1.3           1.8         0.1          0.4              3.6
                                                                 ------        ------      ------       ------         --------
Total Revenues                                                   $382.1        $390.5      $382.6       $374.9         $1,530.1
                                                                 ======        ======      ======       ======         ========
Net Income:
  From Operations                                                $ 20.0        $ 18.1      $ 21.2       $ 31.0         $   90.3
  From Investees Before
    One-Time Items                                                 12.8          13.7        15.8         16.5             58.8
  From Investees' One-Time Items                                     --         (31.8)         --         (1.8)           (33.6)
  From Sales of Investments                                         0.9           1.2          --          0.3              2.4
                                                                 ------        ------      ------       ------         --------
Total Net Income                                                 $ 33.7        $  1.2      $ 37.0       $ 46.0         $  117.9
                                                                 ======        ======      ======       ======         ========
Net Income Per Share (A)                                         $ 0.90        $ 0.03      $ 0.99       $ 1.23         $   3.15
                                                                 ======        ======      ======       ======         ========
Net Income Per Share Assuming Dilution (A)                       $ 0.89        $ 0.03      $ 0.97       $ 1.21         $   3.11
                                                                 ======        ======      ======       ======         ========
Dividends Paid to Common Shareholders
  (Per Share)                                                    $ 0.60        $ 0.60      $ 0.60       $ 0.60         $   2.40
                                                                 ======        ======      ======       ======         ========
Common Stock Market Prices:
  High                                                           55 3/4        62 7/8      66 1/4       68 1/2           68 1/2
  Low                                                            49 1/2        48 1/2      56 1/4       60 5/8           48 1/2
  Close                                                          49 3/4        61          65           64 5/8           64 5/8
----------------------------------------------------------------------------------------------------------------------------------
1996
Premiums and Consumer Finance Revenues                           $334.4        $337.6      $334.4       $334.3         $1,340.7
Net Investment Income                                              45.1          44.4        44.0         45.5            179.0
Net Gains on Sales of Investments                                   1.1           0.1         0.4          1.8              3.4
                                                                 ------        ------      ------       ------         --------
Total Revenues                                                   $380.6        $382.1      $378.8       $381.6         $1,523.1
                                                                 ======        ======      ======       ======         ========
Net Income:
  From Operations                                                $ 13.3        $ 18.0      $ 24.2       $ 24.2         $   79.7
  From Investees Before
    One-Time Items                                                 11.4          11.4        13.7         14.1             50.6
  From Sales of Investments                                         0.7           0.1         0.2          1.2              2.2
                                                                 ------        ------      ------       ------         --------
Total Net Income                                                 $ 25.4        $ 29.5      $ 38.1       $ 39.5         $  132.5
                                                                 ======        ======      ======       ======         ========
Net Income Per Share (A)                                         $ 0.66        $ 0.78      $ 1.02       $ 1.06         $   3.51
                                                                 ======        ======      ======       ======         ========
Net Income Per Share Assuming Dilution (A)                       $ 0.65        $ 0.77      $ 1.01       $ 1.05         $   3.47
                                                                 ======        ======      ======       ======         ========
Dividends Paid to Common Shareholders
  (Per Share)                                                    $ 0.55        $ 0.55      $ 0.55       $  0.55        $   2.20
                                                                 ======        ======      ======       ======         ========
Common Stock Market Prices:
  High                                                           51 3/4        49 1/2      51           56 3/8           56 3/8
  Low                                                            45 1/4        45 3/4      44 1/4       49               44 1/4
  Close                                                          46            47          49 1/4       55 3/4           55 3/4
----------------------------------------------------------------------------------------------------------------------------------

(A) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  47