Form 10-K, Exhibit 13
period 1997-12-31
UNITRIN INC
filed 1998-03-06
CIK 860748

                                                                    EXHIBIT 13.2




                       MANAGEMENT DISCUSSION AND ANALYSIS
                                       OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



The following pages reproduce pages 16 through 22 from Unitrin, Inc.'s 1997 Annual Report to Shareholders.

               Management's Discussion and Analysis of Results
                     of Operations and Financial Condition

------------------------------------------------------------------------------
PROPERTY AND CASUALTY INSURANCE
------------------------------------------------------------------------------
[Dollars in Millions]                              1997       1996      1995
Premiums                                          $775.3     $731.2    $587.3
Net Investment Income                               56.4       50.0      44.2
                                                  ------     ------    ------
Total Revenues                                    $831.7     $781.2    $631.5
                                                  ======     ======    ======
Operating Profit                                  $ 83.7     $ 63.2    $ 50.2
                                                  ======     ======    ======
------------------------------------------------------------------------------

Premiums in the Property and Casualty Insurance segment increased by $44.1 million in 1997. Premiums increased by $33.4 million as a result of the January 1997 acquisition of Union Automobile Indemnity Company ("Union"). Excluding the Union acquisition, premiums increased due primarily to higher volume of automobile insurance, partially offset by lower volume of home service products.

     Net Investment Income in the Property and Casualty Insurance segment increased by $6.4 million in 1997 due primarily to the inclusion of Union net investment income in 1997 and interest resulting from the settlement of prior year taxes.

     Operating Profit in the Property and Casualty Insurance segment increased by $20.5 million in 1997. Losses directly attributed to storms decreased $15.3 million in 1997 partially resulting from the Company's continuing efforts to reduce its concentration of business in storm prone areas. Excluding the effect of storms, Operating Profit increased in 1997 due primarily to improved loss experience in automobile insurance and the higher net investment income, partially offset by expenses related to Year 2000 and other system development costs.

     Premiums in the Property and Casualty Insurance segment increased by $143.9 million in 1996. Premiums increased by $135.3 million in 1996 as a result of the October 2, 1995 acquisition of Milwaukee Insurance Group, Inc. ("Milwaukee Insurance"). Automobile insurance premiums unrelated to the acquisition increased by $14.2 million due primarily to higher prices, partially offset by the comparative effect of $5.7 million of favorable premium adjustments related to Proposition 103 in 1995.

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
------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  |  16

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------------------------------------
LIFE AND HEALTH INSURANCE
--------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                       1997           1996           1995
Life Insurance Premiums                                                   $330.9         $359.4         $368.6
Accident and Health Insurance Premiums                                     115.8          129.7          143.2
                                                                          ------         ------         ------
Total Premiums                                                             446.7          489.1          511.8
Net Investment Income                                                      119.8          123.0          137.9
                                                                          ------         ------         ------
Total Revenues                                                            $566.5         $612.1         $649.7
                                                                          ======         ======         ======
Operating Profit                                                          $ 50.1         $ 40.3         $ 52.8
                                                                          ======         ======         ======
--------------------------------------------------------------------------------------------------------------

Life Insurance Premiums decreased by $28.5 million in 1997 due primarily to the ceding of certain life insurance policies to third parties (see below) and lower volume. Accident and Health Insurance Premiums decreased by $13.9 million due primarily to lower volume, partially offset by higher prices. In 1997, the Company began exiting certain Accident and Health Insurance markets. As a result of exiting these markets, annual Accident and Health Insurance premiums are expected to decrease by approximately $12 million in 1998.
     Net Investment Income in the Life and Health Insurance segment decreased by $3.2 million in 1997 due primarily to a lower level of investments as a result of the ceding of certain life insurance policies to third parties.
     Operating Profit in the Life and Health Insurance segment in 1997 increased by $9.8 million due primarily to lower benefits as a percentage of premiums. Policy Acquisition Costs Amortized exceeded Policies Acquisition Costs Deferred by $23.3 million in 1997 due to a lower volume of new business written in 1997 and the continuing amortization of costs deferred in prior years.
     Life Insurance Premiums decreased by $9.2 million in 1996 due primarily to the ceding of certain life insurance policies to a third party (see below). Accident and Health Insurance Premiums decreased by $13.5 million in 1996 due primarily to lower volume.
     Net Investment Income in the Life and Health Insurance segment decreased by $14.9 million in 1996 due to a lower level of investments primarily the result of certain intercompany transactions (see "Liquidity and Capital Resources") and the ceding of certain life insurance policies to a third party.
     Operating Profit in the Life and Health Insurance segment decreased by $12.5 million in 1996 due primarily to the lower net investment income. Policy Acquisition Costs Amortized exceeded Policy Acquisition Costs Deferred by $26.1 million in 1996 due to lower volume of new business written in 1996 and the continuing amortization of costs deferred in prior years.
     Effective January 1, 1997, United Insurance Company of America ("United"), one of the Company's Life and Health Insurance segment subsidiaries, entered into a long-duration reinsurance agreement to cede certain in-force life and health insurance policies principally in the states of Arkansas and Missouri to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $10 million in 1997. See Note 18 to the Consolidated Financial Statements.
     Effective May 31, 1996, United entered into a long-duration reinsurance agreement to cede certain in-force life insurance policies to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $6 million and $7 million in 1997 and 1996, respectively. See Note 18 to the Consolidated Financial Statements.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  17

               Management's Discussion and Analysis of Results
                     of Operations and Financial Condition

----------------------------------------------------------------------------------------------------------------------
CONSUMER FINANCE
----------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                        1997           1996           1995
Revenues                                                                   $125.0         $120.4         $106.5
                                                                           ======         ======         ======
Operating Profit                                                           $ 13.9         $ 26.4         $ 25.7
                                                                           ======         ======         ======
----------------------------------------------------------------------------------------------------------------------

Consumer Finance Revenues increased by $4.6 million in 1997 due primarily to a higher level of loans outstanding during the first half of the year and to a higher level of investments. Operating Profit in the Consumer Finance segment decreased by $12.5 million in 1997 due primarily to higher provisions for loan losses.
     Consumer Finance Revenues increased by $13.9 million in 1996 due primarily to a higher level of loans outstanding. Operating Profit in the Consumer
Finance segment increased by $0.7 million in 1996 due primarily to the higher level of loans outstanding.
     Loans more than 90 days past due were $17.8 million and $19.2 million at December 31, 1997 and 1996, respectively, while the reserve for loan losses was $39.5 million and $36.4 million, respectively. Loans more than 90 days past due decreased primarily due to a lower level of loans outstanding at December 31, 1997, compared to December 31, 1996, while the reserve for loan losses increased due primarily to current economic conditions.

INVESTEES
--------------------------------------------------------------------------------
Unitrin's investment portfolio includes equity securities or "investees" accounted for by the equity method of accounting: Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton"), UNOVA, Inc. ("UNOVA"), and Western Atlas Inc. ("Western Atlas"). Each of the investee companies is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. These securities are held for investment purposes primarily as part of the investment portfolios of Unitrin's insurance subsidiaries. The market value of Unitrin's Investments in Investees was approximately $2.0 billion at December 31, 1997 compared to an asset carrying value of $706 million under the equity method of accounting.
     Unitrin accounts for its Investments in Investees under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18 using the most recent publicly-available financial reports. See Note 2 to the Consolidated Financial Statements. The amounts included in Unitrin's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier.
     At December 31, 1997, Unitrin owned approximately 43.1% of Curtiss-Wright's common stock. Curtiss-Wright stated in its 1996 annual report to shareholders that it "is a diversified multi-national manufacturing and service concern that designs, manufactures and overhauls precision components and systems and provides highly engineered services to the aerospace, automotive, shipbuilding, oil, petrochemical, agricultural equipment, power generation, metal working and fire & rescue industries."
     At December 31, 1997, Unitrin owned approximately 27.5% of Litton's common stock. Litton stated in its 1997 annual report to shareholders that it is an "aerospace, defense and commercial electronics company," that it provides "advanced electronic, defense and information systems and is a primary builder of large surface combatant ships for the U.S. Navy," and that it is "an international supplier of connectors, multilayer circuit boards, laser crystals, solder materials and other equipment used primarily in the telecommunications, industrial and computer markets."
     At December 31, 1997, Unitrin owned approximately 23.2% of Western Atlas' common stock. Western Atlas stated in its 1996 annual report to shareholders that Western Atlas was a "global solutions company whose success is based on information and systems integration technologies for the energy and industrial markets. Its two primary business segments--oilfield information and industrial automation--are centered on high-technology products, systems and services that are designed to improve efficiency and productivity of customer projects."
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  18

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
On October 31, 1997, Western Atlas completed the distribution of its industrial automation businesses in the form of the common stock of UNOVA to Western Atlas' shareholders in a tax-free dividend. At December 31, 1997, Unitrin owned approximately 23.2% of UNOVA's common stock. UNOVA stated in its September 30, 1997 quarterly report on Form 10-Q that it is "an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. The company is engaged in the industrial automation and automated data systems businesses."
     Unitrin's Equity in Net Income of Investees was $25.2 million, $50.6 million and $45.1 million in 1997, 1996 and 1995, respectively. Unitrin's Equity in Net Income of Investees for 1997 includes after-tax losses of $31.0 million and $1.8 million related to Unitrin's share of Western Atlas' charge and UNOVA's announced charge, respectively, for the write-off of recently acquired in-process research and development and an after-tax loss of $0.8 million for Unitrin's share of expenses related to Western Atlas' spin-off of UNOVA.
     Summarized financial and other information about Unitrin's Investments in Investees can be found in Note 5 to the Consolidated Financial Statements.

INVESTMENT RESULTS
--------------------------------------------------------------------------------
Net Investment Income was $179.5 million, $179.0 million and $186.6 million in 1997, 1996 and 1995, respectively.
     Net Investment Income increased by $0.5 million in 1997 due primarily to the inclusion of Union net investment income in 1997 and interest resulting from the settlement of prior year taxes, partially offset by lower investment income from the Company's investment in Navistar $6.00 Cumulative Convertible Preferred Stock, Series G (see below).
     Net Investment Income decreased by $7.6 million in 1996 due primarily to the funding of the Company's common stock repurchase program, partially offset by the inclusion of Milwaukee Insurance net investment income for a full year in 1996.
     Net Investment Income from the Company's investment in Navistar's $6.00 Cumulative Convertible Preferred Stock, Series G was $5.7 million in 1997, $7.1 million in 1996 and $4.3 million in 1995. It is the Company's policy to record dividend income on its preferred and common stock investments based on the ex-dividend date. Net Investment Income from the Company's investment in Navistar decreased by $1.4 million in 1997 and increased by $2.8 million in 1996 due to the timing of the Navistar Preferred Stock ex-dividend date. Net Investment Income on this investment was recorded in the Company's Life and Health Insurance segment until the third quarter of 1995 when United, a subsidiary of the Company, sold the investment to the Unitrin, Inc. parent company.
     Net Gains on Sales of Investments was $3.6 million in 1997, $3.4 million in 1996 and $55.2 million in 1995. Net Gains on Sales of Investments in 1995 resulted primarily from sales of certain equity securities. The Company cannot anticipate when or if investment gains or losses may occur in the future.
     The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in United States Government obligations and investment-grade fixed maturities. The Company's investment in non-investment-grade fixed maturity investments is insignificant.

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
--------------------------------------------------------------------------------


                     Unitrin, Inc. and Subsidiaries |  19

               Management's Discussion and Analysis of Results
                     of Operations and Financial Condition

--------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
At December 31, 1997, there are approximately 2.8 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors' outstanding repurchase authorizations. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 1997, the Company repurchased and retired 395,500 shares of its common stock in open market transactions at an aggregate cost of $20.7 million. The Company has repurchased and retired 18.8 million shares of its common stock in open market transactions at an aggregate cost of approximately $870 million since 1990.
     On February 5, 1997, the Company's Board of Directors increased the Company's quarterly dividend from $0.55 per common share to $0.60 per common share.
     United, one of the Company's Life and Health Insurance segment subsidiaries, paid a $300 million extraordinary dividend to the Company during the third quarter of 1995. The proceeds of this dividend were used primarily to reduce the Company's borrowings under its revolving credit agreement, to fund the Company's common stock repurchase program and to purchase approximately $50 million of Navistar International Corporation $6.00 Cumulative Convertible Preferred Stock, Series G from United.
     The Company entered into a five-year $340 million unsecured revolving credit agreement with a group of banks in September 1997. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted average interest rate on the $75 million in advances outstanding under the agreement on December 31, 1997 was 6.15%. At December 31, 1997, the unused commitment under the Company's revolving credit agreement was $265 million. In addition, the Company's subsidiaries in 1998 would be able to pay approximately $248 million in dividends to the Company without prior regulatory approval.
     The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities and provide a margin for adverse deviation. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. At December 31, 1997, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements.
     Litton, UNOVA and Western Atlas do not presently pay dividends on their common stock. Cash dividends received from Curtiss-Wright totaled $2.2 million in each of 1997, 1996 and 1995. The Company cannot anticipate when or if dividends will be paid by the investee companies in the future. The Company's retained earnings at December 31, 1997 includes $398.1 million representing the undistributed equity in net income of investees.

INTEREST AND OTHER EXPENSES
--------------------------------------------------------------------------------
Interest and Other Expenses was $13.1 million in 1997, $15.5 million in 1996 and $25.8 million in 1995. Expenses attributed to an unsolicited business combination proposal were $8.0 million in 1995. Interest Expense was $5.3 million, $6.3 million and $10.5 million in 1997, 1996 and 1995, respectively. Other corporate expenses were $7.8 million in 1997, $9.2 million in 1996 and $7.3 million in 1995.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries |  20

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
THE YEAR 2000 ISSUE
--------------------------------------------------------------------------------
The Year 2000 issue (i.e. the ability of computer systems to accurately identify and process dates beginning with the year 2000 and beyond) affects virtually all companies and organizations. Some of Unitrin's computer systems are already Year 2000 compliant. However, certain of Unitrin's computer systems use only two digits to identify a year in a date field. For example, the year 2000 would be represented in these systems as "00," but would in most cases be interpreted by the computer as "1900" rather than "2000," thereby potentially resulting in processing errors.

     The ability to process information in a timely and accurate manner is vital to Unitrin's data-intensive insurance and consumer finance businesses. Unitrin recognizes that the computer systems used by these businesses must be Year 2000 compliant by December 31, 1999 and, in some instances, well in advance of that date (e.g., by January 1999 in the case of certain property and casualty insurance policies with one-year terms expiring on or after January 1, 2000). Unitrin is taking steps it deems appropriate to meet this challenge, including rewriting existing computer applications to be Year 2000 compliant and replacing other existing computer applications with new applications that improve functionality in addition to being Year 2000 compliant. Unitrin is also reviewing the Year 2000 issue with key service providers. The goal of Unitrin and its operating companies is to be substantially "Year 2000" compliant by the end of 1998, although there can be no assurances that this goal will be met. If one or more of Unitrin's operating companies, key service providers or investee companies fails to make its computer systems Year 2000 compliant by the necessary dates, such failure could adversely affect Unitrin's operations and financial results.

     Expense recognized directly related to rewriting existing applications or replacing existing applications with new Year 2000 compliant applications totaled $8.5 million, $3.0 million and $1.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Unitrin expects such expense recognition to continue in 1998 at levels comparable to 1997.

THE RELIABLE LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
On June 20, 1997, Unitrin and The Reliable Life Insurance Company ("Reliable") entered into a definitive agreement, subject to certain approvals and other customary closing conditions, providing for the acquisition of Reliable by Unitrin. If the acquisition is consummated as proposed, Unitrin would issue approximately 3,760,000 shares of its common stock for all of Reliable's outstanding common stock.

     On October 31, 1997, the Missouri Department of Insurance (the "Missouri Department") held a hearing to consider approval of the transaction. On December 12, 1997, the Missouri Department issued an order disapproving the proposed acquisition of Reliable by Unitrin. In issuing its order, the Missouri Department found that the effect of the transaction will be substantially to lessen competition in insurance in the state of Missouri. On December 23, 1997, Unitrin filed suit in the Circuit Court of Cole County, Missouri seeking a reversal of the Missouri Department's order disapproving Unitrin's proposed acquisition of Reliable.

     Unitrin or Reliable may terminate the acquisition agreement at any time. However, Unitrin is firmly committed to the goal of consummating the proposed transaction.

     If consummated, the acquisition would be accounted for by the purchase method and, accordingly, the operations of Reliable would be included in Unitrin's financial statements from the date of acquisition. Consummation of the acquisition would increase annual premiums in Unitrin's Life and Health Insurance segment by approximately $90 million.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 21

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
ACCOUNTING CHANGES
--------------------------------------------------------------------------------
In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Under SFAS No. 128, the dual presentation of basic and diluted Earnings Per Share ("EPS") is required on the face of the income statement for all entities with complex capital structures. In addition, SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company adopted SFAS No. 128 in 1997 (see Note 11 to the Consolidated Financial Statements). Prior to the adoption of SFAS No. 128, the Company was not required to present diluted EPS because the effect of dilution was less than 3%.

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

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, public business enterprises are required to provide disclosures about operating segments using the "management approach" for fiscal years beginning after December 15, 1997, with earlier adoption permitted. The Company intends to adopt SFAS No. 131 in 1998. The Company has not yet determined what its operating segments will be under SFAS No. 131.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 22