Form 10-K, Exhibit 13
period 1997-12-31
UNITRIN INC
filed 1998-03-06
CIK 860748

                                                                    EXHIBIT 13.3




                              FINANCIAL HIGHLIGHTS



The following page reproduces page 1 from Unitrin, Inc.'s 1997 Annual Report to Shareholders.

Financial Highlights

------------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]                 1997            1996            1995            1994            1993
------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Premiums and Consumer
  Finance Revenues                                          $1,347.0        $1,340.7        $1,205.6        $1,140.2       $1,137.5
Net Investment Income                                          179.5           179.0           186.6           207.2          216.4
Net Gains on Sales of Investments                                3.6             3.4            55.2            18.1            9.3
                                                            --------        --------        --------        --------       --------
Total Revenues                                              $1,530.1        $1,523.1        $1,447.4        $1,365.5       $1,363.2
                                                            ========        ========        ========        ========       ========
Net Income:
  From Operations                                           $   90.3        $   79.7        $   69.4        $  102.8       $  105.8
  From Investees Before
    One-Time Items                                              58.8            50.6            45.1            30.6           36.8
  From Investees' One-Time Items                               (33.6)             --              --             3.2          (52.9)
  From Sales of Investments                                      2.4             2.2            36.1            11.8            5.3
                                                            --------        --------        --------        --------       --------
Total Net Income                                            $  117.9        $  132.5        $  150.6        $  148.4       $   95.0
                                                            ========        ========        ========        ========       ========
Net Income Per Share:
  From Operations                                           $   2.41        $   2.11        $   1.72        $   2.05       $   2.04
  From Investees Before
    One-Time Items                                              1.57            1.34            1.12            0.61           0.71
  From Investees' One-Time Items                               (0.90)             --              --            0.06          (1.02)
  From Sales of Investments                                     0.07            0.06            0.89            0.24           0.10
                                                            --------        --------        --------        --------       --------
Total Net Income Per Share                                  $   3.15        $   3.51        $   3.73        $   2.96       $   1.83
                                                            ========        ========        ========        ========       ========
Total Net Income Per Share
  Assuming Dilution                                         $   3.11        $   3.47        $   3.69        $   2.94       $   1.76
                                                            ========        ========        ========        ========       ========
Repurchases of
  Unitrin Common Stock                                      $   20.7        $   61.1        $  416.0        $  245.3       $     --
Dividends Paid to Common
  Shareholders                                              $   89.9        $   83.0        $   80.7        $   75.8       $   67.4
Dividends Paid to Common
  Shareholders (Per Share)                                  $   2.40        $   2.20        $   2.00        $   1.50       $   1.30
AT YEAR END
Number of Employees                                            6,866           7,401           7,629           7,289          7,501
Investments                                                 $3,448.5        $3,291.4        $3,409.7        $3,321.1       $3,707.0
Total Assets                                                 4,920.7         4,871.1         4,818.7         4,569.8        4,895.3
Insurance Reserves                                           2,036.0         2,053.8         2,007.3         1,828.3        1,802.2
Shareholders' Equity                                         1,533.0         1,480.3         1,524.5         1,765.1        2,098.5

Shares of Unitrin Common Stock
  Outstanding (In Millions of Shares)                           37.6            37.3            38.5            47.1           51.8

Book Value Per Share                                        $  40.79        $  39.64        $  39.61        $  37.51       $  40.49
Fair Value Per Share of
  Investments in Investees
  in Excess of Carrying Value                                  22.90           16.35           12.23            6.84           5.20
                                                            --------        --------        --------        --------       --------
Adjusted Book Value Per Share                               $  63.69        $  55.99        $  51.84        $  44.35       $  45.69
                                                            ========        ========        ========        ========       ========
------------------------------------------------------------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries | 1