Form 10-K405, Exhibit 13
period 1998-12-31
UNITRIN INC
filed 1999-03-18
CIK 860748

                                                                    EXHIBIT 13.1



                       CONSOLIDATED FINANCIAL STATEMENTS
                                      OF
                        UNITRIN, INC. AND SUBSIDIARIES



The following pages reproduce pages 23 through 47 from Unitrin, Inc.'s 1998 Annual Report to Shareholders. On February 11, 1999, Unitrin's Board of Directors declared a 2-for-1 stock split in the form of a stock dividend payable on March 26, 1999 to shareholders of record on March 5, 1999. Prior to the declaration of the 2-for-1 stock split, the Company had released its Financial Statements for the year ended December 31, 1998. Accordingly, consistent with Topic 4.C. "Change in Capital Securities" of Staff Accounting Bulletin 57, the retroactive effect of the stock split has not been presented in such Financial Statements attached hereto as Exhibit 13.1.

                         INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------

 To the Shareholders and Board of Directors of Unitrin, Inc.:

 We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


 KPMG LLP

 Chicago, Illinois
 January 8, 1999
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  23

                         CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                                 December 31,
-------------------------------------------------------------------------------------------------------
                                                                                   1998          1997
 ASSETS
 Investments:
   Fixed Maturities at Fair Value (Amortized Cost:
     1998-$2,492.5; 1997-$2,274.4)                                               $2,557.3      $2,315.4
   Equity Securities at Fair Value (Cost: 1998-$831.2; 1997-$131.0)                 786.3         245.7
   Investees at Cost Plus Cumulative Undistributed
     Earnings (Fair Value: 1998-$1,223.2; 1997-$2,031.7)                            581.2         705.8
   Other                                                                            379.4         181.6
                                                                                 --------      --------
   Total Investments                                                              4,304.2       3,448.5
                                                                                 --------      --------
 Cash                                                                                 8.6          14.5
 Consumer Finance Receivables                                                       532.0         543.6
 Other Receivables                                                                  290.8         335.4
 Deferred Policy Acquisition Costs                                                  332.0         237.1
 Cost in Excess of Net Assets of Purchased Businesses                               298.1         237.3
 Other Assets                                                                       144.2         104.3
                                                                                 --------      --------
 Total Assets                                                                    $5,909.9      $4,920.7
                                                                                 ========      ========


 LIABILITIES AND SHAREHOLDERS' EQUITY
 Insurance Reserves:
   Life and Health                                                               $2,079.0      $1,567.5
   Property and Casualty                                                            447.7         468.5
                                                                                 --------      --------
   Total Insurance Reserves                                                       2,526.7       2,036.0
                                                                                 --------      --------
 Investment Certificates                                                            544.6         566.4
 Unearned Premiums                                                                  263.2         279.5
 Accrued and Deferred Income Taxes                                                  378.8         187.8
 Notes Payable                                                                      116.2          81.1
 Accrued Expenses and Other Liabilities                                             258.0         236.9
                                                                                 --------      --------
 Total Liabilities                                                                4,087.5       3,387.7
                                                                                 --------      --------
Shareholders' Equity:
  Common Stock, $0.10 par value, 100 Million Shares
    Authorized, 37,988,875 and 37,584,928 Shares Issued
    and Outstanding at December 31, 1998 and 1997                                     3.8           3.8
  Paid-in Capital                                                                   428.2         217.8
  Retained Earnings                                                               1,377.2       1,209.7
  Accumulated Other Comprehensive Income                                             13.2         101.7
                                                                                 --------      --------
  Total Shareholders' Equity                                                      1,822.4       1,533.0
                                                                                 --------      --------
 Total Liabilities and Shareholders' Equity                                      $5,909.9      $4,920.7
                                                                                 ========      ========
-------------------------------------------------------------------------------------------------------

 The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  24

                      CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]        For the Years Ended December 31,
--------------------------------------------------------------------------------------------
                                                        1998            1997            1996
REVENUES
  Premiums                                          $1,228.3        $1,222.0        $1,220.3
  Consumer Finance Revenues                            113.8           125.0           120.4
  Net Investment Income                                186.4           179.5           179.0
  Net Gains on Sales of Investments                    557.4             3.6             3.4
                                                    --------        --------        --------
  Total Revenues                                     2,085.9         1,530.1         1,523.1
                                                    --------        --------        --------
EXPENSES
  Insurance Claims and Policyholders' Benefits         781.8           780.1           799.7
  Insurance Expenses                                   507.7           480.4           486.2
  Consumer Finance Expenses                             95.6           116.7            99.6
  Interest and Other Expenses                           13.7            13.1            15.5
                                                    --------        --------        --------
  Total Expenses                                     1,398.8         1,390.3         1,401.0
                                                    --------        --------        --------
Income before Income Taxes and Equity in
  Net Income of Investees                              687.1           139.8           122.1
Income Tax Expense                                     238.6            47.1            40.2
                                                    --------        --------        --------
Income before Equity in Net Income of Investees        448.5            92.7            81.9
Equity in Net Income of Investees (Note 5)              62.3            25.2            50.6
                                                    --------        --------        --------
NET INCOME                                          $  510.8        $  117.9        $  132.5
                                                    ========        ========        ========
NET INCOME PER SHARE (NOTE 12)                      $  13.11        $   3.15        $   3.51
                                                    ========        ========        ========
NET INCOME PER SHARE ASSUMING DILUTION (NOTE 12)    $  13.02        $   3.11        $   3.47
                                                    ========        ========        ========
-------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  25

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                       For the Years Ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                                             1998          1997          1996
OPERATING ACTIVITIES
Net Income                                                                $ 510.8       $ 117.9       $ 132.5
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
  Policy Acquisition Costs Deferred                                        (142.2)       (145.6)       (149.1)
  Amortization of Deferred Policy Acquisition Costs                         149.3         167.4         170.1
  Equity in Net Income of Investees before Taxes                            (95.0)        (37.9)        (77.1)
  Cash Dividends from Investee                                                2.3           2.2           2.2
  Amortization of Investments                                                23.9          23.1          24.6
  Provisions for Losses on Consumer Finance Receivables                      22.7          35.0          27.4
  (Increase) Decrease in Other Receivables                                   32.0           8.5         (13.6)
  Increase (Decrease) in Insurance Reserves and Unearned Premiums           (21.9)          7.8          27.8
  Increase in Accrued and Deferred Income Taxes                             212.5          10.2          17.6
  Decrease in Accrued Expenses and Other Liabilities                        (23.1)        (40.0)         (6.0)
  Net Gains on Sales of Investments                                        (557.4)         (3.6)         (3.4)
  Other, Net                                                                 23.4           8.6          17.6
                                                                          -------       -------       -------
Net Cash Provided by Operating Activities                                   137.3         153.6         170.6
                                                                          -------       -------       -------
INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities                                    811.7         364.4         279.6
Purchases of Fixed Maturities                                              (475.3)       (478.2)       (111.6)
Sales of Equity Securities                                                   98.7          51.6          10.0
Purchases of Equity Securities                                              (21.5)        (12.2)        (84.1)
Repayments of Consumer Finance Receivables                                  307.1         344.0         329.0
Acquisitions of Consumer Finance Receivables                               (316.6)       (317.4)       (417.9)
Change in Short-term Investments                                           (103.7)         19.0          21.7
Acquisitions and Improvements of Investment Real Estate                     (11.4)        (12.1)         (2.9)
Acquisition of Businesses                                                   (99.2)            -             -
Other, Net                                                                  (19.0)        (25.2)        (14.6)
                                                                          -------       -------       -------
Net Cash Provided (Used) by Investing Activities                            170.8         (66.1)          9.2
                                                                          -------       -------       -------
FINANCING ACTIVITIES
Investment Certificate Deposits                                             178.2         203.7         229.7
Investment Certificate Withdrawals                                         (200.0)       (227.2)       (158.8)
Universal Life and Annuity Receipts from Policyholders                       13.5          14.1          21.0
Universal Life and Annuity Payments to Policyholders                         (3.5)         (2.9)         (7.6)
Universal Life and Annuity Payments to Reinsurer                                -             -         (76.1)
Notes Payable Proceeds                                                      381.6         515.0         170.0
Notes Payable Payments                                                     (357.4)       (493.8)       (210.8)
Cash Dividends Paid                                                        (100.7)        (89.9)        (83.0)
Common Stock Repurchases                                                   (232.9)        (20.7)        (61.1)
Other, Net                                                                    7.2          11.7           4.8
                                                                          -------       -------       -------
Net Cash Used by Financing Activities                                      (314.0)        (90.0)       (171.9)
                                                                          -------       -------       -------
Increase (Decrease) in Cash                                                  (5.9)         (2.5)          7.9
Cash, Beginning of Year                                                      14.5          17.0           9.1
                                                                          -------       -------       -------
Cash, End of Year                                                         $   8.6       $  14.5       $  17.0
                                                                          =======       =======       =======
-------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
--------------------------------------------------------------------------------


                   Unitrin, Inc. and Subsidiaries  26

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           AND COMPREHENSIVE INCOME

-------------------------------------------------------------------------------------------------------------------
[Dollars and Shares in Millions]                               For the Years Ended December 31, 1998, 1997 and 1996
-------------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated
                                                                                                Other         Total
                                      Number of       Common      Paid-in     Retained  Comprehensive  Shareholders'
                                         Shares        Stock      Capital     Earnings         Income        Equity
 BALANCE, DECEMBER 31, 1995                38.5    $     3.8    $   126.2    $ 1,281.1      $   113.4     $ 1,524.5
 Net Income                                   -            -            -        132.5              -         132.5
 Other Comprehensive
   Income (Loss) (Note 11)                    -            -            -            -          (35.6)        (35.6)
                                                                                                          ---------
 Total Comprehensive Income                                                                               $    96.9
                                                                                                          ---------
 Dividends to Common
   Shareholders ($2.20 per share)             -            -            -        (83.0)             -         (83.0)
 Repurchases of Unitrin
   Common Stock                            (1.3)        (0.1)        (4.2)       (56.8)             -         (61.1)
 Exercise of Employee Stock Options,
   Net of Shares Exchanged (Note 10)        0.1            -         11.0         (8.0)             -           3.0
                                      ---------    ---------    ---------    ---------      ---------     ---------
 BALANCE, DECEMBER 31, 1996                37.3    $     3.7    $   133.0    $ 1,265.8      $    77.8     $ 1,480.3

 Net Income                                   -            -            -        117.9              -         117.9
 Other Comprehensive
   Income (Note 11)                           -            -            -            -           23.9          23.9
                                                                                                          ---------
 Total Comprehensive Income                                                                               $   141.8
                                                                                                          ---------
 Acquisition of Union Automobile
   Indemnity Company                        0.4          0.1         18.5            -              -          18.6
 Dividends to Common
   Shareholders ($2.40 per share)             -            -            -        (89.9)             -         (89.9)
 Repurchases of Unitrin
   Common Stock                            (0.4)        (0.1)        (1.5)       (19.1)             -         (20.7)
 Exercise of Employee Stock Options,
   Net of Shares Exchanged (Note 10)        0.3          0.1         67.8        (65.0)             -           2.9
                                      ---------    ---------    ---------    ---------      ---------     ---------
 BALANCE, DECEMBER 31, 1997                37.6    $     3.8    $   217.8    $ 1,209.7      $   101.7     $ 1,533.0

 Net Income                                   -            -            -        510.8              -         510.8
 Other Comprehensive
   Income (Loss) (Note 11)                    -            -            -            -          (88.5)        (88.5)
                                                                                                          ---------
 Total Comprehensive Income                                                                               $   422.3
                                                                                                          ---------
 Acquisition of The Reliable Life
   Insurance Company                        3.8          0.4        197.3            -              -         197.7
 Dividends to Common
   Shareholders ($2.60 per share)             -            -            -       (100.7)             -        (100.7)
 Repurchases of Unitrin
   Common Stock                            (3.5)        (0.4)       (38.4)      (194.1)             -        (232.9)
 Exercise of Employee Stock Options,
   Net of Shares Exchanged (Note 10)        0.1            -         51.9        (48.5)             -           3.4
 Other, Net                                   -            -         (0.4)           -              -          (0.4)
                                      ---------    ---------    ---------    ---------      ---------     ---------
 BALANCE, DECEMBER 31, 1998                38.0    $     3.8    $   428.2    $ 1,377.2      $    13.2     $ 1,822.4
                                      =========    =========    =========    =========      =========     =========
----------------------------------------------------------------------------------------------------------------

 The Notes to the Consolidated Financial Statements are an integral part of these financial statements.
----------------------------------------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries  27

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
 NOTE 1.  BASIS OF PRESENTATION
--------------------------------------------------------------------------------

 The Consolidated Financial Statements included herein have been prepared on the basis of generally accepted accounting principles, which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries ("Unitrin" or the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation.

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

 Deferred Policy Acquisition Costs

 Certain costs directly associated with the acquisition of new business, principally commissions, are deferred. Deferred Policy Acquisition Costs also include the costs of acquiring insurance in force from other companies. Interest accreted on the cost of Insurance In Force Acquired is not material.

   Costs deferred on property and casualty insurance products and health insurance products are amortized over the term of the related policies. Costs deferred on traditional life insurance products are primarily amortized over the anticipated premium-paying period of the related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions used in calculating policy reserves.

 Cost in Excess of Net Assets of Purchased Businesses

 Cost in Excess of Net Assets of Purchased Businesses of $143.2 million at December 31, 1998, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions are being amortized ratably over 40 years.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  28

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

     For traditional life insurance products, the reserves for future policy benefits are primarily estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company's historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Withdrawal assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

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

Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $5.6 million, $5.4 million and $2.7 million in 1998, 1997 and 1996, respectively.

     Consumer Finance Expenses include interest expense on Investment Certificates, Provisions for Losses on Consumer Finance Receivables, and general and administrative expenses. Interest expense on Investment Certificates is recorded using the effective yield method.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries    29

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 2.  SUMMARY OF ACCOUNTING POLICIES [CONTINUED]
--------------------------------------------------------------------------------
differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of the Company's common stock on the date of grant and, accordingly, no compensation expense has been recognized.

Fair Value of Financial Instruments

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying values and fair values of the Company's financial instruments are disclosed in Note 4--Investments Other Than Investees,
Note 5--Investments in Investees, Note 6--Consumer Finance Receivables and Investment Certificates and Note 8--Notes Payable.

Accounting Changes

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, enterprises that provide a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income.

     Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, public business enterprises are required to provide disclosures about operating segments using the "management approach." The Company's Life and Health Insurance employee-agents also market certain property and casualty insurance products under common management. Accordingly, the Company now includes the results of those property and casualty insurance products in its Life and Health Insurance segment. It is the Company's management practice to allocate certain corporate expenses to its operating units. Consistent with that practice, the Company now includes those expenses in the results of its operating segments.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 does not address measurement or recognition and, accordingly, has no effect on the Company's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. SFAS No. 133 is effective for years beginning after June 15, 1999, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires companies to capitalize qualifying computer software costs incurred during the application development stage. SOP No. 98-1 is effective for fiscal years beginning after December 31, 1998, with earlier adoption permitted. The Company intends to adopt SOP No. 98-1 in 1999. The Company has not determined the effect of adoption.


--------------------------------------------------------------------------------



                     Unitrin, Inc. and Subsidiaries    30

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 3.  ACQUISITIONS OF BUSINESSES
--------------------------------------------------------------------------------
On May 29, 1998, the Company completed the acquisition of The Reliable Life Insurance Company ("Reliable") whereby the Company acquired all of the then outstanding shares of Reliable common stock in exchange for approximately 3.8 million shares of Unitrin common stock and cash. The purchase price determined in accordance with Emerging Issues Task Force ("EITF") No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued In a Purchased Business Combination," was:
--------------------------------------------------------------------------------
[Dollars in Millions]

Value of Unitrin Common Stock Issued                   $ 197.7
Cash and Other Transaction Costs                           0.7
                                                       -------
Purchase Price                                         $ 198.4
                                                       =======
--------------------------------------------------------------------------------
On September 30, 1998, United Insurance Company of America, a subsidiary of the Company, completed its acquisition of NationalCare Insurance Company ("NationalCare") and its wholly-owned subsidiary, Reserve National Insurance Company ("Reserve National"), in a cash transaction for $98.5 million.

     The acquisitions have been accounted for by the purchase method and, accordingly, the operations of Reliable and NationalCare are included in the Company's financial statements from the date of acquisition. Based on the Company's preliminary allocation of the purchase prices, assets acquired and liabilities assumed in connection with the acquisitions were:
--------------------------------------------------------------------------------

                                         The Reliable Life           NationalCare
[Dollars in Millions]                    Insurance Company      Insurance Company           1998
Investments                                     $    537.8             $    127.5      $   665.3
Cash                                                   1.2                     --            1.2
Other Receivables                                     14.7                    2.7           17.4
Insurance In Force Acquired                           97.3                    4.5          101.8
Cost in Excess of Net Assets Acquired                 39.3                   25.1           64.4
Other Assets                                          34.7                    7.2           41.9
Life and Health Insurance Reserves                  (452.0)                 (45.1)        (497.1)
Unearned Premiums                                     (1.7)                 (19.7)         (21.4)
Accrued and Deferred Income Taxes                    (26.2)                   0.7          (25.5)
Notes Payable                                        (10.8)                    --          (10.8)
Accrued Expenses and Other Liabilities               (35.9)                  (4.4)         (40.3)
                                                ----------             ----------      ---------
Total Purchase Price                            $    198.4             $     98.5      $   296.9
                                                ==========             ==========      =========

--------------------------------------------------------------------------------
On January 7, 1997, the Company completed the acquisition of Union Automobile Indemnity Company ("Union") for approximately $18.6 million in Unitrin, Inc. common stock valued in accordance with EITF No. 95-19. The acquisition has been accounted for by the purchase method and, accordingly, the operations of Union have been included in the Company's financial statements from the date of acquisition.

     Assets acquired and liabilities assumed in connection with the acquisition of Union in 1997 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                     1997
Investments                                            $  36.1
Other Receivables                                          2.3
Insurance In Force Acquired                                0.9
Cost in Excess of Net Assets of Purchased Businesses      12.1
Accrued and Deferred Income Taxes                          1.8
Property and Casualty Insurance Reserves                 (19.6)
Unearned Premiums                                        (11.2)
Accrued Expenses and Other Liabilities                    (3.8)
                                                       -------
Total Purchase Price                                   $  18.6
                                                       =======

--------------------------------------------------------------------------------


                     Unitrin, Inc. and Subsidiaries    31

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------------------------------------------
NOTE 4.  INVESTMENTS OTHER THAN INVESTEES
 -----------------------------------------------------------------------------------------------------------------------------------
 The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1998 were:
 -----------------------------------------------------------------------------------------------------------------------------------
 [Dollars in Millions]                                                                Amortized           Gross Unrealized      Fair
                                                                                           Cost           ----------------     Value
                                                                                                            Gains  Losses
 U.S. Government and Government
   Agencies and Authorities                                                            $1,903.9             $48.9   $(0.4)  $1,952.4
 States, Municipalities and Political Subdivisions                                        142.8               3.8    (0.3)     146.3
 Corporate Securities:
   Bonds and Notes                                                                        338.5              12.4    (2.0)     348.9
   Redemptive Preferred Stocks                                                            107.3               2.8    (0.4)     109.7
                                                                                       --------             -----   -----   --------
 Investments in Fixed Maturities                                                       $2,492.5             $67.9   $(3.1)  $2,557.3
                                                                                       ========             =====   =====   ========

------------------------------------------------------------------------------------------------------------------------------------
 The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1997 were:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amortized         Gross Unrealized        Fair
                                                                                           Cost       -------------------      Value
[Dollars in Millions]                                                                                       Gains  Losses

 U.S. Government and Government
   Agencies and Authorities                                                            $2,000.1             $33.3   $(1.1)  $2,032.3
 States, Municipalities and Political Subdivisions                                        103.8               2.8       -      106.6
 Corporate Securities:
   Bonds and Notes                                                                        121.0               4.1    (0.1)     125.0
   Redemptive Preferred Stocks                                                             49.5               2.0       -       51.5
                                                                                       --------             -----   -----   --------
 Investments in Fixed Maturities                                                       $2,274.4             $42.2   $(1.2)  $2,315.4
                                                                                       ========             =====   =====   ========
------------------------------------------------------------------------------------------------------------------------------------
 The amortized cost and estimated fair values of the Company's investments in Fixed Maturities at December 31, 1998 by contractual maturity were:
------------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                                                           Amortized       Fair
                                                                                                                     Cost      Value

 Due in One Year or Less                                                                                         $  240.7   $  242.8
 Due After One Year to Five Years                                                                                 1,357.7    1,392.0
 Due After Five Years to Fifteen Years                                                                              537.9      549.6
 Due After Fifteen Years                                                                                            356.2      372.9
                                                                                                                 --------   --------
 Total Investments in Fixed Maturities                                                                           $2,492.5   $2,557.3
                                                                                                                 ========   ========
------------------------------------------------------------------------------------------------------------------------------------

 The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  32

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 4.  INVESTMENTS OTHER THAN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
At December 31, 1998, gross unrealized gains and gross unrealized losses on Equity Securities were:
--------------------------------------------------------------------------------

                                       Gross Unrealized           Fair
                                     ---------------------
[Dollars in Millions]        Cost      Gains       Losses        Value
Common Stocks            $  743.1    $  54.9    $  (105.0)    $  693.0
Preferred Stocks             88.1        5.2           --         93.3
                         --------    -------    ---------     --------
Total                    $  831.2    $  60.1    $  (105.0)    $  786.3
                         ========    =======    =========     ========

--------------------------------------------------------------------------------
 At December 31, 1997, gross unrealized gains and gross unrealized losses on Equity Securities were:
--------------------------------------------------------------------------------

                                         Gross Unrealized           Fair
                                       ---------------------
[Dollars in Millions]         Cost       Gains       Losses        Value
Common Stocks              $  19.7     $  57.4      $     --     $  77.1
Preferred Stocks             111.3        57.5         (0.2)       168.6
                           -------     -------      -------      -------
Total                      $ 131.0     $ 114.9      $  (0.2)     $ 245.7
                           =======     =======      =======      =======

--------------------------------------------------------------------------------

NOTE 5.  INVESTMENTS IN INVESTEES
--------------------------------------------------------------------------------
The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1998 were:
--------------------------------------------------------------------------------

                                   Curtiss-Wright               Litton
[Dollars in Millions]                 Corporation      Industries, Inc.    UNOVA, Inc.        Total
Carrying Value                            $  92.6              $ 341.6        $ 147.0     $   581.2
Fair Value                                $ 167.1              $ 826.7        $ 229.4     $ 1,223.2
Approximate Voting Percentage                43.0%                27.9%          23.1%

--------------------------------------------------------------------------------
The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1997 were:
--------------------------------------------------------------------------------

                                     Western      Curtiss-Wright          Litton
[Dollars in Millions]              Atlas Inc.       Corporation      Industries, Inc.     UNOVA, Inc.       Total
Carrying Value                       $ 188.8            $  82.7              $ 291.0         $ 143.3     $   705.8
Fair Value                           $ 936.7            $ 159.1              $ 727.8         $ 208.1     $ 2,031.7
Approximate Voting Percentage           23.2%              43.1%                27.5%           23.2%

--------------------------------------------------------------------------------
The Company's carrying value of its investment exceeded its equity in the reported net assets of its investees by approximately $4.5 million at December 31, 1998. This difference is not being amortized.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries    33

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
 NOTE 5.  INVESTMENTS IN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
 The carrying value of the Company's investment in Litton exceeded 10% of the Company's Shareholders' Equity at December 31, 1998 and 1997.

   The carrying value of the Company's investment in Western Atlas exceeded 10% of the Company's Shareholders' Equity at December 31, 1997. Summarized financial information for Litton and Western Atlas is presented below.

   Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent publicly-available financial reports.

   The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 1998, 1997 and 1996. Summarized financial information reported by Litton for such periods was:
--------------------------------------------------------------------------------

 [Dollars in Millions]                                    1998      1997      1996
 Revenues
   Three Months Ended:
     January 31,                                      $  973.9  $  960.5  $  739.4
     April 30,                                         1,143.0   1,095.6   1,004.4
     July 31,                                          1,244.0   1,070.6   1,031.5
     October 31,                                       1,207.5   1,039.0   1,048.9
                                                      --------  --------  --------
 Revenues for Twelve Months Ended October 31,         $4,568.4  $4,165.7  $3,824.2
                                                      ========  ========  ========
 Cost of Sales
   Three Months Ended:
     January 31,                                      $  741.3  $  750.4  $  568.0
     April 30,                                           885.1     864.6     789.2
     July 31,                                            964.1     826.7     785.8
     October 31,                                         945.2     800.0     824.8
                                                      --------  --------  --------
 Cost of Sales for Twelve Months Ended October 31,    $3,535.7  $3,241.7  $2,967.8
                                                      ========  ========  ========
 Income from Continuing Operations
   Three Months Ended:
     January 31,                                      $   40.6  $   36.2  $   32.7
     April 30,                                            46.8      42.0      38.8
     July 31,                                             50.5      44.0      42.7
     October 31,                                          47.2      43.4      39.8
                                                      --------  --------  --------
 Income from Continuing Operations
   for Twelve Months Ended October 31,                $  185.1  $  165.6  $  154.0
                                                      ========  ========  ========
 Net Income
   Three Months Ended:
     January 31,                                      $   40.6  $   36.2  $   32.7
     April 30,                                            46.8      42.0      38.8
     July 31,                                             50.5      44.0      42.7
     October 31,                                          47.2      43.4      39.8
                                                      --------  --------  --------
 Net Income for Twelve Months Ended October 31,       $  185.1  $  165.6  $  154.0
                                                      ========  ========  ========
 Current Assets at October 31,                        $2,016.1  $1,801.4
                                                      ========  ========
 Non-current Assets at October 31,                    $2,100.2  $1,752.9
                                                      ========  ========
 Current Liabilities at October 31,                   $1,795.0  $1,638.5
                                                      ========  ========
 Non-current Liabilities at October 31,               $1,100.1  $  830.6
                                                      ========  ========

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  34

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
 NOTE 5.  INVESTMENTS IN INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
 The amounts included in Unitrin's financial statements for Western Atlas represent amounts reported by Western Atlas for periods ending three months earlier. In August 1998, the Company exchanged its investment in Western Atlas for common stock in Baker Hughes Incorporated ("Baker Hughes") upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Accordingly, amounts included in Unitrin's financial statements for the year ended December 31, 1998 represent the amounts reported by Western Atlas for the nine-month period ending June 30, 1998. Amounts included in Unitrin's financial statements for the years ended December 31, 1997 and 1996 represent amounts reported by Western Atlas for the twelve-month periods ending September 30, 1997 and 1996. Summarized financial information reported by Western Atlas for such periods was:
--------------------------------------------------------------------------------

 [Dollars in Millions]                           1998       1997       1996

 Revenues                                    $1,476.6   $1,602.7   $2,433.4
                                             ========   ========   ========

 Income from Continuing Operations           $  101.7   $   79.7   $  115.8
                                             ========   ========   ========

 Net Income                                  $  104.5   $  (61.1)  $  115.8
                                             ========   ========   ========

--------------------------------------------------------------------------------
 On October 31, 1997, Western Atlas completed the distribution of all of the common stock of UNOVA to Western Atlas' shareholders in the form of a tax-free dividend. The Company owns more than 20% of UNOVA's common stock, and accordingly, accounts for its investment in UNOVA under the equity method of accounting. Prior to the October 31, 1997 distribution, the 1997 results of UNOVA were reflected in Western Atlas' 1997 results as a discontinued operation. Western Atlas' net income for the twelve months ended September 30, 1997 includes an after-tax loss of approximately $203 million related to the write-off of recently acquired in-process research and development.

   Equity in Net Income of Investees was $62.3 million, $25.2 million and $50.6 million in 1998, 1997 and 1996, respectively.

   As result of the merger of Western Atlas into Baker Hughes, Equity in Net Income of Investees in 1998 includes Unitrin's proportionate share of Western Atlas' reported earnings for its nine-month period ended June 30, 1998. As a result of the merger of Western Atlas into Baker Hughes, Unitrin owns less than 20% of Baker Hughes and the equity method does not apply. Accordingly, Unitrin does not record a proportionate share of Baker Hughes' reported earnings into Unitrin's earnings. However, dividends received from Baker Hughes are reflected in Unitrin's Net Investment Income.

   Equity in Net Income of Investees in 1997 includes a loss of $33.6 million primarily resulting from Unitrin's proportionate share of the write-off of in-process research and development activities at certain investees.


 NOTE 6.  CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES
--------------------------------------------------------------------------------
 Consumer Finance Receivables consists primarily of loans to California residents which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for losses.

   The fair values of Consumer Finance Receivables have been estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. The differences between the carrying values and the estimated fair values of Consumer Finance Receivables at December 31, 1998 and 1997 were not material.

   The reserve for losses on Consumer Finance Receivables was $40.1 million and $39.5 million at December 31, 1998 and 1997, respectively.

   Investment Certificates are generally fixed in maturity. The fair values of Investment Certificates have been estimated using the rates currently offered for deposits of similar remaining maturities. The differences between the carrying values and the estimated fair values of Investment Certificates at December 31, 1998 and 1997 were not material.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  35

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
 NOTE 7.  PROPERTY AND CASUALTY INSURANCE RESERVES
--------------------------------------------------------------------------------
 Property and Casualty Insurance Reserve activity for the years ended December 31, 1998, 1997 and 1996 was:
--------------------------------------------------------------------------------

 [Dollars in Millions]                               1998     1997     1996
 Property and Casualty Insurance Reserves,
   Net of Reinsurance--Beginning of Year           $448.8   $417.9   $395.0
 Acquired                                               -     19.6        -
 Incurred related to:
   Current Year                                     497.9    540.7    550.4
   Prior Years                                      (16.8)   (15.9)   (40.4)
                                                   ------   ------   ------
 Total Incurred                                     481.1    524.8    510.0
                                                   ------   ------   ------
 Paid related to:
   Current Year                                     326.3    303.8    314.6
   Prior Years                                      171.2    209.7    172.5
                                                   ------   ------   ------
 Total Paid                                         497.5    513.5    487.1
                                                   ------   ------   ------
 Property and Casualty Insurance Reserves,
   Net of Reinsurance--End of Year                 $432.4   $448.8   $417.9
                                                   ======   ======   ======

--------------------------------------------------------------------------------
 Reinsurance Recoverables were $15.3 million, $19.7 million and $36.9 million at December 31, 1998, 1997 and 1996, respectively.


 NOTE 8.  NOTES PAYABLE
--------------------------------------------------------------------------------
 The Company has a $340 million unsecured revolving credit agreement with a group of banks which expires in September 2002 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

   At December 31, 1998 and 1997, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheet, of $110.0 million and $75.0 million at weighted average interest rates of 5.51% and 6.15% respectively. Other borrowings, principally a mortgage note payable on a property occupied by the Company, were $6.2 million and $6.1 million at December 31, 1998 and 1997, respectively. The Company paid interest of $5.0 million, $5.7 million and $6.8 million in 1998, 1997 and 1996, respectively.

   The differences between the carrying values and the estimated fair values of Notes Payable at December 31, 1998 and 1997 were not material.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  36

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 9.  SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 1998.

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

     At December 31, 1998, there are approximately 2.3 million shares of the Company's outstanding common stock that can be repurchased under the outstanding repurchase authorizations of the Company's Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired 22.3 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.1 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

     Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and generally accepted accounting principles would not be available for cash dividends, loans or advances. Retained Earnings at December 31, 1998 also includes $339.5 million representing the undistributed earnings of investees.

     The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices. Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was approximately $570 million and $850 million at December 31, 1998 and 1997, respectively. Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was approximately $980 million and $1,180 million at December 31, 1998 and 1997, respectively. Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $220 million, $20 million and $34 million for the years ended December 31, 1998, 1997 and 1996, respectively. Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $428 million, $63 million and $67 million for the years ended December 31, 1998, 1997 and 1996, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

     The Company's subsidiaries paid dividends of $26.0 million to the Company in 1998. In 1999, the Company's subsidiaries would be able to pay approximately $651 million in dividends to the Company without prior regulatory approval.

NOTE 10.  STOCK OPTION PLANS
--------------------------------------------------------------------------------
On May 1, 1996, the Company's shareholders approved the Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") covering an aggregate of 200,000 shares of Unitrin common stock. Under the Director Plan, directors of the Company who are not employees and who first became directors after November 1, 1993 will be granted an initial option to purchase 2,000 shares of the Company's common stock and thereafter, on the date of each of the Company's annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director's fees into stock options upon six months prior notice to the Company. As of December 31, 1998 options for 20,000 common shares were outstanding and options for 180,000 common shares were available for future grant under the Director Plan.

     On May 14, 1997, the Company's shareholders approved the Unitrin, Inc. 1997 Stock Option Plan (the "1997 Option Plan") covering an aggregate of 2,000,000 shares of Unitrin common stock. Under the 1997 Option Plan, options to purchase shares of Unitrin common stock may be granted to key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates ("Participants"). In February 1990, the Company's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 2,500,000 shares of Unitrin common stock. Under the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executives and other key employees of the Company. The Stock
-------------------------------------------------------------------------------

                    Unitrin, Inc. and Subsidiaries     37

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 10.  STOCK OPTION PLANS [CONTINUED]
-------------------------------------------------------------------------------
Option Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 1997 Option Plan or the 1990 Option Plan. The Stock Option Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options.

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

     On August 6, 1997, the Stock Option Committee of the Board of Directors revised the vesting schedule of all options then outstanding under the Company's 1990 Stock Option Plan so that such options shall vest in four annual installments beginning six months after their respective dates of grant. As of December 31, 1998, options for 361,111 common shares were outstanding and options covering 1,634,879 common shares were available for future grant under the 1997 Stock Option Plan. As of December 31, 1998, options for 1,720,121 common shares were outstanding and options covering 37,968 common shares were available for future grant under the 1990 Stock Option Plan.

     The following table summarizes information about stock options outstanding at December 31, 1998:

---------------------------------------------------------------------------------------------------------
                                       Options Outstanding                       Options Exercisable
                          ------------------------------------------------  -----------------------------
                            Number     Weighted-Average                       Number
     Range of             Outstanding      Remaining      Weighted-Average  Exercisable  Weighted-Average
  Exercise Prices         at Year End  Contractual Life    Exercise Price   at Year End   Exercise Price
   $31.75 -- $47.00          131,488       3.8 years           $38.83         122,738         $38.25
  $47.50 -- $67.625        1,218,359       4.8 years           $60.22         857,023         $62.49
$67.6875 -- $73.125          751,385       4.2 years           $71.00         202,166         $70.46
---------------------------------------------------------------------------------------------------------

     Had the Company accounted for stock options granted in 1998, 1997 and 1996 under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", pro forma net income would have been $505.5 million, $110.7 million and $130.8 million for the years ended December 31, 1998, 1997 and 1996, respectively, and pro forma net income per share would have been $12.97, $2.96 and $3.47 for the years ended December 31, 1998, 1997 and 1996, respectively. Pro forma compensation expense in 1998 includes $1.5 million for initial options granted in 1998, $3.2 million for restorative options granted in 1998 and $3.4 million for amortization of expense for grants made in 1995, 1996 and 1997. Pro forma compensation expense in 1997 includes $1.3 million for initial options granted in 1997, $3.6 million for restorative options granted in 1997, $3.0 million for amortization of expense for grants made in 1996 and 1995 and $3.1 million for the change in the vesting schedule. Pro forma compensation expense in 1996 includes $1.2 million for initial options granted in 1996, $0.3 million for restorative options granted in 1996 and $1.2 million for amortization of expense for grants made in 1995. Under the provisions of SFAS No. 123, the fair value of initial option grants excludes any value attributable to the restorative feature. These pro forma amounts may not be representative of the effects of SFAS No. 123 on pro forma net income for future years because options vest over several years and different levels of awards, including restorative awards, may be granted in future years.

     The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 1998, 1997 and 1996, the expected dividend yield used was 4.39%, 4.51% and 3.46% respectively. The weighted average expected volatility used was 20% for options granted in all three years. The weighted average risk free interest rate used was the average yield on U.S. Treasury securities with a maturity comparable to the expected life of each option. The expected lives of the options ranged between 1 to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  38

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 10.  STOCK OPTION PLANS [CONTINUED]
 -----------------------------------------------------------------------------------------------------------------------------------
 A summary of the status of the Company's three stock option plans as of December 31, 1998, 1997 and 1996, and stock option activity for the years then ended is presented below:
 -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Estimated Weighted
                                                                                                               Average Fair Value of
                                             Number             Weighted-Average     Options Exercisable          Options Granted
                                           of Shares             Exercise Price          at Year End              during the Year
 Outstanding at December 31, 1995           1,534,000                $38.91                 440,500
  Granted                                     640,472                 50.80                                          $  10.08
  Exercised                                  (290,754)                33.73
  Forfeited                                   (76,000)                47.20
                                           ----------                ------
 Outstanding at December 31, 1996           1,807,718                $43.58                 403,818
  Granted                                   1,651,403                 58.71                                          $   5.55
  Exercised                                (1,471,437)                44.71
  Forfeited                                   (75,046)                51.39
                                           ----------                ------
 Outstanding at December 31, 1997           1,912,638                $55.47                 522,200
  Granted                                   1,222,960                 68.80                                          $   6.53
  Exercised                                  (971,365)                56.35
  Forfeited                                   (63,001)                58.50
                                           ----------                ------
 Outstanding at December 31, 1998           2,101,232                $62.73               1,181,927
                                           ==========                ======
 -----------------------------------------------------------------------------------------------------------------------------------
 Options granted in 1998 and 1997 include 822,960 and 1,173,903 Restorative Options, respectively.


 NOTE 11.  OTHER COMPREHENSIVE INCOME [LOSS]
 -----------------------------------------------------------------------------------------------------------------------------------
 Other Comprehensive Income (Loss) determined in accordance with SFAS No. 130 for the years ended December 31, 1998, 1997 and 1996 was:
-----------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                                 1998      1997        1996
 Gross Unrealized Holding Gains (Losses) Arising During Year:
  Fixed Maturities                                                                   $ 27.5     $12.2      $(60.2)
  Equity Securities                                                                   (98.8)     27.3         7.5
  Other                                                                                 0.2         -           -
                                                                                     ------     -----       -----
  Gross Unrealized Holding Gains (Losses) Arising During Year                         (71.1)     39.5       (52.7)
  Income Tax Benefit (Expense)                                                         25.0     (14.0)       18.5
                                                                                     ------     -----      ------
  Unrealized Holding Gains (Losses) Arising During Year, Net                          (46.1)     25.5       (34.2)
                                                                                     ------     -----      ------
 Reclassification Adjustment for Gross Gains Realized in Net Income:
  Fixed Maturities                                                                     (3.7)     (2.2)       (0.7)
  Equity Securities                                                                   (60.7)     (0.3)       (1.5)
                                                                                     ------     -----      ------
  Reclassification Adjustment for Gross Gains Realized in Net Income                  (64.4)     (2.5)       (2.2)
  Income Tax Expense                                                                   22.0       0.9         0.8
                                                                                     ------     -----      ------
  Reclassification Adjustment for Gains Realized in Net Income, Net                   (42.4)     (1.6)       (1.4)
                                                                                     ------     -----      ------
 Other Comprehensive Income (Loss)                                                   $(88.5)    $23.9      $(35.6)
                                                                                     ======     =====      ======

--------------------------------------------------------------------------------
 The Company's Investments in Investees are accounted for under the equity method of accounting and, accordingly, changes in the fair value of the Company's investments in Investees are excluded from the determination of Total Comprehensive Income and Other Comprehensive Income (Loss) under SFAS No. 130.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  39


                                          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------------------------
 NOTE 12.  NET INCOME PER SHARE
-----------------------------------------------------------------------------------------------------------------------------------
 The Company determined Net Income Per Share and Net Income Per Share Assuming Dilution in accordance with SFAS No. 128 for the years ended December 31, 1998, 1997 and 1996 as follows:
-----------------------------------------------------------------------------------------------------------------------------------
[Dollars and Shares in Millions, Except Per Share Amounts]                                       1998      1997       1996
 Net Income                                                                                     $510.8    $117.9     $132.5
 Dilutive Effect on Net Income from
  Investees' Equivalent Shares                                                                    (1.2)     (1.0)      (1.0)
                                                                                                ------    ------      -----
 Net Income Assuming Dilution                                                                   $509.6    $116.9      $131.5
                                                                                                ======    ======      ======
 Weighted Average Common Shares Outstanding                                                       39.0      37.4        37.7
 Dilutive Effect of Unitrin Stock Option Plans                                                     0.1       0.2         0.2
                                                                                                ------    ------      ------
 Weighted Average Common Shares and
  Equivalent Shares Outstanding Assuming Dilution                                                 39.1      37.6        37.9
                                                                                                ======    ======      ======
 Net Income Per Share                                                                           $13.11    $ 3.15      $ 3.51
                                                                                                ======    ======      ======
 Net Income Per Share Assuming Dilution                                                         $13.02    $ 3.11      $ 3.47
                                                                                                ======    ======      ======
 ----------------------------------------------------------------------------------------------------------------------------------
 Options outstanding at December 31, 1998, 1997 and 1996 to purchase 0.5 million, 0.2 million and 0.1 million shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 1998, 1997 and 1996,
 respectively, because the exercise price exceeded the average market price.
 ----------------------------------------------------------------------------------------------------------------------------------
 NOTE 13.  INCOME FROM INVESTMENTS
 ----------------------------------------------------------------------------------------------------------------------------------
 Net Investment Income for the years ended December 31, 1998, 1997 and 1996 was:
-----------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                                            1998      1997       1996

 Interest and Dividends on Fixed Maturities                                                     $159.1    $147.2      $150.4
 Dividends on Equity Securities                                                                   13.4      16.5        16.1
 Other                                                                                            30.7      30.4        24.6
                                                                                                ------    ------      ------
 Investment Income                                                                               203.2     194.1       191.1
 Investment Expenses                                                                              16.8      14.6        12.1
                                                                                                ------    ------      ------
 Net Investment Income                                                                          $186.4    $179.5      $179.0
                                                                                                ======    ======      ======
-----------------------------------------------------------------------------------------------------------------------------------
The components of Net Gains on Sales of Investments for the years ended December 31, 1998, 1997 and 1996 were:
-----------------------------------------------------------------------------------------------------------------------------------
 [Dollars in Millions]                                                                            1998      1997        1996

 Fixed Maturities:
  Gains                                                                                         $  4.1    $  2.4      $  1.6
  Losses                                                                                          (0.4)     (0.2)       (0.9)
 Equity Securities:
  Gains                                                                                           61.4       0.4         1.5
  Losses                                                                                          (0.7)     (0.1)          -
 Investee:
  Gains                                                                                          487.4         -           -
 Other Investments:
  Gains                                                                                            5.6        1.1        1.2
                                                                                                ------    -------     ------
 Net Gains on Sales of Investments                                                              $557.4    $   3.6     $  3.4
                                                                                                ======    =======     ======
 ----------------------------------------------------------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  40

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 13.  INCOME FROM INVESTMENTS [CONTINUED]
--------------------------------------------------------------------------------
Net Gains on Sales of Investments in Equity Securities for the year ended December 31, 1998 includes gains resulting primarily from the redemption of the Company's investment in Navistar International Corporation $6.00 Cumulative Convertible Preferred Stock, Series G and the disposition of the Company's investment in ITT Corporation ("ITT") common stock in connection with the acquisition of ITT by Starwood Hotels & Resorts Worldwide, Inc.
   In August 1998, the Company exchanged its investment in its investee, Western Atlas, for common stock in Baker Hughes upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Net Gains on Sales of Investments in Investees for the year ended December 31, 1998 includes a gain of $487.4 million resulting from this transaction.

NOTE 14.  INSURANCE EXPENSES
--------------------------------------------------------------------------------
Insurance Expenses for the years ended December 31, 1998, 1997 and 1996 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                         1998         1997         1996
Commissions                               $  245.1     $  224.4     $  233.7
General Expenses                             230.9        207.3        203.9
Taxes, Licenses and Fees                      24.6         26.9         27.6
                                          --------     --------     --------
Total Costs Incurred                         500.6        458.6        465.2
                                          --------     --------     --------
Policy Acquisition Costs:
  Deferred                                  (142.2)      (145.6)      (149.1)
  Amortized                                  149.3        167.4        170.1
                                          --------     --------     --------
  Net Policy Acquisition Costs Amortized       7.1         21.8         21.0
                                          --------     --------     --------
Insurance Expenses                        $  507.7     $  480.4     $  486.2
                                          ========     ========     ========
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  41


                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 15.  INCOME TAXES
--------------------------------------------------------------------------------
The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 1998 and 1997 were:
--------------------------------------------------------------------------------
[Dollars in Millions]                                              1998    1997
Deferred Tax Assets:
  Insurance Reserves                                             $ 63.6  $ 64.3
  Unearned Premium Reserves                                        19.2    21.8
  Tax Capitalization of Policy Acquisition Costs                   59.1    45.1
  Reserve for Losses on Consumer Finance Receivables               11.2    10.1
  Postretirement Benefits Other Than Pensions                      28.1    26.2
  Other                                                            21.8    17.9
                                                                 ------  ------
    Total Deferred Tax Assets                                     203.0   185.4
                                                                 ------  ------

Deferred Tax Liabilities:
  Deferred Policy Acquisition Costs                               115.4    81.7
  Fixed Maturities                                                 32.8    18.7
  Equity Securities                                               221.6    32.6
  Investments in Investees                                        160.5   192.2
  Pension Asset                                                    21.7    13.1
  Other                                                             3.5     3.3
                                                                 ------  ------
    Total Deferred Tax Liability                                  555.5   341.6
                                                                 ------  ------
    Net Deferred Tax Liability                                    352.5   156.2
    Current Tax Liability                                          26.3    31.6
                                                                 ------  ------
    Accrued and Deferred Income Taxes                            $378.8  $187.8
                                                                 ======  ======
--------------------------------------------------------------------------------
A deferred tax asset valuation allowance was not required at December 31, 1998 and 1997. Income taxes paid were $54.6 million, $41.7 million and $47.2 million in 1998, 1997 and 1996, respectively.

    The Company has not provided Federal income taxes on a portion of the Company's life insurance subsidiaries' income earned prior to 1984 which is not subject to Federal income taxes under certain circumstances. Federal income taxes would be paid on the amount of such income, approximately $206 million, if it is distributed to shareholders in the future or if it does not continue to meet certain limitations.

    Comprehensive Income Tax Expense included in the Consolidated Financial
Statements for the years ended December 31, 1998, 1997 and 1996 was:
--------------------------------------------------------------------------------

 [Dollars in Millions]                                               1998     1997    1996
 Income Tax Expense                                                $238.6   $47.1   $ 40.2
 Equity in Net Income of Investees                                   32.7    12.7     26.5
 Unrealized Appreciation (Depreciation) on Securities               (47.1)   13.1    (19.3)
 Effect on Paid-in Capital from Exercise of Stock Options            (3.7)   (8.0)    (1.8)
                                                                   ------   -----   ------
 Comprehensive Income Tax Expense                                  $220.5   $64.9   $ 45.6
                                                                   ======   =====   ======
------------------------------------------------------------------------------------------

 The components of Income Tax Expense for the years ended December 31, 1998, 1997 and 1996 were:

------------------------------------------------------------------------------------------
 [Dollars in Millions]                                               1998    1997     1996
 Current Tax Expense                                               $ 47.7   $52.6    $50.0
 Deferred Tax Expense (Benefit)                                     190.9    (5.5)    (9.8)
                                                                   ------   -----    -----
 Income Tax Expense                                                $238.6   $47.1    $40.2
                                                                   ======   =====    =====
------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  42

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 15.  INCOME TAXES [CONTINUED]
--------------------------------------------------------------------------------
Components of the effective income tax rate on pre-tax income for the years ended December 31, 1998, 1997 and 1996 were:
-------------------------------------------------------------------------------

                                                       1998         1997         1996
Statutory Federal Income Tax Rate                      35.0%        35.0%        35.0%
Tax-exempt Income                                      (0.7)        (3.6)        (5.0)
State Income Taxes                                      0.2          0.7          1.6
Amortization of Cost in Excess of Net
  Assets of Purchased Businesses                        0.2          1.6          0.9
Other, Net                                                -            -          0.4
                                                   --------     --------     --------
Effective Income Tax Rate                              34.7%        33.7%        32.9%
                                                   ========     ========     ========

-------------------------------------------------------------------------------
For the year ended December 31, 1998, the Company will file a consolidated Federal income tax return with all of its subsidiaries except for Reliable and its subsidiaries, and NationalCare and its subsidiaries. For the years ended December 31, 1997 and 1996, the Company filed a consolidated Federal income tax return with all of its subsidiaries.

NOTE 16.  PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
--------------------------------------------------------------------------------
The Company sponsors several defined benefit pension plans covering most of its employees. Participation in certain plans requires employee contributions of 3 percent of pay, as defined, per year. Benefits for contributory plans are based on compensation during plan participation and the number of years of participation. Benefits for non-contributory plans are based on years of service and final average pay, as defined. The Company funds the pension plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.
   The components of Pension Expense (Income) for the years ended December 31, 1998, 1997 and 1996 were:
--------------------------------------------------------------------------------

[Dollars in Millions]                                    1998        1997      1996
Service Cost Benefits Earned During the Year           $  7.9      $  5.4    $  4.1
Interest Cost on Projected Benefit Obligation            10.9         7.4       7.0
Expected Return on Plan Assets                          (15.0)      (10.5)     (9.2)
Net Amortization and Deferral                            (1.8)       (1.9)     (2.3)
                                                       ------      ------    ------
Pension Expense (Income)                               $  2.0      $  0.4    $ (0.4)
                                                       ======      ======    ======

--------------------------------------------------------------------------------
The Company sponsors several postretirement benefit plans that provide medical and life insurance benefits to approximately 1,000 retired and 2,000 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant's attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually. Postretirement life insurance benefits are generally contributory and generally limited to $10,000 per participant.
   The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 1998, 1997 and 1996 were:
-------------------------------------------------------------------------------

[Dollars in Millions]                                    1998         1997         1996
Service Cost Benefits Earned During the Year           $  0.3       $  0.1       $  0.2
Interest Cost on Projected Benefit Obligation             4.3          4.5          4.6
Net Amortization and Deferral                            (0.8)        (0.2)           -
                                                       ------       ------       ------
Postretirement Benefits Other than Pensions Expense    $  3.8       $  4.4       $  4.8
                                                       ======       ======       ======

--------------------------------------------------------------------------------
                       Unitrin, Inc. and Subsidiaries  43

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]
--------------------------------------------------------------------------------
The actuarial assumptions used to develop both the components of Pension Expense (Income) and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 1998, 1997 and 1996 were:
--------------------------------------------------------------------------------

                                                                              1998                 1997                     1996
Discount Rate                                                                 7.0%                 7.0%                     7.0%
Rate of Increase in Future Compensation Levels                                4.0%                 4.0%                     4.0%
Expected Long-term Rate of Return on Plan Assets                              6.5%                 6.5%                     6.0%
-----------------------------------------------------------------------------------------------------------------------------------

Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the Years Ended December 31, 1998 and 1997 were:

-----------------------------------------------------------------------------------------------------------------------------------
                                                               Pension Benefits      Postretirement Benefits Other than Pensions
                                                       --------------------------------------------------------------------------
[Dollars in Millions]                                        1998             1997                 1998                    1997
Fair Value of Plan Assets at Beginning of Year         $    174.3       $    163.3          $         -             $         -
Fair Value of Plan Assets of Acquired Business              104.5                -                    -                       -
Actual Return on Plan Assets                                 16.3             11.6                    -                       -
Contributions by the Company                                    -              5.4                  4.1                     3.4
Contributions by Plan Participants                            1.6              1.3                  0.6                     0.5
Benefits Paid                                                (8.5)            (7.3)                (4.7)                   (3.9)
                                                       ----------       ----------          -----------             -----------
Fair Value of Plan Assets at End of Year               $    288.2       $    174.3          $         -             $         -
                                                       ----------       ----------          -----------             -----------
Projected Benefit Obligations at Beginning of Year     $    115.9       $    109.1          $      67.5             $      68.3
Projected Benefit Obligations of Acquired Business           78.1                -                  5.6                       -
Service Cost Benefits Earned During the Year                  7.9              5.4                  0.3                     0.1
Interest Cost on Projected Benefit Obligations               10.9              7.4                  4.3                     4.5
Contributions by Plan Participants                            1.6              1.3                  0.6                     0.5
Benefits Paid                                                (8.5)            (7.3)                (4.7)                   (3.9)
Actuarial (Gains) Losses                                     10.9                -                 (3.0)                   (2.0)
                                                       -----------     -----------          -----------             -----------
Projected Benefit Obligations at End of Year           $    216.8       $    115.9          $      70.6             $      67.5
                                                       -----------      ----------          -----------             -----------

Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations                                   $     71.4       $     58.4          $     (70.6)            $     (67.5)
                                                       ==========       ==========          ===========             ===========
Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations:
  Amounts Recognized in the Balance Sheet:
    Prepaid (Accrued) Benefit Cost                     $     61.3       $     37.0          $     (80.3)            $     (75.1)
  Amounts not Recognized in the Balance Sheet:
    Unrecognized Net Actuarial Gain                           6.5             16.1                  9.7                     7.6
    Unrecognized Net Asset at Adoption,
      Net of Amortization                                     3.6              5.3                    -                       -
                                                       -----------      ----------          -----------             -----------
Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations                                   $     71.4       $     58.4          $     (70.6)            $     (67.5)
                                                       ==========       ==========          ===========             ===========
---------------------------------------------------------------------------------------------------------------------------------

For both the valuation of pension obligations and postretirement benefits other than pensions obligations the discount rates assumed were 6.5 percent and 7.0 percent at December 31, 1998 and 1997, respectively.

   For both the valuation of pension obligations and postretirement benefits other than pensions obligations the rate of increase in future compensation levels assumed was 4.0 percent at both December 31, 1998 and 1997.

   The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligations at December 31, 1998 was 7.8 percent in 1998, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 1997 was 8.15 percent in 1997, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  44

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]
--------------------------------------------------------------------------------
A one pecentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 1998 by approximately $6.9 million and 1998 postretirement expense by $0.5 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 1998 by approximately $5.9 million and 1998 Postretirement expense by approximately $0.4 million.

NOTE 17.  BUSINESS SEGMENTS
--------------------------------------------------------------------------------
The Company is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Insurance provided in the Property and Casualty Insurance segment consists of automobile, homeowners, motorcycle, watercraft, fire, casualty, workers compensation and other related lines. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company's Life and Health Insurance employee-agents also market certain property and casualty insurance products under common management. The Company now includes the results of those property and casualty insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of automobiles and offers savings accounts in the form of investment certificates and money market accounts.

   Segment Revenues for the years ended December 31, 1998, 1997 and 1996 were:

---------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                       1998           1997           1996
SEGMENT REVENUES
Property and Casualty Insurance                                      $     694.0    $     774.5    $     718.8
Life and Health Insurance                                                  719.9          623.7          674.5
Consumer Finance                                                           113.8          125.0          120.4
                                                                     -----------    -----------    -----------
Total Segment Revenues                                                   1,527.7        1,523.2        1,513.7
                                                                     -----------    -----------    -----------
Net Gains on Sales of Investments                                          557.4            3.6            3.4
Other                                                                        0.8            3.3            6.0
                                                                     -----------    -----------    -----------
Total Revenues                                                       $   2,085.9    $   1,530.1    $   1,523.1
                                                                     ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------------------------------------

Segment Operating Profit and Segment Assets for the years ended December 31, 1998, 1997 and 1996 were:

-----------------------------------------------------------------------------------------------------------------------------------
[Dollars in Millions]                                                       1998           1997           1996

SEGMENT OPERATING PROFIT
Property and Casualty Insurance                                      $      47.0    $      63.1   $       46.9
Life and Health Insurance                                                   67.9           62.6           48.9
Consumer Finance                                                            20.1           13.9           26.1
                                                                     -----------    -----------    -----------
Total Segment Operating Profit                                             135.0          139.6          121.9
                                                                     -----------    -----------    -----------
Net Gains on Sales of Investments                                          557.4            3.6            3.4
Other                                                                       (5.3)          (3.4)          (3.2)
                                                                     -----------    -----------    -----------
Income before Income Taxes and Equity in
  Net Income of Investees                                            $     687.1    $     139.8   $      122.1
                                                                     ===========    ===========    ===========
SEGMENT ASSETS
Property and Casualty Insurance                                      $   1,358.9    $   1,025.9   $    1,031.1
Life and Health Insurance                                                3,585.7        2,515.2        2,583.0
Consumer Finance                                                           642.0          657.3          676.8
Investees and Other                                                        323.3          722.3          580.2
                                                                     -----------    -----------    -----------
Total Assets                                                         $   5,909.9    $   4,920.7    $   4,871.1
                                                                     ===========    ===========    ===========
===================================================================================================================================

                      Unitrin, Inc. and Subsidiaries  45

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 18.  REINSURANCE
-------------------------------------------------------------------------------

Effective January 1, 1997, United Insurance Company of America ("United"), one of the Company's Life and Health Insurance segment subsidiaries, entered into a long-duration reinsurance agreement to cede certain in-force life and health insurance policies principally in the states of Arkansas and Missouri to Reliable. At the time of the agreement, Reliable was an unaffiliated third party. Accordingly as a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $10 million in 1997. Effective May 31, 1998, the cession, as it pertained to the Missouri policies, was commuted and United entered into a long-duration reinsurance agreement to cede those policies to another third party.

   Effective May 31, 1996, United entered into a long-duration reinsurance agreement to cede certain in-force life insurance policies to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $6 million and $7 million in 1997 and 1996, respectively.

   At December 31, 1998 and 1997, United had not been relieved of its primary obligation to certain policyholders under these reinsurance agreements. Accordingly, pursuant to the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts," the Company continues to include the life insurance reserves related to these policyholders on its balance sheet along with a corresponding amount classified as Other Receivables. Life insurance reserves related to these policyholders were approximately $46 million and $78 million at December 31, 1998 and 1997, respectively.

   Premiums on short-duration policies assumed were $81.9 million, $95.4 million and $109.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Premiums on long-duration policies assumed were not material for the years ended December 31, 1998, 1997 and 1996. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 1998, 1997 and 1996.

NOTE 19.  CONTINGENCIES

-------------------------------------------------------------------------------
The Company and its subsidiaries are defendants in various legal actions incidental to their businesses. Some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe that there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.
--------------------------------------------------------------------------------

                       Unitrin, Inc. and Subsidiaries  46

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 20.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

[Dollars in Millions, Except Per Share Amounts]                                  Three Months Ended
------------------------------------------------------------------------------------------------------------------------------------
                                               March 31,          June 30,          Sept. 30,          Dec. 31,           Total
1998
Premiums and Consumer Finance Revenues         $  318.2          $  321.2           $  341.9          $  360.8       $  1,342.1
Net Investment Income                              41.8              45.2               48.3              51.1            186.4
Net Gains on Sales of Investments                  60.9               5.6              488.1               2.8            557.4
                                               --------          --------           --------          --------       ----------
Total Revenues                                 $  420.9          $  372.0           $  878.3          $  414.7       $  2,085.9
                                               ========          ========           ========          ========       ==========

Net Income:
  From Operations                              $   20.7          $   15.5           $   16.9          $   32.4       $     85.5
  From Investees                                   15.2              16.4               18.2              12.5             62.3
  From Sales of Investments                        40.1               4.3              316.8               1.8            363.0
                                               --------          --------           --------          --------       ----------
Total Net Income                               $   76.0          $   36.2           $  351.9          $   46.7       $    510.8
                                               ========          ========           ========          ========       ==========
Net Income Per Share (A)                       $   2.02          $   0.93           $   8.72          $   1.19       $    13.11
                                               ========          ========           ========          ========       ==========
Net Income Per Share Assuming Dilution (A)     $   2.00          $   0.92           $   8.69          $   1.18       $    13.02
                                               ========          ========           ========          ========       ==========
Dividends Paid to Common Shareholders
  (Per Share)                                  $   0.65          $   0.65           $   0.65          $   0.65       $     2.60
                                               ========          ========           ========          ========       ==========
Common Stock Market Prices:
  High                                          71 7/16            74 1/8            70                  73 5/8            74 1/8
  Low                                           57 3/4             66 1/8            55 9/16             59 1/2            55 9/16
  Close                                         67 3/8             69 1/2            64 3/16             71 3/4            71 3/4
------------------------------------------------------------------------------------------------------------------------------------

1997
Premiums and Consumer Finance Revenues         $  338.4          $  342.3           $  338.7          $  327.6       $  1,347.0
Net Investment Income                              42.4              46.4               43.8              46.9            179.5
Net Gains on Sales of Investments                   1.3               1.8                0.1               0.4              3.6
                                               --------          --------           --------          --------       ----------
Total Revenues                                 $  382.1          $  390.5           $  382.6          $  374.9       $  1,530.1
                                               ========          ========           ========          ========       ==========
Net Income:
  From Operations                              $   20.0          $   18.1           $   21.2          $   31.0       $     90.3
  From Investees Before
     One-Time Items                                12.8              13.7               15.8              16.5             58.8
  From Investees' One-Time Items                      -             (31.8)                 -              (1.8)           (33.6)
  From Sales Of Investments                         0.9               1.2                  -               0.3              2.4
                                               --------          --------           --------          --------       ----------
Total Net Income                               $   33.7          $    1.2           $   37.0          $   46.0       $    117.9
                                               ========          ========           ========          ========       ==========
Net Income Per Share (A)                       $   0.90          $   0.03           $   0.99          $   1.23       $     3.15
                                               ========          ========           ========          ========       ==========
Net Income Per Share Assuming Dilution (A)     $   0.89          $   0.03           $   0.97          $   1.21       $     3.11
                                               ========          ========           ========          ========       ==========
Dividends Paid to Common Shareholders
  (Per Share)                                  $   0.60          $   0.60           $   0.60          $   0.60       $     2.40
                                               ========          ========           ========          ========       ==========
Common Stock Market Prices:
  High                                           55 3/4            62 7/8             66 1/4            68 1/2           68 1/2
  Low                                            49 1/2            48 1/2             56 1/4            60 5/8           48 1/2
  Close                                          49 3/4            61                 65                64 5/8           64 5/8
------------------------------------------------------------------------------------------------------------------------------------

(A) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.
--------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  47