Form 10-K405, Exhibit 13
period 1998-12-31
UNITRIN INC
filed 1999-03-18
CIK 860748

                                                            EXHIBIT 13.2


                      MANAGEMENT DISCUSSION AND ANALYSIS
                                      OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following pages reproduce pages 16 through 22 from Unitrin, Inc.'s 1998 Annual Report to Shareholders.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

-----------------------------------------------------------------
PROPERTY AND CASUALTY INSURANCE
-----------------------------------------------------------------
[Dollars in Millions]                1998        1997        1996
Premiums                          $ 648.3     $ 722.9     $ 673.4
Net Investment Income                45.7        51.6        45.4
                                  -------     -------     -------
Total Revenues                    $ 694.0     $ 774.5     $ 718.8
                                  =======     =======     =======
Operating Profit                  $  47.0     $  63.1     $  46.9
                                  =======     =======     =======
-----------------------------------------------------------------

Premiums in the Property and Casualty Insurance segment decreased by $74.6 million in 1998 due primarily to lower volume, principally the result of management actions taken to reduce exposures on certain classes of business. The Company anticipates that the impact of these actions on Premiums will continue in 1999.

     Net Investment Income in the Property and Casualty Insurance segment decreased by $5.9 million in 1998 due primarily to lower yields on investments.

     Operating Profit in the Property and Casualty Insurance segment decreased by $16.1 million in 1998 due primarily to higher storm damage.

     Premiums in the Property and Casualty Insurance segment increased by $49.5 million in 1997. Premiums increased by $33.4 million as a result of the January 1997 acquisition of Union Automobile Indemnity Company ("Union"). Excluding the Union acquisition, premiums increased due primarily to higher volume of automobile insurance.

     Operating Profit in the Property and Casualty Insurance segment increased by $16.2 million in 1997. Losses directly attributed to storms decreased $15.3 million in 1997 partially resulting from the Company's continuing efforts to reduce its concentration of business in storm prone areas. Excluding the effect of storms, Operating Profit increased in 1997 due primarily to improved loss experience in automobile insurance and the higher net investment income, partially offset by expenses related to Year 2000 and other system development costs.

LIFE AND HEALTH INSURANCE
---------------------------------------------------------------------------
[Dollars in Millions]                          1998        1997        1996
Life Insurance Premiums                     $ 376.0     $ 330.9     $ 359.4
Accident and Health Insurance Premiums        135.5       115.8       129.7
Property Insurance Premiums                    68.5        52.4        57.8
                                            -------     -------     -------
Total Premiums                                580.0       499.1       546.9
Net Investment Income                         139.9       124.6       127.6
                                            -------     -------     -------
Total Revenues                              $ 719.9     $ 623.7     $ 674.5
                                            =======     =======     =======
Operating Profit                            $  67.9     $  62.6     $  48.9
                                            =======     =======     =======
---------------------------------------------------------------------------

Premiums in the Life and Health Insurance segment increased by $80.9 million in 1998 due primarily to premiums resulting from the June 1998 acquisition of The Reliable Life Insurance Company ("Reliable Life") and the September 1998 acquisition of Reserve National Insurance Company ("Reserve National") and its parent NationalCare Insurance Company, partially offset by lower other premium volume partially attributable to the Company's exit of certain markets.

     Net Investment Income in the Life and Health Insurance segment increased by $15.3 million in 1998 due primarily to the acquisitions of Reliable Life and Reserve National.

     Operating Profit in the Life and Health Insurance segment increased by $5.3 million in 1998 due primarily to the acquisitions of Reliable Life and Reserve National, partially offset by lower amortization of gains deferred in 1997 and 1996 in connection with the cession of certain in-force life and health insurance policies. Policy Acquisition Costs Amortized exceeded Policy Acquisition Costs Deferred by $3.2 million in 1998 due to a lower volume of new business written in 1998 and the continuing amortization of costs deferred in prior years.
--------------------------------------------------------------------------------

                     Unitrin, Inc. and Subsidiaries     16

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
LIFE AND HEALTH INSURANCE [CONTINUED]
--------------------------------------------------------------------------------
Life Insurance Premiums decreased by $28.5 million in 1997 due primarily to the ceding of certain life insurance policies to third parties, as further described below, and lower other volume. Accident and Health Insurance Premiums decreased by $13.9 million due primarily to lower volume, partially offset by higher prices. In 1997, the Company began exiting certain Accident and Health Insurance markets.

     Net Investment Income in the Life and Health Insurance segment decreased by $3.0 million in 1997 due primarily to a lower level of investments as a result of the ceding of certain life insurance policies to third parties.

     Operating Profit in the Life and Health Insurance segment increased by $13.7 million in 1997 due primarily to lower benefits as a percentage of premiums. Policy Acquisition Costs Amortized exceeded Policy Acquisition Costs Deferred by $23.3 million in 1997 due to a lower volume of new business written in 1997 and the continuing amortization of costs deferred in prior years.

     Effective January 1, 1997, United Insurance Company of America ("United"), one of the Company's Life and Health Insurance segment subsidiaries, entered into a long-duration reinsurance agreement to cede certain in-force life and health insurance policies principally in the states of Arkansas and Missouri to Reliable Life. At the time of the agreement, Reliable Life was an unaffiliated third party. Accordingly, as a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $10 million in 1997. Effective May 31, 1998, the cession, as it pertained to the Missouri policies, was commuted and United entered into a long-duration reinsurance agreement to cede those policies to another third party. See Note 18 to the Consolidated Financial Statements.

     Effective May 31, 1996, United entered into a long-duration reinsurance agreement to cede certain in-force life insurance policies to a third party. As a result of this transaction, premiums in the Life and Health Insurance segment decreased by approximately $6 million and $7 million in 1997 and 1996, respectively. See Note 18 to the Consolidated Financial Statements.

CONSUMER FINANCE
--------------------------------------------------------------------------------
[Dollars in Millions]                       1998       1997        1996

Revenues                                 $ 113.8    $ 125.0     $ 120.4
                                         =======    =======     =======
Operating Profit                         $  20.1    $  13.9     $  26.1
                                         =======    =======     =======
--------------------------------------------------------------------------------
Consumer Finance Revenues decreased by $11.2 million in 1998 due primarily to a lower level of loans outstanding. Operating Profit in the Consumer Finance segment increased by $6.2 million due primarily to lower provision for loan losses.

     Consumer Finance Revenues increased by $4.6 million in 1997 due primarily to a higher level of loans outstanding during the first half of the year and to a higher level of investments. Operating Profit in the Consumer Finance segment decreased by $12.2 million in 1997 due primarily to higher provisions for loan losses.

     Loans more than 90 days past due were $12.1 million and $17.8 million at December 31, 1998 and 1997, respectively, while the reserve for loan losses was $40.1 million and $39.5 million, respectively. Loans more than 90 days past due decreased primarily due to lower level of loans outstanding at December 31, 1998, compared to December 31, 1997.


INVESTEES
--------------------------------------------------------------------------------
Unitrin's investment portfolio at December 31, 1998 included equity securities accounted for by the equity method of accounting ("investees"): Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton") and UNOVA, INC. ("UNOVA"). Each of the investee companies is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. These securities are held for investment purposes primarily as part of the investment portfolios of Unitrin and its insurance subsidiaries. The market value of Unitrin's Investments in Investees was approximately $1.2 billion at December 31, 1998, compared to an asset carrying value of $581 million under the equity method of accounting.

     Unitrin accounts for its Investments in Investees under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18 using the most recent publicly-available financial reports. See Note 2
--------------------------------------------------------------------------------


                   Unitrin, Inc. and Subsidiaries         17

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
INVESTEES [CONTINUED]
--------------------------------------------------------------------------------
to the Consolidated Financial Statements. The amounts included in Unitrin's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier.

     At December 31, 1998, Unitrin owned approximately 43.0% of Curtiss-Wright's common stock. Curtiss-Wright stated in its 1997 annual report to shareholders that it "is a diversified multi-national manufacturing and service concern that designs, manufactures and overhauls precision components and systems and provides highly engineered services to the aerospace, automotive, shipbuilding, oil, petrochemical, agricultural equipment, power generation, metal working and fire & rescue industries."

     At December 31, 1998, Unitrin owned approximately 27.9% of Litton's common stock. Litton stated in its 1998 annual report to shareholders that it is an "aerospace, defense and commercial electronics company," that it provides "advanced electronic, defense and information systems and is a primary builder of large surface combatant ships for the U.S. Navy," and that it is "an international supplier of connectors, multilayer circuit boards, laser crystals, solder materials and other equipment used primarily in the telecommunications, industrial and computer markets."

     At December 31, 1998, Unitrin owned approximately 23.1% of UNOVA's common stock. UNOVA stated in its December 31, 1997 annual report on Form 10-K that it is "an industrial technologies company providing customers with solutions for improving their efficiency and productivity," that its automated data systems segment "comprises automated data collection and mobile computing products and services, principally serving the industrial market," and that its industrial automation systems segment "includes integrated manufacturing systems, body welding and assembly systems, and precision grinding and abrasive operations, primarily serving the worldwide automotive, off-road and diesel engine manufacturing industries."

     Unitrin's Equity in Net Income of Investees was $62.3 million, $25.2 million and $50.6 million in 1998, 1997 and 1996, respectively.

     In August 1998, the Company exchanged its investment in its investee, Western Atlas Inc. ("Western Atlas"), for common stock in Baker Hughes Incorporated ("Baker Hughes") upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Prior to the merger of Western Atlas into Baker Hughes, the Company owned approximately 23.1% of Western Atlas and accounted for its investment in Western Atlas under the equity method of accounting. Accordingly, Equity in Net Income of Investees for the year ended December 31, 1998 includes the Company's proportionate share of Western Atlas' income earned prior to the merger. As a result of the merger, the Company owns approximately 11% of Baker Hughes common stock. Since the Company owns less than 20% of Baker Hughes, the equity method does not apply and, accordingly, the Company does not record a pro-rata share of Baker Hughes' reported earnings in the Company's earnings. However, dividends received from Baker Hughes are reflected in the Company's earnings. As a result of this change, the Company estimates that its annual net income would decrease by approximately $6.1 million based upon Western Atlas' net income from continuing operations for its trailing twelve-month period ended June 30, 1998 and assuming that Baker Hughes continues to pay dividends at its current rate.

     Unitrin's Equity in Net Income of Investees in 1997 includes after-tax losses of $33.6 million primarily resulting from Unitrin's proportionate share of the write-off of in-process research and development activities at certain investees.

     Summarized financial and other information about Unitrin's Investments in Investees can be found in Note 5 to the Consolidated Financial Statements.

INVESTMENT RESULTS
--------------------------------------------------------------------------------
Net Investment Income was $186.4 million, $179.5 million and $179.0 million in 1998, 1997 and 1996, respectively.

     Net Investment Income increased by $6.9 million in 1998 due primarily to the inclusion of Reliable Life and Reserve National investment income in 1998, partially offset by lower investment income from the Company's investment in Navistar International Corporation $6.00 Cumulative Convertible Preferred Stock, Series G ("Navistar Preferred Stock") and lower yields on investments in fixed maturities.

     Net Investment Income increased by $0.5 million in 1997 due primarily to the inclusion of Union net investment income in 1997 and interest resulting from the settlement of prior year taxes, partially offset by lower investment income from the Company's investment in Navistar Preferred Stock.
--------------------------------------------------------------------------------


                   Unitrin, Inc. and Subsidiaries         18

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
INVESTMENT RESULTS [CONTINUED]
--------------------------------------------------------------------------------
Net Investment Income from the Company's investment in Navistar Preferred Stock was $0.8 million in 1998, $5.7 million in 1997 and $7.1 million in 1996. It is the Company's policy to record dividend income on its preferred and common stock investments based on the ex-dividend date. Net Investment Income from the Company's investment in Navistar Preferred Stock decreased by $4.9 million in 1998 due to the redemption of the Company's investment. Net Investment Income from the Company's investment in Navistar decreased by $1.4 million in 1997 due to the timing of the Navistar Preferred Stock ex-dividend date.
     Net Gains on Sales of Investments was $557.4 million in 1998, $3.6 million in 1997 and $3.4 million in 1996. Net Gains from Sales of Investments increased by $553.8 million for the year ended December 31, 1998, compared to the same period in 1997 primarily due to a gain resulting from the merger of Western Atlas into Baker Hughes and gains on the sale and redemption of other equity securities (See Note 13 to the Consolidated Financial Statements). The Company cannot anticipate when or if investment gains or losses may occur in the future.
     The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio consists primarily of United States Government obligations, investment-grade fixed maturities, equity securities and investees. The Company's investment in non-investment-grade fixed maturity investments is insignificant.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
At December 31, 1998, there are approximately 2.3 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors' outstanding repurchase authorizations. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 1998, the Company repurchased and retired 3.5 million shares of its common stock in open market transactions at an aggregate cost of $232.9 million. The Company has repurchased and retired 22.3 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.1 billion since 1990.
     On February 5, 1998, the Company's Board of Directors increased the Company's quarterly dividend from $0.60 per common share to $0.65 per common share.
     The Company has a $340 million unsecured revolving credit agreement with a group of banks which expires in September 2002. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted average interest rate on the $110 million in advances outstanding under the agreement on December 31, 1998 was 5.51%. At December 31, 1998, the unused commitment under the Company's revolving credit agreement was $230 million. In addition, the Company's subsidiaries in 1999 would be able to pay approximately $651 million in dividends to the Company without prior regulatory approval.
     The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities and provide a margin for adverse deviation. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. At December 31, 1998, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements.
     Litton and UNOVA do not presently pay dividends on their common stock. Cash dividends received from Curtiss-Wright totaled $2.3 million, $2.2 million and $2.2 million in 1998, 1997 and 1996, respectively. The Company cannot anticipate when or if dividends will be paid by the investee companies in the future. The Company's retained earnings at December 31, 1998 includes $339.5 million representing the undistributed equity in net income of investees.

INTEREST AND OTHER EXPENSES
--------------------------------------------------------------------------------
Interest and Other Expenses was $13.7 million, $13.1 million and $15.5 million in 1998, 1997 and 1996, respectively. Interest Expense was $4.9 million, $5.3 million and $6.3 million in 1998, 1997 and 1996, respectively. Other corporate expenses were $8.8 million, $7.8 million and $9.2 million in 1998, 1997 and 1996, respectively.
--------------------------------------------------------------------------------

                   Unitrin, Inc. and Subsidiaries         19

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

 -------------------------------------------------------------------------------
 THE YEAR 2000 ISSUE
 -------------------------------------------------------------------------------
 The Year 2000 issue (i.e. the ability of computer systems to accurately identify and process dates beginning with the year 2000 and beyond) affects virtually all companies and organizations. Some of the Company's computer systems are already Year 2000 compliant. However, certain of the Company's computer systems use only two digits to identify a year in a date field. For example, the year 2000 would be represented in these systems as "00," but in many cases might be interpreted by the computer as "1900" rather than "2000," thereby potentially resulting in processing errors.
   The ability to process information in a timely and accurate manner is vital to the Company's data-intensive insurance and consumer finance businesses. The Company recognizes that the computer systems used by these businesses must be Year 2000 compliant by December 31, 1999 and, in some instances, well in advance of that date. To meet this challenge, the Company and its subsidiaries have instituted a four-phase Year 2000 program:
   1) Assessment--Identifying all hardware, software and key service providers posing a Year 2000 exposure and the prioritizing of related Year 2000 projects;
   2) Remediation and Conversion--Procuring replacement Year 2000 compliant hardware or software (including improvements in functionality in addition to being Year 2000 compliant) or modifying existing software to be Year 2000 compliant;
   3) Validation--Testing and certification, including review of documented remediation work and test results by technical project teams and key users, of all such critical hardware and software;
   4) Production--Installing and placing into production all such critical new or remediated hardware and software.

   Each of the Company's business segments is responsible for developing and implementing detailed project plans to address its Year 2000 exposure. Each business segment's progress is monitored and reviewed by the Company's Year 2000 Certification Team. The Company's Year 2000 Certification Team is comprised of senior members of the Company Information Systems Audit Group and Data Systems Group and reports to the Company's senior management and Board of Directors on a regular basis. In addition, the Company's insurance subsidiaries are subject to oversight by state insurance regulatory bodies and its consumer finance subsidiary is subject to oversight by the FDIC.
   Each of the Company's business segments has completed the Assessment Phase and is in varying stages of completion for the remaining phases. The Company's Property and Casualty Insurance segment has substantially completed all four phases for its mission critical projects and has completed all four phases for 50% of its non-mission critical projects. For purposes of this Year 2000 discussion, the term "mission critical" refers to key business functions, such as the processing of business transactions, regulatory compliance and archival of important records, upon which the Company is materially dependent.
   The Company's Life and Health Insurance segment has completed all four phases for 65% of its mission critical projects and all four phases for 60% of its non-mission critical projects. Approximately 35% of the Company's Life and Health Insurance segment's mission critical projects are in the Remediation and Conversion Phase. The Company's Life and Health Insurance segment is comprised primarily of three separate business units operating in different geographical regions and offering similar insurance policies using employee-agents. Each business unit has its unique set of mission critical applications which it uses to process transactions. Should one or two of these business units not achieve Year 2000 compliance, the Company contingently plans to transfer the processing of that business unit's transactions to another of the Company's Life and Health Insurance segment's business units and process transactions manually until the transfer is complete.
   The Company's Consumer Finance segment outsources its mission critical data processing to Fiserv, Inc. ("Fiserv"). As a provider of third party data processing services to the banking and financial services industry, Fiserv and the data processing services it provides are subject to limited oversight by the FDIC. By the end of the first quarter of 1999, the Company's Consumer Finance segment is scheduled to migrate from its current Fiserv system to another system that Fiserv has modified to be, and is in the process of certifying as Year 2000 compliant. Should the migration of the Company's Consumer Finance segment be unsuccessful, the Company contingently intends to off-load all customer loan and deposit records prior to January 1, 2000 and process customer loans and deposits manually at its branch offices.
 -------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  20

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


 -------------------------------------------------------------------------------
 THE YEAR 2000 ISSUE [CONTINUED]
 -------------------------------------------------------------------------------
 The Company has not identified any Year 2000 problems associated with non-information technology systems (e.g., telephone systems, elevators, etc.) that have not either been remediated or replaced, or scheduled to be remediated or replaced prior to January 1, 2000, or which are likely to pose any material risks to the Company's operations.

   The Company is also reviewing the Year 2000 issue with key service providers, including banks, brokers and investment custodians, and continually updating its risk assessment, readiness evaluation, action plans and contingency plans related to these service providers. In addition, the Company is reviewing the Year 2000 issue as it relates to its investee companies (Curtiss-Wright, Litton and UNOVA; the "Investees") as well as its significant investment in Baker Hughes by reviewing public disclosures concerning Year 2000 readiness made by such companies. The Company has no representatives on any of the Investees' or Baker Hughes' boards of directors and does not otherwise participate in the management of the Investees or Baker Hughes. Accordingly, the Company does not possess any non-public information concerning, assumes no responsibility for, and has no contingency plans for, Year 2000 compliance by the Investees or Baker Hughes.

   The goal of the Company is for its Property and Casualty Insurance segment's non-mission critical projects to be substantially Year 2000 compliant by March 31, 1999, for its Consumer Finance segment to be substantially Year 2000 compliant by March 31, 1999, and for its Life and Health Insurance segment to be substantially Year 2000 compliant by April 30, 1999. However, there can be no assurances that this goal will be met. If one or more of the Company's business segments, key service providers, investee companies or Baker Hughes fails to make its computer systems Year 2000 compliant by the necessary dates, notwithstanding contingency plans currently contemplated, such failure could materially adversely affect the Company's operations and financial results.

   Each of the Company's three business segments depends heavily on its computer systems to manage its operations. The Company believes that the most reasonably likely worst case scenario would consist of a combination of Year 2000 failures, including but not limited to the failures discussed above, in the Company's mission critical systems, coupled with Year 2000 failures at one or more of the Investees or Baker Hughes. In such a scenario, the Company might be forced to rely on the manual processing of transactions, or, if feasible, to shift processing to other Company systems or third party data processing vendors, which in either case would likely have a material adverse effect on costs and produce an increased probability of errors and potential legal exposures resulting from such errors. Such a scenario could also result in the loss of revenues, the extent of which is not estimable. In addition, Year 2000 failures at one or more Investees or Baker Hughes could materially affect their earnings, and therefore adversely affect the earnings of the Company and the Company's carrying value of its investment in these companies.

   Incremental expense recognized directly related to rewriting and testing existing applications or converting to new Year 2000 compliant applications totaled $10.4 million, $8.5 million and $3.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. Total incremental expense recognized since inception of the Company's Year 2000 program directly related to rewriting and testing existing applications or converting to new Year 2000 compliant applications totaled $23.7 million through December 31, 1998. The Company estimates that the incremental expense necessary to complete its Year 2000 program and directly related to rewriting and testing existing applications or converting to new Year 2000 compliant applications will be approximately $2.9 million in 1999. In addition to the above incremental expenses, upon completion of the Company's Year 2000 program, the Company estimates that it will have made capital expenditures, which will be expensed over the useful lives of the assets to which they relate, totaling approximately $16 million to replace existing hardware or software.

   NOTE: The foregoing discussion on Year 2000 issues shall be considered "Year 2000 Readiness Disclosure" for purposes of the Year 2000 Information and Readiness Disclosure Act.

 ACCOUNTING CHANGES
 -------------------------------------------------------------------------------
 Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, enterprises that provide a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income.
 -------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  21

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
 -------------------------------------------------------------------------------
 ACCOUNTING CHANGES [CONTINUED]
 -------------------------------------------------------------------------------
 Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131 public business enterprises are required to provide disclosures about operating segments using the "management approach." The Company's Life and Health Insurance employee-agents also market certain property and casualty insurance products under common management. Accordingly, the Company now includes the results of those property and casualty insurance products in its Life and Health Insurance segment. It is the Company's management practice to allocate certain corporate expenses to its operating units. Consistent with that practice, the Company now includes those expenses in the results of its operating segments.

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

 CAUTION REGARDING FORWARD-LOOKING STATEMENTS
 -------------------------------------------------------------------------------
 Management's Discussion and Analysis of Results of Operations and Financial Condition and the accompanying Consolidated Financial Statements (including the notes thereto) contain forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management's Discussion and Analysis of Results of Operations and Financial Condition, changes in economic factors (such as interest rates), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations) and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.
 -------------------------------------------------------------------------------

                      Unitrin, Inc. and Subsidiaries  22