Form 10-K405, Exhibit 13
period 1998-12-31
UNITRIN INC
filed 1999-03-18
CIK 860748

                                                            EXHIBIT 13.3


                             FINANCIAL HIGHLIGHTS


The following page reproduces page 1 from Unitrin, Inc.'s 1998 Annual Report to Shareholders. On February 11, 1999, Unitrin's Board of Directors declared a 2-for-1 stock split in the form of a stock dividend payable on March 26, 1999 to shareholders of record on March 5, 1999. Prior to the declaration of the 2-for-1 stock split, the Company had released its Financial Statements for the year ended December 31, 1998. Accordingly, consistent with Topic 4.C. "Change in Capital Securities" of Staff Accounting Bulletin 57, the retroactive effect of the stock split has not been presented in such Financial Highlights attached hereto as Exhibit 13.3.

                              FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]        1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Premiums and Consumer
  Finance Revenues                                 $1,342.1     $1,347.0     $1,340.7     $1,205.6     $1,140.2
Net Investment Income                                 186.4        179.5        179.0        186.6        207.2
Net Gains on Sales of Investments                     557.4          3.6          3.4         55.2         18.1
                                                   --------     --------     --------     --------     --------
Total Revenues                                     $2,085.9     $1,530.1     $1,523.1     $1,447.4     $1,365.5
                                                   ========     ========     ========     ========     ========
Net Income:
  From Operations                                  $   85.5     $   90.3     $   79.7     $   69.4     $  102.8
  From Investees Before
    One-Time Items                                     62.3         58.8         50.6         45.1         30.6
  From Investees' One-Time Items                         --        (33.6)          --           --          3.2
  From Sales of Investments                           363.0          2.4          2.2         36.1         11.8
                                                   --------     --------     --------     --------     --------
Total Net Income                                   $  510.8     $  117.9     $  132.5     $  150.6     $  148.4
                                                   ========     ========     ========     ========     ========
Net Income Per Share:
  From Operations                                  $   2.19     $   2.41     $   2.11     $   1.72     $   2.05
  From Investees Before
    One-Time Items                                     1.60         1.57         1.34         1.12         0.61
  From Investees' One-Time Items                         --        (0.90)          --           --         0.06
  From Sales of Investments                            9.32         0.07         0.06         0.89         0.24
                                                   --------     --------     --------     --------     --------
Total Net Income Per Share                         $  13.11     $   3.15     $   3.51     $   3.73     $   2.96
                                                   ========     ========     ========     ========     ========
Total Net Income Per Share
  Assuming Dilution                                $  13.02     $   3.11     $   3.47     $   3.69     $   2.94
                                                   ========     ========     ========     ========     ========
Repurchases of
  Unitrin Common Stock                             $  232.9     $   20.7     $   61.1     $  416.0     $  245.3
Dividends Paid to Common
  Shareholders                                     $  100.7     $   89.9     $   83.0     $   80.7     $   75.8
Dividends Paid to Common
  Shareholders (Per Share)                         $   2.60     $   2.40     $   2.20     $   2.00     $   1.50

AT YEAR END
Number of Employees                                   7,631        6,866        7,401        7,629        7,289

Investments                                        $4,304.2     $3,448.5     $3,291.4     $3,409.7     $3,321.1
Total Assets                                        5,909.9      4,920.7      4,871.1      4,818.7      4,569.8
Insurance Reserves                                  2,526.7      2,036.0      2,053.8      2,007.3      1,828.3
Shareholders' Equity                                1,822.4      1,533.0      1,480.3      1,524.5      1,765.1

Shares of Unitrin Common Stock
  Outstanding (In Millions of Shares)                  38.0         37.6         37.3         38.5         47.1

Book Value Per Share                               $  47.97     $  40.79     $  39.64     $  39.61     $  37.51
Fair Value Per Share of
  Investments in Investees
  in Excess of Carrying Value                         10.97        22.90        16.35        12.23         6.84
                                                   --------     --------     --------     --------     --------
Adjusted Book Value Per Share                      $  58.94     $  63.69     $  55.99     $  51.84     $  44.35
                                                   ========     ========     ========     ========     ========
----------------------------------------------------------------------------------------------------------------



                       Unitrin, Inc. and Subsidiaries  1