Form 10-K405, Exhibit 13
period 1999-12-31
UNITRIN INC
filed 2000-02-03
CIK 860748

                                                    EXHIBIT 13.1



                       CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                         UNITRIN, INC. AND SUBSIDIARIES



     This Exhibit 13.1 contains the consolidated balance sheets of Unitrin, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999.

                         INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
January 24, 2000


23.  UNITRIN, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                              --------------------------
[Dollars in Millions]                                                                                DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                                     1999           1998
------------------------------------------------------------------------------------------------------------------------
ASSETS

Investments:
  Fixed Maturities at Fair Value (Amortized Cost:
    1999--$2,726.8; 1998--$2,492.5)                                                             $ 2,651.8      $ 2,557.3
  Equity Securities at Fair Value (Cost: 1999--$450.8; 1998--$831.2)                                512.6          786.3
  Investees at Cost Plus Cumulative Undistributed
    Earnings (Fair Value: 1999--$957.5; 1998--$1,223.2)                                             640.6          581.2
  Other                                                                                             291.8          379.4
                                                                                                ---------      ---------
  Total Investments                                                                               4,096.8        4,304.2
                                                                                                ---------      ---------
Cash                                                                                                 24.1            8.6
Consumer Finance Receivables at Cost (Fair Value: 1999--$593.6; 1998--$531.2)                       595.0          532.0
Other Receivables                                                                                   376.6          290.8
Deferred Policy Acquisition Costs                                                                   324.2          332.0
Cost in Excess of Net Assets of Purchased Businesses                                                369.7          298.1
Other Assets                                                                                        148.4          144.2
                                                                                                ---------      ---------
Total Assets                                                                                    $ 5,934.8      $ 5,909.9
                                                                                                =========      =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Insurance Reserves:
    Life and Health                                                                             $ 2,097.5      $ 2,079.0
    Property and Casualty                                                                           520.6          447.7
                                                                                                ---------      ---------
    Total Insurance Reserves                                                                      2,618.1        2,526.7
                                                                                                ---------      ---------
Investment Certificates and Savings Accounts at Cost
    (Fair Value:1999--$606.6; 1998--$544.2)                                                         608.8          544.6
Unearned Premiums                                                                                   341.4          263.2
Accrued and Deferred Income Taxes                                                                   251.1          378.8
Notes Payable                                                                                       116.8          116.2
Accrued Expenses and Other Liabilities                                                              281.6          258.0
                                                                                                ---------      ---------
Total Liabilities                                                                                 4,217.8        4,087.5
                                                                                                ---------      ---------
Shareholders' Equity:
  Common Stock, $0.10 par value, 100 Million Shares
    Authorized, 70,992,897 and 75,977,750 Shares Issued
    and Outstanding at December 31, 1999 and 1998 (NOTE 1)                                            7.1            7.6
  Paid-in Capital                                                                                   439.6          427.6
  Retained Earnings                                                                               1,280.1        1,374.0
  Accumulated Other Comprehensive Income (Loss)                                                      (9.8)          13.2
                                                                                                ---------      ---------
  Total Shareholders' Equity                                                                      1,717.0        1,822.4
                                                                                                ---------      ---------
Total Liabilities and Shareholders' Equity                                                      $ 5,934.8      $ 5,909.9
                                                                                                =========      =========
------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.


                                                 UNITRIN, INC. & SUBSIDIARIES 24

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                               --------------------------------
[Dollars in Millions, Except Per Share Amounts]                                FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
                                                                               1999          1998          1997
---------------------------------------------------------------------------------------------------------------
REVENUES

Premiums                                                                  $ 1,373.3     $ 1,228.3     $ 1,222.0
Consumer Finance Revenues                                                     123.6         113.8         125.0
Net Investment Income                                                         203.0         186.4         179.5
Net Gains on Sales of Investments                                             113.7         557.4           3.6
                                                                          ---------     ---------     ---------
   Total Revenues                                                           1,813.6       2,085.9       1,530.1
                                                                          ---------     ---------     ---------
EXPENSES

Insurance Claims and Policyholders' Benefits                                  889.1         781.8         780.1
Insurance Expenses                                                            573.6         507.7         480.4
Consumer Finance Expenses                                                      99.5          95.6         116.7
Interest and Other Expenses                                                    14.4          13.7          13.1
                                                                          ---------     ---------     ---------
Total Expenses                                                              1,576.6       1,398.8       1,390.3
                                                                          ---------     ---------     ---------
Income before Income Taxes and Equity in
Net Income of Investees                                                       237.0         687.1         139.8
Income Tax Expense                                                             77.9         238.6          47.1
                                                                          ---------     ---------     ---------
Income before Equity in Net Income of Investees                               159.1         448.5          92.7
Equity in Net Income of Investees (NOTE 5)                                     41.9          62.3          25.2
                                                                          ---------     ---------     ---------
NET INCOME                                                                $   201.0     $   510.8     $   117.9
                                                                          =========     =========     =========
NET INCOME PER SHARE (NOTES 1 AND 12)                                     $    2.76     $    6.55     $    1.58
                                                                          =========     =========     =========
NET INCOME PER SHARE ASSUMING DILUTION (NOTES 1 AND 12)                   $    2.74     $    6.51     $    1.56
                                                                          =========     =========     =========
---------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.


25.   UNITRIN. INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                   ------------------------------------
[Dollars in Millions]                                                                FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                   1999            1998            1997
------------------------------------------------------------------------------------------------------------------------
Operating Activities

Net Income                                                                      $  201.0        $  510.8        $  117.9
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
   Policy Acquisition Costs Deferred                                              (156.1)         (142.2)         (145.6)
   Amortization of Deferred Policy Acquisition Costs                               163.1           149.3           167.4
   Equity in Net Income of Investees before Taxes                                  (63.7)          (95.0)          (37.9)
   Cash Dividends from Investee                                                      2.3             2.3             2.2
   Amortization of Investments                                                      23.2            23.9            23.1
   Provision for Losses on Consumer Finance Receivables                             23.6            22.7            35.0
   (Increase) Decrease in Other Receivables                                         (5.2)           32.0             8.5
   Increase (Decrease) in Insurance Reserves and Unearned Premiums                  18.8           (21.9)            7.8
   Increase (Decrease) in Accrued and Deferred Income Taxes                       (113.1)          212.5            10.2
   Increase (Decrease) in Accrued Expenses and Other Liabilities                     0.5           (23.1)          (40.0)
   Net Gains on Sales of Investments                                              (113.7)         (557.4)           (3.6)
   Other, Net                                                                       31.3            23.4             8.6
                                                                                 -------         -------         -------
Net Cash Provided by Operating Activities                                           12.0           137.3           153.6
                                                                                 -------         -------         -------
INVESTING ACTIVITIES

Sales and Maturities of Fixed Maturities                                           380.6           811.7           364.4
Purchases of Fixed Maturities                                                     (551.2)         (475.3)         (478.2)
Sales of Equity Securities                                                         499.1            98.7            51.6
Purchases of Equity Securities                                                      (5.3)          (21.5)          (12.2)
Repayments of Consumer Finance Receivables                                         322.6           307.1           344.0
Acquisitions of Consumer Finance Receivables                                      (408.9)         (316.6)         (317.4)
Change in Short-term Investments                                                   107.6          (103.7)           19.0
Acquisitions and Improvements of Investment Real Estate                             (4.3)          (11.4)          (12.1)
Acquisition of Businesses, Net of Cash Acquired                                   (103.4)          (99.2)           --
Other, Net                                                                         (24.6)          (19.0)          (25.2)
                                                                                 --------         -------         -------
Net Cash Provided (Used) by Investing Activities                                    212.2           170.8           (66.1)
                                                                                 --------         -------         -------

FINANCING ACTIVITIES

Investment Certificate and Savings Account Deposits                                 221.3           178.2           203.7
Investment Certificate and Savings Account Withdrawals                             (157.1)         (200.0)         (227.2)
Universal Life and Annuity Receipts from Policyholders                               11.5            13.5            14.1
Universal Life and Annuity Payments to Policyholders                                 (3.3)           (3.5)           (2.9)
Notes Payable Proceeds                                                              436.3           381.6           515.0
Notes Payable Payments                                                             (437.1)         (357.4)         (493.8)
Cash Dividends Paid                                                                (101.7)         (100.7)          (89.9)
Common Stock Repurchases                                                           (191.4)         (232.9)          (20.7)
Other, Net                                                                           12.8             7.2            11.7
                                                                                  -------         -------         -------
Net Cash Used by Financing Activities                                              (208.7)         (314.0)          (90.0)
                                                                                  -------         -------         -------
Increase (Decrease) in Cash                                                          15.5            (5.9)           (2.5)
Cash, Beginning of Year                                                               8.6            14.5            17.0
                                                                                  -------         -------         -------
Cash, End of Year                                                               $    24.1       $     8.6       $    14.5
                                                                                  =======         =======         =======
-------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                                                UNITRIN, INC. & SUBSIDIARIES 26.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           AND COMPREHENSIVE INCOME

                                 --------------------------------------------------------------------------------------------
[Dollars and Shares in Millions, Except Per Share Amounts]          FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                           ACCUMULATED
                                NUMBER OF                                                     OTHER             TOTAL
                                 SHARES          COMMON         PAID-IN        RETAINED    COMPREHENSIVE     SHAREHOLDERS'
                                (NOTE 1)          STOCK         CAPITAL        EARNINGS    INCOME (LOSS)         EQUITY
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996        74.6          $  7.4         $  133.0       $ 1,262.1     $   77.8          $  1,480.3
Net Income                          --              --               --           117.9           --               117.9
Other Comprehensive
  Income (NOTE 11)                  --              --               --              --         23.9                23.9
                                                                                                              ----------
Total Comprehensive Income                                                                                    $    141.8
                                                                                                              ----------
Acquisition of Union Automobile
  Indemnity Company                0.8             0.2             18.4              --           --                18.6
Dividends to Common
  Shareholders ($1.20 per share)    --              --               --           (89.9)          --               (89.9)
Repurchases of Unitrin
  Common Stock                    (0.8)           (0.2)            (1.5)          (19.0)          --               (20.7)
Exercise of Employee Stock
  Options, Net of Shares
  Exchanged (NOTE 10)              0.6             0.2             67.7           (65.0)          --                 2.9
                               -------          -------        --------      ----------     --------        ------------
BALANCE, DECEMBER 31, 1997        75.2          $  7.6         $  217.6       $ 1,206.1     $  101.7          $  1,533.0
Net Income                          --              --               --           510.8           --               510.8
Other Comprehensive
  Income (Loss) (NOTE 11)           --              --               --              --        (88.5)              (88.5)
                                                                                                            ------------
Total Comprehensive Income                                                                                    $    422.3
                                                                                                            ------------
Acquisition of The Reliable Life
  Insurance Company                7.6             0.8            196.9              --           --               197.7
Dividends to Common
  Shareholders ($1.30 per share)    --              --               --          (100.7)          --              (100.7)
Repurchases of Unitrin
  Common Stock                    (7.0)           (0.8)           (38.4)         (193.7)          --              (232.9)
Exercise of Employee Stock
  Options, Net of Shares
  Exchanged (NOTE 10)              0.2              --             51.9           (48.5)          --                 3.4
Other, Net                          --              --             (0.4)             --           --                (0.4)
                               -------           ------        --------        --------        ------            -------
BALANCE, DECEMBER 31, 1998        76.0        $    7.6        $   427.6       $ 1,374.0     $    13.2         $  1,822.4
Net Income                          --              --               --           201.0            --              201.0
Other Comprehensive
  Income (Loss) (NOTE 11)           --              --               --              --         (23.0)             (23.0)
                                                                                                              ----------
Total Comprehensive Income                                                                                    $    178.0
                                                                                                              ----------
Dividends to Common
  Shareholders ($1.40 per share)    --              --               --          (101.7)           --             (101.7)
Repurchases of Unitrin
  Common Stock                    (5.5)           (0.5)           (31.6)         (159.3)           --             (191.4)
Exercise of Employee Stock
  Options, Net of Shares
  Exchanged (NOTE 10)              0.5              --             43.6           (33.9)           --                9.7
                               -------        ---------       ---------       ---------     ----------        ----------
BALANCE, DECEMBER 31, 1999        71.0        $    7.1        $   439.6       $ 1,280.1     $    (9.8)        $  1,717.0
                               =======        =========       =========       =========     ==========        ==========
------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

27. UNITRIN, INC. & SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. BASIS OF PRESENTATION

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

     On February 11, 1999, the Company's Board of Directors authorized a 2-for-1 stock split payable on March 26, 1999 in the form of a dividend distribution of one share of common stock for each share of common stock outstanding on March 5, 1999, the record date for the dividend. Accordingly, prior year share and per share amounts, including those amounts under the Company's stock option plans (See Note 10 to the Consolidated Financial Statements), and certain components of Shareholders' Equity have been restated and adjusted) retroactively as if the distribution had occurred prior to the periods presented.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

     Investments Other Than Investees

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders' Equity. Other Investments include fixed maturities which mature within one year from the date of purchase, loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments are computed on the specific identification method and are reflected in Net Income.

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

     Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans to California residents which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The reserve for losses on Consumer Finance Receivables is maintained at a level which considers such factors as actual loan loss experience and economic conditions to provide for estimated losses on Consumer Finance Receivables.

     Deferred Policy Acquisition Costs

Costs directly associated with the acquisition of new business, principally commissions and certain premium taxes and policy issuance costs, are deferred. The Company accounts for the present value of the future profits embedded in insurance in force acquired ("VIF") based upon actuarial estimates of the present value of estimated net cash flows and is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record amortization, net of interest, of $7.0 million, $6.3 million, $5.6 million, $5.1 million and $4.5 million in each of the next five years.

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


                                                UNITRIN, INC. & SUBSIDIARIES 28.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS





NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

     Cost in Excess of Net Assets of Purchased Businesses

Cost in Excess of Net Assets of Purchased Businesses of $143.2 million at December 31, 1999, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions are being amortized ratably over periods ranging from twenty to forty years.

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

     For traditional life insurance products, the reserves for future policy benefits are primarily estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company's historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Withdrawal assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges. In 1999, the Company recorded income of $5.6 million due to a change in its actuarial estimate of life and health insurance reserves due to the conversion to a new actuarial system.

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

     Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $5.5 million, $5.6 million and $5.4 million in 1999, 1998 and 1997, respectively.


29. UNITRIN, INC. & SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS





NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Consumer Finance Expenses include interest expense on Investment Certificates and Savings Accounts, Provisions for Losses on Consumer Finance Receivables, and general and administrative expenses. Interest expense on Investment Certificates and Savings Accounts is recorded using the effective yield method.

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

     Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of the Company's common stock on the date of grant and, accordingly, no compensation expense has been recognized.

     Fair Value of Financial Instruments

The fair value of Investments in Fixed Maturities and Investments in Equity Securities are based upon quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services. The fair values of Investees are based upon quoted market prices. The fair value of Consumer Finance Receivables are estimated by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Investment Certificates and Savings Accounts have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments, Notes Payable and certain other assets and other liabilities because of their short-term nature.

     The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

     Accounting Changes

Effective January 1, 1999, the Company prospectively adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires the Company to capitalize qualifying computer software costs incurred during the application development stage. The Company capitalized $5.9 million of qualifying computer software costs in 1999.

     In 1999, the Company revised the management reporting of its segment results to no longer include dividend income received from its investment in Baker Hughes Incorporated ("Baker Hughes") in the Company's operating segments. While the Company continues to report the investment in Baker Hughes in its Operating Segment Assets, the Company considers the management of its investment in Baker Hughes to be a corporate responsibility rather than an operating segment responsibility. Prior period amounts have been reclassified to conform to the revised reporting. This change had no effect on Net Income.

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

On June 17, 1999, Trinity Universal Insurance Company, a subsidiary of the Company, completed the acquisition of Valley Group, Inc. ("Valley Group"), and its principal subsidiaries (including Valley Insurance Company and Charter Indemnity

                                                UNITRIN, INC. & SUBSIDIARIES 30.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [continued]

Company) in a cash transaction for a total purchase price of $138.4 million, including related transaction costs. The acquisition has been accounted for by the purchase method and, accordingly, the operations of Valley Group are included in the Company's financial statements from the date of acquisition. Cost in excess of Net Assets Acquired is being amortized over twenty years.

     Based on the Company's preliminary allocation of the purchase price, assets acquired and liabilities assumed in connection with the acquisition of Valley Group were:


[Dollars in Millions]
----------------------------------------------------------------------------------------------------------------------------
Investments                                                                                                     $       98.8
Cash                                                                                                                    35.0
Other Receivables                                                                                                       80.7
Insurance In Force Acquired                                                                                             13.1
Accrued and Deferred Income Taxes                                                                                        6.0
Cost in Excess of Net Assets of Purchased Businesses                                                                    94.4
Other Assets                                                                                                             8.4
Insurance Reserves                                                                                                     (99.3)
Unearned Premiums                                                                                                      (83.2)
Notes Payable                                                                                                           (1.5)
Accrued Expenses and Other Liabilities                                                                                 (14.0)
                                                                                                                ------------
Total Purchase Price                                                                                            $      138.4
                                                                                                                ============
----------------------------------------------------------------------------------------------------------------------------

On May 29, 1998, the Company completed the acquisition of The Reliable Life Insurance Company ("Reliable") whereby the Company acquired all of the then outstanding shares of Reliable common stock in exchange for approximately 7.6 million shares of Unitrin common stock on a post split basis (See Note 1) and cash. The purchase price determined in accordance with Emerging Issues Task Force ("EITF") No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued In a Purchased Business Combination," was:

[Dollars in Millions]
----------------------------------------------------------------------------------------------------------------------------
Value of Unitrin Common Stock Issued                                                                            $      197.7
Cash and Other Transaction Costs                                                                                         0.7
                                                                                                                ------------
Purchase Price                                                                                                  $      198.4
                                                                                                                ============
----------------------------------------------------------------------------------------------------------------------------

On September 30, 1998, United Insurance Company of America, a subsidiary of the Company, completed its acquisition of NationalCare Insurance Company ("NationalCare") and its wholly-owned subsidiary, Reserve National Insurance Company ("Reserve National"), in a cash transaction for $98.5 million.

     The acquisitions have been accounted for by the purchase method and, accordingly, the operations of Reliable and NationalCare are included in the Company's financial statements from their respective dates of acquisition. Costs in Excess of Net Assets Acquired for each of the respective companies is being amortized over forty years. Based on the Company's final allocation of the purchase prices, assets acquired and liabilities assumed in connection with the acquisitions were:

                                                                                    THE RELIABLE LIFE           NATIONALCARE
[Dollars in Millions]                                                               INSURANCE COMPANY      INSURANCE COMPANY
----------------------------------------------------------------------------------------------------------------------------
Investments                                                                               $     537.8            $     127.5
Cash                                                                                              1.2                     --
Other Receivables                                                                                14.7                    2.7
Insurance In Force Acquired                                                                      78.0                    4.5
Cost in Excess of Net Assets of Purchased Businesses                                             32.3                   16.0
Other Assets                                                                                     34.7                    6.9
Life and Health Insurance Reserves                                                             (425.0)                 (32.2)
Unearned Premiums                                                                                (1.7)                 (19.7)
Accrued and Deferred Income Taxes                                                               (26.4)                  (2.8)
Notes Payable                                                                                   (10.8)                    --
Accrued Expenses and Other Liabilities                                                          (36.4)                  (4.4)
                                                                                          -----------            -----------
Total Purchase Price                                                                      $     198.4            $      98.5
                                                                                          ===========            ===========
----------------------------------------------------------------------------------------------------------------------------

31. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [continued]

On October 7, 1999, the United Insurance Company of America ("United"), a subsidiary of the Company, entered into an agreement with Ceres Group, Inc. ("Ceres") for the sale of United's subsidiary, The Pyramid Life Insurance Company ("Pyramid") to Ceres for $67.5 million in cash, subject to an adjustment for a dividend to be paid by Pyramid immediately prior to closing. The transaction is subject to regulatory approvals and the satisfaction of other customary closing conditions and is required to close by February 15, 2000, unless extended by both parties. Pyramid specializes in the sale of health insurance products, including Medicare Supplement, targeted at the senior markets. Pyramid's Premiums for the year ended December 31, 1999 were $63.6 million.

     On December 16, 1999, Valley Insurance Company ("Valley"), a subsidiary of Valley Group and the Company, entered into an agreement with Motor Club of America ("Motor Club") for the sale of Valley's subsidiary, Mountain Valley Indemnity Company ("Mountain Valley") to Motor Club for $7.5 million in cash. The transaction is subject to regulatory approval and the satisfaction of other customary closing conditions and is required to close by February 29, 2000, unless extended by both parties. Mountain Valley writes mainly commercial property and casualty insurance in the New England states. The Company's results in 1999 included Premiums of $8.7 million and an Operating Loss of $3.1 million related to Mountain Valley.


NOTE 4. INVESTMENTS OTHER THAN INVESTEES

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 1999 were:


                                                                                  GROSS UNREALIZED
                                                            AMORTIZED    ----------------------------------        FAIR
[Dollars in Millions]                                            COST           GAINS             LOSSES          VALUE
-----------------------------------------------------------------------------------------------------------------------
U.S. Government and Government
  Agencies and Authorities                                  $   1,902.3      $    6.6         $    (38.3)    $  1,870.6
States, Municipalities and Political Subdivisions                 187.4           0.8               (4.0)         184.2
Corporate Securities:
  Bonds and Notes                                                 518.8           0.6              (30.9)         488.5
  Redemptive Preferred Stocks                                     118.3           0.4              (10.2)         108.5
                                                            -----------      --------         ----------     ----------
Investments in Fixed Maturities                             $   2,726.8      $    8.4         $    (83.4)    $  2,651.8
                                                            ===========      ========         ==========     ==========
-----------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 1998 were:

                                                                                  GROSS UNREALIZED
                                                            AMORTIZED    ----------------------------------        FAIR
[Dollars in Millions]                                            COST           GAINS             LOSSES          VALUE
-----------------------------------------------------------------------------------------------------------------------
U.S. Government and Government
  Agencies and Authorities                                  $  1,903.9      $   48.9         $     (0.4)    $  1,952.4
States, Municipalities and Political Subdivisions                142.8           3.8               (0.3)         146.3
Corporate Securities:
  Bonds and Notes                                                338.5          12.4               (2.0)         348.9
  Redemptive Preferred Stocks                                    107.3           2.8               (0.4)         109.7
                                                            ----------      --------         ----------     ----------
Investments in Fixed Maturities                             $  2,492.5      $   67.9         $     (3.1)    $  2,557.3
                                                            ==========      ========         ==========     ==========
-----------------------------------------------------------------------------------------------------------------------

                                                UNITRIN. INC. & SUBSIDIARIES 32.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




NOTE 4. INVESTMENTS OTHER THAN INVESTEES [continued]

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 1999 by contractual maturity were:

                                                                                                      AMORTIZED             FAIR
[Dollars in Millions]                                                                                      COST            VALUE
--------------------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                                            $      731.7       $    733.0
Due After One Year to Five Years                                                                          629.9            625.9
Due After Five Years to Fifteen Years                                                                     822.8            787.8
Due After Fifteen Years                                                                                   542.4            505.1
                                                                                                   ------------       ----------
Total Investments in Fixed Maturities                                                              $    2,726.8       $  2,651.8
                                                                                                   ============       ==========
--------------------------------------------------------------------------------------------------------------------------------

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

     At December 31, 1999, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                                                             GROSS UNREALIZED
                                                                                     -----------------------------------    FAIR
[Dollars in Millions]                                                       COST           GAINS          LOSSES           VALUE
--------------------------------------------------------------------------------------------------------------------------------
Common Stocks                                                     $        358.8    $       66.3    $       (1.9)    $     423.2
Preferred Stocks                                                            92.0             1.8            (4.4)           89.4
                                                                  --------------    ------------    ------------     -----------
Total                                                             $        450.8    $       68.1    $       (6.3)    $     512.6
                                                                  ==============    ============    ============     ===========
--------------------------------------------------------------------------------------------------------------------------------

At December 31, 1998, gross unrealized gains and gross unrealized losses on Equity Securities were:


                                                                                             GROSS UNREALIZED
                                                                                     -----------------------------------    FAIR
[Dollars in Millions]                                                       COST           GAINS          LOSSES           VALUE
--------------------------------------------------------------------------------------------------------------------------------
Common Stocks                                                     $        743.1    $       54.9   $      (105.0)    $     693.0
Preferred Stocks                                                            88.1             5.2              --            93.3
                                                                  --------------    ------------    ------------     -----------
Total                                                             $        831.2    $       60.1    $     (105.0)    $     786.3
                                                                  ==============    ============    ============     ===========
--------------------------------------------------------------------------------------------------------------------------------

NOTE 5. INVESTMENTS IN INVESTEES

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1999 were:

                                                                  CURTISS-WRIGHT             LITTON
[Dollars in Millions]                                                CORPORATION    INDUSTRIES, INC.     UNOVA, INC.       TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Carrying Value                                                    $        108.0    $         374.0   $       158.6    $   640.6
Fair Value                                                        $        161.6    $         631.3   $       164.6    $   957.5
Approximate Voting Percentage                                               43.5%              27.8%           22.9%
--------------------------------------------------------------------------------------------------------------------------------

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1998 were:

                                                                  CURTISS-WRIGHT             LITTON
[Dollars in Millions]                                                CORPORATION    INDUSTRIES, INC.     UNOVA, INC.       TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Carrying Value                                                    $         92.6    $         341.6   $       147.0    $   581.2
Fair Value                                                        $        167.1    $         826.7   $       229.4    $ 1,223.2
Approximate Voting Percentage                                               43.0%              27.9%           23.1%
--------------------------------------------------------------------------------------------------------------------------------

The Company's carrying value of its Investments in Investees exceeded its equity in the reported net assets of its investees by approximately $0.3 million at December 31, 1999. This difference is not being amortized.

     The carrying value of the Company's investment in Litton exceeded 10% of the Company's Shareholders' Equity at December 31, 1999 and 1998.

33. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS





NOTE 5. INVESTMENTS IN INVESTEES [continued]

Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent publicly-available financial reports.

     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 1999, 1998 and 1997. Summarized financial information reported by Litton for such periods was:

[Dollars in Millions]                                                              1999             1998            1997
------------------------------------------------------------------------------------------------------------------------
REVENUES
   Three Months Ended:
      January 31,                                                          $    1,130.9     $      973.9      $    960.5
      April 30,                                                                 1,255.5          1,143.0         1,095.6
      July 31,                                                                  1,233.6          1,244.0         1,070.6
      October 31,                                                               1,370.8          1,207.5         1,039.0
                                                                           ------------     ------------      ----------
Revenues for Twelve Months Ended October 31,                               $    4,990.8     $    4,568.4      $  4,165.7
                                                                           ============     ============      ==========
COST OF SALES
   Three Months Ended:
      January 31,                                                          $      884.4     $      741.3      $    750.4
      April 30,                                                                   967.6            885.1           864.6
      July 31,                                                                    977.3            964.1           826.7
      October 31,                                                               1,082.2            945.2           800.0
                                                                           ------------     ------------      ----------
Cost of Sales for Twelve Months Ended October 31,                          $    3,911.5     $    3,535.7      $  3,241.7
                                                                           ============     ============      ==========
INCOME FROM CONTINUING OPERATIONS
   Three Months Ended:
      January 31,                                                          $       44.0     $       40.6      $     36.2
      April 30,                                                                    50.9             46.8            42.0
      July 31,                                                                    (21.5)            50.5            44.0
      October 31,                                                                  50.0             47.2            43.4
                                                                           ------------     ------------      ----------
Income from Continuing Operations
   for Twelve Months Ended October 31,                                     $      123.4     $      185.1      $    165.6
                                                                           ============     ============      ==========
NET INCOME
   Three Months Ended:
      January 31,                                                          $       44.0     $       40.6      $     36.2
      April 30,                                                                    50.9             46.8            42.0
      July 31,                                                                    (21.5)            50.5            44.0
      October 31,                                                                  50.0             47.2            43.4
                                                                           ------------     ------------      ----------
Net Income for Twelve Months Ended October 31,                             $      123.4     $      185.1      $    165.6
                                                                           ============     ============      ==========
Current Assets at October 31,                                              $    2,170.5     $    2,016.1
                                                                           ============     ============
Non-current Assets at October 31,                                          $    2,766.2     $    2,100.2
                                                                           ============     ============
Current Liabilities at October 31,                                         $    1,924.2     $    1,795.0
                                                                           ============     ============
Non-current Liabilities at October 31,                                     $    1,661.1     $    1,100.1
                                                                           ============     ============
------------------------------------------------------------------------------------------------------------------------

In August 1998, the Company exchanged its investment in Western Atlas Inc. ("Western Atlas") for common stock in Baker Hughes upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Prior to the acquisition of Western Atlas by Baker Hughes, the Company owned more than 20% of Western Atlas and, accordingly, accounted for its investment in Western Atlas under the equity method of accounting. The amounts included in Unitrin's financial statements for Western Atlas represent amounts reported by Western Atlas for periods ending three months earlier. Accordingly, amounts included in Unitrin's financial statements for the year ended December 31, 1998 represent the amounts reported by Western Atlas for the nine-month period ending June 30, 1998. Amounts included in Unitrin's financial statements for the year ended December 31, 1997

                                                UNITRIN, INC. & SUBSIDIARIES 34.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5. INVESTMENTS IN INVESTEES [continued]

represent amounts reported by Western Atlas for the twelve-month period ending September 30, 1997. Summarized financial information reported by Western Atlas for such periods was:

[Dollars in Millions]                                                                               1998            1997
------------------------------------------------------------------------------------------------------------------------
Revenues                                                                                    $    1,476.6    $    1,602.7
                                                                                            ============    ============
Income from Continuing Operations                                                           $      101.7    $       79.7
                                                                                            ============    ============
Net Income (Loss)                                                                           $      104.5    $      (61.1)
                                                                                            ============    ============
------------------------------------------------------------------------------------------------------------------------

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

     Equity in Net Income of Investees was $41.9 million, $62.3 million and $25.2 million in 1999, 1998 and 1997, respectively. Equity in Net Income of Investees for 1999 included a loss of $14.4 million resulting from Unitrin's proportionate share of Litton's charges primarily related to costs to exit its mainframe outsourcing and professional services businesses, the consolidation of certain manufacturing facilities and the effect of its voluntary settlement agreement with the United States Attorney's office relating to foreign sales consultants. Equity in Net Income of Investees for 1999 includes a gain of $2.0 million resulting from Unitrin's proportionate share of Curtiss-Wright's recovery from an insurer for certain environmental remediation costs.

     Equity in Net Income of Investees in 1998 includes $15.3 million resulting from Unitrin's proportionate share of Western Atlas' reported earnings for its nine-month period ended June 30, 1998. As a result of the merger of Western Atlas into Baker Hughes, Unitrin owns less than 20% of Baker Hughes and the equity method does not apply. Accordingly, Unitrin does not record a proportionate share of Baker Hughes' reported earnings into Unitrin's earnings. However, dividends received from Baker Hughes are reflected in Unitrin's Net Investment Income.

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

    The components of Consumer Finance Receivables at December 31, 1999 and 1998 were:

[Dollars in Millions]                                                                               1999            1998
------------------------------------------------------------------------------------------------------------------------
Sales Contracts and Loans Receivables                                                       $      731.0    $      670.1
Unearned Discounts and Deferred Fees                                                               (94.3)          (98.0)
Reserve for Losses on Consumer Finance Receivables                                                 (41.7)          (40.1)
                                                                                            ------------    ------------
Consumer Finance Receivables                                                                $      595.0    $      532.0
                                                                                            ============    ============
------------------------------------------------------------------------------------------------------------------------

Activity in the Reserve for Losses on Consumer Finance Receivables for the years ended December 31, 1999, 1998 and 1997 was:

[Dollars in Millions]                                                              1999             1998            1997
------------------------------------------------------------------------------------------------------------------------
Reserve for Losses on Consumer Finance Receivables--Beginning of the Year   $      40.1     $       39.5      $     36.4
Provision for Losses                                                               23.6             22.7            35.0
Consumer Finance Receivables Charged-off                                          (30.3)           (30.9)          (38.4)
Consumer Finance Receivables Recovered                                              8.3              8.8             6.5
                                                                            -----------     ------------    ------------
Reserve for Losses on Consumer Finance Receivables--End of Year             $      41.7     $       40.1    $       39.5
                                                                            ===========     ============    ============
------------------------------------------------------------------------------------------------------------------------

Total Consumer Finance Receivables greater than ninety days past due were $12.6 million and $12.1 million at December 31, 1999 and 1998, respectively.

35. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS





NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES [continued]

Investment Certificates and Savings Accounts and their related interest rates at December 31, 1999 and 1998 were:

[Dollars in Millions]                             1999                                                 1998
----------------------------------------------------------------------------------------------------------------------------
                                    WEIGHTED                                        WEIGHTED
                                     AVERAGE          RANGE OF                       AVERAGE          RANGE OF
                               INTEREST RATE    INTEREST RATES        AMOUNT   INTEREST RATE    INTEREST RATES        AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Investment Certificates                 5.60%        3.85-7.95%   $    541.6            5.54%        4.00-8.00%   $    474.9
Savings Accounts                        4.65         1.00-5.10          67.2            4.39         1.00-4.75          69.7
                               -------------    --------------    ----------   -------------    --------------    ----------
Total                                   5.50%        1.00-7.95%   $    608.8            5.41%        1.00-8.00%   $    544.6
                               =============    ==============    ==========   =============    ==============    ==========
----------------------------------------------------------------------------------------------------------------------------

Investment Certificates are generally fixed in maturity. The contractual maturities of Investment Certificates at December 31, 1999 and 1998 were:

[Dollars in Millions]                                                                                   1999            1998
----------------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                                          $     387.1      $    353.9
Due After One Year to Three Years                                                                       96.8            96.2
Due After Three Years to Five Years                                                                     57.7            24.8
                                                                                                 -----------      ----------
Total Investment Certificates                                                                    $     541.6      $    474.9
                                                                                                 ===========      ==========
----------------------------------------------------------------------------------------------------------------------------

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 1999, 1998 and 1997 was:

[Dollars in Millions]                                                                    1999           1998            1997
----------------------------------------------------------------------------------------------------------------------------
Property and Casualty Insurance Reserves,
  Net of Reinsurance and Indemnification--Beginning of Year                       $     432.4     $    448.8      $    417.9
Acquired                                                                                 76.5             --            19.6
Incurred related to:
  Current Year                                                                          525.4          497.9           540.7
  Prior Years                                                                           (12.1)         (16.8)          (15.9)
                                                                                  -----------     ----------      ----------
Total Incurred                                                                          513.3          481.1           524.8
                                                                                  -----------     ----------      ----------
Paid related to:
  Current Year                                                                          343.9          326.3           303.8
  Prior Years                                                                           191.1          171.2           209.7
                                                                                  -----------     ----------      ----------
Total Paid                                                                              535.0          497.5           513.5
                                                                                  -----------     ----------      ----------
Property and Casualty Insurance Reserves,
  Net of Reinsurance and Indemnification--End of Year                             $     487.2     $    432.4      $    448.8
                                                                                  ===========     ==========      ==========
----------------------------------------------------------------------------------------------------------------------------

Reinsurance Recoverables were $27.5 million, $15.3 million and $19.7 million at December 31, 1999, 1998 and 1997, respectively.

     In conjunction with the acquisition of the Valley Group, the Company is partially indemnified for unfavorable loss development on certain loss reserves and the seller is partially indemnified for any related favorable development. At December 31, 1999, the Company has recorded a receivable of $5.9 million related to the indemnification. Incurred losses are net of the indemnification in these financial statements.


NOTE 8. NOTES PAYABLE

The Company has a $340.0 million unsecured revolving credit agreement with a group of banks which expires in September 2002 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for


                                               UNITRIN, INC. & SUBSIDIARIES  36.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




NOTE 8. NOTES PAYABLE [continued]

the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

     At December 31, 1999 and 1998, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheet, of $111.0 million and $110.0 million at weighted-average interest rates of 6.26% and 5.51%, respectively. Other borrowings, principally a mortgage note payable on a property occupied by the Company, were $5.8 million and $6.2 million at December 31, 1999 and 1998, respectively. The Company paid interest of $4.3 million, $5.0 million and $5.7 million in 1999, 1998 and 1997, respectively.


NOTE 9. SHAREHOLDERS' EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 1999.

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

     At December 31, 1999, there are approximately 4.2 million shares of the Company's outstanding common stock that can be repurchased under the outstanding repurchase authorizations of the Company's Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 50.0 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.3 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

     Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and generally accepted accounting principles would not be available for cash dividends, loans or advances. Retained Earnings at December 31, 1999 also includes $378.0 million representing the undistributed earnings of investees.

     The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices. Estimated Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was $907 million and $846 million at December 31, 1999 and 1998, respectively. Estimated Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was $937 million and $980 million at December 31, 1999 and 1998, respectively. Estimated Statutory Net Income for the Company's Life and Health Insurance subsidiaries was $85 million, $220 million and $20 million for the years ended December 31, 1999, 1998 and 1997, respectively. Estimated Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $70 million, $428 million and $63 million for the years ended December 31, 1999, 1998 and 1997, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

     The Company's subsidiaries paid dividends of $7.5 million to the Company in 1999. In 2000, the Company's subsidiaries would be able to pay approximately $233 million in dividends to the Company without prior regulatory approval.


NOTE 10. STOCK OPTION PLANS

On May 1, 1996, the Company's shareholders approved the Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") covering an aggregate of 400,000 shares of Unitrin common stock. Under the Director Plan, directors of the Company who are not employees and who first became non-employee directors after November 1, 1993 and each director who has retired as an employee of the Company will be granted an initial option to purchase 4,000 shares of the Company's common stock and thereafter, on the date of each of the Company's annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director's fees into stock options upon six months prior notice to the Company. As of December 31, 1999 options for 56,000 common shares were outstanding and options for 344,000 common shares were available for future grant under the Director Plan.


37. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10. STOCK OPTION PLANS [continued]

On May 14, 1997, the Company's shareholders approved the Unitrin, Inc. 1997 Stock Option Plan (the "1997 Option Plan") covering an aggregate of 4,000,000 shares of Unitrin common stock. Under the 1997 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates ("Participants"). In February 1990, the Company's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 5,000,000 shares of Unitrin common stock. Under the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees of the Company (including employee directors). The Stock Option Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 1997 Option Plan or the 1990 Option Plan. The Stock Option Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options.

     Options are nontransferable and are exercisable in installments. Only non-qualified stock options have been granted under both the 1997 Option Plan and the 1990 Option Plan.

     To encourage stock ownership by the Company's key employees, both the 1997 Option Plan and the 1990 Option Plan include a provision to automatically grant restorative stock options ("Restorative Options") to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

     On August 6, 1997, the Stock Option Committee of the Board of Directors revised the vesting schedule of all options then outstanding under the Company's 1990 Stock Option Plan so that such options shall vest in four annual installments beginning six months after their respective dates of grant. As of December 31, 1999, options for 1,602,254 common shares were outstanding and options covering 2,354,844 common shares were available for future grant under the 1997 Stock Option Plan. As of December 31, 1999, options for 3,042,070 common shares were outstanding and options covering 38,363 common shares were available for future grant under the 1990 Stock Option Plan.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                              -------------------------------------------------------   ---------------------------------
                                     NUMBER       WEIGHTED-AVERAGE                         NUMBER
               RANGE OF            OUTSTANDING        REMAINING     WEIGHTED-AVERAGE      EXERCISABLE   WEIGHTED-AVERAGE
            EXERCISE PRICES        AT YEAR END    CONTRACTUAL LIFE   EXERCISE PRICE       AT YEAR END    EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------------------
           $15.88-$23.50               65,326         4.0 years          $20.91              65,326          $20.91
-------------------------------------------------------------------------------------------------------------------------
           $23.75-$33.82            1,362,815         4.1 years          $29.88           1,138,565          $30.35
-------------------------------------------------------------------------------------------------------------------------
           $33.84-$41.88            3,272,183         3.6 years          $36.38           1,564,962          $36.27
-------------------------------------------------------------------------------------------------------------------------

Had the Company accounted for stock options granted in 1999, 1998 and 1997 under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," pro forma net income would have been $196.8 million, $505.5 million and $110.7 million for the years ended December 31, 1999, 1998 and 1997, respectively, and pro forma net income per share would have been $2.70, $6.49 and $1.48 for the years ended December 31, 1999, 1998 and 1997, respectively. Pro forma compensation expense in 1999 includes $2.0 million for initial options granted in 1999, $2.0 million for restorative options granted in 1999 and $2.4 million for amortization of expense for grants made in 1995, 1996, 1997 and 1998. Pro forma compensation expense in 1998 includes $1.5 million for initial options granted in 1998, $3.2 million for restorative options granted in 1998, and $3.4 million for amortization of expense for grants made in 1995, 1996 and 1997. Pro forma compensation expense in 1997 includes $1.3 million for initial options granted in 1997, $3.6 million for restorative options granted in 1997, $3.0 million for amortization of expense for grants made in 1995 and 1996 and $3.1 million for the change in the vesting schedule. Under the provisions of SFAS No. 123, the fair value of initial option grants excludes any value attributable to the restorative feature. These pro forma amounts may not be representative of the effects of SFAS No. 123 on pro forma net income for future years because options vest over several years and different levels of awards, including restorative awards, may be granted in future years.

     The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 1999, 1998 and 1997, the expected dividend yield used was 4.29%, 4.39% and 4.51%, respectively. The weighted-average expected volatility used was 20% for options granted in all three years. The weighted-average risk-free interest rate used was the average yield on U.S. Treasury securities with a maturity


                                               UNITRIN, INC. & SUBSIDIARIES  38.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [continued]

comparable to the expected life of each option. The expected lives of the options ranged between 1 to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.

    A summary of the status of the Company's three stock option plans as of December 31, 1999, 1998 and 1997, and stock option activity for the years then ended is presented below:

                                                                                                      ESTIMATED WEIGHTED-
                                                 NUMBER                                               AVERAGE FAIR VALUE OF
                                                 OF SHARES    WEIGHTED-AVERAGE    OPTIONS EXERCISABLE   OPTIONS GRANTED
                                                 (NOTE 1)     EXERCISE PRICE       AT YEAR END         DURING THE YEAR
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                 3,615,436     $        21.79          807,636
Granted                                          3,302,806              29.36                                   $2.78
Exercised                                       (2,942,874)             22.36
Forfeited                                         (150,092)             25.70
                                                ----------     --------------
Outstanding at December 31, 1997                 3,825,276     $        27.74        1,044,400
Granted                                          2,445,920              34.40                                   $3.27
Exercised                                       (1,942,730)             28.18
Forfeited                                         (126,002)             29.25
                                                ----------     --------------
Outstanding at December 31, 1998                 4,202,464     $        31.37        2,363,854
Granted                                          2,152,940              36.76                                   $3.76
Exercised                                       (1,542,567)             29.77
Forfeited                                         (112,513)             34.82
                                                ----------     --------------
Outstanding at December 31, 1999                 4,700,324     $        34.28        2,768,853
                                                ==========     ==============
-----------------------------------------------------------------------------------------------------------------------------

Options granted in 1999, 1998 and 1997 include 1,071,940, 1,645,920 and
2,347,806 Restorative Options, respectively.


NOTE 11. OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) determined in accordance with SFAS No. 130 for the years ended December 31, 1999, 1998 and 1997 was:

[Dollars in Millions]                                                                 1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------------
Gross Unrealized Holding Gains (Losses) Arising During Year:
   Fixed Maturities                                                               $  (141.2)         $   27.5       $    12.2
   Equity Maturities                                                                  219.6             (98.8)           27.3
   Other                                                                               (2.0)              0.2              --
                                                                                  ---------           -------     -----------
   Gross Unrealized Holding Gains (Losses) Arising During Year                         76.4             (71.1)           39.5
   Income Tax Benefit (Expense)                                                       (26.9)             25.0           (14.0)
                                                                                  ---------           -------     -----------
   Unrealized Holding Gains (Losses) Arising During Year, Net                          49.5             (46.1)           25.5
                                                                                  ---------           -------     -----------
Reclassification Adjustment for Gross (Gains) Losses
Realized in Net Income:
   Fixed Maturities                                                                     1.4              (3.7)           (2.2)
   Equity Securities                                                                 (113.0)            (60.7)           (0.3)
                                                                                  ---------           -------     -----------
   Reclassification Adjustment for Gross Gains Realized in Net Income                (111.6)            (64.4)           (2.5)
   Income Tax Expense                                                                  39.1              22.0             0.9
                                                                                  ---------           -------     -----------
   Reclassification Adjustment for Gains Realized in Net Income, Net                  (72.5)            (42.4)           (1.6)
                                                                                  ---------           -------     -----------
Other Comprehensive Income (Loss)                                                 $   (23.0)          $ (88.5)    $      23.9
                                                                                  =========           ========    ===========
-----------------------------------------------------------------------------------------------------------------------------

The Company's Investments in Investees are accounted for under the equity method of accounting and, accordingly, changes in the fair value of the Company's investments in Investees are excluded from the determination of Total Comprehensive Income and Other Comprehensive Income (Loss) under SFAS No. 130.

39.  UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. NET INCOME PER SHARE

The Company determined Net Income Per Share and Net Income Per Share Assuming Dilution in accordance with SFAS No. 128 for the years ended December 31, 1999, 1998 and 1997 as follows:

[Dollars and Shares in Millions, Except Per Share Amounts]                              1999            1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                            $  201.0        $  510.8    $   117.9
Dilutive Effect on Net Income from Investees' Equivalent Shares                           (0.5)           (1.2)        (1.0)
                                                                                      --------        --------    ---------
Net Income Assuming Dilution                                                          $  200.5        $  509.6    $   116.9
                                                                                      ========        ========    =========
Weighted-Average Common Shares Outstanding (NOTE 1)                                       72.8            78.0         74.9
Dilutive Effect of Unitrin Stock Option Plans                                              0.3             0.2          0.4
                                                                                      --------        --------    ---------
Weighted-Average Common Shares and
  Equivalent Shares Outstanding Assuming Dilution                                         73.1            78.2         75.3
                                                                                      ========        ========    =========
Net Income Per Share (Note 1)                                                         $   2.76        $   6.55    $    1.58
                                                                                      ========        ========    =========

Net Income Per Share Assuming Dilution (Note 1)                                       $   2.74        $   6.51     $   1.56
                                                                                      ========        ========    =========
-----------------------------------------------------------------------------------------------------------------------------

Options outstanding at December 31, 1999, 1998 and 1997 to purchase 0.8 million,
1.0 million and 0.4 million shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 1999, 1998 and 1997, respectively, because the exercise price exceeded the average market price.


NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 1999, 1998 and 1997 was:

[Dollars in Millions]                                                                   1999            1998         1997
------------------------------------------------------------------------------------------------------------------------------
Interest and Dividends on Fixed Maturities                                            $  161.4        $  159.1    $   147.2
Dividends on Equity Securities                                                            19.6            13.4         16.5
Other                                                                                     37.5            30.7         30.4
                                                                                      --------        --------    ---------
Investment Income                                                                        218.5           203.2        194.1
Investment Expenses                                                                       15.5            16.8         14.6
                                                                                      --------        --------    ---------
Net Investment Income                                                                 $  203.0        $  186.4    $   179.5
                                                                                      ========        ========    =========
------------------------------------------------------------------------------------------------------------------------------

The components of Net Gains on Sales of Investments for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                                   1999            1998         1997
---------------------------------------------------------------------------------------------------------------------------
Fixed Maturities:
   Gains                                                                              $    0.1        $    4.1    $     2.4
   Losses                                                                                 (1.5)           (0.4)        (0.2)
Equity Securities:
   Gains                                                                                 113.0            61.4          0.4
   Losses                                                                                  --             (0.7)        (0.1)
Investee:
   Gains                                                                                   --            487.4           --
Other Investments:
   Gains                                                                                   2.3             5.6          1.1
   Losses                                                                                 (0.2)             --           --
                                                                                      --------        --------    ---------
Net Gains on Sales of Investments                                                     $  113.7        $  557.4    $     3.6
                                                                                      ========        ========    =========
----------------------------------------------------------------------------------------------------------------------------

Net Gains on Sales of Investments in Equity Securities for the year ended December 31, 1999 includes gains of $112.7 million resulting from sales of a portion of the Company's investment in Baker Hughes common stock.

    Net Gains on Sales of Investments in Equity Securities for the year ended December 31, 1998 includes gains resulting primarily from the redemption of the Company's investment in Navistar International Corporation $6.00 Cumulative

                                                UNITRIN, INC. & SUBSIDIARIES 40.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13. INCOME FROM INVESTMENTS [continued]

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


NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                            1999             1998              1997
------------------------------------------------------------------------------------------------------------------------
Commissions                                                               $     292.6      $     245.1        $    224.4
General Expenses                                                                244.4            230.9             207.3
Taxes, Licenses and Fees                                                         29.6             24.6              26.9
                                                                          -----------      -----------        ----------
Total Costs Incurred                                                            566.6            500.6             458.6
                                                                          -----------      -----------        ----------
Policy Acquisition Costs:
   Deferred                                                                    (156.1)          (142.2)           (145.6)
   Amortized                                                                    163.1            149.3             167.4
                                                                          -----------      -----------        ----------
   Net Policy Acquisition Costs Amortized                                         7.0              7.1              21.8
                                                                          -----------      -----------        ----------
Insurance Expenses                                                        $     573.6      $     507.7        $    480.4
                                                                          ===========      ===========        ==========
------------------------------------------------------------------------------------------------------------------------

NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 1999 and 1998 were:

[Dollars in Millions]                                                           1999              1998
------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Insurance Reserves                                                    $      52.0      $       63.6
   Unearned Premium Reserves                                                    25.1              19.2
   Tax Capitalization of Policy Acquisition Costs                               62.8              59.1
   Fixed Maturities                                                             16.4                --
   Reserve for Losses on Consumer Finance Receivables                           10.7              11.2
   Postretirement Benefits Other Than Pensions                                  29.8              28.1
   Other                                                                        20.1              21.8
                                                                         -----------      ------------
      Total Deferred Tax Assets                                                216.9             203.0
                                                                         -----------      ------------
Deferred Tax Liabilities:
   Deferred Policy Acquisition Costs                                           110.9             115.4
   Fixed Maturities                                                               --              32.8
   Equity Securities                                                           134.7             221.6
   Investments in Investees                                                    181.5             160.5
   Pension Asset                                                                20.2              21.7
   Other                                                                         6.4               3.5
                                                                         -----------      ------------
      Total Deferred Tax Liability                                             453.7             555.5
                                                                         -----------      ------------
      Net Deferred Tax Liability                                               236.8             352.5
      Current Tax Liability                                                     14.3              26.3
                                                                         -----------      ------------
      Accrued and Deferred Income Taxes                                  $     251.1      $      378.8
                                                                         ===========      ============
------------------------------------------------------------------------------------------------------

41. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15. INCOME TAXES [continued]

A deferred tax asset valuation allowance was not required at December 31, 1999 and 1998. Income taxes paid were $208.5 million, $54.6 million and $41.7 million in 1999, 1998 and 1997, respectively.

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

    Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 1999, 1998 and 1997 was:


[Dollars in Millions]                                                              1999            1998             1997
------------------------------------------------------------------------------------------------------------------------
Income Tax Expense                                                           $     77.9      $    238.6       $     47.1
Equity in Net Income of Investees                                                  21.1            32.7             12.7
Unrealized Appreciation (Depreciation) on Securities                              (11.4)          (47.1)            13.1
Effect on Paid-in Capital from Exercise of Stock Options                           (4.2)           (3.7)            (8.0)
                                                                             ----------      ----------       ----------
Comprehensive Income Tax Expense                                             $     83.4      $    220.5       $     64.9
                                                                             ==========      ==========       ==========
------------------------------------------------------------------------------------------------------------------------

The components of Income Tax Expense for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                              1999            1998             1997
------------------------------------------------------------------------------------------------------------------------
Current Tax Expense                                                          $    205.0      $     47.7       $     52.6
Deferred Tax Expense (Benefit)                                                   (127.1)          190.9             (5.5)
                                                                             ----------      ----------       ----------
Income Tax Expense                                                           $     77.9      $    238.6       $     47.1
                                                                             ==========      ==========       ==========
------------------------------------------------------------------------------------------------------------------------

Components of the effective income tax rate on pre-tax income for the years ended December 31, 1999, 1998 and 1997 were:

                                                                                   1999            1998             1997
------------------------------------------------------------------------------------------------------------------------
Statutory Federal Income Tax Rate                                                  35.0%           35.0%            35.0%
Tax-exempt Income                                                                  (2.7)           (0.7)            (3.6)
State Income Taxes                                                                  1.1             0.2              0.7
Amortization of Cost in Excess of Net
  Assets of Purchased Businesses                                                    0.6             0.2              1.6
Other, Net                                                                         (1.1)             --               --
                                                                             ----------      ----------       ----------
Effective Income Tax Rate                                                          32.9%           34.7%            33.7%
                                                                             ==========      ==========       ==========
------------------------------------------------------------------------------------------------------------------------

For the year ended December 31, 1999, the Company will file a consolidated Federal income tax return with all of its subsidiaries except for Reliable and its subsidiaries, and NationalCare and its subsidiaries.

     For the year ended December 31, 1998, the Company filed a consolidated Federal income tax return with all of its subsidiaries except for Reliable and its subsidiaries, and NationalCare and its subsidiaries. For the year ended December 31, 1997, the Company filed a consolidated Federal income tax return with all of its subsidiaries.

     On September 27, 1999, Fireside Securities Corporation ("Fireside"), a subsidiary of Unitrin, received Notices of Proposed Adjustment to its California franchise tax returns from the State of California Franchise Tax Board (the "FTB") in the amount of $7.5 million for 1992 and $8.3 million for 1993, excluding interest. The FTB is asserting that Fireside and Unitrin and its insurance company subsidiaries are members of a single unitary group. The FTB's assertion has the effect of taxing the intercompany dividends from the insurance company subsidiaries to Unitrin, but excluding the apportionment factors of the insurance company subsidiaries in determining the income taxable in California. The Company believes that it has a number of meritorious defenses to the FTB's assertion and intends to vigorously contest the proposed adjustments. Accordingly, on November 23, 1999, Fireside filed a formal protest with the FTB. However, the ultimate outcome of this matter cannot presently be predicted. Accordingly, the assessments did not have an impact on the results of operation for 1999.

                                               UNITRIN, INC. & SUBSIDIARIES  42.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

     Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the Years Ended December 31, 1999 and 1998 were:


                                                                                                  POSTRETIREMENT BENEFITS
                                                                        PENSION BENEFITS            OTHER THAN PENSIONS
                                                              ---------------------------------------------------------
[Dollars in Millions]                                              1999            1998            1999            1998
-----------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                $   288.2        $  174.3         $    --         $    --
Fair Value of Plan Assets of Acquired Business                       --           104.5              --              --
Actual Return on Plan Assets                                        9.3            16.3              --              --
Contributions by the Company                                         --              --             5.2             4.1
Contributions by Plan Participants                                  1.2             1.6             0.8             0.6
Benefits Paid                                                     (12.4)           (8.5)           (6.0)           (4.7)
                                                              ---------        --------         -------         -------
Fair Value of Plan Assets at End of Year                      $   286.3        $  288.2         $    --         $    --
                                                              ---------        --------         -------         -------

Projected Benefit Obligation at Beginning of Year             $   216.8        $  115.9         $  70.6         $  67.5
Projected Benefit Obligations of Acquired Business                   --            78.1              --             5.6
Service Cost Benefits Earned During the Year                       11.2             7.9             5.3             0.3
Interest Cost on Projected Benefit Obligation                      14.2            10.9             5.0             4.3
Contributions by Plan Participants                                  1.2             1.6             0.8             0.6
Benefits Paid                                                     (12.4)           (8.5)           (6.0)           (4.7)
Actuarial (Gains) Losses                                          (16.9)           10.9             0.1            (3.0)
                                                              ---------        --------         -------         -------
Projected Benefit Obligation at End of Year                   $   214.1        $  216.8         $  75.8         $  70.6
                                                              ---------        --------         -------         -------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                        $    72.2        $   71.4         $ (75.8)        $ (70.6)
                                                              =========        ========         =======         =======
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations:
   Amounts Recognized in the Balance Sheet:
      Prepaid (Accrued) Benefit Cost                          $    55.9        $   61.3         $ (84.6)        $ (80.3)
   Amounts not Recognized in the Balance Sheet:
      Unrecognized Net Actuarial Gain                              14.0             6.5             8.8             9.7
      Unrecognized Net Asset at Adoption,
         Net of Amortization                                        2.3             3.6              --              --
                                                              ---------        --------         -------         -------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                        $    72.2        $   71.4         $ (75.8)        $ (70.6)
                                                              =========        ========         =======         =======
-------------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 1999 was 9.0 percent in 1999, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 1998 was 7.8 percent in 1998, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.


43.  UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 1999 by approximately $6.7 million and 1999 postretirement expense by $0.7 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 1999 by approximately $5.9 million and 1999 Postretirement expense by approximately $0.7 million.

     The components of Pension Expense (Income) for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                                  1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                                   $       11.2     $        7.9      $       5.4
Interest Cost on Projected Benefit Obligation                                          14.2             10.9              7.4
Expected Return on Plan Assets                                                        (18.2)           (15.0)           (10.5)
Net Amortization and Deferral                                                          (1.8)            (1.8)            (1.9)
                                                                               ------------     ------------      -----------
Pension Expense                                                                $        5.4     $        2.0      $       0.4
                                                                               ============     ============      ===========
------------------------------------------------------------------------------------------------------------------------------

The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                                  1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                                   $        5.3     $        0.3      $        0.1
Interest Cost on Projected Benefit Obligation                                           5.0              4.3               4.5
Net Amortization and Deferral                                                           0.1             (0.8)             (0.2)
                                                                               ------------     ------------      ------------
Postretirement Benefits Other than Pensions Expense                            $       10.4     $        3.8      $        4.4
                                                                               ============     ============      ============
------------------------------------------------------------------------------------------------------------------------------

The actuarial assumptions used to develop both the components of Pension Expense (Income) and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 1999, 1998 and 1997 were:

                                                                               1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------
Discount Rate                                                                   6.5%             7.0%              7.0%
Rate of Increase in Future Compensation Levels                                  4.0              4.0               4.0
Expected Long-term Rate of Return on Plan Assets                                6.5              6.5               6.5
------------------------------------------------------------------------------------------------------------------------------

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions of $5.5 million, $2.1 million and $1.3 million in 1999, 1998 and 1997, respectively.

NOTE 17. BUSINESS SEGMENTS

The Company is engaged through its subsidiaries in the property and casualty insurance, life and health insurance and consumer finance businesses. All of the Company's revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2. Income taxes have not been allocated to the respective segments. Capital expenditures for long-lived assets by the operating segments were immaterial. In 1999, the Company revised the management reporting of its segment results (see Note 2). Insurance provided in the Property and Casualty Insurance segment consists of automobile, homeowners, motorcycle, watercraft, fire, casualty, workers compensation and other related lines. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company's Life and Health Insurance employee-agents also market certain property and casualty insurance products under common management. The Company includes the results of those property and casualty insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of used automobiles and offers savings accounts in the form of investment certificates and savings accounts. It is the Company's management practice to allocate certain corporate expenses to its operating units.

The Property and Casualty Insurance segment recorded amortization of Deferred Policy Acquisition Costs ("DPAC") of $88.8 million, $98.8 million and $112.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Life and Health Insurance segment recorded amortization of DPAC of $74.2 million, $50.5 million and $55.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

                                               UNITRIN, INC. & SUBSIDIARIES  44.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17. BUSINESS SEGMENTS [continued]

Segment Revenues, Operating Profit and Assets for the years ended December 31, 1999, 1998 and 1997 were:

[Dollars in Millions]                                                    1999            1998             1997
------------------------------------------------------------------------------------------------------------------------
SEGMENT REVENUES
Property and Casualty Insurance                                   $     707.1     $      691.8      $     774.5
Life and Health Insurance                                               878.0            723.1            623.7
Consumer Finance                                                        123.6            113.8            125.0
                                                                  -----------     ------------      -----------
Total Segment Revenues                                                1,708.7          1,528.7          1,523.2
                                                                  -----------     ------------      -----------
Net Gains on Sales of Investments                                       113.7            557.4              3.6
Corporate and Other                                                      (8.8)            (0.2)             3.3
                                                                  -----------     ------------      -----------
Total Revenues                                                    $   1,813.6     $    2,085.9      $   1,530.1
                                                                  ===========     ============      ===========

SEGMENT OPERATING PROFIT
Property and Casualty Insurance                                   $      20.2     $       44.8      $      63.1
Life and Health Insurance                                                97.4             71.1             62.6
Consumer Finance                                                         24.1             20.1             13.9
                                                                  -----------     ------------      -----------
Total Segment Operating Profit                                          141.7            136.0            139.6
                                                                  -----------     ------------      -----------
Net Gains on Sales of Investments                                       113.7            557.4              3.6
Corporate and Other                                                     (18.4)            (6.3)            (3.4)
                                                                  -----------     ------------      -----------
Income before Income Taxes and Equity in
   Net Income of Investees                                        $     237.0     $      687.1      $     139.8
                                                                  ===========     ============      ===========

SEGMENT ASSETS
Property and Casualty Insurance                                   $   1,562.7     $    1,358.9      $   1,025.9
Life and Health Insurance                                             3,524.3          3,585.7          2,515.2
Consumer Finance                                                        715.0            642.0            657.3
Investees and Other                                                     132.8            323.3            722.3
                                                                  -----------     ------------      -----------
Total Assets                                                      $   5,934.8     $    5,909.9      $   4,920.7
                                                                  ===========     ============      ===========
------------------------------------------------------------------------------------------------------------------------


NOTE 18. REINSURANCE AND CONTINGENCIES

The Company's insurance subsidiaries utilize reinsurance arrangements to limit their maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the insurance reserve liability and are included in Other Receivables in the balance sheet.

    Premiums on short-duration policies assumed were $96.1 million, $81.9 million and $95.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. Premiums on long-duration policies assumed were not material for the years ended December 31, 1999, 1998 and 1997. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 1999, 1998 and 1997.

    The Company and its subsidiaries are defendants in various legal actions incidental to their businesses; some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. In addition, the plaintiffs in certain of these suits seek class action status which, if granted, could expose the Company to potentially significant liability by virtue of the size of the purported classes. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe that there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these matters will not have a material adverse effect on the Company's financial position.


45. UNITRIN, INC. & SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

[Dollars in Millions, Except Per Share Amounts]                             THREE MONTHS ENDED
                                                    -----------------------------------------------------------------------------
                                                           MARCH 31,        JUNE 30,       SEPT. 30,        DEC. 31,        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
1999
Premiums and Consumer Finance Revenues                  $   353.3         $   358.1      $   392.5      $    393.0     $   1,496.9
Net Investment Income                                        49.8              50.7           50.6            51.9           203.0
Net Gains on Sales of Investments                            24.3              15.1           54.6            19.7           113.7
                                                        ---------         ---------      ---------      ----------     -----------
Total Revenues                                          $   427.4         $   423.9      $   497.7      $    464.6     $   1,813.6
                                                        =========         =========      =========      ==========     ===========

Net Income:
  From Operations                                       $    20.1         $    15.0      $    17.5      $     33.5     $      86.1
  From Investees' Before
     One-Time Charges                                        16.3              12.0           13.0            13.0            54.3
  From Investees' One-Time Charges                             --                --          (13.9)            1.5           (12.4)
  From Sales of Investments                                  15.8               9.5           35.1            12.6            73.0
                                                        ---------         ---------      ---------      ----------     -----------
Total Net Income                                        $    52.2         $    36.5      $    51.7      $     60.6     $     201.0
                                                        =========         =========      =========      ==========     ===========
Net Income Per Share (A)                                $    0.70         $    0.50      $    0.71      $     0.84     $      2.76
                                                        =========         =========      =========      ==========     ===========
Net Income Per Share
  Assuming Dilution  (A)                                $    0.70         $    0.50      $    0.71      $     0.84     $      2.74
                                                        =========         =========      =========      ==========     ===========

Dividends Paid to Common Shareholders
  (PER SHARE)                                           $   0.350         $   0.350      $   0.350      $    0.350     $      1.40
                                                        =========         =========      =========      ==========     ===========

Common Stock Market Prices:
  High                                                   37 47/64            41             42 3/8          39              42 3/8
  Low                                                    30 13/16            30 1/2         34 3/4          30 7/8          30 1/2
  Close                                                  31 1/4              41             34 3/4          37 5/8          37 5/8

1998 (NOTE 1)
Premiums and Consumer Finance Revenues                  $   318.2         $   321.2      $   341.9      $    360.8     $   1,342.1
Net Investment Income                                        41.8              45.2           48.3            51.1           186.4
Net Gains on Sales of Investments                            60.9               5.6          488.1             2.8           557.4
                                                        ---------         ---------      ---------      ----------     -----------
Total Revenues                                          $   420.9         $   372.0      $   878.3      $    414.7     $   2,085.9
                                                        =========         =========      =========      ==========     ===========
Net Income:
   From Operations                                      $    20.7         $    15.5      $    16.9      $     32.4     $      85.5
   From Investees                                            15.2              16.4           18.2            12.5            62.3
   From Sales of Investments                                 40.1               4.3          316.8             1.8           363.0
                                                        ---------         ---------      ---------      ----------     -----------
Total Net Income                                        $    76.0         $    36.2      $   351.9      $     46.7     $     510.8
                                                        =========         =========      =========      ==========     ===========
Net Income Per Share (A)                                $    1.01         $    0.47      $    4.36      $     0.60     $      6.55
                                                        =========         =========      =========      ==========     ===========
Net Income Per Share
  Assuming Dilution (A)                                 $    1.00         $    0.46      $    4.34      $     0.59     $      6.51
                                                        =========         =========      =========      ==========     ===========
Dividends Paid to Common Shareholders
  (PER SHARE)                                           $   0.325         $   0.325      $   0.325      $    0.325     $      1.30
                                                        =========         =========      =========      ==========     ===========
Common Stock Market Prices:
  High                                                   35 23/32           37 1/16       35              36 13/16        37 1/16
  Low                                                    28 7/8             33 1/16       27 25/32        29 3/4          27 25/32
  Close                                                  33 11/16           34 3/4        32 3/32         35 7/8          35 7/8

(A) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

                                              UNITRIN, INC. & SUBSIDIARIES   46.