Form 10-K405, Exhibit 13
period 1999-12-31
UNITRIN INC
filed 2000-02-03
CIK 860748

                                                      EXHIBIT 13.2




                       MANAGEMENT DISCUSSION AND ANALYSIS
                                       OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This Exhibit 13.2 contains Unitrin, Inc.'s Management Discussion and Analysis of Financial Condition and Results of Operations.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

PROPERTY AND CASUALTY INSURANCE

                                                                          ----------------------------------------------
[Dollars in Millions]                                                          1999             1998             1997
------------------------------------------------------------------------------------------------------------------------
Personal Lines Premiums:
   Automobile                                                             $     339.2      $     346.7        $    394.9
   Homeowners                                                                    67.4             67.9              73.7
   Other                                                                         11.1             12.3              13.9
Commercial Lines Premiums:
   Property and Commercial Liability                                            114.9             90.7             100.8
   Automobile                                                                    85.7             91.9              99.9
   Other                                                                         41.8             38.8              39.7
                                                                          -----------      -----------        ----------
Total Premiums                                                                  660.1            648.3             722.9
Net Investment Income                                                            47.0             43.5              51.6
                                                                          -----------      -----------        ----------
Total Revenues                                                            $     707.1      $     691.8        $    774.5
                                                                          ===========      ===========        ==========
Operating Profit                                                          $      20.2      $      44.8        $     63.1
                                                                          ===========      ===========        ==========

GAAP Incurred Loss Ratio (excluding Storms)                                      65.3%            61.9%             64.8%
GAAP Incurred Storm Loss Ratio                                                    7.8              8.4               5.0
Total GAAP Incurred Loss Ratio                                                   73.1             70.3              69.8
GAAP Combined Ratio                                                             104.0             99.8              98.4
------------------------------------------------------------------------------------------------------------------------

Premiums in the Property and Casualty Insurance segment increased by $11.8 million in 1999. Premiums increased $88.1 million due to the June 1999 acquisition of Valley Group, Inc. ("VGI") (See Note 3 to the Consolidated Financial Statements). Excluding the VGI acquisition, Premiums decreased $76.3 million primarily due to lower volume of automobile and homeowner's insurance.

    Net Investment Income in the Property and Casualty Insurance segment increased by $3.5 million in 1999 due primarily to the acquisition of VGI.

    Operating Profit decreased by $24.6 million in 1999 due primarily to the effects of the lower premium, higher severity and frequency of losses and the acquisition of VGI, partially offset by lower expense related to Year 2000 remediation projects. The GAAP Incurred Storm Loss Ratio decreased in 1999 due primarily to the effects of premiums resulting from the acquisition of VGI.

    On December 16, 1999, Valley Insurance Company ("Valley"), a subsidiary of the Company and VGI, entered into an agreement with Motor Club of America ("Motor Club") for the sale of Valley's subsidiary, Mountain Valley Indemnity Company ("Mountain Valley"), to Motor Club for $7.5 million in cash. The transaction is subject to regulatory approval and other customary closing conditions and is required to close by February 29, 2000, unless extended by both parties. Results for the Property and Casualty Insurance segment in 1999 included Premiums of $8.7 million and an Operating Loss of $3.1 million attributable to Mountain Valley.

    Premiums in the Property and Casualty Insurance segment decreased by $74.6 million in 1998 due primarily to lower volume, principally the result of management actions taken to reduce exposures on certain classes of business.

    Net Investment Income in the Property and Casualty Insurance segment decreased by $8.1 million in 1998 due primarily to lower yields on investments and a lower level of investments.

    Operating Profit in the Property and Casualty Insurance segment decreased $18.3 million in 1998 due primarily to higher storm damage and the lower net investment income.

LIFE AND HEALTH INSURANCE

                                                                           --------------------------------------------------
[Dollars in Millions]                                                              1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Life Insurance Premiums                                                         $   412.6         $   376.0         $   330.9
Accident and Health Insurance Premiums                                              218.6             135.5             115.8
Property Insurance Premiums                                                          82.0              68.5              52.4
                                                                                ---------         ---------         ---------
Total Premiums                                                                      713.2             580.0             499.1
Net Investment Income                                                               164.8             143.1             124.6
                                                                                ---------         ---------         ---------
Total Revenues                                                                  $   878.0         $   723.1         $   623.7
                                                                                =========         =========         =========
Operating Profit                                                                $    97.4         $    71.1         $    62.6
                                                                                =========         =========         =========
-----------------------------------------------------------------------------------------------------------------------------

                                                UNITRIN, INC. & SUBSIDIARIES 16.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


LIFE AND HEALTH INSURANCE [continued]


Premiums in the Life and Health Insurance segment increased by $133.2 million in 1999, due primarily to the inclusion of a full year of premiums resulting from the June 1998 acquisition of The Reliable Life Insurance Company ("Reliable Life") and the September 1998 acquisition of Reserve National Insurance Company ("Reserve National") and its parent NationalCare Insurance Company, partially offset by lower other premium volume partially attributable to the Company's exit from certain markets.

    Net Investment Income in the Life and Health Insurance segment increased by $21.7 million in 1999 due primarily to the acquisitions of Reliable Life and Reserve National.

    Operating Profit in the Life and Health Insurance segment increased by $26.3 million in 1999 due primarily to the acquisitions of Reliable Life and Reserve National and income of $5.6 million resulting from a change in the Company's actuarial estimate of life and health insurance reserves due to the conversion to a new actuarial system (See Note 2 to the Consolidated Financial Statements).

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

    Premiums in the Life and Health Insurance segment increased by $80.9 million in 1998 due primarily to premiums resulting from the acquisitions of Reliable Life and Reserve National and its parent NationalCare Insurance Company, partially offset by lower other premium volume partially attributable to the Company's exit of certain markets.

    Net Investment Income in the Life and Health Insurance segment increased by $18.5 million in 1998 due primarily to the acquisitions of Reliable Life and Reserve National.

    Operating Profit in the Life and Health Insurance segment increased by $8.5 million in 1998 due primarily to the acquisitions of Reliable Life and Reserve National, partially offset by lower amortization of gains deferred in 1997 and 1996 in connection with the cession of certain in-force life insurance policies.

CONSUMER FINANCE

                                                                                  --------------------------------------------
[Dollars in Millions]                                                                 1999             1998             1997
------------------------------------------------------------------------------------------------------------------------------
Interest, Loan Fees and Earned Discounts                                          $   116.2         $   106.3        $   119.0
Net Investment Income                                                                   5.5               5.6              5.4
Other Revenues                                                                          1.9               1.9              0.6
                                                                                  ---------         ---------        ---------
Total Revenues                                                                        123.6             113.8            125.0
                                                                                  ---------         ---------        ---------
Provision for Losses on Consumer Finance Receivables                                   23.6              22.7             35.0
Interest Expense on Investment Certificates and Savings Accounts                       30.5              30.0             34.8
General and Administrative Expenses                                                    45.4              41.0             41.3
                                                                                  ---------         ---------        ---------
Operating Profit                                                                  $    24.1         $    20.1        $    13.9
                                                                                  =========         =========        =========

Consumer Finance Loan Originations                                                $   408.9         $   316.6        $   317.4
Percentage of Consumer Finance Receivables
     Greater than Ninety Days Past Due                                                  1.7%              1.8%             2.5%
Ratio of Reserve for Losses on Consumer Finance Receivables
     to Gross Consumer Finance Receivables                                              5.7               6.0              5.6
Weighted-Average Yield on Investment Certificates and Savings Accounts                  5.6               5.3              4.9
----------------------------------------------------------------------------------------------------------------------------------

Consumer Finance Revenues increased by $9.8 million in 1999 due primarily to a higher level of loans outstanding. Operating Profit in the Consumer Finance segment increased by $4.0 million due primarily to the higher level of loans outstanding and higher yields on loans, partially offset by higher interest rates on deposits.

    Consumer Finance Revenues decreased by $11.2 million in 1998 due primarily to a lower level of loans outstanding. Operating Profit in the Consumer Finance segment increased by $6.2 million principally due to lower provision for loan losses.


17.  UNITRIN, INC. & SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION




INVESTEES

Unitrin's investment portfolio at December 31, 1999 included equity securities accounted for by the equity method of accounting ("investees"): Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton"), and UNOVA, Inc. ("UNOVA"). Each of the investee companies is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. These securities are held for investment purposes as part of the investment portfolios of Unitrin and its insurance subsidiaries. The fair value of Unitrin's Investments in Investees was $957.5 million at December 31, 1999 compared to an asset carrying value of $640.6 million under the equity method of accounting.

    Unitrin accounts for its Investments in Investees under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18 using the most recent publicly-available financial reports (See Note 2 to the Consolidated Financial Statements). The amounts included in Unitrin's financial statements represent amounts reported by the investee companies for periods ending two to three months earlier.

    At December 31, 1999, Unitrin owned approximately 43.5% of Curtiss-Wright's common stock. Curtiss-Wright stated in its 1998 annual report to shareholders that it "is a diversified multi-national manufacturing and service concern that designs, manufactures and overhauls precision components and systems and provides highly engineered services to the aerospace, defense, automotive, shipbuilding, oil, petrochemical, agricultural equipment, power generation, railroad, metal working and fire & rescue industries."

    At December 31, 1999, Unitrin owned approximately 27.8% of Litton's common stock. Litton stated in its 1999 annual report to shareholders that "The Company's businesses are reported in four business segments: Advanced Electronics, Information Systems, Ship Systems (formerly Marine Engineering and Production), and Electronic Components and Materials," that it provides "advanced electronic and information systems and is a primary builder of large surface combatant ships for the U.S. Navy," and that it is "a global supplier of electronic components and materials for the telecommunications, industrial and computer markets."

    At December 31, 1999, Unitrin owned approximately 22.9% of UNOVA's common stock. UNOVA stated in its December 31, 1998 annual report on Form 10-K that it is "an industrial technologies company providing global customers with solutions for improving their efficiency and productivity," that its industrial automation systems business segment "includes integrated manufacturing systems, metal-cutting and composite production systems, body welding and assembly systems, precision grinding and abrasive operations and stand-alone machine tools, primarily serving the worldwide automotive, off-road vehicle, diesel engine and aerospace manufacturing industries," and that its automated data systems business segment "comprises automated data collection, network and mobile computing products and services, principally serving the industrial market."

    Unitrin's Equity in Net Income of Investees was $41.9 million, $62.3 million and $25.2 million in 1999, 1998 and 1997, respectively. Equity in Net Income of Investees for 1999 included a loss of $14.4 million resulting from Unitrin's proportionate share of Litton's charges primarily related to costs to exit its mainframe outsourcing and professional services businesses, the consolidation of certain manufacturing facilities and the effect of its voluntary settlement agreement with the United States Attorney's office relating to foreign sales consultants. Equity in Net Income of Investees for 1999 includes a gain of $2.0 million resulting from Unitrin's proportionate share of Curtiss-Wright's recovery from an insurer for certain environmental remediation costs.

    In August 1998, the Company exchanged its investment in its former investee, Western Atlas Inc. ("Western Atlas"), for common stock in Baker Hughes Incorporated ("Baker Hughes") upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Prior to the merger of Western Atlas into Baker Hughes, the Company owned approximately 23.1% of Western Atlas and accounted for its investment in Western Atlas under the equity method of accounting. Accordingly, Equity in Net Income of Investees for the year ended December 31, 1998 includes income of $15.3 million resulting from the Company's proportionate share of Western Atlas' income earned prior to the merger. As a result of the merger, the Company received approximately 11% of Baker Hughes common stock. Since the Company owns less than 20% of Baker Hughes, the equity method does not apply and, accordingly, the Company does not record a pro-rata share of Baker Hughes' reported earnings in the Company's earnings. However, dividends received from Baker Hughes are reflected in the Company's earnings. Accordingly, Net Investment Income in 1999 and 1998 includes $10.9 million and $3.9 million for dividends received from Baker Hughes.

    Equity in Net Income of Investees in 1997 includes a loss of $33.6 million primarily resulting from Unitrin's proportionate share of the write-off of in-process research and development activities at certain investees.

    Summarized financial and other information about Unitrin's Investments in Investees can be found in Note 5 to the Consolidated Financial Statements.

                                               UNITRIN, INC. & SUBSIDIARIES  18.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION




INVESTMENT RESULTS

Net Investment Income was $203.0 million, $186.4 million and $179.5 million in 1999, 1998 and 1997, respectively.

     Net Investment Income increased by $16.6 million in 1999 primarily due to the inclusion of a full year of Net Investment Income from 1998 acquisitions of Reliable Life and Reserve National and higher dividend income from the Company's investment in Baker Hughes.

    Net Investment Income increased by $6.9 million in 1998 primarily due to the inclusion of Reliable Life and Reserve National investment income in 1998, partially offset by lower investment income from the Company's investment in Navistar International Corporation $6.00 Cumulative Convertible Preferred Stock, Series G ("Navistar Preferred Stock") and lower yields on investments in fixed maturities. Net investment income from the Company's investment in Navistar Preferred Stock decreased by $4.9 million in 1998 due to the redemption of the Company's investment.

    Net Gains on Sales of Investments was $113.7 million in 1999, $557.4 million in 1998 and $3.6 million in 1997. Net Gains on Sales of Investments in 1999 includes gains of $112.7 resulting from sales of a portion of the Company's Investment in Baker Hughes. Net Gains from Sales of Investments in 1998 includes a gain of $487.4 million resulting from the merger of Western Atlas into Baker Hughes and gains on the sale and redemption of other equity securities (See Note 13 to the Consolidated Financial Statements). The Company cannot anticipate when or if investment gains or losses may occur in the future.

    The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in United States Government obligations, investment-grade fixed maturities, Baker Hughes common stock and investments in investees. The Company's investment in non-investment-grade fixed maturity investments is insignificant.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"), the Company is required to provide the following disclosures about Market Risk.


QUANTITATIVE INFORMATION ABOUT MARKET RISK

The Company's consolidated balance sheet includes four types of financial instruments subject to the material market risk disclosures required by the SEC:
(1) Investments in Fixed Maturities, (2) Investments in Equity Securities, (3) Consumer Finance Receivables and (4) Investment Certificates and Savings Accounts. Investments in Fixed Maturities, Consumer Finance Receivables and Investment Certificates and Savings Accounts are subject to material interest rate risk. The Company's Investments in Equity Securities include common and preferred stocks and, accordingly, are subject to material equity price risk and interest rate risk, respectively.

    For purposes of this disclosure, market risk sensitive financial instruments are divided into two categories: financial instruments acquired for trading purposes and financial instruments acquired for purposes other than trading. The Company's market risk sensitive financial instruments are classified as held for purposes other than trading. The Company has no holdings of derivatives.

    The Company measures its sensitivity to market risk by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates and equity prices. The evaluation is made using instantaneous changes in interest rates and equity prices on a static balance sheet to determine the effect such changes would have on the Company's market value at risk and the resulting pre-tax effect on Shareholders' Equity. The changes chosen reflect the Company's view of adverse changes which are reasonably possible over a one-year period. The selection of the changes chosen should not be construed as the Company's prediction of future market events, but rather an illustration of the impact of such events.

    For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates for Investments in Fixed Maturities, Preferred Stock Equity Securities and Consumer Finance Receivables from their levels at December 31, 1999 and 1998, respectively, and an adverse and instantaneous decrease of 100 basis points in market interest rates for Investment Certificates and Savings Accounts from their levels at December 31, 1999 and 1998. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard & Poor's Stock Index (the "S&P 500") from its level at December 31, 1999 and 1998, with all other variables held constant. The Company's Investments in Common Stock Equity Securities were correlated with the S&P 500 using the portfolio's weighted-average beta of 0.97 and 0.99 at December 31, 1999 and 1998, respectively. The portfolio's weighted-average beta was calculated using each security's beta for the five-year periods ended December 31, 1999 and 1998, respectively, and weighted on the fair value of such securities at December 31, 1999 and 1998, respectively. Beta measures a stock's relative volatility in relation to the rest of the stock market with the S&P 500 having a beta coefficient of 1.00.

19.  UNITRIN, INC. & SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

The following table reflects the estimated adverse effects on the market value of the Company's financial instruments using these assumptions.


                                                          -------------------------------------------------------
                                                                       PRO FORMA INCREASE (DECREASE)
-----------------------------------------------------------------------------------------------------------------
                                                                         INTEREST          EQUITY           TOTAL
                                                             FAIR            RATE           PRICE          MARKET
December 31, 1999                                           VALUE            RISK            RISK            RISK
-----------------------------------------------------------------------------------------------------------------
[Dollars in Millions]
ASSETS
Investments in Fixed Maturities                        $  2,651.8     $    (104.3)      $      --       $  (104.3)
Investments in Equity Securities                            512.6            (4.0)          (40.8)          (44.8)
Consumer Finance Receivables                                593.6            (8.9)             --            (8.9)

LIABILITIES
Investment Certificates and Savings Accounts           $    606.6     $       3.4        $     --        $    3.4
-----------------------------------------------------------------------------------------------------------------
                                                                         INTEREST          EQUITY           TOTAL
                                                             FAIR            RATE           PRICE          MARKET
December 31, 1998                                           VALUE            RISK            RISK            RISK
-----------------------------------------------------------------------------------------------------------------
[Dollars in Millions]

ASSETS
Investments in Fixed Maturities                        $  2,557.3     $     (66.3)       $      --       $  (66.3)
Investments in Equity Securities                            786.3            (4.4)           (68.6)         (73.0)
Consumer Finance Receivables                                531.2            (6.7)              --           (6.7)

LIABILITIES
Investment Certificates and Savings Accounts           $    544.2     $       4.2        $      --       $    4.2
-----------------------------------------------------------------------------------------------------------------

The market risk sensitivity analysis assumes that the composition of the Company's interest rate sensitive assets and liabilities, including but not limited to future contractual cash flows and credit quality, and equity price sensitive assets existing at the beginning of the period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the time to maturity. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Also, any future correlation, either in the near term or the long term, between the Company's common stock equity securities portfolio and the S&P 500 may differ from the historical correlation as represented by the weighted-average historical beta of the common stock equity securities portfolio. Accordingly, the market risk sensitivity analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market rates on the Company's income or Shareholders' Equity. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates or equity prices.

    To the extent that any adverse 100 basis point change occurs in increments over a period of time instead of instantaneously, the adverse impact on fair values would be partially mitigated because some of the underlying financial instruments would have matured. For example, proceeds from any maturing assets could be reinvested and any new liabilities incurred at the then current interest rates.

Qualitative Information About Market Risk

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument and is inherent to all financial instruments. SEC disclosure rules focus on only one element of market risk-price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company's primary market risk exposures are to changes in interest rates and certain exposures to changes in equity prices.

    The Company manages its interest rate exposures with respect to Investments in Fixed Maturities by investing primarily in investment-grade securities of relatively short duration. The interest rate risks with respect to the fair value of Consumer Finance Receivables should be partially offset by the impact of interest rate movements on Investment Certificates and Savings Accounts which are issued to fund its receivables.

                                                UNITRIN, INC. & SUBSIDIARIES 20.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [continued]

At December 31, 1999 and 1998, respectively, $326.8 million and $602.4 million of the Company's Investments in Equity Securities, which exclude the Company's Investments in Investees, were concentrated in one single issuer, Baker Hughes. Baker Hughes stated in its 1998 Annual Report on Form 10-K that it "is engaged in the oil field and process industry segments," and that in addition to these industry segments, it "manufactures and sells other products and provides services to industries not related to either the petroleum or continuous process industries." Accordingly, the Company's Investments in Equity Securities are sensitive to the cyclical nature of Baker Hughes's industry segments.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, there are approximately 4.2 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors' outstanding repurchase authorizations. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 1999, the Company repurchased and retired 5.5 million shares of its common stock in open market transactions at an aggregate cost of $191.4 million. The Company has repurchased and retired approximately 50.0 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.3 billion since 1990.

    On February 2, 2000, the Company's Board of Directors increased the Company's quarterly dividend from $0.35 per common share to $0.375 per common share.

    The Company has a $340.0 million unsecured revolving credit agreement with a group of banks which expires in September 2002. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted-average interest rate on the $111.0 million in advances outstanding under the agreement on December 31, 1999 was 6.26%. At December 31, 1999, the unused commitment under the Company's revolving credit agreement was $229.0 million. In addition, the Company's subsidiaries in 2000 would be able to pay approximately $233 million in dividends to the Company without prior regulatory approval.

    The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities and provide a margin for adverse deviation. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. At December 31, 1999, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements.

    Litton and UNOVA do not presently pay dividends on their common stock. Cash dividends received from Curtiss-Wright totaled $2.3 million, $2.3 million and $2.2 million in 1999, 1998 and 1997, respectively. The Company cannot anticipate when or if dividends will be paid by the investee companies in the future. The Company's retained earnings at December 31, 1999 includes $378.0 million representing the undistributed equity in net income of investees.


INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $14.4 million, $13.7 million and $13.1 million in 1999, 1998 and 1997, respectively. Interest Expense was $4.7 million, $4.9 million and $5.3 million in 1999, 1998 and 1997, respectively. Other corporate expenses were $9.7 million, $8.8 million and $7.8 million in 1999, 1998 and 1997, respectively.


THE YEAR 2000 ISSUE

The Year 2000 issue (i.e., the ability of computer systems to accurately identify and process dates beginning with the year 2000 and beyond) affects virtually all companies and organizations. When the Company began to formalize its Year 2000 readiness program several years ago, many of the Company's computer systems were already Year 2000 compliant. However, certain of the Company's computer systems used only two digits to identify a year in a date field. For example, the year 2000 would be represented in these systems as "00," but in many cases might have been interpreted by the computer as "1900" rather than "2000," thereby potentially resulting in processing errors.

    The ability to process information in a timely and accurate manner is vital to the Company's data-intensive insurance and consumer finance businesses. The Company recognized for a number of years that the computer systems used by these businesses had to be Year 2000 compliant by December 31, 1999 and, in some instances, well in advance of that date. Accordingly, the Company initiated a four-phase Year 2000 Compliance Project Plan. Prior to December 31, 1999, each of the Company's three business segments had completed both its mission critical projects and non-mission critical projects. For purposes of this Year 2000 discussion, the term "mission critical" refers to key business functions, such as the processing of business transactions, regulatory compliance and archival of important records, upon which the Company is materially dependent.

21. UNITRIN, INC. & SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

THE YEAR 2000 ISSUE [continued]

The Company has not encountered any Year 2000 problems subsequent to December 31, 1999, associated with computer systems or non-information technology systems (e.g., telephone systems, elevators, etc.) which are likely to pose any foreseeable risks to the Company's operations.

    The Company is not aware of any Year 2000 issues with key service providers, including banks, brokers and investment custodians. The Company has no representatives on the boards of directors of any of its investee companies (Curtiss-Wright, Litton and UNOVA; the "Investees") or Baker Hughes and does not otherwise participate in the management of the Investees or Baker Hughes. Accordingly, the Company does not possess any non-public information concerning, assumes no responsibility for, and has no contingency plans for Year 2000 compliance by the Investees or Baker Hughes.

     Incremental expense recognized directly related to rewriting and testing existing applications or converting to new Year 2000 compliant applications totaled $3.2 million, $10.4 million and $8.5 million for the years ended December 31, 1999, 1998 and 1997, respectively. Total incremental expense recognized since inception of the Company's Year 2000 program directly related to rewriting and testing existing applications or converting to new Year 2000 compliant applications totaled $26.9 million. In addition to the above incremental expenses, upon completion of the Company's Year 2000 program, the Company made capital expenditures, which will be expensed over the useful lives of the assets to which they relate, totaling approximately $16.0 million to replace existing hardware or software.

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

    In 1999, the Company revised the management reporting of its segment results to no longer include dividend income received from its investment in Baker Hughes in the Company's operating segments. While the Company continues to report the investment in Baker Hughes in its Operating Segment Assets, the Company considers the management of its investment in Baker Hughes to be a corporate responsibility rather than an operating segment responsibility. Prior period amounts have been reclassified to conform to the revised reporting. This change had no effect on Net Income.

    In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.


CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management's Discussion and Analysis of Results of Operations and Financial Condition and the accompanying Consolidated Financial Statements (including the notes thereto) contain forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management's Discussion and Analysis of Results of Operations and Financial Condition, changes in economic factors (such as interest rates), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations) and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.


                                                UNITRIN, INC. & SUBSIDIARIES 22.