Form 10-K405, Exhibit 13
period 1999-12-31
UNITRIN INC
filed 2000-02-03
CIK 860748

                                                          EXHIBIT 13.3




                              FINANCIAL HIGHLIGHTS


     This Exhibit 13.3 contains selected financial highlights of Unitrin, Inc. and Subsidiaries for the five-year period ended December 31, 1999.

                              FINANCIAL HIGHLIGHTS

                                                    -------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts*]       1999          1998          1997          1996           1995
-----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR

Premiums and Consumer
   Finance Revenues                                 $ 1,496.9     $  1,342.1    $  1,347.0    $  1,340.7    $   1,205.6
Net Investment Income                                   203.0          186.4         179.5         179.0          186.6
Net Gains on Sales of Investments                       113.7          557.4           3.6           3.4           55.2
                                                    ---------     ----------    ----------    ----------    -----------
Total Revenues                                      $ 1,813.6     $  2,085.9    $  1,530.1    $  1,523.1    $   1,447.4
                                                    =========     ==========    ==========    ==========    ===========
Net Income:
   From Operations                                  $    86.1     $     85.5    $     90.3    $     79.7    $      69.4
   From Investees Before
     One-Time Items                                      54.3           62.3          58.8          50.6           45.1
   From Investees' One-Time Items                       (12.4)            --         (33.6)           --             --
   From Sales of Investments                             73.0          363.0           2.4           2.2           36.1
                                                    ---------     ----------    ----------    ----------    -----------
Total Net Income                                    $   201.0     $    510.8    $    117.9    $    132.5    $     150.6
                                                    =========     ==========    ==========    ==========    ===========
Net Income Per Share:
   From Operations                                  $    1.18     $     1.09    $     1.21    $     1.06    $      0.86
   From Investees Before
     One-Time Items                                      0.75           0.80          0.79          0.67           0.56
   From Investees' One-Time Items                       (0.17)            --         (0.45)           --             --
   From Sales of Investments                             1.00           4.66          0.03          0.03           0.44
                                                    ---------     ----------    ----------    ----------    -----------
Total Net Income Per Share                          $    2.76     $     6.55    $     1.58    $     1.76    $      1.86
                                                    =========     ==========    ==========    ==========    ===========
Total Net Income Per Share
  Assuming Dilution                                 $    2.74     $     6.51    $     1.56    $     1.74    $      1.84
                                                    =========     ==========    ==========    ==========    ===========
Repurchases of
  Unitrin Common Stock                              $   191.4     $    232.9    $     20.7    $     61.1    $     416.0

Dividends Paid to Common
  Shareholders                                      $   101.7     $    100.7    $     89.9    $     83.0    $      80.7

Dividends Paid to Common
  Shareholders (per share)                          $    1.40     $     1.30    $     1.20    $     1.10    $      1.00

AT YEAR END

Number of Associates Employed                           7,787          7,631         6,866         7,401          7,629

Investments                                         $ 4,096.8     $  4,304.2    $  3,448.5    $  3,291.4    $   3,409.7
Total Assets                                          5,934.8        5,909.9       4,920.7       4,871.1        4,818.7
Insurance Reserves                                    2,618.1        2,526.7       2,036.0       2,053.8        2,007.3
Shareholders' Equity                                  1,717.0        1,822.4       1,533.0       1,480.3        1,524.5

Shares of Unitrin Common Stock
  Outstanding (in millions of shares)                    71.0           76.0          75.2          74.7           77.0

Book Value Per Share                                $   24.19     $    23.99    $    20.39    $    19.82    $     19.80
Fair Value Per Share of
  Investments in Investees
  in Excess of Carrying Value                            2.90           5.48         11.45          8.18           6.12
                                                    ---------     ----------    ----------    ----------    -----------
Adjusted Book Value Per Share                       $   27.09     $    29.47    $    31.84    $    28.00    $     25.92
                                                    =========     ==========    ==========    ==========    ===========

*Prior year amounts restated retroactively for a 2-for-1 stock split paid in the form of a dividend distribution on March 26, 1999.

1. UNITRIN, INC. & SUBSIDIARIES

                                      H-1