Form 10-K405, Exhibit 13
period 2000-12-31
UNITRIN INC
filed 2001-02-01
CIK 860748

                                                                    EXHIBIT 13.1


                       CONSOLIDATED FINANCIAL STATEMENTS
                                      OF
                        UNITRIN, INC. AND SUBSIDIARIES



     This Exhibit 13.1 contains the consolidated balance sheets of Unitrin, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2000.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unitrin, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Chicago, Illinois
January 31, 2001

                          CONSOLIDATED BALANCE SHEETS

                                                                                              --------------------------
[Dollars in Millions, Except Per Share Amount]                                                        DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000           1999
------------------------------------------------------------------------------------------------------------------------
ASSETS

Investments:
  Fixed Maturities at Fair Value (Amortized Cost:
    2000-$2,729.9; 1999-$2,726.8)                                                             $   2,733.2   $    2,651.8
  Equity Securities at Fair Value (Cost: 2000-$205.7; 1999-$450.8)                                  367.8          512.6
  Investees at Cost Plus Cumulative Undistributed
    Earnings (Fair Value: 2000-$1,245.7; 1999-$957.5)                                               620.0          640.6
  Other                                                                                             512.5          291.8
                                                                                              -----------   ------------
  Total Investments                                                                               4,233.5        4,096.8
                                                                                              -----------   ------------
Cash                                                                                                 23.3           24.1
Consumer Finance Receivables at Cost (Fair Value: 2000-$677.8; 1999-$593.6)                         681.1          595.0
Other Receivables                                                                                   420.5          376.6
Deferred Policy Acquisition Costs                                                                   322.2          324.2
Cost in Excess of Net Assets of Purchased Businesses                                                353.2          369.7
Other Assets                                                                                        131.0          148.4
                                                                                              -----------   ------------
Total Assets                                                                                  $   6,164.8   $    5,934.8
                                                                                              ===========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Insurance Reserves:
  Life and Health                                                                             $   2,101.4   $    2,097.5
  Property and Casualty                                                                             541.4          520.6
                                                                                              -----------   ------------
  Total Insurance Reserves                                                                        2,642.8        2,618.1
                                                                                              -----------   ------------
Investment Certificates and Savings Accounts at Cost
  (Fair Value: 2000-$698.6; 1999-$606.6)                                                            703.4          608.8
Unearned Premiums                                                                                   385.3          341.4
Accrued and Deferred Income Taxes                                                                   248.1          251.1
Notes Payable                                                                                       180.0          116.8
Accrued Expenses and Other Liabilities                                                              304.0          281.6
                                                                                              -----------   ------------
Total Liabilities                                                                                 4,463.6        4,217.8
                                                                                              -----------   ------------
Shareholders' Equity:
  Common Stock, $0.10 Par Value Per Share, 100 Million Shares
    Authorized, 67,648,447 and 70,992,897 Shares Issued
    and Outstanding at December 31, 2000 and 1999                                                     6.8            7.1
  Paid-in Capital                                                                                   442.6          439.6
  Retained Earnings                                                                               1,150.2        1,280.1
  Accumulated Other Comprehensive Income (Loss)                                                     101.6           (9.8)
                                                                                              -----------   ------------
  Total Shareholders' Equity                                                                      1,701.2        1,717.0
                                                                                              -----------   ------------
Total Liabilities and Shareholders' Equity                                                    $   6,164.8   $    5,934.8
                                                                                              ===========   ============
------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME

                                                           ----------------------------------------
[Dollars in Millions, Except Per Share Amounts]                FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                                                 2000           1999           1998
REVENUES

 Premiums                                                   $  1,447.9     $  1,373.3     $  1,228.3
 Consumer Finance Revenues                                       141.7          123.6          113.8
 Net Investment Income                                           223.1          203.0          186.4
 Net Gains on Sales of Investments                               140.5          113.7          557.4
                                                            ----------     ----------     ----------
 Total Revenues                                                1,953.2        1,813.6        2,085.9
                                                            ----------     ----------     ----------
EXPENSES

 Insurance Claims and Policyholders' Benefits                  1,039.6          889.1          781.8
 Insurance Expenses                                              609.5          573.6          507.7
 Consumer Finance Expenses                                       115.7           99.5           95.6
 Interest and Other Expenses                                      36.2           14.4           13.7
                                                            ----------     ----------     ----------
 Total Expenses                                                1,801.0        1,576.6        1,398.8
                                                            ----------     ----------     ----------
Income before Income Taxes and Equity in
 Net Income (Loss) of Investees                                  152.2          237.0          687.1
Income Tax Expense                                                54.4           77.9          238.6
                                                            ----------     ----------     ----------
Income before Equity in Net Income (Loss) of Investees            97.8          159.1          448.5
Equity in Net Income (Loss) of Investees (NOTE 5)                 (6.8)          41.9           62.3
                                                            ----------     ----------     ----------

NET INCOME                                                  $     91.0     $    201.0     $    510.8
                                                            ==========     ==========     ==========
NET INCOME PER SHARE (NOTES 1 AND 11)                       $     1.32     $     2.76     $     6.55
                                                            ==========     ==========     ==========
NET INCOME PER SHARE ASSUMING DILUTION (NOTES 1 AND 11)     $     1.32     $     2.74     $     6.51
                                                            ==========     ==========     ==========
---------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               ----------------------------------------------
[Dollars in Millions]                                                                 FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     2000             1999               1998
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                     $     91.0      $     201.0      $       510.8
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
 Policy Acquisition Costs Deferred                                                 (175.3)          (156.1)            (142.2)
 Amortization of Deferred Policy Acquisition Costs                                  172.2            163.1              149.3
 Equity in Net (Income) Loss of Investees before Taxes                               11.6            (63.7)             (95.0)
 Cash Dividends from Investee                                                         2.3              2.3                2.3
 Amortization of Investments                                                         12.1             23.2               23.9
 Provision for Losses on Consumer Finance Receivables                                27.0             23.6               22.7
 (Increase) Decrease in Other Receivables                                           (59.7)            (5.2)              32.0
 Increase (Decrease) in Insurance Reserves and Unearned Premiums                    148.0             18.8              (21.9)
 Increase (Decrease) in Accrued and Deferred Income Taxes                           (66.9)          (108.9)             216.2
 Increase (Decrease) in Accrued Expenses and Other Liabilities                       22.3              0.5              (23.1)
 Net Gains on Sales of Investments                                                 (140.5)          (113.7)            (557.4)
 Other, Net                                                                          34.4             31.3               23.4
                                                                               ----------      -----------      -------------
Net Cash Provided by Operating Activities                                            78.5             16.2              141.0
                                                                               ----------      -----------      -------------
INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities                                            867.0            380.6              811.7
Purchases of Fixed Maturities                                                      (970.6)          (551.2)            (475.3)
Sales of Equity Securities                                                          392.4            499.1               98.7
Purchases of Equity Securities                                                          -             (5.3)             (21.5)
Repayments of Consumer Finance Receivables                                          359.3            322.6              307.1
Acquisitions of Consumer Finance Receivables                                       (472.8)          (408.9)            (316.6)
Change in Short-term Investments                                                   (219.9)           107.6             (103.7)
Acquisitions and Improvements of Investment Real Estate                              (5.9)            (4.3)             (11.4)
Acquisition of Businesses, Net of Cash Acquired                                         -           (103.4)             (99.2)
Disposition of Businesses, Net of Cash Disposed                                      33.1                -                  -
Other, Net                                                                           (9.4)           (24.6)             (19.0)
                                                                               ----------      -----------      -------------
Net Cash Provided (Used) by Investing Activities                                    (26.8)           212.2              170.8
                                                                               ----------      -----------      -------------
FINANCING ACTIVITIES
Investment Certificate and Savings Account Deposits                                 293.7            221.3              178.2
Investment Certificate and Savings Account Withdrawals                             (199.1)          (157.1)            (200.0)
Universal Life and Annuity Receipts from Policyholders                               11.9             11.5               13.5
Universal Life and Annuity Payments to Policyholders                                 (3.3)            (3.3)              (3.5)
Notes Payable Proceeds                                                              756.7            436.3              381.6
Notes Payable Payments                                                             (693.5)          (437.1)            (357.4)
Cash Dividends Paid                                                                (103.1)          (101.7)            (100.7)
Common Stock Repurchases                                                           (122.3)          (191.4)            (232.9)
Other, Net                                                                            6.5              8.6                3.5
                                                                               ----------      -----------      -------------
Net Cash Used by Financing Activities                                               (52.5)          (212.9)            (317.7)
                                                                               ----------      -----------      -------------
Increase (Decrease) in Cash                                                          (0.8)            15.5               (5.9)
Cash, Beginning of Year                                                              24.1              8.6               14.5
                                                                               ----------      -----------      -------------
Cash, End of Year                                                              $     23.3      $      24.1      $         8.6
                                                                               ==========      ===========      =============
-----------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
                             COMPREHENSIVE INCOME

                                     ----------------------------------------------------------------------------------------------
[Dollars and Shares in Millions,
Except Per Share Amounts]                                 FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      ACCUMULATED
                                     NUMBER OF                                                              OTHER             TOTAL
                                        SHARES       COMMON        PAID-IN             RETAINED     COMPREHENSIVE     SHAREHOLDERS'
                                      (NOTE 1)        STOCK        CAPITAL             EARNINGS     INCOME (LOSS)            EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                75.2      $   7.6  $       217.6        $     1,206.1     $       101.7     $     1,533.0
Net Income                                   -            -              -                510.8                 -             510.8
Other Comprehensive
 Income (Loss) (note 12)                     -            -              -                    -             (88.5)            (88.5)
                                                                                                                      -------------
Total Comprehensive Income                                                                                            $       422.3
                                                                                                                      -------------
Acquisition of The Reliable Life
 Insurance Company                         7.6          0.8          196.9                    -                 -             197.7
Dividends to Common
 Shareholders ($1.30 per share)              -            -              -               (100.7)                -            (100.7)
Repurchases of Unitrin
 Common Stock                             (7.0)        (0.8)         (38.4)              (193.7)                -            (232.9)
Exercise of Employee Stock
 Options, Net of Shares
 Exchanged (note 10)                       0.2            -           51.9                (48.5)                -               3.4
Other, Net                                   -            -           (0.4)                   -                 -              (0.4)
                                     ---------      -------  -------------        -------------     -------------     -------------
BALANCE, DECEMBER 31, 1998                76.0      $   7.6  $       427.6        $     1,374.0     $        13.2     $     1,822.4
Net Income                                   -            -              -                201.0                 -             201.0
Other Comprehensive
 Income (Loss) (note 12)                     -            -              -                    -             (23.0)            (23.0)
                                                                                                                      -------------
Total Comprehensive Income                                                                                            $       178.0
                                                                                                                      -------------
Dividends to Common
 Shareholders ($1.40 per share)              -            -              -               (101.7)                -            (101.7)
Repurchases of Unitrin
 Common Stock                             (5.5)        (0.5)         (31.6)              (159.3)                -            (191.4)
Exercise of Employee Stock
 Options, Net of Shares
 Exchanged (note 10)                       0.5            -           43.6                (33.9)                -               9.7
                                     ---------      -------  -------------        -------------     -------------     -------------
BALANCE, DECEMBER 31, 1999                71.0      $   7.1  $       439.6        $     1,280.1     $        (9.8)    $     1,717.0
Net Income                                   -            -              -                 91.0                 -              91.0
Other Comprehensive
 Income (Loss) (note 12)                     -            -              -                    -             111.4             111.4
                                                                                                                      -------------
Total Comprehensive Income                                                                                            $       202.4
                                                                                                                      -------------
Dividends to Common
 Shareholders ($1.50 per share)              -            -              -               (103.1)                -            (103.1)
Repurchases of Unitrin
 Common Stock                             (3.6)        (0.3)         (22.3)               (99.7)                -            (122.3)
Exercise of Employee Stock
 Options, Net of Shares
 Exchanged (note 10)                       0.2            -           25.3                (18.1)                -               7.2
                                     ---------      -------  -------------        -------------     -------------     -------------
BALANCE, DECEMBER 31, 2000                67.6      $   6.8  $       442.6        $     1,150.2     $       101.6     $     1,701.2
                                     =========      =======  =============        =============     =============     =============
-----------------------------------------------------------------------------------------------------------------------------------

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

  On February 11, 1999, the Company's Board of Directors authorized a 2-for-1 stock split payable on March 26, 1999 in the form of a dividend distribution of one share of common stock for each share of common stock outstanding on March 5, 1999, the record date for the dividend. Certain share and per share amounts, including those amounts under the Company's stock option plans (See Note 10 to the Consolidated Financial Statements) and certain components of Shareholders' Equity, are stated retroactively as if the distribution had occurred prior to the periods presented.

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

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

    Investments Other Than Investees

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders' Equity. Other Investments include fixed maturities which mature within one year from the date of purchase, loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments and losses arising from other than temporary declines in fair value are computed on the specific identification method and are reflected in Net Income.

    Investments in Investees

Investments in Investees are accounted for by the equity method in the accompanying financial statements. The Company's voting percentage and share of earnings or losses of each investee company are determined using the most recent and sufficiently timely publicly-available audited financial statements, subsequent unaudited interim reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported. The Company recognizes into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock that is not part of a broader corporate reorganization.

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

    Deferred Policy Acquisition Costs

Costs directly associated with the acquisition of new business, principally commissions and certain premium taxes and policy issuance costs, are deferred. The Company accounts for the present value of the future profits embedded in insurance in force acquired ("VIF") based upon actuarial estimates of the present value of estimated net cash flows and is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $6.3 million, $5.6 million, $5.1 million, $4.6 million and $4.1 million in each of the next five years.

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

    Cost in Excess of Net Assets of Purchased Businesses

Cost in Excess of Net Assets of Purchased Businesses of $136.1 million at December 31, 2000, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions are being amortized ratably over periods ranging from twenty to forty years.

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

  Gains related to long-duration reinsurance contracts are deferred and amortized over the life of the underlying reinsured policies. Losses related to long-duration reinsurance contracts are recognized immediately. Any gain or loss associated with reinsurance agreements for which the Company has been legally relieved of its obligation to the policyholder is recognized in the period of relief.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

    Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $8.3 million, $5.5 million and $5.6 million in 2000, 1999 and 1998, respectively.

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

    Stock-Based Compensation

The Company accounts for its employee and director stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees." The Company has not issued stock options or made modifications to existing stock options where the exercise price is less than the market value of the Company's common stock on the date of grant or modification and, accordingly, no compensation expense has been recognized.

    Fair Value of Financial Instruments

The fair values of Investments in Fixed Maturities and Investments in Equity Securities are based upon quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services. The fair values of Investees are based upon quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Investment Certificates and Savings Accounts have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments, Notes Payable and certain other assets and other liabilities because of their short-term nature.

  The Company has no derivative financial instruments subject to the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

    Accounting Changes

In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of implementation issues related to SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000, with earlier adoption permitted. The Company believes that the effect of adoption of SFAS No. 133 will not be material.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

On March 31, 2000, the FASB issued FASB Interpretation No. ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's implementation of the provisions of FIN 44 had no impact.

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

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

On June 17, 1999, Trinity Universal Insurance Company, a subsidiary of the Company, completed the acquisition of Valley Group, Inc. ("VGI"), and its principal subsidiaries (including Valley Insurance Company ("VIC") and Charter Indemnity Company) in a cash transaction for a total purchase price of $138.4 million, including related transaction costs.

  On May 29, 1998, the Company completed the acquisition of The Reliable Life Insurance Company ("Reliable") whereby the Company acquired all of the then outstanding shares of Reliable common stock in exchange for approximately 7.6 million shares of Unitrin common stock and cash. The purchase price determined in accordance with Emerging Issues Task Force ("EITF") No. 95-19, "Determination of the Measurement Date for the Market Price of Securities Issued In a Purchased Business Combination," was:

[Dollars in Millions]
---------------------------------------------------
Value of Unitrin Common Stock Issued         $197.7
Cash and Other Transaction Costs                0.7
                                             ------
Purchase Price                               $198.4
                                             ======

---------------------------------------------------

On September 30, 1998, United Insurance Company of America ("United"), a subsidiary of the Company, completed the acquisition of NationalCare Insurance Company ("NationalCare") and its wholly-owned subsidiary, Reserve National Insurance Company ("Reserve National"), in a cash transaction for $98.5 million.

  The acquisitions of VGI, Reliable and NationalCare have been accounted for by the purchase method and, accordingly, their respective operations are included in the Company's financial statements from their respective dates of acquisition. Costs in Excess of Net Assets Acquired for VGI, Reliable and NationalCare is being amortized over 20 years, 40 years and 40 years, respectively. Based on the Company's final allocation of the purchase prices, assets acquired and liabilities assumed in connection with the acquisitions were:

                                                                               VALLEY   THE RELIABLE LIFE        NATIONALCARE
[Dollars in Millions]                                                     GROUP, INC.   INSURANCE COMPANY   INSURANCE COMPANY
-----------------------------------------------------------------------------------------------------------------------------
Investments                                                                    $ 98.8            $  537.8              $127.5
Cash                                                                             35.0                 1.2                   -
Other Receivables                                                                80.7                14.7                 2.7
Insurance In Force Acquired                                                      13.1                78.0                 4.5
Cost in Excess of Net Assets of Purchased Businesses                             94.2                32.3                16.0
Other Assets                                                                      8.4                34.7                 6.9
Insurance Reserves                                                              (99.3)             (425.0)              (32.2)
Unearned Premiums                                                               (83.2)               (1.7)              (19.7)
Accrued and Deferred Income Taxes                                                 6.2               (26.4)               (2.8)
Notes Payable                                                                    (1.5)              (10.8)                  -
Accrued Expenses and Other Liabilities                                          (14.0)              (36.4)               (4.4)
                                                                               ------            --------              ------
Total Purchase Price                                                           $138.4            $  198.4              $ 98.5
                                                                               ======            ========              ======
-----------------------------------------------------------------------------------------------------------------------------

On March 1, 2000, VIC completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America for $7.5 million in cash. No gain or loss was recorded in connection with the sale. The Company's results in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  ACQUISITIONS AND DIVESTITURES OF BUSINESSES [continued]

On July 26, 2000, United completed the sale of United's subsidiary, The Pyramid Life Insurance Company ("Pyramid") to Ceres Group, Inc. ("Ceres") for $7.5 million worth of convertible voting preferred stock of Ceres plus $60 million in cash, less an adjustment for a $25.0 million cash dividend paid by Pyramid immediately prior to closing. Net Gains on Sales of Investments for the year ended December 31, 2000 includes a gain of $4.7 million, related to the sale. Premiums for Pyramid included in the Company's results in 2000, 1999 and 1998 were $37.9 million, $63.6 million and $62.9 million, respectively.

NOTE 4.  INVESTMENTS OTHER THAN INVESTEES

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2000 were:

                                                                                GROSS UNREALIZED
                                                              AMORTIZED  ----------------------------         FAIR
[Dollars in Millions]                                              COST     GAINS              LOSSES        VALUE
------------------------------------------------------------------------------------------------------------------
U.S. Government and Government
  Agencies and Authorities                                 $    1,700.0  $   22.2      $         (7.8)  $  1,714.4
States, Municipalities and Political Subdivisions                 104.6       1.5                (0.5)       105.6
Corporate Securities:
  Bonds and Notes                                                 809.0      16.0               (25.2)       799.8
  Redemptive Preferred Stocks                                     116.3       0.4                (3.3)       113.4
                                                           ------------  --------      --------------   ----------
Investments in Fixed Maturities                            $    2,729.9  $   40.1      $        (36.8)  $  2,733.2
                                                           ============  ========      ==============   ==========
------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 1999 were:

                                                                                GROSS UNREALIZED
                                                              AMORTIZED  ----------------------------         FAIR
[Dollars in Millions]                                              COST     GAINS              LOSSES        VALUE
------------------------------------------------------------------------------------------------------------------
U.S. Government and Government
  Agencies and Authorities                                 $    1,902.3  $    6.6      $        (38.3)  $  1,870.6
States, Municipalities and Political Subdivisions                 187.4       0.8                (4.0)       184.2
Corporate Securities:
  Bonds and Notes                                                 518.8       0.6               (30.9)       488.5
  Redemptive Preferred Stocks                                     118.3       0.4               (10.2)       108.5
                                                           ------------  --------      --------------   ----------
Investments in Fixed Maturities                            $    2,726.8  $    8.4      $        (83.4)  $  2,651.8
                                                           ============  ========      ==============   ==========
------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2000 by contractual maturity were:

                                                                                             AMORTIZED        FAIR
[Dollars in Millions]                                                                             COST       VALUE
------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                                   $      306.8  $    307.5
Due After One Year to Five Years                                                                 977.7       990.5
Due After Five Years to Fifteen Years                                                            926.7       933.4
Due After Fifteen Years                                                                          518.7       501.8
                                                                                          ------------  ----------
Total Investments in Fixed Maturities                                                     $    2,729.9  $  2,733.2
                                                                                          ============  ==========
------------------------------------------------------------------------------------------------------------------

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENTS OTHER THAN INVESTEES [CONTINUED]


At December 31, 2000, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                                                GROSS UNREALIZED
                                                                     -----------------------------------       FAIR
[Dollars in Millions]                                         COST             GAINS              LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------
Common Stocks                                   $            117.2    $        164.9      $         (0.6)  $  281.5
Preferred Stocks                                              88.5               1.3                (3.5)      86.3
                                                ------------------    --------------      --------------   --------
Total                                           $            205.7    $        166.2      $         (4.1)  $  367.8
                                                ==================    ==============      ==============   ========

-------------------------------------------------------------------------------------------------------------------

At December 31, 1999, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                                                GROSS UNREALIZED
                                                                     -----------------------------------       FAIR
[Dollars in Millions]                                         COST             GAINS              LOSSES      VALUE
-------------------------------------------------------------------------------------------------------------------
Common Stocks                                   $            358.8    $         66.3      $         (1.9)  $  423.2
Preferred Stocks                                              92.0               1.8                (4.4)      89.4
                                                ------------------    --------------      --------------   --------
Total                                           $            450.8    $         68.1      $         (6.3)  $  512.6
                                                ==================    ==============      ==============   ========
-------------------------------------------------------------------------------------------------------------------

NOTE 5. INVESTMENTS IN INVESTEES

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 2000 were:

                                                           CURTISS-WRIGHT                LITTON
[Dollars in Millions]                                         CORPORATION      INDUSTRIES, INC.      UNOVA, INC.             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Carrying Value                                            $         122.7        $        430.8   $         66.5     $       620.0
Fair Value                                                $         203.8        $        996.0   $         45.9     $     1,245.7
Approximate Voting Percentage                                        43.8%                 27.8%            22.5%
----------------------------------------------------------------------------------------------------------------------------------

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly available data at December 31, 1999 were:


                                                           CURTISS-WRIGHT                LITTON
[Dollars in Millions]                                         CORPORATION      INDUSTRIES, INC.      UNOVA, INC.             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Carrying Value                                            $         108.0        $        374.0   $        158.6     $       640.6
Fair Value                                                $         161.6        $        631.3   $        164.6     $       957.5
Approximate Voting Percentage                                        43.5%                 27.8%            22.9%
----------------------------------------------------------------------------------------------------------------------------------

The Company's equity in the reported net assets of its investees exceeded its carrying value of its Investments in Investees by approximately $88.9 million at December 31, 2000 due primarily to an adjustment recorded in the third quarter of 2000 to reduce the carrying value of the Company's investment in UNOVA, Inc. ("UNOVA") to its estimated realizable value.

     Equity in Net Income (Loss) of Investees was a loss of $6.8 million, income of $41.9 million and income of $62.3 million in 2000, 1999 and 1998, respectively. On June 20, 2000, the fair value of Unitrin's investment in UNOVA declined below Unitrin's carrying value of its investment in UNOVA. During the third quarter of 2000, Unitrin determined that the decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin recorded an after-tax loss of $60.7 million in the third quarter of 2000 to reduce the carrying value of its investment in UNOVA to its estimated realizable value. The realizable value was estimated using the market price of UNOVA and other factors. The loss is being allocated to Unitrin's proportionate share of UNOVA's non-current assets. Subsequent to this write-down, Unitrin's reported equity in the net income of UNOVA will differ from Unitrin's proportionate share of UNOVA's reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. Additionally, Unitrin recorded an after-tax gain of $4.2 million in 2000 for its proportionate share of UNOVA's gain from the sale of a business less certain severance charges. Subsequent to the write-down, the market price of UNOVA has declined below the market price used to calculate the write-down. The Company believes that such decline does not qualify as an other than temporary decline under applicable accounting standards. Accordingly, no further write-down has been recorded.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INVESTMENTS IN INVESTEES [CONTINUED]

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

     The carrying value of the Company's investment in Litton exceeded 10% of the Company's Shareholders' Equity at December 31, 2000 and 1999. Accordingly, Unitrin is required to present in its financial statements certain summarized financial information reported by Litton.

     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the twelve-month periods ending October 31, 2000, 1999 and 1998. Summarized financial information reported by Litton for such periods was:


[Dollars in Millions]                                                2000        1999         1998
--------------------------------------------------------------------------------------------------
REVENUES
   Three Months Ended:
     January 31,                                               $  1,349.0  $  1,130.9   $    973.9
     April 30,                                                    1,399.0     1,255.5      1,143.0
     July 31,                                                     1,469.4     1,233.6      1,244.0
     October 31,                                                  1,412.7     1,370.8      1,207.5
                                                               ----------  ----------   ----------
Revenues for Twelve Months Ended October 31,                   $  5,630.1  $  4,990.8   $  4,568.4
                                                               ==========  ==========   ==========

COST OF SALES
   Three Months Ended:
     January 31,                                               $  1,094.0  $    884.4   $    741.3
     April 30,                                                    1,094.0       967.6        885.1
     July 31,                                                     1,151.5       977.3        964.1
     October 31,                                                  1,152.2     1,082.2        945.2
                                                               ----------  ----------   ----------
Cost of Sales for Twelve Months Ended October 31,              $  4,491.7  $  3,911.5   $  3,535.7
                                                               ==========  ==========   ==========

INCOME FROM CONTINUING OPERATIONS
   Three Months Ended:
     January 31,                                               $     36.8  $     44.0   $     40.6
     April 30,                                                       61.8        50.9         46.8
     July 31,                                                        69.8       (21.5)        50.5
     October 31,                                                     44.9        50.0         47.2
                                                               ----------  ----------   ----------
Income from Continuing Operations
   for Twelve Months Ended October 31,                         $    213.3  $    123.4   $    185.1
                                                               ==========  ==========   ==========

NET INCOME
   Three Months Ended:
     January 31,                                               $     36.8  $     44.0   $     40.6
     April 30,                                                       61.8        50.9         46.8
     July 31,                                                        69.8       (21.5)        50.5
     October 31,                                                     44.9        50.0         47.2
                                                               ----------  ----------   ----------
Net Income for Twelve Months Ended October 31,                 $    213.3  $    123.4   $    185.1
                                                               ==========  ==========   ==========
Current Assets at October 31,                                  $  2,027.4  $  2,170.5
                                                               ==========  ==========
Non-current Assets at October 31,                              $  2,821.5  $  2,766.2
                                                               ==========  ==========
Current Liabilities at October 31,                             $  1,487.9  $  1,924.2
                                                               ==========  ==========
Non-current Liabilities at October 31,                         $  1,816.4  $  1,661.1
                                                              ===========  ==========
--------------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  INVESTMENTS IN INVESTEES [CONTINUED]

Litton and Northrop Grumman Corporation ("Northrop") are parties to a definitive agreement providing for the acquisition of Litton by Northrop. On January 24, 2001, Northrop and Litton amended the terms of the agreement. Under the agreement, as amended, Litton shareholders will be permitted to exchange, at their election, each share of Litton common stock for either $80 per share in cash, $80 in liquidation value of a preferred stock or $80.25 in market value of Northrop common stock. The amount of preferred and common stock available in the exchange offer is limited to $350 million in preferred stock liquidation value and approximately 13 million shares of common stock. Those electing preferred or common stock would be subject to proration if elections exceed the amounts available. All stockholders wishing to receive $80 per share in cash continue to be able to do so. The preferred stock would be convertible into common stock, subject to the approval of Northrop stockholders. The equity will be issued on a basis that is intended to be tax-free. Unitrin has agreed to tender all of its Litton shares to Northrop and to elect to receive at least $300 million in liquidation value of preferred stock and to be willing to exchange the remainder of its Litton shares for common stock in the combined companies.

     On November 6, 2000, Unitrin entered into an agreement with Curtiss-Wright providing for the spin-off of Unitrin's equity ownership interest in Curtiss-Wright in a tax-free distribution to Unitrin's shareholders. In connection with the spin-off, all of the 4.4 million Curtiss-Wright shares currently held by Unitrin will be exchanged for 4.4 million shares of a new Class B common stock of Curtiss-Wright that will be entitled to elect at least 80% of the Board of Directors of Curtiss-Wright but will otherwise be substantially identical to Curtiss-Wright's existing common stock. The Curtiss-Wright Class B common stock will immediately be distributed pro ratably to shareholders of Unitrin. All of the other outstanding shares of Curtiss-Wright common stock will remain outstanding and be entitled to elect approximately 20% of the Board of Directors of Curtiss-Wright. The exchange will be a part of a Curtiss-Wright recapitalization and requires approval by Curtiss-Wright's shareholders other than Unitrin. The recapitalization and spin-off have been approved by both the Unitrin and Curtiss-Wright Boards of Directors. Completion of the transaction is contingent upon, among other things, issuance of a favorable ruling by the Internal Revenue Service or opinions of outside counsel on the tax-free status of the spin-off; approval of the recapitalization plan by shareholders of Curtiss-Wright other than Unitrin; and approval by all shareholders of Curtiss-Wright (including Unitrin) of the proposed amendments to Curtiss-Wright's Restated Certificate of Incorporation.

     In August 1998, the Company exchanged its investment in Western Atlas Inc. ("Western Atlas") for common stock in Baker Hughes upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Prior to the acquisition of Western Atlas by Baker Hughes, the Company owned more than 20% of Western Atlas and accounted for its investment in Western Atlas under the equity method of accounting. The amounts included in Unitrin's financial statements for Western Atlas represent amounts reported by Western Atlas for periods ending three months earlier. Accordingly, Equity in Net Income of Investees for 1998 includes income of $15.3 million resulting from Unitrin's proportionate share of the amounts reported by Western Atlas for the nine-month period ending June 30, 1998. After the merger, the Company owned less than 20% of Baker Hughes, and the equity method does not apply.

NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES

Consumer Finance Receivables consists primarily of loans to California residents which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for losses.

     The components of Consumer Finance Receivables at December 31, 2000 and 1999 were:


[Dollars in Millions]                                                               2000       1999
---------------------------------------------------------------------------------------------------
Sales Contracts and Loans Receivables                                           $  807.0   $  731.0
Unearned Discounts and Deferred Fees                                               (89.9)     (94.3)
Reserve for Losses on Consumer Finance Receivables                                 (36.0)     (41.7)
                                                                                --------   --------
Consumer Finance Receivables                                                    $  681.1   $  595.0
                                                                                ========   ========
---------------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES [CONTINUED]

Activity in the Reserve for Losses on Consumer Finance Receivables for the years ended December 31, 2000, 1999 and 1998 was:




[Dollars in Millions]                                                               2000       1999       1998
--------------------------------------------------------------------------------------------------------------
Reserve for Losses on Consumer Finance Receivables-Beginning of Year            $   41.7   $   40.1   $   39.5
Provision for Losses on Consumer Finance Receivables                                27.0       23.6       22.7
Consumer Finance Receivables Charged-off                                           (52.2)     (30.3)     (30.9)
Consumer Finance Receivables Recovered                                              19.5        8.3        8.8
                                                                                --------   --------   --------
Reserve for Losses on Consumer Finance Receivables-End of Year                  $   36.0   $   41.7   $   40.1
                                                                                ========   ========   ========
--------------------------------------------------------------------------------------------------------------

Total Consumer Finance Receivables greater than ninety days past due were $4.0 million and $12.6 million at December 31, 2000 and 1999, respectively.

    Investment Certificates and Savings Accounts and their related interest rates at December 31, 2000 and 1999 were:


[Dollars in Millions]                                  2000                                        1999
----------------------------------------------------------------------------------------------------------------------
                                     WEIGHTED                                    WEIGHTED
                                      AVERAGE         RANGE OF                    AVERAGE         RANGE OF
                                INTEREST RATE   INTEREST RATES      AMOUNT  INTEREST RATE   INTEREST RATES      AMOUNT
----------------------------------------------------------------------------------------------------------------------
Investment Certificates                  6.48%       3.75-7.60%  $   646.8           5.60%       3.85-7.95%  $   541.6
Savings Accounts                         5.09        1.00-5.65        56.6           4.65        1.00-5.10        67.2
                                -------------   --------------   ---------  -------------    -------------   ---------
Total                                    6.37%       1.00-7.60%  $   703.4           5.50%       1.00-7.95%  $   608.8
                                =============   ==============   =========  =============    =============   =========
----------------------------------------------------------------------------------------------------------------------

Investment Certificates are generally fixed in maturity. The contractual maturities of Investment Certificates at December 31, 2000 and 1999 were:


[Dollars in Millions]                                                       2000      1999
------------------------------------------------------------------------------------------
Due in One Year or Less                                                 $  412.3  $  387.1
Due After One Year to Three Years                                          168.7      96.8
Due After Three Years to Five Years                                         65.8      57.7
                                                                        --------  --------
Total Investment Certificates                                           $  646.8  $  541.6
                                                                        ========  ========
------------------------------------------------------------------------------------------

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2000, 1999 and 1998 was:


[Dollars in Millions]                                                            2000       1999       1998
-----------------------------------------------------------------------------------------------------------
Property and Casualty Insurance Reserves,
   Net of Reinsurance and Indemnification-Beginning of Year                  $  487.2   $  432.4   $  448.8
Acquired                                                                            -       76.5          -
Incurred related to:
   Current Year                                                                 652.3      525.4      497.9
   Prior Years                                                                   (1.4)     (12.1)     (16.8)
                                                                             --------   --------   --------
Total Incurred                                                                  650.9      513.3      481.1
                                                                             --------   --------   --------
Paid related to:
   Current Year                                                                 402.6      343.9      326.3
   Prior Years                                                                  228.5      191.1      171.2
                                                                             --------   --------   --------
Total Paid                                                                      631.1      535.0      497.5
                                                                             --------   --------   --------
Property and Casualty Insurance Reserves,
   Net of Reinsurance and Indemnification-End of Year                        $  507.0   $  487.2   $  432.4
                                                                             ========   ========   ========
-----------------------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES [CONTINUED]

Reinsurance Recoverables were $26.9 million, $27.5 million and $15.3 million at December 31, 2000, 1999 and 1998, respectively.

     In conjunction with the acquisition of VGI, the Company is partially indemnified for unfavorable loss development on certain loss reserves and the seller is partially indemnified for any related favorable development. At December 31, 2000 and 1999, the Company had receivables of $7.5 million and $5.9 million, respectively, related to the indemnification. Incurred losses are net of the indemnification in these financial statements.

NOTE 8. NOTES PAYABLE

The Company has a $440.0 million unsecured revolving credit agreement with a group of banks which expires in September 2002 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

     At December 31, 2000 and 1999, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheet, of $179.0 million and $111.0 million at weighted-average interest rates of 6.76% and 6.26%, respectively. Other borrowings were $1.0 million and $5.8 million at December 31, 2000 and 1999, respectively. Other borrowings at December 31, 1999 included a mortgage note payable on a property sold by the Company in 2000. The Company paid interest of $12.0 million, $4.3 million and $5.0 million in 2000, 1999 and 1998, respectively.

NOTE 9. SHAREHOLDERS' EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2000.

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

     At December 31, 2000, there are approximately 4.6 million shares of the Company's outstanding common stock that can be repurchased under the outstanding repurchase authorizations of the Company's Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 53.6 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.4 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

     Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and generally accepted accounting principles would not be available for cash dividends, loans or advances. The Company's subsidiaries paid dividends of $188.0 million to the Company in 2000. In 2001, the Company's subsidiaries would be able to pay approximately $189.4 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2000 also includes $364.6 million representing the undistributed earnings of investees.

     The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than generally accepted accounting principles. Estimated Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was $983 million and $907 million at December 31, 2000 and 1999, respectively. Estimated Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was $910 million and $937 million at December 31, 2000 and 1999, respectively. Effective January 1, 2001, the Company's insurance subsidiaries are required to adopt certain statutory accounting changes resulting from the codification of statutory accounting principles. The Company estimates that Statutory Capital and Surplus for its Life and Health Insurance subsidiaries and Property and Casualty Insurance subsidiaries will decrease by approximately $100 million and $220 million due to effects of the statutory accounting changes. Upon adoption, the Company's insurance subsidiaries will continue to have capacity to write additional premiums relative to statutory capital and surplus requirements. Estimated Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $91 million, $85 million and $220 million for 2000, 1999 and 1998, respectively. Estimated Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $6 million, $70 million and $428 million for 2000, 1999 and 1998, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

  On May 14, 1997, the Company's shareholders approved the Unitrin, Inc. 1997 Stock Option Plan (the "1997 Option Plan") covering an aggregate of 4,000,000 shares of Unitrin common stock. Under the 1997 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates ("Participants"). In February 1990, the Company's Board of Directors adopted the Unitrin, Inc. 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 5,000,000 shares of Unitrin common stock. Under the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees of the Company (including employee directors). The Compensation Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 1997 Option Plan or the 1990 Option Plan. The Compensation Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are nontransferable and are exercisable in installments. Only non-qualified stock options have been granted under both the 1997 Option Plan and the 1990 Option Plan.

  To encourage stock ownership by the Company's key employees, both the 1997 Option Plan and the 1990 Option Plan include a provision to automatically grant restorative stock options ("Restorative Options") to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. On May 3, 2000, the Director Plan was amended to add a restorative feature which operates in much the same manner as the restorative feature which is part of both the 1990 Option Plan and the 1997 Option Plan. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

  As of December 31, 2000, options for 80,000 common shares, 2,251,878 common shares and 2,454,607 common shares were outstanding under the Director Plan, 1997 Option Plan and the 1990 Option Plan, respectively, and options for 320,000 common shares and 1,647,246 common shares were available for future grant under the Director Plan and 1997 Option Plan, respectively.

  On November 13, 2000, the Compensation Committee of the Company extended the period of time during which certain Unitrin stock options could be exercised. Options granted between May 1997 and February 2000, with a contractual term of 5 years and an exercise price of $30.8125 or higher that were outstanding as of November 13, 2000, had their contractual terms extended by 5 years. The exercise prices exceeded the market value of the Company's common stock on the date of modification, and accordingly, no compensation expense has been recognized.

  The following table summarizes information about stock options outstanding at December 31, 2000:

                                             OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                           ---------------------------------------------------------  --------------------------------------
                               NUMBER          WEIGHTED-AVERAGE                            NUMBER
RANGE OF                     OUTSTANDING          REMAINING         WEIGHTED-AVERAGE     EXERCISABLE      WEIGHTED-AVERAGE
EXERCISE PRICES              AT YEAR END       CONTRACTUAL LIFE      EXERCISE PRICE      AT YEAR END       EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------------------------
   $15.8750-$29.3125           300,854               3.2                25.5468             300,559             25.5443
-----------------------------------------------------------------------------------------------------------------------------
   $29.3126-$33.5000         1,282,902               7.5                32.0686             520,949             32.0553
-----------------------------------------------------------------------------------------------------------------------------
   $33.5001-$41.8750         3,202,729               5.6                36.3415           2,170,792             36.3681
-----------------------------------------------------------------------------------------------------------------------------

Had the Company accounted for stock options granted in 2000, 1999 and 1998 under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," pro forma net income would have been $84.0 million, $196.8 million and $505.5 million in 2000, 1999 and 1998, respectively, and pro forma net income per share would have been $1.22, $2.70 and $6.49 in 2000, 1999 and 1998, respectively. Pro forma compensation expense in 2000

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [continued]

includes $2.8 million for initial options granted in 2000, $0.8 million for Restorative Options granted in 2000, $4.0 million for modifications made in 2000 and $3.2 million for amortization of expense for grants made prior to 2000.
Pro forma compensation expense in 1999 includes $2.0 million for initial options granted, $2.0 million for new Restorative Options granted and $2.4 million for amortization of expense for grants made prior to 1999. Proforma compensation expense in 1998 includes $1.5 million for initial options granted, $3.2 million for new Restorative Options granted and $3.4 million for amortization of grants make prior to 1998. Under the provisions of SFAS No. 123, the fair value of initial option grants excludes any value attributable to the restorative feature. These pro forma amounts may not be representative of the effects of SFAS No. 123 on pro forma net income for future years because options vest over several years and different levels of awards, including restorative awards, may be granted in future years.

  The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 2000, 1999 and 1998, the expected dividend yield used was 4.26%, 4.29% and 4.39%, respectively. The weighted-average expected volatility used was 20% for options granted in all three years. The weighted-average risk free interest rate used was the average yield on U.S. Treasury securities with a maturity comparable to the expected life of each option. The expected lives of the options ranged between 1 to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.

  A summary of the status of the Company's three stock option plans as of December 31, 2000, 1999 and 1998, and stock option activity for the years then ended is presented below:

                                                                                                            ESTIMATED WEIGHTED-
                                                   NUMBER                                                   AVERAGE FAIR VALUE OF
                                                  OF SHARES   WEIGHTED-AVERAGE        OPTIONS EXERCISABLE      OPTIONS GRANTED
                                                  (NOTE 1)     EXERCISE PRICE             AT YEAR END          DURING THE YEAR
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                  3,825,276         $27.74                 1,044,400
Granted                                           2,445,920          34.40                                           $3.27
Exercised                                        (1,942,730)         28.18
Forfeited                                          (126,002)         29.25
                                                 ----------         ------
Outstanding at December 31, 1998                  4,202,464         $31.37                 2,363,854
Granted                                           2,152,940          36.76                                           $3.76
Exercised                                        (1,542,567)         29.77
Forfeited                                          (112,513)         34.82
                                                 ----------         ------
Outstanding at December 31, 1999                  4,700,324         $34.28                 2,768,853
Granted                                           1,708,349          33.97                                           $3.44
Exercised                                          (877,814)         30.75
Forfeited                                          (744,374)         36.20
                                                 ----------         ------
Outstanding at December 31, 2000                  4,786,485         $34.53                 2,992,300
                                                 ==========         ======
----------------------------------------------------------------------------------------------------------------------------------

Options granted in 2000, 1999 and 1998 include 548,849, 1,071,940 and 1,645,920
Restorative Options, respectively.

NOTE 11. NET INCOME PER SHARE

Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2000, 1999 and 1998 were:

[Dollars and Shares in Millions, Except Per Share Amounts]                       2000       1999       1998
------------------------------------------------------------------------------------------------------------
Net Income                                                                    $  91.0   $  201.0   $  510.8
Dilutive Effect on Net Income from Investees' Equivalent Shares                  (0.3)      (0.5)      (1.2)
                                                                              -------   --------   --------
Net Income Assuming Dilution                                                  $  90.7   $  200.5   $  509.6
                                                                              =======   ========   ========
Weighted-Average Common Shares Outstanding (note 1)                              68.7       72.8       78.0
Dilutive Effect of Unitrin Stock Option Plans                                     0.1        0.3        0.2
                                                                              -------   --------   --------
Weighted-Average Common Shares and
 Equivalent Shares Outstanding Assuming Dilution                                 68.8       73.1       78.2
                                                                              =======   ========   ========
Net Income Per Share (note 1)                                                 $  1.32   $   2.76   $   6.55
                                                                              =======   ========   ========
Net Income Per Share Assuming Dilution (note 1)                               $  1.32   $   2.74   $   6.51
                                                                              =======   ========   ========
-----------------------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  NET INCOME PER SHARE [CONTINUED]

Options outstanding at December 31, 2000, 1999 and 1998 to purchase 3.0 million,
0.8 million and 1.0 million shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2000, 1999 and 1998, respectively, because the exercise price exceeded the average market price.

NOTE 12.  OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) determined in accordance with SFAS No. 130 for the years ended December 31, 2000, 1999 and 1998 was:

[Dollars in Millions]                                                                 2000        1999       1998
-----------------------------------------------------------------------------------------------------------------
Gross Unrealized Holding Gains (Losses) Arising During Year from:
  Fixed Maturities                                                               $    64.2   $  (141.2)  $   27.5
  Equity Securities                                                                  247.4       219.6      (98.8)
  Equity in Other Comprehensive Income (Loss) of Investees                            (6.8)       (2.0)       0.2
                                                                                 ---------   ---------   --------
  Gross Unrealized Holding Gains (Losses) Arising During Year                        304.8        76.4      (71.1)
  Income Tax Benefit (Expense)                                                      (107.0)      (26.9)      25.0
                                                                                 ---------   ---------   --------
  Unrealized Holding Gains (Losses) Arising During Year, Net                         197.8        49.5      (46.1)
                                                                                 ---------   ---------   --------
Reclassification Adjustment for Gross (Gains) Losses
Realized in Net Income:
  Fixed Maturities                                                                    14.1         1.4       (3.7)
  Equity Securities                                                                 (147.0)     (113.0)     (60.7)
                                                                                 ---------   ---------   --------
  Reclassification Adjustment for Gross Gains Realized in Net Income                (132.9)     (111.6)     (64.4)
  Income Tax Expense                                                                  46.5        39.1       22.0
                                                                                 ---------   ---------   --------
  Reclassification Adjustment for Gains Realized in Net Income, Net                  (86.4)      (72.5)     (42.4)
                                                                                 ---------   ---------   --------
Other Comprehensive Income (Loss)                                                $   111.4   $   (23.0)  $  (88.5)
                                                                                 =========   =========   ========
-----------------------------------------------------------------------------------------------------------------

The Company's Investments in Investees are accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of the Company's investments in Investees are excluded from the determination of Total Comprehensive Income and Other Comprehensive Income (Loss) under SFAS No. 130.

NOTE 13.  INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2000, 1999 and 1998 was:

[Dollars in Millions]                                                                    2000      1999      1998
-----------------------------------------------------------------------------------------------------------------
Interest and Dividends on Fixed Maturities                                           $  183.0  $  161.4  $  159.1
Dividends on Equity Securities                                                           12.7      19.6      13.4
Other                                                                                    43.4      37.5      30.7
                                                                                     --------  --------  --------
Investment Income                                                                       239.1     218.5     203.2
Investment Expenses                                                                      16.0      15.5      16.8
                                                                                     --------  --------  --------
Net Investment Income                                                                $  223.1  $  203.0  $  186.4
                                                                                     ========  ========  ========
-----------------------------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME FROM INVESTMENTS [CONTINUED]

The components of Net Gains on Sales of Investments for the years ended December 31, 2000, 1999 and 1998 were:





[Dollars in Millions]                                              2000       1999       1998
---------------------------------------------------------------------------------------------
Fixed Maturities:
   Gains                                                       $    0.5   $    0.1   $    4.1
   Losses                                                         (10.9)      (1.5)      (0.4)
Equity Securities:
   Gains                                                          148.4      113.0       61.4
   Losses                                                          (1.4)         -       (0.7)
Investee:
   Gains                                                              -          -      487.4
   Losses                                                          (0.7)         -          -
Subsidiary:
   Gains (note 3)                                                   4.7          -          -
Other Investments:
   Gains                                                              -        2.3        5.6
   Losses                                                          (0.1)      (0.2)         -
                                                               --------   --------   --------
Net Gains on Sales of Investments                              $  140.5   $  113.7   $  557.4
                                                               ========   ========   ========
---------------------------------------------------------------------------------------------

Net Gains on Sales of Investments in Equity Securities includes gains of $142.4 and $112.7 million for 2000 and 1999, respectively, resulting from sales of a portion of the Company's investment in Baker Hughes common stock.

     Net Gains on Sales of Investments in Equity Securities for 1998 includes gains resulting primarily from the redemption of the Company's investment in Navistar International Corporation $6.00 Cumulative Convertible preferred stock and the disposition of the Company's investment in ITT Corporation common stock. In August 1998, the Company exchanged its investment in its investee, Western Atlas, for common stock in Baker Hughes upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Net Gains on Sales of Investments in Investees for 1998 includes a gain of $487.4 million resulting from this transaction.

NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2000, 1999 and 1998 were:

[Dollars in Millions]                                              2000       1999       1998
---------------------------------------------------------------------------------------------
Commissions                                                    $  313.5   $  292.6   $  245.1
General Expenses                                                  267.3      244.4      230.9
Taxes, Licenses and Fees                                           31.8       29.6       24.6
                                                               --------   --------   --------
Total Costs Incurred                                              612.6      566.6      500.6
                                                               --------   --------   --------
Policy Acquisition Costs:
   Deferred                                                      (175.3)    (156.1)    (142.2)
   Amortized                                                      172.2      163.1      149.3
                                                               --------   --------   --------
   Net Policy Acquisition Costs Amortized (Deferred)               (3.1)       7.0        7.1
                                                               --------   --------   --------
Insurance Expenses                                             $  609.5   $  573.6   $  507.7
                                                               ========   ========   ========
---------------------------------------------------------------------------------------------

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. WRITE-DOWN OF THE CARRYING VALUE OF INTERNAL USE SOFTWARE

In accordance with Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company is required to capitalize qualifying computer software costs incurred internally and externally during the application development stage. In 1997, a Company subsidiary entered into an agreement (the "Agreement") with TenFold Corporation ("TenFold") to develop an integrated software application ("PowerPAC") for Unitrin's Property and Casualty Insurance segment. Under the terms of the Agreement, as amended, TenFold was required to complete and deliver a PowerPAC system that satisfied all contractual requirements by September 1, 2000. TenFold did not deliver PowerPAC by the required deadline. The Company notified TenFold on September 14, 2000 that it considers TenFold to be in material breach of the Agreement and, pursuant to its express terms, has requested that TenFold refund to the Company all amounts it has paid to TenFold for the PowerPAC project, totaling approximately $13.3 million. To date, TenFold has refused to issue such a refund and has denied that the Company has a basis for terminating the Agreement. The parties were unable to resolve the matter through non-binding mediation. The terms of the Agreement call for binding arbitration as the exclusive means of dispute resolution, and such arbitration is currently in process.

     Accordingly, Interest and Other Expenses for 2000 includes a $12.3 million before-tax charge primarily to write off internal payroll costs previously capitalized under SOP No. 98-1.

NOTE 16. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 2000 and 1999 were:


[Dollars in Millions]                                                                 2000      1999
----------------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Insurance Reserves                                                              $   53.5  $   52.0
  Unearned Premium Reserves                                                           25.0      25.1
  Tax Capitalization of Policy Acquisition Costs                                      57.4      62.8
  Fixed Maturities                                                                       -      16.4
  Reserve for Losses on Consumer Finance Receivables                                  12.9      10.7
  Postretirement Benefits Other Than Pensions                                         29.6      29.8
  Other                                                                               22.5      20.1
                                                                                  --------  --------
    Total Deferred Tax Assets                                                        200.9     216.9
                                                                                  --------  --------
Deferred Tax Liabilities:
  Deferred Policy Acquisition Costs                                                  113.2     110.9
  Fixed Maturities                                                                     4.7         -
  Equity Securities                                                                   61.1     134.7
  Investments in Investees                                                           204.9     181.5
  Pension Asset                                                                       18.8      20.2
  Other                                                                                8.7       6.4
                                                                                  --------  --------
    Total Deferred Tax Liability                                                     411.4     453.7
                                                                                  --------  --------
    Net Deferred Tax Liability                                                       210.5     236.8
    Current Tax Liability                                                             37.6      14.3
                                                                                  --------  --------
    Accrued and Deferred Income Taxes                                             $  248.1  $  251.1
                                                                                  ========  ========
----------------------------------------------------------------------------------------------------

A deferred tax asset valuation allowance was not required at December 31, 2000 and 1999. Income taxes paid were $117.0 million, $208.5 million and $54.6 million in 2000, 1999 and 1998, respectively.

     The Company has not provided Federal income taxes on a portion of the Company's life insurance subsidiaries' income earned prior to 1984 which is not subject to Federal income taxes under certain circumstances. Federal income taxes would be paid on the amount of such income, approximately $192 million, if it is distributed to shareholders in the future or if it does not continue to meet certain limitations.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. INCOME TAXES [CONTINUED]

Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 2000, 1999 and 1998 was:


[Dollars in Millions]                                                          2000       1999       1998
---------------------------------------------------------------------------------------------------------
Income Tax Expense                                                         $   54.4   $   77.9   $  238.6
Equity in Net Income (Loss) of Investees                                       (4.7)      21.8       32.7
Equity in Other Comprehensive Income (Loss) of Investees                       (2.4)      (0.7)         -
Unrealized Appreciation (Depreciation) on Securities                           62.8      (11.4)     (47.1)
Effect on Paid-in Capital from Exercise of Stock Options                       (1.9)      (4.2)      (3.7)
                                                                           --------   --------   --------
Comprehensive Income Tax Expense                                           $  108.2   $   83.4   $  220.5
                                                                           ========   ========   ========
---------------------------------------------------------------------------------------------------------

The components of Income Tax Expense for the years ended December 31, 2000, 1999 and 1998 were:


[Dollars in Millions]                                           2000        1999       1998
-------------------------------------------------------------------------------------------
Current Tax Expense                                         $  142.2   $   205.0   $   47.7
Deferred Tax Expense (Benefit)                                 (87.8)     (127.1)     190.9
                                                            --------   ---------   --------
Income Tax Expense                                          $   54.4   $    77.9   $  238.6
                                                            ========   =========   ========
-------------------------------------------------------------------------------------------

Components of the effective income tax rate on pre-tax income for the years ended December 31, 2000, 1999 and 1998 were:


                                                                                    2000       1999       1998
--------------------------------------------------------------------------------------------------------------
Statutory Federal Income Tax Rate                                                   35.0%      35.0%      35.0%
Tax-exempt Income                                                                   (3.0)      (2.7)      (0.7)
State Income Taxes                                                                   2.3        1.1        0.2
Amortization of Cost in Excess of Net Assets of Purchased Businesses                 1.1        0.6        0.2
Other, Net                                                                           0.3       (1.1)         -
                                                                                    ----       ----       ----
Effective Income Tax Rate                                                           35.7%      32.9%      34.7%
                                                                                    ====       ====       ====
--------------------------------------------------------------------------------------------------------------

For the years ended December 31, 2000, 1999 and 1998, the Company filed or will file a consolidated Federal income tax return with all of its subsidiaries except for Reliable and its subsidiaries, and NationalCare and its subsidiaries.

     On September 27, 1999, Fireside Securities Corporation ("Fireside"), a subsidiary of Unitrin, received Notices of Proposed Adjustment to its California franchise tax returns from the State of California Franchise Tax Board (the "FTB") in the amount of $7.5 million for 1992 and $8.3 million for 1993, excluding interest. The FTB is asserting that Fireside and Unitrin and its insurance company subsidiaries are members of a single unitary group. The FTB's assertion has the effect of taxing the inter-company dividends from the insurance company subsidiaries to Unitrin, but excluding the apportionment factors of the insurance company subsidiaries in determining the income taxable in California. The Company believes that it has a number of meritorious defenses to the FTB's assertion and intends to vigorously contest the proposed adjustments. Accordingly, on November 23, 1999, Fireside filed a formal protest with the FTB. However, the ultimate outcome of this matter cannot presently be predicted. Accordingly, the assessments did not have an impact on the results of operations for 2000 and 1999.

     On June 29, 2000, Unitrin was notified by the FTB that the tax returns for tax years 1995 and 1996 may be examined for the same issue pending the outcome of the 1992 and 1993 protest. This notification did not have an impact on the results of operations for 2000.

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [continued]

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

  Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the Years Ended December 31, 2000 and 1999 were:

                                                                                                  POSTRETIREMENT BENEFITS
                                                                   PENSION BENEFITS                 OTHER THAN PENSIONS
                                                             ------------------------------------------------------------------
[Dollars in Millions]                                              2000              1999                2000              1999
-------------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year               $    286.3      $      288.2   $               -      $          -
Actual Return on Plan Assets                                       20.1               9.3                   -                 -
Contributions by the Company                                          -                 -                 5.3               5.2
Contributions by Plan Participants                                  1.4               1.2                 0.8               0.8
Benefits Paid                                                     (14.2)            (12.4)               (6.1)             (6.0)
                                                             ----------      ------------   -----------------      ------------
Fair Value of Plan Assets at End of Year                     $    293.6      $      286.3   $               -      $          -
                                                             ----------      ------------   -----------------      ------------
Projected Benefit Obligations at Beginning of Year           $    214.1      $      216.8   $            75.8      $       70.6
Service Cost Benefits Earned During the Year                       10.2              11.2                 0.8               5.3
Interest Cost on Projected Benefit Obligations                     14.8              14.2                 4.9               5.0
Contributions by Plan Participants                                  1.4               1.2                 0.8               0.8
Benefits Paid                                                     (14.2)            (12.4)               (6.1)             (6.0)
Actuarial (Gains) Losses                                            2.9             (16.9)               (3.0)              0.1
                                                             ----------      ------------   -----------------      ------------
Projected Benefit Obligations at End of Year                 $    229.2      $      214.1   $            73.2      $       75.8
                                                             ----------      ------------   -----------------      ------------
Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations                                         $     64.4      $       72.2   $           (73.2)     $      (75.8)
                                                             ==========      ============   =================      ============
Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations:
 Amounts Recognized in the Balance Sheet:
  Prepaid (Accrued) Benefit Cost                             $     51.6      $       55.9   $           (84.1)     $      (84.6)
 Amounts not Recognized in the Balance Sheet:
  Unrecognized Net Actuarial Gain                                  12.3              14.0                10.9               8.8
  Unrecognized Net Asset at Adoption,
    Net of Amortization                                             0.5               2.3                   -                 -
                                                             ----------      ------------   -----------------      ------------
Plan Assets in Excess (Deficit) of Projected
 Benefit Obligations                                         $     64.4      $       72.2   $           (73.2)     $      (75.8)
                                                             ==========      =============  =================      ============
-------------------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2000 was 8.4 percent in 2000, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 1999 was 9.0 percent in 1999, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.

  A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 2000 by approximately $5.9 million and 2000 postretirement expense by $0.5 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 2000 by approximately $5.2 million and 2000 Postretirement expense by approximately $0.5 million.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The components of Pension Expense for the years ended December 31, 2000, 1999 and 1998 were:

[Dollars in Millions]                                                                  2000                1999                1998
-----------------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                               $           10.2     $          11.2     $           7.9
Interest Cost on Projected Benefit Obligation                                          14.8                14.2                10.9
Expected Return on Plan Assets                                                        (18.7)              (18.2)              (15.0)
Net Amortization and Deferral                                                          (2.1)               (1.8)               (1.8)
                                                                           ----------------     ---------------     ---------------
Pension Expense                                                            $            4.2     $           5.4     $           2.0
                                                                           ================     ===============     ===============
-----------------------------------------------------------------------------------------------------------------------------------
The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2000, 1999 and 1998 were:

[Dollars in Millions]                                                                  2000                1999                1998
-----------------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                               $            0.8     $           5.3     $           0.3
Interest Cost on Projected Benefit Obligation                                           4.9                 5.0                 4.3
Net Amortization and Deferral                                                          (0.9)                0.1                (0.8)
                                                                           ----------------     ---------------     ---------------
Postretirement Benefits Other than Pensions Expense                        $            4.8     $          10.4     $           3.8
                                                                           ================     ===============     ===============
-----------------------------------------------------------------------------------------------------------------------------------
The actuarial assumptions used to develop both the components of Pension Expense and Postretirement Benefits Other than Pensions Expense for the years ended
December 31, 2000, 1999 and 1998 were:
                                                                                       2000                1999                1998
-----------------------------------------------------------------------------------------------------------------------------------
Discount Rate                                                                          7.25%               6.50%               7.00%
Rate of Increase in Future Compensation Levels                                         4.00                4.00                4.00
Expected Long-term Rate of Return on Plan Assets                                       6.50                6.50                6.50
-----------------------------------------------------------------------------------------------------------------------------------

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions of $4.2 million, $5.5 million and $2.1 million in 2000, 1999 and 1998, respectively.

NOTE 18. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. All of the Company's revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2. Income taxes have not been allocated to the respective segments. Capital expenditures for long-lived assets by the operating segments were immaterial. Insurance provided in the Property and Casualty Insurance segment consists of automobile, homeowners, motorcycle, watercraft, fire, casualty, workers compensation and other related lines and is sold by independent agents. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company's Life and Health Insurance employee-agents also market certain property insurance products under common management. The Company includes the results of those property insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of used automobiles and offers thrift products in the form of investment certificates and savings accounts. On January 3, 2000, the Company established a new business unit to market personal automobile insurance through direct mail, radio and television advertising and over the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company ("Unitrin Direct"), and is managed and reported as a separate business segment. During 2000, Unitrin Direct incurred various start-up costs. Revenues for Unitrin Direct were insignificant.

  It is the Company's management practice to allocate certain corporate expenses to its operating units. The Company considers the management of its investment in Baker Hughes common stock to be a corporate responsibility and excludes dividend income from this investment from operating segments. However, the Company reports its investment in Baker Hughes in its Operating Segment Assets.

  The Property and Casualty Insurance segment recorded amortization of Deferred Policy Acquisition Costs ("DPAC") of $103.9 million, $88.8 million and $98.8 million, for the years ended December 31, 2000, 1999 and 1998, respectively. The Life and Health Insurance segment recorded amortization of DPAC of $68.3 million, $74.2 million and $50.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. BUSINESS SEGMENTS [continued]

Segment Revenues, Operating Profit and Assets for the years ended December 31, 2000, 1999 and 1998 were:

[Dollars in Millions]                                2000             1999          1998
----------------------------------------------------------------------------------------
SEGMENT REVENUES
Property and Casualty Insurance                  $  825.2         $  707.1      $  691.8
Life and Health Insurance                           863.4            878.0         723.1
Consumer Finance                                    141.7            123.6         113.8
Unitrin Direct                                          -                -             -
                                                 --------         --------      --------
Total Segment Revenues                            1,830.3          1,708.7       1,528.7
                                                 --------         --------      --------
Net Gains on Sales of Investments                   140.5            113.7         557.4
Corporate and Other                                 (17.6)            (8.8)         (0.2)
                                                 --------         --------      --------
Total Revenues                                   $1,953.2         $1,813.6      $2,085.9
                                                 ========         ========      ========
SEGMENT OPERATING PROFIT (LOSS)
Property and Casualty Insurance                  $  (28.7)        $   20.2      $   44.8
Life and Health Insurance                            65.0             97.4          71.1
Consumer Finance                                     26.0             24.1          20.1
Unitrin Direct                                       (6.1)               -             -
                                                 --------         --------      --------
Total Segment Operating Profit                       56.2            141.7         136.0
                                                 --------         --------      --------
Net Gains on Sales of Investments                   140.5            113.7         557.4
Corporate and Other                                 (44.5)           (18.4)         (6.3)
                                                 --------         --------      --------
Income before Income Taxes and Equity in
 Net Income (Loss) of Investees                  $  152.2         $  237.0      $  687.1
                                                 ========         ========      ========
SEGMENT ASSETS
Property and Casualty Insurance                  $1,545.3         $1,562.7
Life and Health Insurance                         3,683.9          3,524.3
Consumer Finance                                    848.6            715.0
Unitrin Direct                                          -                -
Corporate and Other                                  87.0            132.8
                                                 --------         --------
Total Assets                                     $6,164.8         $5,934.8
                                                 ========         ========
----------------------------------------------------------------------------------------

NOTE 19. REINSURANCE

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

  Premiums on short-duration policies assumed were $103.0 million, $96.1 million and $81.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Premiums on long-duration policies assumed were not material for the years ended December 31, 2000, 1999 and 1998. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 2000, 1999 and 1998.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. CONTINGENCIES

In October 1999, the Florida Department of Insurance filed and served a subpoena upon the Company's subsidiary, United Insurance Company of America ("United"), in connection with that Department's investigation into the sale and servicing of industrial life insurance and small face amount life insurance policies in the State of Florida. Subsequently, on December 15, 1999, a purported nationwide class action lawsuit was filed against United in the United States District Court for the Middle District of Florida (Wilson, et al. v. United Insurance Company of America), on behalf of "all African-American persons who have (or have had at the time of the Policy's termination), an ownership interest in one or more Industrial Life Insurance Policies issued, serviced, administered or purchased from United...." Plaintiffs allege discrimination in premium rates in violation of 42 U.S.C. (S)1981 in addition to various state law claims. Unspecified compensatory and punitive damages are sought together with equitable relief. United filed a motion to dismiss the lawsuit on March 14, 2000. The Company has determined that United and its other career agency life insurance subsidiaries have in force insurance policies in which race was used as an underwriting factor in pricing or benefits; however, to the best of the Company's knowledge, all such practices ceased 30 or more years ago with regard to newly-issued policies. At least fourteen similar lawsuits have been filed in other jurisdictions against the Company and/or its career agency life insurance subsidiaries. On December 6, 2000, the Judicial Panel on Multi-district Litigation ordered that the majority of these lawsuits be consolidated for pretrial purposes in the United States District Court for the Eastern District of Louisiana. The Company expects that the remaining lawsuits will also be consolidated into the multidistrict proceeding in Louisiana. The Company believes that it and its subsidiaries have meritorious defenses in these matters; nonetheless, the Company continues to engage in settlement discussions with plaintiffs' counsel and representatives of various insurance departments. On July 17, 2000 the Florida Department of Insurance issued orders to more than two dozen life insurers, including United and the Company's other career agency subsidiaries, to cease collecting a portion of the premiums on certain industrial life policies attributable to past race-distinct underwriting practices. These subsidiaries have appealed the orders directed at them, and accordingly, the orders have been stayed pending further proceedings. In the second quarter of 2000, the Company recorded an after-tax charge of $32.4 million for its estimated cost to ultimately settle these matters. Actual costs may differ from this estimate. However, the Company believes that such difference will not have a material adverse effect on the Company's financial position, but could have a material adverse effect on the Company's results for a given period.

  The Company and its subsidiaries are defendants in various other legal actions incidental to their businesses; some of these actions seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. In addition, the plaintiffs in certain of these suits seek class action status which, if granted, could expose the Company to potentially significant liability by virtue of the size of the purported classes. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular legal action, the Company and its subsidiaries believe that there are meritorious defenses to these legal actions and are defending them vigorously. The Company believes that resolution of these other matters will not have a material adverse effect on the Company's financial position.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

[Dollars in Millions, Except Per Share Amounts]                                  THREE MONTHS ENDED
                                                     ---------------------------------------------------------------------------
                                                        MARCH 31,     JUNE 30,               SEPT. 30,      DEC. 31,       TOTAL
--------------------------------------------------------------------------------------------------------------------------------
2000
Premiums and Consumer Finance Revenues               $      389.2  $     398.3       $           400.2   $     401.9  $  1,589.6
Net Investment Income                                        53.9         55.5                    58.1          55.6       223.1
Net Gains on Sales of Investments                            36.5         58.9                    37.8           7.3       140.5
                                                     ------------  -----------       -----------------   -----------  ----------
Total Revenues                                       $      479.6  $     512.7       $           496.1   $     464.8  $  1,953.2
                                                     ============  ===========       =================   ===========  ==========
Net Income (Loss):
  From Operations                                    $        7.6  $     (26.4)      $            13.0   $      12.5  $      6.7
  From Investees' Before
    One-Time Items                                           11.0         13.7                    14.0          11.0        49.7
  From Investees' One-Time Items                                -            -                   (56.5)            -       (56.5)
  From Sales of Investments                                  23.3         38.2                    25.2           4.4        91.1
                                                     ------------  -----------       -----------------   -----------  ----------
Total Net Income                                     $       41.9  $      25.5       $            (4.3)  $      27.9  $     91.0
                                                     ============  ===========       =================   ===========  ==========
Net Income (Loss) Per Share(A)                       $       0.60  $      0.37       $           (0.06)  $      0.41  $     1.32
                                                     ============  ===========       =================   ===========  ==========
Net Income (Loss) Per Share
  Assuming Dilution(A)                               $       0.60  $      0.37       $           (0.07)  $      0.41  $     1.32
                                                     ============  ===========       =================   ===========  ==========
Dividends Paid to Common Shareholders
  (per share)                                        $      0.375  $     0.375       $           0.375   $     0.375  $     1.50
                                                     ============  ===========       =================   ===========  ==========
Common Stock Market Prices:
  High                                                   39 3/4         39 3/4                32 1/4         41 1/8      41 1/8
  Low                                                    30 11/16       29 3/8                27 3/16        29 9/16     27 3/16
  Close                                                  39 3/4         29 3/8                31 11/16       40 5/8      40 5/8

1999
Premiums and Consumer Finance Revenues               $      353.3  $     358.1       $           392.5   $     393.0  $  1,496.9
Net Investment Income                                        49.8         50.7                    50.6          51.9       203.0
Net Gains on Sales of Investments                            24.3         15.1                    54.6          19.7       113.7
                                                     ------------  -----------       -----------------   -----------  ----------
Total Revenues                                       $      427.4  $     423.9       $           497.7   $     464.6  $  1,813.6
                                                     ============  ===========       =================   ===========  ==========
Net Income:
  From Operations                                    $       20.1  $      15.0       $            17.5   $      33.5  $     86.1
  From Investees' Before
    One-Time Items                                           16.3         12.0                    13.0          13.0        54.3
  From Investees' One-Time Items                                -            -                   (13.9)          1.5       (12.4)
  From Sales of Investments                                  15.8          9.5                    35.1          12.6        73.0
                                                     ------------  -----------       -----------------   -----------  ----------
Total Net Income                                     $       52.2  $      36.5       $            51.7   $      60.6  $    201.0
                                                     ============  ===========       =================   ===========  ==========
Net Income Per Share(A)                              $       0.70  $      0.50       $            0.71   $      0.84  $     2.76
                                                     ============  ===========       =================   ===========  ==========
Net Income Per Share Assuming Dilution(A)            $       0.70  $      0.50       $            0.71   $      0.84  $     2.74
                                                     ============  ===========       =================   ===========  ==========
Dividends Paid to Common Shareholders
  (per share)                                        $      0.350  $     0.350       $           0.350   $     0.350  $     1.40
                                                     ============  ===========       =================   ===========  ==========
Common Stock Market Prices:
  High                                                   37 47/64       41                      42 3/8        39          42 3/8
  Low                                                    30 13/16       30 1/2                  34 3/4        30 7/8      30 1/2
  Close                                                  31 1/4         41                      34 3/4        37 5/8      37 5/8

(A) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted average shares and equivalent shares outstanding for each of the periods presented.