Form 10-K405, Exhibit 13
period 2000-12-31
UNITRIN INC
filed 2001-02-01
CIK 860748

                                                                    EXHIBIT 13.2


                      MANAGEMENT DISCUSSION AND ANALYSIS
                                      OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This Exhibit 13.2 contains Unitrin, Inc.'s Management Discussion and Analysis of Financial Condition and Results of Operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

PROPERTY AND CASUALTY INSURANCE
                                                         -------------------------------
[Dollars in Millions]                                         2000       1999       1998
----------------------------------------------------------------------------------------
Personal Lines Premiums:
   Automobile                                             $  393.6   $  339.2   $  346.7
   Homeowners                                                 70.9       67.4       67.9
   Other                                                      11.2       11.1       12.3
Commercial Lines Premiums:
   Property and Commercial Liability                         130.4      114.9       90.7
   Automobile                                                104.7       85.7       91.9
   Other                                                      55.1       41.8       38.8
                                                          --------   --------   --------
Total Premiums                                               765.9      660.1      648.3
Net Investment Income                                         59.3       47.0       43.5
                                                          --------   --------   --------
Total Revenues                                            $  825.2   $  707.1   $  691.8
                                                          ========   ========   ========
Operating Profit (Loss)                                   $  (28.7)  $   20.2   $   44.8
                                                          ========   ========   ========
GAAP Incurred Loss Ratio (excluding Storms)                   71.9%      65.3%      61.9%
GAAP Incurred Storm Loss Ratio                                 8.6        7.8        8.4
Total GAAP Incurred Loss Ratio                                80.5       73.1       70.3
GAAP Combined Ratio                                          111.5      104.0       99.8
----------------------------------------------------------------------------------------

Premiums in the Property and Casualty Insurance segment increased by $105.8 million in 2000. Premiums increased by $65.1 million due to the inclusion of a full year of premiums resulting from the June 17, 1999 acquisition of the Valley Group, Inc. ("VGI"). Excluding the effects of the VGI acquisition, premiums increased by $40.7 million due primarily to higher volume of workers compensation and commercial automobile insurance. Net Investment Income increased by $12.3 million due to the VGI acquisition and higher yields on fixed maturity securities.

     Operating Profit in the Property and Casualty Insurance segment decreased by $48.9 million in 2000 due primarily to lower margins resulting from inadequate pricing and higher severity and frequency of losses principally in workers compensation and general liability insurance lines, as well as higher storm losses in homeowners insurance. Storm losses were $66.0 million, or an increase of $13.5 million from 1999. Rate actions initiated during 2000 will not be fully realized until 2001. The Company is continuing to implement certain rate increases, subject to regulatory approvals.

     Premiums in the Property and Casualty Insurance segment increased by $11.8 million in 1999. Premiums increased $88.1 million due to the June 1999 acquisition of VGI. Excluding the VGI acquisition, premiums decreased $76.3 million due primarily to lower volume of automobile and homeowners insurance. Net Investment Income in the Property and Casualty Insurance segment increased by $3.5 million in 1999 due primarily to the acquisition of VGI.

     Operating Profit decreased by $24.6 million in 1999 due primarily to the effects of the lower premium, higher severity and frequency of losses and the acquisition of VGI, partially offset by lower expense related to Year 2000 remediation projects. The GAAP Incurred Storm Loss Ratio decreased in 1999 due primarily to the effects of premiums resulting from the acquisition of VGI.

     On March 1, 2000, Valley Insurance Company, a subsidiary of VGI, completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America (See Note 3 to the Consolidated Financial Statements). Results for the Property and Casualty Insurance segment in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.


LIFE AND HEALTH INSURANCE
                                              ----------------------------
[Dollars in Millions]                             2000      1999      1998
--------------------------------------------------------------------------
Life Insurance Premiums                       $  406.4  $  412.6  $  376.0
Accident and Health Insurance Premiums           190.4     218.6     135.5
Property Insurance Premiums                       85.2      82.0      68.5
                                              --------  --------  --------
Total Premiums                                   682.0     713.2     580.0
Net Investment Income                            181.4     164.8     143.1
                                              --------  --------  --------
Total Revenues                                $  863.4  $  878.0  $  723.1
                                              ========  ========  ========
Operating Profit                              $   65.0  $   97.4  $   71.1
                                              ========  ========  ========
--------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

LIFE AND HEALTH INSURANCE [CONTINUED]

Premiums in the Life and Health Insurance segment decreased by $31.2 million in 2000, compared to the same period in 1999 due primarily to the sale of The Pyramid Life Insurance Company ("Pyramid") and lower volume attributable to the Company's exit from certain markets. Net Investment Income in the Life and Health Insurance segment increased by $16.6 million in 2000 due primarily to higher average levels of investments and higher yields on investments.

     Results for the Life and Health Insurance segment included a pre-tax charge of $48.8 million in 2000 for the Company's estimate of the cost to ultimately settle certain matters initially arising from the investigation by the Florida Department of Insurance into the sale and servicing of industrial life insurance (See Note 20 to the Consolidated Financial Statements). Excluding the estimated settlement cost, Operating Profit in the Life and Health Insurance segment increased by $16.4 million in 2000 due primarily to the higher net investment income and lower general expenses, partially offset by the inclusion of $5.6 million of income in 1999 resulting from a change in actuarial estimate of life and health insurance reserves due to the conversion to a new actuarial system (See Note 2 to the Consolidated Financial Statements).

     Premiums in the Life and Health Insurance segment increased by $133.2 million in 1999 due primarily to the inclusion of a full year of premiums resulting from the 1998 acquisition of The Reliable Life Insurance Company ("Reliable Life") and the September 1998 acquisition of Reserve National Insurance Company ("Reserve National") and its parent NationalCare Insurance Company, partially offset by lower other premium volume partially attributable to the Company's exit from certain markets. Net Investment Income in the Life and Health Insurance segment increased by $21.7 million in 1999 due primarily to the acquisitions of Reliable Life and Reserve National.

     Operating Profit in the Life and Health Insurance segment increased by $26.3 million in 1999 due primarily to the acquisitions of Reliable Life and Reserve National and income of $5.6 million resulting from a change in the Company's actuarial estimate of life and health insurance reserves due to the conversion to a new actuarial system (See Note 2 to the Consolidated Financial Statements).

     On July 26, 2000, United Insurance Company of America ("United"), a subsidiary of the Company, completed the sale of United's subsidiary, The Pyramid Life Insurance Company ("Pyramid") to Ceres Group, Inc. (See Note 3 to the Consolidated Financial Statements). Premiums for Pyramid included in the Company's results in 2000, 1999 and 1998 were $37.9 million, $63.6 million and $62.9 million, respectively.

CONSUMER FINANCE
                                                                                -------------------------------
[Dollars in Millions]                                                                2000       1999       1998
---------------------------------------------------------------------------------------------------------------
Interest, Loan Fees and Earned Discounts                                         $  128.6   $  116.2   $  106.3
Net Investment Income                                                                 8.3        5.5        5.6
Other Revenues                                                                        4.8        1.9        1.9
                                                                                 --------   --------   --------
Total Revenues                                                                      141.7      123.6      113.8
                                                                                 --------   --------   --------
Provision for Losses on Consumer Finance Receivables                                 27.0       23.6       22.7
Interest Expense on Investment Certificates and Savings Accounts                     39.2       30.5       30.0
General and Administrative Expenses                                                  49.5       45.4       41.0
                                                                                 --------   --------   --------
Operating Profit                                                                 $   26.0   $   24.1   $   20.1
                                                                                 ========   ========   ========

Consumer Finance Loan Originations                                               $  472.8   $  408.9   $  316.6

Percentage of Consumer Finance Receivables
   Greater than Ninety Days Past Due                                                  0.6%       1.7%       1.8%
Ratio of Reserve for Losses on Consumer Finance Receivables
   to Gross Consumer Finance Receivables                                              5.0        5.7        6.0
Weighted-Average Yield on Investment Certificates and Savings Accounts                6.4        5.6        5.3
---------------------------------------------------------------------------------------------------------------

Consumer Finance Revenues increased by $18.1 million in 2000 due primarily to the higher level of loans outstanding. Operating Profit in the Consumer Finance segment increased by $1.9 million as the additional revenues were partially offset by increased interest expense on deposits. The percentage of Consumer Finance Receivables greater than ninety days past due decreased in 2000 due primarily to the charge-off of certain classes of higher risk loans.

     Consumer Finance Revenues increased by $9.8 million in 1999 due primarily to a higher level of loans outstanding. Operating Profit in the Consumer Finance segment increased by $4.0 million due primarily to the higher level of loans outstanding and higher yields on loans, partially offset by higher interest rates on deposits.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

UNITRIN DIRECT

On January 3, 2000, the Company established a new business unit to market personal automobile insurance through direct mail, radio and television advertising and over the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company ("Unitrin Direct"), and is managed and reported as a separate business segment. During 2000, Unitrin Direct incurred start-up related costs of $6.1 million. The Company anticipates that Unitrin Direct will continue to incur various expansion costs related to refining products and product rates, developing advertising and marketing materials, and entering new states of operation. Unitrin Direct had an insignificant amount of revenue in 2000 relative to expenses, and it is expected that it will produce operating losses for at least the next few years.

INVESTEES

Unitrin's investment portfolio at December 31, 2000 included equity securities accounted for by the equity method of accounting ("investees"): Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton"), and UNOVA, Inc. ("UNOVA"). Each of the investee companies is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. These securities are held for investment purposes as part of the investment portfolios of Unitrin and its insurance subsidiaries. The fair value of Unitrin's Investments in Investees was $1,245.7 million at December 31, 2000 compared to an asset carrying value of $620.0 million under the equity method of accounting.

     Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent and sufficiently timely publicly-available financial reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported (See Note 2 to the Consolidated Financial Statements).

     At December 31, 2000, Unitrin owned approximately 43.8% of Curtiss-Wright's common stock. Curtiss-Wright stated in its 1999 annual report to shareholders that it "is a diversified multi-national manufacturing and service concern that designs, manufactures and overhauls precision components and systems and provides highly engineered services to the aerospace, defense, automotive, shipbuilding, oil, petrochemical, agricultural equipment, railroad, power generation and metal industries."

     At December 31, 2000, Unitrin owned approximately 27.8% of Litton's common stock. Litton stated in its 2000 annual report to shareholders that "The Company's businesses are reported in four business segments: Advanced Electronics, Information Systems, Ship Systems, and Electronic Components and Materials," that it "designs, builds and overhauls surface ships for government and commercial customers worldwide" and that it is "a prime contractor to the U.S. government for information technology and provides specialized IT services to commercial customers and government customers in local/foreign jurisdictions."

     At December 31, 2000, Unitrin owned approximately 22.5% of UNOVA's common stock. UNOVA stated in its December 31, 1999 annual report on Form 10-K that it is "an industrial technologies company providing global customers with solutions for improving their efficiency and productivity," that its industrial automation systems business segment "includes integrated manufacturing systems, metal-cutting and composite production systems, body welding and assembly systems, precision grinding and abrasive operations and stand-alone machine tools, primarily serving the worldwide automotive, off-road vehicle, diesel engine and aerospace manufacturing industries," and that its automated data systems business segment "comprises automated data collection, network and mobile computing products and services, principally serving the industrial market."

     Unitrin's Equity in Net Income (Loss) of Investees was a loss of $6.8 million, income of $41.9 million and income of $62.3 million in 2000, 1999 and 1998, respectively. On June 20, 2000, the fair value of Unitrin's investment in UNOVA declined below Unitrin's carrying value of its investment in UNOVA. During the third quarter of 2000, Unitrin determined that the decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin recorded an after-tax loss of $60.7 million in the third quarter of 2000 to reduce the carrying value of its investment in UNOVA to its estimated realizable value. The realizable value was estimated using the market price of UNOVA and other factors. The loss is being allocated to Unitrin's proportionate share of UNOVA's non-current assets. Subsequent to this write-down, Unitrin's reported equity in the net income of UNOVA will differ from Unitrin's proportionate share of UNOVA's reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. Subsequent to the write-down, the market price of UNOVA has declined below the market price used to calculate the write-down. The Company believes that such decline does not qualify as an other than temporary decline under applicable accounting standards. Accordingly, no further write-down has been recorded. Additionally, Unitrin recorded an after-tax gain of $4.2 million in 2000 for its proportionate share of UNOVA's gain from the sale of a business less certain severance charges. Equity in Net Income of Investees for 1999 included a loss of $14.4 million resulting from Unitrin's proportionate share of Litton's charges primarily related to costs to exit its mainframe outsourcing and professional services businesses, the consolidation of certain manufacturing facilities and the effect of its voluntary settlement agreement with the United States Attorney's office relating to foreign sales consultants. Equity in Net Income of Investees for 1999 includes a gain of $2.0 million resulting from Unitrin's proportionate share of Curtiss-Wright's recovery from an insurer for certain environmental remediation costs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                    OF OPERATIONS AND FINANCIAL CONDITION

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

     Based on the carrying value of Unitrin's investment in Litton on December 31, 2000, Unitrin expects that it will recognize an after-tax accounting gain of approximately $370 million. The gain is dependent on a number of factors, including the number of shares of common stock that Unitrin ultimately receives in the transaction and the date that the transaction is consummated. Unitrin accounts for its investment in Litton under the equity method of accounting. Upon completion of the Northrop-Litton merger, Unitrin's ownership percentage in the combined company will fall below 20%, and the equity method of accounting will not apply. Equity in Net Income of Investees in 2000, 1999 and 1998 includes $38.2 million, $22.1 million and $32.9 million, respectively, resulting from Unitrin's proportionate share of Litton's earnings. The amount of net income that Unitrin would recognize from its new investment in Northrop is dependent on a number of factors, including the number of shares of Northrop preferred and common stock ultimately received by Unitrin. While Unitrin expects that its ongoing, annual reported net income will decrease as a result of this transaction, Unitrin expects that its annual cash flow will increase. Since Litton does not currently pay dividends on its common stock, Unitrin does not receive cash flow from its investment in Litton. The terms of the preferred stock will provide for payment of dividends, and Northrop currently pays dividends on its common stock.

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

     Equity in Net Income of Investees in 2000, 1999 and 1998 includes $11.8 million, $11.5 million and $8.5 million, respectively, resulting from Unitrin's proportionate share of Curtiss-Wright's earnings.

     In August 1998, the Company exchanged its investment in its former investee, Western Atlas Inc. ("Western Atlas"), for common stock in Baker Hughes Incorporated ("Baker Hughes") upon the acquisition of Western Atlas by Baker Hughes in a merger transaction. Prior to the merger of Western Atlas into Baker Hughes, the Company owned more than 20% of Western Atlas and accounted for its investment in Western Atlas under the equity method of accounting. Accordingly, Equity in Net Income of Investees for 1998 includes income of $15.3 million resulting from the Company's proportionate share of Western Atlas' income earned prior to the merger. After the merger, the Company owned less than 20% of Baker Hughes, and the equity method does not apply. Accordingly, the Company does not record a pro-rata share of Baker Hughes' reported earnings in the Company's earnings. However, dividends received from Baker Hughes are reflected in the Company's earnings.

     Summarized financial and other information about Unitrin's Investments in Investees can be found in Note 5 to the Consolidated Financial Statements.

INVESTMENT RESULTS

Net Investment Income was $223.1 million, $203.0 million and $186.4 million in 2000, 1999 and 1998, respectively.

     Net Investment Income increased by $20.1 million in 2000 due primarily to a higher level of investments and higher yields on Fixed Maturities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

INVESTMENT RESULTS [CONTINUED]

Net Investment Income increased by $16.6 million in 1999 due primarily to the inclusion of a full year of Net Investment Income from the 1998 acquisitions of Reliable Life and Reserve National and higher dividend income from the Company's investment in Baker Hughes.

     Net Investment Income in 2000, 1999 and 1998 includes $4.2 million, $10.9 million and $3.9 million for dividends received from Baker Hughes. Dividends received from Baker Hughes decreased by $6.7 million in 2000 due to sales of a portion of the Company's investment in Baker Hughes (See Note 13 to the Consolidated Financial Statements).

     Net Gains on Sales of Investments was $140.5 million in 2000, $113.7 million in 1999 and $557.4 million in 1998. Net Gains on Sales of Investments in 2000 includes gains of $142.4 million resulting from sales of a portion of the Company's Investment in Baker Hughes, a gain of $4.7 million due to the sale of Pyramid, and losses of $9.0 million resulting from other than temporary declines in fair values. Net Gains on Sales of Investments in 1999 includes gains of $112.7 million resulting from sales of a portion of the Company's Investment in Baker Hughes. Net Gains from Sales of Investments in 1998 includes a gain of $487.4 million resulting from the merger of Western Atlas into Baker Hughes and gains on the sale and redemption of other equity securities (See Note 13 to the Consolidated Financial Statements). The Company cannot anticipate when or if investment gains or losses may occur in the future.

     The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in United States Government obligations, investment-grade fixed maturities, Baker Hughes common stock and investments in investees. The Company's investment in non-investment-grade fixed maturity investments is less than 1% of total investments.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, there are approximately 4.6 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors outstanding repurchase authorizations. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 2000, the Company repurchased and retired 3.6 million shares of its common stock in open market transactions at an aggregate cost of $122.3 million. The Company has repurchased and retired approximately 53.6 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.4 billion since 1990.

     The Company has a $440.0 million unsecured revolving credit agreement with a group of banks which expires in September 2002. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted-average interest rate on the $179.0 million in advances outstanding under the agreement on December 31, 2000 was 6.76%. At December 31, 2000, the unused commitment under the Company's revolving credit agreement was $261.0 million. In addition, the Company's subsidiaries in 2001 would be able to pay approximately $189.4 million in dividends to the Company without prior regulatory approval. The Company's retained earnings at December 31, 2000 includes $364.6 million representing the undistributed equity in net income of investees.

     The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities and provide a margin for adverse deviation. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. At December 31, 2000, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $36.2 million, $14.4 million and $13.7 million in 2000, 1999 and 1998, respectively. Interest Expense was $13.6 million, $4.7 million and $4.9 million in 2000, 1999 and 1998, respectively. Other corporate expenses were $22.6 million, $9.7 million and $8.8 million in 2000, 1999 and 1998, respectively. Other corporate expenses in 2000 included a pre-tax charge of $12.3 million to write-down the carrying value of certain internal use software (See Note 15 to the Consolidated Financial Statements).

ACCOUNTING CHANGES

Management's discussion and analysis of the impact of accounting changes and recently issued accounting standards is discussed in Note 2 to the Consolidated Financial Statements.

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

  For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates for Investments in Fixed Maturities, Preferred Stock Equity Securities and Consumer Finance Receivables from their levels at December 31, 2000 and 1999, respectively, and an adverse and instantaneous decrease of 100 basis points in market interest rates for Investment Certificates and Savings Accounts from their levels at December 31, 2000 and 1999. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard & Poor's Stock Index (the "S&P 500") from its level at December 31, 2000 and 1999, with all other variables held constant. The Company's Investments in Common Stock Equity Securities were correlated with the S&P 500 using the portfolio's weighted-average beta of 0.84 and 0.97 at December 31, 2000 and 1999, respectively. The portfolio's weighted-average beta was calculated using each security's beta for the five-year periods ended December 31, 2000 and 1999, respectively, and weighted on the fair value of such securities at December 31, 2000 and 1999, respectively. Beta measures a stock's relative volatility in relation to the rest of the stock market with the S&P 500 having a beta coefficient of 1.00.

  The estimated adverse effects on the market value of the Company's financial instruments using these assumptions was:

                                                                       --------------------------------
                                                                        PRO FORMA INCREASE (DECREASE)
-------------------------------------------------------------------------------------------------------
                                                                      INTEREST      EQUITY        TOTAL
                                                              FAIR        RATE       PRICE       MARKET
[Dollars in Millions]                                        VALUE        RISK        RISK         RISK
-------------------------------------------------------------------------------------------------------
December 31, 2000

ASSETS
Investments in Fixed Maturities                           $2,733.2     $ (99.0)     $    -      $ (99.0)
Investments in Equity Securities                             367.8        (3.3)      (23.7)       (27.0)
Consumer Finance Receivables                                 677.8       (11.8)          -        (11.8)

LIABILITIES
Investment Certificates and Savings Accounts              $  698.6     $   3.0      $    -      $   3.0
-------------------------------------------------------------------------------------------------------
December 31, 1999

ASSETS
Investments in Fixed Maturities                           $2,651.8     $(104.3)     $    -      $(104.3)
Investments in Equity Securities                             512.6        (4.0)      (40.8)       (44.8)
Consumer Finance Receivables                                 593.6        (8.9)          -         (8.9)

LIABILITIES
Investment Certificates and Savings Accounts              $  606.6     $   3.4      $    -      $   3.4
-------------------------------------------------------------------------------------------------------

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

  At December 31, 2000 and 1999, respectively, $160.3 million and $326.8 million of the Company's Investments in Equity Securities, which exclude the Company's Investments in Investees, were concentrated in one single issuer, Baker Hughes. Baker Hughes stated in its 1999 Annual Report on Form 10-K that it "is engaged in the oil field and process industry segments," and that in addition to these industry segments, it "manufactures and sells other products and provides services to industries not related to either the petroleum or continuous process industries." Accordingly, the Company's Investments in Equity Securities are sensitive to the cyclical nature of Baker Hughes' industry segments.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management's Discussion and Analysis of Results of Operations and Financial Condition and the accompanying Consolidated Financial Statements (including the notes thereto) contain forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management's Discussion and Analysis of Results of Operations and Financial Condition, changes in economic factors (such as interest rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of insurance rates, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations) and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will occur or will be achieved including, without limitation, completion of the Northrop-Litton Merger and the Curtiss-Wright transaction. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.