Form 10-K405/A, Exhibit 13
period 2000-12-31
UNITRIN INC
filed 2001-02-08
CIK 860748

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
----------------------------------------------------------------------------------------

Premiums in the Property and Casualty Insurance segment increased by $105.8 million in 2000. Premiums increased by $65.1 million due to the inclusion of a full year of premiums resulting from the June 17, 1999 acquisition of the Valley Group, Inc. ("VGI"). Excluding the effects of the VGI acquisition, premiums increased by $40.7 million due primarily to higher rates, partially offset by lower volume of homeowners and commercial property insurance. Net Investment Income increased by $12.3 million due to the VGI acquisition and higher yields on fixed maturity securities.

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