Form 10-K405, Exhibit 13
period 2001-12-31
UNITRIN INC
filed 2002-02-01
CIK 860748

                                                                    EXHIBIT 13.1

                       CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                         UNITRIN, INC. AND SUBSIDIARIES

     This Exhibit 13.1 contains the consolidated balance sheets of Unitrin, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001.

                                                                    Exhibit 13.1
                              INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors of Unitrin, Inc.:

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unitrin, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
Chicago, Illinois
January 31, 2002

                          CONSOLIDATED BALANCE SHEETS

                                                                                            ----------------------------------
[Dollars in Millions, Except Per Share Amount]                                                         DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   2001              2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS

Investments:
   Fixed Maturities at Fair Value (Amortized Cost:
     2001-$2,876.2; 2000-$2,729.9)                                                          $         2,926.4   $      2,733.2
   Equity Securities at Fair Value (Cost: 2001-$1,139.3; 2000-$205.7)                                 1,387.4            367.8
   Investees at Cost Plus Cumulative Undistributed
     Earnings (Fair Value: 2001-$73.4; 2000-$1,245.7)                                                    65.4            620.0
   Short-term Investments at Cost which Approximates Fair Value                                         504.8            271.2
   Other                                                                                                243.5            241.3
                                                                                            -----------------   --------------
   Total Investments                                                                                  5,127.5          4,233.5
                                                                                            -----------------   --------------
Cash                                                                                                     27.9             24.3
Consumer Finance Receivables at Cost (Fair Value: 2001-$720.1; 2000-$677.8)                             723.1            681.1
Other Receivables                                                                                       457.9            420.5
Deferred Policy Acquisition Costs                                                                       328.5            322.2
Goodwill                                                                                                344.7            353.2
Other Assets                                                                                            124.1            131.0
                                                                                            -----------------   --------------
Total Assets                                                                                $         7,133.7   $      6,165.8
                                                                                            =================   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Insurance Reserves:
   Life and Health                                                                          $         2,157.5   $      2,101.4
   Property and Casualty                                                                                700.1            541.4
                                                                                            -----------------   --------------
   Total Insurance Reserves                                                                           2,857.6          2,642.8
                                                                                            -----------------   --------------
Investment Certificates and Savings Accounts at Cost
   (Fair Value: 2001-$753.7; 2000-$698.6)                                                               747.5            703.4
Unearned Premiums                                                                                       416.4            385.3
Accrued and Deferred Income Taxes                                                                       384.2            248.1
Notes Payable                                                                                           254.8            180.0
Accrued Expenses and Other Liabilities                                                                  556.4            305.0
                                                                                            -----------------   --------------
Total Liabilities                                                                                     5,216.9          4,464.6
                                                                                            -----------------   --------------
Shareholders' Equity:
   Common Stock, $0.10 Par Value Per Share, 100 Million Shares
     Authorized, 67,547,104 and 67,648,447 Shares Issued
     and Outstanding at December 31, 2001 and 2000                                                        6.7              6.8
   Paid-in Capital                                                                                      488.8            442.6
   Retained Earnings                                                                                  1,231.0          1,150.2
   Accumulated Other Comprehensive Income                                                               190.3            101.6
                                                                                            -----------------   --------------
   Total Shareholders' Equity                                                                         1,916.8          1,701.2
                                                                                            -----------------   --------------
Total Liabilities and Shareholders' Equity                                                  $         7,133.7   $      6,165.8
                                                                                            =================   ==============

--------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                        -----------------------------------------------
[Dollars in Millions, Except Per Share Amounts]                                 FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------
                                                                             2001            2000             1999
-----------------------------------------------------------------------------------------------------------------------
REVENUES

  Premiums                                                              $      1,568.0  $      1,447.9   $      1,373.3
  Consumer Finance Revenues                                                      159.1           141.7            123.6
  Net Investment Income                                                          238.5           223.1            203.0
  Net Gains on Sales of Investments                                              568.2           140.5            113.7
                                                                        --------------  --------------   --------------
  Total Revenues                                                               2,533.8         1,953.2          1,813.6
                                                                        --------------  --------------   --------------

EXPENSES

  Insurance Claims and Policyholders' Benefits                                 1,217.1         1,039.6            889.1
  Insurance Expenses                                                             624.8           609.5            573.6
  Consumer Finance Expenses                                                      127.2           115.7             99.5
  Interest and Other Expenses                                                     22.2            36.2             14.4
                                                                        --------------  --------------   --------------
  Total Expenses                                                               1,991.3         1,801.0          1,576.6
                                                                        --------------  --------------   --------------
Income before Income Taxes and Equity in
  Net Income (Loss) of Investees                                                 542.5           152.2            237.0
Income Tax Expense                                                               190.3            54.4             77.9
                                                                        --------------  --------------   --------------
Income before Equity in Net Income (Loss) of Investees                           352.2            97.8            159.1
Equity in Net Income (Loss) of Investees                                          28.7            (6.8)            41.9
                                                                        --------------  --------------   --------------

NET INCOME                                                              $        380.9  $         91.0   $        201.0
                                                                        ==============  ==============   ==============

NET INCOME PER SHARE                                                    $         5.64  $         1.32   $         2.76
                                                                        ==============  ==============   ==============

NET INCOME PER SHARE ASSUMING DILUTION                                  $         5.60  $         1.32   $         2.74
                                                                        ==============  ==============   ==============

--------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             --------------------------------------------------
[Dollars in Millions]                                                                 FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         2001             2000             1999
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                   $          380.9   $         91.0    $       201.0
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
   Policy Acquisition Costs Deferred                                                   (191.3)          (175.3)          (156.1)
   Amortization of Deferred Policy Acquisition Costs                                    188.5            172.2            163.1
   Equity in Net (Income) Loss of Investees before Taxes                                (30.1)            11.6            (63.7)
   Cash Dividends from Investee                                                           1.7              2.3              2.3
   Amortization of Investments                                                            1.1             12.1             23.2
   Provisions for Loan Losses                                                            29.2             27.0             23.6
   Increase in Other Receivables                                                        (37.5)           (59.7)            (5.2)
   Increase in Insurance Reserves and Unearned Premiums                                 239.9            148.0             18.8
   Increase (Decrease) in Accrued and Deferred Income Taxes                              91.4            (66.9)          (108.9)
   Increase in Accrued Expenses and Other Liabilities                                    68.8             23.3              0.5
   Net Gains on Sales of Investments                                                   (568.2)          (140.5)          (113.7)
   Other, Net                                                                            17.4             34.4             31.3
                                                                             ----------------   --------------    -------------
Net Cash Provided by Operating Activities                                               191.8             79.5             16.2
                                                                             ----------------   --------------    -------------
INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities                                              1,035.9            867.0            380.6
Purchases of Fixed Maturities                                                        (1,187.3)          (970.6)          (551.2)
Sales of Equity Securities                                                               41.2            392.4            499.1
Purchases of Equity Securities                                                         (122.7)               -             (5.3)
Sale of Litton Common Stock, Net                                                        171.8                -                -
Repayments of Consumer Finance Receivables                                              397.4            359.3            322.6
Acquisitions of Consumer Finance Receivables                                           (468.4)          (472.8)          (408.9)
Change in Short-term Investments                                                       (228.7)          (219.9)           107.6
Acquisitions and Improvements of Investment Real Estate                                  (3.1)            (5.9)            (4.3)
Acquisition of Businesses, Net of Cash Acquired                                             -                -           (103.4)
Disposition of Businesses, Net of Cash Disposed                                             -             33.1                -
Other, Net                                                                               (4.5)            (9.4)           (24.6)
                                                                             ----------------   --------------    -------------
Net Cash Provided (Used) by Investing Activities                                       (368.4)           (26.8)           212.2
                                                                             ----------------   --------------    -------------
FINANCING ACTIVITIES
Investment Certificate and Savings Account Deposits                                     253.1            293.7            221.3
Investment Certificate and Savings Account Withdrawals                                 (209.0)          (199.1)          (157.1)
Universal Life and Annuity Receipts from Policyholders                                    8.9             11.9             11.5
Universal Life and Annuity Payments to Policyholders                                     (2.8)            (3.3)            (3.3)
Change in Liability for Funds Held for Securities on Loan                               172.5                -                -
Notes Payable Proceeds                                                                  831.0            756.7            436.3
Notes Payable Payments                                                                 (756.2)          (693.5)          (437.1)
Cash Dividends Paid                                                                    (108.0)          (103.1)          (101.7)
Common Stock Repurchases                                                                (26.6)          (122.3)          (191.4)
Other, Net                                                                               17.3              6.5              8.6
                                                                             ----------------   --------------    -------------
Net Cash Provided (Used) by Financing Activities                                        180.2            (52.5)          (212.9)
                                                                             ----------------   --------------    -------------
Increase in Cash                                                                          3.6              0.2             15.5
Cash, Beginning of Year                                                                  24.3             24.1              8.6
                                                                             ----------------   --------------    -------------
Cash, End of Year                                                            $           27.9   $         24.3    $        24.1
                                                                             ================   ==============    =============

--------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

[Dollars and Shares in Millions,            ---------------------------------------------------------------------------------------
Except Per Share Amounts]                                 FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      ACCUMULATED
                                            NUMBER OF                                                       OTHER            TOTAL
                                               SHARES       COMMON       PAID-IN        RETAINED    COMPREHENSIVE    SHAREHOLDERS'
                                              (NOTE 1)       STOCK       CAPITAL        EARNINGS     INCOME (LOSS)          EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                       76.0      $   7.6     $   427.6     $   1,374.0        $    13.2      $   1,822.4
Net Income                                          -            -             -           201.0                -            201.0
Other Comprehensive
   Income (Loss) (note 12)                          -            -             -               -            (23.0)           (23.0)
                                                                                                                       -----------
Total Comprehensive Income                                                                                             $     178.0
                                                                                                                       -----------
Dividends to Shareholders:
   Cash ($1.40 per share)                           -            -             -          (101.7)               -           (101.7)
Repurchases of Common Stock                      (5.5)        (0.5)        (31.6)         (159.3)               -           (191.4)
Exercise of Stock Options,
   Net of Shares
   Exchanged (note 10)                            0.5            -          43.6           (33.9)               -              9.7
                                            ---------      -------     ---------     -----------        ---------      -----------
BALANCE, DECEMBER 31, 1999                       71.0      $   7.1     $   439.6     $   1,280.1        $    (9.8)     $   1,717.0
Net Income                                          -            -             -            91.0                -             91.0
Other Comprehensive
   Income (Loss) (note 12)                          -            -             -               -            111.4            111.4
                                                                                                                       -----------
Total Comprehensive Income                                                                                             $     202.4
                                                                                                                       -----------
Dividends to Shareholders:
   Cash ($1.50 per share)                           -            -             -          (103.1)               -          (103.1)
Repurchases of Common Stock                      (3.6)        (0.3)        (22.3)          (99.7)               -          (122.3)
Exercise of Stock Options,
   Net of Shares
   Exchanged (note 10)                            0.2            -          25.3           (18.1)               -              7.2
                                            ---------      -------     ---------     -----------        ---------      -----------
BALANCE, DECEMBER 31, 2000                       67.6      $   6.8     $   442.6     $   1,150.2        $   101.6      $   1,701.2
Net Income                                          -            -             -           380.9                -            380.9
Other Comprehensive
   Income (Loss) (note 12)                          -            -             -               -             88.7             88.7
                                                                                                                       -----------
Total Comprehensive Income                                                                                             $     469.6
                                                                                                                       -----------
Dividends to Shareholders:
   Cash ($1.60 per share)                           -            -             -          (108.0)               -           (108.0)
   Spin-off of Curtiss-Wright
   at Book Value
   ($2.04 per share) (note 5)                       -            -             -          (137.8)               -           (137.8)
Repurchases of Common Stock                      (0.7)        (0.1)         (4.9)          (21.6)               -            (26.6)
Exercise of Stock Options,
   Net of Shares
   Exchanged (note 10)                            0.6            -          51.1           (32.7)               -             18.4
                                            ---------      -------     ---------     -----------        ---------      -----------

BALANCE, DECEMBER 31, 2001                       67.5      $   6.7     $   488.8     $   1,231.0        $   190.3      $   1,916.8
                                            =========      =======     =========     ===========        =========      ===========
-----------------------------------------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION

The Consolidated Financial Statements included herein have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"), which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries ("Unitrin" or the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation.

    In 2001, the Company revised the management reporting of its segment results. The businesses that constituted the Property & Casualty Insurance segment are now being reported as two distinct segments: Multi Lines Insurance segment and Specialty Lines Insurance segment (See Note 17 to the Consolidated Financial Statements). Prior period amounts have been reclassified to conform to the revised reporting. This change had no effect on Net Income.

    On February 11, 1999, the Company's Board of Directors authorized a 2-for-1 stock split payable on March 26, 1999 in the form of a dividend distribution of one share of common stock for each share of common stock outstanding on March 5, 1999, the record date for the dividend. Certain share and per share amounts, including those amounts under the Company's stock options plans (See Note 10 to the Consolidated Financial Statements) and certain components of Shareholders' Equity, are stated retroactively as if the distribution had occurred prior to the periods presented.

    The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

       Investments Other Than Investees

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders' Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments include loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments and losses arising from other than temporary declines in fair value are computed on the specific identification method and are reflected in Net Income.

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

       Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans to residents of California and other western states which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for loan losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The Reserve for Loan Losses is maintained at a level which considers such factors as actual loan loss experience and economic conditions to provide for estimated loan losses.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2. SUMMARY OF ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES
[continued]

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

       The Company accounts for the present value of the future profits embedded in insurance in force acquired ("VIF") based upon actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $5.6 million, $5.1 million, $4.6 million, $4.1 million and $3.7 million in each of the next five years.


       Goodwill

Goodwill of $136.1 million at December 31, 2001, relating to acquisitions prior to November 1970, is not being amortized. Amounts applicable to subsequent acquisitions have been amortized ratably over periods ranging from twenty to forty years. Amortization of Goodwill was $8.7 million, $8.8 million and $6.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. As further discussed below under Accounting Changes, effective January 1, 2002, the Company will no longer be required to amortize Goodwill.

       Impairment of Long - Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

       Insurance Reserves

Reserves for losses and loss adjustment expenses on property and casualty coverage represent the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of investigating and settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns and current economic trends, with any change in the probable ultimate liabilities being reflected in Net Income.

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

       Recognition of Premium Revenues and Related Expenses

Property and casualty insurance and health insurance premiums are recognized ratably over the periods to which the premiums relate. Insurance Claims and Policyholders' Benefits include provisions for reported claims, estimates for claims incurred but not reported and loss adjustment expenses.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2. SUMMARY OF ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES
[ c o n t i n u e d ]

       Reinsurance

In the normal course of business, the Company's insurance subsidiaries reinsure certain risks above certain retention levels with other insurance enterprises. Amounts recoverable from reinsurers for benefits and losses for which the Company's insurance subsidiaries have not been relieved of their legal obligations to the policyholder are included in Other Receivables.

    Gains related to long-duration reinsurance contracts are deferred and amortized over the life of the underlying reinsured policies. Losses related to long-duration reinsurance contracts are recognized immediately. Any gain or loss associated with reinsurance agreements for which the Company's insurance subsidiaries have been legally relieved of their obligations to the policyholder is recognized in the period of relief.

       Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $8.5 million, $8.3 million and $5.5 million in 2001, 2000 and 1999, respectively.

    Consumer Finance Expenses include interest expense on Investment Certificates and Savings Accounts, Provisions for Loan Losses and general and administrative expenses. Interest expense on Investment Certificates and Savings Accounts is recorded using the effective yield method.

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

       Stock - Based Compensation

The Company accounts for its employee and director stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees." Except for modifications made in accordance with the provisions for an equity restructuring under Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25," the Company has not issued stock options or made modifications to existing stock options where the exercise price is less than the market value of the Company's common stock on the date of grant or modification. Accordingly, no compensation expense has been recognized.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES
[ c o n t i n u e d ]

       Accounting Changes

In July 2001, FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

     In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company has not yet completed its assessment of the impact of SFAS No. 142 on its financial statements.

     In August 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 also amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company expects that the initial application of SFAS No. 143 will not have an impact on its financial statements.

     In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement is intended to develop one accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company expects that the initial application of SFAS No. 144 will not have an impact on its financial statements.

     In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of implementation issues related to SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to years beginning after June 15, 2000, with earlier adoption permitted. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000, with earlier adoption permitted. Effective January 1, 2001, the Company adopted the provisions of SFAS Nos. 133 and 138. There was no effect of adoption on the Company's financial statements.

    On March 31, 2000, FASB issued FIN 44, "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's implementation of the provisions of FIN 44 had no impact.

    Effective January 1, 1999, the Company prospectively adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires the Company to capitalize qualifying computer software costs incurred during the application development stage. Due to the termination of a software development project in 2000, the Company wrote-off certain costs previously capitalized under SOP No. 98-1. Accordingly, Interest and Other Expense for the year ended December 31, 2000 includes a pre-tax charge of $12.3 million related to the write-off.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

On June 17, 1999, Trinity Universal Insurance Company ("Trinity"), a subsidiary of the Company, completed the acquisition of Valley Group, Inc. ("VGI"), and its principal subsidiaries (including Valley Insurance Company ("VIC") and Charter Indemnity Company) in a cash transaction for a total purchase price of $138.4 million, including related transaction costs.

     The acquisition of VGI has been accounted for by the purchase method and, accordingly, its operations are included in the Company's financial statements from the date of acquisition. Goodwill for VGI is being amortized over 20 years. Based on the Company's final allocation of the purchase price, assets acquired and liabilities assumed in connection with the acquisition were:

[Dollars in Millions]                                         VALLEY GROUP, INC.
--------------------------------------------------------------------------------
Investments                                                            $   98.8
Cash                                                                       35.0
Other Receivables                                                          80.7
Insurance In Force Acquired                                                13.1
Goodwill                                                                   94.2
Other Assets                                                                8.4
Insurance Reserves                                                        (99.3)
Unearned Premiums                                                         (83.2)
Accrued and Deferred Income Taxes                                           6.2
Notes Payable                                                              (1.5)
Accrued Expenses and Other Liabilities                                    (14.0)
                                                                       --------
Total Purchase Price                                                   $  138.4
                                                                       ========
--------------------------------------------------------------------------------

On March 1, 2000, VIC completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America for $7.5 million in cash. No gain or loss was recorded in connection with the sale. The Company's results in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.

     On July 26, 2000, United Insurance Company of America ("United") completed the sale of United's subsidiary, The Pyramid Life Insurance Company ("Pyramid") to Ceres Group, Inc. ("Ceres") for $7.5 million worth of convertible voting preferred stock of Ceres plus $60 million in cash, less an adjustment for a $25.0 million cash dividend paid by Pyramid immediately prior to closing. In December 2001, Ceres repurchased the preferred stock from United. Net Gains on Sales of Investments for the year ended December 31, 2001 includes a loss of $3.2 million due to the repurchase. Net Gains on Sales of Investments for the year ended December 31, 2000 includes a gain of $4.7 million, related to the sale of Pyramid. Premiums for Pyramid included in the Company's results in 2000 and 1999 were $37.9 million and $63.6 million, respectively.

NOTE 4. INVESTMENTS OTHER THAN INVESTEES

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2001 were:

                                                          AMORTIZED           GROSS UNREALIZED            FAIR
                                                                          ----------------------
[Dollars in Millions]                                          COST        GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------
U.S. Government and Government
   Agencies and Authorities                               $ 1,567.9       $ 28.8         $ (3.9)     $ 1,592.8
States, Municipalities and Political Subdivisions             227.5          2.0           (2.2)         227.3
Corporate Securities:
   Bonds and Notes                                            991.7         36.3          (12.9)       1,015.1
   Redemptive Preferred Stocks                                 89.1          4.6           (2.5)          91.2
                                                          ---------       ------         ------      ---------
Investments in Fixed Maturities                           $ 2,876.2       $ 71.7         $(21.5)     $ 2,926.4
                                                          =========       ======         ======      =========
---------------------------------------------------------------------------------------------------------------

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. INVESTMENTS OTHER THAN INVESTEES [continued]

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2000 were:

                                                        AMORTIZED          GROSS UNREALIZED                 FAIR
                                                                     -------------------------
[Dollars in Millions]                                        COST       GAINS           LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
U.S. Government and Government
   Agencies and Authorities                             $ 1,700.0    $   22.2       $    (7.8)        $  1,714.4
States, Municipalities and Political Subdivisions           104.6         1.5            (0.5)             105.6
Corporate Securities:
   Bonds and Notes                                          809.0        16.0           (25.2)             799.8
   Redemptive Preferred Stocks                              116.3         0.4            (3.3)             113.4
                                                        ---------    --------       ----------        ----------
Investments in Fixed Maturities                         $ 2,729.9    $   40.1       $   (36.8)        $  2,733.2
                                                        =========    ========       ==========        ==========
----------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2001 by contractual maturity were:

                                                                                     AMORTIZED              FAIR
[Dollars in Millions]                                                                     COST             VALUE
----------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                             $    472.8        $    479.1
Due after One Year to Five Years                                                         794.3             814.5
Due after Five Years to Fifteen Years                                                    783.9             801.9
Due after Fifteen Years                                                                  738.1             741.9
Asset-Backed Securities Not Due at a Single Maturity Date                                 87.1              89.0
                                                                                    ----------        ----------
Total Investments in Fixed Maturities                                               $  2,876.2        $  2,926.4
                                                                                    ==========        ==========
----------------------------------------------------------------------------------------------------------------

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

    At December 31, 2001, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                                           GROSS UNREALIZED                 FAIR
                                                                     --------------------------
[Dollars in Millions]                                        COST       GAINS           LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
Common Stocks                                           $   872.2    $  212.4       $     (7.2)       $  1,077.4
Preferred Stocks                                            267.1        45.5             (2.6)            310.0
                                                        ---------    --------       ----------        ----------
Total                                                   $ 1,139.3    $  257.9       $     (9.8)       $  1,387.4
                                                        =========    ========       ==========        ==========
----------------------------------------------------------------------------------------------------------------

At December 31, 2000, gross unrealized gains and gross unrealized losses on Equity Securities were:

                                                                           GROSS UNREALIZED                 FAIR
                                                                     --------------------------
[Dollars in Millions]                                        COST       GAINS           LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------
Common Stocks                                           $   117.2    $  164.9       $     (0.6)       $    281.5
Preferred Stocks                                             88.5         1.3             (3.5)             86.3
                                                        ---------    --------       ----------        ----------
Total                                                   $   205.7    $  166.2       $     (4.1)       $    367.8
                                                        =========    ========       ==========        ==========
----------------------------------------------------------------------------------------------------------------

Some of the Company's subsidiaries are parties to securities lending agreements whereby unrelated parties, primarily large brokerage firms, borrow securities from the subsidiaries' accounts. Borrowers of these securities must deposit cash collateral with the subsidiaries equal to 102% of the fair value of the securities loaned. The subsidiaries continue to receive the interest on loaned securities as beneficial owners, and accordingly, the loaned securities are included in Fixed Maturities. The amount of collateral received is invested in short-term securities, and is included in these financial statements as Short-term Investments with a corresponding Liability for Funds Held for Securities on Loan included in Accrued Expenses and Other Liabilities. At December 31, 2001, the fair value of collateral held was $172.5 million.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


 NOTE 5. INVESTMENTS IN INVESTEES

The Company's Investment in Investee and approximate voting percentage, based on the most recent publicly-available data at December 31, 2001 were:

[Dollars in Millions]                                                       UNOVA, INC.          TOTAL
------------------------------------------------------------------------------------------------------
Carrying Value                                                                   $ 65.4      $    65.4
Fair Value                                                                       $ 73.4      $    73.4
Approximate Voting Percentage                                                      21.9%
------------------------------------------------------------------------------------------------------

The Company's Investments in Investees and approximate voting percentages, based on the most recent publicly-available data at December 31, 2000 were:

                                  CURTISS-WRIGHT               LITTON
[Dollars in Millions]                CORPORATION     INDUSTRIES, INC.       UNOVA, INC.          TOTAL
------------------------------------------------------------------------------------------------------
Carrying Value                           $ 122.7              $ 430.8            $ 66.5      $   620.0
Fair Value                               $ 203.8              $ 996.0            $ 45.9      $ 1,245.7
Approximate Voting Percentage               43.8%                27.8%             22.5%
------------------------------------------------------------------------------------------------------

The Company's equity in the reported net assets of UNOVA, Inc. ("UNOVA") exceeded its carrying value of its investments in UNOVA by approximately $28.2 million at December 31, 2001, due primarily to an adjustment recorded in the third quarter of 2000 to reduce the carrying value of the Company's investment to its then estimated realizable value.

    In April 2001, Northrop Grumman Corporation ("Northrop") completed its acquisition of Litton Industries, Inc. ("Litton"). Prior to the Northrop-Litton transaction, Unitrin and its subsidiaries owned approximately 12.7 million shares or 28% of Litton's outstanding common stock. Unitrin and its subsidiaries tendered all of their shares of Litton common stock to Northrop. In exchange for their holdings of Litton common stock, Unitrin and its subsidiaries received approximately 1.8 million shares of Northrop Series B convertible preferred stock and approximately 7.7 million shares of Northrop common stock in a tax-free exchange. In addition to receiving the Northrop preferred and common stock, Unitrin and its subsidiaries received cash of $171.8 million, net of transaction costs. In the second quarter of 2001, the Company recognized a pre-tax accounting gain of $562.1 million and an after-tax accounting gain of $362.4 million, or $5.37 per common share related to this transaction.

    Prior to Northrop's acquisition of Litton, Unitrin accounted for its investment in Litton under the equity method of accounting. As a result of the Northrop-Litton transaction, Unitrin's ownership percentage in the combined company fell below 20%, and accordingly, Unitrin does not apply the equity method of accounting to its investments in Northrop.

    In November 2001, Unitrin spun off its 44% equity ownership interest in Curtiss-Wright Corporation ("Curtiss-Wright") in a tax-free distribution to Unitrin's shareholders. In connection with the spin-off, all of the 4.4 million Curtiss-Wright shares held by Unitrin were exchanged for 4.4 million shares of a new Class B common stock of Curtiss-Wright that is entitled to elect at least 80% of the Board of Directors of Curtiss-Wright but is otherwise substantially identical to Curtiss-Wright's existing common stock. The Curtiss-Wright Class B common stock was distributed pro ratably to shareholders of Unitrin. All of the other outstanding shares of Curtiss-Wright common stock remain outstanding and are entitled to elect approximately 20% of the Board of Directors of Curtiss-Wright.

    The distribution has been accounted for as a spin-off and, accordingly, Retained Earnings has been reduced by the carrying value of the Company's investment in Curtiss-Wright, or $137.8 million ($2.04 per Unitrin common share). The aggregate fair value of the shares of Curtiss-Wright Class B common stock distributed to Unitrin shareholders was approximately $196.1 million ($2.91 per Unitrin common share). Net Gains on Sales of Investments for the years ended December 31, 2001 and 2000 includes losses of $4.5 million and $0.7 million, respectively, for certain transaction costs related to the spin-off. Equity in Net Income of Investees for the year ended December 31, 2001 includes a tax benefit of $8.8 million to reduce the Company's estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting.

    Equity in Net Income (Loss) of Investees for each of the Company's investee companies for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                               2001       2000       1999
--------------------------------------------------------------------------------
Curtiss-Wright Corporation                        $ 20.5     $  11.8     $ 11.5
Litton Industries, Inc.                              8.8        38.2       22.1
UNOVA, Inc.                                         (0.6)      (56.8)       8.3
                                                  ------     -------     ------
Equity in Net Income (Loss) of Investees          $ 28.7     $  (6.8)    $ 41.9
                                                  ======     =======     ======
--------------------------------------------------------------------------------

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. INVESTMENTS IN INVESTEES [continued]

On June 20, 2000, the fair value of Unitrin's investment in UNOVA declined below Unitrin's carrying value of its investment in UNOVA. During the third quarter of 2000, Unitrin determined that the decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin recorded an after-tax loss of $60.7 million to reduce the carrying value of its investment in UNOVA to its then current estimated realizable value. The loss has been allocated to Unitrin's proportionate share of UNOVA's non-current assets. Accordingly, Unitrin's reported equity in the net income of UNOVA differs from Unitrin's proportionate share of UNOVA's reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets.

    The carrying value of the Company's investment in Litton exceeded 10% of the Company's Shareholders' Equity at December 31, 2000 and 1999. Accordingly, Unitrin is required to present in its financial statements certain summarized financial information reported by Litton.

     The amounts included in Unitrin's financial statements for Litton represent amounts reported by Litton for periods ending two months earlier. Accordingly, amounts included in Unitrin's financial statements represent the amounts reported by Litton for the three-month period ending January 31, 2001 and for the twelve-month periods ending October 31, 2000 and 1999. Summarized financial information reported by Litton for such periods prior to the acquisition of Litton by Northrop was:

[Dollars in Millions]                                         2001           2000            1999
----------------------------------------------------------------------------------------------------
REVENUES
   Three Months Ended:
         January 31,                                       $ 1,344.9      $ 1,349.0       $ 1,130.9
         April 30,                                         =========        1,399.0         1,255.5
         July 31,                                                           1,469.4         1,233.6
         October 31,                                                        1,412.7         1,370.8
                                                                          ---------       ---------
Revenues for Twelve Months Ended October 31,                              $ 5,630.1       $ 4,990.8
                                                                          =========       =========

COST OF SALES
   Three Months Ended:
         January 31,                                       $ 1,069.3      $ 1,094.0       $   884.4
         April 30,                                         =========        1,094.0           967.6
         July 31,                                                           1,151.5           977.3
         October 31,                                                        1,152.2         1,082.2
                                                                          ---------       ---------
Cost of Sales for Twelve Months Ended October 31,                         $ 4,491.7       $ 3,911.5
                                                                          =========       =========

INCOME FROM CONTINUING OPERATIONS
   Three Months Ended:
         January 31,                                       $    49.7      $    36.8       $    44.0
         April 30,                                         =========           61.8            50.9
         July 31,                                                              69.8           (21.5)
         October 31,                                                           44.9            50.0
                                                                          ---------       ---------
Income from Continuing Operations
   for Twelve Months Ended October 31,                                    $   213.3       $   123.4
                                                                          =========       =========

NET INCOME
   Three Months Ended:
         January 31,                                       $    49.7      $    36.8       $    44.0
         April 30,                                         =========           61.8            50.9
         July 31,                                                              69.8           (21.5)
         October 31,                                                           44.9            50.0
                                                                          ---------       ---------
Net Income for Twelve Months Ended October 31,                            $   213.3       $   123.4
                                                                          =========       =========
----------------------------------------------------------------------------------------------------

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. INVESTMENTS IN INVESTEES [continued]

In July 2001, three of Unitrin's subsidiaries entered into a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the subsidiaries provided $31.5 million in funding to UNOVA.

     During 2001, two of Unitrin's subsidiaries purchased a portion of UNOVA's outstanding publicly-traded Notes maturing in March 2005 with a total par value of $5.0 million.

NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES

Consumer Finance Receivables consists primarily of loans to residents of California and other western states which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for loan losses.

    The components of Consumer Finance Receivables at December 31, 2001 and 2000 were:

[Dollars in Millions]                                                   2001         2000
-----------------------------------------------------------------------------------------
Sales Contracts and Loans Receivables                             $    841.7   $    807.0
Unearned Discounts and Deferred Fees                                   (83.6)       (89.9)
Reserve for Loan Losses                                                (35.0)       (36.0)
                                                                  ----------   ----------
Consumer Finance Receivables                                      $    723.1   $    681.1
                                                                  ==========   ==========
-----------------------------------------------------------------------------------------

Activity in the Reserve for Loan Losses for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                      2001         2000         1999
-----------------------------------------------------------------------------------------
Reserve for Loan Losses-Beginning of Year             $    36.0   $     41.7   $     40.1
Provisions for Loan Losses                                 29.2         27.0         23.6
Consumer Finance Receivables Charged-off                  (59.7)       (52.2)       (30.3)
Consumer Finance Receivables Recovered                     29.5         19.5          8.3
                                                      ---------   ----------   ----------
Reserve for Loan Losses-End of Year                   $    35.0   $     36.0   $     41.7
                                                      =========   ==========   ==========
-----------------------------------------------------------------------------------------

Total Consumer Finance Receivables greater than ninety days past due were $4.2 million and $4.0 million at December 31, 2001 and 2000, respectively.

    Investment Certificates and Savings Accounts and their related interest rates at December 31, 2001 and 2000 were:

[Dollars in Millions]                                 2001                                           2000
---------------------------------------------------------------------------------------------------------------------------
                                  WEIGHTED                                       WEIGHTED
                                   AVERAGE           RANGE OF                     AVERAGE           RANGE OF
                             INTEREST RATE     INTEREST RATES      AMOUNT   INTEREST RATE     INTEREST RATES      AMOUNT
---------------------------------------------------------------------------------------------------------------------------
Investment Certificates               5.28%          1.00-7.60%   $   702.0           6.48%         3.75-7.60%   $    646.8
Savings Accounts                      1.47           0.20-1.90         45.5           5.09          1.00-5.65          56.6
                                ----------        ------------    ---------   ------------        -----------    ----------
Total                                 5.04%          0.20-7.60%   $   747.5           6.37%         1.00-7.60%   $    703.4
                                ==========        ============    =========   ============        ===========    ==========
---------------------------------------------------------------------------------------------------------------------------

Investment Certificates are generally fixed in maturity. The contractual maturities of Investment Certificates at December 31, 2001 and 2000 were:

[Dollars in Millions]                                                   2001        2000
-----------------------------------------------------------------------------------------
Due in One Year or Less                                           $    441.4   $    412.3
Due after One Year to Three Years                                      168.6        168.7
Due after Three Years to Five Years                                     92.0         65.8
                                                                  ----------   ----------
Total Investment Certificates                                     $    702.0   $    646.8
                                                                  ==========   ==========
------------------------------------------------------------------------------------------

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                                   2001         2000        1999
-----------------------------------------------------------------------------------------------------
Property and Casualty Insurance Reserves,
     Net of Reinsurance and Indemnification-Beginning of Year     $    507.0   $    487.2   $   432.4
Acquired                                                                   -            -        76.5
Incurred related to:
     Current Year                                                      820.4        652.3       525.4
     Prior Years                                                        58.8         (1.4)      (12.1)
                                                                  ----------   ----------   ---------
Total Incurred                                                         879.2        650.9       513.3
                                                                  ----------   ----------   ---------

Paid related to:
     Current Year                                                      473.1        402.6       343.9
     Prior Years                                                       273.3        228.5       191.1
                                                                  ----------   ----------   ---------
Total Paid                                                             746.4        631.1       535.0
                                                                  ----------   ----------   ---------

Property and Casualty Insurance Reserves,
     Net of Reinsurance and Indemnification-End of Year           $    639.8   $    507.0    $   487.2
                                                                  ==========   ==========    =========
-----------------------------------------------------------------------------------------------------

Losses Incurred Related to Prior Years reflects changes in the Company's estimates of ultimate losses with incurred dates prior to the year presented. These estimates are based on historical experience patterns and current economic trends, which may differ from actual losses and loss trends. Changes in such estimates are included in Net Income in the period of change.

     Reinsurance Recoverables were $38.5 million, $26.9 million and $27.5 million at December 31, 2001, 2000 and 1999, respectively.

     In conjunction with the acquisition of VGI, the Company is partially indemnified for unfavorable loss development on certain loss reserves and the seller is partially indemnified for any related favorable development. At December 31, 2001 and 2000, the Company had receivables of $21.8 million and $7.5 million, respectively, related to the indemnification. Incurred losses are net of the indemnification in these financial statements.

NOTE 8. NOTES PAYABLE

The Company has a $440.0 million unsecured revolving credit agreement with a group of banks which expires on September 1, 2002 and provides for fixed and floating rate advances for periods up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's direct insurance subsidiaries. The proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock.

     At December 31, 2001 and 2000, the Company had outstanding borrowings under the revolving credit agreement, classified as Notes Payable in the Consolidated Balance Sheets, of $254.0 million and $179.0 million at weighted-average interest rates of 2.44% and 6.76%, respectively. Other borrowings were $0.8 million and $1.0 million at December 31, 2001 and 2000, respectively. The Company paid interest of $9.5 million, $13.0 million and $4.3 million in 2001, 2000 and 1999, respectively.

NOTE 9. SHAREHOLDERS' EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2001.

     On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a Shareholder Rights Plan. The description and terms of the rights are set forth in a Rights Agreement between the Company and the rights agent.

     At December 31, 2001, there are approximately 3.9 million shares of the Company's outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company's Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 54.3 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.4 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9. SHAREHOLDERS` EQUITY [continued]

Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. The Company's subsidiaries paid dividends of $96.0 million to the Company in 2001. In 2002, the Company's subsidiaries would be able to pay approximately $743 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2001 also includes $38.1 million representing the undistributed earnings of investees.

    The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Estimated Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was $831 million and $983 million at December 31, 2001 and 2000, respectively. Estimated Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was $792 million and $910 million at December 31, 2001 and 2000, respectively. Effective January 1, 2001, the Company's insurance subsidiaries adopted certain statutory accounting changes resulting from the codification of statutory accounting principles. Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries and Property and Casualty Insurance subsidiaries decreased by approximately $43 million and $184 million, respectively, due to effects of the statutory accounting changes. The Company's insurance subsidiaries have capacity to write additional premiums relative to statutory capital and surplus requirements. Estimated Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $384 million, $91 million and $85 million for 2001, 2000 and 1999, respectively. Estimated Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was approximately $301 million, $6 million and $70 million for 2001, 2000 and 1999, respectively. Estimated Statutory Net Income increased in 2001, due primarily to the Northrop-Litton transaction (See Note 5 to the Consolidated Financial Statements). Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

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

     To encourage stock ownership, the Company's three stock option plans include provisions to automatically grant restorative stock options ("Restorative Options") to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [continued]

As of December 31, 2001, options for 104,583 common shares, 2,962,253 common shares and 1,926,025 common shares were outstanding under the Director Plan, 1997 Option Plan and the 1990 Option Plan, respectively, and options for 290,530 common shares and 711,948 common shares were available for future grant under the Director Plan and 1997 Option Plan, respectively.

    As of December 31, 2000, options for 80,000 common shares, 2,251,878 common shares and 2,454,607 common shares were outstanding under the Director Plan, 1997 Option Plan and the 1990 Option Plan, respectively, and options for 320,000 common shares and 1,647,246 common shares were available for future grant under the Director Plan and 1997 Option Plan, respectively.

    In connection with the spin-off of Curtiss-Wright (See Note 5 to the Consolidated Financial Statements), the Compensation Committee of the Company reduced the exercise price and granted additional options to preserve the aggregate intrinsic value of outstanding options immediately prior to the spin-off. The modifications were made in accordance with the provisions of an equity restructuring under FIN 44. Accordingly, compensation expense has not been recognized.

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

    The following table summarizes information about stock options outstanding at December 31, 2001:

                                              OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                           ------------------------------------------------------------   -------------------------------------
                                  NUMBER       WEIGHTED-AVERAGE                                 NUMBER
       RANGE OF                OUTSTANDING         REMAINING          WEIGHTED-AVERAGE       EXERCISABLE     WEIGHTED-AVERAGE
    EXERCISE PRICES            AT YEAR END     CONTRACTUAL LIFE        EXERCISE PRICE        AT YEAR END     EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------------------------
   $18.0310-$28.1050              196,554             3.4                  $24.155              179,102          $23.833
-------------------------------------------------------------------------------------------------------------------------------
   $28.1051-$32.1200            1,168,677             6.4                  $30.333              611,610          $30.252
-------------------------------------------------------------------------------------------------------------------------------
   $32.1201-$40.1500            3,627,630             6.2                  $35.076            2,087,611          $34.510
-------------------------------------------------------------------------------------------------------------------------------

Had the Company accounted for stock options granted in 2001, 2000 and 1999 under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," pro forma net income would have been $374.9 million, $84.0 million and $196.8 million in 2001, 2000 and 1999, respectively, and pro forma net income per share would have been $5.55, $1.22 and $2.70 in 2001, 2000 and 1999, respectively. Pro forma compensation expense in 2001 includes $2.8 million for initial options granted in 2001, $2.7 million for Restorative Options granted in 2001 and $3.9 million for amortization of expense for grants made prior to 2001. Pro forma compensation expense in 2000 includes $2.8 million for initial options granted, $0.8 million for new Restorative Options granted, $4.0 million for modifications made in 2000 and $3.2 million for amortization of expense for grants made prior to 2000. Pro forma compensation expense in 1999 includes $2.0 million for initial options granted, $2.0 million for new Restorative Options granted and $2.4 million for amortization of grants made prior to 1999. Under the provisions of SFAS No. 123, the fair value of initial option grants excludes any value attributable to the restorative feature. These pro forma amounts may not be representative of the effects of SFAS No. 123 on pro forma net income for future years because options vest over several years and different levels of awards, including restorative awards, may be granted in future years.

    The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows. For options granted in 2001, 2000 and 1999, the expected dividend yield used was 4.14%, 4.26% and 4.29%, respectively. The weighted-average expected volatility used was 20% for options granted in all three years. The weighted-average risk free interest rate used was the average yield on U.S. Treasury securities with a maturity comparable to the expected life of each option. The expected lives of the options ranged between 1 to 7 years. In the case of options issued pursuant to the Director Plan, the expected lives equaled the full contractual term of 10 years.

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10. STOCK OPTION PLANS [continued]

A summary of the status of the Company's three stock option plans as of December 31, 2001, 2000 and 1999, and stock option activity for the years then ended is presented below:

                                                                                                        ESTIMATED WEIGHTED-
                                                NUMBER                                                AVERAGE FAIR VALUE OF
                                              OF SHARES      WEIGHTED-AVERAGE   OPTIONS EXERCISABLE      OPTIONS GRANTED
                                               (NOTE 1)       EXERCISE PRICE        AT YEAR END          DURING THE YEAR
----------------------------------------------------------------------------------------------------------------------------
  Outstanding at December 31, 1998             4,202,464        $  31.37             2,363,854
  Granted                                      2,152,940           36.76                                     $3.76
  Exercised                                   (1,542,567)          29.77
  Forfeited                                     (112,513)          34.82
                                              ----------        --------
  Outstanding at December 31, 1999             4,700,324        $  34.28             2,768,853
  Granted                                      1,708,349           33.97                                     $3.44
  Exercised                                     (877,814)          30.75
  Forfeited                                     (744,374)          36.20
                                              ----------        --------
  Outstanding at December 31, 2000             4,786,485        $  34.53             2,992,300
  Granted                                      2,078,639           35.78                                     $5.03
  Exercised                                   (1,621,287)          32.55
  Forfeited                                     (250,976)          35.18
                                              ----------        --------
  Outstanding at December 31, 2001             4,992,861        $  33.54             2,878,323
                                              ==========        ========
----------------------------------------------------------------------------------------------------------------------------

Options granted in 2001, 2000 and 1999, include 996,302, 548,849 and 1,071,940
Restorative Options, respectively. In order to preserve the aggregate intrinsic value of options immediately before the spin-off of Curtiss-Wright, the exercise price of outstanding options was reduced at a weighted-average of $2.49 per share and options for an additional 155,209 shares were granted.

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. NET INCOME PER SHARE

Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars and Shares in Millions, Except Per Share Amounts]                   2001               2000              1999
----------------------------------------------------------------------------------------------------------------------
Net Income                                                              $   380.9          $    91.0         $   201.0
Dilutive Effect on Net Income from Investees' Equivalent Shares              (0.4)              (0.3)             (0.5)
                                                                        ---------          ---------         ---------
Net Income Assuming Dilution                                            $   380.5          $    90.7         $   200.5
                                                                        =========          =========         =========
Weighted-Average Common Shares Outstanding (note 1)                          67.5               68.7              72.8
Dilutive Effect of Unitrin Stock Option Plans                                 0.4                0.1               0.3
                                                                        ---------          ---------         ---------

Weighted-Average Common Shares and
   Equivalent Shares Outstanding Assuming Dilution                           67.9               68.8              73.1
                                                                        =========          =========         =========
Net Income Per Share (note 1)                                           $    5.64          $    1.32         $    2.76
                                                                        =========          =========         =========
Net Income Per Share Assuming Dilution (note 1)                         $    5.60          $    1.32         $    2.74
                                                                        =========          =========         =========
----------------------------------------------------------------------------------------------------------------------

Options outstanding at December 31, 2001, 2000 and 1999 to purchase 0.1 million,
3.0 million and 0.8 million shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2001, 2000 and 1999, respectively, because the exercise price exceeded the average market price.

NOTE 12. OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                                        2001               2000               1999
-----------------------------------------------------------------------------------------------------------------------
Gross Unrealized Holding Gains (Losses) Arising During Year from:
   Fixed Maturities                                                     $    44.2          $    64.2         $   (141.2)
   Equity Securities                                                         99.2              247.4              219.6
   Equity in Other Comprehensive Income (Loss) of Investees                   3.7               (6.8)              (2.0)
                                                                        ---------          ---------         ----------
   Gross Unrealized Holding Gains (Losses) Arising During Year              147.1              304.8               76.4
   Income Tax Benefit (Expense)                                             (51.6)            (107.0)             (26.9)
                                                                        ---------          ---------         ----------
   Unrealized Holding Gains (Losses) Arising During Year, Net                95.5              197.8               49.5
                                                                        ---------          ---------         ----------
Reclassification Adjustment for Gross (Gains) Losses
Realized in Net Income:
   Fixed Maturities                                                           2.7               14.1                1.4
   Equity Securities                                                        (13.2)            (147.0)            (113.0)
                                                                        ---------          ---------         ----------
   Reclassification Adjustment for Gross Gains Realized in Net Income       (10.5)            (132.9)            (111.6)
   Income Tax Expense                                                         3.7               46.5               39.1
                                                                        ---------          ---------         ----------
   Reclassification Adjustment for Gains Realized in Net Income, Net         (6.8)             (86.4)             (72.5)
                                                                        ---------          ---------         ----------
Other Comprehensive Income (Loss)                                        $   88.7          $   111.4         $    (23.0)
                                                                        =========          =========         ==========
-----------------------------------------------------------------------------------------------------------------------

Investments in Investees are accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investments in Investees are excluded from the determination of Total Comprehensive
Income and Other Comprehensive Income (Loss).

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                 2001      2000      1999
--------------------------------------------------------------------------------
Interest and Dividends on Fixed Maturities        $  174.1  $  183.0  $  161.4
Dividends on Equity Securities                        29.9      12.7      19.6
Short-Term                                            15.3       9.1       4.5
Other                                                 35.7      34.3      33.0
                                                  --------  --------  --------
Investment Income                                    255.0     239.1     218.5
Investment Expenses                                   16.5      16.0      15.5
                                                  --------  --------  --------
Net Investment Income                             $  238.5  $  223.1  $  203.0
                                                  ========  ========  ========
------------------------------------------------------------------------------

The components of Net Gains on Sales of Investments for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                                2001       2000      1999
------------------------------------------------------------------------------
Fixed Maturities:
   Gains                                          $   2.6   $    0.5  $    0.1
   Losses                                            (5.1)     (10.9)     (1.5)
Equity Securities:
   Gains                                             13.3      148.4     113.0
   Losses                                            (0.1)      (1.4)        -
Investees (note 5):
   Gains                                            562.1          -         -
   Losses                                            (4.5)      (0.7)        -
Subsidiary:
   Gains (note 3)                                       -        4.7         -
Other Investments:
   Gains                                                -          -       2.3
   Losses                                            (0.1)      (0.1)     (0.2)
                                                  -------  ---------  --------
Net Gains on Sales of Investments                 $ 568.2  $   140.5  $  113.7
                                                  =======  =========  ========
-------------------------------------------------------------------------------

Net Gains on Sales of Investments in Equity Securities includes gains of $12.6 million, $142.4 million and $112.7 million for 2001, 2000 and 1999, respectively, resulting from sales of a portion of the Company's investment in Baker Hughes common stock.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                                          2001        2000       1999
------------------------------------------------------------------------------------------
Commissions                                               $   321.6  $    313.5  $   292.6
General Expenses                                              273.2       267.3      244.4
Taxes, Licenses and Fees                                       32.8        31.8       29.6
                                                          ---------  ----------  ---------
Total Costs Incurred                                          627.6       612.6      566.6
                                                          ---------  ----------  ---------
Policy Acquisition Costs:
   Deferred                                                  (191.3)     (175.3)    (156.1)
   Amortized                                                  188.5       172.2      163.1
                                                          ---------  ----------  ---------
   Net Policy Acquisition Costs Amortized (Deferred)           (2.8)       (3.1)       7.0
                                                          ---------  ----------  ---------
Insurance Expenses                                        $   624.8  $    609.5  $   573.6
                                                          =========  ==========  =========
------------------------------------------------------------------------------------------

NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 2001 and 2000 were:

[Dollars in Millions]                                       2001      2000
--------------------------------------------------------------------------
Deferred Tax Assets:
   Insurance Reserves                                    $  49.7   $  53.5
   Unearned Premium Reserves                                27.1      25.0
   Tax Capitalization of Policy Acquisition Costs           58.1      57.4
   Reserve for Loan Losses                                  12.7      12.9
   Postretirement Benefits Other Than Pensions              29.6      29.6
   Other                                                    26.4      22.5
                                                         -------   -------
   Total Deferred Tax Assets                               203.6     200.9
                                                         -------   -------
Deferred Tax Liabilities:
   Deferred Policy Acquisition Costs                       115.3     113.2
   Fixed Maturities                                         19.8       4.7
   Equity Securities                                       391.8      61.1
   Investments in Investees                                 20.4     204.9
   Pension Asset                                            15.9      18.8
   Other                                                     8.7       8.7
                                                         -------   -------
   Total Deferred Tax Liability                            571.9     411.4
                                                         -------   -------
   Net Deferred Tax Liability                              368.3     210.5
   Current Tax Liability                                    15.9      37.6
                                                         -------   -------
Accrued and Deferred Income Taxes                        $ 384.2   $ 248.1
                                                         =======   =======
--------------------------------------------------------------------------

A deferred tax asset valuation allowance was not required at December 31, 2001 and 2000. Income taxes paid were $100.0 million, $117.0 million and $208.5 million in 2001, 2000 and 1999, respectively.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES [continued]

Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                                 2001     2000     1999
--------------------------------------------------------------------------------------------
Income Tax Expense                                                  $190.3   $ 54.4   $ 77.9
Equity in Net Income (Loss) of Investees                               1.4     (4.7)    21.8
Equity in Other Comprehensive Income (Loss) of Investees               1.3     (2.4)    (0.7)
Unrealized Appreciation (Depreciation) on Securities                  46.6     62.8    (11.4)
Effect on Paid-in Capital from Exercise of Stock Options              (3.1)    (1.9)    (4.2)
                                                                    ------   ------   ------
Comprehensive Income Tax Expense                                    $236.5   $108.2   $ 83.4
                                                                    ======   ======   ======
--------------------------------------------------------------------------------------------

Comprehensive Income Tax Expense for the year ended December 31, 2001 includes a tax benefit of $8.8 million in Equity in Net Income of Investees to reduce the Company's estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting (See Note 5 to the Consolidated Financial Statements).

    The components of Income Tax Expense for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                           2001         2000          1999
-------------------------------------------------------------------------------
Current Tax Expense                          $  81.6       $142.2       $ 205.0
Deferred Tax Expense (Benefit)                 108.7        (87.8)       (127.1)
                                             -------       ------       -------
Income Tax Expense                           $ 190.3       $ 54.4       $  77.9
                                             =======       ======       =======
-------------------------------------------------------------------------------

Components of the effective income tax rate on Income before Income Taxes and Equity in Net Income (Loss) of Investees for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                           2001         2000          1999
-------------------------------------------------------------------------------
Statutory Federal Income Tax Rate               35.0%        35.0%         35.0%
Tax-exempt Income                               (1.4)        (3.0)         (2.7)
State Income Taxes                               0.8          2.3           1.1
Amortization of Goodwill                         0.3          1.1           0.6
Other, Net                                       0.4          0.3          (1.1)
                                             -------       ------       -------
Effective Income Tax Rate                       35.1%        35.7%         32.9%
                                             =======       ======       =======
-------------------------------------------------------------------------------

For the years ended December 31, 2001, 2000 and 1999, the Company filed or will file a consolidated Federal income tax return with all of its subsidiaries except for The Reliable Life Insurance Company and its subsidiaries, and NationalCare Insurance Company and its subsidiaries.

    On September 27, 1999, Fireside Securities Corporation ("Fireside"), a subsidiary of Unitrin, received Notices of Proposed Adjustment to its California franchise tax returns from the State of California Franchise Tax Board (the "FTB") in the amount of $7.5 million for 1992 and $8.3 million for 1993, excluding interest. The FTB is asserting that Fireside and Unitrin and its insurance company subsidiaries are members of a single unitary group. The FTB's assertion has the effect of taxing the intercompany dividends from the insurance company subsidiaries to Unitrin, but excluding the apportionment factors of the insurance company subsidiaries in determining the income taxable in California. The Company believes that it has a number of meritorious defenses to the FTB's assertion and intends to vigorously contest the proposed adjustments. Accordingly, on November 23, 1999, Fireside filed a formal protest with the FTB. However, the ultimate outcome of this matter cannot presently be predicted. Accordingly, the assessments did not have an impact on the results of operations for 2001, 2000 and 1999.

    On June 29, 2000, Unitrin was notified by the FTB that the tax returns for tax years 1995 and 1996 may be examined for the same issue pending the outcome of the 1992 and 1993 protest. This notification did not have an impact on the results of operations for 2001 and 2000.

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

    Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the years ended December 31, 2001 and 2000 were:

                                                                                POSTRETIREMENT BENEFITS
                                                           PENSION BENEFITS       OTHER THAN PENSIONS
                                                        -----------------------------------------------
[Dollars in Millions]                                       2001         2000       2001        2000
-------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year          $  293.6     $  286.3    $     -      $    -
Actual Return on Plan Assets                                 7.0         20.1          -           -
Contributions by the Company                                   -            -        4.3         5.3
Contributions by Plan Participants                           1.1          1.4        1.0         0.8
Benefits Paid                                              (13.4)       (14.2)      (5.3)       (6.1)
                                                        --------     --------    -------      ------
Fair Value of Plan Assets at End of Year                $  288.3     $  293.6    $     -      $    -
                                                        --------     --------    -------      ------

Projected Benefit Obligations at Beginning of Year      $  229.2     $  214.1    $  73.2      $ 75.8
Service Cost Benefits Earned During the Year                10.3         10.2        0.8         0.8
Interest Cost on Projected Benefit Obligations              15.3         14.8        4.2         4.9
Contributions by Plan Participants                           1.1          1.4        1.0         0.8
Impact of Plan Change                                        0.4            -          -           -
Benefits Paid                                              (13.4)       (14.2)      (5.3)       (6.1)
Actuarial (Gains) Losses                                     5.8          2.9       (9.0)       (3.0)
                                                        --------     --------    -------      ------
Projected Benefit Obligations at End of Year            $  248.7     $  229.2    $  64.9      $ 73.2
                                                        --------     --------    -------      ------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                  $   39.6     $   64.4    $ (64.9)     $(73.2)
                                                        ========     ========    =======      ======
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations:
   Amounts Recognized in the Balance Sheet:
     Prepaid (Accrued) Benefit Cost                     $   45.3     $   51.6    $ (83.5)     $(84.1)
   Amounts not Recognized in the Balance Sheet:
     Unrecognized Net Actuarial Gain (Loss)                 (5.7)        12.3       18.6        10.9
     Unrecognized Net Asset at Adoption,
        Net of Amortization                                    -          0.5          -           -
                                                        --------     --------    -------     -------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                  $   39.6     $   64.4    $ (64.9)    $ (73.2)
                                                        ========     ========    =======     =======
-----------------------------------------------------------------------------------------------------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [continued]

The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2001 was 7.8 percent in 2001, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2000 was 8.4 percent in 2000, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.

    A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 2001 by approximately $5.0 million and 2001 postretirement expense by $0.4 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 2001 by approximately $4.4 million and 2001 postretirement expense by approximately $0.4 million.

    The components of Pension Expense for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                                                                   2001            2000             1999
-----------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                                $           10.3    $       10.2      $      11.2
Interest Cost on Projected Benefit Obligation                                           15.3            14.8             14.2
Expected Return on Plan Assets                                                         (19.0)          (18.7)           (18.2)
Net Amortization and Deferral                                                           (0.3)           (2.1)            (1.8)
                                                                            ----------------    ------------      -----------
Pension Expense                                                             $            6.3    $        4.2      $       5.4
                                                                            ================    ============      ===========
-----------------------------------------------------------------------------------------------------------------------------

The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                                                                   2001            2000             1999
-----------------------------------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                                $            0.8    $        0.8      $       5.3
Interest Cost on Projected Benefit Obligation                                            4.2             4.9              5.0
Net Amortization and Deferral                                                           (1.4)           (0.9)             0.1
                                                                            ----------------    ------------      -----------
Postretirement Benefits Other than Pensions Expense                         $            3.6    $        4.8      $      10.4
                                                                            ================    ============      ===========
-----------------------------------------------------------------------------------------------------------------------------

The actuarial assumptions used to develop both the components of Pension Expense and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2001, 2000 and 1999 were:

                                                                                        2001            2000             1999
-----------------------------------------------------------------------------------------------------------------------------
Discount Rate                                                                           7.00%           7.25%            6.50%
Rate of Increase in Future Compensation Levels                                          4.00            4.00             4.00
Expected Long-term Rate of Return on Plan Assets                                        6.50            6.50             6.50
-----------------------------------------------------------------------------------------------------------------------------

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions of $3.9 million, $4.2 million and $5.5 million in 2001, 2000 and 1999, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. All of the Company's revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2. Income taxes have not been allocated to the respective segments. Capital expenditures for long-lived assets by the operating segments were immaterial. Insurance provided in the Multi Lines Insurance segment consists of preferred and standard risk automobile, homeowners, fire, commercial liability, workers' compensation and other related lines. Multi Lines Insurance products are marketed to individuals and businesses with favorable risk characteristics and loss histories and are sold by independent agents. The Specialty Lines Insurance segment consists of automobile, motorcycle and watercraft insurance sold to individuals and businesses in the non-standard and specialty market through independent agents. The non-standard automobile insurance market consists of individuals and companies that have difficulty obtaining standard or preferred risk insurance because of their driving records. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company's Life and Health Insurance employee-agents also market certain property insurance products under common management. The Company includes the results of those property insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of used automobiles and offers thrift products in the form of investment certificates and savings accounts. On January 3, 2000, the Company established a new business unit to market personal automobile insurance through direct mail, radio and television advertising and over the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company ("Unitrin Direct"), and is managed and reported as a separate business segment. Unitrin Direct, as a direct marketer, typically incurs higher up-front acquisition costs associated with marketing products and acquiring new policies but is expected to experience lower renewal costs than traditional insurance providers.

     The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and UNOVA common stock, to be a corporate responsibility and excludes income from these investments from its Operating Segments.

     Segment Revenues for the years ended December 31, 2001, 2000 and 1999 were:

[Dollars in Millions]                                                                    2001            2000              1999
-------------------------------------------------------------------------------------------------------------------------------
SEGMENT REVENUES
Multi Lines Insurance                                                           $       612.3    $      593.8     $       524.5
Specialty Lines Insurance                                                               361.4           231.4             182.6
Life and Health Insurance                                                               816.9           863.4             878.0
Consumer Finance                                                                        159.1           141.7             123.6
Unitrin Direct                                                                           10.4               -                 -
                                                                                -------------    ------------     -------------
Total Segment Revenues                                                                1,960.1         1,830.3           1,708.7
                                                                                -------------    ------------     -------------
Dividend Income from Corporate Investments                                               20.3             4.2              10.9
Net Gains on Sales of Investments                                                       568.2           140.5             113.7
Other                                                                                   (14.8)          (21.8)            (19.7)
                                                                                -------------    ------------     -------------
Total Revenues                                                                  $     2,533.8    $    1,953.2     $     1,813.6
                                                                                =============    ============     =============

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. BUSINESS SEGMENTS [ c o n t i n u e d ]

Segment Operating Profit (Loss) for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                                                    2001            2000              1999
-------------------------------------------------------------------------------------------------------------------------------
SEGMENT OPERATING PROFIT (LOSS)
Multi Lines Insurance                                                             $    (116.1)    $     (32.6)      $       2.1
Specialty Lines Insurance                                                               (18.7)            3.9              18.1
Life and Health Insurance                                                               103.3            65.0              97.4
Consumer Finance                                                                         31.9            26.0              24.1
Unitrin Direct                                                                          (22.6)           (6.1)                -
                                                                                  -----------     -----------       -----------
Total Segment Operating Profit (Loss)                                                   (22.2)           56.2             141.7
                                                                                  -----------     -----------       -----------
Dividend Income from Corporate Investments                                               20.3             4.2              10.9
Net Gains on Sales of Investments                                                       568.2           140.5             113.7
Other Income (Expense), Net                                                             (23.8)          (48.7)            (29.3)
                                                                                  -----------     -----------       -----------
Income before Income Taxes and Equity in
   Net Income (Loss) of Investees                                                 $     542.5     $     152.2       $     237.0
                                                                                  ===========     ===========       ===========

--------------------------------------------------------------------------------
Segment Assets at December 31, 2001 and 2000 were:

[Dollars in Millions]                                                                    2001            2000
-------------------------------------------------------------------------------------------------------------
SEGMENT ASSETS
Multi Lines Insurance                                                            $    1,262.8     $   1,114.3
Specialty Lines Insurance                                                               296.7           270.6
Life and Health Insurance                                                             3,623.6         3,225.3
Consumer Finance                                                                        905.6           849.6
Unitrin Direct                                                                           14.5             3.3
Corporate and Other, Net                                                              1,030.5           702.7
                                                                                 ------------     -----------
Total Assets                                                                     $    7,133.7     $   6,165.8
                                                                                 ============     ===========

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2001, 2000 and 1999 was:

[Dollars in Millions]                                                                    2001            2000              1999
-------------------------------------------------------------------------------------------------------------------------------
Multi Lines Insurance                                                             $      71.5     $      69.7       $      67.4
Specialty Lines Insurance                                                                54.0            34.2              21.5
Life and Health Insurance                                                                63.0            68.3              74.2
                                                                                  -----------     -----------       -----------
Total Amortization                                                                $     188.5     $     172.2       $     163.1
                                                                                  ===========     ===========       ===========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18. REINSURANCE

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

     Trinity is a party to separate quota share agreements with two mutual insurance companies, Milwaukee Mutual Insurance Company ("MMIC") and Capitol County Mutual Insurance Company ("CCMIC"), whereby Trinity assumes 95% of the business written by the mutual insurance companies. Mutual insurance companies are owned by their policyholders. Premiums assumed on short-duration policies for the years ended December 31, 2001, 2000 and 1999 included $56.1 million, $51.3 million and $46.9 million, respectively, from MMIC. Premiums assumed on short-duration policies for the years ended December 31, 2001, 2000 and 1999 included $41.1 million, $39.4 million and $37.6 million, respectively, from CCMIC.

     Excluding premiums assumed from MMIC and CCMIC, premiums on short-duration policies assumed were $9.7 million, $12.3 million and $11.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Premiums on long-duration policies assumed were not material for the years ended December 31, 2001, 2000 and 1999. Premiums ceded on short-duration and long-duration policies were not material for the years ended December 31, 2001, 2000 and 1999.

NOTE 19. CONTINGENCIES

In October 1999, the Florida Department of Insurance filed and served a subpoena upon the Company's subsidiary, United Insurance Company of America ("United"), in connection with that Department's investigation into the sale and servicing of industrial life insurance and small face amount life insurance policies in the State of Florida. Subsequently, on December 15, 1999, a purported nationwide class action lawsuit was filed against United in the United States District Court for the Middle District of Florida (Wilson, et al. v. United Insurance Company of America), on behalf of "all African-American persons who have (or have had at the time of the Policy's termination), an ownership interest in one or more Industrial Life Insurance Policies issued, serviced, administered or purchased from United...." Plaintiffs allege discrimination in premium rates in violation of 42 U.S.C. 1981 and 1982 in addition to various state law claims. Unspecified compensatory and punitive damages are sought together with equitable relief. The Company has determined that United and its other career agency life insurance subsidiaries have in force insurance policies in which race was used as an underwriting factor in pricing or benefits; however, to the best of the Company's knowledge, all such practices ceased 30 or more years ago with regard to newly-issued policies. At least twenty similar lawsuits have been filed in other jurisdictions against the Company and/or its career agency life insurance subsidiaries. The Judicial Panel on Multi-District Litigation has ordered that substantially all of these lawsuits be consolidated for pretrial purposes in the United States District Court for the Eastern District of Louisiana. The Company believes that it and its subsidiaries have meritorious defenses in these matters; nonetheless, the Company continues to engage in settlement discussions with plaintiffs' counsel and representatives of various insurance departments. In the second quarter of 2000, the Company recorded an after-tax charge of $32.4 million for its estimated cost to ultimately settle these matters. Actual costs may differ from this estimate. However, the Company believes that such difference will not have a material adverse effect on the Company's financial position, but could have a material adverse effect on the Company's results for a given period.

     The Company and its subsidiaries are defendants in various other legal actions incidental to their businesses; some of which seek substantial punitive damages that bear no apparent relationship to the actual damages alleged. The plaintiffs in certain of these suits seek class action status which, if granted, could expose the Company and its subsidiaries to potentially significant liability by virtue of the size of the purported classes. In addition, the State of Mississippi, where the Company and some of its subsidiaries are defendants in a number of lawsuits, has recently received national attention for a large number of multi-million dollar jury verdicts and settlements against corporations in a variety of industries. Although Mississippi law does not permit class actions, recent case law there allows for virtually unlimited joinder of plaintiffs in a single action, thereby simulating a class action lawsuit. Although the Company and its subsidiaries believe that there are meritorious defenses to the cases referenced in this paragraph and are defending them vigorously, and although the Company believes that resolution of these cases will not have a material adverse effect on the Company's financial position, there can be no assurance that one or more of these cases will not produce significant jury awards which could have a material adverse effect on the Company's results for any given period.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                         THREE MONTHS ENDED                         YEAR ENDED
                                                    ---------------------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]     MARCH 31,         JUNE 30,        SEPT. 30,        DEC. 31,      DEC.31,
-------------------------------------------------------------------------------------------------------------------------------
2001
Premiums and Consumer Finance Revenues              $   409.3       $    424.2       $    446.1      $    447.5     $   1,727.1
Net Investment Income                                    56.8             58.9             61.3            61.5           238.5
Net Gains on Sales of Investments                         1.7            560.9              1.2             4.4           568.2
                                                    ---------       ----------       ----------      ----------     -----------
Total Revenues                                      $   467.8       $  1,044.0       $    508.6      $    513.4     $   2,533.8
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss):
   From Operations                                  $    10.3       $     (7.2)      $     10.2      $    (25.7)    $     (12.4)
   From Investees                                         5.2              1.9              9.1            12.5            28.7
   From Sales of Investments                              1.1            361.6              0.8             1.1           364.6
                                                    ---------       ----------       ----------      ----------     -----------
Total Net Income                                    $    16.6       $    356.3       $     20.1      $    (12.1)    $     380.9
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss) Per Share(A)                      $    0.25       $     5.28       $     0.30      $    (0.18)    $      5.64
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss) Per Share
   Assuming Dilution(A)                             $    0.24       $     5.25       $     0.30      $    (0.18)    $      5.60
                                                    =========       ==========       ==========      ==========     ===========
Dividends Paid to Shareholders (per share):
   Cash                                             $    0.40       $     0.40       $     0.40      $     0.40     $      1.60
   Spin-off of Curtiss-Wright
     at Fair Value                                          -                -                -            2.91            2.91
Common Stock Market Prices:
   High                                             $   41.94       $    39.50       $    39.45      $    41.95     $     41.95
   Low                                                  34.13            34.15            33.90           36.72           33.90
   Close                                                36.38            38.40            38.22           39.52           39.52
                                                    ----------------------------------------------------------------------------
2000
Premiums and Consumer Finance Revenues              $   389.2       $    398.3       $    400.2      $    401.9     $   1,589.6
Net Investment Income                                    53.9             55.5             58.1            55.6           223.1
Net Gains on Sales of Investments                        36.5             58.9             37.8             7.3           140.5
                                                    ---------       ----------       ----------      ----------     -----------
Total Revenues                                      $   479.6       $    512.7       $    496.1      $    464.8     $   1,953.2
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss):
   From Operations                                  $     7.6       $    (26.4)      $     13.0      $     12.5     $       6.7
   From Investees                                        11.0             13.7            (42.5)           11.0            (6.8)
   From Sales of Investments                             23.3             38.2             25.2             4.4            91.1
                                                    ---------       ----------       ----------      ----------     -----------
Total Net Income                                    $    41.9       $     25.5       $     (4.3)     $     27.9     $      91.0
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss) Per Share                         $    0.60       $     0.37       $    (0.06)     $     0.41     $      1.32
                                                    =========       ==========       ==========      ==========     ===========
Net Income (Loss) Per Share
   Assuming Dilution(A)                             $    0.60       $     0.37       $    (0.07)     $     0.41     $      1.32
                                                    =========       ==========       ==========      ==========     ===========
Cash Dividends Paid to
   Shareholders (per share)                         $   0.375       $    0.375       $    0.375      $    0.375     $      1.50
                                                    =========       ==========       ==========      ==========     ===========
Common Stock Market Prices:
   High                                             $   39.75       $    39.75       $    32.25      $    41.13     $     41.13
   Low                                                  30.69            29.38            27.19           29.56           27.19
   Close                                                39.75            29.38            31.69           40.63           40.63
                                                    ----------------------------------------------------------------------------

(A) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.