Form 10-K405, Exhibit 13
period 2001-12-31
UNITRIN INC
filed 2002-02-01
CIK 860748

                                                                    EXHIBIT 13.2

                       MANAGEMENT DISCUSSION AND ANALYSIS
                                       OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Exhibit 13.2 contains Unitrin, Inc.'s Management Discussion and Analysis of Financial Condition and Results of Operations.

                                                                    Exhibit 13.2

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

MULTI LINES INSURANCE
                                                -------------------------------
[Dollars in Millions]                              2001        2000       1999
--------------------------------------------------------------------------------
Premiums:
   Personal Lines:
     Automobile                                 $  197.8     $ 199.2    $ 188.5
     Homeowners                                     70.0        70.9       67.4
     Other                                          10.5        10.2       10.1
                                                --------     -------    -------
     Total Personal Lines                          278.3       280.3      266.0
                                                --------     -------    -------
   Commercial Lines:
     Property and Commercial Liability             129.9       130.4      114.9
     Automobile                                    108.1        84.9       64.2
     Other                                          54.0        53.2       43.3
                                                --------     -------    -------
     Total Commercial Lines                        292.0       268.5      222.4
                                                --------     -------    -------
Total Premiums                                     570.3       548.8      488.4
Net Investment Income                               42.0        45.0       36.1
                                                --------     -------    -------
Total Revenues                                  $  612.3     $ 593.8    $ 524.5
                                                ========     =======    =======
Operating Profit (Loss)                         $ (116.1)    $ (32.6)   $   2.1
                                                ========     =======    =======
GAAP Incurred Loss Ratio (excluding Storms)         82.8%       70.3%      64.6%
GAAP Incurred Storm Loss Ratio                      13.0        11.7       10.5
Total GAAP Incurred Loss Ratio                      95.8        82.0       75.1
GAAP Combined Ratio                                127.7       114.1      106.9
--------------------------------------------------------------------------------

Premiums in the Multi Lines Insurance segment increased by $21.5 million in 2001, compared to the same period in 2000, due primarily to higher premium rates in both personal lines and commercial lines, partially offset by lower volume. Net Investment Income decreased by $3.0 million in 2001 due to lower levels of investments and lower yields on investments. Operating Loss in the Multi Lines Insurance segment increased by $83.5 million in 2001 compared to 2000.

    Operating results for the year ended December 31, 2001 reflect increased Operating Loss in both commercial lines and personal lines resulting from increased storm losses, large losses (individual losses estimated to be in excess of $100 thousand) and the effects of adverse reserve development. Reserve development, which reflects changes in estimates of prior period reserves in the current period, had an adverse effect of $54.5 million for the year ended December 31, 2001, compared to an adverse effect of $7.0 million in 2000. Storm losses were $74.1 million in 2001, or an increase of $9.7 million from 2000. Large losses were $47.2 million in 2001, an increase of $13.2 million from 2000. There were no reported losses in the Multi Lines Insurance segment related to the terrorist attacks on September 11, 2001.

    Premiums in the Multi Lines Insurance segment increased by $60.4 million in 2000, compared to the same period in 1999, due to the inclusion of a full year of premiums resulting from the June 1999 acquisition of the Valley Group, Inc. ("VGI") and higher premium rates, partially offset by lower volume. Net Investment Income increased by $8.9 million due to the VGI acquisition and higher yields on fixed maturity securities.

     Operating Profit decreased by $34.7 million in 2000, due primarily to increased losses in both personal and commercial lines resulting from increased storm losses, large losses and the effects of adverse reserve development. Reserve development had an adverse effect of $7.0 million in 2000. Storm losses were $64.4 million in 2000, an increase of $13.3 million compared to 1999. Large losses were $34.0 million in 2000, an increase of $5.9 million compared to 1999.

     The Company is continuing to implement certain premium rate increases in most product lines, subject to regulatory approvals where applicable. The Company is also continuing to review underwriting guidelines in certain markets and product lines and continues to implement certain underwriting changes as it writes and renews its business, including placing a moratorium on new business in certain markets where adequate rates cannot be obtained. The Company anticipates that Multi Lines Insurance segment results will improve in 2002, but may not reach profitability until 2003.

    On March 1, 2000, Valley Insurance Company, a subsidiary of VGI, completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America (See Note 3 to the Consolidated Financial Statements). Results for the Multi Lines Insurance segment in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

SPECIALTY LINES INSURANCE
                                                    ---------------------------
[Dollars in Millions]                                 2001      2000       1999
-------------------------------------------------------------------------------
Premiums:
   Personal Automobile                              $ 320.4   $ 194.4   $ 147.9
   Commercial Automobile                               23.9      19.8      21.5
   Other                                                3.0       2.9       2.3
                                                    -------   -------   -------
Total Premiums                                        347.3     217.1     171.7
Net Investment Income                                  14.1      14.3      10.9
                                                    -------   -------   -------
Total Revenues                                      $ 361.4   $ 231.4   $ 182.6
                                                    =======   =======   =======
Operating Profit (Loss)                             $ (18.7)  $   3.9   $  18.1
                                                    =======   =======   =======
GAAP Incurred Loss Ratio (excluding Storms)            81.3%     76.0%     66.7%
GAAP Incurred Storm Ratio                               1.9       0.7       0.8
Total GAAP Incurred Loss Ratio                         83.2      76.7      67.5
GAAP Combined Ratio                                   109.4     104.8      95.8
-------------------------------------------------------------------------------

Premiums in the Specialty Lines Insurance segment increased by $130.2 million in 2001, compared to the same period in 2000, due to higher premium volume and premium rates.

    Operating Loss in the Specialty Lines Insurance segment increased by $22.6 million in 2001, due primarily to increased losses, including storm losses and the effects of adverse reserve development, which more than offset premium increases. Storm losses were $6.5 million in 2001, an increase of $5.0 million compared to 2000. Reserve development had an adverse impact of $6.7 million in 2001, compared to favorable development of $5.4 million in 2000. There were no reported losses in the Specialty Lines Insurance segment related to the terrorist attacks on September 11, 2001.

    Premiums in the Specialty Lines Insurance segment increased by $45.4 million in 2000, compared to the same period in 1999, due to the inclusion of a full year of premiums resulting from the VGI acquisition. Net Investment Income increased by $3.4 million due primarily to the higher levels of investments.

    Operating Profit in the Specialty Lines Insurance segment decreased by $14.2 million in 2000, due primarily to increased frequency and severity of losses, principally in personal automobile insurance resulting from inadequate rates.

    The Company is continuing to implement certain premium rate increases in most states and product lines, subject to regulatory approvals where applicable. The Company is also continuing to review underwriting guidelines in certain markets and product lines and continues to implement certain underwriting changes as it writes and renews its business. The Company anticipates that Specialty Lines Insurance segment will reach profitability in 2002.

LIFE AND HEALTH INSURANCE
                                                    ---------------------------
[Dollars in Millions]                                 2001      2000     1999
-------------------------------------------------------------------------------
Life Insurance Premiums                             $ 401.3   $ 406.4   $ 412.6
Accident and Health Insurance Premiums                151.2     190.4     218.6
Property Insurance Premiums                            87.5      85.2      82.0
                                                    -------   -------   -------
Total Premiums                                        640.0     682.0     713.2
Net Investment Income                                 176.9     181.4     164.8
                                                    -------   -------   -------
Total Revenues                                      $ 816.9   $ 863.4   $ 878.0
                                                    =======   =======   =======
Operating Profit                                    $ 103.3   $  65.0   $  97.4
                                                    =======   =======   =======
-------------------------------------------------------------------------------

Premiums in the Life and Health Insurance segment decreased by $42.0 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to the July 2000 sale of The Pyramid Life Insurance Company ("Pyramid"). Excluding the effects of the sale of Pyramid, premiums decreased by $4.1 million for the year ended December 31, 2001, due primarily to lower volume of accident and health insurance, partially offset by higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment's career agents. Net Investment Income in the Life and Health Insurance segment decreased by $4.5 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to lower yields on investments partially offset by higher levels of investments.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

LIFE AND HEALTH INSURANCE [continued]

Operating Profit for the Life and Health Insurance segment included a pre-tax charge of $48.8 million in 2000 for the Company's estimate of the cost to ultimately settle certain matters initially arising from the investigation by the Florida Department of Insurance into the sale and servicing of industrial life insurance (See Note 19 to the Consolidated Financial Statements). Excluding the estimated settlement costs from results in 2000, Operating Profit in the Life and Health Insurance segment decreased by $10.5 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to higher benefits and expenses as a percent of premiums for life insurance business and lower net investment income, partially offset by improved results from property insurance sold by the Life and Health Insurance segment's career agents.

    Premiums in the Life and Health Insurance segment decreased by $31.2 million in 2000, compared to the same period in 1999, due primarily to the July 2000 sale of Pyramid and lower volume attributable to the Company's exit from certain markets. Net Investment Income in the Life and Health Insurance segment increased by $16.6 million in 2000, due primarily to higher levels of investments and higher yields on investments.

    Excluding the estimated settlement costs, Operating Profit in the Life and Health Insurance segment increased by $16.4 million in 2000, due primarily to the higher net investment income and lower general expenses, partially offset by the inclusion of $5.6 million of income in 1999 resulting from a change in actuarial estimate of life and health insurance reserves due to the conversion to a new actuarial system.

    On July 26, 2000, United Insurance Company of America ("United"), a subsidiary of the Company, completed the sale of United's subsidiary, Pyramid, to Ceres Group, Inc. (See Note 3 to the Consolidated Financial Statements). Premiums for Pyramid included in the Company's results in 2000 and 1999 were $37.9 million and $63.6 million, respectively.

CONSUMER FINANCE

                                                                            -------------------------
[Dollars in Millions]                                                         2001    2000     1999
-----------------------------------------------------------------------------------------------------
Interest, Loan Fees and Earned Discounts                                    $ 146.3   $129.7   $116.2
Net Investment Income                                                           8.5      8.3      5.5
Other Revenues                                                                  4.3      3.7      1.9
                                                                            -------   ------   ------
Total Revenues                                                                159.1    141.7    123.6
                                                                            -------   ------   ------
Provisions for Loan Losses                                                     29.2     27.0     23.6
Interest Expense on Investment Certificates and Savings Accounts               43.4     39.2     30.5
General and Administrative Expenses                                            54.6     49.5     45.4
                                                                            -------   ------   ------
Operating Profit                                                            $  31.9   $ 26.0   $ 24.1
                                                                            =======   ======   ======

Consumer Finance Loan Originations                                          $ 468.4   $472.8   $408.9
                                                                            =======   ======   ======
Percentage of Consumer Finance Receivables
   Greater than Ninety Days Past Due                                            0.5%     0.6%     1.7%
Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables          4.6      5.0      5.7
Weighted-Average Yield on Investment Certificates and Savings Accounts          5.0      6.4      5.6
-----------------------------------------------------------------------------------------------------

Consumer Finance Revenues and Operating Profit increased by $17.4 million and $5.9 million, respectively, in 2001, compared to the same period in 2000, due primarily to higher levels of loans outstanding.

    Consumer Finance Revenues increased by $18.1 million in 2000, compared to the same period in 1999, due primarily to higher levels of loans outstanding. Operating Profit in the Consumer Finance segment increased by $1.9 million in 2000, as the additional revenues were partially offset by increased interest expense on deposits. The percentage of Consumer Finance Receivables greater than ninety days past due decreased in 2000, due primarily to the charge-off of certain classes of higher risk loans.

UNITRIN DIRECT

In January 2000, the Company established Unitrin Direct, a direct marketing automobile insurance unit, to market personal automobile insurance through direct mail, radio and television advertising and the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company, but also utilizes the licenses of other Unitrin subsidiaries as needed in states in which it is not currently licensed. Unitrin Direct is managed and reported as a separate business segment. In January 2001, Unitrin Direct began actively marketing personal automobile insurance in the state of

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

UNITRIN DIRECT [continued]

Pennsylvania. Unitrin Direct then entered Florida in May 2001, Michigan in September 2001 and California in November 2001. Several additional states are planned for introduction in 2002, subject to regulatory approvals.

    Premiums written for the year ended December 31, 2001 were $24.1 million. Premiums earned for the year ended December 31, 2001 were $10.4 million. For the year ended December 31, 2001, Unitrin Direct recorded Operating Loss of $22.6 million compared to Operating Loss of $6.1 million for the same period in 2000, due primarily to up-front marketing expenses and other start-up costs necessary to build economies of scale. While key metrics for Unitrin Direct are still developing, its first full year of operating results are primarily meeting or exceeding the Company's expectations. Key business metrics include mix of business, conversion ratios (number of quotes that become sold policies), acquisition cost per sale, average premiums, claim frequencies and loss ratios. There were no reported losses in the Unitrin Direct segment related to the terrorist attacks on September 11, 2001.

    Building a direct marketing insurer requires a significant investment resulting in higher up-front costs and expenses associated with marketing products and acquiring new policies. Although over time Unitrin Direct expects to experience lower renewal costs than traditional insurance providers, the Company expects that Unitrin Direct will produce operating losses for at least the next few years.

INVESTEES

Unitrin's investment portfolio at December 31, 2000 included investments in three companies accounted for under the equity method of accounting ("investees"): Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton") and UNOVA, Inc. ("UNOVA"). As further discussed below, Litton was acquired by Northrop Grumman Corporation ("Northrop") during 2001. In addition, the Company spun off its holdings of Curtiss-Wright common stock to Unitrin's shareholders in a tax-free distribution. Accordingly, at December 31, 2001 Unitrin's sole investee was UNOVA. UNOVA is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. It is held for investment purposes as part of the investment portfolios of Unitrin's insurance subsidiaries. The fair value of Unitrin's Investments in Investee was $73.4 million at December 31, 2001 compared to an asset carrying value of $65.4 million under the equity method of accounting.

At December 31, 2001, Unitrin owned approximately 22% of UNOVA's common stock. UNOVA stated in its December 31, 2000 annual report on Form 10-K that it is "an industrial technologies company providing global customers with solutions for improving their efficiency and productivity" and that its industrial automation systems business segment ("IAS") is "a leading developer of value-added manufacturing technologies and products that span the production cycle from process engineering and design and prototyping to systems integration." IAS "serves primarily the global automotive, off-road vehicle and diesel engine industries and satisfies customer needs in the aerospace, electronics, durable goods and general job shop markets." Products in its automated data systems business segment include "mobile computing solutions for the field worker, automated data collection systems for in-premise and site-based workers, wireless network systems for wireless enablement of an enterprise, and barcode label and printing solutions."

  In April 2001, Northrop completed its acquisition of Litton. Prior to the Northrop-Litton transaction, Unitrin and its subsidiaries owned approximately
12.7 million shares or 28% of Litton's outstanding common stock. Unitrin and its subsidiaries tendered all of their shares of Litton common stock to Northrop. In exchange for their holdings of Litton common stock, Unitrin and its subsidiaries received approximately 1.8 million shares of Northrop Series B convertible preferred stock and approximately 7.7 million shares of Northrop common stock in a tax-free exchange. In addition to receiving the Northrop preferred and common stock, Unitrin and its subsidiaries received cash of $171.8 million, net of transaction costs. In the second quarter of 2001, the Company recognized a pre-tax accounting gain of $562.1 million and an after-tax accounting gain of $362.4 million, or $5.37 per common share related to this transaction.

  Prior to Northrop's acquisition of Litton, Unitrin accounted for its investment in Litton under the equity method of accounting. As a result of the Northrop-Litton transaction, Unitrin's ownership percentage in the combined company fell below 20%, and accordingly, Unitrin does not apply the equity method of accounting to its investments in Northrop.

  In November 2001, Unitrin spun off its 44% equity ownership interest in Curtiss-Wright in a tax-free distribution to Unitrin's shareholders. In connection with the spin-off, all of the 4.4 million Curtiss-Wright shares held by Unitrin were exchanged for 4.4 million shares of a new Class B common stock of Curtiss-Wright that is entitled to elect at least 80% of the Board of Directors of Curtiss-Wright but is otherwise substantially identical to Curtiss-Wright's existing common stock. The Curtiss-Wright Class B common stock was distributed pro ratably to shareholders of Unitrin. All of the other outstanding shares of Curtiss-Wright common stock remain outstanding and are entitled to elect approximately 20% of the Board of Directors of Curtiss-Wright.

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

    Equity in Net Income (Loss) of Investees for each of the Company's investee companies for the years ended December 31, 2001, 2000 and 1999 was:

                                                     ---------------------------------------------------------
[Dollars in Millions]                                          2001                 2000                  1999
--------------------------------------------------------------------------------------------------------------
Curtiss-Wright Corporation                              $      20.5          $      11.8           $      11.5
Litton Industries, Inc.                                         8.8                 38.2                  22.1
UNOVA, Inc.                                                    (0.6)               (56.8)                  8.3
                                                        -----------          -----------           -----------
Equity in Net Income (Loss) of Investees                $      28.7          $      (6.8)          $      41.9
                                                        ===========          ===========           ===========
--------------------------------------------------------------------------------------------------------------

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


INVESTMENT RESULTS

     Net Investment Income was $238.5 million, $223.1 million and $203.0 million in 2001, 2000 and 1999, respectively. Net Investment Income increased by $15.4 million in 2001, compared to the same period in 2000, due primarily to dividends received from Corporate Investments. Net Investment Income increased by $20.1 million in 2000, compared to the same period in 1999, due primarily to a higher level of investments and higher yields on Fixed Maturities.

     Net Gains on Sales of Investments was $568.2 million in 2001, $140.5 million in 2000 and $113.7 million in 1999. Net Gains on Sales of Investments in 2001 includes a $562.1 million gain from the Northrop-Litton transaction, gains of $12.6 million resulting from sales of a portion of the Company's investment in Baker Hughes common stock and gains of $0.7 million from sales of all of its holdings of Enron common stock (See Note 13 to the Consolidated Financial Statements). Net Gains on Sales of Investments in 2000 includes gains of $142.4 million resulting from sales of a portion of the Company's Investment in Baker Hughes, a gain of $4.7 million due to the sale of Pyramid, and losses of $9.0 million resulting from other than temporary declines in fair values. The Company cannot anticipate when or if investment gains or losses may occur in the future.

    The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in United States Government obligations, investment-grade fixed maturities, Northrop common and preferred stock, Baker Hughes common stock and UNOVA common stock and fixed maturity investments.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and investees, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2001, 2000 and 1999 was:

                                                                      --------------------------------------------
[Dollars in Millions]                                                           2001           2000           1999
------------------------------------------------------------------------------------------------------------------
Northrop Common Stock                                                    $       9.2    $         -    $         -
Northrop Preferred Stock                                                         9.4              -              -
Baker Hughes Common Stock                                                        1.7            4.2           10.9
                                                                         -----------    -----------    -----------
Total Dividend Income from Corporate Investments                         $      20.3    $       4.2    $      10.9
                                                                         ===========    ===========    ===========
------------------------------------------------------------------------------------------------------------------

The Company received its shares of Northrop common and preferred stock as a result of the acquisition of the Company's former investee, Litton, by Northrop (See Investees above). The acquisition occurred in the second quarter of 2001 and, accordingly, the Company had no dividends from Northrop common or preferred stock in 2000 or 1999. Dividend income from Baker Hughes has decreased resulting from sales of a portion of the Company investment in Baker Hughes (See Note 13 to the Consolidated Financial Statements). The Company cannot anticipate when or if similar investment sales may occur in the future.

    Investment Activity for Corporate Investments for the year ended December 31, 2001 was:

                                        -------------------------------------------------------------------------------
                                                                                          HOLDING GAIN
                                           FAIR VALUE                                   (LOSS) ARISING       FAIR VALUE
[Dollars in Millions]                   DEC. 31, 2000    ACQUISITIONS    DISPOSITIONS    DURING PERIOD    DEC. 31, 2001
-----------------------------------------------------------------------------------------------------------------------
Equity Securities:
   Northrop Common Stock                $           -    $      661.5    $          -   $        111.2    $       772.7
   Northrop Preferred Stock                         -           177.5               -             42.6            220.1
   Baker Hughes Common Stock                    160.3               -           (28.4)           (19.1)           112.8
Investees:
   Curtiss-Wright Common Stock                  203.8               -          (196.1)            (7.7)               -
   Litton Common Stock                          996.0               -        (1,010.8)            14.8                -
   UNOVA Common Stock                            45.9               -               -             27.5             73.4
                                        -------------    ------------    ------------   --------------    -------------
Total Corporate Investments             $     1,406.0    $      839.0    $   (1,235.3)  $        169.3    $     1,179.0
                                        =============    ============    ============   ==============    =============
-----------------------------------------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2001, there are approximately 3.9 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors outstanding repurchase authorization. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 2001, the Company repurchased and retired 0.7 million shares of its common stock in open market transactions at an aggregate cost of $26.6 million. The Company has repurchased and retired approximately 54.3 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.4 billion since 1990.

     The Company has a $440.0 million unsecured revolving credit agreement with a group of banks which expires on September 1, 2002. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted-average interest rate on the $254.0 million in advances outstanding under the agreement on December 31, 2001 was 2.44%. At December 31, 2001, the unused commitment under the Company's revolving credit agreement was $186.0 million. The Company anticipates that it will replace the agreement with a new facility prior to September 2002. In addition, the Company's subsidiaries in 2002 would be able to pay approximately $743 million in dividends to the Company without prior regulatory approval. The Company's retained earnings at December 31, 2001 includes $38.1 million representing the undistributed equity in net income of investees.

     The Company has no significant commitments for capital expenditures. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. As further discussed in Note 4 to the Consolidated Financial Statements, some of Unitrin's subsidiaries hold collateral totaling $172.5 million from unrelated parties pursuant to securities lending agreements whereby unrelated parties borrow securities from the subsidiaries' accounts. The subsidiaries are required to return such collateral upon return of the loaned security. Accordingly, the amount of such collateral would not be available to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES [continued]

At December 31, 2001, the Company had capacity to write additional premiums relative to statutory capital and surplus requirements. Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $22.2 million, $36.2 million and $14.4 million in 2001, 2000 and 1999, respectively. Interest expense was $9.0 million, $13.6 million and $4.7 million in 2001, 2000 and 1999, respectively. Other corporate expenses were $13.2 million, $22.6 million and $9.7 million in 2001, 2000 and 1999, respectively. Other corporate expenses in 2000 included a pre-tax charge of $12.3 million to write-down the carrying value of certain internal use software (See Note 2 to the Consolidated Financial Statements).

ACCOUNTING CHANGES

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

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

     On March 31, 2000, FASB issued FASB Interpretation No. ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's implementation of the provisions of FIN 44 had no impact.

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

    For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates for Investments in Fixed Maturities, Preferred Stock Equity Securities and Consumer Finance Receivables from their levels at December 31, 2001 and 2000, respectively, and an adverse and instantaneous decrease of 100 basis points in market interest rates for Investment Certificates and Savings Accounts from their levels at December 31, 2001 and 2000. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard & Poor's Stock Index (the "S&P 500") from its level at December 31, 2001 and 2000, with all other variables held constant. The Company's Investments in Common Stock Equity Securities were correlated with the S&P 500 using the portfolio's weighted-average beta of 0.55 and 0.84 at December 31, 2001 and 2000, respectively. The portfolio's weighted-average beta was calculated using each security's beta for the five-year periods ended December 31, 2001 and 2000, respectively, and weighted on the fair value of such securities at December 31, 2001 and 2000, respectively. Beta measures a stock's relative volatility in relation to the rest of the stock market with the S&P 500 having a beta coefficient of 1.00.

    The estimated adverse effects on the market value of the Company's financial instruments using these assumptions was:

                                                                           ------------------------------------------------
                                                                                      PRO FORMA INCREASE (DECREASE)
---------------------------------------------------------------------------------------------------------------------------
                                                                                 INTEREST          EQUITY             TOTAL
                                                                     FAIR            RATE           PRICE            MARKET
[Dollars in Millions]                                               VALUE            RISK            RISK              RISK
---------------------------------------------------------------------------------------------------------------------------
December 31, 2001
ASSETS
Investments in Fixed Maturities                             $     2,926.4    $     (118.8)    $         -     $      (118.8)
Investments in Equity Securities                                  1,387.4            (3.8)          (71.7)            (75.5)


Consumer Finance Receivables                                        720.1            (9.1)              -              (9.1)

LIABILITIES
Investment Certificates and Savings Accounts                $       753.7    $        8.6     $         -     $         8.6
---------------------------------------------------------------------------------------------------------------------------
December 31, 2000

ASSETS
Investments in Fixed Maturities                             $     2,733.2    $      (99.0)    $         -     $       (99.0)
Investments in Equity Securities                                    367.8            (3.3)          (23.7)            (27.0)
Consumer Finance Receivables                                        677.8           (11.8)              -             (11.8)

LIABILITIES
Investment Certificates and Savings Accounts                $       698.6    $        3.0     $         -     $         3.0
---------------------------------------------------------------------------------------------------------------------------

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

Qualitative Information About Market Risk

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument and is inherent to all financial instruments. SEC disclosure rules focus on only one element of market risk--price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company's primary market risk exposures are to changes in interest rates and certain exposures to changes in equity prices.

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

    At December 31, 2001, $992.8 million of the Company's Investments in Equity Securities, which exclude the Company's Investments in Investees, was concentrated in the common and preferred stock of Northrop. Northrop stated in its 2000 Annual Report on Form 10-K that it is "a leading defense electronics, systems integration and information technology company" and "Northrop Grumman is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix." At December 31, 2001 and 2000, respectively, the Company's Investments in Equity Securities included $112.8 million and $160.3 million of Baker Hughes common stock. Baker Hughes states in its 2000 Annual Report on Form 10-K that it "is engaged in the oil field and process industry segments," and that in addition to these industry segments, it "manufactures and sells other products and provides services to industries not related to either the petroleum or continuous process industries." Accordingly, the Company's Investments in Equity Securities are sensitive to the nature of Northrop and Baker Hughes' industry segments.


CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management's Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative information about Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) contain forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "plan(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management's Discussion and Analysis of Results of Operations and Financial Condition, changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of insurance rates, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations) and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.