Form 10-K405, Exhibit 13
period 2001-12-31
UNITRIN INC
filed 2002-02-01
CIK 860748

                                                                    EXHIBIT 13.3

                              FINANCIAL HIGHLIGHTS

     This Exhibit 13.3 contains selected financial highlights of Unitrin, Inc. and Subsidiaries for the five-year period ended December 31, 2001.

                                                                    Exhibit 13.3

                              FINANCIAL HIGHLIGHTS

                                                  -----------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]      2001        2000        1999*      1998*        1997*
-------------------------------------------------------------------------------------------------------------
FOR THE YEAR

Premiums                                          $  1,568.0  $  1,447.9  $  1,373.3  $  1,228.3  $   1,222.0
Consumer Finance Revenues                              159.1       141.7       123.6       113.8        125.0
Net Investment Income                                  238.5       223.1       203.0       186.4        179.5
Net Gains on Sales of Investments                      568.2       140.5       113.7       557.4          3.6
                                                  ----------  ----------  ----------  ----------  -----------
Total Revenues                                    $  2,533.8  $  1,953.2  $  1,813.6  $  2,085.9  $   1,530.1
                                                  ==========  ==========  ==========  ==========  ===========

Net Income (Loss):
   From Operations                                $    (12.4) $      6.7  $     86.1  $     85.5  $      90.3
   From Investees                                       28.7        (6.8)       41.9        62.3         25.2
   From Sales of Investments                           364.6        91.1        73.0       363.0          2.4
                                                  ----------  ----------  ----------  ----------  -----------
Total Net Income                                  $    380.9  $     91.0  $    201.0  $    510.8  $     117.9
                                                  ==========  ==========  ==========  ==========  ===========

Net Income (Loss) Per Share:
   From Operations                                $    (0.18) $     0.10  $     1.18  $     1.09  $      1.21
   From Investees                                       0.42       (0.10)       0.58        0.80         0.34
   From Sales of Investments                            5.40        1.32        1.00        4.66         0.03
                                                  ----------  ----------  ----------  ----------  -----------
Total Net Income Per Share                        $     5.64  $     1.32  $     2.76  $     6.55  $      1.58
                                                  ==========  ==========  ==========  ==========  ===========

Total Net Income Per Share
   Assuming Dilution                              $     5.60  $     1.32  $     2.74  $     6.51  $      1.56
                                                  ==========  ==========  ==========  ==========  ===========

Repurchases of
   Unitrin Common Stock                           $     26.6  $    122.3  $    191.4  $    232.9  $      20.7

Dividends to Shareholders:
   Cash                                           $    108.0  $    103.1  $    101.7  $    100.7  $      89.9
   Spin-off of Curtiss-Wright
     at Fair Value                                $    196.1           -           -           -            -

Dividends to Shareholders (per share):
   Cash                                           $     1.60  $     1.50  $     1.40  $     1.30  $      1.20
   Spin-off of Curtiss-Wright
     at Fair Value                                $     2.91           -           -           -            -

AT YEAR END

Number of Associates Employed                          7,664       7,425       7,787       7,631        6,866

Investments                                       $  5,127.5  $  4,233.5  $  4,096.8  $  4,304.2  $   3,448.5
Total Assets                                         7,133.7     6,165.8     5,934.8     5,909.9      4,920.7
Insurance Reserves                                   2,857.6     2,642.8     2,618.1     2,526.7      2,036.0
Shareholders' Equity                                 1,916.8     1,701.2     1,717.0     1,822.4      1,533.0

Shares of Unitrin Common Stock
   Outstanding (in millions of shares)                  67.5        67.6        71.0        76.0         75.2

Book Value Per Share                              $    28.38  $    25.15  $    24.19  $    23.99  $     20.39
-------------------------------------------------------------------------------------------------------------

*Stated retroactively as if a 2-for-1 stock split paid in the form of a dividend distribution on March 26, 1999, occurred prior to the period presented.