Form 10-K, Exhibit 13
period 2002-12-31
UNITRIN INC
filed 2003-01-30
CIK 860748

                                                                    EXHIBIT 13.1

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                           CONSOLIDATED BALANCE SHEETS

                                                                                            ----------------------
[Dollars in Millions, Except Per Share Amount]                                                      DECEMBER 31,
------------------------------------------------------------------------------------------------------------------
                                                                                                2002          2001
------------------------------------------------------------------------------------------------------------------
ASSETS

Investments:
  Fixed Maturities at Fair Value (Amortized Cost:
    2002-$2,887.7; 2001-$2,876.2)                                                           $3,023.0      $2,926.4
  Northrop Grumman Preferred Stock at Fair Value (Cost: 2002-$177.5; 2001-$177.5)              218.9         220.1
  Northrop Grumman Common Stock at Fair Value (Cost: 2002-$661.5; 2001-$661.5)                 743.6         772.7
  Other Equity Securities at Fair Value (Cost: 2002-$384.5; 2001-$300.3)                       431.8         394.6
  Investee at Cost Plus Cumulative Undistributed
    Earnings (Fair Value: 2002-$75.9; 2001-$73.4)                                               64.9          65.4
  Short-term Investments at Cost which Approximates Fair Value                                 556.8         504.8
  Other                                                                                        264.8         243.5
                                                                                            --------      --------
  Total Investments                                                                          5,303.8       5,127.5
                                                                                            --------      --------
Cash                                                                                            16.9          27.9
Consumer Finance Receivables at Cost (Fair Value: 2002-$829.9; 2001-$720.1)                    830.3         723.1
Other Receivables                                                                              669.6         457.9
Deferred Policy Acquisition Costs                                                              382.6         328.5
Goodwill                                                                                       344.7         344.7
Other Assets                                                                                   157.7         124.1
                                                                                            --------      --------
Total Assets                                                                                $7,705.6      $7,133.7
                                                                                            ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Insurance Reserves:
  Life and Health                                                                           $2,216.5      $2,157.5
  Property and Casualty                                                                        974.9         700.1
                                                                                            --------      --------
  Total Insurance Reserves                                                                   3,191.4       2,857.6
                                                                                            --------      --------
Investment Certificates and Savings Accounts at Cost
  (Fair Value: 2002-$864.7; 2001- $753.7)                                                      857.6         747.5
Unearned Premiums                                                                              734.3         416.4
Accrued and Deferred Income Taxes                                                              350.5         384.2
Notes Payable under Revolving Credit Agreement at Cost which Approximates Fair Value            80.0         254.8
Senior Notes Payable at Amortized Cost (Fair Value: 2002- $315.0)                              297.1             -
Accrued Expenses and Other Liabilities                                                         392.3         556.4
                                                                                            --------      --------
Total Liabilities                                                                            5,903.2       5,216.9
                                                                                            --------      --------

Shareholders' Equity:
  Common Stock, $0.10 Par Value Per Share, 100 Million Shares
    Authorized, 67,596,409 and 67,547,104 Shares Issued
    and Outstanding at December 31, 2002 and 2001                                                6.8           6.7
  Paid-in Capital                                                                              512.9         488.8
  Retained Earnings                                                                          1,086.4       1,231.0
  Accumulated Other Comprehensive Income                                                       196.3         190.3
                                                                                            --------      --------
  Total Shareholders' Equity                                                                 1,802.4       1,916.8
                                                                                            --------      --------
Total Liabilities and Shareholders' Equity                                                  $7,705.6      $7,133.7
                                                                                            ========      ========

------------------------------------------------------------------------------------------------------------------
The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

==================================================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   ----------------------------------
[Dollars in Millions, Except Per Share Amounts]                     FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------
                                                                       2002          2001        2000
-----------------------------------------------------------------------------------------------------
REVENUES

  Premiums                                                         $1,878.0      $1,561.2    $1,442.1
  Consumer Finance Revenues                                           171.8         159.1       141.7
  Net Investment Income                                               221.9         236.5       220.9
  Other Income                                                         39.8           8.8         8.0
  Net Realized Investment Gains (Losses)                              (13.3)        568.2       140.5
                                                                   --------      --------    --------
  Total Revenues                                                    2,298.2       2,533.8     1,953.2
                                                                   --------      --------    --------

EXPENSES

  Insurance Claims and Policyholders' Benefits                      1,432.3       1,217.1     1,039.6
  Insurance Expenses                                                  730.7         624.8       609.5
  Consumer Finance Expenses                                           132.9         127.2       115.7
  Interest and Other Expenses                                          26.9          22.2        36.2
                                                                   --------      --------    --------
  Total Expenses                                                    2,322.8       1,991.3     1,801.0
                                                                   --------      --------    --------

Income (Loss) before Income Taxes and Equity in
  Net Income (Loss) of Investees                                      (24.6)        542.5       152.2
Income Tax Expense (Benefit)                                          (18.3)        190.3        54.4
                                                                   --------      --------    --------
Income (Loss) before Equity in Net Income (Loss) of Investees          (6.3)        352.2        97.8
Equity in Net Income (Loss) of Investees                               (1.9)         28.7        (6.8)
                                                                   --------      --------    --------

NET INCOME (LOSS)                                                  $   (8.2)     $  380.9    $   91.0
                                                                   ========      ========    ========
NET INCOME (LOSS) PER SHARE                                        $  (0.12)     $   5.64    $   1.32
                                                                   ========      ========    ========
NET INCOME (LOSS) PER SHARE ASSUMING DILUTION                      $  (0.12)     $   5.60    $   1.32
                                                                   ========      ========    ========
-----------------------------------------------------------------------------------------------------

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

[Dollars in Millions]                                                           FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                                                   2002        2001        2000
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income (Loss)                                                             $    (8.2)  $   380.9     $  91.0
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
  Policy Acquisition Costs Deferred                                              (289.7)     (191.3)     (175.3)
  Amortization of Deferred Policy Acquisition Costs                               237.3       188.5       172.2
  Equity in Net (Income) Loss of Investees before Taxes                             3.0       (30.1)       11.6
  Cash Dividends from Former Investee                                                 -         1.7         2.3
  Amortization of Investments                                                       8.3         1.1        12.1
  Provision for Loan Losses                                                        39.1        29.2        27.0
  Increase in Other Receivables                                                  (185.0)      (37.5)      (59.7)
  Increase in Insurance Reserves and Unearned Premiums                            583.5       239.9       148.0
  Increase (Decrease) in Accrued and Deferred Income Taxes                        (34.4)       91.4       (66.9)
  Increase in Accrued Expenses and Other Liabilities                                6.5        68.8        23.3
  Net Realized Investment (Gains) Losses                                           13.3      (568.2)     (140.5)
  Other, Net                                                                       22.2        17.4        34.4
                                                                              ---------   ---------     -------
Net Cash Provided by Operating Activities                                         395.9       191.8        79.5
                                                                              ---------   ---------     -------

INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities                                        1,345.6     1,035.9       867.0
Purchases of Fixed Maturities                                                  (1,349.8)   (1,187.3)     (970.6)
Sales of Equity Securities                                                         15.8        41.2       392.4
Purchases of Equity Securities                                                   (114.5)     (122.7)          -
Sale of Litton Common Stock, Net                                                      -       171.8           -
Repayments of Consumer Finance Receivables                                        426.6       397.4       359.3
Acquisitions of Consumer Finance Receivables                                     (572.7)     (468.4)     (472.8)
Change in Short-term Investments                                                    8.5      (228.7)     (219.9)
Acquisitions and Improvements of Investment Real Estate                           (14.0)       (3.1)       (5.9)
Sales of Investment Real Estate                                                    13.9           -           -
Change in Other Investments                                                       (20.5)       (2.4)       (1.0)
Acquisition of Businesses, Net of Cash Acquired                                   (73.9)          -           -
Disposition of Businesses, Net of Cash Disposed                                       -           -        33.1
Other, Net                                                                        (24.1)       (2.1)       (8.4)
                                                                              ---------   ---------     -------
Net Cash Used by Investing Activities                                            (359.1)     (368.4)      (26.8)
                                                                              ---------   ---------     -------

FINANCING ACTIVITIES
Investment Certificate and Savings Account Deposits                               326.3       253.1       293.7
Investment Certificate and Savings Account Withdrawals                           (216.1)     (209.0)     (199.1)
Universal Life and Annuity Receipts from Policyholders                              8.5         8.9        11.9
Universal Life and Annuity Payments to Policyholders                               (2.6)       (2.8)       (3.3)
Change in Liability for Funds Held for Securities on Loan                        (172.5)      172.5           -
Notes Payable Proceeds                                                            934.8       831.0       756.7
Notes Payable Payments                                                           (812.8)     (756.2)     (693.5)
Cash Dividends Paid                                                              (112.4)     (108.0)     (103.1)
Common Stock Repurchases                                                           (9.4)      (26.6)     (122.3)
Other, Net                                                                          8.4        17.3         6.5
                                                                              ---------   ---------     -------
Net Cash Provided (Used) by Financing Activities                                  (47.8)      180.2       (52.5)
                                                                              ---------   ---------     -------
Increase (Decrease) in Cash                                                       (11.0)        3.6         0.2
Cash, Beginning of Year                                                            27.9        24.3        24.1
                                                                              ---------   ---------     -------
Cash, End of Year                                                             $    16.9   $    27.9     $  24.3
                                                                              =========   =========     =======

---------------------------------------------------------------------------------------------------------------


The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          AND COMPREHENSIVE INCOME


                                          -------------------------------------------------------------------------
[Dollars and Shares in Millions,
Except Per Share Amounts]                          FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND  2000
------------------------------------------------------------------------------------------------------------------
                                                                                        ACCUMULATED
                                          NUMBER OF                                           OTHER          TOTAL
                                             SHARES   COMMON   PAID-IN     RETAINED   COMPREHENSIVE   SHAREHOLDERS'
                                           (NOTE 1)    STOCK   CAPITAL     EARNINGS    INCOME (LOSS)        EQUITY
------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                     71.0    $ 7.1    $439.6     $1,280.1          $ (9.8)      $1,717.0
Net Income                                        -        -         -         91.0               -           91.0
Other Comprehensive
  Income (Note 12)                                -        -         -            -           111.4          111.4
                                                                                                          --------
Total Comprehensive Income                                                                                   202.4
                                                                                                          --------
Dividends to Shareholders:
  Cash ($1.50 per share)                          -        -         -       (103.1)              -         (103.1)
Repurchases of Common Stock                    (3.6)    (0.3)    (22.3)       (99.7)              -         (122.3)
Exercise of Stock Options,
  Net of Shares
  Exchanged (Note 10)                           0.2        -      25.3        (18.1)              -            7.2
                                               ----    -----    ------     --------          ------       --------
BALANCE, DECEMBER 31, 2000                     67.6    $ 6.8    $442.6     $1,150.2          $101.6       $1,701.2
Net Income                                        -        -         -        380.9               -          380.9
Other Comprehensive
  Income (Note 12)                                -        -         -            -            88.7           88.7
                                                                                                          --------
Total Comprehensive Income                                                                                   469.6
                                                                                                          --------
Dividends to Shareholders:
  Cash ($1.60 per share)                          -        -         -       (108.0)              -         (108.0)
  Spin-off of Curtiss-Wright
  at Book Value
  ($2.04 per share) (Note 5)                      -        -         -       (137.8)              -         (137.8)
Repurchases of Common Stock                    (0.7)    (0.1)     (4.9)       (21.6)              -          (26.6)
Exercise of Stock Options,
  Net of Shares
  Exchanged (Note 10)                           0.6        -      51.1        (32.7)              -           18.4
                                               ----    -----    ------     --------          ------       --------
BALANCE, DECEMBER 31, 2001                     67.5    $ 6.7    $488.8     $1,231.0          $190.3       $1,916.8
Net Loss                                          -        -         -         (8.2)              -           (8.2)
Other Comprehensive
  Income (Note 12)                                -        -         -            -             6.0            6.0
                                                                                                          --------
Total Comprehensive Loss                                                                                     (2.2)
                                                                                                          --------
Dividends to Shareholders:
  Cash ($1.66 per share)                          -        -         -       (112.4)              -         (112.4)
Repurchases of Common Stock                    (0.3)       -      (2.2)        (7.2)              -           (9.4)
Exercise of Stock Options,
  Net of Shares
  Exchanged (Note 10)                           0.4      0.1      26.3        (16.8)              -            9.6
                                               ----    -----    ------     --------          ------       --------
BALANCE, DECEMBER 31, 2002                     67.6    $ 6.8    $512.9     $1,086.4          $196.3       $1,802.4
                                               ====    =====    ======     ========          ======       ========
------------------------------------------------------------------------------------------------------------------


The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES

The Consolidated Financial Statements included herein have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"), which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries ("Unitrin" or the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain amounts for prior years have been reclassified to conform to the current year's presentation.
     On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" (See Note 2 to the Consolidated Financial Statements). During the first quarter of 2002, the Company tested Goodwill on the date of adoption for impairment and determined that Goodwill was recoverable under the provisions of SFAS No. 142.
     The pro forma effects as if the Company had applied the provisions of SFAS No. 142 to the periods prior to the date of adoption that are presented in these financial statements were:

[Dollars in Millions, Except Per Share Amounts]                 2001        2000
--------------------------------------------------------------------------------
Net Income as Reported                                        $380.9       $91.0
Amortization of Goodwill, Net of Tax                             7.3         7.4
                                                              ------       -----
Pro Forma Net Income                                          $388.2       $98.4
                                                              ======       =====
Per Share:
Net Income as Reported                                        $ 5.64       $1.32
Amortization of Goodwill, Net of Tax                            0.11        0.11
                                                              ------       -----
Pro Forma Net Income Per Share                                $ 5.75       $1.43
                                                              ======       =====
Per Share Assuming Dilution:
Net Income as Reported                                        $ 5.60       $1.32
Amortization of Goodwill, Net of Tax                            0.11        0.11
                                                              ------       -----
Pro Forma Net Income Per Share Assuming Dilution              $ 5.71       $1.43
                                                              ======       =====
--------------------------------------------------------------------------------

In connection with the adoption of SFAS No. 142, in the first quarter of 2002, the Company revised the management reporting of its segment results to exclude amortization of Goodwill from its previously reported Operating Segments (See
Note 17 to the Consolidated Financial Statements).
     The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
     The fair values of Investments in Fixed Maturities, Investments in Equity Securities and Senior Notes are estimated using quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The fair values of the Company's Investment in Investee and Investments in Northrop Grumman Corporation ("Northrop") Preferred Stock and Northrop Common Stock are based upon quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Investment Certificates and Savings Accounts have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments, Notes Payable Under Revolving Credit Agreement and certain other assets and other liabilities because of their short-term nature.
     The actual value at which such financial instruments could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.
     The Reserve for Loan Losses is estimated using the Company's estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of several years. Accordingly, the Company's actual ultimate net charge-off could differ from the Company's estimate due to a variety of factors including, but not limited to, future economic conditions, timing of charge-offs and recoveries, value of collateral and changes in the overall credit quality of the loan portfolio.
     The process of estimating and establishing reserves for losses and loss adjustment expenses for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental, toxic mold, construction defect and other emerging and/or long-tailed exposures which may not be discovered or reported until several years after the insurance policy period has ended. Management considers a variety of factors, including, but not limited to, past claims experience, current claim

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES [continued]

trends and relevant legal, economic and social conditions, in estimating reserves. A change in any one or more factors, is likely to result in the ultimate net claim cost to differ from the estimated reserve. Such changes in estimates may be material.
     Due to the length of insurance contracts and the risks involved, the process of estimating future benefits under life insurance contracts is inherently uncertain. Reserves for future benefits under life insurance contracts are estimated using a variety of factors including, but not limited to, expected mortality, interest and withdrawal rates. Actual mortality, interest and withdrawal rates are likely to differ from expected rates and, accordingly, the timing and amount of actual cash flows for any given period are likely to differ from the timing and amount of expected cash flows.
     The process of determining whether or not an asset is impaired or recoverable may rely on projections of future cash flows, operating results, and market conditions. Projections are inherently uncertain and, accordingly, actual future cash flows may differ from projected cash flows. As a result, the Company's assessment of the impairment of long-lived assets or the recoverability of assets such as Goodwill and Deferred Policy Acquisition Costs is susceptible to the risk inherent in making such projections.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

     Investments Other Than Investees

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders' Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments primarily include loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments and losses arising from other than temporary declines in fair value are computed on the specific identification method and are reflected in the Consolidated Statements of Income in the period in which the decline was determined to be other than temporary.

     Investments in Investees

Investments in Investees are accounted for by the equity method in the accompanying financial statements. The Company's voting percentage and share of earnings or losses of each investee or former investee company are determined using the most recent and sufficiently timely publicly-available audited financial statements, subsequent unaudited interim reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported. The Company recognizes into income its equity share of changes in an investee's reported net assets resulting from an investee's issuance of stock that is not part of a broader corporate reorganization.

     Other Than Temporary Declines in Fair Value

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; 2) the duration and extent to which the fair value has been less than cost; and 3) the financial condition and prospects of the issuer.

     Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans to residents of California and other western states which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for loan losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The Reserve for Loan Losses is maintained at a level which considers such factors as actual and expected loan loss experience and economic conditions to provide for estimated loan losses.

     Deferred Policy Acquisition Costs

Costs directly associated with the acquisition of new business, principally commissions and certain premium taxes and policy issuance costs, are deferred. Costs deferred on property and casualty insurance products and health insurance products are amortized over the term of the related policies. Costs deferred on traditional life insurance products are primarily amortized over the anticipated premium-paying period of the related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions used in calculating policy reserves.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

     Deferred Policy Acquisition Costs [continued]

The Company accounts for the present value of the future profits embedded in insurance in force acquired ("VIF") based upon actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $5.1 million, $4.6 million, $4.1 million, $3.7 million and $3.3 million in each of the next five years.

     Goodwill

Effective January 1, 2002, the Company accounts for Goodwill pursuant to the provisions of SFAS No. 142. Accordingly, Goodwill is not amortized, but rather tested annually for recoverability. The Company tests Goodwill in the first quarter of its fiscal year. (See Note 1 to the Consolidated Financial Statements and "Accounting Changes" below in this Note 2 to the Consolidated Financial Statements). Prior to January 1, 2002, Goodwill relating to acquisitions on or after November 1, 1970, was amortized ratably over periods ranging from twenty to forty years. Amortization of Goodwill was $8.7 million and $8.8 million for the years ended December 31, 2001 and 2000 respectively. Goodwill relating to acquisitions prior to November 1, 1970, was not amortized.

     Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See "Accounting Changes" below in this Note 2 to the Consolidated Financial Statements).

     Insurance Reserves

Reserves for losses and loss adjustment expenses on property and casualty coverage represent the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of investigating and settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns and current economic trends, with any change in the probable ultimate liabilities being reflected in the Consolidated Statement of Income in the period of change. Such changes in estimates may be material.
     For traditional life insurance products, the reserves for future policy benefits are primarily estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company's historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Withdrawal assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

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

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

     Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company's Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $7.2 million, $8.5 million and $8.3 million in 2002, 2001 and 2000, respectively.

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

     Stock-Based Compensation

At December 31, 2002, the Company had four stock-based compensation plans, which are more fully described in Note 10 to the Consolidated Financial Statements. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Except for modifications made in accordance with the provisions for an equity restructuring under Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25," and a modification made in 2002 to options for 51,282 common shares, the Company has not issued stock options or made modifications to existing stock options where the exercise price is less than the market value of the Company's common stock on the date of grant or modification. Compensation expense of $0.3 million was recognized for the year ended December 31, 2002 in connection with the 2002 modification. Under the provisions of FIN 44, no compensation expense was required to be recognized for the equity restructuring, related to the spin-off of Curtiss Wright Corporation ("Curtiss Wright") in 2001.
     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. For the years ended December 31, 2002, 2001 and 2000:

[Dollars in Millions, Except Per Share Amounts]                       2002      2001     2000
---------------------------------------------------------------------------------------------
Net Income (Loss), As Reported                                      $ (8.2)   $380.9    $91.0
Add: Stock-Based Employee Compensation Expense Included
  in Reported Net Income, Net of Related Tax Effects                   0.2         -        -
Deduct: Total Stock-Based Employee Compensation Expense
  Determined under Fair Value Based Method for All Awards,
  Net of Related Tax Effects                                           6.2       6.0      7.0
                                                                    ------    ------    -----
Pro Forma Net Income (Loss)                                         $(14.2)   $374.9    $84.0
                                                                    ======    ======    =====
Net Income (Loss) Per Share:
  Basic--As Reported                                                $(0.12)   $ 5.64    $1.32
                                                                    ======    ======    =====
  Basic--Pro Forma                                                  $(0.21)   $ 5.55    $1.22
                                                                    ======    ======    =====
  Diluted--As Reported                                              $(0.12)   $ 5.60    $1.32
                                                                    ======    ======    =====
  Diluted--Pro Forma                                                $(0.21)   $ 5.51    $1.22
                                                                    ======    ======    =====
---------------------------------------------------------------------------------------------
=============================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

     Accounting Changes

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. On July 1, 2002, the Company adopted the provisions of SFAS No. 146 prospectively. The initial adoption of SFAS No. 146 did not have an impact on the Company's consolidated financial statements.
     In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all acquisitions of financial institutions except those between two or more mutual enterprises and is effective October 1, 2002. Pursuant to the provisions of SFAS No. 147, the specialized accounting guidance specified in paragraph 5 of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," will not apply after September 30, 2002. The adoption of SFAS No. 147 did not have an impact on the Company's consolidated financial statements.
     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement
No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 for annual statements and for interim periods ending after December 15, 2002 for interim financial reports. The Company has adopted the disclosure requirements of SFAS No. 148 in these consolidated financial statements, but has not determined whether or not it will voluntarily adopt SFAS No. 123 and the related transition alternatives pursuant to SFAS No. 148.
     In July 2001, FASB issued SFAS No. 141, "Business Combinations." SFAS
No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.
     In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. On January 1, 2002, the Company adopted SFAS No. 142. During the first quarter of 2002, the Company tested Goodwill on the date of adoption for impairment and determined that Goodwill was recoverable under the provisions of SFAS No. 142 (See Note 1 to the Consolidated Financial Statements).
     In August 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 also amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company expects that the initial application of SFAS No. 143 will not have an impact on its consolidated financial statements.
     In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement is intended to develop one accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. On January 1, 2002, the Company adopted the provisions of SFAS No. 144. The initial adoption of SFAS No. 144 did not have an impact on the Company's consolidated financial statements.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [continued]

In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement
No. 133." SFAS No. 138 addresses a limited number of implementation issues related to SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to years beginning after June 15, 2000, with earlier adoption permitted. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000. Effective January 1, 2001, the Company adopted the provisions of SFAS Nos. 133 and 138. There was no effect of adoption on the Company's consolidated financial statements.
     On March 31, 2000, FASB issued FIN 44, "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25." FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's initial implementation of the provisions of FIN 44 had no impact on the Company's consolidated financial statements.
     Effective January 1, 1999, the Company prospectively adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires the Company to capitalize qualifying computer software costs incurred during the application development stage. Due to the termination of a software development project in 2000, the Company wrote-off certain costs previously capitalized under SOP No. 98-1. Accordingly, Interest and Other Expense for the year ended December 31, 2000 includes a pre-tax charge of $12.3 million related to the write-off.

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

On June 28, 2002, the Company closed its acquisition of the personal lines property and casualty insurance business of the Kemper Insurance Companies ("KIC") in a cash transaction. The Individual and Family Group business unit acquired from KIC, referred herein as "Kemper Auto and Home" or "KAH," specializes in the sale of personal automobile and homeowners' insurance through independent agents. The acquisition includes the purchase of the assets of Kemper Auto and Home, but all pre-acquisition liabilities of Kemper Auto and Home, including policy reserves and unearned premium reserves, are excluded and remain with KIC. In connection with the acquisition, the Company also acquired the stock of KIC's direct distribution personal lines subsidiaries ("Kemper Direct"), which sell personal automobile insurance to consumers over the Internet. Pursuant to the provisions of the stock acquisition agreement between the Company and KIC, the Company is indemnified for 90% of any adverse loss reserve development for policy losses incurred by Kemper Direct prior to the acquisition date while KIC is entitled to 90% of any favorable loss reserve development on such policy losses.
     The purchase price is $42.3 million (the "Determinable Purchase Price Component"), plus 1% of premiums written over a three-year period beginning January 1, 2003 (the "Variable Purchase Price Component"). Due to the nature of the Variable Purchase Price Component, the Company cannot reasonably determine the contingent consideration that will be paid. Accordingly, pursuant to the provisions of SFAS No. 141, the Variable Purchase Price Component has not been recorded in these financial statements, but will be reflected as a cost of the acquisition when such determination can be reasonably made.
     As further consideration, KIC will be eligible for performance bonuses if the business meets certain loss ratio criteria over the same three years. Such performance bonuses will be expensed as incurred and will be calculated, treating each year in the three-year period beginning January 1, 2003 as a discrete period. KIC will be paid a bonus equal to 0.75% of earned premium for the year under consideration if the loss and loss adjustment expense ratio does not exceed 74%. For each one percentage point decrease from 74%, KIC will be paid an additional bonus equal to 0.75% of earned premium, up to a total maximum bonus equal to 5.25% of earned premium. No bonus will be paid if the loss and loss adjustment expense ratio exceeds 74%.
     KIC retained all liabilities for policies issued by Kemper Auto and Home prior to the closing, while Trinity Universal Insurance Company ("Trinity"), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by Kemper Auto and Home after the closing and is liable for losses and expenses incurred thereon. For policies issued by Kemper Direct prior to the acquisition date, the Company is liable for policy losses incurred thereon, subject to the loss indemnification described above, and is liable for unearned premiums as of the acquisition date. Kemper Auto and Home's and Kemper Direct's personal lines net written premiums were approximately $700 million in 2001. In addition, the Company is administering on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition (the "KIC Run-off"). From the date of acquisition to December 31, 2002, the Company recorded revenues of $31.9 million reflected as Other Income related to the administration of the KIC Run-off.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [continued]

     At the acquisition date, Unitrin's property and casualty insurance subsidiaries were not licensed in all the states where the KAH business is written nor were certain computer and data processing modifications completed to allow for the migration of the KAH business to the Company's property and casualty insurance subsidiaries. Accordingly, Trinity and KIC entered into a quota share reinsurance agreement whereby Trinity assumed 100% of the KAH business written or renewed by KIC after the acquisition date in order to provide a transitional period for Unitrin's property and casualty insurance subsidiaries to obtain licenses in the necessary states and other insurance regulatory authorizations and to complete the required computer and data processing modifications. The Company anticipates that its property and casualty insurance subsidiaries will begin directly issuing insurance policies for new business in certain states beginning in the first quarter of 2003 and will begin issuing renewal insurance policies mid-year 2003. Accordingly, the Company anticipates that the migration of the KAH business to the Company's property and casualty insurance subsidiaries will be substantially completed no earlier than the end of 2004.
     In December 2002, A. M. Best & Co., the principal insurance company rating agency, lowered its rating for KIC from "A-" (excellent) to "B+" (very good). While the rating action on KIC did not have an impact on Unitrin's property and casualty insurance subsidiaries' "A" (excellent) ratings from A. M. Best & Co., it may adversely impact the willingness of independent agents to renew their customers' insurance policies with KIC, even though they are reinsured by Trinity. In particular, homeowners' insurance is ratings-sensitive due to minimum rating standards imposed by certain residential mortgage lenders. Should KIC suffer further downgrades, these effects could be magnified.
     Accordingly, the Company is implementing some plans in an effort to preserve agent relationships and enhance the prospects for an orderly transition of the KAH business to Unitrin's property and casualty insurance subsidiaries. In connection with such plans, Unitrin acquired two inactive or "shell" insurance companies with insurance licenses in many of the required states from SCOR Reinsurance Company on December 31, 2002. The Company is also continuing to pursue necessary state licenses and other insurance regulatory authorizations, which may or may not include the acquisition of additional shell insurance companies.
     In addition, on January 8, 2003, Trinity and KIC amended the quota share reinsurance agreement between the parties to provide for a "cut-through" provision whereby Trinity will be required to pay claims directly to reinsured policyholders (or their mortgagees or loss payees, as the case may be) who have been issued new or renewal policies on or after July 1, 2002, in the event that KIC becomes insolvent. In accordance with the amendment, Trinity's liability under the reinsurance would be reduced by such payments made directly by Trinity to claimants. The Company cannot presently predict what impact these plans to preserve the KAH business will ultimately have on the ability of the Company to write the KAH business, nor can the Company predict what impact these developments will ultimately have on the contingent purchase price or performance bonuses described above.
     The Company manages KAH as a separate business unit, and accordingly, reports the operating results as a separate operating segment referred to as Kemper Auto and Home. The Company is combining the operations of Kemper Direct with its Unitrin Direct operations and manages the combined operations as a separate business unit. Accordingly, the operating results of the combined operations are reported as a separate operating segment referred to as Unitrin Direct Sales.
     On December 31, 2002, Unitrin completed the acquisition of two inactive, or "shell," insurance companies, General Security Insurance Company and General Security Property and Casualty Company (the "SCOR Companies"), from SCOR Reinsurance Company in a cash transaction for a total purchase price of approximately $31.6 million. The results of the SCOR Companies are included in Unitrin's results from the date of the acquisition. The seller is responsible for liabilities of the SCOR Companies incurred prior to the acquisition. The Company will rename the SCOR Companies as Unitrin Auto and Home Insurance Company ("UAHIC") and Unitrin Preferred Insurance Company ("UPIC"). UAHIC is licensed in 44 states and the District of Columbia. UPIC is licensed in 20 states and the District of Columbia. The cost in excess of the fair value of the tangible assets acquired is being allocated to the fair value of the licenses acquired. UAHIC and UPIC will be used in the Company's Kemper Auto and Home segment.
     Based on the Company's allocation of the purchase prices, assets acquired and liabilities assumed were:

                                                                  KEMPER
[Dollars in Millions]                                 KAH         DIRECT    SCOR     TOTAL
------------------------------------------------------------------------------------------
Investments                                         $   -         $ 58.0   $21.6    $ 79.6
Other Receivables                                       -           26.5       -      26.5
Value of Licenses Acquired                              -              -    10.0      10.0
Other Assets                                         18.7            1.9     0.1      20.7
Insurance Reserves                                      -          (27.6)      -     (27.6)
Unearned Premiums                                       -          (34.8)      -     (34.8)
Accrued and Deferred Income Taxes                       -            0.4       -       0.4
Accrued Expenses and Other Liabilities                  -           (0.8)   (0.1)     (0.9)
                                                    -----         ------   -----    ------
Total Purchase Price                                $18.7         $ 23.6   $31.6    $ 73.9
                                                    =====         ======   =====    ======
------------------------------------------------------------------------------------------

==========================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [continued]

On March 1, 2000, Valley Insurance Company ("VIC"), a subsidiary of Trinity, completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America for $7.5 million in cash. No gain or loss was recorded in connection with the sale. The Company's results in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.

     On July 26, 2000, United Insurance Company of America ("United") completed the sale of United's subsidiary, The Pyramid Life Insurance Company ("Pyramid") to Ceres Group, Inc. ("Ceres") for $7.5 million worth of convertible voting preferred stock of Ceres plus $60 million in cash, less an adjustment for a $25.0 million cash dividend paid by Pyramid immediately prior to closing. In December 2001, Ceres repurchased the preferred stock from United. Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes a loss of $3.2 million due to the repurchase. Net Realized Investment Gains (Losses) for the year ended December 31, 2000 includes a gain of $4.7 million, related to the sale of Pyramid. Premiums for Pyramid included in the Company's results in 2000 and 1999 were $37.9 million and $63.6 million, respectively.

NOTE 4. INVESTMENTS OTHER THAN INVESTEES

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2002 were:


                                                                 GROSS UNREALIZED
                                                      AMORTIZED  ----------------        FAIR
[Dollars in Millions]                                      COST    GAINS   LOSSES       VALUE
---------------------------------------------------------------------------------------------
U.S. Government and Government
   Agencies and Authorities                           $ 1,260.4  $  37.9   $    -   $ 1,298.3
States, Municipalities and Political Subdivisions         608.2     22.3     (0.7)      629.8
Corporate Securities:
   Bonds and Notes                                        957.4     78.8     (4.6)    1,031.6
   Redemptive Preferred Stocks                             61.7      4.0     (2.4)       63.3
                                                      ---------  -------   -------  ---------
Investments in Fixed Maturities                       $ 2,887.7  $ 143.0   $ (7.7)  $ 3,023.0
                                                      =========  =======   =======  =========
---------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2001 were:


                                                                 GROSS UNREALIZED
                                                      AMORTIZED  ----------------        FAIR
[Dollars in Millions]                                      COST    GAINS   LOSSES       VALUE
---------------------------------------------------------------------------------------------
U.S. Government and Government
   Agencies and Authorities                           $ 1,567.9  $  28.8  $  (3.9)  $ 1,592.8
States, Municipalities and Political Subdivisions         227.5      2.0     (2.2)      227.3
Corporate Securities
   Bonds and Notes                                        991.7     36.3    (12.9)    1,015.1
   Redemptive Preferred Stocks                             89.1      4.6     (2.5)       91.2
                                                      ---------  -------  -------   ---------
Investments in Fixed Maturities                       $ 2,876.2  $  71.7  $ (21.5)  $ 2,926.4
                                                      =========  =======  =======   =========
---------------------------------------------------------------------------------------------

The amortized cost and estimated fair values of the Company's Investments in Fixed Maturities at December 31, 2002 by contractual maturity were:


                                                                        AMORTIZED        FAIR
[Dollars in Millions]                                                        COST       VALUE
---------------------------------------------------------------------------------------------
Due in One Year or Less                                                 $   236.1   $   239.6
Due after One Year to Five Years                                            748.3       781.7
Due after Five Years to Fifteen Years                                       708.4       750.9
Due after Fifteen Years                                                   1,135.9     1,189.7
Asset-Backed Securities Not Due at a Single Maturity Date                    59.0        61.1
                                                                        ---------   ---------
Total Investments in Fixed Maturities                                   $ 2,887.7   $ 3,023.0
                                                                        =========   =========
---------------------------------------------------------------------------------------------



=============================================================================================

                                       41

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENTS OTHER THAN INVESTEES [continued]

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.
     In 2001, the Company received shares of Northrop common and preferred stock as a result of the acquisition of the Company's former investee, Litton Industries, Inc. ("Litton"), by Northrop Grumman Corporation ("Northrop") (See
Note 5 to the Consolidated Financial Statements). Cost, net unrealized gains and fair values of these securities at December 31, 2002 and 2001 was:


[Dollars in Millions]                         2002                                      2001
--------------------------------------------------------------------  --------------------------------------
                                        UNREALIZED          FAIR                 UNREALIZED            FAIR
                                  COST       GAINS         VALUE         COST         GAINS           VALUE
------------------------------------------------------------------------------------------------------------
Northrop Common Stock           $661.5      $ 82.1         $743.6       $661.5        $111.2          $772.7
Northrop Preferred Stock         177.5        41.4          218.9        177.5          42.6           220.1
                                ------      ------         ------       ------        ------          ------
Total                           $839.0      $123.5         $962.5       $839.0        $153.8          $992.8
                                ======      ======         ======       ======        ======          ======
------------------------------------------------------------------------------------------------------------
At December 31, 2002, gross unrealized gains and gross unrealized losses on Other Equity Securities were:

                                                                          GROSS UNREALIZED
                                                                        --------------------            FAIR
[Dollars in Millions]                                        COST        GAINS        LOSSES           VALUE
------------------------------------------------------------------------------------------------------------
Common Stocks                                              $286.9       $ 78.0        $(31.2)         $333.7
Preferred Stocks                                             97.6          3.1          (2.6)           98.1
                                                           ------       ------        ------          ------
Total                                                      $384.5       $ 81.1        $(33.8)         $431.8
                                                           ======       ======        ======          ======
------------------------------------------------------------------------------------------------------------
At December 31, 2001, gross unrealized gains and gross unrealized losses on Other Equity Securities were:

                                                                          GROSS UNREALIZED
                                                                        --------------------            FAIR
[Dollars in Millions]                                        COST        GAINS        LOSSES           VALUE
------------------------------------------------------------------------------------------------------------
Common Stocks                                              $210.7       $101.2        $ (7.2)         $304.7
Preferred Stocks                                             89.6          2.9          (2.6)           89.9
                                                           ------       ------        ------          ------
Total                                                      $300.3       $104.1        $ (9.8)         $394.6
                                                           ======       ======        ======          ======
------------------------------------------------------------------------------------------------------------

Some of the Company's subsidiaries are parties to securities lending agreements whereby unrelated parties, primarily large brokerage firms, borrow securities from the subsidiaries' accounts. Borrowers of these securities must deposit cash collateral with the subsidiaries equal to 102% of the fair value of the securities loaned. The subsidiaries continue to receive the interest on loaned securities as beneficial owners, and accordingly, the loaned securities are included in Fixed Maturities. The amount of collateral received is invested in short-term securities, and is included in these financial statements as Short-term Investments with a corresponding Liability for Funds Held for Securities on Loan included in Accrued Expenses and Other Liabilities. No securities were on loan at December 31, 2002. At December 31, 2001, the fair value of collateral held was $172.5 million.

NOTE 5. INVESTMENTS IN INVESTEES

The Company's investment in the common stock of UNOVA, Inc. ("UNOVA") is accounted for under the equity method of accounting and reflected as Investment in Investee in the Company's Consolidated Balance Sheets. The carrying value, fair value and approximate voting percentage, based on the most recent publicly-available data, for its Investment in Investee at December 31, 2002 and 2001 were:

[Dollars in Millions]                                                                   2002            2001
------------------------------------------------------------------------------------------------------------
Carrying Value                                                                        $ 64.9          $ 65.4
Fair Value                                                                            $ 75.9          $ 73.4
Approximate Voting Percentage                                                           21.7%           21.9%
------------------------------------------------------------------------------------------------------------

The Company's equity in the reported net assets of UNOVA exceeded its carrying value of its investment in UNOVA by approximately $29.2 million at December 31, 2002, due primarily to an adjustment recorded in the third quarter of 2000 to reduce the carrying value of the Company's investment to its then estimated realizable value.


================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INVESTMENTS IN INVESTEES [continued]

In April 2001, Northrop completed its acquisition of Litton. Prior to the Northrop-Litton transaction, Unitrin and its subsidiaries owned approximately
12.7 million shares or 28% of Litton's outstanding common stock. Unitrin and its subsidiaries tendered all of their shares of Litton common stock to Northrop. In exchange for their holdings of Litton common stock, Unitrin and its subsidiaries received approximately 1.8 million shares of Northrop Series B convertible preferred stock and approximately 7.7 million shares of Northrop common stock in a tax-free exchange. In addition to receiving the Northrop preferred and common stock, Unitrin and its subsidiaries received cash of $171.8 million, net of transaction costs. In the second quarter of 2001, the Company recognized a pre-tax accounting gain of $562.1 million and an after-tax accounting gain of $362.4 million, or $5.37 per common share related to this transaction.
    Prior to Northrop's acquisition of Litton, Unitrin accounted for its investment in Litton under the equity method of accounting. As a result of the Northrop-Litton transaction, Unitrin's ownership percentage in the combined company fell below 20%, and accordingly, Unitrin does not apply the equity method of accounting to its investments in Northrop.
     In November 2001, Unitrin spun off its 44% equity ownership interest in Curtiss-Wright in a tax-free distribution to Unitrin's shareholders. In connection with the spin-off, all of the 4.4 million Curtiss-Wright shares held by Unitrin were exchanged for 4.4 million shares of a new Class B common stock of Curtiss-Wright that is entitled to elect at least 80% of the Board of Directors of Curtiss-Wright but is otherwise substantially identical to Curtiss-Wright's existing common stock. The Curtiss-Wright Class B common stock was distributed pro ratably to shareholders of Unitrin. All of the other outstanding shares of Curtiss-Wright common stock remained outstanding and are entitled to elect approximately 20% of the Board of Directors of Curtiss-Wright.
     The distribution has been accounted for as a spin-off and, accordingly, Retained Earnings was reduced by the carrying value of the Company's investment in Curtiss-Wright, or $137.8 million ($2.04 per Unitrin common share) in 2001. The aggregate fair value of the shares of Curtiss-Wright Class B common stock distributed to Unitrin shareholders was approximately $196.1 million ($2.91 per Unitrin common share) at the time of the spin-off. Net Realized Investment Gains (Losses) for the years ended December 31, 2001 and 2000 includes losses of $4.5 million and $0.7 million, respectively, for certain transaction costs related to the spin-off. Equity in Net Income of Investees for the year ended December 31, 2001 includes a tax benefit of $8.8 million to reduce the Company's estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting.
    Equity in Net Income (Loss) of Investees for each of the Company's investee or former investee companies for the years ended December 31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                 2002      2001      2000
------------------------------------------------------------------------------
Curtiss-Wright Corporation                           $   -    $ 20.5    $ 11.8
Litton Industries, Inc.                                  -       8.8      38.2
UNOVA, Inc.                                           (1.9)     (0.6)    (56.8)
                                                     -----    ------    ------
Equity in Net Income (Loss) of Investees             $(1.9)   $ 28.7    $ (6.8)
                                                     =====    ======    ======
-------------------------------------------------------------------------------

On June 20, 2000, the fair value of Unitrin's investment in UNOVA declined below Unitrin's carrying value of its investment in UNOVA. During the third quarter of 2000, Unitrin determined that the decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin recorded an after-tax loss of $60.7 million to reduce the carrying value of its investment in UNOVA to its then current estimated realizable value. The loss has been allocated to Unitrin's proportionate share of UNOVA's non-current assets. Accordingly, Unitrin's reported equity in the net income of UNOVA differs from Unitrin's proportionate share of UNOVA's reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets.
    In July 2001, three of Unitrin's subsidiaries entered into a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the subsidiaries provided $31.5 million in funding to UNOVA. During 2002 and 2001, UNOVA repaid principal of $23.9 million and $0.8 million, respectively, to Unitrin's subsidiaries. At December 31, 2002, Investments in Fixed Maturities included $6.8 million representing Unitrin's subsidiaries' share of remaining unpaid principal under the agreement. UNOVA repaid the remaining principal in January 2003.
    During 2001, two of Unitrin's subsidiaries purchased a portion of UNOVA's outstanding publicly-traded notes maturing in March 2005 with a total par value of $5.0 million. Unitrin's subsidiaries' investments in UNOVA's publicly-traded notes are included in Investments in Fixed Maturities at December 31, 2002 and 2001.
     Amounts reported in Unitrin's 2001 and 2000 consolidated financial statements for Litton are based on amounts reported by Litton for the three-month period ended January 31, 2001 and the twelve-month period ended October 31, 2000. For the three months ended January 31, 2001, Litton reported total revenues of $1,344.9 million and net income of $49.7 million. For the twelve months ended October 31, 2000, Litton reported total revenues of $5,630.1 million and net income of $213.3 million.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES

Consumer Finance Receivables consists primarily of loans to residents of California and other western states which are secured by automobiles and is stated net of unearned discount, loan fees and reserve for loan losses.
    The components of Consumer Finance Receivables at December 31, 2002 and 2001 were:

[Dollars in Millions]                                             2002     2001
-------------------------------------------------------------------------------
Sales Contracts and Loans Receivables                          $ 953.3  $ 841.7
Unearned Discounts and Deferred Fees                             (77.9)   (83.6)
Reserve for Loan Losses                                          (45.1)   (35.0)
                                                               -------  -------
Consumer Finance Receivables                                   $ 830.3  $ 723.1
                                                               =======  =======
-------------------------------------------------------------------------------
Activity in the Reserve for Loan Losses for the years ended December
31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                   2002      2001     2000
-------------------------------------------------------------------------------
Reserve for Loan Losses-Beginning of Year             $ 35.0    $ 36.0   $ 41.7
Provision for Loan Losses                               39.1      29.2     27.0
Consumer Finance Receivables Charged-off               (62.3)    (59.7)   (52.2)
Consumer Finance Receivables Recovered                  33.3      29.5     19.5
                                                      ------    ------   ------
Reserve for Loan Losses-End of Year                   $ 45.1    $ 35.0   $ 36.0
                                                      ======    ======   ======
-------------------------------------------------------------------------------

Total Consumer Finance Receivables greater than sixty days past due were $20.2 million and $18.0 million at December 31, 2002 and 2001, respectively.
    Investment Certificates and Savings Accounts and their related interest rates at December 31, 2002 and 2001 were:

[Dollars in Millions]                           2002                                    2001
------------------------------------------------------------------------------------------------------------------
                                WEIGHTED                                     WEIGHTED
                                 AVERAGE           RANGE OF                   AVERAGE           RANGE OF
                           INTEREST RATE     INTEREST RATES    AMOUNT   INTEREST RATE     INTEREST RATES    AMOUNT
------------------------------------------------------------------------------------------------------------------
Investment Certificates             4.11%         0.20-7.60%   $829.2            5.28%         1.00-7.60%  $ 702.0
Savings Accounts                    0.05          0.05-0.05      28.4            1.47          0.20-1.90      45.5
                           -------------     --------------    ------   -------------     --------------   -------
Total                               3.98%         0.05-7.60%   $857.6            5.04%         0.20-7.60%  $ 747.5
                           =============     ==============    ======   =============     ==============   =======
------------------------------------------------------------------------------------------------------------------

Investment Certificates are generally fixed in maturity. The contractual maturities of Investment Certificates at December 31, 2002 and 2001 were:

[Dollars in Millions]                                2002      2001
---------------------------------------------------------------------
Due in One Year or Less                             $ 390.4   $ 441.4
Due after One Year to Three Years                     206.4     168.6
Due after Three Years to Five Years                   198.1      92.0
Due after Five Years                                   34.3         -
                                                    -------   -------
Total Investment Certificates                       $ 829.2   $ 702.0
                                                    =======   =======
---------------------------------------------------------------------

===============================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                                 2002     2001     2000
---------------------------------------------------------------------------------------------
Property and Casualty Insurance Reserves,
   Net of Reinsurance and Indemnification-Beginning of Year         $ 639.8  $ 507.0  $ 487.2
Acquired                                                               27.6        -        -
Incurred related to:
   Current Year                                                     1,002.4    820.4    652.3
   Prior Years                                                         82.3     58.8     (1.4)
                                                                    -------  -------  -------
Total Incurred                                                      1,084.7    879.2    650.9
                                                                    -------  -------  -------
Paid related to:
   Current Year                                                       527.2    473.1    402.6
   Prior Years                                                        341.5    273.3    228.5
                                                                    -------  -------  -------
Total Paid                                                            868.7    746.4    631.1
                                                                    -------  -------  -------
Property and Casualty Insurance Reserves,
   Net of Reinsurance and Indemnification-End of Year               $ 883.4  $ 639.8  $ 507.0
                                                                    =======  =======  =======
---------------------------------------------------------------------------------------------

Property and Casualty Insurance Reserves are estimated based on historical experience patterns and current economic trends. Actual loss experience and loss trends are likely to differ from these historical experience patterns and economic conditions. Loss experience and loss trends emerge over several years from the dates of loss inception. The Company monitors such emerging loss trends. Upon concluding, based on the data available, that an emerging loss trend will continue, the Company adjusts its property and casualty insurance reserves to reflect such trend. Changes in such estimates are included in the Consolidated Statement of Income in the period of change.

     In 2002, the Company increased its property and casualty insurance reserves by $82.3 million to reflect adverse development of losses from prior accident years. The reserve increases reflect developing loss trends primarily related to construction defect, mold, automobile liability and product liability loss exposures in its commercial lines of business as well as personal automobile liability. In 2001, the Company increased its property and casualty insurance reserves by $58.8 million to reflect adverse development of losses from prior accident years.

     The Company cannot predict whether or not losses will develop favorably or unfavorably from the amounts recorded in the Company's consolidated financial statements. However, the Company believes that such development will not have a material effect on the Company's consolidated financial position, but could have a material effect on the Company's consolidated financial results for a given period.

    Reinsurance Recoverables were $41.5 million, $38.5 million and $26.9 million at December 31, 2002, 2001 and 2000, respectively.

     Under the agreement governing the acquisition of Valley Group, Inc. ("VGI"), the Company is entitled to recover 90% of unfavorable development on VGI's pre-acquisition loss and loss adjustment expense reserves from the seller, White Mountains Insurance Group, Ltd. ("White Mountains") (formerly Fund American Enterprise Holdings, Inc.). Recovery is subject to a maximum limit of $50 million. Ninety percent of the unfavorable development exceeded the maximum recovery under the agreement and accordingly, the recoverable at December 31, 2002 was recorded at the maximum limit. At December 31, 2001, the Company had a recoverable of $21.8 million recorded from White Mountains. The Company is required to deliver a final reserve report as of December 31, 2002 to White Mountains within 90 days of such date. White Mountains is required to make payment of the indicated deficiency within 30 days of receipt of the final reserve report unless it disagrees with such deficiency, in which case the matter would be submitted to a dispute resolution process provided in the agreement. Incurred losses are net of the estimated recovery in these consolidated financial statements.

NOTE 8. NOTES PAYABLE

On June 26, 2002, the Company commenced an initial public offering of its 5.75% senior notes due July 1, 2007 with an aggregate principal amount of $300 million (the "Senior Notes"). The Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company's option at specified redemption prices. On July 1, 2002, the Company issued the Senior Notes in exchange for proceeds of $296.8 million, net of transaction costs, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company's former revolving credit agreement.

On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks that provides for fixed and floating rate advances for periods of up to 180 days at various interest

================================================================================
                                       45

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 . NOTES PAYABLE [continued]

rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company's largest insurance subsidiaries. The proceeds from advances under the revolving credit agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The new revolving credit agreement replaces the Company's former credit facility which was terminated on August 30, 2002.

     At December 31, 2002, the Company had outstanding borrowings under the new revolving credit agreement of $80.0 million at a weighted-average interest rate of 1.40%. At December 31, 2001, the Company had outstanding borrowings under the former revolving credit agreement of $254.0 million, at a weighted-average interest rate of 2.44%. Other borrowings were $0.8 million at December 31, 2001. The Company paid total interest of $3.9 million, $9.5 million and $13.0 million in 2002, 2001 and 2000, respectively.

NOTE 9 . SHAREHOLDERS' EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2002.

    On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a Shareholder Rights Plan. The description and terms of the rights are set forth in a Rights Agreement between the Company and the rights agent.

    At December 31, 2002, there are approximately 3.6 million shares of the Company's outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company's Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 54.6 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

    Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary's net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. The Company's subsidiaries paid dividends of $671.1 million to the Company in 2002. In 2003, the Company's subsidiaries would be able to pay approximately $174 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2002 also includes $37.7 million representing the undistributed earnings of investee.

    The Company's insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Estimated Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries was $320 million and $831 million at December 31, 2002 and 2001, respectively. Estimated Statutory Capital and Surplus for the Company's Property and Casualty Insurance subsidiaries was $680 million and $792 million at December 31, 2002 and 2001, respectively. Effective January 1, 2001, the Company's insurance subsidiaries adopted certain statutory accounting changes resulting from the codification of statutory accounting principles. Statutory Capital and Surplus for the Company's Life and Health Insurance subsidiaries and Property and Casualty Insurance subsidiaries decreased by approximately $43 million and $184 million, respectively, due to effects of the statutory accounting changes. The Company's insurance subsidiaries have capacity to write additional premiums relative to statutory capital and surplus requirements. Estimated Statutory Net Income for the Company's Life and Health Insurance subsidiaries was approximately $38 million, $384 million and $91 million for 2002, 2001 and 2000, respectively. Estimated Statutory Net Income for the Company's Property and Casualty Insurance subsidiaries was a loss of approximately $82 million, income of $301 million and income of $6 million for 2002, 2001 and 2000, respectively. Estimated Statutory Net Income increased in 2001, due primarily to the Northrop-Litton transaction (See Note 5 to the Consolidated Financial Statements). Statutory Capital and Surplus and Statutory Net Income exclude the Company's Consumer Finance and Parent Company operations.

NOTE 10. STOCK OPTION PLANS

On May 1, 1996, the Company's shareholders approved the Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan") covering an aggregate of 400,000 shares of Unitrin common stock. Under the Director Plan, directors of the Company who are not employees and who first became non-employee directors after November 1, 1993 and each director who has retired as an employee of the Company will be granted an initial option to purchase 4,000 shares of the Company's common stock and thereafter, on the date of each of the Company's annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company's common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director's fees into stock options upon six months prior notice to the Company.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [continued]


On May 1, 2002, the Company's shareholders approved the Unitrin, Inc. 2002 Stock Option Plan (the "2002 Option Plan") covering an aggregate of 5,000,000 shares of Unitrin common stock. The 1997 Stock Option Plan (the "1997 Option Plan") covering an aggregate of 4,000,000 shares of Unitrin common stock was approved by the Company's shareholders on May 14, 1997. The 1990 Stock Option Plan (the "1990 Option Plan") covering an aggregate of 5,000,000 shares of Unitrin common stock was adopted by the Company's Board of Directors in February 1990. Under the 2002 Option Plan, 1997 Option Plan and 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates ("participants"). The Compensation Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 2002 Option Plan, the 1997 Option Plan or the 1990 Option Plan. The Compensation Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are non-transferable and are exercisable in installments. Only non-qualified stock options have been granted under the 2002 Option Plan, the 1997 Option Plan and the 1990 Option Plan.

     To encourage stock ownership, the Company's four stock option plans include provisions to automatically grant restorative stock options ("Restorative Options") to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

     As of December 31, 2002, options for 110,113 common shares, 325,000 common shares, 3,346,319 common shares and 1,584,946 common shares were outstanding under the Director Plan, 2002 Option Plan, 1997 Option Plan and the 1990 Option Plan, respectively, and options for 272,000 common shares, 4,675,000 common shares and 184,587 common shares were available for future grant under the Director Plan, 2002 Option Plan and 1997 Option Plan, respectively.

    As of December 31, 2001, options for 104,583 common shares, 2,962,253 common shares and 1,926,025 common shares were outstanding under the Director Plan, 1997 Option Plan and the 1990 Option Plan, respectively, and options for 290,530 common shares and 711,948 common shares were available for future grant under the Director Plan and 1997 Option Plan, respectively.

    During 2002, the term of options for 51,282 common shares was extended. The market value of the Company's common stock exceeded the exercise price of the options on the date of modification. Accordingly, the Company recorded compensation expense of $0.3 million in 2002 as a result of the modification.

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

    The following table summarizes information about stock options outstanding at December 31, 2002:

                                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                         -------------------------------------------------------   -------------------------------
                             NUMBER        WEIGHTED-AVERAGE                           NUMBER
       RANGE OF           OUTSTANDING         REMAINING         WEIGHTED-AVERAGE   EXERCISABLE    WEIGHTED-AVERAGE
   EXERCISE PRICES        AT YEAR END      CONTRACTUAL LIFE      EXERCISE PRICE    AT YEAR END     EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------
  $21.0001-$33.6000        1,589,717             5.7                 $30.834         1,353,844         $31.004
------------------------------------------------------------------------------------------------------------------
  $33.6001-$37.8000        1,903,989             5.9                 $34.883         1,423,295         $34.961
------------------------------------------------------------------------------------------------------------------
  $37.8001-$42.0000        1,872,672             6.9                 $40.793         1,139,922         $40.024
------------------------------------------------------------------------------------------------------------------

The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows: 1) For options granted in 2002, 2001 and 2000, the expected dividend yield used was 4.09%, 4.14% and 4.26%, respectively, 2) The weighted-average expected volatility used was between 18.5% and 26.0% for 2002 and 20.0% for options granted in 2001 and 2000, 3) The weighted-average risk free interest rate used was the average yield on zero coupon U.S. Government securities with a maturity comparable to the expected life of each option, and 4) The expected lives of the options ranged between 1 to 7 years for all grants, except grants under the Director Plan. In the case of the Director Plan, a life of 8 years was used in 2002 and 10 years in both 2001 and 2000.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [continued]

A summary of the status of the Company's four stock option plans as of December 31, 2002, 2001 and 2000, and stock option activity for the years then ended is presented below:

                                                                                                                ESTIMATED WEIGHTED-
                                                NUMBER                                                         AVERAGE FAIR VALUE OF
                                               OF SHARES        WEIGHTED-AVERAGE     OPTIONS EXERCISABLE         OPTIONS GRANTED
                                               (NOTE 1)          EXERCISE PRICE          AT YEAR END             DURING THE YEAR
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999              4,700,324              $34.28               2,768,853
Granted                                       1,708,349               33.97                                           $3.44
Exercised                                      (877,814)              30.75
Forfeited                                      (744,374)              36.20
                                              ---------              ------
Outstanding at December 31, 2000              4,786,485              $34.53               2,992,300
Granted                                       2,078,639               35.78                                           $5.03
Exercised                                    (1,621,287)              32.55
Forfeited                                      (250,976)              35.18
                                             ----------              ------
Outstanding at December 31, 2001              4,992,861              $33.54               2,878,323
Granted                                       1,414,057               41.22                                           $6.62
Exercised                                      (853,393)              32.42
Forfeited                                      (187,147)              33.28
                                             ----------              ------
Outstanding at December 31, 2002              5,366,378              $35.74               3,917,061
                                             ==========              ======
------------------------------------------------------------------------------------------------------------------------------------

Options granted in 2002, 2001 and 2000, include: 390,057; 996,302 and 548,849
Restorative Options, respectively. In order to preserve the aggregate intrinsic value of options immediately before the spin-off of Curtiss-Wright, the exercise price of outstanding options was reduced at a weighted-average of $2.49 per common share and options for an additional 155,209 common shares were granted.

NOTE 11. NET INCOME (LOSS) PER SHARE

Net Income (Loss) Per Share and Net Income (Loss) Per Share Assuming Dilution for the years ended December 31, 2002, 2001 and 2000 were:


[Dollars and Shares in Millions, Except Per Share Amounts]                               2002        2001      2000
----------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                                       $ (8.2)     $380.9     $91.0
Dilutive Effect on Net Income (Loss) from Investees' Equivalent Shares                       -        (0.4)     (0.3)
                                                                                        ------      ------     -----
Net Income (Loss) Assuming Dilution                                                     $ (8.2)     $380.5     $90.7
                                                                                        ======      ======     =====
Weighted-Average Common Shares Outstanding                                                67.7        67.5      68.7
Dilutive Effect of Unitrin Stock Option Plans                                                -         0.4       0.1
                                                                                        ------      ------     -----
Weighted-Average Common Shares and Equivalent Shares Outstanding Assuming Dilution        67.7        67.9      68.8
                                                                                        ======      ======     =====
Net Income (Loss) Per Share                                                             $(0.12)     $ 5.64     $1.32
                                                                                        ======      ======     =====
Net Income (Loss) Per Share Assuming Dilution                                           $(0.12)     $ 5.60     $1.32
                                                                                        ======      ======     =====
----------------------------------------------------------------------------------------------------------------------

Options to purchase 0.4 million common shares were excluded from the computation of Weighted-Average Equivalent Shares in 2002 because the effect of inclusion would be anti-dilutive.

Options outstanding at December 31, 2002, 2001 and 2000 to purchase 4.6 million,
0.1 million and 3.0 million common shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2002, 2001 and 2000, respectively, because the exercise price exceeded the average market price.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. OTHER COMPREHENSIVE INCOME

Other Comprehensive Income for the years ended December 31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                                             2002    2001     2000
-------------------------------------------------------------------------------------------------------
Gross Unrealized Holding Gains (Losses) Arising During Year from:
   Fixed Maturities                                                             $ 78.9  $ 44.2  $  64.2
   Northrop Grumman Preferred Stock                                               (1.2)   42.6        -
   Northrop Grumman Common Stock                                                 (29.1)  111.2        -
   Other Equity Securities                                                       (61.6)  (54.6)   247.4
   Other                                                                           1.4     3.7     (6.8)
                                                                                ------  ------  -------
   Gross Unrealized Holding Gains (Losses) Arising During Year                   (11.6)  147.1    304.8
   Income Tax Benefit (Expense)                                                    4.1   (51.6)  (107.0)
                                                                                ------  ------  -------
   Unrealized Holding Gains (Losses) Arising During Year, Net                     (7.5)   95.5    197.8
                                                                                ------  ------  -------
Reclassification Adjustment for Gross (Gains) Losses
Realized in Net Income:

   Fixed Maturities                                                                6.2     2.7     14.1
   Other Equity Securities                                                        14.6   (13.2)  (147.0)
                                                                                ------  ------  -------
   Reclassification Adjustment for Gross (Gains) Losses
     Realized in Net Income                                                       20.8   (10.5)  (132.9)
   Income Tax Expense (Benefit)                                                   (7.3)    3.7     46.5
                                                                                ------  ------  -------
   Reclassification Adjustment for (Gains) Losses Realized in
     Net Income, Net                                                              13.5    (6.8)   (86.4)
                                                                                ------  ------  -------
Other Comprehensive Income                                                       $ 6.0  $ 88.7  $ 111.4
                                                                                ======  ======  =======
-------------------------------------------------------------------------------------------------------
Investments in Investees are accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investments in
Investees are excluded from the determination of Total Comprehensive Income
(Loss) and Other Comprehensive Income.

NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                                                2002      2001      2000
=============================================================================================================
Investment Income:
   Interest and Dividends on Fixed Maturities                                     $ 159.0   $ 174.1   $ 183.0
   Dividends on Equity Securities                                                    38.1      29.8      12.7
   Short-term                                                                         9.0      15.3       9.1
   Real Estate                                                                       21.7      21.5      20.1
   Other                                                                             11.3      12.4      12.0
                                                                                  -------   -------   -------
   Total Investment Income                                                          239.1     253.1     236.9
Investment Expenses:
   Real Estate                                                                       15.8      15.5      15.0
   Other                                                                              1.4       1.1       1.0
                                                                                  -------  --------   -------
Total Investment Expenses                                                            17.2      16.6      16.0
                                                                                  -------  --------   -------
Net Investment Income                                                             $ 221.9   $ 236.5   $ 220.9
                                                                                  =======  ========   =======
-------------------------------------------------------------------------------------------------------------


==============================================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. INCOME FROM INVESTMENTS [continued]

The components of Net Realized Investment Gains (Losses) for the years ended December 31, 2002, 2001 and 2000 were:


[Dollars in Millions]                                  2002      2001      2000
--------------------------------------------------------------------------------
Fixed Maturities:
   Gains on Dispositions                            $   5.5   $   2.6   $   0.5
   Losses on Dispositions                              (1.3)     (4.2)     (2.3)
   Losses from Write-downs                            (10.9)     (0.9)     (8.6)
Equity Securities:
   Gains on Dispositions                                2.7      13.3     148.4
   Losses on Dispositions                              (0.7)     (0.1)     (1.0)
   Losses from Write-downs                            (16.5)        -      (0.4)
Investees:
   Gains on Dispositions                                  -     562.1         -
   Losses on Dispositions                                 -      (4.5)     (0.7)
Other Investments:
   Gains on Dispositions                                8.4         -       4.7
   Losses on Dispositions                              (0.5)     (0.1)     (0.1)
                                                    -------   -------   -------
Net Realized Investment Gains (Losses)              $ (13.3)  $ 568.2   $ 140.5
                                                    =======   =======   =======
--------------------------------------------------------------------------------

Net Realized Investment Gains (Losses) was a loss of $13.3 million, a gain of $568.2 million and a gain of $140.5 million in 2002, 2001 and 2000, respectively. Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes a pre-tax gain of $8.1 million due to the sale of certain investment real estate and pre-tax gains of $1.5 million resulting from sales of a portion of the Company's investment in Baker Hughes common stock. Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes a pre-tax gain of $562.1 million resulting from the acquisition of Litton by Northrop (See Note 5 to the Consolidated Financial Statements). Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes pre-tax gains of $12.6 million resulting from sales of a portion of the Company's investment in Baker Hughes common stock and gains of $0.7 million from sales of all of its holdings of Enron common stock. Net Realized Investment Gains (Losses) for the year ended December 31, 2000 includes pre-tax gains of $142.4 million from sales of a portion of the Company's investment in Baker Hughes common stock and a gain of $4.7 million due to the sale of Pyramid (See Note 3 to the Consolidated Financial Statements). The Company cannot anticipate when or if similar investment gains or losses may occur in the future.
    Net Realized Investment Gains (Losses) for the years ended December 31, 2002, 2001 and 2000 includes losses of $27.4 million, $0.9 million and $9.0 million, respectively, resulting from other than temporary declines in the fair value of investments. The Company cannot anticipate when or if similar investment losses may occur in the future.

NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2002, 2001 and 2000 were:


[Dollars in Millions]                                  2002      2001      2000
--------------------------------------------------------------------------------
Commissions                                         $ 405.8   $ 321.6   $ 313.5
General Expenses                                      332.0     273.2     267.3
Taxes, Licenses and Fees                               45.3      32.8      31.8
                                                    -------   -------   -------
Total Costs Incurred                                  783.1     627.6     612.6
                                                    -------   -------   -------
Policy Acquisition Costs:
   Deferred                                          (289.7)   (191.3)   (175.3)
   Amortized                                          237.3     188.5     172.2
                                                    -------   -------   -------
   Net Policy Acquisition Costs Amortized
     (Deferred)                                       (52.4)     (2.8)     (3.1)
                                                    -------   -------   -------
Insurance Expenses                                  $ 730.7   $ 624.8   $ 609.5
                                                    =======   =======   =======
--------------------------------------------------------------------------------

================================================================================

Policy Acquisition Costs Deferred in 2002 increased by $98.4 million, compared to 2001, due primarily to premium volume from Kemper Auto and Home segment and Specialty Lines Insurance segment.

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company's Net Deferred Tax Liability at December 31, 2002 and 2001 were:

[Dollars in Millions]                                                  2002      2001
-------------------------------------------------------------------------------------
Deferred Tax Assets:
   Insurance Reserves                                               $  47.4   $  49.7
   Unearned Premium Reserves                                           49.4      27.1
   Tax Capitalization of Policy Acquisition Costs                      60.6      58.1
   Reserve for Loan Losses                                             19.0      12.7
   Postretirement Benefits Other Than Pensions                         28.7      29.6
   Other                                                               28.8      26.4
                                                                    -------   -------
   Total Deferred Tax Assets                                          233.9     203.6
                                                                    -------   -------
Deferred Tax Liabilities:
   Deferred Policy Acquisition Costs                                  134.2     115.3
   Fixed Maturities                                                    48.3      19.8
   Equity Securities                                                  358.8     391.8
   Investments in Investees                                            20.0      20.4
   Pension Asset                                                       15.6      15.9
   Other                                                               15.5       8.7
                                                                    -------   -------
   Total Deferred Tax Liability                                       592.4     571.9
                                                                    -------   -------
   Net Deferred Tax Liability                                         358.5     368.3
   Current Tax Liability (Asset)                                       (8.0)     15.9
                                                                    -------   -------
Accrued and Deferred Income Taxes                                   $ 350.5   $ 384.2
                                                                    =======   =======

--------------------------------------------------------------------------------
A deferred tax asset valuation allowance was not required at December 31, 2002 and 2001. Income taxes paid were $12.2 million, $100.0 million and $117.0 million in 2002, 2001 and 2000, respectively.

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

     Comprehensive Income Tax Expense (Benefit) included in the Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000 was:

[Dollars in Millions]                                         2002      2001     2000
-------------------------------------------------------------------------------------
Income Tax Expense (Benefit)                               $  (18.3) $ 190.3  $  54.4
Equity in Net Income (Loss) of Investees                       (1.1)     1.4     (4.7)
Equity in Other Comprehensive Income (Loss) of Investees        0.9      1.3     (2.4)
Unrealized Appreciation on Securities                           2.4     46.6     62.8
Effect on Paid-in Capital from Exercise of Stock Options       (2.2)    (3.1)    (1.9)
                                                           --------  -------  -------
Comprehensive Income Tax Expense (Benefit)                 $  (18.3) $ 236.5  $ 108.2
                                                           ========  =======  =======

--------------------------------------------------------------------------------
Comprehensive Income Tax Expense (Benefit) for the year ended December 31, 2001 includes a tax benefit of $8.8 million in Equity in Net Income of Investees to reduce the Company's estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting (See Note 5 to the Consolidated Financial Statements).

     The components of Income Tax Expense (Benefit) for the years ended December 31, 2002, 2001 and 2000 were:

[Dollars in Millions]                                         2002      2001     2000
-------------------------------------------------------------------------------------
Current Tax Expense (Benefit)                              $   (9.6) $  81.6  $  142.2
Deferred Tax Expense (Benefit)                                 (8.7)   108.7     (87.8)
                                                           --------  -------  -------
Income Tax Expense (Benefit)                               $  (18.3) $ 190.3  $   54.4
                                                           ========  =======  =======
-------------------------------------------------------------------------------------



=====================================================================================

                                       51

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES [continued]

A reconciliation of income taxes calculated using the Statutory Federal Income Tax rate to the Company's reported Income Tax Expense (Benefit) for the years ended December 31, 2002, 2001 and 2000 is as follows:

[Dollars in Millions]                                                    2002       2001       2000
----------------------------------------------------------------------------------------------------
Income Tax Expense (Benefit) at Statutory Federal Rate                $  (8.4)    $189.9      $ 53.3
Tax-exempt Income and Dividends Received Deduction Effect               (12.2)      (7.9)       (4.6)
State Income Taxes Effect                                                 1.8        4.6         3.6
Amortization of Goodwill Effect                                             -        1.7         1.7
Other, Net                                                                0.5        2.0         0.4
                                                                      -------     ------      ------
Income Tax Expense (Benefit)                                          $ (18.3)    $190.3      $ 54.4
                                                                      =======     ======      ======
----------------------------------------------------------------------------------------------------

For the years ended December 31, 2002, 2001 and 2000, the Company filed or will file a consolidated Federal income tax return with all of its subsidiaries except for The Reliable Life Insurance Company and its subsidiaries, and NationalCare Insurance Company and its subsidiaries.
    On September 27, 1999, Fireside Securities Corporation ("Fireside"), a subsidiary of Unitrin, received Notices of Proposed Adjustment to its California Franchise tax returns from the State of California Franchise Tax Board (the "FTB") in the amount of $7.5 million for 1992 and $8.3 million for 1993, excluding interest. The FTB asserted that Fireside and Unitrin and its insurance company subsidiaries are members of a single unitary group. The FTB assertion would have had the effect of taxing inter-company dividends paid by Unitrin's insurance subsidiaries to Unitrin, but excluding the apportionment factors of the insurance company subsidiaries in determining the income taxable in California. This assessment was vigorously contested and a formal protest was filed with the FTB by Fireside on November 23, 1999.
    On August 26, 2002, Fireside received official notification from the FTB that after consideration of the protest filed, the FTB has withdrawn these assessments.
    The FTB implemented a new policy in 2002, that for tax years ending on or after December 1, 1997 all dividends received from an 80 percent or more owned insurance subsidiary are taxable. Fireside's tax returns for 1997 and subsequent years have not been examined by the FTB, nor has Fireside been notified that they will be examined, and the Company cannot presently predict whether the FTB will assess any additional tax for these years. These notifications or assessments did not have an impact on the results of operations for 2002, 2001 and 2000.

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors several defined benefit pension plans covering most of its employees. Participation in certain plans requires employee contributions of 3 percent of pay, as defined, per year. Benefits for contributory plans are based on compensation during plan participation and the number of years of participation. Benefits for non-contributory plans are based on years of service and final average pay, as defined. The Company funds the pension plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.
    The Company sponsors several postretirement benefit plans that provide medical and life insurance benefits to approximately 1,000 retired and 2,000 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant's attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually. Postretirement life insurance benefits are generally contributory and generally limited to $10,000 per participant.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [continued]

Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the years ended December 31, 2002 and 2001 were:

                                                                                              POSTRETIREMENT BENEFITS
                                                                      PENSION BENEFITS          OTHER THAN PENSIONS
                                                                   --------------------------------------------------
[Dollars in Millions]                                                  2002          2001          2002          2001
---------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                     $  288.3      $  293.6      $     --      $     --
Actual Return on Plan Assets                                            1.1           7.0            --            --
Contributions by the Company                                             --            --           4.6           4.3
Contributions by Plan Participants                                      1.2           1.1           1.1           1.0
Benefits Paid                                                         (13.1)        (13.4)         (5.7)         (5.3)
                                                                   --------      --------      --------      --------
Fair Value of Plan Assets at End of Year                           $  277.5      $  288.3      $     --      $     --
                                                                   --------     ---------      --------      --------
Projected Benefit Obligations at Beginning of Year                 $  248.7      $  229.2      $   64.9      $   73.2
Service Cost Benefits Earned During the Year                           11.4          10.3           0.6           0.8
Interest Cost on Projected Benefit Obligations                         16.4          15.3           3.7           4.2
Contributions by Plan Participants                                      1.2           1.1           1.1           1.0
Impact of Plan Change                                                   0.1           0.4            --            --
Benefits Paid                                                         (13.1)        (13.4)         (5.7)         (5.3)
Actuarial (Gains) Losses                                               26.2           5.8          (2.8)         (9.0)
                                                                   --------      --------      --------      --------
Projected Benefit Obligations at End of Year                       $  290.9      $  248.7      $   61.8      $   64.9
                                                                   --------      --------      --------      --------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                             $  (13.4)     $   39.6      $  (61.8)     $  (64.9)
                                                                   ========      ========      ========      ========
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations:
   Amounts Recognized in the Balance Sheet:
     Prepaid (Accrued) Benefit Cost                                $   36.5      $   45.3      $  (81.3)     $  (83.5)
   Amounts not Recognized in the Balance Sheet:
     Unrecognized Net Actuarial Gain (Loss)                           (49.7)         (5.6)         19.5          18.6
     Unrecognized Prior Service Cost                                   (0.2)         (0.1)           --            --
                                                                   --------      --------      --------      --------
Plan Assets in Excess (Deficit) of Projected
   Benefit Obligations                                             $  (13.4)     $   39.6      $  (61.8)     $  (64.9)
                                                                   ========      ========      ========      ========
---------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2002 was 6.6 percent in 2002, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2001 was 7.2 percent in 2001, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.
    A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 2002 by approximately $4.8 million and 2002 postretirement expense by $0.4 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 2002 by approximately $5.7 million and 2002 postretirement expense by approximately $0.5 million.
    The components of Pension Expense for the years ended December 31, 2002, 2001 and 2000 were:

[Dollars in Millions]                                                  2002          2001       2000
----------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                         $ 11.4        $ 10.3     $ 10.2
Interest Cost on Projected Benefit Obligation                          16.4          15.3       14.8
Expected Return on Plan Assets                                        (18.9)        (19.0)     (18.7)
Net Amortization and Deferral                                            --          (0.3)      (2.1)
                                                                     ------        ------     ------
Pension Expense                                                      $  8.9        $  6.3     $  4.2
                                                                     ======        ======     ======
----------------------------------------------------------------------------------------------------

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [continued]

The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2002, 2001 and 2000 were:

[Dollars in Millions]                                                2002          2001          2000
-----------------------------------------------------------------------------------------------------
Service Cost Benefits Earned During the Year                     $    0.6      $    0.8      $    0.8
Interest Cost on Projected Benefit Obligation                         3.7           4.2           4.9
Net Amortization and Deferral                                        (1.8)         (1.4)         (0.9)
                                                                 --------      --------      --------
Postretirement Benefits Other than Pensions Expense              $    2.5      $    3.6      $    4.8
                                                                 ========      ========      ========
-----------------------------------------------------------------------------------------------------

The actuarial assumptions used to develop the components of both Pension Expense and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2002, 2001 and 2000 were:

                                                                     2002          2001          2000
-----------------------------------------------------------------------------------------------------
Discount Rate                                                        6.75%         7.00%         7.25%
Rate of Increase in Future Compensation Levels                       4.00          4.00          4.00
Expected Long-term Rate of Return on Plan Assets                     6.50          6.50          6.50
-----------------------------------------------------------------------------------------------------

The discount rate used to measure the Pension Projected Benefit Obligation and Postretirement Benefit Obligation at December 31, 2002 and 2001 was 6.25% and 67.5%, respectively.

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions of $4.2 million, $3.9 million and $4.2 million in 2002, 2001 and 2000, respectively.

NOTE 17. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. The Company's premium and consumer finance revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2 to the Consolidated Financial Statements. Income taxes have not been allocated to the respective segments. Capital expenditures for long-lived assets by the operating segments were immaterial. Insurance provided in the Multi Lines Insurance segment consists of preferred and standard risk automobile, homeowners, fire, commercial liability, workers' compensation and other related lines. Multi Lines Insurance products are marketed to individuals and businesses with favorable risk characteristics and loss histories and are sold by independent agents. The Specialty Lines Insurance segment consists of automobile, motorcycle and watercraft insurance sold to individuals and businesses in the non-standard and specialty market through independent agents. The non-standard automobile insurance market consists of individuals and companies that have difficulty obtaining standard or preferred risk insurance because of their driving records. Kemper Auto and Home provides preferred and standard risk personal automobile and homeowners insurance through independent agents. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company's Life and Health Insurance employee-agents also market certain property insurance products under common management. The Company includes the results of those property insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of used automobiles and offers thrift products in the form of investment certificates and savings accounts. On January 3, 2000, the Company established a new business unit to market personal automobile insurance through direct mail, and television advertising and, to a lesser extent, the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company ("Unitrin Direct"), Kemper Direct sells automobile insurance over the Internet through web insurance portals, click-throughs, and its own e-kemper website. The two direct units are being combined and managed as a separate business segment referred to herein as Unitrin Direct Sales. Unitrin Direct Sales as a direct marketer, typically incurs higher up-front acquisition costs associated with marketing products and acquiring new policies but is expected to experience lower renewal costs than traditional insurance providers.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. BUSINESS SEGMENTS [continued]

It is the Company's management practice to allocate certain corporate expenses to its operating units. As further discussed in Notes 1 and 2 to the Consolidated Financial Statements, effective January 1, 2002, the Company is no longer required to amortize Goodwill, but rather test it at least annually for recoverability. Accordingly, the Company revised its management reporting in the first quarter of 2002 to exclude Goodwill amortization from its Operating Segments. The Company has reclassified Goodwill amortization for periods prior to the date of adoption of SFAS No. 142 to a separate line. The effects of the revision on Segment Operating Profit (Loss) for the years ended December 31, 2001 and 2000 were:

                                             2001                                   2000
                             ------------------------------------   ------------------------------------
                                             GOODWILL                               GOODWILL
[Dollars in Millions]        AS REPORTED   AMORTIZATION   REVISED   AS REPORTED   AMORTIZATION   REVISED
--------------------------------------------------------------------------------------------------------
Segment Operating
  Profit (Loss):

  Multi Lines Insurance        $(116.1)         $3.8      $(112.3)     $(32.6)        $3.8        $(28.8)
  Specialty Lines Insurance      (18.7)          1.9        (16.8)        3.9          1.9           5.8
  Life and Health Insurance      103.3           3.0        106.3        65.0          3.1          68.1
  Consumer Finance                31.9             -         31.9        26.0            -          26.0
  Unitrin Direct Sales           (22.6)            -        (22.6)       (6.1)           -          (6.1)
                               -------          ----      -------      ------         ----        ------
  Total Segment Operating
    Profit (Loss)              $ (22.2)         $8.7      $ (13.5)     $ 56.2         $8.8        $ 65.0
                               =======          ====      =======      ======         ====        ======
--------------------------------------------------------------------------------------------------------

In the third quarter of 2002, the Company reclassified certain amounts previously recorded as Premiums and Net Investment Income. These amounts are now reported as Other Income. In addition, certain results previously reported in the Specialty Lines Insurance segment now have been reclassified from the Company's Specialty Lines Insurance segment. Prior period amounts have been reclassified to conform to the current year presentation.

     The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and UNOVA common stock, to be a corporate responsibility and excludes income from these investments from its Operating Segments.

     Segment Revenues for the years ended December 31, 2002, 2001 and 2000 were:


[Dollars in Millions]                                2002            2001          2000
---------------------------------------------------------------------------------------
SEGMENT REVENUES
Multi Lines Insurance                        $      615.8    $      612.3    $    593.8
Specialty Lines Insurance                           467.7           359.5         229.2
Kemper Auto and Home                                148.8               -             -
Life and Health Insurance                           809.1           816.9         863.4
Consumer Finance                                    171.8           159.1         141.7
Unitrin Direct Sales                                 74.5            10.4             -
                                             ------------    ------------    ----------
Total Segment Revenues                            2,287.7         1,958.2       1,828.1
                                             ------------    ------------    ----------
Dividend Income from Corporate Investments           26.5            20.3           4.2
Other Investment Income                               0.7             0.4             -
Net Realized Investment Gains (Losses)              (13.3)          568.2         140.5
Other Income                                          3.6             3.9           4.3
Eliminations                                         (7.0)          (17.2)        (23.9)
                                             ------------    ------------    ----------
Total Revenues                               $    2,298.2    $    2,533.8    $  1,953.2
                                             ============    ============    ==========

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. BUSINESS SEGMENTS [continued]


Segment Operating Profit (Loss) for the years ended December 31, 2002, 2001 and 2000 was:


[Dollars in Millions]                            2002         2001         2000
-------------------------------------------------------------------------------
SEGMENT OPERATING PROFIT (LOSS)
Multi Lines Insurance                         $ (93.2)   $  (112.3)   $   (28.8)
Specialty Lines Insurance                        (0.6)       (17.2)         5.3
Kemper Auto and Home                            (19.0)           -            -
Life and Health Insurance                        87.8        106.3         68.1
Consumer Finance                                 38.9         31.9         26.0
Unitrin Direct Sales                            (35.1)       (22.6)        (6.1)
                                              -------    ---------    ---------
Total Segment Operating Profit (Loss)           (21.2)       (13.9)        64.5
                                              -------    ---------    ---------
Dividend Income from Corporate Investments       26.5         20.3          4.2
Net Realized Investment Gains (Losses)          (13.3)       568.2        140.5
Goodwill Amortization                               -         (8.7)        (8.8)
Other Income (Expense), Net                      (9.6)        (6.3)       (24.4)
Eliminations                                     (7.0)       (17.1)       (23.8)
                                              -------    ---------    ---------
Income (Loss) before Income Taxes and Equity
  in Net Income (Loss) of Investees           $ (24.6)   $   542.5    $   152.2
                                              =======    =========    =========
--------------------------------------------------------------------------------

Segment Assets at December 31, 2002 and 2001 were:


[Dollars in Millions]                                         2002         2001
-------------------------------------------------------------------------------
SEGMENT ASSETS
Multi Lines Insurance                                    $ 1,302.4    $ 1,262.8
Specialty Lines Insurance                                    443.2        294.2
Kemper Auto and Home                                         329.7            -
Life and Health Insurance                                  3,408.0      3,623.6
Consumer Finance                                           1,018.7        905.6
Unitrin Direct Sales                                         106.9         14.5
Corporate and Other, Net                                   1,096.7      1,033.1
                                                         ---------    ---------
Total Assets                                             $ 7,705.6    $ 7,133.7
                                                         =========    =========
-------------------------------------------------------------------------------

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2002, 2001 and 2000 was:


[Dollars in Millions]                            2002         2001         2000
-------------------------------------------------------------------------------
Multi Lines Insurance                         $  84.9    $    71.5    $    69.7
Specialty Lines Insurance                        69.4         54.0         34.2
Kemper Auto and Home                             20.9            -            -
Life and Health Insurance                        60.7         63.0         68.3
Unitrin Direct Sales                              1.4            -            -
                                              -------    ---------    ---------
Total Amortization                            $ 237.3    $   188.5    $   172.2
                                              =======    =========    =========
-------------------------------------------------------------------------------

===============================================================================
                                       56

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18. REINSURANCE

The Company's insurance subsidiaries utilize reinsurance arrangements to limit their maximum loss, provide greater diversification of risk and mimimize exposures on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the insurance reserve liability and are included in Other Receivables in the balance sheet.

Premiums assumed and ceded on long-duration policies were not material for the years ended December 31, 2002, 2001 and 2000. Certain insurance subsidiaries assume business from other insurance companies and involuntary pools. The premiums assumed on short-duration policies for the years ended December 31, 2002, 2001 and 2000 were:

     [Dollars in Millions]                                      2002               2001               2000
     ----------------------------------------------------------------------------------------------------------
     Kemper Insurance Companies                               $  117.1          $       -           $      -
     Milwaukee Mutual Insurance Company                           56.1               56.1               51.3
     Capitol County Mutual Fire Insurance Company                 44.0               41.1               39.4
     Other                                                        12.4                9.0               12.3

                                                           --------------   ----------------   ----------------
     Total Premiums Assumed                                   $  229.6           $  106.2           $  103.0
                                                           ==============   ================   ================

Trinity and the Kemper Insurance Companies ("KIC") are parties to a quota share reinsurance agreement where by Trinity reinsures 100% of certain personal lines business issued or renewed by KIC. (See Note 3 to the Consolidated Financial Statements).

     Trinity and Milwaukee Mutual Insurance Company ("MMIC") are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written or assumed by MMIC. MMIC is a mutual insurance company and, accordingly, is owned by its policyholders. Effective July 1, 2001, MMIC and First Nonprofit Insurance Company (through its predecessor, First Nonprofit Mutual Insurance Company) ("FNP") are parties to a quota share reinsurance agreement whereby MMIC assumes 80% of the business written by FNP. Pursuant to an amendment to the MMIC/FNP reinsurance agreement, which became effective January 15, 2003, FNP agrees to arrange for its parent company, First Nonprofit Mutual Holding Company ("FNMHC") to elect a simple majority of the FNMHC Board of Directors selected by MMIC. On January 15, 2003, FNMHC elected 5 employees of the Company, as selected by MMIC, to the FNMHC Board of Directors pursuant to the terms of the amendment. Two employees of the Company also serve as directors of MMIC, but together do not constitute a majority of MMIC's Board of Directors.

     Trinity and Capitol County Mutual Fire Insurance Company ("Capitol") are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. The Reliable Life Insurance Company ("Reliable"), a wholly-owned subsidiary of Unitrin, provides certain administrative services to Capitol and its subsidiary, Old Reliable Casualty Company ("ORCC"). In addition, agents employed by Reliable are also appointed by Capitol ORCC to sell property insurance products.


NOTE 19. CONTINGENCIES

In December 1999, a purported nationwide class action lawsuit was filed against the Company's subsidiary, United Insurance Company of America ("United") in the United States District Court for the Middle District of Florida on behalf of "all African-American persons who have (or have had at the time of the Policy's termination), an ownership interest in one or more Industrial Life Insurance
Policies issued, serviced, administered or purchased from United...." Plaintiffs alleged discrimination in life insurance premium rates in violation of 42 U.S.C.
(s)1981 and (s)1982 in addition to various state law claims; unspecified compensatory and punitive damages were sought together with equitable relief. At least twenty similar lawsuits were filed in other jurisdictions against the Company and/or its career agency life insurance subsidiaries, and the Judicial Panel on Multi-District Litigation ordered that substantially all of these lawsuits be consolidated for pretrial purposes.

     In May 2002, the Company announced a settlement to resolve issues relating to the use of race as a factor in the underwriting and pricing of life insurance by United and its subsidiaries. The settlement resolved all pending class action lawsuits on this issue, as well as other issues in the litigation unrelated to race-based underwriting. At the same time, the Company announced the completion of a settlement agreement concerning these matters with the Illinois Department of Insurance on behalf of insurance regulators nationwide. On September 19, 2002, a court order was entered giving final approval to the settlement and the Company is now in the process of implementing the terms of the settlement agreement. The Company has received approximately 1,800 confirmed opt-outs from the settlement, out of a class of more than 465,000 policies.

     In 2000, the Company recorded an after-tax charge of $32.4 million for the then estimated cost to settle these matters. In 2002, the Company recorded an after-tax charge of $2.1 million to cover certain additional costs associated with the implementation of the settlement. The precise cost to fully implement the settlement may vary from these charges based on a variety of factors and will not be known until a final accounting of settlement benefits is concluded, which is expected to occur in mid-2003. However, the Company believes that such difference, if any, will not have a material adverse effect on the Company's financial position, but could have a material adverse effect on the Company's financial results for a given period.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. CONTINGENCIES [continued]

     The Company and its subsidiaries are defendants in various other legal actions incidental to their businesses. Many of these actions are pending in jurisdictions that permit damages, including punitive damages, that are disproportionate to the actual economic damages alleged to have been incurred. The plaintiffs in certain of these suits seek class action status that, if granted, could expose the Company and its subsidiaries to potentially significant liability by virtue of the size of the purported classes. The State of Mississippi, where the Company and some of its subsidiaries are defendants in a number of lawsuits, has received national attention for the large number of multi-million dollar jury verdicts and settlements against corporations in a variety of industries. Although Mississippi law does not permit class actions, case law there allows for unlimited joinder of plaintiffs in a single action, thereby simulating a class action lawsuit, and the Company and some of its subsidiaries are defendants in such quasi-class action lawsuits. The Company and its subsidiaries believe that there are meritorious defenses to the cases referenced in this paragraph and are defending them vigorously. Although the Company believes that resolution of these cases will not have a material adverse effect on the Company's financial position, the frequency of large damage awards, including punitive damage awards having little or no relationship to the actual economic damages allegedly incurred, means that there can be no assurance that one or more of these cases will not produce a damage award which could have a material adverse effect on the Company's financial results for any given period.

NOTE 20. RELATED PARTIES

One of Unitrin's directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and the majority shareholder of Fayez Sarofim & Co. ("FS&C"), a registered investment advisory firm. Certain of the Company's insurance company subsidiaries and FS&C are parties to agreements under which FS&C provides investment management services to these subsidiaries. In addition, FS&C provides investment management services with respect to certain funds of the Company's pension plan. The agreements governing those arrangements are terminable by either party at any time on 30 days advance written notice.

     Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2002, the Company's subsidiaries and the Company's pension plan had approximately $133.6 million and $57.9 million, respectively, in assets with FS&C for investment management. During 2002, the Company's subsidiaries and the Company's pension plan paid $0.5 million in the aggregate to FS&C.

     With respect to the Company's 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified managed investment fund (the "Fund"). FS&C provides investment management services to the Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Fund's average daily net assets. The Company does not compensate FS&C for services rendered to the Fund. As of December 31, 2002, Company employees participating in the Company's 401(k) Savings Plan had allocated approximately $19.2 million for investment in the Fund, representing approximately 12% of the total amount invested in the Company's 401(k) Savings Plan.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

As described in Note 18 to the Consolidated Financial Statements, the Company also has certain relationships with mutual insurance companies.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                    THREE MONTHS ENDED                  YEAR ENDED
                                                     -------------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]      MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,     DEC. 31,
------------------------------------------------------------------------------------------------------------------
2002
Premiums and Consumer Finance Revenues               $   454.5    $   466.3    $   530.7    $   598.3    $ 2,049.8
Net Investment Income                                     55.2         56.8         53.9         56.0        221.9
Other Income                                               1.9          1.9         21.2         14.8         39.8
Net Realized Investment Gains (Losses)                     0.3         (1.6)       (12.5)         0.5        (13.3)
                                                     ---------    ---------    ---------    ---------    ---------
Total Revenues                                       $   511.9    $   523.4    $   593.3    $   669.6    $ 2,298.2
                                                     =========    =========    =========    =========    =========
Net Income (Loss):
   From Operations                                   $    11.7    $     7.7    $   (13.3)   $    (3.8)   $     2.3
   From Investees                                         (2.7)        (2.4)         3.4         (0.2)        (1.9)
   From Realized Investment Gains (Losses)                 0.2         (0.9)        (8.2)         0.3         (8.6)
                                                     ---------    ---------    ---------    ---------    ---------
Total Net Income (Loss)                              $     9.2    $     4.4    $   (18.1)   $    (3.7)   $    (8.2)
                                                     =========    =========    =========    =========    =========
Net Income (Loss) Per Share(a)                       $    0.14    $    0.06    $   (0.27)   $   (0.05)   $   (0.12)
                                                     =========    =========    =========    =========    =========
Net Income (Loss) Per Share
   Assuming Dilution(a)                              $    0.13    $    0.06    $   (0.27)   $   (0.05)   $   (0.12)
                                                     =========    =========    =========    =========    =========
Cash Dividends Paid to
   Shareholders (per share):                         $   0.415    $   0.415    $   0.415    $   0.415    $    1.66
Common Stock Market Prices:
   High                                              $   41.95    $   42.80    $   36.00    $   32.31    $   42.80
   Low                                                   38.00        33.99        29.43        27.85        27.85
   Close                                                 40.20        35.77        30.70        29.22        29.22
                                                     -------------------------------------------------------------
2001
Premiums and Consumer Finance Revenues               $   407.5    $   422.6    $   444.4    $   445.8    $ 1,720.3
Net Investment Income                                     56.1         58.4         60.9         61.1        236.5
Other Income                                               2.5          2.1          2.1          2.1          8.8
Net Realized Investment Gains (Losses)                     1.7        560.9          1.2          4.4        568.2
                                                     ---------    ---------    ---------    ---------    ---------
Total Revenues                                       $   467.8    $ 1,044.0    $   508.6    $   513.4    $ 2,533.8
                                                     =========    =========    =========    =========    =========
Net Income (Loss):
   From Operations                                   $    10.3    $    (7.2)   $    10.2    $   (25.7)   $   (12.4)
   From Investees                                          5.2          1.9          9.1         12.5         28.7
   From Realized Investment Gains (Losses)                 1.1        361.6          0.8          1.1        364.6
                                                     ---------    ---------    ---------    ---------    ---------
Total Net Income                                     $    16.6    $   356.3    $    20.1    $   (12.1)   $   380.9
                                                     =========    =========    =========    =========    =========
Net Income (Loss) Per Share(a)                       $    0.25    $    5.28    $    0.30    $   (0.18)   $    5.64
                                                     =========    =========    =========    =========    =========
Net Income (Loss) Per Share
   Assuming Dilution(a)                              $    0.24    $    5.25    $    0.30    $   (0.18)   $    5.60
                                                     =========    =========    =========    =========    =========
Dividends Paid to Shareholders (per share):
   Cash                                              $    0.40    $    0.40    $    0.40    $    0.40    $    1.60
   Spin-off of Curtiss-Wright
     at Fair Value                                          --           --           --         2.91         2.91
Common Stock Market Prices:
   High                                              $   41.94    $   39.50    $   39.45    $   41.95    $   41.95
   Low                                                   34.13        34.15        33.90        36.72        33.90
   Close                                                 36.38        38.40        38.22        39.52        39.52
                                                     -------------------------------------------------------------

(a) The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts may not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.

================================================================================

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.

We have audited the accompanying consolidated balance sheet of Unitrin, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of income, of cash flows and of shareholders' equity and comprehensive income for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 2001 and 2000, were audited by other auditors whose report, dated January 31, 2002, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 2002 consolidated financial statements present fairly, in all material respects, the financial position of Unitrin, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

Deloitte & Touche LLP
Chicago, Illinois
January 29, 2003

================================================================================