Form 10-K, Exhibit 13
period 2002-12-31
UNITRIN INC
filed 2003-01-30
CIK 860748

                                                                    EXHIBIT 13.2

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION


MULTI LINES INSURANCE
                                                                 -------------------------
[Dollars in Millions]                                              2002     2001      2000
------------------------------------------------------------------------------------------
Premiums:
   Personal Lines:
     Automobile                                                  $194.0  $ 197.8    $199.2
     Homeowners                                                    71.3     70.0      70.9
     Other                                                         10.5     10.5      10.2
                                                                 ------  -------    ------
     Total Personal Lines                                         275.8    278.3     280.3
                                                                 ------  -------    ------
   Commercial Lines:
     Property and Commercial Liability                            139.8    129.9     130.4
     Automobile                                                   114.5    108.1      84.9
     Other                                                         54.1     54.0      53.2
                                                                 ------  -------    ------
     Total Commercial Lines                                       308.4    292.0     268.5
                                                                 ------  -------    ------
Total Premiums                                                    584.2    570.3     548.8
Net Investment Income                                              31.6     42.0      45.0
                                                                 ------  -------    ------
Total Revenues                                                   $615.8  $ 612.3    $593.8
                                                                 ======  =======    ======
Operating Loss                                                   $(93.2) $(112.3)   $(28.8)
                                                                 ======  =======    ======
GAAP Incurred Loss Ratio (excluding Storms)                        80.8%    82.8%     70.3%
GAAP Incurred Storm Loss Ratio                                      9.0     13.0      11.7
Total GAAP Incurred Loss Ratio                                     89.8     95.8      82.0
GAAP Combined Ratio                                               121.4    127.1     113.4
------------------------------------------------------------------------------------------

Premiums in the Multi Lines Insurance segment increased by $13.9 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to higher premium rates in both personal lines and commercial lines, partially offset by lower volume. Net Investment Income decreased by $10.4 million for the year ended December 31, 2002, due primarily to lower yields on investments.
     Operating results in the Multi Lines Insurance segment reflect a loss of $93.2 million for the year ended December 31, 2002, compared to a loss of $112.3 million for the same period in 2001. The Multi Lines Insurance segment had lower storm damage and lower non-storm losses as a percent of premium, partially offset by the lower net investment income for the year ended December 31, 2002, compared to the same period in 2001. Storm losses were $52.6 million for the year ended December 31, 2002, a decrease of $21.5 million compared to the same period in 2001. Reserve strengthening related to adverse reserve development (which reflects changes in estimates of prior year reserves in the current period) had an adverse effect of $57.7 million for the year ended December 31, 2002, compared to an adverse effect of $54.5 million for the same period in 2001. The reserve increases reflect developing loss trends primarily related to construction defect, mold, automobile liability and product liability loss exposures in commercial lines of business (See Note 7 to the Company's Consolidated Financial Statements).
     The Company is evaluating strategic alternatives available for its commercial lines of business. While evaluating these alternatives, the Company expects to continue the following measures: (1) reduce policies in force in certain commercial lines through extensive re-underwriting of contractors and related industries, program business, workers compensation and product liability, (2) intensify aggressive pricing with higher premium rates on selected portions of the commercial lines book,(3) implement certain premium rate increases in most other product lines, subject to regulatory approvals where applicable, and (4) review underwriting guidelines in certain markets and other product lines and implement certain underwriting changes as it writes and renews its business, including placing a moratorium on new business in certain markets where adequate rates cannot be obtained.
     Premiums in the Multi Lines Insurance segment increased by $21.5 million in 2001, compared to the same period in 2000, due primarily to higher premium rates in both personal lines and commercial lines, partially offset by lower volume. Net Investment Income decreased by $3.0 million in 2001 due to lower levels of investments and lower yields on investments. Operating Loss in the Multi Lines Insurance segment increased by $83.5 million in 2001 compared to 2000.
     Operating results for the year ended December 31, 2001 reflect increased Operating Losses in both commercial lines and personal lines resulting from increased storm losses, large losses (individual losses estimated to be in excess of $100 thousand) and the effects of adverse reserve development. Reserve development had an adverse effect of $54.5 million for the year ended December 31, 2001, compared to an adverse effect of $7.0 million in 2000. Storm losses were $74.1 million in 2001, or an increase of $9.7 million from 2000. Large

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

MULTI LINES INSURANCE (CONTINUED)

losses were $47.2 million in 2001, an increase of $13.2 million from 2000. There were no reported losses in the Multi Lines Insurance segment related to the terrorist attacks on September 11, 2001.

     On March 1, 2000, Valley Insurance Company, a subsidiary of the company, completed the sale of its subsidiary, Mountain Valley Indemnity Company ("MVIC"), to Motor Club of America (See Note 3 to the Company's Consolidated Financial Statements). Results for the Multi Lines Insurance segment in 2000 included Premiums of $3.3 million and a pre-tax Operating Loss of $3.3 million attributable to MVIC.


SPECIALTY LINES INSURANCE
                                                                  -----------------------------
[Dollars in Millions]                                                 2002     2001      2000
-----------------------------------------------------------------------------------------------
Premiums:
   Personal Automobile                                             $ 405.4   $ 320.4   $ 194.4
   Commercial Automobile                                              46.5      23.9      19.8
   Watercraft                                                          1.0       1.1       0.7
                                                                    ------   -------   -------
Total Premiums                                                       452.9     345.4     214.9
Net Investment Income                                                 14.8      14.1      14.3
                                                                    ------   -------   -------
Total Revenues                                                     $ 467.7   $ 359.5   $ 229.2
                                                                   =======   =======   =======
Operating Profit (Loss)                                            $  (0.6)  $ (17.2)  $   5.3
                                                                   =======   =======   =======
GAAP Incurred Loss Ratio (excluding Storms)                           80.4%     81.8%     76.7%
GAAP Incurred Storm Ratio                                              0.4       1.9       0.7
Total GAAP Incurred Loss Ratio                                        80.8      83.7      77.4
GAAP Combined Ratio                                                  103.4     109.1     104.1
-----------------------------------------------------------------------------------------------

Premiums in the Specialty Lines Insurance segment increased by $107.5 million in 2002, compared to the same period in 2001, due to higher premium volume and higher premium rates. Net Investment Income in the Specialty Lines Insurance segment increased by $0.7 million in 2002, compared to the same period in 2001, due to higher levels of investments, partially offset by lower yields on investments.
     Operating results in the Specialty Lines Insurance segment improved by $16.6 million in 2002, compared to the same period in 2001. Losses and expenses as a percent of premiums decreased, due in part to improved premium rate adequacy, increased premium volume, the effects of certain underwriting actions and lower storm losses, partially offset by the effects of adverse loss reserve development. Loss reserve development (which reflects changes in estimates of prior year loss reserves in the current period) had an adverse effect of $22.6 million in 2002, compared to an adverse impact of $6.7 million for the same period in 2001 (See Note 7 to the Company's Consolidated Financial Statements). Storm losses were $1.9 million in 2002, compared to $6.5 million in 2001.
     Premiums in the Specialty Lines Insurance segment increased by $130.5 million in 2001, compared to the same period in 2000, due to higher premium volume and premium rates.
     Operating results in the Specialty Lines Insurance segment decreased by $22.5 million in 2001, compared to the same period in 2000, due primarily to increased losses, including storm losses and the effects of adverse reserve development, which more than offset premium increases. Storm losses were $6.5 million in 2001, an increase of $5.0 million compared to 2000. Reserve development had an adverse impact of $6.7 million in 2001, compared to favorable development of $5.4 million in 2000. There were no reported losses in the Specialty Lines Insurance segment related to the terrorist attacks on September 11, 2001.
     The Company is continuing to implement premium rate increases in most states and product lines, subject to regulatory approvals where applicable. The Company is also continuing to review underwriting guidelines in certain markets and product lines and continues to implement underwriting changes as it writes and renews its business.


================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

KEMPER AUTO AND HOME

On June 28, 2002, Unitrin closed its acquisition of the personal lines property and casualty insurance business of the Kemper Insurance Companies ("KIC") in a cash transaction. The results of the Kemper Auto and Home segment are comprised of the former Individual and Family Group business unit of KIC that specializes in the sale of personal automobile and homeowners insurance through independent agents. The acquisition is more fully described in Note 3 to the Company's Consolidated Financial Statements. The results of the Kemper Auto and Home segment are included in the Company's results of operations from the date of acquisition and were as follows:


                                  -------------------------------------------------------------
                                                                                   FROM DATE OF
                                                THREE MONTHS ENDED               ACQUISITION TO
                                  ----------------------------------------------
[Dollars in Millions]                 SEPT. 30, 2002        DEC. 31, 2002         DEC. 31, 2002
-----------------------------------------------------------------------------------------------
Net Premiums Written                  $        169.6        $       161.4         $       331.0
                                      ==============        =============         =============
Premiums Earned                       $         29.6        $        84.5         $       114.1
Net Investment Income                            0.5                  2.3                   2.8
Other Income                                    19.0                 12.9                  31.9
                                      --------------        -------------         -------------
Total Revenues                                  49.1                 99.7                 148.8
                                      --------------        -------------         -------------
Incurred Losses                                 23.2                 65.2                  88.4
Insurance Expenses                              37.0                 42.4                  79.4
                                      --------------        -------------         -------------
Operating Loss                        $        (11.1)       $        (7.9)        $       (19.0)
                                      ==============        =============         =============


Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by Kemper Auto and Home prior to the closing, while Trinity Universal Insurance Company ("Trinity"), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by Kemper Auto and Home after the closing and is liable for losses and expenses incurred thereon. Premiums written, which reflect the total amount of premiums to be received over the entire policy term, were $331.0 million from the date of acquisition to December 31, 2002. Premiums earned, which relate to the elapsed portion of each policy's term were $114.1 million from the date of acquisition to December 31, 2002. The difference of $216.9 million between the amount of premiums written and the amount of premiums earned relates to the remaining portion of each policy's term and is reflected as Unearned Premiums in the Company's Consolidated Balance Sheet at December 31, 2002. The Company expects that premiums written will continue to exceed premiums earned until at least one full policy renewal cycle has been completed.

     The Kemper Auto and Home segment is administering on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition (the "KIC Run-off"). From the date of acquisition to December 31, 2002, the Kemper Auto and Home segment recorded revenues of $31.9 million reflected as Other Income related to the administration of the KIC Run-off.

     The Kemper Auto and Home segment recorded Operating Losses of $19.0 million from the date of acquisition to December 31, 2002, due primarily to differences between the timing of recognition of earned premium and certain fixed period costs. In addition, the Kemper Auto and Home segment's results included storm losses of $2.4 million, primarily from the December 2002 winter storm in North Carolina. The Kemper Auto and Home segment's results also included certain transition expenses, including consulting, recruiting, training and temporary help services, to transfer systems and certain home office functions from KIC to the Company. The Kemper Auto and Home segment will incur additional transition expenses in the future, but expects such expenses to taper off in the first half of 2003. Although the Company expects that results for the Kemper Auto and Home segment will improve in the first quarter of 2003, the Company expects to record an Operating Loss in the Kemper Auto and Home segment in the first quarter of 2003 due to transition expenses, differences between the timing of the recognition of earned premium and certain fixed period costs, and the seasonal nature of the Kemper Auto and Home segment's business.

     As discussed in Note 3 to the Company's Consolidated Financial Statements, KIC is eligible to receive performance bonuses from the Company if the business meets certain loss ratio criteria over a three-year period beginning January 1, 2003. The Company expects that the profitability of the Kemper Auto and Home segment will be limited for the next few years due to the Company's obligation to pay bonuses to KIC based on the performance of the business.

     At the acquisition date, Unitrin's property and casualty insurance subsidiaries were not licensed in all the states where the Kemper Auto and Home business is written nor were certain computer and data processing modifications completed to allow for the migration of the business to the Company's property and casualty insurance subsidiaries. Accordingly, Trinity and KIC entered into a quota share reinsurance agreement whereby Trinity assumed 100% of the Kemper Auto and Home business written or renewed by KIC after the acquisition date in order to provide a transitional period for Unitrin's property and casualty insurance subsidiaries to obtain licenses in the necessary states and other insurance regulatory authorizations and to complete the required computer and data processing modifications. The Company anticipates that its property and casualty insurance subsidiaries will

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

KEMPER AUTO AND HOME [continued]

begin directly issuing insurance policies for new business in certain states beginning in the first quarter of 2003 and will begin issuing renewal insurance policies mid-year 2003. Accordingly, the Company anticipates that the migration of the business to the Company's property and casualty insurance subsidiaries will be substantially completed no earlier than the end of 2004.

     In December 2002, A. M. Best & Co., the principal insurance company rating agency, lowered its rating for KIC from "A-" (excellent) to "B+" (very good). While the rating action on KIC did not have an impact on Unitrin's property and casualty insurance subsidiaries' "A" (excellent) ratings from A. M. Best & Co., it may adversely impact the willingness of independent agents to renew their customers' insurance policies with KIC, even though they are reinsured by Trinity. In particular, homeowners' insurance is ratings-sensitive due to minimum rating standards imposed by some residential mortgage lenders. Should KIC suffer further downgrades, these effects could be magnified.

     Accordingly, the Company is implementing certain plans in an effort to preserve agent relationships and enhance the prospects for an orderly transition of the Kemper Auto and Home business to Unitrin's property and Casualty Insurance Subsidiaries. In connection with such plans, Unitrin acquired two inactive or, "shell," insurance companies with insurance licenses in many of the required states from SCOR Reinsurance Company on December 31, 2002 (See Note 3 to the Company's Consolidated Financial Statements). The Company is also continuing to pursue necessary state licenses and other insurance regulatory authorizations, which may or may not include the acquisition of additional shell insurance companies.

     In addition, on January 8, 2003, Trinity and KIC amended the quota share reinsurance agreement between the parties to include a "cut-through" provision whereby Trinity would be required to pay claims directly to reinsured policyholders (or their mortgagees or loss payees, as the case may be) who have been issued new or renewal policies on or after July 1, 2002, in the event that KIC becomes insolvent. In accordance with the amendment, Trinity's liability under the reinsurance would be reduced by such payments made directly by Trinity to claimants. The Company cannot presently predict what impact these plans to preserve the Kemper Auto and Home business will ultimately have on the ability of the Company to write the Kemper Auto and Home business, nor can the Company predict what impact these developments will ultimately have on the contingent purchase price or performance bonuses described in Note 3 to the Company's Consolidated Financial Statements.


LIFE AND HEALTH INSURANCE
                                                               --------------------------
[Dollars in Millions]                                            2002      2001      2000
-----------------------------------------------------------------------------------------
Life Insurance Premiums                                        $403.3    $396.4    $402.7
Accident and Health Insurance Premiums                          155.6     151.2     190.4
Property Insurance Premiums                                      94.3      87.5      85.2
                                                               ------    ------    ------
Total Premiums                                                  653.2     635.1     678.3
Net Investment Income                                           151.6     176.9     181.4
Other Income                                                      4.3       4.9       3.7
                                                               ------    ------    ------
Total Revenues                                                 $809.1    $816.9    $863.4
                                                               ======    ======    ======
Operating Profit                                               $ 87.8    $106.3    $ 68.1
                                                               ======    ======    ======
-----------------------------------------------------------------------------------------

Premiums in the Life and Health Insurance segment increased by $18.1 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to higher accident and health insurance premium rates, higher volume of life insurance and higher volume of property insurance sold by the Life and Health Insurance segment's career agents, partially offset by lower volume of accident and health insurance. Net Investment Income in the Life and Health Insurance segment decreased by $25.3 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to lower yields on investments and lower levels of investments.

     Operating Profit in the Life and Health Insurance segment decreased by $18.5 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to the lower net investment income, partially offset by a reduction of reserves of $9.6 million resulting from a change in the Company's actuarial estimate of certain reserves. Losses due to storms on property insurance sold by the Life and Health Insurance segment's career agents increased by $4.8 million for the year ended December 31, 2002, compared to the same period in 2001.

     The Company recorded a pre-tax charge of $3.6 million, or $2.1 million after tax in 2002 to cover certain additional costs associated with the implementation of the Company's settlement of certain class action litigation (See Note 19 to the Company's Consolidated Financial Statements). The precise cost to fully implement the settlement may vary from amounts provided for in the Company's financial statements based on a variety of factors and will not be known until a final accounting of settlement benefits is concluded, which is expected to occur in mid-2003. However, the Company believes that such difference, if any, will not have a material adverse effect on the Company's financial position, but could have a material adverse effect on the Company's results for a given period.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

LIFE AND HEALTH INSURANCE [continued]

Premiums in the Life and Health Insurance segment decreased by $43.2 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to the July 2000 sale of The Pyramid Life Insurance Company ("Pyramid"). Excluding the effects of the sale of Pyramid on premiums, premiums decreased by $5.3 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to lower volume of accident and health insurance, partially offset by higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment's career agents. Net Investment Income in the Life and Health Insurance segment decreased by $4.5 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to lower yields on investments partially offset by higher levels of investments.

    Operating Profit for the Life and Health Insurance segment included a pre-tax charge of $48.8 million, or $32.4 million after-tax, in 2000 for the Company's estimate of the cost to ultimately settle certain class action litigation (See Note 19 to the Company's Consolidated Financial Statements). Excluding the estimated settlement costs from results in 2000, Operating Profit in the Life and Health Insurance segment decreased by $10.6 million for the year ended December 31, 2001, compared to the same period in 2000, due primarily to higher benefits and expenses as a percent of premiums for life insurance business and lower net investment income, partially offset by improved results from property insurance sold by the Life and Health Insurance segment's career agents.

    On July 26, 2000, United Insurance Company of America ("United"), a subsidiary of the Company, completed the sale of United's subsidiary, Pyramid, to Ceres Group, Inc. (See Note 3 to the Company's Consolidated Financial Statements). Premiums for Pyramid included in the Company's results in 2000 were $37.9 million.


CONSUMER FINANCE
                                                                                  ----------------------
[Dollars in Millions]                                                               2002    2001    2000
--------------------------------------------------------------------------------------------------------
Interest, Loan Fees and Earned Discounts                                          $159.9  $146.3  $129.7
Net Investment Income                                                                7.2     8.5     8.3
Other Revenues                                                                       4.7     4.3     3.7
                                                                                  ------  ------  ------
Total Revenues                                                                     171.8   159.1   141.7
                                                                                  ------  ------  ------
Provision for Loan Losses                                                           39.1    29.2    27.0
Interest Expense on Investment Certificates and Savings Accounts                    35.9    43.4    39.2
General and Administrative Expenses                                                 57.9    54.6    49.5
                                                                                  ------  ------  ------
Operating Profit                                                                  $ 38.9  $ 31.9  $ 26.0
                                                                                  ======  ======  ======
Consumer Finance Loan Originations                                                $572.7  $468.4  $472.8
                                                                                  ======  ======  ======
Percentage of Consumer Finance Receivables
   Greater than Sixty Days Past Due                                                  2.3%    2.4%    2.0%
Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables               5.2     4.6     5.0
Weighted-Average Yield on Investment Certificates and Savings Accounts               4.0     5.0     6.4
---------------------------------------------------------------------------------------------------------

Interest, Loan Fees and Earned Discount in the Consumer Finance segment increased by $13.6 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to a higher level of loans outstanding. Net Investment Income in the Consumer Finance segment decreased by $1.3 million for year ended December 31, 2002, compared to the same period in 2001, due primarily to lower yields on investments.

    Operating Profit in the Consumer Finance segment increased by $7.0 million for the year ended December 31, 2002, compared to the same period in 2001. Provision for Loan Losses increased by $9.9 million for the year ended December 31, 2002, compared to the same period in 2001. Interest Expense on Investment Certificates and Savings Accounts decreased by $7.5 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to lower interest rates on Investment Certificates and Savings Accounts, partially offset by higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discount, decreased from 37.3% for the year ended December 31, 2001, to 36.2% for the year ended December 31, 2002, due primarily to the higher levels of loans outstanding.

    Consumer Finance Revenues and Operating Profit increased by $17.4 million and $5.9 million, respectively, in 2001, compared to the same period in 2000, due primarily to higher levels of loans outstanding.

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

UNITRIN DIRECT SALES                                             ---------------
[Dollars in Millions]                                              2002    2001
--------------------------------------------------------------------------------
Net Premiums Written:
   For the Three Months Ended:
     March 31,                                                   $  9.3  $  2.1
     June 30,                                                      12.8     6.0
     September 30,                                                 36.8     7.9
     December 31,                                                  39.1     8.1
                                                                 ------  ------
     For the Year Ended December 31,                             $ 98.0  $ 24.1
                                                                 ======  ======
Earned Premiums:
   For the Three Months Ended:
     March 31,                                                   $  6.3  $  0.3
     June 30,                                                       8.4     1.4
     September 30,                                                 27.0     3.3
     December 31,                                                  31.9     5.4
                                                                 ------   -----
     For the Year Ended December 31,                             $ 73.6  $ 10.4
                                                                 ======  ======
Operating Loss for the Year Ended December 31,                   $(35.1) $(22.6)
                                                                 ======  ======
--------------------------------------------------------------------------------

On January 3, 2000, the Company established Unitrin Direct, a direct marketing automobile insurance unit, to market personal automobile insurance directly to customers primarily through direct mail and television advertising and, to a lesser extent, the Internet. The business unit primarily utilizes the Company's wholly-owned subsidiary, Unitrin Direct Insurance Company, but may also utilize the licenses of other Unitrin subsidiaries as needed in states in which it is not currently licensed. Unitrin Direct began actively marketing personal automobile insurance in Pennsylvania at the beginning of 2001 and currently has business in six states.

    On June 28, 2002, the Company acquired the insurance companies comprising Kemper Direct from KIC in a cash transaction. The results of their operations are included in the Company's results of operation from the date of acquisition (See Note 3 to the Company's Consolidated Financial Statements). Kemper Direct established operations in 1997 and currently has business in 19 states. Kemper Direct's business model is based on selling automobile insurance over the Internet through web insurance portals, click-throughs and its own e-Kemper website.

    Due to the similarity of Unitrin Direct's and Kemper Direct's business models, products and back-office operations, the Company is in the process of combining the operations of the two businesses into a single business unit. The Company believes that such a combination provides an opportunity to achieve economies of scale in a shorter time frame than would have been possible if both businesses were operated as stand alone units.

    Premiums written for the year ended December 31, 2002 were $98.0 million, compared to $24.1 million for the same period in 2001. Premiums earned for the year ended December 31, 2002 were $73.6 million, compared to $10.4 million for the same period in 2001. For year ended December 31, 2002, the Unitrin Direct Sales segment recorded an Operating Loss of $35.1 million, compared to an Operating Loss of $22.6 million for the same period in 2001, due primarily to up-front marketing expenses, uneconomic scale and inadequate premium rates. Results for the year ended December 31, 2002 also included $1.3 million for certain severance costs. For the year ended December 31, 2002, net premiums written in the states of Florida, California and New York comprised 26.8%, 17.6% and 16.8%, respectively, of the Unitrin Direct Sales segment's net written premium.

    Building a direct marketing insurer requires a significant investment resulting in up-front costs and expenses associated with marketing products and acquiring new policies. Although the Company believes that the Unitrin Direct Sales segment is positioned to achieve economies of scale over the next few years, the Company expects that Unitrin Direct Sales will continue to produce operating losses until such economies of scale are achieved.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

INVESTEES

Unitrin's investment portfolio at December 31, 2000 included investments in three companies accounted for under the equity method of accounting ("investees"): Curtiss-Wright Corporation ("Curtiss-Wright"), Litton Industries, Inc. ("Litton") and UNOVA, Inc. ("UNOVA"). As further discussed below, Litton was acquired by Northrop Grumman Corporation ("Northrop") during 2001. In addition, the Company spun off its holdings of Curtiss-Wright common stock to Unitrin's shareholders in a tax-free distribution in 2001. Accordingly, at December 31, 2002 and December 31, 2001 Unitrin's sole investee was UNOVA. UNOVA is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. It is held for investment purposes as part of the Unitrin parent company's investment portfolio. The fair value of Unitrin's Investment in Investee was $75.9 million at December 31, 2002, compared to an asset carrying value of $64.9 million under the equity method of accounting.

     At December 31, 2002, Unitrin owned approximately 22% of UNOVA's common stock. UNOVA stated in its December 31, 2001 annual report on Form 10-K that it is "an industrial technologies company providing global customers with solutions for improving their efficiency and productivity" and that its industrial automation systems business segment ("IAS") is "a leading developer of value-added manufacturing technologies and products that span the production cycle from process engineering and design and prototyping to systems integration." IAS "serves primarily the global automotive, off-road vehicle and diesel engine industries," as well as, the "aerospace, industrial component, heavy equipment and general job shop markets." Products in its automated data systems business segment include "mobile computing solutions for the field worker, automated data collection systems for on-premises and site-based workers, wireless network systems for wireless enablement of an enterprise, and barcode label and printing solutions."

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

     The distribution has been accounted for as a spin-off and, accordingly, Retained Earnings was reduced by the carrying value of the Company's investment in Curtiss-Wright, or $137.8 million ($2.04 per Unitrin common share) in 2001. The aggregate fair value of the shares of Curtiss-Wright Class B common stock distributed to Unitrin shareholders was approximately $196.1 million ($2.91 per Unitrin common share) at the time of spin-off. Net Realized Investment Gains (Losses) for the years ended December 31, 2001 and 2000 includes losses of $4.5 million and $0.7 million, respectively, for certain transaction costs related to the spin-off. Equity in Net Income of Investees for the year ended December 31, 2001 includes a tax benefit of $8.8 million to reduce the Company's estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting.

     Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent and sufficiently timely publicly-available financial reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported (See Note 2 to the Company's Consolidated Financial Statements).

    Equity in Net Income (Loss) of Investees for each of the Company's investee or former investee companies for the years ended December 31, 2002, 2001 and 2000 was:
                                                        ------------------------
[Dollars in Millions]                                    2002    2001      2000
--------------------------------------------------------------------------------
Curtiss-Wright Corporation                              $   -   $20.5    $ 11.8
Litton Industries, Inc.                                     -     8.8      38.2
UNOVA, Inc.                                              (1.9)   (0.6)    (56.8)
                                                        -----   -----    ------
Equity in Net Income (Loss) of Investees                $(1.9)  $28.7    $ (6.8)
                                                        =====   =====    ======
--------------------------------------------------------------------------------

================================================================================
                                       22

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


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

     In July 2001, three of Unitrin's subsidiaries entered into a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the subsidiaries provided $31.5 million in funding to UNOVA. During 2002 and 2001, UNOVA repaid principal of $23.9 million and $0.8 million, respectively, to Unitrin's subsidiaries. At December 31, 2002, Investments in Fixed Maturities included $6.8 million representing Unitrin's subsidiaries' share of unpaid principal under the agreement. UNOVA repaid the remaining principal in January 2003. During 2001, two of Unitrin's subsidiaries purchased a portion of UNOVA's outstanding publicly-traded notes maturing in March 2005 with a total par value of $5.0 million. Unitrin's subsidiaries' investments in UNOVA's publicly-traded notes is included in Investment in Fixed Maturities at December 31, 2002 and 2001.

INVESTMENT RESULTS

Net Investment Income was $221.9 million, $236.5 million and $220.9 million in 2002, 2001 and 2000, respectively. Net Investment Income decreased by $14.6 million in 2002, compared to the same period in 2001, due primarily to lower yields on Fixed Maturities and higher levels of Short-term Investments, partially offset by dividends received from Corporate Investments. Net Investment Income increased by $15.6 million in 2001, compared to the same period in 2000, due primarily to a higher level of investments and higher yields on Fixed Maturities.

     The components of Net Realized Investment Gains (Losses) for the years ended December 31, 2002, 2001 and 2000 were:


                                                   --------------------------
[Dollars in Millions]                                2002      2001      2000
-----------------------------------------------------------------------------
Fixed Maturities:
  Gains on Dispositions                            $  5.5    $  2.6    $  0.5
  Losses on Dispositions                             (1.3)     (4.2)     (2.3)
  Losses from Write-downs                           (10.9)     (0.9)     (8.6)
Equity Securities:
  Gains on Dispositions                               2.7      13.3     148.4
  Losses on Dispositions                             (0.7)     (0.1)     (1.0)
  Losses from Write-downs                           (16.5)        -      (0.4)
Investee:
  Gains on Dispositions                                 -     562.1         -
  Losses on Dispositions                                -      (4.5)     (0.7)
Other Investments:
  Gains on Dispositions                               8.4         -       4.7
  Losses on Dispositions                             (0.5)     (0.1)     (0.1)
                                                   ------    ------    ------
Net Realized Investment Gains (Losses)             $(13.3)   $568.2    $140.5
                                                   ======    ======    ======
-----------------------------------------------------------------------------

Net Realized Investment Gains (Losses) was a loss of $13.3 million, a gain of $568.2 million and a gain of $140.5 million in 2002, 2001 and 2000, respectively. Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes a pre-tax gain of $8.1 million due to the sale of certain investment real estate and pre-tax gains of $1.5 million resulting from sales of a portion of the Company's investment in Baker Hughes Incorporated ("Baker Hughes") common stock. Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes a pre-tax gain of $562.1 million resulting from the acquisition of Litton by Northrop -- see discussion above under the heading "Investees." Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes pre-tax gains of $12.6 million resulting from sales of a portion of the Company's investment in Baker Hughes common stock and gains of $0.7 million from sales of all of its holdings of Enron common stock. Net Realized Investment Gains (Losses) for the year ended December 31, 2000 includes pre-tax gains of $142.4 million from sales of a portion of the Company's investment in Baker Hughes common stock and a gain of $4.7 million due to the sale of Pyramid. The Company cannot anticipate when or if similar investment gains or losses may occur in the future.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

INVESTMENT RESULTS [continued]

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; 2) the duration and extent to which the fair value has been less than cost; and 3) the financial condition and prospects of the issuer. Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes losses of $27.4 million resulting from other than temporary declines in the fair value of investments. Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes losses of $0.9 million resulting from other than temporary declines in the fair value of investments. Net Realized Investment Gains (Losses) for the year ended December 31, 2000 includes losses of $9.0 million resulting from other than temporary declines in the fair value of investments. The Company cannot anticipate when or if similar investment losses may occur in the future.

     The Company's investment strategy is based on current market conditions and other factors which it reviews from time to time. The Company's consolidated investment portfolio is concentrated in U.S. Government and Government Agencies and Authorities, investment-grade fixed maturities, Northrop common and preferred stock, Baker Hughes common stock and UNOVA common stock and fixed maturity investments.

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and investees, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2002, 2001 and 2000 was:

                                                         ---------------------
[Dollars in Millions]                                     2002    2001    2000
------------------------------------------------------------------------------
Northrop Common Stock                                    $12.8   $ 9.2    $  -
Northrop Preferred Stock                                  12.3     9.4       -
Baker Hughes Common Stock                                  1.4     1.7     4.2
                                                         -----   -----    ----
Total Dividend Income from Corporate Investments         $26.5   $20.3    $4.2
                                                         =====   =====    ====
------------------------------------------------------------------------------

The Company received its shares of Northrop common and preferred stock as a result of the acquisition of the Company's former investee, Litton, by Northrop--see discussion above under heading "Investees." The acquisition occurred in the second quarter of 2001 and, accordingly, the Company had no dividends from Northrop common or preferred stock in 2000. Dividend income from Baker Hughes has decreased resulting from sales of a portion of the Company's investment in Baker Hughes (See Note 13 to the Company's Consolidated Financial Statements).

     The changes in fair values of Unitrin's Corporate Investments for the year ended December 31, 2002 were:

                                -------------------------------------------------------------
                                                               HOLDING GAIN
                                   FAIR VALUE                 (LOSS) ARISING       FAIR VALUE
[Dollars in Millions]           DEC. 31, 2001   DISPOSITIONS   DURING PERIOD    DEC. 31, 2002
---------------------------------------------------------------------------------------------
Equity Securities:
  Northrop Common Stock              $  772.7          $   -          $(29.1)        $  743.6
  Northrop Preferred Stock              220.1              -            (1.2)           218.9
  Baker Hughes Common Stock             112.8           (3.2)          (12.6)            97.0
Investee:
  UNOVA Common Stock                     73.4              -             2.5             75.9
                                     --------          -----          ------         --------
Total Corporate Investments          $1,179.0          $(3.2)         $(40.4)        $1,135.4
                                     ========          =====          ======         ========
---------------------------------------------------------------------------------------------

As of the close of business January 29, 2003, the fair value of Unitrin's investments in Northrop preferred and common stock decreased by $34.5 million, compared to the December 31, 2002 fair value. Unitrin's investments in Northrop preferred and common stocks have appreciated by $89.0 million since April 2001, when they were acquired in connection with Northrop's acquisition of Litton.

================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2002, there are approximately 3.6 million shares of the Company's outstanding common stock that can be repurchased under the Company's Board of Directors outstanding repurchase authorization. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 2002, the Company repurchased and retired 0.3 million shares of its common stock in open market transactions at an aggregate cost of $9.4 million. The Company has repurchased and retired approximately 54.6 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990.

     On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company's common stock. The weighted-average interest rate on the $80.0 million in advances outstanding under the agreement on December 31, 2002, was 1.40%. At December 31, 2002, the unused commitment under the Company's revolving credit facility was $280.0 million.

     On June 26, 2002, the Company commenced an initial public offering of its 5.75% senior notes due July 1, 2007 with an aggregate principal amount of $300 million (the "Senior Notes"). The Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company's option at specified redemption prices. On July 1, 2002, the Company issued the Senior Notes in exchange for proceeds of $296.8 million, net of transaction costs, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company's former revolving credit agreement. Interest expense under the Senior Notes was $8.9 million for the year ended December 31, 2002.

     During 2002, three of Unitrin's subsidiaries (United, Trinity and Fireside Securities Corporation) paid $564.1 million, $84.0 million and $23.0 million, respectively, in dividends to Unitrin. As a result of the KIC acquisition, continuing losses in the Multi Lines Insurance segment, and premium growth in the Specialty Lines Insurance segment and in the Unitrin Direct Sales segment, Unitrin made a $75.6 million capital contribution, net of dividends received, to its property and casualty insurance operations in 2002. The Company expects that additional capital contributions will be necessary in 2003 to fund premium growth. Unitrin has several sources available to it to fund the capital contributions, including borrowings under the revolving credit agreement, monetization of corporate assets, dividends from Unitrin's other operations or the issuance of securities under Unitrin's shelf registration statement. The Company's retained earnings at December 31, 2002 includes $37.7 million representing the undistributed equity in net income of investee.

     The Company has no other significant commitments for capital expenditures. During 2002, the Company's subsidiaries invested $14.0 million in an investment fund and have an outstanding commitment to invest an additional $21.0 million in such fund. The Company's subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company's reserves are set at levels expected to meet contractual liabilities. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. As further discussed in Note 4 to the Company's Consolidated Financial Statements, from time to time some of Unitrin's subsidiaries may hold collateral from unrelated parties pursuant to securities lending agreements whereby unrelated parties borrow securities from the subsidiaries' accounts. The subsidiaries are required to return such collateral upon return of the loaned security. Accordingly, the amount of such collateral would not be available to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk. At December 31, 2002, the Company's subsidiaries had capacity to write additional premiums relative to statutory capital and surplus requirements.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $26.9 million, $22.2 million and $36.2 million in 2002, 2001 and 2000, respectively. Interest expense was $12.2 million, $9.0 million and $13.6 million in 2002, 2001 and 2000, respectively. Other corporate expenses were $14.7 million, $13.2 million and $22.6 million in 2002, 2001 and 2000, respectively. Other corporate expenses in 2000 included a pre-tax charge of $12.3 million to write-down the carrying value of certain internal use software (See Note 2 to the Company's Consolidated Financial Statements).

ACCOUNTING CHANGES

In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. On July 1, 2002, the Company adopted the provisions of SFAS No. 146 prospectively. The initial adoption of SFAS No. 146 did not have an impact on the Company's consolidated financial statements.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

ACCOUNTING CHANGES [continued]

In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all acquisitions of financial institutions except those between two or more mutual enterprises and was effective October 1, 2002. Pursuant to the provisions of SFAS No. 147, the specialized accounting guidance specified in paragraph 5 of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," will not apply after September 30, 2002. The adoption of SFAS No. 147 did not have an impact on the Company's consolidated financial statements.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure -an amendment of FASB Statement
No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 for annual statements and for interim periods ending after December 15, 2002 for interim financial reports. The Company has adopted the disclosure requirements of SFAS No. 148 in these consolidated financial statements, but has not determined whether or not it will voluntarily adopt SFAS No. 123 and the related transition alternatives pursuant to SFAS No. 148.

     In July 2001, FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

     In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Amortization of Goodwill was $8.7 million and $8.8 million for the years ended December 31, 2001 and 2000, respectively. On January 1, 2002, the Company adopted SFAS No. 142. During the first quarter of 2002, the Company tested Goodwill on the date of adoption for impairment and determined that Goodwill was recoverable under the provisions of SFAS No. 142 (See Note 1 to the Company's Consolidated Financial Statements).

     In connection with the adoption of SFAS No. 142, in the first quarter of 2002, the Company revised the management reporting of its segment results to exclude amortization of Goodwill from its previously reported Operating Segments (See Notes 1 and 17 to the Company's Consolidated Financial Statements).

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

     In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of implementation issues related to SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to years beginning after June 15, 2000. Accordingly, SFAS No. 133 is effective for years beginning after June 15, 2000. Effective January 1, 2001, the Company adopted the provisions of SFAS Nos. 133 and 138. There was no effect of adoption on the Company's financial statements.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

ACCOUNTING CHANGES [continued]

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Information About Market Risk

The Company's consolidated balance sheet includes five types of financial instruments subject to the material market risk disclosures required by the SEC:
(1) Investments in Fixed Maturities, (2) Investments in Equity Securities, (3) Consumer Finance Receivables, (4) Investment Certificates and Savings Accounts, and (5) Senior Notes Payable. Investments in Fixed Maturities, Consumer Finance Receivables, Investment Certificates and Savings Accounts and Senior Notes Payable are subject to material interest rate risk. The Company's Investments in Equity Securities include common and preferred stocks and, accordingly, are subject to material equity price risk and interest rate risk, respectively.

     For purposes of this disclosure, market risk sensitive financial instruments are divided into two categories: financial instruments acquired for trading purposes and financial instruments acquired for purposes other than trading. The Company's market risk sensitive financial instruments are classified as held for purposes other than trading. The Company has no significant holdings of derivatives.

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

     For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates for Investments in Fixed Maturities, Preferred Stock Equity Securities and Consumer Finance Receivables from their levels at December 31, 2002 and 2001, respectively, and an adverse and instantaneous decrease of 100 basis points in market interest rates for Investment Certificates and Savings Accounts and Senior Notes Payable from their levels at December 31, 2002 and 2001. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard & Poor's Stock Index (the "S&P 500") from its level at December 31, 2002 and 2001, with all other variables held constant. The Company's Investments in Common Stock Equity Securities were correlated with the S&P 500 using the portfolio's weighted-average beta of 0.40 and 0.55 at December 31, 2002 and 2001, respectively. The portfolio's weighted-average beta was calculated using each security's beta for the five-year periods ended December 31, 2002 and 2001, respectively, and weighted on the fair value of such securities at December 31, 2002 and 2001, respectively. Beta measures a stock's relative volatility in relation to the rest of the stock market with the S&P 500 having a beta coefficient of 1.00.

     The estimated adverse effects on the market value of the Company's financial instruments at December 31, 2002 using these assumptions were:

                                                      ------------------------------------------
                                                             PRO FORMA INCREASE (DECREASE)
------------------------------------------------------------------------------------------------
                                                                  INTEREST    EQUITY       TOTAL
                                                          FAIR        RATE     PRICE      MARKET
[Dollars in Millions]                                    VALUE        RISK      RISK        RISK
------------------------------------------------------------------------------------------------
December 31, 2002

ASSETS

Investments in Fixed Maturities                       $3,023.0     $(119.1)   $    -     $(119.1)

Investments in Equity Securities                       1,394.3        (4.1)    (51.7)      (55.8)
Consumer Finance Receivables                             829.9       (10.9)        -       (10.9)

LIABILITIES

Investment Certificates and Savings Accounts          $  864.7     $  15.2    $    -     $  15.2
Senior Notes Payable                                     315.0        12.2         -        12.2
------------------------------------------------------------------------------------------------

================================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [continued]

The estimated adverse effects on the market value of the Company's financial instruments at December 31, 2001 using these assumptions were:

                                                      ----------------------------------------------
                                                               PRO FORMA INCREASE (DECREASE)
----------------------------------------------------------------------------------------------------
                                                                  INTEREST     EQUITY          TOTAL
                                                          FAIR        RATE      PRICE         MARKET
[Dollars in Millions]                                    VALUE        RISK       RISK           RISK
----------------------------------------------------------------------------------------------------
December 31, 2001

ASSETS
Investments in Fixed Maturities                       $2,926.4     $(118.8)    $    -        $(118.8)
Investments in Equity Securities                       1,387.4        (3.8)     (71.7)         (75.5)
Consumer Finance Receivables                             720.1        (9.1)         -           (9.1)

LIABILITIES
Investment Certificates and Savings Accounts          $  753.7     $   8.6     $    -        $   8.6
----------------------------------------------------------------------------------------------------

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

Qualitative Information About Market Risk

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument and is inherent to all financial instruments. SEC disclosure rules focus on only one element of market risk -- price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company's primary market risk exposures are to changes in interest rates and certain exposures to changes in equity prices.

     The Company manages its interest rate exposures with respect to Investments in Fixed Maturities by investing primarily in investment-grade securities of moderate duration. The interest rate risks with respect to the fair value of Consumer Finance Receivables should be partially offset by the impact of interest rate movements on Investment Certificates and Savings Accounts which are issued to fund its receivables.

     At December 31, 2002 and December 31, 2001, $962.5 million and $992.8 million of the Company's Investments in Equity Securities, which exclude the Company's Investments in Investees, was concentrated in the common and preferred stock of Northrop. Northrop stated in its 2001 Annual Report on Form 10-K that it "provides technologically advanced innovative products, services and solutions in defense and commercial electronics, information technology, systems integration and nuclear and non-nuclear shipbuilding and systems." Additionally, Northrop stated that it "is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix." At December 31, 2002 and December 31, 2001, respectively, the Company's Investments in Equity Securities included $97.0 million and $112.8 million of Baker Hughes common stock. Baker Hughes stated in its 2001 Annual Report on Form 10-K that it "is engaged in the oil field and process industry," and in addition, it "manufactures and sells other products and provides services to industries that are not related to the oilfield or continuous process industries." Accordingly, the Company's Investments in Equity Securities is sensitive to the nature of Northrop and Baker Hughes' industry segments.
================================================================================

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management's Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative information about Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) contain forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "plan(s)," "intend(s)," "expect(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management's Discussion and Analysis of Results of Operations and Financial Condition, The consolidated Financial Statements (including notes thereto), changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of insurance premium rates, policy forms, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), adverse judgments in litigation to which the Company or its subsidiaries are parties, realization of economies of scale, and the successful migration of the Kemper Auto and Home business. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.

================================================================================