Form 10-K, Exhibit 13
period 2002-12-31
UNITRIN INC
filed 2003-01-30
CIK 860748

                                                                    EXHIBIT 13.3

                          UNITRIN, INC. & SUBSIDIARIES
                               2002 annual report


                              FINANCIAL HIGHLIGHTS

                                                        ---------------------------------------------------------
[Dollars in Millions, Except Per Share Amounts]           2002        2001         2000       1999*       1998*
-----------------------------------------------------------------------------------------------------------------
FOR THE YEAR

Premiums                                                $1,878.0     $1,561.2    $1,442.1    $1,367.8    $1,223.6
Consumer Finance Revenues                                  171.8        159.1       141.7       123.6       113.8
Net Investment Income                                      221.9        236.5       220.9       201.0       183.9
Other Income                                                39.8          8.8         8.0         7.5         7.2
Net Realized Investment Gains (Losses)                     (13.3)       568.2       140.5       113.7       557.4
                                                        --------     --------    --------    --------    --------
Total Revenues                                          $2,298.2     $2,533.8    $1,953.2    $1,813.6    $2,085.9
                                                        ========     ========    ========    ========    ========
Net Income (Loss):
   From Operations                                      $    2.3     $  (12.4)   $    6.7    $   86.1    $   85.5
   From Investees                                           (1.9)        28.7        (6.8)       41.9        62.3
   From Realized Investment Gains (Losses)                  (8.6)       364.6        91.1        73.0       363.0
                                                        --------     --------    --------    --------    --------
Total Net Income (Loss)                                 $   (8.2)    $  380.9    $   91.0    $  201.0    $  510.8
                                                        ========     ========    ========    ========    ========
Net Income (Loss) Per Share:
   From Operations                                      $   0.04     $  (0.18)   $   0.10    $   1.18    $   1.09
   From Investees                                          (0.03)        0.42       (0.10)       0.58        0.80
   From Realized Investment Gains (Losses)                 (0.13)        5.40        1.32        1.00        4.66
                                                        --------     --------    --------    --------    --------
Total Net Income (Loss) Per Share                       $  (0.12)    $   5.64    $   1.32    $   2.76    $   6.55
                                                        ========     ========    ========    ========    ========
Total Net Income (Loss) Per Share
   Assuming Dilution                                    $  (0.12)    $   5.60    $   1.32    $   2.74    $   6.51
                                                        ========     ========    ========    ========    ========
Repurchases of Unitrin Common Stock                     $    9.4     $   26.6    $  122.3    $  191.4    $  232.9
Dividends to Shareholders:
   Cash                                                    112.4        108.0       103.1       101.7       100.7
   Spin-off of Curtiss-Wright at Fair Value                    -        196.1           -           -           -
                                                        --------     --------    --------    --------    --------
Total Capital Returned to Shareholders                  $  121.8     $  330.7    $  225.4    $  293.1    $  333.6
                                                        ========     ========    ========    ========    ========
Dividends to Shareholders (per share):
   Cash                                                 $   1.66     $   1.60    $   1.50    $   1.40    $   1.30
   Spin-off of Curtiss-Wright at Fair Value                    -         2.91           -           -           -

AT YEAR END

Number of Associates Employed                              8,739        7,664       7,425       7,787       7,631
Investments                                             $5,303.8     $5,127.5    $4,233.5    $4,096.8    $4,304.2
Total Assets                                             7,705.6      7,133.7     6,165.8     5,934.8     5,909.9
Insurance Reserves                                       3,191.4      2,857.6     2,642.8     2,618.1     2,526.7
Senior Notes Payable                                       297.1            -           -           -           -
Notes Payable under Revolving Credit
   Agreement and Other Debt Instruments                     80.0        254.8       180.0       116.8       116.2
Shareholders' Equity                                     1,802.4      1,916.8     1,701.2     1,717.0     1,822.4
Shares of Unitrin Common Stock
   Outstanding (in millions of shares)                      67.6         67.5        67.6        71.0        76.0
Book Value Per Share                                    $  26.66     $  28.38    $  25.15    $  24.19    $  23.99
-----------------------------------------------------------------------------------------------------------------

*Stated retroactively as if a 2-for-1 stock split paid in the form of a dividend distribution on March 26, 1999, occurred prior to the period presented.

                                       1