Form 10-K, Exhibit 13
period 2003-12-31
UNITRIN INC
filed 2004-01-30
CIK 860748

Exhibit 13.1

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of cash flows and of shareholders’ equity and comprehensive income for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 2001 were audited by other auditors whose report, dated January 31, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of Unitrin, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2003 and its method of accounting for goodwill in 2002.

Deloitte & Touche LLP

Chicago, Illinois

January 28, 2004

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
[Dollars in Millions, Except Per Share Amounts]	2003	2002
ASSETS
Investments:
Fixed Maturities at Fair Value (Amortized Cost: 2003–$3,531.6; 2002–$2,887.7)	$3,634.7	$3,023.0
Northrop Grumman Preferred Stock at Fair Value (Cost: 2003–$177.5; 2002–$ 177.5)	220.9	218.9
Northrop Grumman Common Stock at Fair Value (Cost: 2003–$572.2; 2002–$ 661.5)	633.9	743.6
Other Equity Securities at Fair Value (Cost: 2003–$342.7; 2002– $ 384.5)	432.8	431.8
Investee at Cost Plus Cumulative Undistributed Earnings (Fair Value: 2003–$290.5; 2002–$ 75.9)	64.7	64.9
Short-term Investments at Cost which Approximates Fair Value	495.5	556.8
Other	300.4	264.8

Total Investments	5,782.9	5,303.8

Cash	65.7	16.9
Consumer Finance Receivables at Cost (Fair Value: 2003–$906.7; 2002–$ 829.9)	904.8	830.3
Other Receivables	899.4	669.6
Deferred Policy Acquisition Costs	400.2	382.6
Goodwill	344.7	344.7
Other Assets	139.1	157.7

Total Assets	$8,536.8	$7,705.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance Reserves:
Life and Health	$2,265.1	$2,216.5
Property and Casualty	1,426.3	974.9

Total Insurance Reserves	3,691.4	3,191.4

Investment Certificates and Savings Accounts at Cost (Fair Value: 2003–$918.9; 2002–$ 864.7)	915.2	857.6
Unearned Premiums	794.7	734.3
Accrued and Deferred Income Taxes	382.0	350.5
Notes Payable under Revolving Credit Agreement at Cost which Approximates Fair Value	—	80.0
Senior Notes Payable at Amortized Cost (Fair Value: 2003–$519.4; 2002–$ 315.0)	495.7	297.1
Accrued Expenses and Other Liabilities	438.9	392.3

Total Liabilities	6,717.9	5,903.2

Shareholders’ Equity:
Common Stock, $0.10 Par Value Per Share, 100 Million Shares Authorized, 67,778,023 and 67,596,409 Shares Issued and Outstanding at December 31, 2003 and 2002	6.8	6.8
Paid-in Capital	537.8	512.9
Retained Earnings	1,079.8	1,086.4
Accumulated Other Comprehensive Income	194.5	196.3

Total Shareholders’ Equity	1,818.9	1,802.4

Total Liabilities and Shareholders’ Equity	$8,536.8	$7,705.6

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

CONSOLIDATED STATEMENTS OF INCOME

	FOR THE YEARS ENDED DECEMBER 31,
[Dollars in Millions, Except Per Share Amounts]	2003	2002	2001
REVENUES
Earned Premiums	$2,457.2	$1,878.0	$1,561.2
Consumer Finance Revenues	195.7	171.8	159.1
Net Investment Income	231.9	221.9	236.5
Other Income	25.1	39.8	8.8
Net Realized Investment Gains (Losses)	33.9	(13.3)	568.2

Total Revenues	2,943.8	2,298.2	2,533.8

EXPENSES
Insurance Claims and Policyholders’ Benefits	1,740.9	1,432.3	1,217.1
Insurance Expenses	844.1	730.7	624.8
Consumer Finance Expenses	154.6	132.9	127.2
Interest and Other Expenses	45.3	26.9	22.2

Total Expenses	2,784.9	2,322.8	1,991.3

Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees	158.9	(24.6)	542.5
Income Tax Expense (Benefit)	34.1	(18.3)	190.3

Income (Loss) before Equity in Net Income (Loss) of Investees	124.8	(6.3)	352.2
Equity in Net Income (Loss) of Investees	(1.2)	(1.9)	28.7

NET INCOME (LOSS)	$123.6	$(8.2)	$380.9

NET INCOME (LOSS) PER SHARE	$1.83	$(0.12)	$5.64

NET INCOME (LOSS) PER SHARE ASSUMING DILUTION	$1.82	$(0.12)	$5.60

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,
[Dollars in Millions]	2003	2002	2001
OPERATING ACTIVITIES
Net Income (Loss)	$123.6	$(8.2)	$380.9
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
Policy Acquisition Costs Deferred	(351.0)	(289.7)	(191.3)
Amortization of Deferred Policy Acquisition Costs	335.0	237.3	188.5
Equity in Net (Income) Loss of Investees before Taxes	1.9	3.0	(30.1)
Cash Dividends from Former Investee	—	—	1.7
Amortization of Investments	11.4	8.3	1.1
Provision for Loan Losses	54.4	39.1	29.2
(Increase) Decrease in Other Receivables	56.4	(185.0)	(37.5)
Increase in Insurance Reserves and Unearned Premiums	269.4	583.5	239.9
Increase (Decrease) in Accrued and Deferred Income Taxes	34.8	(34.4)	91.4
Increase in Accrued Expenses and Other Liabilities	44.0	6.5	68.8
Net Realized Investment (Gains) Losses	(33.9)	13.3	(568.2)
Other, Net	39.6	22.2	17.4

Net Cash Provided by Operating Activities	585.6	395.9	191.8

INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities	1,346.4	1,345.6	1,035.9
Purchases of Fixed Maturities	(1,987.3)	(1,349.8)	(1,187.3)
Sales of Northrop Common Stock	96.5	—	—
Sales of Other Equity Securities	95.7	15.8	41.2
Purchases of Other Equity Securities	(36.4)	(114.5)	(122.7)
Sale of Litton Common Stock, Net	—	—	171.8
Repayments of Consumer Finance Receivables	466.0	426.6	397.4
Acquisitions of Consumer Finance Receivables	(594.5)	(572.7)	(468.4)
Change in Short-term Investments	61.3	8.5	(228.7)
Acquisitions and Improvements of Investment Real Estate	(20.9)	(14.0)	(3.1)
Sales of Investment Real Estate	—	13.9	—
Change in Other Investments	(20.0)	(20.5)	(2.4)
Acquisition of Businesses, Net of Cash Acquired	(8.0)	(73.9)	—
Other, Net	(7.5)	(24.1)	(2.1)

Net Cash Used by Investing Activities	(608.7)	(359.1)	(368.4)

FINANCING ACTIVITIES
Investment Certificate and Savings Account Deposits	267.6	326.3	253.1
Investment Certificate and Savings Account Withdrawals	(210.1)	(216.1)	(209.0)
Universal Life and Annuity Receipts from Policyholders	7.9	8.5	8.9
Universal Life and Annuity Payments to Policyholders	(3.1)	(2.6)	(2.8)
Change in Liability for Funds Held for Securities on Loan	—	(172.5)	172.5
Notes Payable Proceeds	398.0	934.8	831.0
Notes Payable Payments	(280.0)	(812.8)	(756.2)
Cash Dividends Paid	(112.2)	(112.4)	(108.0)
Common Stock Repurchases	(1.4)	(9.4)	(26.6)
Other, Net	5.2	8.4	17.3

Net Cash Provided (Used) by Financing Activities	71.9	(47.8)	180.2

Increase (Decrease) in Cash	48.8	(11.0)	3.6
Cash, Beginning of Year	16.9	27.9	24.3

Cash, End of Year	$65.7	$16.9	$27.9

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

	FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
[Dollars and Shares in Millions, Except Per Share Amounts]	NUMBER OF SHARES	COMMON STOCK	PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL SHAREHOLDERS’ EQUITY
BALANCE, DECEMBER 31, 2000	67.6	$6.8	$442.6	$1,150.2	$101.6	$1,701.2
Net Income	—	—	—	380.9	—	380.9
Other Comprehensive Income (NOTE 12)	—	—	—	—	88.7	88.7

Total Comprehensive Income						469.6

Dividends to Shareholders:
Cash ($1.60 per share)	—	—	—	(108.0)	—	(108.0)
Spin-off of Curtiss-Wright at Book Value ($2.04 per share) (NOTE 5)	—	—	—	(137.8)	—	(137.8)
Repurchases of Common Stock	(0.7)	(0.1)	(4.9)	(21.6)	—	(26.6)
Exercise of Stock Options, Net of Shares Exchanged (NOTE 10)	0.6	—	51.1	(32.7)	—	18.4

BALANCE, DECEMBER 31, 2001	67.5	$6.7	$488.8	$1,231.0	$190.3	$1,916.8
Net Loss	—	—	—	(8.2)	—	(8.2)
Other Comprehensive Income (NOTE 12)	—	—	—	—	6.0	6.0

Total Comprehensive Loss						(2.2)

Dividends to Shareholders:
Cash ($1.66 per share)	—	—	—	(112.4)	—	(112.4)
Repurchases of Common Stock	(0.3)	—	(2.2)	(7.2)	—	(9.4)
Exercise of Stock Options, Net of Shares Exchanged (NOTE 10)	0.4	0.1	26.3	(16.8)	—	9.6

BALANCE, DECEMBER 31, 2002	67.6	$6.8	$512.9	$1,086.4	$196.3	$1,802.4
Net Income	—	—	—	123.6	—	123.6
Other Comprehensive Loss (NOTE 12)	—	—	—	—	(1.8)	(1.8)

Total Comprehensive Income						121.8

Dividends to Shareholders:
Cash ($1.66 per share)	—	—	—	(112.2)	—	(112.2)
Repurchases of Common Stock	(0.1)	—	(0.5)	(0.9)	—	(1.4)
Stock-based Compensation Cost (NOTES 1, 2 and 10)	—	—	2.8	—	—	2.8
Exercise of Stock Options, Net of Shares Exchanged (NOTE 10)	0.3	—	22.6	(17.1)	—	5.5

BALANCE, DECEMBER 31, 2003	67.8	$6.8	$537.8	$1,079.8	$194.5	$1,818.9

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES

The Consolidated Financial Statements included herein have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”), which differ from statutory insurance accounting practices, and include the accounts of Unitrin, Inc. and its subsidiaries (“Unitrin” or the “Company”). All significant intercompany accounts and transactions have been eliminated.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure,” prospectively to all awards granted, modified or settled on or after January 1, 2003.

The effects on Net Income (Loss), Net Income (Loss) Per Share and Net Income (Loss) Per Share Assuming Dilution for the years ended December 31, 2003, 2002 and 2001 if the fair value based method had been applied to all awards since the effective date of SFAS No. 123 were:

[Dollars in Millions, Except Per Share Amounts]	2003	2002	2001
Net Income (Loss) as Reported	$123.6	$(8.2)	$380.9
Add: Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Related Tax Effects	1.8	0.2	—
Deduct: Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards, Net of Related Tax Effects	(4.2)	(6.2)	(6.0)

Pro Forma Net Income (Loss)	$121.2	$(14.2)	$374.9

Net Income (Loss) Per Share:
Basic — As Reported	$1.83	$(0.12)	$5.64

Basic — Pro Forma	$1.79	$(0.21)	$5.55

Diluted — As Reported	$1.82	$(0.12)	$5.60

Diluted — Pro Forma	$1.79	$(0.21)	$5.51

On January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (See Note 2 to the Consolidated Financial Statements).

The pro forma effects as if the Company had applied the provisions of SFAS No. 142 to the period prior to the date of adoption that are presented in these financial statements were:

[Dollars in Millions, Except Per Share Amounts]	YEAR ENDED DEC. 31, 2001
Net Income as Reported	$380.9
Amortization of Goodwill, Net of Tax	7.3

Pro Forma Net Income	$388.2

Per Share:
Net Income as Reported	$5.64
Amortization of Goodwill, Net of Tax	0.11

Pro Forma Net Income Per Share	$5.75

Per Share Assuming Dilution:
Net Income as Reported	$5.60
Amortization of Goodwill, Net of Tax	0.11

Pro Forma Net Income Per Share Assuming Dilution	$5.71

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 . BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES [CONTINUED]

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates and assumptions.

The fair values of Investments in Fixed Maturities, Investments in Equity Securities and Senior Notes Payable are estimated using quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The fair values of the Company’s Investment in Investee and Investments in Northrop Grumman Corporation (“Northrop”) Preferred Stock and Northrop Common Stock are based upon quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Investment Certificates and Savings Accounts have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments, Notes Payable under Revolving Credit Agreement and certain other assets and other liabilities because of their short-term nature.

The actual value at which such financial instruments could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of several years. Accordingly, the Company’s actual ultimate net charge-off could materially differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, timing of charge-offs and recoveries, value of collateral and changes in the overall credit quality of the loan portfolio.

The process of estimating and establishing reserves for losses and loss adjustment expenses for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, mold, construction defect and other emerging and/or long-tailed exposures, which may not be discovered or reported until several years after the insurance policy period has ended. Management considers a variety of factors, including, but not limited to, past claims experience, current claim trends and relevant legal, economic and social conditions, in estimating reserves. A change in any one or more factors is likely to result in the ultimate net claim cost to differ from the estimated reserve. Such changes in estimates may be material.

Due to the length of life insurance contracts and the risks involved, the process of estimating future benefits under life insurance contracts is inherently uncertain. Reserves for future benefits under life insurance contracts are estimated using a variety of factors including, but not limited to, expected mortality, interest and withdrawal rates. Actual mortality, interest and withdrawal rates are likely to differ from expected rates. Accordingly, the timing and amount of actual cash flows for any given period may differ materially from the timing and amount of expected cash flows.

The process of determining whether or not an asset is impaired or recoverable relies on projections of future cash flows, operating results, and market conditions. Projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. As a result, the Company’s assessment of the impairment of long-lived assets or the recoverability of assets such as Goodwill and Deferred Policy Acquisition Costs is susceptible to the risk inherent in making such projections.

NOTE 2 . SUMMARY OF ACCOUNTING POLICIES

Investments Other Than Investees

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders’ Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments primarily include loans to policyholders, real estate, and mortgage loans and are carried at cost or unpaid principal balance. Gains and losses on sales of investments and losses arising from other than temporary declines in fair value are computed on the specific identification method and are reflected in the Consolidated Statement of Income in the period in which either the sale occurred or the decline was determined to be other than temporary.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 . SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Investments in Investees

Investments in Investees are accounted for by the equity method in the accompanying financial statements. The Company’s voting percentage and share of earnings or losses of each investee or former investee company are determined using the most recent and sufficiently timely publicly-available audited financial statements, subsequent unaudited interim reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported. The Company recognizes into income its equity share of changes in an investee’s reported net assets resulting from an investee’s issuance of stock that is not part of a broader corporate reorganization.

Other Than Temporary Declines in Fair Value

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include: 1) the Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; 2) the duration and extent to which the fair value has been less than cost; and 3) the financial condition and prospects of the issuer.

Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The Reserve for Loan Losses is maintained at a level which considers such factors as actual and expected loan loss experience and economic conditions to provide for estimated loan losses.

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

The Company accounts for the present value of the future profits embedded in insurance in force acquired (“VIF”) based upon actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $4.5 million, $4.1 million, $3.7 million, $3.3 million and $3.0 million in each of the next five years.

Goodwill

Effective January 1, 2002, the Company accounts for Goodwill pursuant to the provisions of SFAS No. 142. Accordingly, Goodwill is not amortized, but rather is tested annually for recoverability. The Company tests Goodwill in the first quarter of its fiscal year. During the first quarters of 2003 and 2002 the Company tested Goodwill for recoverability and determined that Goodwill was recoverable. Prior to January 1, 2002, Goodwill relating to acquisitions on or after November 1, 1970, was amortized ratably over periods ranging from twenty to forty years. Amortization of Goodwill was $8.7 million for the year ended December 31, 2001. Goodwill relating to acquisitions prior to November 1, 1970, was not amortized.

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

For traditional life insurance products, the reserves for future policy benefits are estimated on the net level premium method based on expected mortality, interest and withdrawal rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company’s historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Withdrawal

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Insurance Reserves [CONTINUED]

assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

Recognition of Earned Premiums and Related Expenses

Property and casualty insurance and health insurance premiums are recognized and earned ratably over the periods to which the premiums relate. Insurance Claims and Policyholders’ Benefits include provisions for reported claims, estimates for claims incurred but not reported and loss adjustment expenses.

Traditional life insurance premiums are recognized as revenue when due. Policyholders’ benefits are associated with related premiums to result in recognition of profits over the periods that the benefits are provided.

Premium revenues for universal life-type products consist of charges for the cost of insurance, policy administration and policy surrenders that have been assessed against policy account balances during the period. Benefit payments in excess of policy account balances are expensed.

Reinsurance

In the normal course of business, the Company’s insurance subsidiaries reinsure certain risks above certain retention levels with other insurance enterprises. Amounts recoverable from reinsurers for benefits and losses for which the Company’s insurance subsidiaries have not been relieved of their legal obligations to the policyholder are included in Other Receivables.

Gains related to long-duration reinsurance contracts are deferred and amortized over the life of the underlying reinsured policies. Losses related to long-duration reinsurance contracts are recognized immediately. Any gain or loss associated with reinsurance agreements for which the Company’s insurance subsidiaries have been legally relieved of their obligations to the policyholder is recognized in the period of relief.

Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company’s Consumer Finance Operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $5.6 million, $7.2 million and $8.5 million in 2003, 2002 and 2001, respectively.

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

Stock-Based Compensation

At December 31, 2003, the Company had four stock-based compensation plans, which are more fully described in Note 10 to the Consolidated Financial Statements. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure,” prospectively to all awards granted, modified or settled on or after January 1, 2003. For awards granted, modified or settled prior to January 1, 2003, the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Except for modifications made in accordance with the provisions for an equity restructuring under Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25,” and a modification made in 2002 to options for 51,282 common shares, the Company has not issued stock options or made modifications to existing stock options where the exercise price is less than the market value of the Company’s common stock on the date of grant or modification. Compensation expense

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Stock-Based Compensation [CONTINUED]

of $0.3 million was recognized for the year ended December 31, 2002 in connection with the 2002 modification. Under the provisions of FIN 44, no compensation expense was required to be recognized for the equity restructuring, related to the spin-off of Curtiss-Wright Corporation (“Curtiss-Wright”) in 2001.

Accounting Changes

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial application of SFAS No. 143 did not have an impact on the Company’s financial statements.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company did not create or obtain an interest in a variable interest entity during the period February 1, 2003 through December 31, 2003. Accordingly, FIN 46 had no impact on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. On July 1, 2002, the Company adopted the provisions of SFAS No. 146 prospectively. The initial adoption of SFAS No. 146 did not have an impact on the Company’s consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all acquisitions of financial institutions except those between two or more mutual enterprises and is effective October 1, 2002. Pursuant to the provisions of SFAS No. 147, the specialized accounting guidance specified in paragraph 5 of SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” does not apply after September 30, 2002. The adoption of SFAS No. 147 did not have an impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34).” FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are applicable to financial statements for periods ending after December 15, 2002. The initial adoption of FIN 45 did not have an impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123 as amended by SFAS No. 148 prospectively to all awards granted, modified or settled on or after January 1, 2003. For the year ended December 31, 2003, the Company recognized compensation expense of $2.8 million before tax due to the adoption of SFAS No. 123, as amended by SFAS No. 148.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Accounting Changes [CONTINUED]

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

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial adoption of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The statement is intended to develop one accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. On January 1, 2002, the Company adopted the provisions of SFAS No. 144. The initial adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

On June 28, 2002, the Company closed its acquisition of the personal lines property and casualty insurance business of the Kemper Insurance Companies (“KIC”) in a cash transaction. The business unit acquired from KIC, referred to herein as “Kemper Auto and Home” or “KAH,” specializes in the sale of personal automobile and homeowners’ insurance through independent agents. The acquisition included the purchase of the assets of Kemper Auto and Home, but all pre-acquisition liabilities of Kemper Auto and Home, including policy reserves and unearned premium reserves, are excluded and remain with KIC. In connection with the acquisition, the Company also acquired the stock of KIC’s direct distribution personal lines subsidiaries (“Kemper Direct”), which sell personal automobile insurance to consumers over the Internet. Pursuant to the provisions of the stock acquisition agreement between the Company and KIC, the Company is indemnified for 90% of any adverse loss and loss adjustment expense reserve development for policy losses incurred by Kemper Direct prior to the acquisition date, while KIC is entitled to 90% of any favorable development on such policy losses. At December 31, 2003, the Company had recorded a payable of $1.0 million to KIC resulting from favorable development.

The purchase price was $42.3 million (the “Determinable Purchase Price Component”), plus 1% of premiums written over a three-year period beginning January 1, 2003 (the “Variable Purchase Price Component”). Due to the nature of the Variable Purchase Price Component, the Company cannot reasonably determine the contingent consideration that will be paid. Accordingly, pursuant to the provisions of SFAS No. 141, the Variable Purchase Price Component for years 2004 and 2005 is not recorded in these financial statements and is not reflected as a cost of the acquisition until such determination can be reasonably made. At December 31, 2003, the Company had recorded $7.1 million in Other Assets for the amount of the Variable Purchase Price Component that has been determined to date.

As further consideration, KIC will be eligible for performance bonuses if the business meets certain loss ratio criteria over the same three years. Such performance bonuses will be expensed as incurred and will be calculated, treating each year in the three-year period beginning January 1, 2003 as a discrete period. KIC will be paid a bonus equal to 0.75% of earned premium for the year under consideration if the loss and loss adjustment expense ratio, as defined, does not exceed 74%. For each one percentage point decrease from 74%, KIC will be paid an additional bonus equal to 0.75% of earned premium, up to a total maximum bonus equal to 5.25% of earned premium. No bonus will be paid if the loss and loss adjustment expense ratio exceeds 74%. The Company currently estimates that KIC has not earned a performance bonus for the year ended December 31, 2003.

KIC retained all liabilities for policies issued by Kemper Auto and Home prior to the closing, while Trinity Universal Insurance Company (“Trinity”), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by Kemper Auto and Home after the closing and is liable for losses and expenses incurred thereon. For policies issued by Kemper Direct prior to the acquisition date, the Company is liable for policy losses incurred thereon, subject to the loss indemnification described above, and is liable for unearned premiums as of the acquisition date. In addition, the Company is administering on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition (the “KIC Run-off”). The Company recorded revenues of $17.8 million and $31.9 million in 2003 and 2002, respectively, reflected as Other Income related to the administration of the KIC Run-off.

At the acquisition date, Unitrin’s property and casualty insurance subsidiaries were not licensed in all the states where the KAH business is written nor were certain computer and data processing modifications completed to allow for the migration of

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [CONTINUED]

the KAH business to the Company’s property and casualty insurance subsidiaries. Accordingly, Trinity and KIC entered into a quota share reinsurance agreement (the “Reinsurance Agreement”) whereby Trinity reinsured, on a 100% indemnity basis, substantially all of the KAH business written or renewed by KIC after the acquisition date to provide a transitional period for Unitrin’s property and casualty insurance subsidiaries to obtain licenses in the necessary states and other insurance regulatory authorizations and to complete the required computer and data processing modifications.

Due to the deterioration of KIC’s financial position, on January 8, 2003, the Reinsurance Agreement was amended to provide, in the event of KIC’s insolvency, for Trinity to make claim payments directly to insureds and insured claimants under the reinsured policies. On June 6, 2003, the Reinsurance Agreement was further amended and restated to allow certain of Trinity’s affiliated insurance companies to elect to assume on an assumption reinsurance basis (an “assumption”) some or all of the business in the event that it appears receivership proceedings for KIC are imminent or if KIC is in fact placed into receivership. Depending upon the state of residence of a particular policyholder, such an assumption could be subject to notification to, or consent by, such policyholder, and/or regulatory approvals by a state insurance department. Moreover, certain computer and data processing modifications would be required to implement an assumption. The Company has developed specifications for such modifications, but has suspended programming work due to the progress that is being made in migrating the KIC business to Unitrin’s property and casualty insurance subsidiaries and the substantial completion of computer and data processing modifications that would allow such subsidiaries to cancel and rewrite such business in bulk mid-term in the event that KIC were placed in receivership proceedings. While the Company believes that an assumption would have certain advantages relative to retention of the business in the event that KIC is placed in a receivership, there can be no assurances that such advantages would be realized or that the consents and approvals would be obtained or obtained on a timely basis.

A.M. Best Co., Inc. (“A.M. Best”), the principal insurance company rating agency, lowered its rating for KIC from “A-”
(Excellent) to “B+” (Very Good) in December 2002, from “B+” to “B” (Fair) in March 2003, from “B” to “C++” (Marginal) on May 1, 2003, and from “C++” to “D” (Poor) on June 10, 2003. A.M. Best attributed the most recent downgrade to KIC’s “announcement that upon completion of the year-end 2002 independent financial audit, Lumbermens Mutual Casualty Co. [“LMCC”], the lead company of the [KIC] inter-company pool, expects its year-end 2002 statutory surplus—as reflected in its annual statement—to be substantially lower than currently stated.” According to A.M. Best, KIC “management has indicated that if the adjustments had been reflected in its year-end 2002 statutory filing of Lumbermens Mutual Casualty Co., total risk-adjusted capital would fall within the Mandatory Control Level of the risk-based capital calculation required by the Illinois Department of Insurance.” These ratings actions with respect to KIC have no impact on Unitrin’s property and casualty insurance subsidiaries’ “A” (Excellent) rating from A.M. Best.

When an Illinois-domiciled property and casualty insurance company’s risk-based capital falls within the Mandatory Control Level, the Illinois Director of Insurance (the “Illinois Director”) is mandated to place the company in receivership proceedings unless, as is the case with KIC, the company is no longer writing new business and is running off existing business, in which case the Illinois Director may allow the run-off to proceed under its supervision. In such a run-off, KIC will only be able to write insurance coverage where required by state law or contractual commitments, such as its contractual commitment to write certain personal lines coverage on Unitrin’s behalf. If KIC were placed into receivership, KIC’s ability to write additional coverage would terminate regardless of existing contractual commitments. In addition, in a receivership, the Illinois Department of Insurance could attempt to take the further action of effecting mid-term cancellations of policies written by KIC. There can be no assurance as to what actions, if any, the Illinois Department of Insurance may take with respect to KIC or the ultimate effect that such actions may have on Unitrin.

Unitrin is continuing the migration of the KIC personal lines business to Unitrin’s property and casualty insurance subsidiaries as rapidly as possible to reduce dependence on KIC. The licensing and computer and data processing efforts to allow Unitrin’s property and casualty insurance subsidiaries to directly renew the KIC personal lines business are complete. Unitrin’s property and casualty insurance subsidiaries began directly issuing insurance policies for new business in a few states in March 2003 and began directly issuing insurance policies for new business in most of KAH’s remaining states in the second quarter of 2003. Unitrin’s property and casualty insurance subsidiaries also began issuing renewal insurance policies in the second quarter of 2003 in most of KAH’s states. As of December 31, 2003, approximately 50% of the in-force KIC personal lines policies had been renewed directly by Unitrin’s property and casualty insurance subsidiaries and renewal notices for an additional 20% had been sent to policyholders. While there can be no assurance that Unitrin’s property and casualty insurance subsidiaries will be successful in retaining a substantial portion of such business, Unitrin’s experience thus far is that such renewals are being retained at levels consistent with KIC’s historical rates. Barring further action by the Illinois Department of Insurance with respect to KIC, Unitrin expects that approximately 70% of the in-force KIC personal lines policies at the end of the first quarter of 2004 will have been renewed directly by Unitrin’s property and casualty insurance subsidiaries and renewal notices will have been sent to an additional 10% of policyholders. The Company anticipates that the migration of the KAH business to Unitrin’s property and casualty insurance subsidiaries will be substantially complete in the second half of 2004.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES [CONTINUED]

Unitrin also has substantially completed the development of data processing capabilities to cancel and rewrite such business in bulk mid-term should KIC be placed into a receivership. In the event that KIC were placed in receivership proceedings and ordered to effect mid-term cancellation of all policies written on its paper, the Company cannot predict the extent to which its contingency plans to rewrite such policies in bulk on policies issued directly by Unitrin’s property and casualty insurance subsidiaries would be successful, nor can the Company predict what impact these developments would ultimately have on the contingent purchase price or performance bonuses.

On December 31, 2002, Unitrin completed the acquisition of two insurance companies, General Security Insurance Company and General Security Property and Casualty Company (the “SCOR Companies”), from SCOR Reinsurance Company in a cash transaction for a total purchase price of approximately $31.8 million. The results of the SCOR Companies are included in Unitrin’s results from the date of the acquisition. The seller is responsible for liabilities of the SCOR Companies incurred prior to the acquisition. Accordingly, in connection with the sale the seller entered into a reinsurance agreement with the SCOR Companies whereby the seller reinsured all of the business written by the seller using the SCOR Companies. At December 31, 2002, the Company completed a preliminary allocation of the purchase price to the net assets acquired and allocated the entire cost in excess of the fair value of the tangible assets acquired to the fair value of the state insurance licenses acquired. During the first quarter of 2003, the Company received a final closing balance sheet and determined the extent to which the SCOR Companies were relieved of their legal obligations to policyholders under the reinsurance agreement. The allocation of the purchase price to the net assets acquired was adjusted to reflect such obligations to policyholders as liabilities of the SCOR Companies, with an offsetting and corresponding receivable from the seller reflected in Other Receivables, and to reflect other changes in the purchase price resulting from changes in other assets and liabilities as reflected in the final closing balance sheet. During 2003, the Company finalized certain tax elections and allocations related to the acquisition. Accordingly, the preliminary purchase price allocation was adjusted during 2003 to reflect such tax elections and allocations.

Based on the Company’s allocation of the purchase prices, including the Variable Purchase Price of $7.8 million recorded in 2003, assets acquired and liabilities assumed were:

[Dollars in Millions]	KAH	KEMPER DIRECT	SCOR	TOTAL
Investments	$—	$58.0	$20.9	$78.9
Other Receivables	—	26.5	286.1	312.6
Value of Licenses Acquired	—	—	9.3	9.3
Other Assets	26.5	1.9	0.9	29.3
Insurance Reserves	—	(27.6)	(267.5)	(295.1)
Unearned Premiums	—	(34.8)	(18.6)	(53.4)
Accrued and Deferred Income Taxes	—	0.4	0.7	1.1
Accrued Expenses and Other Liabilities	—	(0.8)	—	(0.8)

Total Purchase Price	$26.5	$23.6	$31.8	$81.9

NOTE 4. INVESTMENTS OTHER THAN INVESTEES

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2003 were:

	AMORTIZED COST	GROSS UNREALIZED		FAIR VALUE
[Dollars in Millions]		GAINS	LOSSES
U.S. Government and Government Agencies and Authorities	$1,653.5	$20.5	$(30.4)	$1,643.6
States, Municipalities and Political Subdivisions	933.0	37.2	(2.5)	967.7
Corporate Securities:
Bonds and Notes	924.6	79.4	(1.5)	1,002.5
Redemptive Preferred Stocks	20.5	0.4	—	20.9

Investments in Fixed Maturities	$3,531.6	$137.5	$(34.4)	$3,634.7

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENTS OTHER THAN INVESTEES [CONTINUED]

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2002 were:

		GROSS UNREALIZED
[Dollars in Millions]	AMORTIZED COST	GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,260.4	$37.9	$—	$1,298.3
States, Municipalities and Political Subdivisions	608.2	22.3	(0.7)	629.8
Corporate Securities:
Bonds and Notes	957.4	78.8	(4.6)	1,031.6
Redemptive Preferred Stocks	61.7	4.0	(2.4)	63.3

Investments in Fixed Maturities	$2,887.7	$143.0	$(7.7)	$3,023.0

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2003 by contractual maturity were:

[Dollars in Millions]	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$237.2	$240.6
Due after One Year to Five Years	696.6	718.6
Due after Five Years to Fifteen Years	639.3	675.3
Due after Fifteen Years	1,919.7	1,958.8
Asset-Backed Securities Not Due at a Single Maturity Date	38.8	41.4

Investments in Fixed Maturities	$3,531.6	$3,634.7

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

In 2001, the Company received shares of Northrop common and preferred stock as a result of the acquisition of the Company’s former investee, Litton Industries, Inc. (“Litton”), by Northrop (See Note 5 to the Consolidated Financial Statements). Cost, unrealized gains and fair values of these securities at December 31, 2003 and 2002 were:

	2003			2002
[Dollars in Millions]	COST	UNREALIZED GAINS	FAIR VALUE	COST	UNREALIZED GAINS	FAIR VALUE
Northrop Common Stock	$572.2	$61.7	$633.9	$661.5	$82.1	$743.6
Northrop Preferred Stock	177.5	43.4	220.9	177.5	41.4	218.9

Total Equity Investments in Northrop	$749.7	$105.1	$854.8	$839.0	$123.5	$962.5

At December 31, 2003, gross unrealized gains and gross unrealized losses on Other Equity Securities were:

		GROSS UNREALIZED
[Dollars in Millions]	COST	GAINS	LOSSES	FAIR VALUE
Common Stocks	$259.7	$87.4	$(3.0)	$344.1
Preferred Stocks	83.0	6.0	(0.3)	88.7

Total Other Equity Securities	$342.7	$93.4	$(3.3)	$432.8

At December 31, 2002, gross unrealized gains and gross unrealized losses on Other Equity Securities were:

		GROSS UNREALIZED
[Dollars in Millions]	COST	GAINS	LOSSES	FAIR VALUE
Common Stocks	$286.9	$78.0	$(31.2)	$333.7
Preferred Stocks	97.6	3.1	(2.6)	98.1

Total Other Equity Securities	$384.5	$81.1	$(33.8)	$431.8

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENTS OTHER THAN INVESTEES [CONTINUED]

An aging of unrealized losses on the Company’s investments in fixed maturities and other equity securities at December 31, 2003 is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
[Dollars in Millions]	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$709.0	$(30.3)	$2.0	$(0.1)	$711.0	$(30.4)
Corporate Securities	40.6	(1.2)	8.3	(0.3)	48.9	(1.5)
States, Municipalities and Political Subdivisions	89.0	(2.5)	1.6	—	90.6	(2.5)

Total Fixed Maturities	838.6	(34.0)	11.9	(0.4)	850.5	(34.4)

Other Equity Securities:
Common Stocks	12.4	(1.1)	31.5	(1.9)	43.9	(3.0)
Preferred Stocks	7.6	(0.2)	4.1	(0.1)	11.7	(0.3)

Total Other Equity Securities	20.0	(1.3)	35.6	(2.0)	55.6	(3.3)

Total	$858.6	$(35.3)	$47.5	$(2.4)	$906.1	$(37.7)

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company’s intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above fixed maturities, the Company has concluded that the declines in the fair values of the Company’s investments in fixed maturities at December 31, 2003 are temporary.

For substantially all equity securities with an unrealized loss greater than 12 months, such unrealized loss was less than 10% of the Company’s carrying value of each equity security. The Company considers various factors when considering if a decline in the fair value of an equity security is other than temporary, including but not limited to, the length of time and magnitude of the unrealized loss; the volatility of the investment; analyst recommendations and price targets; opinions of the Company’s external investment managers; market liquidity; and the Company’s intentions to sell or ability to hold the investments. Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company’s investments in equity securities at December 31, 2003 are temporary.

Some of the Company’s subsidiaries are parties to securities lending agreements whereby unrelated parties, primarily large brokerage firms, borrow securities from the subsidiaries’ accounts. Borrowers of these securities must deposit cash collateral with the subsidiaries equal to 102% of the fair value of the securities loaned. The subsidiaries continue to receive the interest on loaned securities as beneficial owners, and accordingly, the loaned securities are included in Fixed Maturities. The amount of collateral received is invested in short-term securities, and is included in these financial statements as Short-term Investments with a corresponding Liability for Funds Held for Securities on Loan included in Accrued Expenses and Other Liabilities. No securities were on loan at December 31, 2003 and 2002.

NOTE 5. INVESTMENTS IN INVESTEES

The Company’s investment in the common stock of UNOVA, Inc. (“UNOVA”) is accounted for under the equity method of accounting and reflected as Investment in Investee in the Company’s Consolidated Balance Sheets. The carrying value, fair value and approximate voting percentage, based on the most recent publicly-available data, for its Investment in Investee at December 31, 2003 and 2002 were:

[Dollars in Millions]	2003	2002
Carrying Value	$64.7	$64.9
Fair Value	$290.5	$75.9
Approximate Voting Percentage	21.3%	21.7%

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INVESTMENTS IN INVESTEES [CONTINUED]

The Company’s equity in the reported net assets of UNOVA exceeded its carrying value of its investment in UNOVA by approximately $23.5 million at December 31, 2003, due primarily to an adjustment recorded prior to the periods presented to reduce the carrying value of the Company’s investment to its then estimated realizable value as discussed below.

In April 2001, Northrop completed its acquisition of Litton. Prior to the Northrop-Litton transaction, Unitrin and its subsidiaries owned approximately 12.7 million shares or 28% of Litton’s outstanding common stock. Unitrin and its subsidiaries tendered all of their shares of Litton common stock to Northrop. In exchange for their holdings of Litton common stock, Unitrin and its subsidiaries received approximately 1.8 million shares of Northrop Series B convertible preferred stock and approximately 7.7 million shares of Northrop common stock in a tax-free exchange. In addition to receiving the Northrop preferred and common stock, Unitrin and its subsidiaries received cash of $171.8 million, net of transaction costs. In the second quarter of 2001, the Company recognized a pre-tax accounting gain of $562.1 million and an after-tax accounting gain of $362.4 million, or $5.37 per common share related to this transaction.

Prior to Northrop’s acquisition of Litton, Unitrin accounted for its investment in Litton under the equity method of accounting. As a result of the Northrop-Litton transaction, Unitrin’s ownership percentage in the combined company fell below 20%, and accordingly, Unitrin does not apply the equity method of accounting to its investments in Northrop.

In November 2001, Unitrin spun off its 44% equity ownership interest in Curtiss-Wright in a tax-free distribution to Unitrin’s shareholders. In connection with the spin-off, all of the 4.4 million Curtiss-Wright shares held by Unitrin were exchanged for 4.4 million shares of a new Class B common stock of Curtiss-Wright that is entitled to elect at least 80% of the Board of Directors of Curtiss-Wright but is otherwise substantially identical to Curtiss-Wright’s existing common stock. The Curtiss-Wright Class B common stock was distributed pro ratably to shareholders of Unitrin. All of the other outstanding shares of Curtiss-Wright common stock remained outstanding and are entitled to elect approximately 20% of the Board of Directors of Curtiss-Wright.

The distribution was accounted for as a spin-off and, accordingly, Retained Earnings was reduced by the carrying value of the Company’s investment in Curtiss-Wright, or $137.8 million ($2.04 per Unitrin common share) in 2001. The aggregate fair value of the shares of Curtiss-Wright Class B common stock distributed to Unitrin shareholders was approximately $196.1 million ($2.91 per Unitrin common share) at the time of the spin-off. Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes losses of $4.5 million for certain transaction costs related to the spin-off. Equity in Net Income of Investees for the year ended December 31, 2001 includes a tax benefit of $8.8 million to reduce the Company’s estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting.

Equity in Net Income (Loss) of Investees for each of the Company’s investee or former investee companies for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
UNOVA	$(1.2)	$(1.9)	$(0.6)
Curtiss-Wright	—	—	20.5
Litton	—	—	8.8

Equity in Net Income (Loss) of Investees	$(1.2)	$(1.9)	$28.7

Prior to the periods presented in the Consolidated Financial Statements, Unitrin determined that a decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin reduced the carrying value of its investment in UNOVA to its then current estimated realizable value and allocated the reduction to Unitrin’s proportionate share of UNOVA’s non-current assets. Accordingly, Unitrin’s reported equity in the net income of UNOVA differs from Unitrin’s proportionate share of UNOVA’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. The fair value of Unitrin’s investment in UNOVA subsequently recovered such that the fair value exceeded the carrying value of Unitrin’s investment in UNOVA by $225.8 million at December 31, 2003. In accordance with applicable accounting standards, such excess is not reflected in the Consolidated Financial Statements.

In July 2001, three of Unitrin’s subsidiaries entered into a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the subsidiaries provided $31.5 million in funding to UNOVA. During 2003, 2002 and 2001, UNOVA repaid principal of $6.8 million, $23.9 million and $0.8 million, respectively, to Unitrin’s subsidiaries.

During 2001, two of Unitrin’s subsidiaries purchased a portion of UNOVA’s outstanding publicly-traded notes maturing in March 2005 with a total par value of $5.0 million. Unitrin’s subsidiaries’ investments in UNOVA’s publicly-traded notes are included in Investments in Fixed Maturities at December 31, 2003 and 2002.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INVESTMENTS IN INVESTEES [CONTINUED]

Amounts reported in Unitrin’s 2001 consolidated financial statements for Litton are based on amounts reported by Litton for the three-month period ended January 31, 2001. For the three months ended January 31, 2001, Litton reported total revenues of $1,344.9 million and net income of $49.7 million.

NOTE 6. CONSUMER FINANCE RECEIVABLES AND INVESTMENT CERTIFICATES

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses.

The components of Consumer Finance Receivables at December 31, 2003 and 2002 were:

[Dollars in Millions]	2003	2002
Sales Contracts and Loans Receivables	$1,016.0	$953.3
Unearned Discounts and Deferred Fees	(59.4)	(77.9)
Reserve for Loan Losses	(51.8)	(45.1)

Consumer Finance Receivables	$904.8	$830.3

Activity in the Reserve for Loan Losses for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Reserve for Loan Losses – Beginning of Year	$45.1	$35.0	$36.0
Provision for Loan Losses	54.4	39.1	29.2
Consumer Finance Receivables Charged-off	(74.7)	(62.3)	(59.7)
Consumer Finance Receivables Recovered	27.0	33.3	29.5

Reserve for Loan Losses – End of Year	$51.8	$45.1	$35.0

Total Consumer Finance Receivables greater than sixty days past due were $32.9 million and $20.2 million at December 31, 2003 and 2002, respectively.

Investment Certificates and Savings Accounts and their related interest rates at December 31, 2003 and 2002 were:

	2003			2002
[Dollars in Millions]	WEIGHTED AVERAGE INTEREST RATE	RANGE OF INTEREST RATES	AMOUNT	WEIGHTED AVERAGE INTEREST RATE	RANGE OF INTEREST RATES	AMOUNT
Investment Certificates	3.53%	0.05–7.60%	$899.1	4.11%	0.20–7.60%	$829.2
Savings Accounts	0.05	0.05–0.05	16.1	0.05	0.05–0.05	28.4

Total	3.47%	0.05–7.60%	$915.2	3.98%	0.05–7.60%	$857.6

Investment Certificates are generally fixed in maturity. The contractual maturities of Investment Certificates at December 31, 2003 and 2002 were:

[Dollars in Millions]	2003	2002
Due in One Year or Less	$392.2	$390.4
Due after One Year to Three Years	204.6	206.4
Due after Three Years to Five Years	255.1	198.1
Due after Five Years	47.2	34.3

Total Investment Certificates	$899.1	$829.2

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Property and Casualty Insurance Reserves, Net of Reinsurance and Indemnification – Beginning of Year	$883.4	$639.8	$507.0
Acquired	—	27.6	—
Incurred related to:
Current Year	1,388.4	1,002.4	820.4
Prior Years	2.8	82.3	58.8

Total Incurred	1,391.2	1,084.7	879.2

Paid related to:
Current Year	772.0	527.2	473.1
Prior Years	401.6	341.5	273.3

Total Paid	1,173.6	868.7	746.4

Property and Casualty Insurance Reserves, Net of Reinsurance and Indemnification – End of Year	$1,101.0	$883.4	$639.8

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

The Company cannot predict whether or not losses will develop favorably or unfavorably from the amounts recorded in the Company’s consolidated financial statements. However, the Company believes that such development will not have a material effect on the Company’s consolidated financial position, but could have a material effect on the Company’s consolidated financial results for a given period.

Reinsurance Recoverables were $275.3 million, $41.5 million and $38.5 million at December 31, 2003, 2002 and 2001, respectively. On December 31, 2002, the Company purchased the SCOR Companies from SCOR Reinsurance Company (See Note 3 to the Consolidated Financial Statements). At December 31, 2003, Reinsurance Recoverables included $234.4 million from General Security National Insurance Company (“GSNIC”), a subsidiary of SCOR Reinsurance Company. Under the agreement governing the acquisition of the SCOR Companies, SCOR Reinsurance Company and/or GSNIC are responsible for all liabilities of the SCOR Companies incurred prior to the acquisition. Accordingly, in connection with the sale, GSNIC entered into a reinsurance agreement with the SCOR Companies whereby GSNIC reinsured all of the business written by the seller using the SCOR Companies. To the extent the SCOR Companies are not fully relieved of their legal obligations to policyholders under the reinsurance agreement, Unitrin reflects an obligation to policyholders as a liability of the SCOR Companies, with an offsetting and corresponding reinsurance receivable from GSNIC. The ceding of the SCOR Companies’ insurance liabilities does not discharge the primary liability of the SCOR Companies; therefore, the SCOR Companies remain contingently liable should GSNIC not be financially able to meet the obligations. Pursuant to the reinsurance agreement, should GSNIC become unauthorized in any jurisdiction where authorization or licensure by governmental authorities is required in order for the SCOR Companies to take full credit on their statutory financial statements for reinsurance ceded to GSNIC, or should GSNIC be notified that it is required to file a risk-based capital (“RBC”) Plan as a result of its RBC falling below required levels, certain remedies are available. In either case, the reinsurance agreement requires GSNIC to collateralize its outstanding reinsured obligation. GSNIC’s September 30, 2003 quarterly statutory statement indicated that GSNIC’s RBC was approaching the minimum levels described above. During the third quarter of 2003, A.M. Best changed its rating for GSNIC from “A-” (Excellent) to a “B++” (Very Good) with negative implications. On December 1, 2003, SCOR Reinsurance Company announced that its stockholders voted in favor of its plan to increase capital. On December 2, 2003, A.M. Best changed the implications of the under review status of the “B++” rating of GSNIC from negative to developing. On January 6, 2004, SCOR Reinsurance Company’s ultimate parent, SCOR SA, announced that its $945 million capital infusion was completed. The Company believes that its reinsurance recoverable from GSNIC is fully collectable at December 31, 2003.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES [CONTINUED]

Under the agreement governing the 1999 acquisition of Valley Group, Inc. (“VGI”), the Company is entitled to recover 90% of unfavorable development on VGI’s pre-acquisition loss and loss adjustment expense reserves from the seller, White Mountains Insurance Group, Ltd. (“White Mountains”) (formerly Fund American Enterprise Holdings, Inc.). Recovery is subject to a maximum limit of $50 million. Such reserves have experienced unfavorable development, 90% of the amount of which exceeded the maximum recovery under the agreement. Accordingly, the recoverable at December 31, 2003 and 2002 is recorded at the maximum limit. The Company delivered a final reserve report to White Mountains on March 7, 2003.

On April 4, 2003, White Mountains responded to the Company and indicated, among other things, that it believes that “the final reserve report does not constitute an appropriate calculation of the [unfavorable development] and we will not pay Unitrin the amount indicated.” An exchange of information between the parties ensued and is continuing. The Company believes it has accurately calculated the reserve amount in question and intends to submit the matter for resolution pursuant to the dispute resolution process provided in the agreement. Accordingly, on January 6, 2004, the Company delivered a list of potential arbiters to White Mountains and is awaiting a response.

NOTE 8. NOTES PAYABLE

Total Debt Outstanding at December 31, 2003 and 2002 was:

[Dollars in Millions]	2003	2002
Notes Payable under Revolving Credit Agreement	$—	$80.0
Senior Notes at Amortized Cost:
5.75% Senior Notes due July 1, 2007	297.7	297.1
4.875% Senior Notes due November 1, 2010	198.0	—

Total Debt Outstanding	$495.7	$377.1

Interest Paid in 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Notes Payable under Revolving Credit Agreements	$1.9	$3.9	$9.5
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.2	—	—
4.875% Senior Notes due November 1, 2010	—	—	—

Total Interest Paid	$19.1	$3.9	$9.5

Interest Expense for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Notes Payable under Revolving Credit Agreements	$1.9	$3.3	$9.0
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.8	8.9	—
4.875% Senior Notes due November 1, 2010	1.7	—	—

Total Interest Expense	$21.4	$12.2	$9.0

On October 30, 2003, the Company utilized the remaining capacity under its shelf registration statement and issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”). The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. The Company issued the 4.875% Senior Notes in exchange for proceeds of $198.0 million, net of transaction costs, for an effective yield of 5.04%. The Unitrin parent company used the proceeds from the notes to fund the purchase of Northrop common stock from one of its subsidiaries and to repay borrowings outstanding under its revolving credit agreement.

On June 26, 2002, the Company commenced an initial public offering of its 5.75% senior notes due July 1, 2007 with an aggregate principal amount of $300 million (the “5.75% Senior Notes”). The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. On July 1, 2002, the Company issued the 5.75% Senior Notes in exchange for proceeds of $296.8 million, net of transaction costs, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company’s former revolving credit agreement.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. NOTES PAYABLE [CONTINUED]

On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks that provides for fixed and floating rate advances for periods of up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit agreement may be used for general corporate purposes, including repurchases of the Company’s common stock. The new revolving credit agreement replaced the Company’s former credit facility which was terminated on August 30, 2002.

NOTE 9. SHAREHOLDERS‘ EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2003 and 2002.

On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a Shareholder Rights Plan. The description and terms of the rights are set forth in a Rights Agreement between the Company and the rights agent.

At December 31, 2003, there are approximately 3.5 million shares of the Company’s outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company’s Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 54.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary’s net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. Two of the Company’s subsidiaries, United Insurance Company of America and Fireside Securities Corporation (“Fireside”), paid dividends of $88.3 million to the Company in 2003. In 2004, the Company’s subsidiaries would be able to pay approximately $180 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2003 also includes $37.6 million representing the undistributed earnings of investee.

The Company’s insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Estimated Statutory Capital and Surplus for the Company’s Life and Health Insurance subsidiaries was $260 million and $320 million at December 31, 2003 and 2002, respectively. Estimated Statutory Capital and Surplus for the Company’s Property and Casualty Insurance subsidiaries was $960 million and $680 million at December 31, 2003 and 2002, respectively. Estimated Statutory Net Income for the Company’s Life and Health Insurance subsidiaries was a loss of approximately $2 million, income of $38 million and income of $384 million for 2003, 2002 and 2001, respectively. Estimated Statutory Net Income for the Company’s Property and Casualty Insurance subsidiaries was income of approximately $17 million, loss of $82 million and income of $301 million for 2003, 2002 and 2001, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company’s Consumer Finance and Parent Company operations.

NOTE 10. STOCK OPTION PLANS

The Company’s shareholders have approved four stock option plans: 1) Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the “1995 Director Plan”), 2) Unitrin, Inc. 2002 Stock Option Plan (the “2002 Option Plan”), 3) 1997 Stock Option Plan (the “1997 Option Plan”) and 4) 1990 Stock Option Plan (the “1990 Option Plan”). Options outstanding and options available for future grant under the Company’s equity compensation plans at December 31, 2003 were:

	OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS AVAILABLE FOR FUTURE GRANT
1995 Director Plan	142,113	$32.11	240,000
2002 Option Plan	1,228,747	29.81	3,709,000
1997 Option Plan	3,116,757	36.40	281,105
1990 Option Plan	1,231,871	35.55	—

Total Equity Compensation Plans Approved by Shareholders	5,719,488	34.69	4,230,105

Total Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total Equity Compensation Plans	5,719,488	$34.69	4,230,105

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [CONTINUED]

Under the 1995 Director Plan, directors of the Company who are not employees and who first became non-employee directors after November 1, 1993 and each director who has retired as an employee of the Company will be granted an initial option to purchase 4,000 shares of the Company’s common stock and thereafter, on the date of each of the Company’s annual meetings of shareholders, will automatically receive annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the 1995 Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire 10 years from the date of grant. In addition, each eligible director may elect to convert his annual director’s fees into stock options upon six months prior notice to the Company.

Under the 2002 Option Plan, 1997 Option Plan and 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates (“participants”). The Compensation Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 2002 Option Plan, the 1997 Option Plan or the 1990 Option Plan. The Compensation Committee has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are non-transferable and are exercisable in installments. Prior to 2003, only non-qualified stock options have been granted under the 2002 Option Plan, the 1997 Option Plan and the 1990 Option Plan. In 2003, the Company granted non-qualified stock options coupled with tandem stock appreciation rights (“Tandem SARs”). A Tandem SAR permits the holder to exercise either the underlying Option or the Tandem SAR but not both. All Tandem SARs are settled in Unitrin Common stock upon exercise.

To encourage stock ownership, the Company’s four stock option plans include provisions to automatically grant restorative stock options (“Restorative Options”) to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, prospectively to all awards granted, modified or settled on or after January 1, 2003. The Company recognized compensation expense of $2.8 million before-tax in 2003 under SFAS No. 123, as amended.

During 2002, the term of options for 51,282 common shares was extended. The market value of the Company’s common stock exceeded the exercise price of the options on the date of modification. Accordingly, the Company recorded compensation expense of $0.3 million in 2002 as a result of the modification.

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

The following table summarizes information about stock options outstanding at December 31, 2003:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING AT YEAR END	WEIGHTED- AVERAGE REMAINING LIFE	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT YEAR END	WEIGHTED- AVERAGE EXERCISE PRICE
$16.9681–$21.2100	2,477	1.1	$21.1719	2,477	$21.1719
21.2101– 25.4520	887,745	8.6	25.2103	129,370	24.4018
25.4521– 29.6940	77,144	7.7	29.3558	13,138	28.9915
29.6941– 33.9360	1,426,040	5.0	32.1105	1,300,152	32.1684
33.9361– 38.1780	1,558,548	5.4	35.6068	1,146,886	35.7289
38.1781– 42.4200	1,767,534	6.4	40.9874	1,074,904	40.8748

The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows: 1) The expected dividend yield used was between 4.24% and 4.65% for 2003, 4.09% for 2002 and 4.14% for 2001; 2) The weighted-average expected volatility used was between 20.8% and 26.0% for 2003, between 18.5% and 26.0% for 2002 and 20.0% for options granted in 2001; 3) The weighted-average risk free interest rate used was the average yield on zero coupon U.S. Government securities with a maturity comparable to the expected life of each option; and 4) The expected lives of the options ranged between 1 to 7 years for all grants, except grants under the 1995 Director Plan. In the case of the 1995 Director Plan, a life of 8 years was used in both 2003 and 2002 and 10 years in 2001.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLANS [CONTINUED]

A summary of the status of the Company’s four stock option plans as of and for the years ended December 31, 2003, 2002 and 2001, and stock option activity for the years then ended is presented below:

	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS EXERCISABLE AT YEAR END	ESTIMATED WEIGHTED- AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING THE YEAR
Outstanding at December 31, 2000	4,786,485	$34.53	2,992,300
Granted	2,078,639	35.78		$5.03
Exercised	(1,621,287)	32.55
Forfeited	(250,976)	35.18

Outstanding at December 31, 2001	4,992,861	$33.54	2,878,323
Granted	1,414,057	41.22		$6.62
Exercised	(853,393)	32.42
Forfeited	(187,147)	33.28

Outstanding at December 31, 2002	5,366,378	$35.74	3,917,061
Granted	1,609,430	29.18		$3.66
Exercised	(875,861)	30.60
Forfeited	(380,459)	35.65

Outstanding at December 31, 2003	5,719,488	$34.69	3,666,927

In 2003, the Company granted 502,928 non-qualified options without Tandem SARs attached, of which 470,928 were Restorative Options. The Company also granted 1,106,502 non-qualified stock options with Tandem SARs attached, of which 115,002 were Restorative Options with Tandem SARs attached. All grants in 2003 were accounted for as fixed equity awards.

Options granted in 2002 and 2001, include: 390,057 and 996,302 Restorative Options without Tandem SARs attached, respectively. In order to preserve the aggregate intrinsic value of options immediately before the spin-off of Curtiss-Wright, the exercise price of outstanding options was reduced at a weighted-average of $2.49 per common share and options for an additional 155,209 common shares were granted.

NOTE 11. NET INCOME (LOSS) PER SHARE

Net Income (Loss) Per Share and Net Income (Loss) Per Share Assuming Dilution for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars and Shares in Millions, Except Per Share Amounts]	2003	2002	2001
Net Income (Loss)	$123.6	$(8.2)	$380.9
Dilutive Effect on Net Income (Loss) from Investees’ Equivalent Shares	—	—	(0.4)

Net Income (Loss) Assuming Dilution	$123.6	$(8.2)	$380.5

Weighted-Average Common Shares Outstanding	67.6	67.7	67.5
Dilutive Effect of Unitrin Stock Option Plans	0.1	—	0.4

Weighted-Average Common Shares and
Equivalent Shares Outstanding Assuming Dilution	67.7	67.7	67.9

Net Income (Loss) Per Share	$1.83	$(0.12)	$5.64

Net Income (Loss) Per Share Assuming Dilution	$1.82	$(0.12)	$5.60

Options to purchase 0.4 million common shares were excluded from the computation of Weighted-Average Equivalent Shares in 2002 because the effect of inclusion would be anti-dilutive.

Options outstanding at December 31, 2003, 2002 and 2001 to purchase 2.0 million, 4.6 million and 0.1 million common shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2003, 2002 and 2001, respectively, because the exercise price exceeded the average market price.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Gross Unrealized Holding Gains (Losses) Arising During Year from:
Fixed Maturities	$(21.9)	$78.9	$44.2
Northrop Preferred Stock	2.0	(1.2)	42.6
Northrop Common Stock	(13.2)	(29.1)	111.2
Other Equity Securities	60.7	(61.6)	(54.6)
Other	4.9	1.4	3.7

Gross Unrealized Holding Gains (Losses) Arising During Year	32.5	(11.6)	147.1
Income Tax Benefit (Expense)	(11.3)	4.1	(51.6)

Unrealized Holding Gains (Losses) Arising During Year, Net	21.2	(7.5)	95.5

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income:
Fixed Maturities	(10.3)	6.2	2.7
Northrop Common Stock	(7.2)	—	—
Other Equity Securities	(17.9)	14.6	(13.2)

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income	(35.4)	20.8	(10.5)
Income Tax Expense (Benefit)	12.4	(7.3)	3.7

Reclassification Adjustment for (Gains) Losses Realized in Net Income, Net	(23.0)	13.5	(6.8)

Other Comprehensive Income (Loss)	$(1.8)	$6.0	$88.7

Investments in Investees are accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investments in Investees are excluded from the determination of Total Comprehensive Income (Loss) and Other Comprehensive Income (Loss).

NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Investment Income:
Interest and Dividends on Fixed Maturities	$171.1	$159.0	$174.1
Dividends on Equity Securities	37.0	38.1	29.8
Short-term	5.0	9.0	15.3
Real Estate	24.3	21.7	21.5
Other	13.0	11.3	12.4

Total Investment Income	250.4	239.1	253.1
Investment Expenses:
Real Estate	17.2	15.8	15.5
Other	1.3	1.4	1.1

Total Investment Expenses	18.5	17.2	16.6

Net Investment Income	$231.9	$221.9	$236.5

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME FROM INVESTMENTS [CONTINUED]

The components of Net Realized Investment Gains (Losses) for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Fixed Maturities:
Gains on Dispositions	$13.6	$5.5	$2.6
Losses on Dispositions	(0.7)	(1.3)	(4.2)
Losses from Write-downs	(2.5)	(10.9)	(0.9)
Equity Securities:
Gains on Dispositions	45.8	2.7	13.3
Losses on Dispositions	(2.5)	(0.7)	(0.1)
Losses from Write-downs	(18.0)	(16.5)	—
Investees:
Gains on Dispositions	—	—	562.1
Losses on Dispositions	—	—	(4.5)
Other Investments:
Gains on Dispositions	0.3	8.4	—
Losses on Dispositions	(0.3)	(0.5)	(0.1)
Losses from Write-downs	(1.8)	—	—

Net Realized Investment Gains (Losses)	$33.9	$(13.3)	$568.2

Net Realized Investment Gains (Losses) was a gain of $33.9 million, a loss of $13.3 million and a gain of $568.2 million in 2003, 2002 and 2001, respectively. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes Gains on Dispositions of Fixed Maturities of $13.6 million, including recoveries from sales on fixed maturities written down in prior years. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes pre-tax gains of $12.0 million resulting from the sale of the Company’s investment in ITT Industries, Inc. common stock, pre-tax gains of $7.2 million from sales of a portion of the Company’s investment in Northrop common stock, pre-tax gains of $6.6 million from sales of the Company’s investment in Insurance Services Office, Inc. common stock, pre-tax gains of $5.7 million from sales of a portion of the Company’s investment in Hartford Financial Services Group, Inc. (“Hartford”) common stock, and pre-tax gains of $4.4 million resulting from sales of a portion of the Company’s investment in Baker Hughes, Inc. (“Baker Hughes”) common stock. The fair value of the Company’s remaining investments in Northrop’s common stock, Hartford’s common stock and Baker Hughes’ common stock was $633.9 million, $21.5 million and $82.2 million, respectively, at December 31, 2003. The other gains and losses from sales of equity securities included in Net Realized Investment Gains (Losses) were primarily due to sales of investments in 54 different issuers. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes a pre-tax loss of $1.8 million to write down investment real estate.

Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes a pre-tax gain of $8.1 million due to the sale of certain investment real estate and pre-tax gains of $1.5 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock.

Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes a pre-tax gain of $562.1 million resulting from the acquisition of Litton by Northrop (See Note 5 to the Consolidated Financial Statements). Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes pre-tax gains of $12.6 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock.

Net Realized Investment Gains (Losses) for the years ended December 31, 2003, 2002 and 2001 includes pre-tax losses of $20.5 million, $27.4 million and $0.9 million, respectively, resulting from other than temporary declines in the fair value of investments. The Company cannot anticipate when or if similar investment losses may occur in the future.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Commissions	$452.5	$405.8	$321.6
General Expenses	357.6	332.0	273.2
Taxes, Licenses and Fees	50.0	45.3	32.8

Total Costs Incurred	860.1	783.1	627.6

Policy Acquisition Costs:
Deferred	(351.0)	(289.7)	(191.3)
Amortized	335.0	237.3	188.5

Net Policy Acquisition Costs Deferred	(16.0)	(52.4)	(2.8)

Insurance Expenses	$844.1	$730.7	$624.8

Policy Acquisition Costs Deferred in 2003 increased by $61.3 million, compared to 2002, due primarily to premium volume from the Kemper Auto and Home segment. Policy Acquisition Costs Deferred in 2002 increased by $98.4 million, compared to 2001, due primarily to premium volume from Kemper Auto and Home segment and Specialty Lines Insurance segment.

NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company’s Net Deferred Tax Liability at December 31, 2003 and 2002 were:

[Dollars in Millions]	2003	2002
Deferred Tax Assets:
Insurance Reserves	$43.1	$47.4
Unearned Premium Reserves	53.3	49.4
Tax Capitalization of Policy Acquisition Costs	63.5	60.6
Reserve for Loan Losses	21.8	19.0
Payroll and Employee Benefit Accruals	13.6	10.0
Postretirement Benefits Other Than Pensions	27.7	28.7
Other	23.1	16.1

Total Deferred Tax Assets	246.1	231.2

Deferred Tax Liabilities:
Deferred Policy Acquisition Costs	140.4	134.2
Fixed Maturities	40.8	48.3
Northrop Preferred Stock	71.1	74.5
Northrop Common Stock	215.7	252.0
Other Equity Securities	45.0	32.3
Investee (UNOVA)	20.0	20.0
Pension Asset	12.2	12.9
Other	25.4	15.5

Total Deferred Tax Liability	570.6	589.7

Net Deferred Tax Liability	324.5	358.5
Current Tax Liability (Asset)	57.5	(8.0)

Accrued and Deferred Income Taxes	$382.0	$350.5

Certain amounts for the prior year presented above have been reclassified to conform to the current year’s presentation.

A deferred tax asset valuation allowance was not required at December 31, 2003 and 2002. Income taxes recovered were $1.4 million in 2003. Income taxes paid were $12.2 million and $100.0 million in 2002 and 2001, respectively.

The Company has not provided Federal income taxes on a portion of the Company’s life insurance subsidiaries’ income earned prior to 1984 which is not subject to Federal income taxes under certain circumstances. Federal income taxes would be

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. INCOME TAXES [CONTINUED]

paid on the amount of such income, approximately $192 million, if it is distributed to shareholders in the future or if it does not continue to meet certain limitations.

Comprehensive Income Tax Expense (Benefit) included in the Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Income Tax Expense (Benefit)	$34.1	$(18.3)	$190.3
Equity in Net Income (Loss) of Investees	(0.7)	(1.1)	1.4
Equity in Other Comprehensive Income (Loss) of Investees	0.6	0.9	1.3
Unrealized Appreciation on Securities	(1.7)	2.4	46.6
Effect on Paid-in Capital from Exercise of Stock Options	(1.5)	(2.2)	(3.1)

Comprehensive Income Tax Expense (Benefit)	$30.8	$(18.3)	$236.5

Comprehensive Income Tax Expense (Benefit) for the year ended December 31, 2001 includes a tax benefit of $8.8 million in Equity in Net Income of Investees to reduce the Company’s estimate of taxes on the cumulative undistributed earnings of Curtiss-Wright under the equity method of accounting (See Note 5 to the Consolidated Financial Statements).

The components of Income Tax Expense (Benefit) for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Current Tax Expense (Benefit)	$65.5	$(9.6)	$81.6
Deferred Tax Expense (Benefit)	(31.4)	(8.7)	108.7

Income Tax Expense (Benefit)	$34.1	$(18.3)	$190.3

A reconciliation of income taxes calculated using the Statutory Federal Income Tax rate to the Company’s reported Income Tax Expense (Benefit) for the years ended December 31, 2003, 2002 and 2001 is as follows:

[Dollars in Millions]	2003	2002	2001
Income Tax Expense (Benefit) at Statutory Federal Rate	$55.6	$(8.4)	$189.9
Tax-exempt Income and Dividends Received Deduction Effect	(17.8)	(12.2)	(7.9)
State Income Taxes Effect	2.9	1.8	4.6
Amortization of Goodwill Effect	—	—	1.7
Other, Net	(6.6)	0.5	2.0

Income Tax Expense (Benefit)	$34.1	$(18.3)	$190.3

For the years ended December 31, 2003, 2002 and 2001, the Company filed or will file a consolidated Federal income tax return with all of its subsidiaries except for The Reliable Life Insurance Company and its subsidiaries, and NationalCare Insurance Company and its subsidiaries. Beginning January 1, 2004, all of the Company’s subsidiaries will be eligible to file a consolidated Federal income tax return with the Company.

During 2003, an income tax benefit of $6.5 million was recorded for Federal income tax adjustments primarily related to tax years ending on or before December 31, 1999. During 2003, the Company either reached agreement with the Internal Revenue Service or the statute of limitations expired for all tax years ending on or before December 31, 1999.

        On September 27, 1999, Fireside, a subsidiary of Unitrin, received Notices of Proposed Adjustment to its California Franchise tax returns from the State of California Franchise Tax Board (the “FTB”). The FTB asserted that Fireside and Unitrin and its insurance company subsidiaries were members of a single unitary group. The FTB assertion would have had the effect of taxing intercompany dividends paid by Unitrin’s insurance subsidiaries to Unitrin, but excluding the apportionment factors of the insurance company subsidiaries in determining the income taxable in California. This assessment was vigorously contested and a formal protest was filed with the FTB by Fireside on November 23, 1999. On August 26, 2002, Fireside received official notification from the FTB that after consideration of the protest filed, the FTB has withdrawn these assessments.

The FTB implemented a new policy in 2002 that, for tax years ending on or after December 1, 1997, all dividends received from an 80 percent or more owned insurance subsidiary are taxable. On March 12, 2003, Fireside was officially notified that its tax returns for 1998, 1999 and 2000 would be examined. The Company cannot presently predict whether the FTB will assess any additional tax for these years under the new policy. Accordingly, this notification did not have an impact on the results of operations for the year ended December 31, 2003.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors several defined benefit pension plans (the “Pension Plans”) covering most of its employees. Participation in certain plans requires employee contributions of 3 percent of pay, as defined, per year. Benefits for contributory plans are based on compensation during plan participation and the number of years of participation. Benefits for non-contributory plans are based on years of service and final average pay, as defined. The Company funds the Pension Plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Company sponsors several postretirement benefit plans (the “Postretirement Plans”) that provide medical and life insurance benefits to approximately 1,000 retired and 2,000 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant’s attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually. Postretirement life insurance benefits are generally contributory and generally limited to $10,000 per participant.

Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the years ended December 31, 2003 and 2002 were:

	PENSION BENEFITS		POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
[Dollars in Millions]	2003	2002	2003	2002
Fair Value of Plan Assets at Beginning of Year	$277.5	$288.3	$—	$—
Actual Return on Plan Assets	23.0	1.1	—	—
Contributions by the Company	—	—	5.4	4.6
Contributions by Plan Participants	1.0	1.2	1.1	1.1
Benefits Paid	(12.8)	(13.1)	(6.5)	(5.7)

Fair Value of Plan Assets at End of Year	288.7	277.5	—	—

Projected Benefit Obligations at Beginning of Year	290.9	248.7	61.8	64.9
Service Cost Benefits Earned During the Year	16.7	11.4	0.6	0.6
Interest Cost on Projected Benefit Obligations	17.9	16.4	3.4	3.7
Contributions by Plan Participants	1.0	1.2	1.1	1.1
Impact of Plan Change	—	0.1	—	—
Benefits Paid	(12.8)	(13.1)	(6.5)	(5.7)
Actuarial (Gains) Losses	–	26.2	(4.5)	(2.8)

Projected Benefit Obligations at End of Year	313.7	290.9	55.9	61.8

Plan Assets in (Deficit) of Projected Benefit Obligations	$(25.0)	$(13.4)	$(55.9)	$(61.8)

Plan Assets in Excess (Deficit) of Projected Benefit Obligations:
Amounts Recognized in the Balance Sheet:
Prepaid (Accrued) Benefit Cost	$19.5	$36.5	$(78.5)	$(81.3)
Amounts not Recognized in the Balance Sheet:
Unrecognized Net Actuarial Gain (Loss)	(44.3)	(49.7)	22.6	19.5
Unrecognized Prior Service Cost	(0.2)	(0.2)	—	—

Plan Assets in (Deficit) of Projected Benefit Obligations	$(25.0)	$(13.4)	$(55.9)	$(61.8)

Accumulated Benefit Obligations at End of Year	$260.0	$240.0	$55.9	$61.8

The measurement dates of the assets and liabilities of all plans presented above for 2003 and 2002 were December 31, 2003 and December 31, 2002, respectively.

        The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2003 was 9.0 percent in 2003, gradually declining to 5.0 percent in the year 2007 and remaining at that level thereafter. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2002 was 6.6 percent in 2002, gradually declining to 5.0 percent in the year 2006 and remaining at that level thereafter.

A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 2003 by approximately $4.0 million and 2003 postretirement expense by $0.3 million. A one

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 2003 by approximately $3.5 million and 2003 postretirement expense by approximately $0.3 million.

The Company’s Postretirement Plans were unfunded at December 31, 2003 and 2002. Weighted-average asset allocations for the Company’s Pension Plans at December 31, 2003 and 2002, by asset category were:

ASSET CATEGORY	2003	2002
Cash and Short-term	9%	23%
U.S. Government and Government Agencies and Authorities	38	29
Corporate Bonds and Notes	21	24
Equity Securities	25	21
Other Assets	7	3

Total	100%	100%

The investment objective of the Pension Plans is to produce current income and long-term capital growth through a combination of equity and fixed income investments which, together with appropriate employer contributions and any required employee contributions, is adequate to provide for the payment of the Pension Plans’ benefit obligations. The Pension Plans may be invested in both fixed income and equity investments. Fixed income investments may include cash and short-term instruments, U.S. Government securities, corporate bonds, mortgages and other fixed income investments. Equity investments may include various types of stock, such as large cap, mid cap and small cap stocks, and may also include venture capital investments and Unitrin common stock (subject to Section 407 and other requirements of ERISA). The Pension Plans have not invested in Unitrin common stock.

The Pension Plans’ investment committee periodically reviews the performance of the Pension Plans’ investments and asset allocation. The Pension Plans principally use two external investment managers, one of which is Fayez Sarofim & Co., (“FS&C”) to manage its equity investments. One of Unitrin’s directors, Mr. Fayez Sarofim, is Chairman of the Board, President and the majority shareholder of FS&C, a registered investment advisory firm (See Note 20 to the Consolidated Financial Statements). Each manager is allowed to exercise investment discretion, subject to limitations, if any, established by the Pension Plans’ investment committee. All other investment decisions are made by the Company, subject to general guidelines as set by the Pension Plans’ investment committee.

The Company determines its Expected Long-term Rate of Return based primarily on the Company’s expectations of future returns for the Pension Plans’ investments, based on target allocations of the Pension Plans’ investments. Additionally, the Company considers historical returns on comparable fixed income investments and equity investments and adjusts its estimate as deemed appropriate.

The components of Pension Expense for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Service Cost Benefits Earned During the Year	$16.7	$11.4	$10.3
Interest Cost on Projected Benefit Obligation	17.9	16.4	15.3
Expected Return on Plan Assets	(17.6)	(18.9)	(19.0)
Net Amortization and Deferral	—	—	(0.3)

Pension Expense	$17.0	$8.9	$6.3

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 . PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Service Cost Benefits Earned During the Year	$0.6	$0.6	$0.8
Interest Cost on Projected Benefit Obligation	3.4	3.7	4.2
Net Amortization and Deferral	(1.5)	(1.8)	(1.4)

Postretirement Benefits Other than Pensions Expense	$2.5	$2.5	$3.6

The actuarial assumptions used to develop the components of both Pension Expense and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2003, 2002 and 2001 were:

	2003	2002	2001
Discount Rate	6.25%	6.75%	7.00%
Rate of Increase in Future Compensation Levels	4.00	4.00	4.00
Expected Long-term Rate of Return on Plan Assets	6.00	6.50	6.50

The actuarial assumptions used to develop the components of both Pension Projected Benefit Obligation and Postretirement Benefit Obligation at December 31, 2003 and 2002 were:

	2003	2002
Discount Rate	6.25%	6.25%
Rate of Increase in Future Compensation Levels	4.00	4.00

The Company expects to contribute $15.2 million to its Pension Plans and $5.1 million to its Postretirement Plans in 2004.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

[Dollars in Millions]	2004	2005	2006	2007	2008	YEARS 2009-2013
Pension Benefits	$13.5	$14.6	$15.1	$17.0	$19.0	$117.8
Postretirement Benefits	5.1	5.3	5.3	5.4	5.3	25.5

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions of $5.0 million, $4.2 million and $3.9 million in 2003, 2002 and 2001, respectively. Under these plans the participants have several investment alternatives, including the Company’s stock and the Dreyfus Appreciation Fund. FS&C is a sub-investment advisor of the Dreyfus Appreciation Fund. One of Unitrin’s directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and majority shareholder of FS&C (See Note 20 to the Consolidated Financial Statements). Participants invested $19.3 million, or 9%, of the total investments in the defined benefit contribution plans in the Company’s stock and $24.1 million, or 12%, of the total investments in the defined benefit contribution plans in the Dreyfus Appreciation Fund at December 31, 2003.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. The Company’s premium and consumer finance revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2 to the Consolidated Financial Statements. Income taxes have not been allocated to the respective segments. Capital expenditures for long-lived assets by the operating segments were immaterial. Insurance provided in the Multi Lines Insurance segment consists of preferred and standard risk automobile, homeowners, fire, commercial liability, workers’ compensation and other related lines. Multi Lines Insurance products are marketed to individuals and businesses with favorable risk characteristics and loss histories and are sold by independent agents. The Specialty Lines Insurance segment primarily consists of automobile and motorcycle insurance sold to individuals and businesses in the non-standard and specialty market through independent agents. The non-standard automobile insurance market consists of individuals and companies that have difficulty obtaining standard or preferred risk insurance because of their driving records. Kemper Auto and Home provides preferred and standard risk personal automobile and homeowners insurance through independent agents. Unitrin Direct markets personal automobile insurance through direct mail and the Internet through web insurance portals, click-thrus and its own website. Unitrin Direct, as a direct marketer, typically incurs higher up-front acquisition costs associated with marketing products and acquiring new policies but is expected to experience lower renewal costs than traditional insurance providers. The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company’s Life and Health Insurance employee-agents also market certain property insurance products under common management. The Company includes the results of those property insurance products in its Life and Health Insurance segment. The Consumer Finance segment makes consumer loans primarily for the purchase of pre-owned automobiles and offers savings products in the form of investment certificates and savings accounts.

It is the Company’s management practice to allocate certain corporate expenses to its operating units. Also it is the Company’s management practice to exclude Goodwill amortization from its Operating Segments. The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and UNOVA common stock, to be a corporate responsibility and excludes income from these investments from its Operating Segments.

Segment Assets at December 31, 2003 and 2002 were:

[Dollars in Millions]	2003	2002
SEGMENT ASSETS
Multi Lines Insurance	$1,168.7	$1,302.4
Specialty Lines Insurance	584.3	443.2
Kemper Auto and Home	1,019.1	329.7
Unitrin Direct	162.7	106.9
Life and Health Insurance	3,501.8	3,408.0
Consumer Finance	1,079.5	1,018.7
Corporate and Other, Net	1,020.7	1,096.7

Total Assets	$8,536.8	$7,705.6

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Multi Lines Insurance	$86.7	$84.9	$71.5
Specialty Lines Insurance	77.5	69.4	54.0
Kemper Auto and Home	109.4	20.9	—
Unitrin Direct	3.1	1.4	—
Life and Health Insurance	58.3	60.7	63.0

Total Amortization	$335.0	$237.3	$188.5

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Revenues for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
REVENUES
Multi Lines Insurance:
Earned Premiums	$533.4	$584.2	$570.3
Net Investment Income	34.2	31.6	42.0

Total Multi Lines Insurance	567.6	615.8	612.3

Specialty Lines Insurance:
Earned Premiums	512.0	452.9	345.4
Net Investment Income	15.9	14.8	14.1

Total Specialty Lines Insurance	527.9	467.7	359.5

Kemper Auto and Home:
Earned Premiums	600.4	114.1	—
Net Investment Income	16.2	2.8	—
Other Income	17.8	31.9	—

Total Kemper Auto and Home	634.4	148.8	—

Unitrin Direct:
Earned Premiums	149.9	73.6	10.4
Net Investment Income	3.3	0.9	—

Total Unitrin Direct	153.2	74.5	10.4

Life and Health Insurance:
Earned Premiums	661.5	653.2	635.1
Net Investment Income	134.9	151.6	176.9
Other Income	4.4	4.3	4.9

Total Life and Health Insurance	800.8	809.1	816.9

Consumer Finance	195.7	171.8	159.1

Total Segment Revenues	2,879.6	2,287.7	1,958.2

Dividend Income from Corporate Investments	25.9	26.5	20.3
Other Investment Income	2.6	0.7	0.4
Other Income	2.9	3.6	3.9
Net Realized Investment Gains (Losses)	33.9	(13.3)	568.2
Eliminations	(1.1)	(7.0)	(17.2)

Total Revenues	$2,943.8	$2,298.2	$2,533.8

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Operating Profit (Loss) for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
SEGMENT OPERATING PROFIT (LOSS)
Multi Lines Insurance	$24.5	$(93.2)	$(112.3)
Specialty Lines Insurance	38.9	(0.6)	(17.2)
Kemper Auto and Home	(33.3)	(19.0)	–
Unitrin Direct	(19.4)	(35.1)	(22.6)
Life and Health Insurance	68.9	87.8	106.3
Consumer Finance	41.1	38.9	31.9

Total Segment Operating Profit (Loss)	120.7	(21.2)	(13.9)

Dividend Income from Corporate Investments	25.9	26.5	20.3
Net Realized Investment Gains (Losses)	33.9	(13.3)	568.2
Goodwill Amortization	—	—	(8.7)
Other Income (Expense), Net	(20.5)	(9.6)	(6.3)
Eliminations	(1.1)	(7.0)	(17.1)

Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees	$158.9	$(24.6)	$542.5

NOTE 18. REINSURANCE

The Company’s insurance subsidiaries utilize reinsurance arrangements to limit their maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the insurance reserve liability and are included in Other Receivables in the balance sheet.

Premiums assumed and ceded on long-duration policies were not material for the years ended December 31, 2003, 2002 and 2001. Certain insurance subsidiaries assume business from other insurance companies and involuntary pools. The premiums assumed on short-duration policies for the years ended December 31, 2003, 2002 and 2001 were:

[Dollars in Millions]	2003	2002	2001
Kemper Insurance Companies	$525.7	$117.1	$—
Milwaukee Insurance Company	51.0	56.1	56.1
Capitol County Mutual Fire Insurance Company	49.1	44.0	41.1
Other	9.2	12.4	9.0

Total Premiums Assumed	$635.0	$229.6	$106.2

Trinity and the KIC are parties to a quota share reinsurance agreement whereby Trinity reinsures 100% of certain personal lines business issued or renewed by KIC (See Note 3 to the Consolidated Financial Statements).

Trinity and Milwaukee Insurance Company (“MIC”) are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written or assumed by MIC. MIC is owned by Mutual Insurers Holding Company (“MIHC”), which in turn is owned by MIC’s policyholders. Effective July 1, 2001, MIC and First Nonprofit Insurance Company (through its predecessor, First Nonprofit Mutual Insurance Company) (“FNP”) are parties to a quota share reinsurance agreement whereby MIC assumes 80% of the business written or assumed by FNP. Pursuant to an amendment to the MIC/FNP reinsurance agreement, which became effective January 15, 2003, FNP agrees to arrange for its parent company, First Nonprofit Mutual Holding Company (“FNMHC”), to nominate a simple majority to the FNMHC Board of Directors selected by MIC. On January 15, 2003, FNMHC elected five employees of the Company, as selected by MIC, to the FNMHC Board of Directors pursuant to the terms of the amendment. FNP is owned by FNMHC, which in turn is owned by FNP’s policyholders. Five employees of the Company also serve as directors of MIHC’s nine member Board of Directors. Two employees of the Company also serve as directors of MIC, but together do not constitute a majority of MIC’s Board of Directors. The quota share agreements above can be terminated at anytime by each of the parties to the respective agreements, subject to the notice requirements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. REINSURANCE [CONTINUED]

Trinity and Capitol County Mutual Fire Insurance Company (“Capitol”) are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. The Reliable Life Insurance Company (“Reliable”), a wholly-owned subsidiary of Unitrin, provides certain administrative services to Capitol and its subsidiary, Old Reliable Casualty Company (“ORCC”). In addition, agents employed by Reliable are also appointed by Capitol and ORCC to sell property insurance products. Union National Life Insurance Company, a wholly-owned subsidiary of Unitrin, also provides claims administration services to Capitol.

NOTE 19. CONTINGENCIES

The Company and its subsidiaries are defendants in various legal actions incidental to their businesses. Many of these actions are pending in jurisdictions that permit damages, including punitive damages, that are disproportionate to the actual economic damages alleged to have been incurred. The plaintiffs in certain of these suits seek class action status that, if granted, could expose the Company and its subsidiaries to potentially significant liability by virtue of the size of the purported classes. The State of Mississippi, where the Company and some of its subsidiaries are defendants in a number of lawsuits, has received national attention for a large number of multi-million dollar jury verdicts and settlements against corporations in a variety of industries. Although Mississippi law does not permit class actions, case law there allows for virtually unlimited joinder of plaintiffs in a single action, thereby simulating a class action lawsuit, and the Company and some of its subsidiaries are defendants in such quasi-class action lawsuits. The Company and its subsidiaries believe that there are meritorious defenses to the cases referenced in this paragraph and are defending them vigorously. Although the Company believes that resolution of these cases will not have a material adverse effect on the Company’s financial position, the frequency of large damage awards, including punitive damage awards having little or no relationship to the actual economic damages allegedly incurred, means that there can be no assurance that one or more of these cases will not produce a damage award which could have a material adverse effect on the Company’s financial results for any given period.

NOTE 20. RELATED PARTIES

One of Unitrin’s directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and the majority shareholder of Fayez Sarofim & Co. (“FS&C”), a registered investment advisory firm. Certain of the Company’s insurance company subsidiaries and FS&C are parties to agreements under which FS&C provides investment management services to these subsidiaries. In addition, FS&C provides investment management services with respect to certain funds of the Company’s Pension Plans. The agreements governing those arrangements are terminable by either party at any time on 30 days advance written notice.

Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2003, the Company’s subsidiaries and the Company’s Pension Plans had approximately $161.0 million and $71.0 million, respectively, in assets with FS&C for investment management. During 2003, the Company’s subsidiaries and the Company’s Pension Plans paid $0.5 million in the aggregate to FS&C.

With respect to the Company’s 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified managed investment fund. FS&C provides investment management services to the Dreyfus Appreciation Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Dreyfus Appreciation Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Dreyfus Appreciation Fund’s average daily net assets. The Company does not compensate FS&C for services rendered to the Dreyfus Appreciation Fund. As of December 31, 2003, Company employees participating in the Company’s 401(k) Savings Plan had allocated approximately $24.1 million for investment in the Dreyfus Appreciation Fund, representing approximately 12% of the total amount invested in the Company’s 401(k) Savings Plan.

The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

As described in Note 18 to the Consolidated Financial Statements, the Company also has certain relationships with mutual insurance holding companies, which are owned by the policyholders of their insurance subsidiaries.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. QUARTERLY FINANCIAL INFORMATION

	THREE MONTHS ENDED (unaudited)				YEAR ENDED DEC. 31,
[Dollars in Millions, Except Per Share Amounts]	MARCH 31,	JUNE 30,	SEPT. 30,	DEC. 31,
2003
Earned Premiums	$581.1	$617.7	$634.3	$624.1	$2,457.2
Consumer Finance Revenues	46.6	48.4	50.1	50.6	195.7
Net Investment Income	51.7	57.2	58.3	64.7	231.9
Other Income	10.3	6.7	4.4	3.7	25.1
Net Realized Investment Gains	5.9	10.8	8.8	8.4	33.9

Total Revenues	$695.6	$740.8	$755.9	$751.5	$2,943.8

Net Income	$13.4	$22.7	$43.1	$44.4	$123.6

Net Income Per Share(A)	$0.20	$0.34	$0.64	$0.66	$1.83

Net Income Per Share Assuming Dilution(A)	$0.20	$0.33	$0.64	$0.65	$1.82

Cash Dividends Paid to Shareholders (PER SHARE):	$0.415	$0.415	$0.415	$0.415	$1.66
Common Stock Market Prices:
High	$30.75	$27.78	$32.00	$42.50	$42.50
Low	21.50	23.01	28.31	30.20	21.50
Close	23.17	27.12	30.46	41.41	41.41

2002
Earned Premiums	$414.6	$424.3	$486.6	$552.5	$1,878.0
Consumer Finance Revenues	39.9	42.0	44.1	45.8	171.8
Net Investment Income	55.2	56.8	53.9	56.0	221.9
Other Income	1.9	1.9	21.2	14.8	39.8
Net Realized Investment Gains (Losses)	0.3	(1.6)	(12.5)	0.5	(13.3)

Total Revenues	$511.9	$523.4	$593.3	$669.6	$2,298.2

Net Income (Loss)	$9.2	$4.4	$(18.1)	$(3.7)	$(8.2)

Net Income (Loss) Per Share(A)	$0.14	$0.06	$(0.27)	$(0.05)	$(0.12)

Net Income (Loss) Per Share Assuming Dilution(A)	$0.13	$0.06	$(0.27)	$(0.05)	$(0.12)

Cash Dividends Paid to Shareholders (PER SHARE):	$0.415	$0.415	$0.415	$0.415	$1.66
Common Stock Market Prices:
High	$41.95	$42.80	$36.00	$32.31	$42.80
Low	38.00	33.99	29.43	27.85	27.85
Close	40.20	35.77	30.70	29.22	29.22

(A)	The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts may not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.