Form 10-K, Exhibit 13
period 2003-12-31
UNITRIN INC
filed 2004-01-30
CIK 860748

Exhibit 13.2

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY OF RESULTS

Net Income was $123.6 million ($1.83 per common share) for the year ended December 31, 2003, compared to a net loss of $8.2 million ($0.12 per common share) for the same period in 2002. Net Income increased for the year ended December 31, 2003, primarily due to higher segment operating profit and higher realized investment gains as discussed throughout this Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Earned Premiums for the year ended December 31, 2003 increased by $579.2 million, compared to the same period in 2002, due primarily to a $486.3 million increase in earned premiums in the Kemper Auto and Home segment, a $76.3 million increase in earned premiums in the Unitrin Direct segment and a $59.1 million increase in earned premiums in the Specialty Lines Insurance segment, partially offset by a $50.8 million decrease in earned premiums in the Multi Lines Insurance segment.

Consumer Finance Revenues increased by $23.9 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to a higher level of loans outstanding.

Net Investment Income increased by $10.0 million for the year ended December 31, 2003, compared to the same period in 2002, due to higher levels of investments, partially offset by lower yields on investments. Other Income decreased by $14.7 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower administration fees earned to administer certain run-off business.

Net Realized Investment Gains (Losses) was a pre-tax gain of $33.9 million for the year ended December 31, 2003, compared to a pre-tax loss of $13.3 million for the same period in 2002. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 included pre-tax gains from sales of fixed maturities of $13.6 million, pre-tax gains of $43.3 million from sales of equity securities, and pre-tax losses of $20.5 million to write-down certain securities. The Company cannot anticipate when or if similar investment gains and losses may occur in the future.

CRITICAL ACCOUNTING POLICIES

The Company’s subsidiaries conduct their businesses in three industries: property and casualty insurance, life and health insurance and consumer finance. Accordingly, the Company is subject to several industry-specific accounting principles under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The process of estimation is inherently uncertain. Accordingly, actual results could ultimately differ materially from the estimated amounts reported in a company’s financial statements. Different assumptions are likely to result in different estimates of reported amounts. The Company’s critical accounting policies most sensitive to estimates include the valuation of investments, the valuation of property and casualty insurance reserves, the valuation of life insurance reserves, the valuation of the reserve for loan losses, the assessment of recoverability of goodwill, and the valuation of postretirement benefit obligations.

Valuation of Investment

Except for the Company’s investment in the common stock of UNOVA, Inc. (“UNOVA”), which is accounted for under the equity method of accounting, the Company’s investments in fixed maturities, preferred stocks and common stocks are recorded at fair value under GAAP. Fair values of these investments are estimated using quoted market prices where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or broker dealers. To estimate the value of these investments, independent pricing services and broker dealers employ various models that take into consideration such factors, among others, as the credit rating of the issuer, duration of the security, yields on comparably rated publicly-traded securities and risk-free yield curves. The actual value at which such securities could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

Except for investments accounted for under the equity method of accounting, at the time of investment the Company is generally required to classify its investments in fixed maturities, preferred stocks and common stocks into one of three investment categories under GAAP: 1) trading, 2) held to maturity, and 3) available for sale based on the Company’s intent with respect to a particular investment. The classification of the investment may effect the Company’s reported results. For investments classified as trading, the Company is required to record changes in the fair values into income for the period reported. For investments in fixed maturities classified as held to maturity, the Company is required to carry the investment at amortized cost, with only the amortization occurring during the period recorded into income. Changes in the fair value of investments classified as available for sale are not recorded into income during the period, but rather are recorded as a separate component of equity until realized. Investments accounted for under the equity method of accounting are valued at cost plus cumulative undistributed

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

CRITICAL ACCOUNTING POLICIES [CONTINUED]

Valuation of Investments [CONTINUED]

earnings and not at fair value. Had the Company reported all the changes in the fair values of its investments in fixed maturities, preferred stock and common stock, including its investment in UNOVA, into income, the Company’s reported net income for the year ended December 31, 2003 would have increased by $137.5 million.

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include: 1) the Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; 2) the duration and extent to which the fair value has been less than cost; and 3) the financial condition and prospects of the issuer. Such reviews are inherently uncertain in that the value of the investment may not fully recover or may decline further in future periods resulting in realized losses.

Reserve for Losses and Loss Adjustment Expenses

The process of estimating and establishing reserves for losses and loss adjustment expenses (“LAE”) for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, mold, construction defect and other emerging and/or long-tailed exposures which may not be discovered or reported until several years after the insurance policy period has ended. Estimates are influenced by many variables that are difficult to quantify, such as medical costs and jury awards, which will influence the final amount of the claim settlement. All these factors, coupled with changes to internal claims practices, changes in the legal environment and state regulatory requirements, require significant judgment in the reserve setting process. A change in any one or more of these factors is likely to result in an ultimate net claim cost different from the estimated reserve. Such changes in estimates may be material.

Reserves for losses and LAE are reported using the Company’s best estimate of its ultimate liability for losses and LAE for claims that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2003, the Company had $1,426.3 million of gross loss and LAE reserves, which represents management’s best estimate of ultimate loss. The Company generally reviews its reserves at a product line and/or coverage level quarterly depending on size of the product line and/or coverage level or emerging issues relating to them. The Company’s actuarial departments generally review the results of at least four different estimation methods, two based on paid data and two based on incurred data, to estimate loss and LAE reserves and determine if a change in estimate is required. In some cases the methods produce a cluster of estimates, giving management confidence that the estimate is within a relatively tight band of possible outcomes. In other cases, however, the methods produce conflicting results and wider bands. In the event of a wide variation among results generated by the different projections, the Company’s actuaries will further analyze the data using additional techniques.

The Company’s actuarial departments review the frequency (number of claims per policy or exposure), severity (dollars of loss per claim) and the average premium (dollars of premium per exposure). The actual frequency and severity experienced will vary depending on the change in mix by class of insured risk. In particular periods of high growth or expansion into new markets, such as that experienced by the Specialty Lines Insurance segment and Unitrin Direct, there may be additional uncertainty in estimating the ultimate loss costs. The contributing factors of this potential risk are changes in the Company’s mix by policy limit and mix of business by state or jurisdiction.

The Multi Lines Insurance segment has exposure to construction defect losses through general liability and commercial multiperil coverages it provides to contractors. Construction defect claims arise from alleged defective work performed in the construction of buildings and alleged loss of economic value of the structures. The majority of the Multi Lines Insurance segment’s construction defect losses are concentrated in a limited number of western states, including California, and were primarily written by its subsidiaries, Valley Insurance Company and Valley Property & Casualty Insurance Company (the “Valley Companies”). The Company acquired the Valley Companies in 1999, at which time the Valley Companies substantially limited its exposure to contractors on a going-forward basis in the western United States. While the Company has experienced construction defect activity in non-western states, it has not detected the emergence of a significant trend outside the western United States. However, there can be no assurance that such a trend will not emerge in non-western states in which the Company may have significant general liability insurance risks. The process of estimating reserves for these claims is particularly difficult due to the potentially long period of time between the loss date and the date the loss is actually reported, changes in the regulatory and legal environment and involvement of multiple plaintiffs, defendants and insurers.

        The Company’s goal is to ensure total reserves for losses and LAE are adequate to cover all costs while sustaining minimal variation from the time reserves for losses and LAE are initially established until losses are fully developed. During 2003, the Company made no significant change to the estimate of consolidated loss reserves recorded in prior years.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

CRITICAL ACCOUNTING POLICIES [CONTINUED]

Life Insurance Reserves

Due to the length of life insurance contracts and the risks involved, the process of estimating future benefits under life insurance contracts is inherently uncertain. Reserves for future benefits under life insurance contracts are estimated using a variety of factors including, but not limited to, expected mortality, interest and withdrawal rates. Actual mortality, interest and withdrawal rates are likely to differ from expected rates. Accordingly, the timing and amount of actual cash flows for any given period may to differ materially from the timing and amount of expected cash flows.

Reserve for Loan Losses

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of several years. Accordingly, the Company’s actual ultimate net charge-off could differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, timing of charge-offs and recoveries, value of collateral and changes in the overall credit quality of the loan portfolio. Actual net charge-off patterns may also differ materially from historical net charge-off patterns, if there is a change in collection practices, the mix of loans or credit quality of borrowers. For example, net charge-off patterns may differ in the Consumer Finance segment’s expansion states from the Company’s historical experience. A 100 basis point increase in the Company’s estimated ultimate rate of net charge-off would increase the Company’s Reserve for Loan Losses at December 31, 2003 by approximately $20 million.

Goodwill Recoverability

The process of determining whether or not an asset, such as Goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of Goodwill, the Company performs a discounted cash flow analysis of the Company’s business segments. The discounted cash value may be different from the fair value that would result from an actual transaction between a willing buyer and a willing seller. Such analyses are particularly sensitive to changes in discount rates and investment rates. Changes to these rates might result in material changes in the valuation and determination of the recoverability of Goodwill. For example, an increase in the discount rate will decrease the calculated value. There is likely to be a similar, but not necessarily identical, increase in the investment rate, which would increase the calculated value.

Postretirement Obligations

The process of estimating the Company’s postretirement benefit obligations and corresponding period benefit costs is inherently uncertain and the actual cost of benefits may vary materially from the estimates recorded. These liabilities are particularly volatile due to their long-term nature and heavy reliance on assumptions. The main assumptions driving the valuation of the Company’s postretirement pension benefit obligations are: estimated mortality of the employees and retirees eligible for benefits; estimated expected long-term rates of returns on investments; estimated salary increases; and the estimated discount rate (used to bring the ultimate estimated liability to a present value). The main assumptions driving the valuation of the Company’s postretirement medical benefit obligations are: estimated mortality of the employees and retirees eligible for benefits; estimated morbidity of the employees and retirees eligible for benefits; estimated medical cost trend rates; and the estimated discount rate. A change in any one or more of these assumptions is likely to result in an ultimate liability different from the original actuarial estimate. Such changes in estimates may be material. For example, a one percentage point decrease in the Company’s estimated discount rate would increase the pension obligation and the postretirement medical benefit obligation at December 31, 2003 by approximately $47.9 million and $4.6 million, respectively, while a one percentage point increase in the rate would decrease the pension obligation and the postretirement medical benefit obligation at December 31, 2003 by approximately $39.7 million and $4.0 million, respectively. A one percentage point increase in the Company’s estimated health care cost trend rate for each year would increase the postretirement medical benefit obligation at December 31, 2003 by approximately $4.0 million. A one percentage point decrease in the Company’s estimated health care cost trend rate for each year would decrease the postretirement medical benefit obligation at December 31, 2003 by approximately $3.5 million. A one percentage point decrease in the Company’s estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2003 by approximately $2.9 million, while a one percentage point increase in the rate would decrease pension expense by approximately $2.9 million for the same period.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

CATASTROPHES

Catastrophes and storms are inherent risks of the property and casualty insurance business. These catastrophic events include hurricanes, tornadoes, earthquakes, hailstorms, wildfires, high winds and winter storms. Such events result in insured losses that are, and will continue to be, a material factor in the results of operations and financial position of the Company’s property and casualty insurance companies. Further, because the level of these insured losses occurring in any one year cannot be accurately predicted, these losses may contribute to year-to-year fluctuations in the results of the operations and financial position of these companies. Also, specific types of catastrophic events are more likely to occur at certain times within the year than others. This adds an element of seasonality to property and casualty insurance claims. The Company has adopted the industry-wide catastrophe classifications of a storm and other events promulgated by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies a disaster as a catastrophe when the event causes $25 million or more in direct losses to property and affects a significant number of policyholders and insurers. ISO-classified catastrophes are assigned a unique serial number recognized throughout the insurance industry. Previously, the Company reported losses related to ISO catastrophes, as well as all other weather related losses, and reported those as storms or storm losses. To ensure comparability amongst its four property and casualty insurance business segments, on a going-forward-basis, the Company will separately indemnify only ISO-classified catastrophes in its segment results. The segment discussions that follow utilize ISO’s definition of catastrophes for all periods presented.

MULTI LINES INSURANCE

[Dollars in Millions]	2003	2002	2001
Earned Premiums:
Personal Lines:
Automobile	$201.2	$194.0	$197.8
Homeowners	71.1	71.3	70.0
Other	10.3	10.5	10.5

Total Personal Lines	282.6	275.8	278.3

Commercial Lines:
Property and Commercial Liability	123.4	139.8	129.9
Automobile	93.5	114.5	108.1
Other	33.9	54.1	54.0

Total Commercial Lines	250.8	308.4	292.0

Total Earned Premiums	$533.4	$584.2	$570.3

Underwriting Income (Loss):
Personal Lines	$0.4	$(31.1)	$(76.4)
Commercial Lines	(10.1)	(93.7)	(77.9)

Total Underwriting Loss	(9.7)	(124.8)	(154.3)
Net Investment Income	34.2	31.6	42.0

Operating Profit (Loss)	$24.5	$(93.2)	$(112.3)

Ratio Based on Earned Premiums:
Incurred Loss Ratio (excluding Catastrophes)	66.5%	87.1%	89.4%
Incurred Catastrophe Loss Ratio	3.6	2.7	6.4

Total Incurred Loss Ratio	70.1	89.8	95.8
Incurred Expense Ratio	31.7	31.6	31.3

Combined Ratio	101.8%	121.4%	127.1%

Earned Premiums in the Multi Lines Insurance segment decreased by $50.8 million for the year ended December 31, 2003, compared to the same period in 2002. Personal lines earned premiums increased by $6.8 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher premium rates, partially offset by lower premium volume. The Company anticipates that premium rate increases on personal lines will moderate next year. Commercial lines earned premiums decreased by $57.6 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower premium volume, partially offset by higher premium rates. The Company anticipates that commercial lines earned premiums will decline next year as the Company continues to reduce policies in force in certain commercial lines business through extensive re-underwriting.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

MULTI LINES INSURANCE [CONTINUED]

Net Investment Income increased by $2.6 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher levels of investments, partially offset by lower yields on investments. Investment levels in the Multi Lines Insurance segment increased due primarily to capital contributions received from its parent, Unitrin, Inc. (see discussion under “Liquidity and Capital Resources”).

Operating results in the Multi Lines Insurance segment improved by $117.7 million for the year ended December 31, 2003, compared to the same period in 2002. Total loss reserve development (which reflects changes in estimates of prior year reserves in the current period, including development on catastrophe losses) had a favorable effect of approximately $17 million for the year ended December 31, 2003, compared to an adverse effect of approximately $58 million for the same period in 2002. Catastrophe losses were $19.2 million for the year ended December 31, 2003, an increase of $3.4 million compared to the same period in 2002. Excluding reserve development and catastrophe losses, operating results improved due primarily to improved premium rate adequacy in both personal and commercial lines, the Company’s efforts to re-underwrite its commercial lines products and lower personal lines expenses as a percentage of earned premiums, partially offset by higher commercial lines expenses as a percentage of earned premiums. The Company anticipates that commercial lines expenses as a percentage of earned premiums will increase in 2004, due to lower expected volume and the re-underwriting of commercial lines business.

The Company continues to reduce policies in force in certain commercial lines through extensive re-underwriting of contractors and related industries, program business, workers compensation and product liability. The re-underwriting process will be substantially complete during the first quarter of 2004.

Earned Premiums in the Multi Lines Insurance segment increased by $13.9 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to higher premium rates in both personal lines and commercial lines, partially offset by lower volume. Net Investment Income decreased by $10.4 million for the year ended December 31, 2002, due primarily to lower yields on investments.

Operating results in the Multi Lines Insurance segment reflect a loss of $93.2 million for the year ended December 31, 2002, compared to a loss of $112.3 million for the same period in 2001. The Multi Lines Insurance segment had lower catastrophe losses and lower non-catastrophe losses as a percentage of earned premiums, partially offset by the lower net investment income for the year ended December 31, 2002, compared to the same period in 2001. Catastrophe losses were $15.8 million for the year ended December 31, 2002, a decrease of $20.7 million compared to the same period in 2001. Reserve strengthening related to adverse reserve development had an adverse effect of $58 million for the year ended December 31, 2002, compared to an adverse effect of $55 million for the same period in 2001. The reserve increases reflect developing loss trends primarily related to construction defect, mold, automobile liability and product liability loss exposures in commercial lines of business.

SPECIALTY LINES INSURANCE

[Dollars in Millions]	2003	2002	2001
Earned Premiums:
Personal Automobile	$426.2	$405.4	$320.4
Commercial Automobile	85.0	46.5	23.9
Other	0.8	1.0	1.1

Total Earned Premiums	$512.0	$452.9	$345.4

Underwriting Profit (Loss):
Personal Automobile	$17.6	$(17.8)	$(38.3)
Commercial Automobile	3.8	2.3	6.4
Other	1.6	0.1	0.6

Total Underwriting Profit (Loss)	23.0	(15.4)	(31.3)
Net Investment Income	15.9	14.8	14.1

Operating Profit (Loss)	$38.9	$(0.6)	$(17.2)

Ratio Based on Earned Premiums:
Incurred Loss Ratio (excluding Catastrophes)	74.0%	80.5%	82.1%
Incurred Catastrophe Loss Ratio	0.3	0.3	1.6

Total Incurred Loss Ratio	74.3	80.8	83.7
Incurred Expense Ratio	21.2	22.6	25.4

Combined Ratio	95.5%	103.4%	109.1%

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

SPECIALTY LINES INSURANCE [CONTINUED]

Earned Premiums in the Specialty Lines Insurance segment increased by $59.1 million in 2003, compared to the same period in 2002, due to higher premium volume in commercial automobile and higher premium rates in both personal automobile and commercial automobile, partially offset by lower premium volume in personal automobile. The Company anticipates that commercial automobile premium growth will moderate in 2004. Net Investment Income in the Specialty Lines Insurance segment increased by $1.1 million in 2003, compared to the same period in 2002, due to higher levels of investments, partially offset by lower yields on investments.

Operating Profit in the Specialty Lines Insurance segment increased by $39.5 million in 2003, compared to the same period in 2002, due primarily to lower losses and expenses as a percentage of premium. Losses decreased as a percentage of earned premiums due primarily to improved premium rate adequacy. Loss reserve development (which reflects changes in estimates of prior year loss reserves in the current period) had an adverse effect of $19.1 million in 2003, compared to an adverse impact of $22.6 million for the same period in 2002. Expenses decreased as a percentage of earned premiums due primarily to improved premium rate adequacy.

Earned Premiums in the Specialty Lines Insurance segment increased by $107.5 million in 2002, compared to the same period in 2001, due to higher premium volume and higher premium rates. Net Investment Income in the Specialty Lines Insurance segment increased by $0.7 million in 2002, compared to the same period in 2001, due to higher levels of investments, partially offset by lower yields on investments.

Operating results in the Specialty Lines Insurance segment improved by $16.6 million in 2002, compared to the same period in 2001. Losses and expenses as a percentage of earned premiums decreased, due in part to improved premium rate adequacy, increased premium volume, the effects of certain underwriting actions and lower catastrophe losses, partially offset by the effects of adverse loss reserve development. Loss reserve development had an adverse effect of $22.6 million in 2002, compared to an adverse impact of $6.7 million for the same period in 2001. Catastrophe losses were $1.2 million in 2002, compared to $5.4 million in 2001.

KEMPER AUTO AND HOME

On June 28, 2002, Unitrin closed its acquisition of the personal lines property and casualty insurance business of the Kemper Insurance Companies (“KIC”) in a cash transaction. The business unit acquired from KIC, referred to herein as “Kemper Auto and Home” or “KAH,” specializes in the sale of personal automobile and homeowners insurance through independent agents. The acquisition is more fully described in Note 3 to the Company’s Consolidated Financial Statements. The results of the Kemper Auto and Home segment are included in the Company’s results of operations from the date of acquisition and were as follows:

	THREE MONTHS ENDED				YEAR ENDED DEC. 31, 2003
[Dollars in Millions]	MARCH 31, 2003	JUNE 30, 2003	SEPT. 30, 2003	DEC. 31, 2003
Premiums Written	$157.1	$174.5	$180.5	$160.1	$672.2
(Increase) Decrease in Unearned Premiums	(39.1)	(26.9)	(13.5)	7.7	(71.8)

Earned Premiums	118.0	147.6	167.0	167.8	600.4
Net Investment Income	2.7	3.9	4.3	5.3	16.2
Other Income	8.4	4.8	2.6	2.0	17.8

Total Revenues	129.1	156.3	173.9	175.1	634.4

Incurred Losses	98.2	119.5	133.5	124.2	475.4
Insurance Expenses	45.0	47.7	48.4	51.2	192.3

Operating Loss	$(14.1)	$(10.9)	$(8.0)	$(0.3)	$(33.3)

Ratio Based on Earned Premiums:
Incurred Loss Ratio (excluding Catastrophes)	79.9%	76.2%	72.6%	70.8%	74.4%
Incurred Catastrophe Loss Ratio	3.3	4.8	7.3	3.2	4.8

Total Incurred Loss Ratio	83.2%	81.0%	79.9%	74.0%	79.2%

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

KEMPER AUTO AND HOME [CONTINUED]

	THREE MONTHS ENDED		FROM DATE OF ACQUISITION TO DEC. 31, 2002
[Dollars in Millions]	SEPT. 30, 2002	DEC. 31, 2002
Premiums Written	$169.6	$161.4	$331.0
Increase in Unearned Premiums	(140.0)	(76.9)	(216.9)

Earned Premiums	29.6	84.5	114.1
Net Investment Income	0.5	2.3	2.8
Other Income	19.0	12.9	31.9

Total Revenues	49.1	99.7	148.8

Incurred Losses	23.2	65.2	88.4
Insurance Expenses	37.0	42.4	79.4

Operating Loss	$(11.1)	$(7.9)	$(19.0)

Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by Kemper Auto and Home prior to the closing, while Trinity Universal Insurance Company (“Trinity”), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by the Kemper Auto and Home segment after the closing and is liable for losses and expenses incurred thereon. Accordingly, the results for the Kemper Auto and Home segment presented on the preceding page and above are not necessarily indicative for a full year on a going-forward-basis. For example, Premiums Written, which reflect the total amount of premiums to be received over a policy’s term, were $169.6 million for the first three months following the acquisition date, compared to Earned Premiums of $29.6 million for the same period. Premiums are recognized as revenues in the Company’s consolidated financial statements not when written, but rather as earned over the life of the policy. Accordingly, Earned Premiums, which relate to the elapsed portion of each policy’s term, are recognized as revenues over several quarters. As a result, until the Kemper Auto and Home segment completed a full annual writing cycle from the acquisition date, Earned Premiums for the segment has increased on a quarter-to-quarter basis, while Premiums Written was more level over the same period.

The Kemper Auto and Home segment is administering on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition. Other Income in the Kemper Auto and Home segment has declined in each of the quarters since the acquisition date due to lower volume of administered policies and related claims. The Company anticipates that the volume of administered policies and related claims will continue to decrease.

The Kemper Auto and Home segment recorded an Operating Loss of $33.3 million for the year ended December 31, 2003. The Operating Loss in the Kemper Auto and Home segment decreased in each quarter during 2003 due primarily to improved premium rate adequacy and the increase in earned premiums which for the first three quarters of 2003 resulted in lower expenses as a percentage of earned premiums.

As discussed in Note 3 to the Company’s Consolidated Financial Statements, pursuant to the agreements among the parties, KIC is entitled to receive contingent consideration equal to 1% of premiums written over a three-year period beginning January 1, 2003 and also is eligible to receive a performance bonus if certain loss ratio criteria are met over the same three years. The Company recorded contingent consideration of $7.8 million for the year ended December 31, 2003. The amount of the contingent consideration capitalized and included in Other Assets in the Company’s Consolidated Financial Statements at December 31, 2003 was $7.1 million. The Company currently estimates that KIC has not earned a performance bonus for the year ended December 31, 2003.

At the acquisition date, Unitrin’s property and casualty insurance subsidiaries were not licensed in all the states where the KAH business is written nor were certain computer and data processing modifications completed to allow for the migration of the KAH business to the Company’s property and casualty insurance subsidiaries. Accordingly, Trinity and KIC entered into a quota share reinsurance agreement (the “Reinsurance Agreement”) whereby Trinity reinsured, on a 100% indemnity basis, substantially all of the KAH business written or renewed by KIC after the acquisition date in order to provide a transitional period for Unitrin’s property and casualty insurance subsidiaries to obtain licenses in the necessary states and other insurance regulatory authorizations and to complete the required computer and data processing modifications.

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

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

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

Unitrin also has substantially completed the development of data processing capabilities to cancel and rewrite such business in bulk mid-term should KIC be placed into a receivership. In the event that KIC were placed in receivership proceedings and ordered to effect mid-term cancellation of all remaining policies written on its paper, the Company cannot predict the extent to which its contingency plans to rewrite such policies in bulk on policies issued directly by Unitrin’s property and casualty insurance subsidiaries would be successful, nor can the Company predict what impact these developments would ultimately have on the contingent purchase price or performance bonuses described above and in Note 3 to the Company’s Consolidated Financial Statements.

UNITRIN DIRECT

Unitrin Direct, the Company’s direct marketing automobile insurance unit, markets personal automobile insurance directly to customers primarily through direct mail and the Internet using web insurance portals, click-thrus and its own website, “unitrindirect.com”. Unitrin Direct began actively marketing personal automobile insurance in Pennsylvania at the beginning of

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

UNITRIN DIRECT [CONTINUED]

2001. On June 28, 2002, the Company acquired the insurance companies comprising KIC’s direct marketing automobile insurance business (“Kemper Direct”) in a cash transaction. The results of its operations are included in the Company’s and the Unitrin Direct segment’s results of operations from the date of acquisition. The acquisition is more fully described in Note 3 to the Company’s Consolidated Financial Statements.

Due to the similarity of the business units’ models, products and back-office operations, the Company has combined its own direct marketing business unit with Kemper Direct. While the combined operation has not yet achieved profitable economies of scale, the Company believes that this combination provides an opportunity to achieve economies of scale in a shorter time frame than would have been possible if both units were operated as stand-alone units. The Unitrin Direct segment continues to build economies of scale as shown by its growth in premiums written in the table below:

	YEARS ENDED
[Dollars in Millions]	DEC. 31, 2003	DEC. 31, 2002	DEC. 31, 2001
Premiums Written:
New Business	$64.1	$54.9	$24.1
Renewal Business	100.8	43.1	—

Total Premiums Written	$164.9	$98.0	$24.1

Premiums Written, which reflect the total amount of premiums to be received over the policy term, in the Unitrin Direct segment increased by $66.9 million in 2003, compared to the same period in 2002, primarily due to the inclusion of Kemper Direct for a full year and higher volume of insurance. For the year ended December 31, 2003, Premiums Written in the states of Florida, California, New York and Pennsylvania comprised 26%, 21%, 12% and 12%, respectively, of the Unitrin Direct segment’s Premiums Written.

Premiums Written in the Unitrin Direct segment increased by $73.9 million in 2002, compared to the same period in 2001, primarily due to the inclusion of Kemper Direct and higher levels of new business. For the year ended December 31, 2002, Premiums Written in the states of Florida, Pennsylvania, California and New York comprised 29%, 17%, 16% and 12%, respectively, of the Unitrin Direct segment’s Premiums Written. For the year ended December 31, 2001, Premiums Written in the states of Florida and Pennsylvania comprised 53% and 43%, respectively, of the Unitrin Direct segment’s Premiums Written.

Premiums are recognized as revenues in the Company’s financial statements not when written, but rather as earned over the life of the policy. Earned Premiums relates to the elapsed portion of each policy’s term. The difference between Premiums Written and Earned Premiums relating to the remaining portion of each policy’s term is reflected as a deferred revenue liability referred to as Unearned Premiums in the Company’s Consolidated Balance Sheets. Results of the Unitrin Direct segment recognized in the Company’s financial statements for the years ended December 31, 2003, 2002 and 2001 were:

	YEARS ENDED
[Dollars in Millions]	DEC. 31, 2003	DEC. 31, 2002	DEC. 31, 2001
Premiums Written	$164.9	$98.0	$24.1
Increase in Unearned Premiums	(15.0)	(24.4)	(13.7)

Earned Premiums	149.9	73.6	10.4
Net Investment Income	3.3	0.9	—

Total Revenues	153.2	74.5	10.4

Incurred Losses	123.9	65.8	10.1
Insurance Expenses	48.7	43.8	22.9

Operating Loss	$(19.4)	$(35.1)	$(22.6)

Earned Premiums for the year ended December 31, 2003 were $149.9 million, compared to $73.6 million for the same period in 2002. Earned Premiums increased due to the inclusion of Kemper Direct for a full year, higher volume of insurance and higher premium rates. Net Investment Income in the Unitrin Direct segment increased by $2.4 million in 2003, compared to the same period in 2002, due to higher levels of investments partially offset by lower yields on investments.

For the year ended December 31, 2003, the Unitrin Direct segment recorded an Operating Loss of $19.4 million, compared to an Operating Loss of $35.1 million in 2002. The Unitrin Direct segment’s Operating Loss decreased in 2003 due primarily to lower incurred losses as a percentage of earned premiums reflecting increased premium rate adequacy and lower insurance

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

UNITRIN DIRECT [CONTINUED]

expenses as a percentage of earned premiums reflecting the segment’s progress toward achieving economies of scale. The Company anticipates that the Unitrin Direct segment will reach profitability on a discrete quarter basis in the second half of 2004, but that it may not reach profitability for a full year until 2005.

Earned Premiums for the year ended December 31, 2002 were $73.6 million, compared to $10.4 million for the same period in 2001. Earned Premiums increased due to the acquisition of Kemper Direct, higher volume of insurance and higher premium rates. Net Investment Income in the Unitrin Direct segment increased by $0.9 million in 2002, compared to the same period in 2001, due primarily to higher levels of investments.

For the year ended December 31, 2002, the Unitrin Direct segment recorded an Operating Loss of $35.1 million, compared to an Operating Loss of $22.6 million for the same period in 2001, due primarily to up-front marketing expenses, uneconomic scale and inadequate premium rates in some states. The Unitrin Direct segment’s results for the year ended December 31, 2002 also included $1.3 million for certain severance costs.

For the years ended December 31, 2003, 2002 and 2001, the Unitrin Direct segment did not record any losses from catastrophes.

LIFE AND HEALTH INSURANCE

[Dollars in Millions]	2003	2002	2001
Earned Premiums:
Life	$402.3	$403.3	$396.4
Accident and Health	158.9	155.6	151.2
Property	100.3	94.3	87.5

Total Earned Premiums	661.5	653.2	635.1
Net Investment Income	134.9	151.6	176.9
Other Income	4.4	4.3	4.9

Total Revenues	$800.8	$809.1	$816.9

Operating Profit	$68.9	$87.8	$106.3

Earned Premiums in the Life and Health Insurance segment increased by $8.3 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by lower volume of accident and health insurance and lower volume of life insurance. Net Investment Income in the Life and Health Insurance segment decreased by $16.7 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower levels of investments and lower yields on investments. Investment levels in the Life and Health Insurance segment decreased due primarily to intercompany dividends in the form of cash and other investments paid by the segment in June and December of 2002 to its parent, Unitrin, Inc.

Operating Profit in the Life and Health Insurance segment decreased by $18.9 million for the year ended December 31, 2003, compared to the same period in 2002. Operating Profit decreased due primarily to the lower investment income and the effects of a change in the Company’s actuarial estimate of certain reserves in 2002, partially offset by improved results on property insurance sold by the Life and Health Insurance segment’s career agents, including lower catastrophe losses. In 2002, the Company recorded a benefit of $9.6 million resulting from a change in the Company’s actuarial estimate of certain reserves.

Earned Premiums in the Life and Health Insurance segment increased by $18.1 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to higher accident and health insurance premium rates, higher volume of life insurance and higher volume of property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by lower volume of accident and health insurance. Net Investment Income in the Life and Health Insurance segment decreased by $25.3 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to lower yields on investments and lower levels of investments.

        Operating Profit in the Life and Health Insurance segment decreased by $18.5 million for the year ended December 31, 2002, compared to the same period in 2001, due primarily to the lower net investment income, partially offset by a reduction of reserves of $9.6 million resulting from a change in the Company’s actuarial estimate of certain reserves. Catastrophe losses on property insurance sold by the Life and Health Insurance segment’s career agents increased by $2.3 million for the year ended December 31, 2002, compared to the same period in 2001.

The Company recorded a pre-tax charge of $3.6 million, or $2.1 million after-tax, in 2002 to cover certain additional costs associated with the implementation of the Company’s settlement of certain class action litigation.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

CONSUMER FINANCE

[Dollars in Millions]	2003	2002	2001
Interest, Loan Fees and Earned Discounts	$184.3	$159.9	$146.3
Net Investment Income	5.6	7.2	8.5
Other Revenues	5.8	4.7	4.3

Total Revenues	195.7	171.8	159.1

Provision for Loan Losses	54.4	39.1	29.2
Interest Expense on Investment Certificates and Savings Accounts	34.2	35.9	43.4
General and Administrative Expenses	66.0	57.9	54.6

Operating Profit	$41.1	$38.9	$31.9

Consumer Finance Loan Originations	$594.5	$572.7	$468.4

Percentage of Consumer Finance Receivables Greater than Sixty Days Past Due	3.4%	2.3%	2.4%
Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables	5.4	5.2	4.6
Weighted-Average Yield on Investment Certificates and Savings Accounts	3.5	4.0	5.0

Interest, Loan Fees and Earned Discount in the Consumer Finance segment increased by $24.4 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to a higher level of loans outstanding. Net Investment Income in the Consumer Finance segment decreased by $1.6 million for year ended December 31, 2003, compared to the same period in 2002, due primarily to lower yields on investments.

Operating Profit in the Consumer Finance segment increased by $2.2 million for the year ended December 31, 2003, compared to the same period in 2002. Provision for Loan Losses increased by $15.3 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to a higher estimated rate of ultimate losses and the higher level of loans outstanding. Interest Expense on Investment Certificates and Savings Accounts decreased by $1.7 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower interest rates on Investment Certificates and Savings Accounts, partially offset by higher levels of deposits to support the growth in loans outstanding. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discount, decreased from 36.2% for the year ended December 31, 2002, to 35.8% for the year ended December 31, 2003, due primarily to the higher levels of loans outstanding.

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

INVESTEES

Unitrin’s investment portfolio at December 31, 2000 included investments in three companies accounted for under the equity method of accounting (“investees”): Curtiss-Wright Corporation (“Curtiss-Wright”), Litton Industries, Inc. (“Litton”) and UNOVA. Litton was acquired by Northrop Grumman Corporation (“Northrop”) during 2001. In addition, the Company spun off its holdings of Curtiss-Wright common stock to Unitrin’s shareholders in a tax-free distribution in 2001. Accordingly, at December 31, 2003 and December 31, 2002 Unitrin’s sole investee was UNOVA. UNOVA is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. UNOVA is held for investment purposes. The fair value of Unitrin’s Investment in Investee was $290.5 million at December 31, 2003, compared to an asset carrying value of $64.7 million under the equity method of accounting.

At December 31, 2003, Unitrin owned approximately 21.3% of UNOVA’s common stock. UNOVA stated in its December 31, 2002 annual report on Form 10-K that it is “an industrial technologies company providing global customers with solutions for

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

INVESTEES [CONTINUED]

improving their efficiency and productivity” and that its industrial automation systems business segment (“IAS”) is “a leading producer of value-added manufacturing technologies, products and services that span the production cycle from process engineering and design to systems integration, including comprehensive life cycle support.” IAS “serves primarily the global automotive, off-road vehicle and diesel engine industries,” as well as, the “aerospace, industrial components, heavy equipment and general job shop markets.” Products in its automated data systems business segment include “rugged mobile computing solutions and automated data collection systems for field, on-premises and site-based workers as well as wireless network systems for untethered enablement of an enterprise, and barcode label and printing solutions.”

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

Unitrin accounts for its Investments in Investees under the equity method of accounting using the most recent and sufficiently timely publicly-available financial reports and other publicly-available information which generally results in a two- or three-month-delay basis depending on the investee being reported (See Note 2 to the Company’s Consolidated Financial Statements). Equity in Net Income (Loss) of Investees for each of the Company’s investee or former investee companies for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
UNOVA	$(1.2)	$(1.9)	$(0.6)
Curtiss-Wright	—	—	20.5
Litton	—	—	8.8

Equity in Net Income (Loss) of Investees	$(1.2)	$(1.9)	$28.7

Prior to the periods presented in the Company’s Consolidated Financial Statements, Unitrin determined that a decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, Unitrin reduced the carrying value of its investment in UNOVA to its then current estimated realizable value and allocated the reduction to Unitrin’s proportionate share of UNOVA’s non-current assets. Accordingly, Unitrin’s reported equity in the net income of UNOVA differs from Unitrin’s proportionate share of UNOVA’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. The fair value of Unitrin’s investment in UNOVA subsequently recovered such that the fair value exceeded the carrying value of Unitrin’s investment in UNOVA by $225.8 million at December 31, 2003. In accordance with applicable accounting standards, such excess is not reflected in Unitrin’s Consolidated Financial Statements.

In July 2001, three of Unitrin’s subsidiaries entered into a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

INVESTEES [CONTINUED]

subsidiaries provided $31.5 million in funding to UNOVA. During 2003, 2002 and 2001, UNOVA repaid principal of $6.8 million, $23.9 million and $0.8 million, respectively, to Unitrin’s subsidiaries. During 2001, two of Unitrin’s subsidiaries purchased a portion of UNOVA’s outstanding publicly-traded notes maturing in March 2005 with a total par value of $5.0 million. Unitrin’s subsidiaries’ investments in UNOVA’s publicly-traded notes is included in Investment in Fixed Maturities at December 31, 2003 and 2002.

INVESTMENT RESULTS

Net Investment Income was $231.9 million, $221.9 million and $236.5 million in 2003, 2002 and 2001, respectively. Net Investment Income increased by $10.0 million in 2003, compared to the same period in 2002, due primarily to higher levels of investments, partially offset by lower yields on investments. Net Investment Income decreased by $14.6 million in 2002, compared to the same period in 2001, due primarily to lower yields on Fixed Maturities and higher levels of Short-term Investments, partially offset by dividends received from Corporate Investments.

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
Investee:
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

Net Realized Investment Gains (Losses) for the year ended December 31, 2001 includes a pre-tax gain of $562.1 million resulting from the acquisition of Litton by Northrop (see discussion above under the heading “Investees”).

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

INVESTMENT RESULTS [CONTINUED]

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include: 1) the Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; 2) the duration and extent to which the fair value has been less than cost; and 3) the financial condition and prospects of the issuer. Net Realized Investment Gains (Losses) for the years ended December 31, 2003, 2002 and 2001 includes losses of $20.5 million, $27.4 million and $0.9 million, respectively, resulting from other than temporary declines in the fair value of investments. The Company cannot anticipate when or if similar investment losses may occur in the future.

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and investees, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2003, 2002 and 2001 was:

[Dollars in Millions]	2003	2002	2001
Northrop Common Stock	$12.4	$12.8	$9.2
Northrop Preferred Stock	12.3	12.3	9.4
Baker Hughes Common Stock	1.2	1.4	1.7

Total Dividend Income from Corporate Investments	$25.9	$26.5	$20.3

The Company received its shares of Northrop common and preferred stock as a result of the acquisition of the Company’s former investee, Litton, by Northrop (see discussion above under heading “Investees”). The acquisition occurred in the second quarter of 2001. Dividend income from Baker Hughes has decreased resulting from sales of a portion of the Company’s investment in Baker Hughes (see discussion above under heading “Investment Results”).

The changes in fair values of Unitrin’s Corporate Investments for the year ended December 31, 2003 were:

[Dollars in Millions]	FAIR VALUE DEC. 31, 2002	DISPOSITIONS	HOLDING GAIN (LOSS) ARISING DURING PERIOD	FAIR VALUE DEC. 31, 2003
Equity Securities:
Northrop Common Stock	$743.6	$(96.5)	$(13.2)	$633.9
Northrop Preferred Stock	218.9	—	2.0	220.9
Baker Hughes Common Stock	97.0	(13.8)	(1.0)	82.2
Investee:
UNOVA Common Stock	75.9	—	214.6	290.5

Total Corporate Investments	$1,135.4	$(110.3)	$202.4	$1,227.5

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2003, there are approximately 3.5 million shares of the Company’s outstanding common stock that can be repurchased under the Company’s Board of Directors outstanding repurchase authorization. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. During 2003, the Company repurchased and retired 0.1 million shares of its common stock in open market transactions at an aggregate cost of $1.4 million. The Company has repurchased and retired approximately 54.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. The Company does not anticipate repurchasing significant amounts of its common stock during 2004.

On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company’s common stock. There were no borrowings outstanding under the Company’s revolving credit agreement at December 31, 2003.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

On June 26, 2002, the Company commenced an initial public offering of its 5.75% senior notes due July 1, 2007 with an aggregate principal amount of $300 million (the “5.75% Senior Notes”). The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. On July 1, 2002, the Company issued the 5.75% Senior Notes in exchange for proceeds of $296.8 million, net of transaction costs, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company’s former revolving credit agreement. Interest expense under the 5.75% Senior Notes was $17.8 million and $8.9 million for the years ended December 31, 2003 and 2002, respectively.

On October 30, 2003, the Company utilized the remaining capacity under its shelf registration statement and issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”). The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. The Company issued the 4.875% Senior Notes in exchange for proceeds of $198.0 million, net of transaction costs, for an effective yield of 5.04%. The Unitrin parent company used the proceeds from the notes to fund the purchase of Northrop common stock from one of its subsidiaries as discussed below and to repay borrowings outstanding under its revolving credit agreement. The Company does not anticipate significant additional changes in its capital structure during 2004. Interest expense under the 4.875% Senior Notes was $1.7 million for the year ended December 31, 2003.

At December 31, 2002, the Unitrin parent company held 1,144,689 shares of Northrop common stock. On December 26, 2003, the Unitrin parent company purchased all 1,936,092 shares of Northrop common stock held by its subsidiary, United Insurance Company of America (“United”). During the month of December 2003, the Unitrin parent company sold 1,034,700 shares of Northrop common stock in the open market, generating gross proceeds of approximately $96.5 million. At December 31, 2003, the Unitrin parent company held 1,838,517 shares of Northrop common stock with a market value of $175.8 million and also held 1,774,812 shares of Northrop preferred stock with a market value of $220.9 million. In addition, Unitrin subsidiaries also held 4,792,064 shares of Northrop common stock with a market value of $458.1 million at December 31, 2003.

During 2003, two of Unitrin’s subsidiaries (United and Fireside Securities Corporation) paid $75.0 million and $13.3 million, respectively, in dividends to Unitrin. As a result of the KIC acquisition and premium growth in the Specialty Lines Insurance segment and in the Unitrin Direct segment, Unitrin made capital contributions totaling $192.8 million to its property and casualty insurance subsidiaries in 2003. The Company believes that its property and casualty insurance subsidiaries are sufficiently capitalized at December 31, 2003 to fund future premium growth and to pay dividends to Unitrin out of future operating earnings.

The Company has no other significant commitments for capital expenditures. The Company’s subsidiaries maintain levels of cash and liquid assets sufficient to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. The Company’s reserves are set at levels expected to meet contractual liabilities. The Company maintains adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of its liabilities and invested assets. As further discussed in Note 4 to the Company’s Consolidated Financial Statements, from time to time some of Unitrin’s subsidiaries may hold collateral from unrelated parties pursuant to securities lending agreements whereby unrelated parties borrow securities from the subsidiaries’ accounts. The subsidiaries are required to return such collateral upon return of the loaned security. Accordingly, the amount of such collateral would not be available to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk. The Company’s retained earnings at December 31, 2003 includes $37.6 million representing the undistributed equity in net income of investee.

The Company’s management believes that it has sufficient resources to maintain the payment of dividends to its shareholders at the present level. Sources for future shareholder dividend payments and the payment of interest on Unitrin’s senior notes include the receipt of dividends from Unitrin’s operating subsidiaries, the receipt of dividends from its investments in Northrop, borrowings under the revolving credit agreement, and monetization of a portion of the Unitrin parent company’s Northrop holdings. At December 31, 2003, the Unitrin parent company directly held investments in Northrop common and preferred stock with a market value totaling $396.7 million. During the period from January 1, 2004 to January 28, 2004, the Unitrin parent company sold Northrop common stock generating gross proceeds of $15.5 million.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no material obligations under a guarantee contract meeting the characteristics identified in paragraph 3 of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements, Including Indirect Guarantees of Indebtedness of Others.” The Company has no material retained or contingent interests in assets transferred to an unconsolidated entity. The Company has no material obligations, including contingent obligations, under contracts that would be accounted for as derivative instruments. The Company has no obligations, including contingent obligations, arising out of a variable interest in an unconsolidated entity held by, and material to, the Company, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company. Accordingly, the Company has no material off-balance sheet arrangements.

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

CONTRACTUAL OBLIGATIONS

Cash flow information pertaining to the Company’s contractual obligations at December 31, 2003 is as follows:

	PAYMENTS DUE BY PERIOD
[Dollars in Millions]	JAN. 1, 2004 TO DEC. 31, 2004	JAN. 1, 2005 TO DEC. 31, 2006	JAN. 1, 2007 TO DEC. 31, 2008	AFTER DEC. 31, 2008	TOTAL
Long-Term Debt Obligations	$—	$—	$300.0	$200.0	$500.0
Investment Certificates and Savings Accounts	392.2	204.6	255.1	47.2	899.1
Capital Lease Obligations	0.8	0.5	—	—	1.3
Operating Lease Obligations	26.6	45.6	11.7	4.8	88.7
Purchase Obligations	1.7	3.0	—	—	4.7
Other Contractual Obligations Reflected in Long-Term Liabilities on the Consolidated Balance Sheet under GAAP	54.7	91.2	34.1	15.3	195.3

Total Contractual Obligations	$476.0	$344.9	$600.9	$267.3	$1,689.1

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $45.3 million, $26.9 million and $22.2 million in 2003, 2002 and 2001, respectively. Interest expense was $21.4 million, $12.2 million and $9.0 million in 2003, 2002 and 2001, respectively. Other corporate expenses were $23.9 million, $14.7 million and $13.2 million in 2003, 2002 and 2001, respectively. Other Corporate Expenses increased by $9.2 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher compensation and employee benefit costs.

ACCOUNTING CHANGES

Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” prospectively to all awards granted, modified or settled on or after January 1, 2003. Prior to January 1, 2003, the Company accounted for its stock option plans under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. For the year ended December 31, 2003, the Company recognized compensation expense of $2.8 million before tax due to the adoption of SFAS No. 123.

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

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company did not create or obtain an interest in a variable interest entity during the period February 1, 2003 through December 31, 2003. Accordingly, FIN 46 had no impact on the Company’s consolidated financial statements.

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

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

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

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34).” FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are applicable to financial statements for periods ending after December 15, 2002. The initial adoption of FIN 45 did not have an impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002.

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

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 also amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial adoption of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Information About Market Risk

The Company’s consolidated balance sheet includes five types of financial instruments subject to the material market risk disclosures required by the Securities and Exchange Commission (“SEC”): 1) Investments in Fixed Maturities, 2) Investments in Equity Securities, 3) Consumer Finance Receivables, 4) Investment Certificates and Savings Accounts, and 5) Senior Notes Payable. Investments in Fixed Maturities, Consumer Finance Receivables, Investment Certificates and Savings Accounts and Senior Notes Payable are subject to material interest rate risk. The Company’s Investments in Equity Securities include common and preferred stocks and, accordingly, are subject to material equity price risk and interest rate risk, respectively.

For purposes of this disclosure, market risk sensitive financial instruments are divided into two categories: financial instruments acquired for trading purposes and financial instruments acquired for purposes other than trading. The Company’s market risk

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

sensitive financial instruments are generally classified as held for purposes other than trading. The Company has no significant holdings of financial instruments acquired for trading purposes. The Company has no significant holdings of derivatives.

The Company measures its sensitivity to market risk by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates and equity prices. The evaluation is made using instantaneous changes in interest rates and equity prices on a static balance sheet to determine the effect such changes would have on the Company’s market value at risk and the resulting pre-tax effect on Shareholders’ Equity. The changes chosen reflect the Company’s view of adverse changes which are reasonably possible over a one-year period. The selection of the changes chosen should not be construed as the Company’s prediction of future market events, but rather an illustration of the impact of such events.

For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates for Investments in Fixed Maturities, Preferred Stock Equity Securities and Consumer Finance Receivables from their levels at December 31, 2003 and 2002, respectively, and an adverse and instantaneous decrease of 100 basis points in market interest rates for Investment Certificates and Savings Accounts and Senior Notes Payable from their levels at December 31, 2003 and 2002. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard & Poor’s Stock Index (the “S&P 500”) from its level at December 31, 2003 and 2002, with all other variables held constant. The Company’s Investments in Common Stock Equity Securities were correlated with the S&P 500 using the portfolio’s weighted-average beta of 0.33 and 0.40 at December 31, 2003 and 2002, respectively. The portfolio’s weighted-average beta was calculated using each security’s beta for the five-year periods ended December 31, 2003 and 2002, respectively, and weighted on the fair value of such securities at December 31, 2003 and 2002, respectively. Beta measures a stock’s relative volatility in relation to the rest of the stock market with the S&P 500 having a beta coefficient of 1.00.

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2003 using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
[Dollars in Millions]	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
December 31, 2003
ASSETS
Investments in Fixed Maturities	$3,634.7	$(225.5)	$—	$(225.5)
Investments in Equity Securities	1,287.6	(5.9)	(39.6)	(45.5)
Consumer Finance Receivables	906.7	(12.0)	—	(12.0)
LIABILITIES
Investment Certificates and Savings Accounts	$918.9	$18.1	$—	$18.1
Senior Notes Payable	519.4	10.2	—	10.2

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2002 using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
[Dollars in Millions]	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
December 31, 2002
ASSETS
Investments in Fixed Maturities	$3,023.0	$(119.1)	$—	$(119.1)
Investments in Equity Securities	1,394.3	(4.1)	(51.7)	(55.8)
Consumer Finance Receivables	829.9	(10.9)	—	(10.9)
LIABILITIES
Investment Certificates and Savings Accounts	$864.7	$15.2	$—	$15.2
Senior Notes Payable	315.0	12.2	—	12.2

The market risk sensitivity analysis assumes that the composition of the Company’s interest rate sensitive assets and liabilities, including but not limited to future contractual cash flows and credit quality, and equity price sensitive assets existing at the beginning of the period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the time to maturity. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

changes in market rates. Also, any future correlation, either in the near term or the long term, between the Company’s common stock equity securities portfolio and the S&P 500 may differ from the historical correlation as represented by the weighted-average historical beta of the common stock equity securities portfolio. Accordingly, the market risk sensitivity analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market rates on the Company’s income or Shareholders’ Equity. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates or equity prices.

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

Qualitative Information About Market Risk

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument and is inherent to all financial instruments. SEC disclosure rules focus on only one element of market risk—price risk. Price risk relates to changes in the level of prices due to changes in interest rates, equity prices, foreign exchange rates or other factors that relate to market volatility of the rate, index, or price underlying the financial instrument. The Company’s primary market risk exposures are to changes in interest rates and certain exposures to changes in equity prices.

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

At December 31, 2003 and December 31, 2002, $854.8 million and $962.5 million of the Company’s Investments in Equity Securities, which exclude the Company’s Investments in Investees, was concentrated in the common and preferred stock of Northrop. Northrop stated in its 2002 Annual Report on Form 10-K that it “provides technologically advanced innovative products, services and solutions in defense and commercial electronics, information technology, systems integration, space technology, mission systems and nuclear and non-nuclear shipbuilding and systems.” Additionally, Northrop stated that it “is subject to the usual vagaries of the market-place, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix.” At December 31, 2003 and December 31, 2002, respectively, the Company’s Investments in Equity Securities included $82.2 million and $97.0 million of Baker Hughes common stock. Baker Hughes stated in its 2001 Annual Report on Form 10-K that it “is engaged in the oil field services industry,” and in addition, it “manufactures and markets a broad range of continuous and batch centrifuges and specialty filters.” Accordingly, the Company’s Investments in Equity Securities is sensitive to the nature of Northrop and Baker Hughes’ industry segments.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management’s Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative Disclosures About Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) and letter to shareholders contain forward-looking statements, which usually include words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and similar expressions. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, those described in this Management’s Discussion and Analysis of Results of Operations and Financial Condition, the Consolidated Financial Statements (including notes thereto), changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), changes in the financial condition of reinsurers and amounts recoverable therefrom, changes in industry trends, regulatory approval of insurance premium rates, policy forms, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), adverse judgments in litigation to which the Company or its subsidiaries are parties, changes in ratings by credit rating agencies and/or A. M. Best, realization of economies of scale, the successful migration of the Kemper Auto and Home business and other risks and uncertainties described from time to time in our filings with the SEC. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report.