Form 10-K, Exhibit 13
period 2003-12-31
UNITRIN INC
filed 2004-01-30
CIK 860748

Exhibit 13.3

UNITRIN, INC. & SUBSIDIARIES

2003 annual report

FINANCIAL HIGHLIGHTS

[Dollars in Millions, Except Per Share Amounts]	2003	2002	2001	2000	1999*
FOR THE YEAR
Earned Premiums	$2,457.2	$1,878.0	$1,561.2	$1,442.1	$1,367.8
Consumer Finance Revenues	195.7	171.8	159.1	141.7	123.6
Net Investment Income	231.9	221.9	236.5	220.9	201.0
Other Income	25.1	39.8	8.8	8.0	7.5
Net Realized Investment Gains (Losses)	33.9	(13.3)	568.2	140.5	113.7

Total Revenues	$2,943.8	$2,298.2	$2,533.8	$1,953.2	$1,813.6

Net Income (Loss)	$123.6	$(8.2)	$380.9	$91.0	$201.0

Net Income (Loss) Per Share	$1.83	$(0.12)	$5.64	$1.32	$2.76

Net Income (Loss) Per Share Assuming Dilution	$1.82	$(0.12)	$5.60	$1.32	$2.74

Repurchases of Unitrin Common Stock	$1.4	$9.4	$26.6	$122.3	$191.4
Dividends to Shareholders:
Cash	112.2	112.4	108.0	103.1	101.7
Spin-off of Curtiss-Wright at Fair Value	—	—	196.1	—	—

Total Capital Returned to Shareholders	$113.6	$121.8	$330.7	$225.4	$293.1

Dividends to Shareholders (PER SHARE):
Cash	$1.66	$1.66	$1.60	$1.50	$1.40
Spin-off of Curtiss-Wright at Fair Value	—	—	2.91	—	—
AT YEAR END
Investments	$5,782.9	$5,303.8	$5,127.5	$4,233.5	$4,096.8
Total Assets	8,536.8	7,705.6	7,133.7	6,165.8	5,934.8
Insurance Reserves	3,691.4	3,191.4	2,857.6	2,642.8	2,618.1
Senior Notes Payable	495.7	297.1	—	—	—
Notes Payable under Revolving Credit Agreement and Other Debt Instruments	—	80.0	254.8	180.0	116.8
Shareholders’ Equity	1,818.9	1,802.4	1,916.8	1,701.2	1,717.0
Book Value Per Share	$26.84	$26.66	$28.38	$25.15	$24.19
Fair Value Per Share of Investments in Investees in Excess of Carrying Value	2.16	0.11	0.08	6.00	2.90

Adjusted Book Value Per Share	$29.00	$26.77	$28.46	$31.15	$27.09

Shares of Unitrin Common Stock Outstanding (IN MILLIONS OF SHARES)	67.8	67.6	67.5	67.6	71.0
Number of Associates Employed	8,796	8,739	7,664	7,425	7,787

*	Stated retroactively as if a 2-for-1 stock split paid in the form of a dividend distribution on March 26, 1999, occurred prior to the period presented.

1