Form 10-K, Exhibit 13
period 2003-12-31
UNITRIN INC
filed 2004-01-30
CIK 860748

Exhibit 13.4

The Letter to Shareholders filed hereto is incorporated by reference into, and forms a part of, the Registrant’s Management Discussion and Analysis under Part II, Item 7 to the Registrant’s 2003 Annual Report on Form 10-K.

LETTER TO SHAREHOLDERS

Your Company recorded net income of $123.6 million or $1.83 per share for the year ended December 31, 2003. This was a substantial improvement compared to the net loss of $8.2 million recorded in 2002. Operating results improved significantly in our property and casualty insurance businesses. We are particularly pleased that the development of our prior year loss reserves had little effect on 2003’s consolidated results. Our Consumer Finance business posted record earnings. Our Life and Health Insurance segment posted lower results due largely to the low interest rate environment and our decision to redeploy capital in our property and casualty insurance businesses.

OPERATING RESULTS

Our Multi Lines Insurance segment posted a pre-tax operating profit of $24.5 million and a combined ratio of 101.8% in 2003, Multi Lines Insurance’s first operating profit since 1999.

We had previously announced our intention to explore strategic alternatives with the commercial lines portion of our Multi Lines Insurance segment. We have completed that process and determined that the best course of action is to remain in the commercial lines business. We have substantially rewritten our commercial lines block of business, non-renewing those classes of business where we do not believe that we could achieve an adequate return. The results of the commercial lines rewrite project have been encouraging—the underwriting loss before considering investment income posted by our commercial lines unit narrowed from $93.7 million in 2002 to $10.1 million in 2003. Our commercial lines earned premiums, not surprisingly, shrunk from $308.4 million in 2002 to $250.8 million in 2003 despite the significant rate increases taken on our remaining commercial lines business. Our challenge now is to regain the confidence of our loyal independent agents. We will meet that challenge by continuing to improve our personal lines automation and, equally important, providing those agents with state of the art commercial lines automation.

Unitrin’s Specialty Lines Insurance business recorded record pre-tax operating profit of $38.9 million and a combined ratio of 95.5% in 2003, a substantial improvement over the slight loss recorded in 2002. Earned premiums in this business surpassed the $500 million mark for the first time in 2003 as significant rate increases improved the bottom line. The process of consolidating our two specialty lines businesses—Financial Indemnity and Charter Indemnity—is largely complete. Our challenge for 2004 is to grow the number of our Specialty Lines Insurance policies in force while maintaining the same level of profitability.

As you know, we completed the acquisition of Kemper’s personal lines business in June 2002. We report that business as our Kemper Auto and Home segment. The acquisition was structured as a “renewal rights” transaction in which the business came onto Unitrin’s books as existing policies were renewed and new policies were written. By structuring the transaction in this manner we took on no responsibility for existing reserve adequacy. We did not have all the licenses necessary to write the Kemper business on Unitrin policies at the acquisition date and negotiated the purchase agreement to allow Unitrin to use Kemper’s policies for a period of up to four years while we obtained the required state licenses. Unfortunately, Kemper’s financial condition deteriorated rapidly after the acquisition. We needed to quickly make the operating system changes, obtain the licenses and file the proper rates and forms to move this block of business onto Unitrin policies. We are pleased to report that most of this effort has been accomplished and that approximately 70% of the Kemper business was either written on Unitrin policies or had renewal notices to move the business to Unitrin policies sent out at the end of 2003. That percentage should increase to approximately 80% at the end of the first quarter of 2004 at which point our concern over Kemper’s financial condition decreases significantly. As we expected, the operating losses in our Kemper Auto and Home segment narrowed during each quarter of 2003. With the challenges of the transition from Kemper largely behind us, the goal for 2004 is to achieve an adequate return on the capital we have now invested in this business.

The pre-tax operating loss recorded by our Unitrin Direct segment narrowed from $35.1 million in 2002 to $19.4 million in 2003. The Kemper acquisition brought with it a similar direct business that used the same operating system as Unitrin Direct, which allowed us to rapidly integrate the two direct operations into one business unit that is called Unitrin Direct. The addition of the Kemper premium moved Unitrin Direct forward several years towards its goal of achieving the critical mass necessary to produce an operating profit. Unitrin Direct’s combined ratio improved substantially during 2003 declining from 133.6% for the fourth quarter of 2002 down to 110.0% for the fourth quarter of 2003. We expect Unitrin Direct to come close to achieving an operating profit in 2004.

Our Life and Health Insurance segment operating profits, while still a healthy $68.9 million, fell for the second consecutive year as investment income continued to decrease. The vast majority of this business is centered on a more traditional whole life insurance product that depends on investment income to meet its return objectives. The low interest rate environment has had an impact on this business. We also further reduced the amount of capital retained in our Life and Health Insurance group and redeployed it in our property and casualty insurance operations, reducing net investment income in the Life and Health Insurance segment. We would be remiss if we did not mention the fine performance turned in by our Reserve National health insurance unit that reported record profits in 2003 as part of our Life and Health Insurance segment.

Lower interest rates have the opposite effect on our Consumer Finance business—Fireside Bank. As an FDIC insured institution, Fireside funds its operations largely through certificates of deposit that have recently been issued at historically lower interest rates. Our Consumer Finance segment posted a record pre-tax operating profit of $41.1 million in 2003 due to the favorable interest rate environment and the growth in loans outstanding. However, Fireside’s provision for loan losses (bad debt expense) and delinquency both increased during the second half of 2003. Our challenge for 2004 is to reduce delinquency and the amount of loans charged off.

INVESTMENT RESULTS

We continue to strive to manage our investment portfolio prudently, balancing the risk associated with our concentrated equity holdings in Northrop Grumman, UNOVA and Baker Hughes with a conservative fixed income portfolio comprised primarily of high grade corporate and municipal bonds, agencies and treasuries. The yield on our fixed income portfolio continued to decline in 2003 as the proceeds from securities that matured or were called were reinvested at lower rates. A relatively large portion of our investment portfolio is in short-term investments, positioning us well to take advantage of any future rising interest rate environment.

The market value of our equity holdings increased by $264 million before-tax during 2003 after taking into account securities that were sold or purchased. In particular, the value of our common stock investment in UNOVA nearly tripled increasing from $76 million at the end of 2002 to $290 million at the end of 2003. We are particularly pleased with the return on our investment in UNOVA because we helped to recapitalize the company in 2001 by lending UNOVA $31.5 million as part of a $75 million term loan package. UNOVA repaid us in full in 2003. Unfortunately, our investment in UNOVA is the only investment that we own that is not marked to market through shareholders equity. The fair value of our investment in UNOVA exceeded the carrying value by $226 million at the end of 2003.

We sold a portion of our sizable equity investment in Northrop Grumman for the first time in late 2003 and continued to sell in early 2004. Through January 28, 2004 we had sold a total of approximately 1.2 million out of the 7.7 million shares of Northrop common that we owned, generating pre-tax proceeds of $112 million. We have in no way lost confidence in the management of Northrop. Indeed, we still hold a combination of Northrop common stock, preferred stock and bonds with a market value of over $900 million. Our sales were made to reduce the risk of our asset concentration in Northrop and to improve the strength of our balance sheet. We may continue to sell down our Northrop holdings depending on future market prices and other capital needs.

CAPITAL STRUCTURE

We completed the capitalization of our Property and Casualty group in 2003 largely through dividending cash and other assets from our life and health insurance subsidiaries and redeploying those assets in our property and casualty insurance subsidiaries. We believe that our property and casualty insurance subsidiaries are now sufficiently capitalized to support future premium growth and to pay dividends to the Unitrin parent company out of future earnings.

In October 2003, we utilized the remaining portion of our shelf registration statement and issued our $200 million 4.875% Senior Notes due 2010. We used the proceeds from this offering to pay down short-term borrowings and for the Unitrin parent company to purchase a portion of our Northrop holdings from one of our subsidiaries. We do not anticipate substantial changes to our capital structure in 2004. The ratio of debt to total capitalization was a modest 21.4% at the end of 2003 – that ratio falls to 20.1% if the market value of our holdings in UNOVA are taken into consideration.

We believe that we have sufficient resources to maintain the payment of dividends to our shareholders at the present level. Operating company results are expected to largely cover future dividend payments. In addition to the receipt of dividends from our operating companies, other sources of liquidity include borrowings under our presently undrawn $360 million revolving credit agreement and possible monetization of an additional portion of our Northrop common stock holdings.

We are pleased to take the opportunity in this report to highlight some of the many ways our nearly 9,000 associates give back to the communities in which we serve.

Donald G. Southwell

President and Chief Operating Officer

Richard C. Vie

Chairman and Chief Executive Officer

January 29, 2004