Form 10-K, Exhibit 13
period 2004-12-31
UNITRIN INC
filed 2005-02-03
CIK 860748

Exhibit 13.1

Management Report on Internal Control

We, as management of Unitrin, Inc. and its subsidiaries (“Unitrin”), are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Management has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2004 based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that Unitrin’s internal control over financial reporting is effective as of December 31, 2004.

The registered independent public accounting firm of Deloitte & Touche LLP, as auditors of Unitrin’s consolidated financial statements, has issued an attestation report on management’s assessment of Unitrin’s internal control over financial reporting.

/s/ Richard C. Vie	/s/ Eric J. Draut
Richard C. Vie Chairman of the Board and Chief Executive Officer	Eric J. Draut Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF UNITRIN, INC.

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004. We also have audited management’s assessment, included in the accompanying Management Report on Internal Control, that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2003.

Deloitte & Touche LLP

Chicago, Illinois

February 2, 2005

UNITRIN, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2004	2003
ASSETS
Investments:
Fixed Maturities at Fair Value (Amortized Cost: 2004–$3,994.0; 2003–$3,531.6)	$4,132.4	$3,634.7
Northrop Grumman Preferred Stock at Fair Value (Cost: 2004–$177.5; 2003–$177.5)	234.3	220.9
Northrop Grumman Common Stock at Fair Value (Cost: 2004–$341.5; 2003–$572.2)	430.3	633.9
Other Equity Securities at Fair Value (Cost: 2004–$323.7; 2003–$342.7)	423.4	432.8
Investee (UNOVA) at Cost Plus Cumulative Undistributed Earnings (Fair Value: 2004–$320.1; 2003–$ 290.5)	71.9	64.7
Short-term Investments at Cost which Approximates Fair Value	356.7	495.5
Other	358.5	300.4

Total Investments	6,007.5	5,782.9

Cash	82.1	65.7
Consumer Finance Receivables at Cost (Fair Value: 2004–$979.2; 2003–$906.7)	971.5	904.8
Other Receivables	819.0	899.4
Deferred Policy Acquisition Costs	422.0	400.2
Goodwill	344.7	344.7
Other Assets	143.5	139.1

Total Assets	$8,790.3	$8,536.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance Reserves:
Life and Health	$2,333.3	$2,265.1
Property and Casualty	1,510.7	1,426.3

Total Insurance Reserves	3,844.0	3,691.4

Certificates of Deposits and Savings Accounts at Cost (Fair Value: 2004–$921.9; 2003–$918.9)	922.4	915.2
Unearned Premiums	807.6	794.7
Accrued and Deferred Income Taxes	250.7	382.0
Notes Payable at Amortized Cost (Fair Value: 2004–$516.6; 2003–$519.4)	502.8	495.7
Accrued Expenses and Other Liabilities	424.1	438.9

Total Liabilities	6,751.6	6,717.9

Shareholders’ Equity:
Common Stock, $0.10 Par Value Per Share, 100 Million Shares authorized, 68,828,658 and 67,778,023 Shares Issued and Outstanding at December 31, 2004 and 2003	6.9	6.8
Paid-in Capital	621.4	537.8
Retained Earnings	1,160.8	1,079.8
Accumulated Other Comprehensive Income	249.6	194.5

Total Shareholders’ Equity	2,038.7	1,818.9

Total Liabilities and Shareholders’ Equity	$8,790.3	$8,536.8

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002
REVENUES
Earned Premiums	$2,485.2	$2,457.2	$1,878.0
Consumer Finance Revenues	202.8	195.7	171.8
Net Investment Income	261.2	231.9	221.9
Other Income	13.1	25.1	39.8
Net Realized Investment Gains (Losses)	78.5	33.9	(13.3)

Total Revenues	3,040.8	2,943.8	2,298.2

EXPENSES
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	1,668.2	1,740.9	1,432.3
Insurance Expenses	824.0	844.1	730.7
Consumer Finance Expenses	155.7	154.6	132.9
Interest and Other Expenses	57.4	45.3	26.9

Total Expenses	2,705.3	2,784.9	2,322.8

Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investee	335.5	158.9	(24.6)
Income Tax Expense (Benefit)	98.9	34.1	(18.3)

Income (Loss) before Equity in Net Income (Loss) of Investee	236.6	124.8	(6.3)
Equity in Net Income (Loss) of Investee	3.6	(1.2)	(1.9)

NET INCOME (LOSS)	$240.2	$123.6	$(8.2)

NET INCOME (LOSS) PER SHARE	$3.51	$1.83	$(0.12)

NET INCOME (LOSS) PER SHARE ASSUMING DILUTION	$3.48	$1.82	$(0.12)

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS	2004	2003	2002
OPERATING ACTIVITIES

Net Income (Loss)	$240.2	$123.6	$(8.2)
Adjustments to Reconcile Net Income to
Net Cash Provided by Operations:
Policy Acquisition Costs Deferred	(343.6)	(351.0)	(289.7)
Amortization of Deferred Policy Acquisition Costs	323.6	335.0	237.3
Equity in Net (Income) Loss of Investee before Taxes	(5.5)	1.9	3.0
Amortization of Investments	12.6	11.4	8.3
Provision for Loan Losses	45.8	54.4	39.1
(Increase) Decrease in Other Receivables	80.5	56.4	(185.0)
Increase in Insurance Reserves and Unearned Premiums	160.8	269.4	583.5
Increase (Decrease) in Accrued and Deferred Income Taxes	(153.4)	34.8	(34.4)
Increase (Decrease) in Accrued Expenses and Other Liabilities	(20.4)	44.0	6.5
Net Realized Investment (Gains) Losses	(78.5)	(33.9)	13.3
Other, Net	36.1	39.6	22.2

Net Cash Provided by Operating Activities	298.2	585.6	395.9

INVESTING ACTIVITIES

Sales and Maturities of Fixed Maturities	884.4	1,346.4	1,345.6
Purchases of Fixed Maturities	(1,354.2)	(1,987.3)	(1,349.8)
Sales of Northrop Common Stock	273.9	96.5	—
Sales of Other Equity Securities	138.3	95.7	15.8
Purchases of Other Equity Securities	(87.0)	(36.4)	(114.5)
Repayments of Consumer Finance Receivables	525.5	466.0	426.6
Acquisitions of Consumer Finance Receivables	(639.1)	(594.5)	(572.7)
Change in Short-term Investments	138.5	61.3	8.5
Acquisitions and Improvements of Investment Real Estate	(29.8)	(20.9)	(14.0)
Sales of Investment Real Estate	10.8	—	13.9
Change in Other Investments	(31.0)	(20.0)	(20.5)
Acquisition of Businesses, Net of Cash Acquired	(17.1)	(8.0)	(73.9)
Other, Net	(21.6)	(7.5)	(24.1)

Net Cash Used by Investing Activities	(208.4)	(608.7)	(359.1)

FINANCING ACTIVITIES

Certificates of Deposits and Savings Account Deposits	216.4	267.6	326.3
Certificates of Deposits and Savings Account Withdrawals	(209.2)	(210.1)	(216.1)
Universal Life and Annuity Receipts from Policyholders	7.9	7.9	8.5
Universal Life and Annuity Payments to Policyholders	(3.3)	(3.1)	(2.6)
Change in Liability for Funds Held for Securities on Loan	—	—	(172.5)
Notes Payable Proceeds	—	398.0	934.8
Notes Payable Payments	(0.1)	(280.0)	(812.8)
Cash Dividends Paid	(113.5)	(112.2)	(112.4)
Common Stock Repurchases	—	(1.4)	(9.4)
Exercise of Stock Options	28.4	5.2	8.4

Net Cash Provided (Used) by Financing Activities	(73.4)	71.9	(47.8)

Increase (Decrease) in Cash	16.4	48.8	(11.0)
Cash, Beginning of Year	65.7	16.9	27.9

Cash, End of Year	$82.1	$65.7	$16.9

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

UNITRIN, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNT	NUMBER OF SHARES	COMMON STOCK	PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL SHAREHOLDERS’ EQUITY
BALANCE, DECEMBER 31, 2001	67.5	$6.7	$488.8	$1,231.0	$190.3	$1,916.8
Net Loss	—	—	—	(8.2)	—	(8.2)
Other Comprehensive Income (note 13)	—	—	—	—	6.0	6.0

Total Comprehensive Loss						(2.2)

Dividends to Shareholders: Cash ($ 1.66 per share)	—	—	—	(112.4)	—	(112.4)
Repurchases of Common Stock	(0.3)	—	(2.2)	(7.2)	—	(9.4)
Exercise of Stock Options,
Net of Shares Exchanged (note 11)	0.4	0.1	26.3	(16.8)	—	9.6

BALANCE, DECEMBER 31, 2002	67.6	$6.8	$512.9	$1,086.4	$196.3	$1,802.4
Net Income	—	—	—	123.6	—	123.6
Other Comprehensive Loss (note 13)	—	—	—	—	(1.8)	(1.8)

Total Comprehensive Income						121.8

Dividends to Shareholders: Cash ($ 1.66 per share)	—	—	—	(112.2)	—	(112.2)
Repurchases of Common Stock	(0.1)	—	(0.5)	(0.9)	—	(1.4)
Stock-based Compensation Cost (notes 1, 2 and 11)	—	—	2.8	—	—	2.8
Exercise of Stock Options,
Net of Shares Exchanged (note 11)	0.3	—	22.6	(17.1)	—	5.5

BALANCE, DECEMBER 31, 2003	67.8	$6.8	$537.8	$1,079.8	$194.5	$1,818.9
Net Income	—	—	—	240.2	—	240.2
Other Comprehensive Income (note 13)	—	—	—	—	55.1	55.1

Total Comprehensive Income						295.3

Dividends to Shareholders: Cash ($ 1.66 per share)	—	—	—	(113.5)	—	(113.5)
Stock-based Compensation Cost (notes 1, 2 and 11)	—	—	8.5	—	—	8.5
Exercise of Stock Options,
Net of Shares Exchanged (note 11)	1.0	0.1	76.8	(45.7)	—	31.2
Other	—	—	(1.7)	—	—	(1.7)

BALANCE, DECEMBER 31, 2004	68.8	$6.9	$621.4	$1,160.8	$249.6	$2,038.7

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

Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, prospectively to all awards granted, modified or settled on or after January 1, 2003.

The effects on Net Income (Loss), Net Income (Loss) Per Share and Net Income (Loss) Per Share Assuming Dilution for the years ended December 31, 2004, 2003 and 2002 if the fair value based method had been applied to all awards since the effective date of SFAS No. 123 were:

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002
Net Income (Loss) as Reported	$240.2	$123.6	$(8.2)
Add: Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Related Tax Effects	5.5	1.8	0.2
Deduct: Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards, Net of Related Tax Effects	(6.5)	(4.2)	(6.2)

Pro Forma Net Income (Loss)	$239.2	$121.2	$(14.2)

Net Income (Loss) Per Share:
Basic—As Reported	$3.51	$1.83	$(0.12)

Basic—Pro Forma	$3.50	$1.79	$(0.21)

Diluted—As Reported	$3.48	$1.82	$(0.12)

Diluted—Pro Forma	$3.47	$1.79	$(0.21)

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

The fair values of Investments in Fixed Maturities, Investments in Equity Securities and Senior Notes Payable are estimated using quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The fair values of the Company’s Investment in Investee and Investments in Northrop Grumman Corporation (“Northrop”) Preferred Stock and Northrop Common Stock are based upon quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Certificates of Deposits and Savings Accounts have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments and certain other assets and other liabilities because of their short-term nature.

The actual value at which such financial instruments could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of years. Accordingly, the Company’s actual ultimate net charge-off could materially differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, the timing of charge-offs and recoveries, the value of collateral and changes in the overall credit quality of the loan portfolio.

The process of estimating and establishing reserves for losses and loss adjustment expenses for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, mold, construction defect and other emerging and/or long-tailed exposures, which may not be discovered or reported until years after the insurance policy period has ended. Management considers a variety of factors, including, but not limited to, past claims experience, current claim trends and relevant legal, economic and social conditions, in estimating

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES [CONTINUED]

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

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

Investments Other Than Investee

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders’ Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments primarily include loans to policyholders, real estate, investments in certain limited liability investment companies accounted for under the equity method of accounting, and mortgage loans and are generally carried at cost, or in the case of certain investments in limited liability investment companies, at cost plus cumulative undistributed earnings, or unpaid principal balance. Gains and losses on sales of investments and losses arising from other than temporary declines in fair value are computed on the specific identification method and are recorded in the Consolidated Statement of Income in the period in which either the sale occurred or the decline was determined to be other than temporary.

Investment in Investee

Investment in Investee is accounted for under the equity method of accounting in the accompanying financial statements. The Company’s voting percentage and share of earnings or losses of an investee is determined using the most recent and sufficiently timely publicly-available audited financial statements, subsequent unaudited interim reports and other publicly-available information which generally results in a three-month-delay basis.

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

Consumer Finance Receivables

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western and midwestern states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses. Unearned discount arises when the loan amount includes unearned precomputed interest. The Reserve for Loan Losses is maintained at a level which considers such factors as actual and expected loan loss experience and economic conditions to provide for estimated loan losses.

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

The Company accounts for the present value of the future profits embedded in insurance in force acquired (“VIF”) based upon actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $4.1 million, $3.7 million, $3.3 million, $3.0 million and $2.7 million in each of the next five years.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Goodwill

The Company accounts for Goodwill pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangibles. Accordingly, Goodwill is not amortized, but rather is tested annually for recoverability. The Company tests Goodwill in the first quarter of its fiscal year. During the first quarters of 2004, 2003 and 2002, the Company tested Goodwill for recoverability and determined that Goodwill was recoverable.

Insurance Reserves

Reserves for losses and loss adjustment expenses (“LAE”) on property and casualty coverage represent the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of investigating and settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns and current economic trends, with any change in the probable ultimate liabilities being recorded in the Consolidated Statement of Income in the period of change. Such changes in estimates may be material.

For traditional life insurance products, the reserves for future policy benefits are estimated on the net level premium method based on rates for expected mortality, lapse rates and interest rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions reflect the Company’s historical experience and industry standards. Interest rate assumptions principally range from 3.0 percent to 7.0 percent. Lapse rate assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

Recognition of Earned Premiums and Related Expenses

Property and casualty insurance and health insurance premiums are recognized and earned ratably over the periods to which the premiums relate. Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses include provisions for future policy benefits under life insurance contracts and provisions for reported claims, estimates for claims incurred but not reported and loss adjustment expenses.

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

Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company’s Consumer Finance operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $4.3 million, $5.6 million and $7.2 million in 2004, 2003 and 2002, respectively.

Consumer Finance Expenses include Interest Expense on Certificates of Deposits and Savings Accounts, Provisions for Loan Losses and General and Administrative Expenses. Interest Expense on Certificates of Deposits and Savings Accounts is recorded using the effective yield method.

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

Stock-based Compensation

At December 31, 2004, the Company had four stock-based compensation plans, which are more fully described in Note 11 to the Consolidated Financial Statements—Stock Option Plans. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, prospectively to all awards granted, modified or settled on or after January 1, 2003. For awards granted, modified or settled prior to January 1, 2003, the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25 , Accounting for Stock Issued to Employees, and related Interpretations.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Accounting Changes

In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP FAS 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Modernization Act”), to employers that sponsor postretirement health care plans which provide prescription drug benefits and supersedes FSP FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP FAS 106-2 is effective for the first interim or annual period beginning after June 15, 2004. The Company adopted FSP FAS 106-2 effective July 1, 2004 and determined that prescription benefits under its postretirement health plan were actuarially equivalent to the proposed Medicare Part D plan and, therefore, the Company’s postretirement health plan qualifies for the employer subsidy under the Modernization Act. The Company determined that the effect of the enactment of the Modernization Act was not a significant event pursuant to paragraph 73 of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Accordingly, the effects of the Modernization Act are incorporated in the next measurement date, December 31, 2004 in the case of the Company, of the plan assets and obligations as otherwise required by SFAS No. 106, following the effective date of FSP FAS 106-2. The adoption of FSP FAS 106-2 resulted in a reduction of the Company’s Accumulated Benefit Obligation for its Postretirement Health Plan and a related actuarial gain of $6.3 million at December 31, 2004, which will be amortized pursuant to the provisions of SFAS No. 106. The Company estimates that annual postretirement health plan expense will decrease by $1.0 million before-tax as a result of the adoption of FSP FAS 106-2.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies’ footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. SFAS No. 123(R) is effective for periods beginning after June 15, 2005. Early application of SFAS No. 123(R) is encouraged, but not required.

The Company has not yet determined the date or method of adoption. If the Company were to adopt SFAS No. 123(R) on July 1, 2005 using the modified prospective method, the Company estimates that total stock-based compensation expense, net of related tax effects, will increase by $0.1 million for the year ending December 31, 2005. If the Company elects to adopt SFAS No. 123(R) using the modified retrospective method, it is permitted to either retroactively restate only the 2005 interim periods or restate all prior periods. If the Company elects to restate prior periods using the modified retrospective method, Net Income for the years ended December 31, 2004 and 2003 would be restated and would decrease by $1.0 million and $2.4 million, respectively, and Net Loss for the year ended December 31, 2002 would increase by $6.0 million.

On January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial application of SFAS No. 143 did not have an impact on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The initial adoption of FIN 46 did not have an impact on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. On July 1, 2002, the Company adopted the provisions of SFAS No. 146 prospectively. The initial adoption of SFAS No. 146 did not have an impact on the Company’s consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. SFAS No. 147 provides guidance on the accounting

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Accounting Changes [continued]

for the acquisition of a financial institution, and applies to all acquisitions of financial institutions except those between two or more mutual enterprises and is effective October 1, 2002. Pursuant to the provisions of SFAS No. 147, the specialized accounting guidance specified in paragraph 5 of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, does not apply after September 30, 2002. The initial adoption of SFAS No. 147 did not have an impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The initial adoption of FIN 45 did not have an impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123 as amended by SFAS No. 148 prospectively to all awards granted, modified or settled on or after January 1, 2003. For the year ended December 31, 2003, the Company recognized compensation expense of $2.8 million before-tax due to the adoption of SFAS No. 123, as amended by SFAS No. 148.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial adoption of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

NOTE 3. ACQUISITIONS OF BUSINESSES

On June 28, 2002, the Company acquired the personal lines property and casualty insurance business of the Kemper Insurance Companies (“KIC”) in a cash transaction. Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by Kemper Auto and Home (“KAH”) prior to the closing, while Trinity Universal Insurance Company (“Trinity”), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by the Kemper Auto and Home segment after the closing and is liable for losses and expenses incurred thereon. The purchase price was $42.3 million (the “Determinable Purchase Price Component”), plus 1% of premiums written over a three-year period beginning January 1, 2003 (the “Variable Purchase Price Component”). Due to the nature of the Variable Purchase Price Component, at the acquisition date the Company could not reasonably determine the contingent consideration that would be paid. Pursuant to the provisions of SFAS No. 141, Business Combinations, the Variable Purchase Price Component was not recorded as a cost of the acquisition until such determination was reasonably made. As further consideration under the agreements, KIC was eligible for performance bonuses if the business met certain loss ratio criteria over the same three years. Such performance bonuses were subject to expense as incurred under the provisions of SFAS No. 141.

In connection with the acquisition, the Company also acquired the stock of KIC’s direct distribution personal lines subsidiaries (“Kemper Direct”), which sold personal automobile insurance to consumers over the Internet. Pursuant to the provisions of the stock acquisition agreement between the Company and KIC, KIC agreed to indemnify the Company for 90% of any adverse loss and loss adjustment expense reserve development for policy losses incurred by Kemper Direct prior to the acquisition date, while KIC was entitled to 90% of any favorable development on such policy losses.

On August 20, 2004, the Company and KIC agreed to settle and extinguish certain liabilities and obligations arising under the acquisition including, but not limited to, the Variable Purchase Price Component and the performance bonus (the “KIC Settlement”). On August 31, 2004, the Company paid to KIC $13.0 million to settle the Variable Purchase Price Component covering the period of July 1, 2004 to December 31, 2005, $18.4 million to settle the performance bonus for all years in the three-year period ending December 31, 2005, and $5.0 million for premium taxes and certain other accrued costs. At the same time, KIC paid to the Company $3.6 million to settle its obligation to reimburse the Company for the cost of administering certain business of KIC which was excluded from the acquisition and $0.9 million to settle KIC’s obligation under the loss indemnification described above.

During the third quarter of 2004, the Company recorded a consolidated charge of $14.9 million before-tax in connection with the KIC Settlement due primarily to the performance bonus, partially offset by certain service fee adjustments. The Variable Purchase Price Component paid in connection with the KIC Settlement was capitalized and is recorded in Other Assets. The performance bonus paid in connection with the KIC Settlement

NOTE 3. ACQUISITIONS OF BUSINESSES [CONTINUED]

was recorded in expense for the year ended December 31, 2004. For management reporting purposes, the Company has not allocated such expense to the Kemper Auto and Home segment, and, accordingly, such expense is included in Other Expense, Net in Note 18 to the Consolidated Financial Statements–Business Segments. The net impact of the KIC Settlement included in the Kemper Auto and Home segment for year ended December 31, 2004 was income of $3.5 million before-tax. Prior to the KIC Settlement, the Company had paid to KIC and capitalized $11.9 million for the Variable Purchase Price Component covering the period January 1, 2003 through June 30, 2004. Also, the loss ratio criteria had not been met and, accordingly, a performance bonus had not been recorded in the Company’s Consolidated Financial Statements.

At the acquisition date, Unitrin’s property and casualty insurance subsidiaries were not licensed in all the states where the KAH business is written nor were certain computer and data processing modifications completed to allow for the migration of the KAH business to the Company’s property and casualty insurance subsidiaries. Accordingly, to facilitate the transition of such business to Unitrin’s property and casualty insurance subsidiaries, KIC and Trinity entered into a quota share reinsurance agreement whereby Trinity reinsured, on a 100% indemnity basis, substantially all of the KAH business written or renewed by KIC after the acquisition date. KIC’s financial condition deteriorated rapidly after the acquisition and, accordingly, Unitrin accelerated its transition of the business directly to its property and casualty insurance subsidiaries. In addition, on January 8, 2003, the reinsurance agreement was amended to provide, in the event of KIC’s insolvency, for Trinity to make claim payments directly to insureds and insured claimants under the reinsured policies. On June 6, 2003, the reinsurance agreement was further amended and restated to allow certain of Trinity’s affiliated insurance companies to elect to assume on an assumption reinsurance basis (an “assumption”) some or all of the business in the event that it appears receivership proceedings for KIC are imminent or if KIC is in fact placed into receivership.

Unitrin’s property and casualty insurance subsidiaries have obtained all necessary licenses and have completed all necessary computer and data processing modifications. The transition of the business directly to Unitrin’s property and casualty insurance companies is complete.

On December 31, 2002, Unitrin completed the acquisition of two insurance companies, General Security Insurance Company and General Security Property and Casualty Company (the “SCOR Companies”), from SCOR Reinsurance Company in a cash transaction for a total purchase price of approximately $31.8 million. The results of the SCOR Companies are included in Unitrin’s results from the date of the acquisition. The seller is responsible for liabilities of the SCOR Companies incurred prior to the acquisition. Accordingly, in connection with the sale the seller entered into a reinsurance agreement with the SCOR Companies whereby the seller reinsured all of the business written by the seller using the SCOR Companies. At December 31, 2002, the Company completed a preliminary allocation of the purchase price to the net assets acquired and allocated the entire cost in excess of the fair value of the tangible assets acquired to the fair value of the state insurance licenses acquired. During the first quarter of 2003, the Company received a final closing balance sheet and determined the extent to which the SCOR Companies were relieved of their legal obligations to policyholders under the reinsurance agreement. The allocation of the purchase price to the net assets acquired was adjusted to reflect such obligations to policyholders as liabilities of the SCOR Companies, with an offsetting and corresponding receivable from the seller reflected in Other Receivables, and to reflect other changes in the purchase price resulting from changes in other assets and liabilities as reflected in the final closing balance sheet. During 2003, the Company finalized certain tax elections and allocations related to the acquisition. Accordingly, the preliminary purchase price allocation was also adjusted during 2003 to account for such tax elections and allocations.

NOTE 4. INVESTMENTS OTHER THAN INVESTEE

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2004 were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	AMORTIZED COST	GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,392.7	$15.0	$(18.2)	$1,389.5
States, Municipalities and Political Subdivisions	1,311.0	55.3	(2.2)	1,364.1
Corporate Securities:
Bonds and Notes	1,281.7	89.7	(1.3)	1,370.1
Redemptive Preferred Stocks	8.6	0.1	—	8.7

Investments in Fixed Maturities	$3,994.0	$160.1	$(21.7)	$4,132.4

NOTE 4. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2003 were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	AMORTIZED COST	GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,653.5	$20.5	$(30.4)	$1,643.6
States, Municipalities and Political Subdivisions	933.0	37.2	(2.5)	967.7
Corporate Securities:
Bonds and Notes	924.6	79.4	(1.5)	1,002.5
Redemptive Preferred Stocks	20.5	0.4	—	20.9

Investments in Fixed Maturities	$3,531.6	$137.5	$(34.4)	$3,634.7

The expected maturities of the Company’s Investments in Fixed Maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2004 by contractual maturity were:

DOLLARS IN MILLIONS	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$165.7	$167.2
Due after One Year to Five Years	541.2	551.9
Due after Five Years to Fifteen Years	694.2	730.0
Due after Fifteen Years	2,484.9	2,572.7
Asset-Backed Securities Not Due at a Single Maturity Date	108.0	110.6

Investments in Fixed Maturities	$3,994.0	$4,132.4

At December 31, 2004, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$56.8	$—	$234.3

Northrop Common Stock	$341.5	$88.8	$—	$430.3

Other Equity Securities:
Preferred Stocks	$81.6	$10.4	$(0.5)	$91.5
Common Stocks	242.1	94.5	(4.7)	331.9

Total Other Equity Securities	$323.7	$104.9	$(5.2)	$423.4

At December 31, 2003, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$43.4	$—	$220.9

Northrop Common Stock	$572.2	$61.7	$—	$633.9

Other Equity Securities:
Preferred Stocks	$83.0	$6.0	$(0.3)	$88.7
Common Stocks	259.7	87.4	(3.0)	344.1

Total Other Equity Securities	$342.7	$93.4	$(3.3)	$432.8

NOTE 4. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

An aging of unrealized losses on the Company’s investments in fixed maturities and other equity securities at December 31, 2004 is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$630.8	$(6.3)	$371.2	$(11.9)	$1,002.0	$(18.2)
States, Municipalities and Political Subdivisions	87.0	(1.0)	46.1	(1.2)	133.1	(2.2)
Corporate Securities	91.8	(0.8)	26.5	(0.5)	118.3	(1.3)

Total Fixed Maturities	809.6	(8.1)	443.8	(13.6)	1,253.4	(21.7)

Other Equity Securities:
Preferred Stocks	14.9	(0.5)	—	—	14.9	(0.5)
Common Stocks	44.5	(4.6)	2.4	(0.1)	46.9	(4.7)

Total Other Equity Securities	59.4	(5.1)	2.4	(0.1)	61.8	(5.2)

Total	$869.0	$(13.2)	$446.2	$(13.7)	$1,315.2	$(26.9)

An aging of unrealized losses on the Company’s investments in fixed maturities and other equity securities at December 31, 2003 is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$709.0	$(30.3)	$2.0	$(0.1)	$711.0	$(30.4)
States, Municipalities and Political Subdivisions	89.0	(2.5)	1.6	—	90.6	(2.5)
Corporate Securities	40.6	(1.2)	8.3	(0.3)	48.9	(1.5)

Total Fixed Maturities	838.6	(34.0)	11.9	(0.4)	850.5	(34.4)

Other Equity Securities:
Preferred Stock	7.6	(0.2)	4.1	(0.1)	11.7	(0.3)
Common Stock	12.4	(1.1)	31.5	(1.9)	43.9	(3.0)

Total Other Equity Securities	20.0	(1.3)	35.6	(2.0)	55.6	(3.3)

Total	$858.6	$(35.3)	$47.5	$(2.4)	$906.1	$(37.7)

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company’s intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above fixed maturities, the Company has concluded that the declines in the fair values of the Company’s investments in fixed maturities at December 31, 2004 are temporary.

For substantially all equity securities with an unrealized loss that has continued for more than 12 months, such unrealized loss was less than 10% of the Company’s carrying value of each equity security. The Company considers various factors when considering if a decline in the fair value of an equity security is other than temporary including, but not limited to:

a)	the length of time and magnitude of the unrealized loss;

b)	the volatility of the investment;

c)	analyst recommendations and price targets;

d)	opinions of the Company’s external investment managers;

e)	market liquidity; and

f)	the Company’s intentions to sell or ability to hold the investments.

Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company’s investments in equity securities at December 31, 2004 are temporary.

NOTE 4. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

Some of the Company’s subsidiaries are parties to securities lending agreements whereby unrelated parties, primarily large brokerage firms, borrow securities from the subsidiaries’ accounts. Borrowers of these securities must deposit cash collateral with the subsidiaries equal to 102% of the fair value of the securities loaned. The subsidiaries continue to receive the interest on loaned securities as beneficial owners, and accordingly, the loaned securities continue to be reported in Fixed Maturities when on loan. The amount of collateral received is invested in short-term securities, and is reported in the financial statements as Short-term Investments with a corresponding Liability for Funds Held for Securities on Loan included in Accrued Expenses and Other Liabilities during the period of the loan. No securities were on loan at December 31, 2004 and 2003.

NOTE 5. INVESTMENT IN INVESTEE

The Company’s investment in the common stock of UNOVA, Inc. (“UNOVA”) is accounted for under the equity method of accounting and reported as Investment in Investee in the Company’s Consolidated Balance Sheets. The carrying value, fair value and approximate voting percentage, based on the most recent publicly-available data, for the Company’s Investment in Investee at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
Carrying Value	$71.9	$64.7
Fair Value	$320.1	$290.5
Approximate Voting Percentage	20.8%	21.3%

The Company’s equity in the reported net assets of UNOVA exceeded its carrying value of its investment in UNOVA by approximately $24.2 million at December 31, 2004, due primarily to an adjustment recorded prior to the periods presented to reduce the carrying value of the Company’s investment to its then estimated realizable value as discussed below.

Equity in Net Income (Loss) of Investee was income of $3.6 million, a loss of $1.2 million and a loss of $1.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Prior to the periods presented in the Consolidated Financial Statements, the Company determined that a decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, the Company reduced the carrying value of its investment in UNOVA to its then current estimated realizable value and allocated the reduction to the Company’s proportionate share of UNOVA’s non-current assets. Accordingly, the Company’s reported equity in the net income of UNOVA differs from the Company’s proportionate share of UNOVA’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. The fair value of the Company’s investment in UNOVA subsequently recovered such that the fair value exceeded the carrying value of the Company’s investment in UNOVA by $248.2 million and $225.8 million at December 31, 2004 and 2003, respectively. In accordance with applicable accounting standards, such excess is not recorded in the Consolidated Financial Statements.

Three of Unitrin’s subsidiaries participated in a financing agreement whereby the subsidiaries and other unrelated parties became participants in a $75 million three-year term loan agreement with UNOVA. Under the agreement, the subsidiaries initially, in July 2001, provided $31.5 million in funding to UNOVA. During 2003, UNOVA paid the remaining unpaid principal balance of $6.8 million to Unitrin’s subsidiaries. During 2002, UNOVA paid $23.9 million to Unitrin’s subsidiaries.

Two of Unitrin’s subsidiaries own a portion of UNOVA’s outstanding publicly-traded notes maturing in March 2005 with a total par value of $5.0 million. Unitrin’s subsidiaries’ investments in UNOVA’s publicly-traded notes are included in Investments in Fixed Maturities at December 31, 2004 and 2003.

NOTE 6. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western and midwestern states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses.

The components of Consumer Finance Receivables at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
Sales Contracts and Loans Receivables	$1,074.6	$1,016.0
Unearned Discounts and Deferred Fees	(46.5)	(59.4)
Reserve for Loan Losses	(56.6)	(51.8)

Consumer Finance Receivables	$971.5	$904.8

NOTE 6. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS [CONTINUED]

An aging of Consumer Finance Receivables at December 31, 2004 and 2003 is presented below:

	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES
DOLLARS IN MILLIONS	DEC. 31, 2004		DEC. 31, 2003
Current	$675.3	65.7%	$621.1	64.9%
Past Due:
Less than 30 Days	243.8	23.7	233.2	24.4
30 Days to 59 Days	73.4	7.1	69.5	7.3
60 Days to 89 Days	25.1	2.5	23.9	2.5
90 Days and Greater	10.5	1.0	8.9	0.9

Gross Consumer Finance Receivables	1,028.1	100.0%	956.6	100.0%
Reserve for Loan Losses	(56.6)		(51.8)

Consumer Finance Receivables	$971.5		$904.8

Activity in the Reserve for Loan Losses for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Reserve for Loan Losses—Beginning of Year	$51.8	$45.1	$35.0
Provision for Loan Losses	45.8	54.4	39.1
Net Charge-off:
Consumer Finance Receivables Charged-off	(77.9)	(74.7)	(62.3)
Consumer Finance Receivables Recovered	36.9	27.0	33.3

Net Charge-off	(41.0)	(47.7)	(29.0)

Reserve for Loan Losses—End of Year	$56.6	$51.8	$45.1

Certificates of Deposits and Savings Accounts and their related interest rates at December 31, 2004 and 2003 were:

	2004			2003
DOLLARS IN MILLIONS	WEIGHTED AVERAGE INTEREST RATE	RANGE OF INTEREST RATES	AMOUNT	WEIGHTED AVERAGE INTEREST RATE	RANGE OF INTEREST RATES	AMOUNT
Certificates of Deposits	3.52%	0.15–7.60%	$922.4	3.53%	0.05–7.60%	$899.1
Savings Accounts	—	—	—	0.05	0.05–0.05	16.1

Total	3.52%	0.15–7.60%	$922.4	3.47%	0.05–7.60%	$915.2

Certificates of Deposits are generally fixed in maturity. The contractual maturities of Certificates of Deposits at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
Due in One Year or Less	$334.8	$392.2
Due after One Year to Three Years	283.6	204.6
Due after Three Years to Five Years	277.6	255.1
Due after Five Years	26.4	47.2

Total Certificates of Deposits	$922.4	$899.1

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Property and Casualty Insurance Reserves,
Net of Reinsurance and Indemnification—Beginning of Year	$1,101.0	$883.4	$639.8
Acquired	—	—	27.6
Incurred Losses and LAE related to:
Current Year	1,351.0	1,388.4	1,002.4
Prior Years	(39.0)	2.8	82.3

Total Incurred Losses and LAE	1,312.0	1,391.2	1,084.7

Paid Losses and LAE related to:
Current Year	726.0	772.0	527.2
Prior Years	405.2	401.6	341.5

Total Paid Losses and LAE	1,131.2	1,173.6	868.7

Property and Casualty Insurance Reserves,
Net of Reinsurance and Indemnification—End of Year	$1,281.8	$1,101.0	$883.4

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

In 2004, the Company reduced its property and casualty insurance reserves by $39.0 million to record favorable development of losses and LAE from prior accident years. The reserve reductions were primarily due to favorable development of the 2003 accident year in most product lines.

In 2002, the Company increased its property and casualty insurance reserves by $82.3 million to record adverse development of losses from prior accident years. The reserve increases reflected developing loss trends primarily related to construction defect, mold, automobile liability and product liability loss exposures in its commercial lines of business as well as personal automobile liability.

The Company cannot predict whether or not losses and LAE will develop favorably or unfavorably from the amounts recorded in the Company’s consolidated financial statements. However, the Company believes that such development will not have a material effect on the Company’s consolidated financial position, but could have a material effect on the Company’s consolidated financial results for a given period.

        Reinsurance Recoverables were $228.9 million, $275.3 million and $41.5 million at December 31, 2004, 2003 and 2002, respectively. On December 31, 2002, the Company purchased the SCOR Companies from SCOR Reinsurance Company (see Note 3 to the Consolidated Financial Statements—Acquisitions of Businesses). At December 31, 2004 and 2003, Reinsurance Recoverables included $180.9 million and $234.4 million, respectively, from General Security National Insurance Company (“GSNIC”), a subsidiary of SCOR Reinsurance Company. Under the agreement governing the acquisition of the SCOR Companies, SCOR Reinsurance Company and/or GSNIC are responsible for all liabilities of the SCOR Companies incurred prior to the acquisition. Accordingly, in connection with the sale, GSNIC entered into a reinsurance agreement with the SCOR Companies whereby GSNIC reinsured all of the business written by the seller using the SCOR Companies. To the extent the SCOR Companies are not fully relieved of their legal obligations to policyholders under the reinsurance agreement, Unitrin reflects an obligation to policyholders as a liability of the SCOR Companies, with an offsetting and corresponding reinsurance receivable from GSNIC. The ceding of the SCOR Companies’ insurance liabilities does not discharge the primary liability of the SCOR Companies; therefore, the SCOR Companies remain contingently liable should GSNIC not be financially able to meet the obligations. Pursuant to the reinsurance agreement, should GSNIC become unauthorized in any jurisdiction where authorization or licensure by governmental authorities is required in order for the SCOR Companies to take full credit on their statutory financial statements for reinsurance ceded to GSNIC, or should GSNIC be notified that it is required to file a risk-based capital (“RBC”) plan as a result of its RBC falling below required levels, certain remedies are available to the Company. In either case, the reinsurance agreement requires GSNIC to collateralize its outstanding reinsured obligation. These remedies would be subject to applicable bankruptcy laws in the event GSNIC were to become insolvent.

On December 1, 2004, A.M. Best Co., Inc., the principal insurance company rating agency, reaffirmed the “B++” (Very Good) rating of GSNIC, assigned the rating an outlook of “stable” and removed the “under review” status of the rating. The Company believes that its reinsurance recoverable from GSNIC continues to be fully collectable at December 31, 2004.

NOTE 7. PROPERTY AND CASUALTY INSURANCE RESERVES [CONTINUED]

Under the agreement governing the 1999 acquisition of Valley Group, Inc. (“VGI”), the Company was entitled to recover 90% of unfavorable development on VGI’s pre-acquisition loss and loss adjustment expense reserves from the seller, White Mountains Insurance Group, Ltd. (“White Mountains”) (formerly Fund American Enterprise Holdings, Inc.). Recovery was subject to a maximum limit of $50 million. Such reserves experienced unfavorable development, 90% of the amount of which exceeded the maximum recovery under the agreement. Accordingly, the recoverable had been recorded at the maximum limit.

The Company delivered a final reserve report to White Mountains on March 7, 2003. White Mountains initially disputed the amount of its obligation, and, accordingly, the Company began pursuing resolution of the matter in accordance with the dispute resolution process provided in the agreement.

On June 23, 2004, Unitrin and White Mountains entered into an agreement that settled this matter for substantially all of the amount that Unitrin had previously recorded as a recoverable. On June 25, 2004, White Mountains paid the negotiated settlement amount to Unitrin. The effect of the negotiated settlement was not material to the Company’s consolidated financial statements.

NOTE 8. NOTES PAYABLE

Total debt outstanding at December 31, 2004 and 2003 was:

DOLLARS IN MILLIONS	2004	2003
Senior Notes at Amortized Cost:
5.75% Senior Notes due July 1, 2007	$298.3	$297.7
4.875% Senior Notes due November 1, 2010	198.3	198.0
Mortgage Note Payable at Amortized Cost	6.2	—

Total Debt Outstanding	$502.8	$495.7

Interest Paid, including facility fees, for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Notes Payable under Revolving Credit Agreements	$0.5	$1.9	$3.9
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.2	17.2	—
4.875% Senior Notes due November 1, 2010	9.8	—	—
Mortgage Note Payable	0.2	—	—

Total Interest Paid	$27.7	$19.1	$3.9

Interest Expense, including facility fees and accretion of discount, for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Notes Payable under Revolving Credit Agreements	$0.4	$1.9	$3.3
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.9	17.8	8.9
4.875% Senior Notes due November 1, 2010	10.0	1.7	—
Mortgage Note Payable	0.2	—	—

Total Interest Expense	$28.5	$21.4	$12.2

NOTE 8. NOTES PAYABLE [CONTINUED]

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

On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks that provides for fixed and floating rate advances for periods of up to 180 days at various interest rates. The agreement contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit agreement may be used for general corporate purposes, including repurchases of the Company’s common stock. The new revolving credit agreement replaced the Company’s former credit facility which was terminated on August 30, 2002. The Company had no outstanding advances under its unsecured revolving credit agreement at December 31, 2004 and 2003.

On June 23, 2004, the Company acquired certain investment real estate for $5.3 million in cash and the assumption of an existing mortgage note payable of $6.3 million.

NOTE 9. LEASES

The Company leases certain office space under noncancelable operating leases, with initial terms typically ranging from 1 to 10 years, along with options that permit renewals for additional periods. The Company also leases certain equipment under noncancelable operating leases, with initial terms typically ranging from 1 to 5 years. Minimum rent is expensed on a straight-line basis over the term of the lease.

Net rental expense for operating leases for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Minimum Rental Expense	$24.2	$22.8	$20.5
Contingent Rental Expense	1.3	1.0	—
Less: Sublease Rental Income	—	(0.1)	—

Net Rental Expense	$25.5	$23.7	$20.5

Future minimum lease payments under capital and operating leases at December 31, 2004 were:

DOLLARS IN MILLIONS	CAPITAL LEASES	OPERATING LEASES
2005	$0.3	$24.8
2006	0.3	21.8
2007	0.3	16.4
2008	0.3	11.6
2009	—	8.2
2010 and Thereafter	—	27.0

Total Future Payments	$1.2	$109.8

Inputed Interest for capital leases is not material.

NOTE 10. SHAREHOLDERS’ EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2004 and 2003.

On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a shareholder rights plan (the “ 1994 Rights”).

On August 4, 2004, the Company’s Board of Directors decided to extend for an additional 10 years the protections provided by the shareholder rights plan previously adopted in 1994. In order to implement the extension, the Company’s Board of Directors declared a dividend distribution of one new right for each outstanding share of Unitrin common stock to shareholders of record at the close of business on August 16, 2004 (the “2004 Rights”). The 2004 Rights replaced the 1994 Rights which had expired in accordance with their terms on August 3, 2004. The description and terms of the 2004 Rights are set forth in a rights agreement between the Company and Wachovia Bank, National Association, as rights agent.

At December 31, 2004, there are approximately 3.5 million shares of the Company’s outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company’s Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company has repurchased and retired approximately 54.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. Common Stock, Paid-in Capital and Retained Earnings have been reduced on a pro rata basis for the cost of the repurchased shares.

Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary’s net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. Three of Unitrin’s subsidiaries, Trinity, Fireside Securities Corporation (“Fireside”) and Southern States General Agency, paid dividends of $68.8 million to the Company in 2004. In 2005, the Company’s subsidiaries would be able to pay approximately $229 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2004 also includes $42.3 million representing the undistributed earnings of investee.

The Company’s insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Statutory Capital and Surplus for the Company’s Life and Health Insurance subsidiaries was approximately $270 million and was $251 million at December 31, 2004 and 2003, respectively. Statutory Capital and Surplus for the Company’s Property and Casualty Insurance subsidiaries was approximately $1,070 million and was $973 million at December 31, 2004 and 2003, respectively. Statutory Net Income for the Company’s Life and Health Insurance subsidiaries was approximately $38 million, was $2 million and was $38 million for the years ended December 31, 2004, 2003 and 2002, respectively. Statutory Net Income for the Company’s Property and Casualty Insurance subsidiaries was approximately $113 million, was $28 million and was $82 million for the years ended December 31, 2004, 2003 and 2002, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company’s Consumer Finance and Parent Company operations.

NOTE 11. STOCK OPTION PLANS

The Company’s shareholders have approved four stock option plans:

1) Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the “1995 Director Plan”);

2) Unitrin, Inc. 2002 Stock Option Plan (the “2002 Option Plan”);

3) 1997 Stock Option Plan (the “1997 Option Plan”); and

4) 1990 Stock Option Plan (the “1990 Option Plan”).

Options outstanding and options available for future grant under the Company’s equity compensation plans at December 31, 2004 were:

	OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS AVAILABLE FOR FUTURE GRANT
1995 Director Plan	148,382	$34.87	208,000
2002 Option Plan	1,855,456	37.76	2,926,000
1997 Option Plan	2,623,758	38.56	330,024
1990 Option Plan	674,584	38.50	—

Total Equity Compensation Plans Approved by Shareholders	5,302,180	38.17	3,464,024

Total Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total Equity Compensation Plans	5,302,180	$38.17	3,464,024

NOTE 11. STOCK OPTION PLANS [CONTINUED]

Under the 1995 Director Plan, directors of the Company who are not employees and who first became non-employee directors after November 1, 1993 and each director who has retired as an employee of the Company will be granted an initial option to purchase 4,000 shares of the Company’s common stock. Thereafter, on the date of each of the Company’s annual meetings of shareholders, each such eligible director automatically receives annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the 1995 Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire 10 years from the date of grant.

Under the 2002 Option Plan, 1997 Option Plan and 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executive and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates (“participants”). The Compensation Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 2002 Option Plan, the 1997 Option Plan or the 1990 Option Plan. The Compensation Committee or its authorized designee, has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are non-transferable and are exercisable in installments. Prior to 2003, only non-qualified stock options had been granted under the 2002 Option Plan, the 1997 Option Plan and the 1990 Option Plan. Beginning in 2003, the Company granted non-qualified stock options coupled with tandem stock appreciation rights (“Tandem SARs”). A Tandem SAR permits the holder to exercise either the underlying Option or the Tandem SAR, but not both. All Tandem SARs are settled in Unitrin common stock upon exercise.

To encourage stock ownership, the Company’s four stock option plans include provisions to automatically grant restorative, or reload stock options (“Restorative Options”) to replace shares of previously-owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Unitrin common stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, prospectively to all awards granted, modified or settled on or after January 1, 2003. The Company recognized compensation expense of $8.5 million before-tax in 2004 and $2.8 million before-tax in 2003 under SFAS No. 123, as amended.

During 2002, the term of options for 51,282 common shares was extended. The market value of the Company’s common stock exceeded the exercise price of the options on the date of modification. Accordingly, the Company recorded compensation expense of $0.3 million for the year ended December 31, 2002 as a result of the modification.

The following table summarizes information about stock options outstanding at December 31, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING AT YEAR END	WEIGHTED- AVERAGE REMAINING LIFE	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT YEAR END	WEIGHTED- AVERAGE EXERCISE PRICE
$19.9481 – $ 24.9350	56,974	2.0	$23.3856	51,974	$23.2687
24.9351 – 29.9220	598,974	8.0	25.4067	130,724	25.5384
29.9221 – 34.9090	1,229,784	5.0	33.2171	1,206,534	33.2263
34.9091 – 39.8960	448,410	4.9	38.3393	420,410	38.2853
39.8961 – 44.8830	2,741,177	6.7	42.7190	1,631,887	42.2067
44.8831 – 49.8700	226,861	4.6	47.1732	—	—

The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows:

1)	The expected dividend yield used was between 4.64% and 4.66% for 2004, 4.24% and 4.65% for 2003 and 4.09% for 2002;

2)	The weighted-average expected volatility used was between 20.0% and 25.3% for 2004, between 20.8% and 26.0% for 2003 and between 18.5% and 26.0% for 2002;

3)	The weighted-average risk free interest rate used was the average yield on zero coupon U.S. Government securities with a maturity comparable to the expected life of each option; and

4)	The expected lives of the options ranged between 1 to 7 years for all grants, except grants under the 1995 Director Plan.

In the case of the 1995 Director Plan, a life of 8 years was used in 2004, 2003 and 2002.

NOTE 11. STOCK OPTION PLANS [CONTINUED]

A summary of the status of the Company’s four stock option plans as of and for the years ended December 31, 2004, 2003 and 2002, and stock option activity for the years then ended is presented below:

	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS EXERCISABLE AT YEAR END	ESTIMATED WEIGHTED- AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING THE YEAR
Outstanding at December 31, 2001	4,992,861	$33.54	2,878,323
Granted	1,414,057	41.22		$6.62
Exercised	(853,393)	32.42
Forfeited	(187,147)	33.28

Outstanding at December 31, 2002	5,366,378	$35.74	3,917,061
Granted	1,609,430	29.18		$3.66
Exercised	(875,861)	30.60
Forfeited	(380,459)	35.65

Outstanding at December 31, 2003	5,719,488	$34.69	3,666,927
Granted	2,072,876	43.44		$4.92
Exercised	(2,401,139)	34.48
Forfeited	(89,045)	37.05

Outstanding at December 31, 2004	5,302,180	$38.17	3,441,529

Options granted for the year ended December 31, 2004 were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2004:
With Tandem SARs	817,000	172,860	989,860
Without Tandem SARs	32,000	1,051,016	1,083,016

Total Options Granted in 2004	849,000	1,223,876	2,072,876

Options granted for the year ended December 31, 2003 were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2003:
With Tandem SARs	991,500	115,002	1,106,502
Without Tandem SARs	32,000	470,928	502,928

Total Options Granted in 2003	1,023,500	585,930	1,609,430

Options granted for the year ended December 31, 2002 were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2002:
With Tandem SARs	—	—	—
Without Tandem SARs	1,024,000	390,057	1,414,057

Total Options Granted in 2002	1,024,000	390,057	1,414,057

NOTE 12. NET INCOME (LOSS) PER SHARE

Net Income (Loss) Per Share and Net Income (Loss) Per Share Assuming Dilution for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002
Net Income (Loss)	$240.2	$123.6	$(8.2)
Dilutive Effect on Net Income (Loss) from Investee’s Equivalent Shares	(0.1)	—	—

Net Income (Loss) Assuming Dilution	$240.1	$123.6	$(8.2)

Weighted-Average Common Shares Outstanding	68.4	67.6	67.7
Dilutive Effect of Unitrin Stock Option Plans	0.5	0.1	—

Weighted-Average Common Shares and Equivalent Shares Outstanding Assuming Dilution	68.9	67.7	67.7

Net Income (Loss) Per Share	$3.51	$1.83	$(0.12)

Net Income (Loss) Per Share Assuming Dilution	$3.48	$1.82	$(0.12)

Options to purchase 0.4 million common shares were excluded from the computation of Weighted-Average Equivalent Shares in 2002 because the effect of inclusion would be anti-dilutive.

Options outstanding at December 31, 2004, 2003 and 2002 to purchase 0.2 million, 2.0 million and 4.6 million common shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2004, 2003 and 2002, respectively, because the exercise price exceeded the average market price.

NOTE 13. OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Gross Unrealized Holding Gains (Losses) Arising During Year from:
Fixed Maturities	$36.4	$(21.9)	$78.9
Northrop Preferred Stock	13.4	2.0	(1.2)
Northrop Common Stock	70.3	(13.2)	(29.1)
Other Equity Securities	41.9	60.7	(61.6)
Other	(0.5)	4.9	1.4

Gross Unrealized Holding Gains (Losses) Arising During Year	161.5	32.5	(11.6)
Income Tax Benefit (Expense)	(56.5)	(11.3)	4.1

Unrealized Holding Gains (Losses) Arising During Year, Net	105.0	21.2	(7.5)

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income:
Fixed Maturities	(1.1)	(10.3)	6.2
Northrop Common Stock	(43.2)	(7.2)	—
Other Equity Securities	(32.3)	(17.9)	14.6

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income	(76.6)	(35.4)	20.8
Income Tax Expense (Benefit)	26.7	12.4	(7.3)

Reclassification Adjustment for (Gains) Losses Realized in Net Income, Net	(49.9)	(23.0)	13.5

Other Comprehensive Income (Loss)	$55.1	$(1.8)	$6.0

Investment in Investee is accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investment in Investee is excluded from the determination of Total Comprehensive Income (Loss) and Other Comprehensive Income (Loss).

NOTE 14. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Investment Income:
Interest and Dividends on Fixed Maturities	$196.9	$171.1	$159.0
Dividends on Northrop Preferred Stock	12.4	12.4	12.8
Dividends on Northrop Common Stock	8.7	12.3	12.3
Dividends on Other Equity Securities	12.7	12.3	13.0
Short-term	5.2	5.0	9.0
Real Estate	24.8	24.3	21.7
Other	20.0	13.0	11.3

Total Investment Income	280.7	250.4	239.1
Investment Expenses:
Real Estate	18.3	17.2	15.8
Other	1.2	1.3	1.4

Total Investment Expenses	19.5	18.5	17.2

Net Investment Income	$261.2	$231.9	$221.9

The components of Net Realized Investment Gains (Losses) for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Fixed Maturities:
Gains on Dispositions	$1.8	$13.6	$5.5
Losses on Dispositions	(0.6)	(0.7)	(1.3)
Losses from Write-downs	(0.1)	(2.5)	(10.9)
Northrop Common Stock:
Gains on Dispositions	43.2	7.2	—
Other Equity Securities:
Gains on Dispositions	39.0	38.6	2.7
Losses on Dispositions	(0.9)	(2.5)	(0.7)
Losses from Write-downs	(5.8)	(18.0)	(16.5)
Other Investments:
Gains on Dispositions	2.3	0.3	8.4
Losses on Dispositions	(0.4)	(0.3)	(0.5)
Losses from Write-downs	—	(1.8)	—

Net Realized Investment Gains (Losses)	$78.5	$33.9	$(13.3)

NOTE 14. INCOME FROM INVESTMENTS [CONTINUED]

Net Realized Investment Gains (Losses) for the year ended December 31, 2004 includes pre-tax gains of $43.2 million from sales of a portion of the Company’s investment in Northrop common stock, pre-tax gains of $27.0 million resulting from sales of a portion of the Company’s investment in Baker Hughes, Inc. (“Baker Hughes”) common stock, and pre-tax gains of $3.9 million from sales of a portion of the Company’s investment in Hartford Financial Services Group, Inc. (“Hartford”) common stock. The fair values of the Company’s remaining investments in Northrop’s common stock, Baker Hughes’ common stock and Hartford’s common stock were $430.3 million, $48.4 million and $20.6 million, respectively, at December 31, 2004. The other gains and losses from sales of equity securities included in Net Realized Investment Gains (Losses) were due to sales of investments in 32 different issuers.

Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes Gains on Dispositions of Fixed Maturities of $13.6 million, including recoveries from sales on fixed maturities written down in prior years. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes pre-tax gains of $12.0 million resulting from the sale of the Company’s investment in ITT Industries, Inc. common stock, pre-tax gains of $7.2 million from sales of a portion of the Company’s investment in Northrop common stock, pre-tax gains of $6.6 million from sales of the Company’s investment in Insurance Services Office, Inc. common stock, pre-tax gains of $5.7 million from sales of a portion of the Company’s investment in Hartford common stock, and pre-tax gains of $4.4 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock. The other gains and losses from sales of equity securities included in Net Realized Investment Gains (Losses) were due to sales of investments in 54 different issuers. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes a pre-tax loss of $1.8 million to write down investment real estate.

Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes a pre-tax gain of $8.1 million due to the sale of certain investment real estate and pre-tax gains of $1.5 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock.

NOTE 15. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Commissions	$447.0	$452.5	$405.8
General Expenses	347.0	357.6	332.0
Taxes, Licenses and Fees	50.0	50.0	45.3

Total Costs Incurred	844.0	860.1	783.1

Policy Acquisition Costs:
Deferred	(343.6)	(351.0)	(289.7)
Amortized	323.6	335.0	237.3

Net Policy Acquisition Costs Deferred	(20.0)	(16.0)	(52.4)

Insurance Expenses	$824.0	$844.1	$730.7

Policy Acquisition Costs Deferred for the year ended December 31, 2003 increased by $61.3 million, compared to the same period in 2002, due primarily to premium volume from the Kemper Auto and Home segment. Policy Acquisition Costs Amortized for the year ended December 31, 2003 increased by $97.7 million, compared to the same period in 2002, due primarily to premium volume from the Kemper Auto and Home segment.

NOTE 16. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company’s Net Deferred Tax Liability at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
Deferred Tax Assets:
Insurance Reserves	$68.5	$43.1
Unearned Premium Reserves	53.7	53.3
Tax Capitalization of Policy Acquisition Costs	66.0	63.5
Reserve for Loan Losses	23.6	21.8
Payroll and Employee Benefit Accruals	18.0	13.6
Postretirement Benefits Other Than Pensions	26.9	27.7
Other	25.3	23.1

Total Deferred Tax Assets	282.0	246.1

Deferred Tax Liabilities:
Deferred Policy Acquisition Costs	148.1	140.4
Fixed Maturities	51.7	40.8
Northrop Preferred Stock	79.9	71.1
Northrop Common Stock	146.5	215.7
Other Equity Securities	36.6	45.0
Investee (UNOVA)	21.3	20.0
Pension	3.5	12.2
Other	29.3	25.4

Total Deferred Tax Liability	516.9	570.6

Net Deferred Tax Liability	234.9	324.5
Current Tax Liability	15.8	57.5

Accrued and Deferred Income Taxes	$250.7	$382.0

A deferred tax asset valuation allowance was not required as of December 31, 2004 and 2003. Income taxes paid were $254.2 million and $12.2 million in 2004 and 2002, respectively. Income taxes recovered were $1.4 million in 2003.

The Company has not provided Federal income taxes on approximately $192 million of income earned prior to 1984 by certain of the Company’s life insurance subsidiaries. Under tax laws applicable to years 2004 and prior, such income would not be subject to Federal income taxes under certain circumstances. Federal income taxes could have been incurred on such income if it was distributed to shareholders or if other limitations were not met. The American Jobs Creation Act of 2004 (“AJCA”) has effectively suspended the taxation of this income for years 2005 and 2006. Furthermore, to the extent qualifying distributions can be made out of the affected life insurance subsidiaries, the Company can eliminate any or all of this income that would possibly be subject to tax in years after 2006. The Company is in process of evaluating these AJCA provisions. The evaluation is expected to be substantially complete by the end of 2005.

NOTE 16. INCOME TAXES [CONTINUED]

Comprehensive Income Tax Expense (Benefit) included in the Consolidated Financial Statements for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Income Tax Expense (Benefit)	$98.9	$34.1	$(18.3)
Equity in Net Income (Loss) of Investee	2.0	(0.7)	(1.1)
Equity in Other Comprehensive Income of Investee	0.6	0.6	0.9
Unrealized Appreciation on Securities	29.2	(1.7)	2.4
Tax Effects from Exercise of Stock Options included in Paid-in Capital	(6.7)	(1.5)	(2.2)
Other Tax Effects included in Paid-in Capital	(0.9)	—	—

Comprehensive Income Tax Expense (Benefit)	$123.1	$30.8	$(18.3)

The components of Income Tax Expense (Benefit) for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Current Tax Expense (Benefit)	$219.4	$65.5	$(9.6)
Deferred Tax Expense (Benefit)	(120.5)	(31.4)	(8.7)

Income Tax Expense (Benefit)	$98.9	$34.1	$(18.3)

A reconciliation of income taxes calculated using the Statutory Federal Income Tax rate to the Company’s reported Income Tax Expense (Benefit) for the years ended December 31, 2004, 2003 and 2002 is as follows:

DOLLARS IN MILLIONS	2004	2003	2002
Income Tax Expense (Benefit) at Statutory Federal Rate	$117.4	$55.6	$(8.4)
Tax Exempt Income and Dividends Received Deduction Effect	(21.0)	(17.8)	(12.2)
State Income Taxes Effect	3.7	2.9	1.8
Other, Net	(1.2)	(6.6)	0.5

Income Tax Expense (Benefit)	$98.9	$34.1	$(18.3)

For the year ended December 31, 2004, all of the Company’s subsidiaries will be eligible to file a consolidated Federal income tax return with the Company. For the years ended December 31, 2003 and 2002, the Company filed a consolidated Federal income tax return with all of its subsidiaries except for The Reliable Life Insurance Company and its subsidiaries, and NationalCare Insurance Company and its subsidiaries.

During 2004, an income tax benefit of $0.9 million was recorded for Federal income tax adjustments related to the tax year that ended on December 31, 2000. During 2004, the statute of limitations expired for the tax year that ended on December 31, 2000. The statute of limitations is open for all other subsequent years.

While the Internal Revenue Service (the “IRS”) recently completed its fieldwork related to its examination of the Company’s 2001 and 2002 tax years, there can be no assurance that the IRS will not perform additional fieldwork until the examination is finalized or the statutes of limitations expire. The Company believes that it is adequately accrued for any possible adjustments that may result from the finalization of these examinations and, accordingly, expects the resolution of these examinations will not have a material adverse effect on the Company’s financial position or results of operation. However, the ultimate resolution of these tax years could result in a tax benefit to the Company, the effects of which could be material to the Company’s results for a given period.

During 2003, an income tax benefit of $6.5 million was recorded for Federal income tax adjustments primarily related to tax years ending on or before December 31, 1999. During 2003, the Company either reached agreement with the IRS or the statute of limitations expired for all tax years ending on or before December 31, 1999.

During 2004, Fireside, a subsidiary of Unitrin, received and paid a final assessment from the California Franchise Tax Board regarding its California franchise tax returns for 1998, 1999 and 2000. The impact of this assessment was not material to the Company’s consolidated financial statements.

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors two defined benefit pension plans (the “Pension Plans”) covering most of its employees. Certain participation in one of the Pension Plans requires or required employee contributions of 3 percent of pay, as defined, per year. Benefits for the contributory plan are based on compensation during plan participation and the number of years of participation. Benefits for the non-contributory plan are based on years of service and final average pay, as defined. The Company funds the Pension Plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Company sponsors several postretirement benefit plans (the “Other Postretirement Plans”) that provide medical and life insurance benefits to approximately 1,000 retired and 1,200 active employees. The Company is self-insured and the plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant’s attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually.

Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the years ended December 31, 2004 and 2003 were:

	PENSION BENEFITS		POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
DOLLARS IN MILLIONS	2004	2003	2004	2003
Fair Value of Plan Assets at Beginning of Year	$288.7	$277.5	$—	$—
Actual Return on Plan Assets	18.5	23.0	—	—
Contributions by the Company	—	—	5.3	5.4
Contributions by Plan Participants	0.7	1.0	1.0	1.1
Benefits Paid	(14.7)	(12.8)	(6.3)	(6.5)

Fair Value of Plan Assets at End of Year	293.2	288.7	—	—

Projected Benefit Obligations at Beginning of Year	313.7	290.9	55.9	61.8
Service Cost Benefits Earned During the Year	12.9	16.7	0.2	0.6
Interest Cost on Projected Benefit Obligations	17.6	17.9	3.6	3.4
Contributions by Plan Participants	0.7	1.0	1.0	1.1
Benefits Paid	(14.7)	(12.8)	(6.3)	(6.5)
Impact of Plan Change	(1.6)	—	—	—
Actuarial (Gains) Losses	(19.0)	—	(0.3)	(4.5)

Projected Benefit Obligations at End of Year	309.6	313.7	54.1	55.9

Plan Assets in (Deficit) of Projected Benefit Obligations	$(16.4)	$(25.0)	$(54.1)	$(55.9)

Plan Assets in Excess (Deficit) of Projected Benefit Obligations:
Amounts Recognized in the Balance Sheet:
Prepaid (Accrued) Benefit Cost	$9.6	$19.5	$(76.1)	$(78.5)
Amounts not Recognized in the Balance Sheet:
Unrecognized Net Actuarial Gain (Loss)	(27.4)	(44.3)	22.0	22.6
Unrecognized Prior Service Cost	1.4	(0.2)	—	—

Plan Assets in (Deficit) of Projected Benefit Obligations	$(16.4)	$(25.0)	$(54.1)	$(55.9)

Accumulated Benefit Obligations at End of Year	$278.6	$260.0	$54.1	$55.9

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The measurement dates of the assets and liabilities of all plans presented above for 2004 and 2003 were December 31, 2004 and December 31, 2003, respectively.

In 2004, the Company’s actuaries performed an analysis of the key assumptions used to estimate the Company’s Pension Benefits and Postretirement Benefits Other than Pensions liabilities and expenses. The Company’s outside actuaries conducted an experience study to analyze the current demographic qualities of the Company’s eligible participants compared to existing assumptions. The purpose of the experience study was to determine to what extent the actuarial assumptions have matched past experience and to determine the actuarial assumptions that will best estimate the future experience of the Pension Plans and Other Postretirement Plans. The key assumptions analyzed were the rate of increase in Future Compensation Levels, termination rates, retirement rates and mortality rates.

Prior to the study, the Company had a single percentage assumption for its expected Rate of Increase in Future Compensation Levels for all ages. Under the current assumptions, the Company stratifies the assumed compensation increases into bands representing a participant’s attained age. The Rate of Increase in Future Compensation Levels presented for 2004 is a weighted-average percentage calculated from the range of compensation assumptions for the Company’s two pension plans. Similar stratifications were made to its termination rate and retirement rate assumptions. Additionally, the Company moved to a common mortality table assumption for all its participants.

Effective August 1, 2004, the Company made several changes to its Pension Plans and its defined contribution benefit plans to provide common benefits across its Career Agency companies. The August 1, 2004 plan changes resulted in a reduction of the Company’s Projected Benefit Obligation and a related actuarial gain of $1.6 million, which will be amortized pursuant to the provisions of SFAS No. 87, Employers’ Accounting for Pensions. The Company estimates that the August 1, 2004 plan changes will initially decrease the 2005 pension expense by approximately $1.4 million, offset by an increase in the Company’s defined contribution benefit plan expense of $1.8 million.

During 2004, the Company determined that the Other Postretirement Plans qualify for the employer subsidy provided by the Modernization Act (see Note 2 to the Consolidated Financial Statements—Summary of Accounting Policies). The Company determined that the effect of the enactment of the Modernization Act was not a significant event pursuant to paragraph 73 of SFAS No. 106. Pursuant to FSP FAS 106-2, the effects of the Modernization Act were incorporated in the December 31, 2004 measurement of the Other Postretirement Plans’ obligation and will affect net periodic postretirement benefit cost for periods subsequent to December 31, 2004. The adoption of FSP FAS 106-2 resulted in a reduction of the Company’s Accumulated Postretirement Benefit Obligation and a related actuarial gain of $6.3 million, which will be amortized pursuant to the provisions of SFAS No. 106. The Company estimates that annual postretirement expense will decrease by $1.0 million as a result of the initial adoption of FSP FAS 106-2.

The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2004 was 10.0 percent in 2004, gradually declining to 5.0 percent in the year 2009 and remaining at that level thereafter for medical benefits and 12.0 percent in 2004, gradually declining to 5.0 percent in the year 2011 and remaining at that level thereafter for prescription drug benefits. The assumed health care cost trend rate used in measuring the Postretirement Benefit Obligation at December 31, 2003 was 9.0 percent in 2003, gradually declining to 5.0 percent in the year 2007 and remaining at that level thereafter.

A one percentage point increase in the assumed health care cost trend rate for each year would increase the Postretirement Benefit Obligation at December 31, 2004 by approximately $4.4 million and 2004 postretirement expense by $0.3 million. A one percentage point decrease in the assumed health care cost trend for each year would decrease the Postretirement Benefit Obligation at December 31, 2004 by approximately $4.0 million and 2004 postretirement expense by approximately $0.2 million.

The Other Postretirement Plans were unfunded at December 31, 2004 and 2003. Weighted-average asset allocations for the Company’s Pension Plans at December 31, 2004 and 2003, by asset category were:

ASSET CATEGORY	2004	2003
Cash and Short-term	10%	9%
U.S. Government and Government Agencies and Authorities	29	38
Corporate Bonds and Notes	21	21
Equity Securities	33	25
Other Assets	7	7

Total	100%	100%

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

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

The Pension Plans’ investment committee periodically reviews the performance of the Pension Plans’ investments and asset allocation. The Pension Plans principally use two external investment managers, one of which is Fayez Sarofim & Co., (“FS&C”) to manage its equity investments. One of Unitrin’s directors, Mr. Fayez Sarofim, is Chairman of the Board, President and the majority shareholder of FS&C, a registered investment advisory firm (see Note 21 to the Consolidated Financial Statements—Related Parties). Each manager is allowed to exercise investment discretion, subject to limitations, if any, established by the Pension Plans’ Trust Investment committee. All other investment decisions are made by the Company, subject to general guidelines as set by the Pension Plans’ Trust Investment committee.

The Company determines its Expected Long-term Rate of Return based primarily on the Company’s expectations of future returns for the Pension Plans’ investments, based on target allocations of the Pension Plans’ investments. Additionally, the Company considers historical returns on comparable fixed income investments and equity investments and adjusts its estimate as deemed appropriate.

The components of Pension Expense for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Service Cost Benefits Earned During the Year	$12.9	$16.7	$11.4
Interest Cost on Projected Benefit Obligation	17.6	17.9	16.4
Expected Return on Plan Assets	(20.5)	(17.6)	(18.9)
Net Amortization and Deferral	(0.1)	—	—

Total Pension Expense	$9.9	$17.0	$8.9

The components of Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Service Cost Benefits Earned During the Year	$0.2	$0.6	$0.6
Interest Cost on Projected Benefit Obligation	3.7	3.4	3.7
Net Amortization and Deferral	(0.9)	(1.5)	(1.8)

Total Postretirement Benefits Other than Pensions Expense	$3.0	$2.5	$2.5

The actuarial assumptions used to develop the components of both Pension Expense and Postretirement Benefits Other than Pensions Expense for the years ended December 31, 2004, 2003 and 2002 were:

	2004	2003	2002
Discount Rate	6.25%	6.25%	6.75%
Rate of Increase in Future Compensation Levels	4.07	4.00	4.00
Expected Long-term Rate of Return on Plan Assets	7.00	6.00	6.50

The actuarial assumptions used to develop the components of both Pension Projected Benefit Obligation and Postretirement Benefit Obligation at December 31, 2004 and 2003 were:

	2004	2003
Discount Rate	6.00%	6.25%
Rate of Increase in Future Compensation Levels	4.07	4.00

NOTE 17. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

Due to new actuarial assumptions, the Company’s Pension Expense for the year ended December 31, 2004 decreased by approximately $5 million and the Company’s Postretirement Benefits Other than Pensions Expense for the year ended December 31, 2004 increased approximately $0.5 million.

The Company does not expect to contribute to its Pension Plans in 2005 but expects to contribute $5.8 million to its Other Postretirement Plans in 2005.

The following benefit payments (net of participant contributions), which reflect expected future service, as appropriate, are expected to be paid:

DOLLARS IN MILLIONS	YEARS 2005	2006	2007	2008	2009	2010-2014
Pension Benefits	$13.8	$14.4	$15.1	$16.0	$17.2	$103.7

Other Postretirement Benefits:
Other Postretirement Benefits (excluding Modernization Act Subsidy)	$5.8	$5.9	$5.9	$5.8	$5.7	$26.0
Expected Modernization Act Subsidy	—	0.4	0.5	0.5	0.5	2.6

Other Postretirement Benefits	$5.8	$5.5	$5.4	$5.3	$5.2	$23.4

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions to those plans of $6.0 million, $5.0 million and $4.2 million in 2004, 2003 and 2002, respectively. Under these plans the participants have several investment alternatives, including the Company’s stock and the Dreyfus Appreciation Fund. FS&C is a sub-investment advisor of the Dreyfus Appreciation Fund. One of Unitrin’s directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and majority shareholder of FS&C (see Note 21 to the Consolidated Financial Statements—Related Parties). Participants invested $22.3 million, or 10%, of the total investments in the defined benefit contribution plans in the Company’s stock and $26.9 million, or 12%, of the total investments in the defined benefit contribution plans in the Dreyfus Appreciation Fund at December 31, 2004.

NOTE 18. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. The Company conducts its operations through six operating segments: Multi Lines Insurance, Unitrin Specialty, Kemper Auto and Home, Unitrin Direct, Life and Health Insurance and Consumer Finance.

Insurance provided by the Multi Lines Insurance segment consists of preferred and standard risk automobile, homeowners, fire, commercial liability and workers compensation and other related lines. Multi Lines Insurance products are marketed to individuals and businesses with favorable risk characteristics and loss histories and are sold by independent agents.

The Unitrin Specialty segment primarily consists of automobile insurance sold to individuals and businesses in the non-standard and specialty market through independent agents. The non-standard automobile insurance market consists of individuals and companies that have difficulty obtaining standard or preferred risk insurance, usually because of their driving records.

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

The Life and Health Insurance segment includes individual life, accident, health and hospitalization insurance. The Company’s Life and Health Insurance employee-agents also market property insurance products under common management.

The Consumer Finance segment makes consumer loans primarily for the purchase of pre-owned automobiles and offers Certificates of Deposits.

The Company’s premium and consumer finance revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2 to the Consolidated Financial Statements—Summary of Accounting Policies. Capital expenditures for long-lived assets by operating segment are immaterial. As discussed in Note 3 to the Consolidated Financial Statements—Acquisitions of Businesses, during the third quarter of 2004 the Company expensed the $18.4 million performance bonus paid to KIC in connection with the KIC Settlement. For management reporting purposes, the Company does not allocate such expense to the Kemper Auto and Home segment. Accordingly, such expense is included in Other Expense, Net for management reporting purposes. The Company does not allocate reserves from its 2002 acquisition of General Security Insurance Company and General Security Property and Casualty Company to its business segments (see Note 3 to the Consolidated Financial Statements—Acquisitions of Businesses and Note 7 to the Consolidated Financial Statements—Property and Casualty Insurance Reserves). It is also the Company’s management practice to allocate certain corporate expenses to its operating units. The Company considers the management of certain investments, including Northrop preferred and

NOTE 18. BUSINESS SEGMENTS [CONTINUED]

common stock, Baker Hughes common stock and UNOVA common stock, to be a corporate responsibility. Accordingly, the Company does not allocate dividend income from these investments to its operating segments. The Company does not allocate Net Realized Investment Gains to its operating segments. In the first quarter of 2004, the Company began allocating income taxes to its operating segments. Income taxes have also been allocated to the Company’s operating segments in 2003 and 2002 to conform to the current presentation.

Segment Assets at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
SEGMENT ASSETS
Multi Lines Insurance	$1,028.0	$1,168.7
Unitrin Specialty	667.5	584.3
Kemper Auto and Home	1,055.3	777.7
Unitrin Direct	236.0	162.7
Life and Health Insurance	3,695.9	3,501.8
Consumer Finance	1,104.2	1,079.5
Corporate and Other, Net	1,003.4	1,262.1

Total Assets	$8,790.3	$8,536.8

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Multi Lines Insurance	$69.0	$86.7	$84.9
Unitrin Specialty	72.8	77.5	69.4
Kemper Auto and Home	121.3	109.4	20.9
Unitrin Direct	6.7	3.1	1.4
Life and Health Insurance	53.8	58.3	60.7

Total Amortization	$323.6	$335.0	$237.3

NOTE 18. BUSINESS SEGMENTS [CONTINUED]

Segment Revenues for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
REVENUES
Multi Lines Insurance:
Earned Premiums	$467.8	$533.4	$584.2
Net Investment Income	38.1	34.2	31.6

Total Multi Lines Insurance	505.9	567.6	615.8

Unitrin Specialty:
Earned Premiums	486.8	512.0	452.9
Net Investment Income	18.0	15.9	14.8

Total Unitrin Specialty	504.8	527.9	467.7

Kemper Auto and Home:
Earned Premiums	674.0	600.4	114.1
Net Investment Income	27.2	16.2	2.8
Other Income	7.0	17.8	31.9

Total Kemper Auto and Home	708.2	634.4	148.8

Unitrin Direct:
Earned Premiums	188.6	149.9	73.6
Net Investment Income	6.9	3.3	0.9

Total Unitrin Direct	195.5	153.2	74.5

Life and Health Insurance:
Earned Premiums	668.0	661.5	653.2
Net Investment Income	150.0	134.9	151.6
Other Income	3.6	4.4	4.3

Total Life and Health Insurance	821.6	800.8	809.1

Consumer Finance	202.8	195.7	171.8

Total Segment Revenues	2,938.8	2,879.6	2,287.7

Unallocated Dividend Income	21.9	25.9	26.5
Net Realized Investment Gains (Losses)	78.5	33.9	(13.3)
Other	1.6	4.4	(2.7)

Total Revenues	$3,040.8	$2,943.8	$2,298.2

NOTE 18. BUSINESS SEGMENTS [CONTINUED]

Segment Operating Profit (Loss) for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
SEGMENT OPERATING PROFIT (LOSS)
Multi Lines Insurance	$61.4	$24.5	$(93.2)
Unitrin Specialty	44.8	38.9	(0.6)
Kemper Auto and Home	34.2	(33.3)	(19.0)
Unitrin Direct	(5.1)	(19.4)	(35.1)
Life and Health Insurance	97.3	68.9	87.8
Consumer Finance	47.1	41.1	38.9

Total Segment Operating Profit (Loss)	279.7	120.7	(21.2)

Unallocated Dividend Income	21.9	25.9	26.5
Net Realized Investment Gains (Losses)	78.5	33.9	(13.3)
Other Expense, Net	(44.6)	(21.6)	(16.6)

Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investee	$335.5	$158.9	$(24.6)

Segment Net Income (Loss) for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
SEGMENT NET INCOME (LOSS)
Multi Lines Insurance	$47.0	$20.7	$(56.3)
Unitrin Specialty	31.9	27.5	1.2
Kemper Auto and Home	26.7	(18.9)	(12.4)
Unitrin Direct	(1.6)	(11.3)	(23.0)
Life and Health Insurance	63.0	46.1	57.3
Consumer Finance	27.4	23.9	23.3

Total Segment Net Income (Loss)	194.4	88.0	(9.9)
Net Income (Loss) From:
Unallocated Dividend Income	19.3	22.2	22.4
Net Realized Investment Gains (Losses)	51.0	22.1	(8.6)
Other Expense, Net	(28.1)	(7.5)	(10.2)

Income (Loss) before Equity in Net Income (Loss) of Investee	236.6	124.8	(6.3)
Equity in Net Income (Loss) of Investee	3.6	(1.2)	(1.9)

Net Income (Loss)	$240.2	$123.6	$(8.2)

NOTE 18. BUSINESS SEGMENTS [CONTINUED]

Earned Premiums by product line for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
EARNED PREMIUMS
Life	$401.7	$402.3	$403.3
Accident and Health	161.3	158.9	155.6
Property and Casualty:
Personal Lines:
Automobile	1,201.4	1,194.2	759.6
Homeowners	369.4	329.8	190.0
Other Personal	45.5	35.4	13.6

Total Personal Lines	1,616.3	1,559.4	963.2
Commercial Lines:
Automobile	181.4	178.5	161.1
Property and Commercial Liability	100.5	123.4	139.7
Other Commercial	24.0	34.7	55.1

Total Commercial Lines	305.9	336.6	355.9

Total Earned Premiums	$2,485.2	$2,457.2	$1,878.0

NOTE 19. REINSURANCE

The Company’s insurance subsidiaries utilize reinsurance arrangements to limit their maximum loss, provide greater diversification of risk and to minimize exposures on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the insurance reserve liability and are included in Other Receivables in the balance sheet.

Earned Premiums assumed and ceded on long-duration policies were not material for the years ended December 31, 2004, 2003 and 2002. Certain insurance subsidiaries assume business from other insurance companies and involuntary pools. Earned Premiums assumed on short-duration policies for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Earned Premiums Assumed From:
Kemper Insurance Companies	$100.4	$525.7	$117.1
Milwaukee Insurance Company	45.8	51.0	56.1
Capitol County Mutual Fire Insurance Company	50.9	49.1	44.0
Other	11.9	9.2	12.4

Total Earned Premiums Assumed	$209.0	$635.0	$229.6

Trinity and the KIC are parties to a quota share reinsurance agreement whereby Trinity reinsures 100% of certain personal lines business issued or renewed by KIC (see Note 3 to the Consolidated Financial Statements—Acquisitions of Businesses).

Trinity and Milwaukee Insurance Company (“MIC”) are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written or assumed by MIC. MIC is owned by Mutual Insurers Holding Company (“MIHC”), which in turn is owned by MIC’s policyholders. Effective July 1, 2001, MIC and First Nonprofit Insurance Company (through its predecessor, First Nonprofit Mutual Insurance Company) (“FNP”) are parties to a quota share reinsurance agreement whereby MIC assumes 80% of the business written or assumed by FNP. Pursuant to an amendment to the MIC/FNP reinsurance agreement, which became effective January 15, 2003, FNP agrees to arrange for its parent company, First Nonprofit Mutual Holding Company (“FNMHC”), to nominate a simple majority to the FNMHC Board of Directors selected by MIC. On January 15, 2003, FNMHC elected five employees of the Company, as selected by MIC, to the FNMHC Board of Directors pursuant to the terms of the amendment. Such employees continue to serve as Directors of FNMHC at December 31, 2004. FNP is owned by FNMHC, which in turn is owned by FNP’s policyholders. Five employees of the Company also serve as directors of MIHC’s nine-member Board of Directors.

NOTE 19. REINSURANCE [CONTINUED]

Two employees of the Company also serve as directors of MIC, but together do not constitute a majority of MIC’s Board of Directors. The quota share agreements above can be terminated at any time by each of the parties to the respective agreements, subject to the notice requirements in such agreements.

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

NOTE 20. CONTINGENCIES

The Company and its subsidiaries are defendants in various lawsuits incidental to their businesses. The Company believes that there are meritorious defenses to these lawsuits and is defending them vigorously. Certain of the lawsuits are pending in jurisdictions that have a history of awarding damages, including punitive damages, that are disproportionate to the actual economic damages alleged to have been incurred. Additionally, some of these lawsuits seek class action status that, if granted, could expose the Company to potentially significant liability by virtue of the size of the purported classes. The Company believes that resolution of its pending litigation will not have a material adverse effect on the Company’s financial position. However, given the unpredictability of litigation, there can be no assurance that one or more of these lawsuits will not produce a damage award which could have a material adverse effect on the Company’s financial results for any given period.

NOTE 21. RELATED PARTIES

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

Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2004, the Company’s subsidiaries and the Company’s Pension Plans had approximately $171.7 million and $75.7 million, respectively, in assets with FS&C for investment management. During 2004, the Company’s subsidiaries and the Company’s Pension Plans paid $0.6 million in the aggregate to FS&C.

With respect to the Company’s 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified managed investment fund. FS&C provides investment management services to the Dreyfus Appreciation Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Dreyfus Appreciation Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Dreyfus Appreciation Fund’s average daily net assets. The Company does not compensate FS&C for services rendered to the Dreyfus Appreciation Fund. As of December 31, 2004, Company employees participating in the Company’s 401(k) Savings Plan had allocated approximately $26.9 million for investment in the Dreyfus Appreciation Fund, representing approximately 12% of the total amount invested in the Company’s 401(k) Savings Plan.

In January 2005, the Company’s Life and Health Insurance segment agreed to hire Intermec, a subsidiary of UNOVA, to develop the software for the next generation of the segment’s handheld computers.

The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

As described in Note 19 to the Consolidated Financial Statements—Reinsurance, the Company also has certain relationships with mutual insurance holding companies which are owned by the policyholders of their insurance subsidiaries.

NOTE 22. QUARTERLY FINANCIAL INFORMATION

	THREE MONTHS ENDED (UNAUDITED)				YEAR ENDED
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	MARCH 31,	JUNE 30,	SEPT. 30,	DEC. 31,	DEC. 31,

2004
Earned Premiums	$614.2	$617.6	$630.7	$622.7	$2,485.2
Consumer Finance Revenues	49.6	49.9	51.1	52.2	202.8
Net Investment Income	60.2	63.0	65.9	72.1	261.2
Other Income	2.8	2.6	6.3	1.4	13.1
Net Realized Investment Gains	18.5	24.0	24.7	11.3	78.5

Total Revenues	$745.3	$757.1	$778.7	$759.7	$3,040.8

Net Income	$48.0	$62.4	$56.5	$73.3	$240.2

Net Income Per Share	$0.71	$0.91	$0.82	$1.07	$3.51

Net Income Per Share Assuming Dilution(a)	$0.70	$0.91	$0.82	$1.06	$3.48

Cash Dividends Paid to Shareholders (per share):	$0.415	$0.415	$0.415	$0.415	$1.66
Common Stock Market Prices:
High	$44.95	$44.29	$44.48	$49.99	$49.99
Low	39.50	36.72	40.20	39.77	36.72
Close	42.90	42.60	41.57	45.45	45.45

2003
Earned Premiums	$581.1	$617.7	$634.3	$624.1	$2,457.2
Consumer Finance Revenues	46.6	48.4	50.1	50.6	195.7
Net Investment Income	51.7	57.2	58.3	64.7	231.9
Other Income	10.3	6.7	4.4	3.7	25.1
Net Realized Investment Gains	5.9	10.8	8.8	8.4	33.9

Total Revenues	$695.6	$740.8	$755.9	$751.5	$2,943.8

Net Income	$13.4	$22.7	$43.1	$44.4	$123.6

Net Income Per Share(a)	$0.20	$0.34	$0.64	$0.66	$1.83

Net Income Per Share Assuming Dilution	$0.20	$0.33	$0.64	$0.65	$1.82

Cash Dividends Paid to Shareholders (per share):	$0.415	$0.415	$0.415	$0.415	$1.66
Common Stock Market Prices:
High	$30.75	$27.78	$32.00	$42.50	$42.50
Low	21.50	23.01	28.31	30.20	21.50
Close	23.17	27.12	30.46	41.41	41.41

(a)	The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts may not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.