Form 10-K, Exhibit 13
period 2004-12-31
UNITRIN INC
filed 2005-02-03
CIK 860748

Exhibit 13.2

UNITRIN, INC. & SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY OF RESULTS

Net Income was $240.2 million ($3.51 per common share) for the year ended December 31, 2004, compared to $123.6 million ($1.83 per common share) for the same period in 2003. Net Income increased for the year ended December 31, 2004, due primarily to improved segment operating results in each of the Company’s business segments and higher realized investment gains as discussed throughout this Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Earned Premiums for the year ended December 31, 2004 increased by $28.0 million, compared to the same period in 2003, due primarily to a $73.6 million increase in earned premiums in the Kemper Auto and Home segment and a $38.7 million increase in earned premiums in the Unitrin Direct segment, partially offset by a $65.6 million decrease in earned premiums in the Multi Lines Insurance segment and a $25.2 million decrease in earned premiums in the Unitrin Specialty segment.

Consumer Finance Revenues increased by $7.1 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to a higher level of loans outstanding.

Net Investment Income increased by $29.3 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of investments. Other Income decreased by $12.0 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower administration fees earned to administer certain run-off business.

Net Realized Investment Gains (Losses) was $78.5 million for the year ended December 31, 2004, compared to $33.9 million for the same period in 2003. Net Realized Investment Gains (Losses) for the year ended December 31, 2004 included pre-tax gains of $82.2 million from sales of equity securities and pre-tax losses of $5.9 million to write-down certain securities. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 included pre-tax gains from sales of fixed maturities of $13.6 million, pre-tax gains of $45.8 million from sales of equity securities, and pre-tax losses of $20.5 million to write-down certain securities. The Company cannot anticipate when or if similar investment gains and losses may occur in the future.

CRITICAL ACCOUNTING ESTIMATES

The Company’s subsidiaries conduct their businesses in three industries: property and casualty insurance, life and health insurance and consumer finance. Accordingly, the Company is subject to several industry-specific accounting principles under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The process of estimation is inherently uncertain. Accordingly, actual results could ultimately differ materially from the estimated amounts reported in a company’s financial statements. Different assumptions are likely to result in different estimates of reported amounts. The Company’s critical accounting policies most sensitive to estimates include the valuation of investments, the valuation of property and casualty insurance reserves for losses and loss adjustment expenses (“LAE”), the valuation of life insurance reserves, the valuation of the reserve for loan losses, the assessment of recoverability of goodwill, and the valuation of postretirement benefit obligations.

Valuation of Investments

Except for the Company’s investment in the common stock of UNOVA, Inc. (“UNOVA”), which is accounted for under the equity method of accounting, the Company’s investments in fixed maturities, preferred stocks and common stocks are classified as available for sale and are recorded at fair value under GAAP. Fair values of these investments are estimated using quoted market prices where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or broker dealers. To estimate the value of these investments, independent pricing services and broker dealers employ various models that take into consideration such factors, among others, as the credit rating of the issuer, duration of the security, yields on comparably rated publicly-traded securities and risk-free yield curves. The actual value at which such securities could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

Except for investments accounted for under the equity method of accounting, based on the Company’s intent with respect to a particular investment at the time of investment the Company is generally required to classify its investments in fixed maturities, preferred stocks and common stocks into one of three investment categories under GAAP:

a)	Trading;

b)	Held to maturity; or

c)	Available for sale.

The classification of the investment may affect the Company’s reported results. For investments classified as trading, the Company is required to record changes in the fair values into income for the period reported. For investments in fixed maturities classified as held to maturity, the Company

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Valuation Of Investments [continued]

is required to carry the investment at amortized cost, with only the amortization occurring during the period recorded into income. Changes in the fair value of investments classified as available for sale are not recorded into income during the period, but rather are recorded as a separate component of equity until realized. Investments accounted for under the equity method of accounting are valued at cost plus cumulative undistributed earnings and not at fair value. Had the Company reported all the changes in the fair values of its investments in fixed maturities, preferred stock and common stock, including its investment in UNOVA, into income, the Company’s reported net income for the year ended December 31, 2004 would have increased by $69.6 million.

The Company regularly reviews its investments for factors that may indicate that a decline in the fair value of an investment below its cost or amortized cost is other than temporary. Some factors considered in evaluating whether or not a decline in fair value is other than temporary include:

a)	The Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value;

b)	The duration and extent to which the fair value has been less than cost; and

c)	The financial condition and prospects of the issuer.

Such reviews are inherently uncertain in that the value of the investment may not fully recover or may decline further in future periods resulting in realized losses.

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses

Property and casualty insurance reserves for losses and LAE are reported using the Company’s estimate of its ultimate liability for losses and LAE for claims that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2004, the Company had $1,510.7 million of gross loss and LAE reserves. In estimating reserves, the Company’s actuaries exercise professional judgment and must consider and, are influenced by, many variables that are difficult to quantify. Accordingly, the process of estimating and establishing reserves for losses and LAE for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, construction defect and other emerging and/or long-tailed exposures which may not be discovered or reported until years after the insurance policy period has ended.

The Company’s actuaries generally review the results of at least four different estimation methodologies, two based on paid data and two based on incurred data to initially estimate loss and LAE reserves. In some cases, the methodologies produce a cluster of estimates with a tight band of indicated possible outcomes. In other cases, however, the methodologies produce conflicting results and wider bands of indicated outcomes. However, such bands do not necessarily constitute a range of outcomes, nor does management or the Company’s actuaries calculate a range of outcomes. The Company does not perform additional analysis on the variability of its estimate of Property and Casualty Insurance Reserves. The Company believes that its historical loss and LAE reserve development recognized into income provides an understanding of the potential variability in the Company’s estimate of Property and Casualty Insurance Reserves. Loss and LAE reserve development, net of reinsurance and indemnification, recognized into net income or net loss for each of the calendar years presented below was:

		DEVELOPMENT AS A PERCENTAGE OF
DOLLARS IN MILLIONS	FAVORABLE (ADVERSE)	GROSS RESERVES AT BEGINNING OF YEAR	NET RESERVES AT BEGINNING OF YEAR
Calendar Year ended December 31,
1995	$29.6	9.8%	10.0%
1996	40.4	9.2	10.2
1997	15.9	3.5	3.8
1998	16.8	3.6	3.7
1999	12.1	2.7	2.8
2000	1.4	0.3	0.3
2001	(58.8)	(16.9)	(11.6)
2002	(82.3)	(11.8)	(12.9)
2003	(2.8)	(0.3)	(0.3)
2004	39.0	2.7	4.4

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses [continued]

The Company’s goal is to ensure total reserves for losses and LAE are adequate to cover all costs while sustaining minimal variation from the time reserves for losses and LAE are initially established until losses and LAE are fully developed. The amount of such development may be material.

Favorable development would result in an increase in net income in the year recognized, whereas adverse development would result in a decrease in net income.

Property and Casualty Insurance Reserves by business segment at December 31, 2004 and 2003 were:

DOLLARS IN MILLIONS	2004	2003
Multi Lines Insurance	$601.6	$640.2
Unitrin Specialty	270.7	236.8
Kemper Auto and Home	358.1	235.1
Unitrin Direct	93.7	74.9
Life and Health Insurance	5.7	4.9
Unallocated	180.9	234.4

Total Property and Casualty Insurance Reserves	$1,510.7	$1,426.3

The Company does not allocate reserves from its 2002 acquisition of General Security Insurance Company and General Security Property and Casualty Company to its business segments—see Note 3 to the Consolidated Financial Statements—Acquisitions of Businesses and Note 7 to the Consolidated Financial Statements—Property and Casualty Insurance Reserves.

The Multi Lines Insurance segment has exposure to construction defect losses through general liability and commercial multiperil coverages it provided to contractors. Construction defect claims arise from alleged defective work performed in the construction of buildings and the alleged resulting loss of economic value of those structures. The majority of the Multi Lines Insurance segment’s construction defect losses is concentrated in a limited number of western states, including California, and was primarily written by the Company’s Valley Insurance Company and Valley Property & Casualty Insurance Company subsidiaries (the “Valley Companies”). The Company acquired the Valley Companies in 1999, at which time the Valley Companies substantially limited their exposure to contractors on a going-forward basis in the western United States. As a result, the Company is tracking construction defect activity throughout the United States to forecast any emerging trends. There can be no assurance that such a trend will not emerge in non-western states in which the Company may have significant general liability insurance risks. The process of estimating reserves for these claims is particularly difficult due to the potentially long period of time between the loss date and the date the loss is actually reported, changes in the regulatory and legal environment and involvement of multiple plaintiffs, defendants and insurers.

Loss and LAE reserves for the Valley Companies’ construction defect losses were $38.2 million and $46.1 million at December 31, 2004 and 2003, respectively. Claim activity for the Valley Companies’ construction defect claims in the western United States for the years ended December 31, 2004, 2003 and 2002 were:

	2004	2003	2002
Number of Claims:
Pending at Beginning of Year	903	621	439
Reported During the Year	329	469	420
Closed During the Year	(507)	(187)	(238)

Pending at End of Year	725	903	621

Cumulative Amount Paid for Claims Closed During the Year (in millions)	$9.6	$6.3	$7.2
Average Cumulative Amount Paid per Claim Closed During the Year (in thousands)	$18.9	$33.8	$30.1

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses [continued]

The Company’s commercial lines business is focused on the smaller commercial market. The Company has typically not written policies insuring large manufacturers. Accordingly, the Company’s exposure to asbestos and environmental losses is limited. Total asbestos and environmental reserves were approximately $20 million and $22 million at December 31, 2004 and 2003, respectively.

Additional information pertaining to the estimation of and development of the Company’s Property and Casualty Insurance Reserves for Losses and LAE is contained in Item 1 of Part 1 of the Company’s 2004 Annual Report on Form 10-K under the heading “Property and Casualty Loss and Loss Adjustment Expense Reserves.”

Reserve for Loan Losses

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of years. Accordingly, the Company’s actual ultimate net charge-off could differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, the timing of charge-offs and recoveries, the value of collateral and changes in the overall credit quality of the loan portfolio. Actual net charge-off patterns may also differ materially from historical net charge-off patterns, if there is a change in collection practices, the mix of loans or the credit quality of borrowers. For example, net charge-off patterns may differ in the Consumer Finance segment’s expansion states from the Company’s historical experience. A 100 basis point increase in the Company’s estimated ultimate rate of net charge-off would increase the Company’s Reserve for Loan Losses at December 31, 2004 by approximately $20 million.

Goodwill Recoverability

The process of determining whether or not an asset, such as Goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of Goodwill, the Company performs a discounted cash flow analysis of the Company’s business segments. The discounted cash value may be different from the fair value that would result from an actual transaction between a willing buyer and a willing seller. Such analyses are particularly sensitive to changes in discount rates and investment rates. Changes to these rates might result in material changes in the valuation and determination of the recoverability of Goodwill. For example, an increase in the interest rate used to discount cash flows will decrease the discounted cash value. There is likely to be a similar, but not necessarily as large as, increase in the investment rate used to project the cash flows resulting from investment income earned on the Company’s investments. Accordingly, an increase in the investment rate would increase the discounted cash value.

Postretirement Obligations

The process of estimating the Company’s postretirement benefit obligations and postretirement benefit costs is inherently uncertain and the actual cost of benefits may vary materially from the estimates recorded. These liabilities are particularly volatile due to their long-term nature and are based on several assumptions. The main assumptions used in the valuation of the Company’s postretirement pension benefit obligations are:

a)	Estimated mortality of the employees and retirees eligible for benefits;

b)	Estimated expected long-term rates of returns on investments;

c)	Estimated compensation increases;

d)	Estimated employee turnover; and

e)	Estimated rate used to discount the ultimate estimated liability to a present value.

The main assumptions used in the valuation of the Company’s postretirement medical benefit obligations are:

a)	Estimated mortality of the employees and retirees eligible for benefits;

b)	Estimated morbidity of the employees and retirees eligible for benefits;

c)	Estimated medical cost trend rates; and

d)	The estimated discount rate.

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Postretirement Obligations [continued]

A change in any one or more of these assumptions is likely to result in an ultimate liability different from the original actuarial estimate. Such changes in estimates may be material. For example, a one percentage point decrease in the Company’s estimated discount rate would increase the pension obligation and the postretirement medical benefit obligation at December 31, 2004 by approximately $46.9 million and $4.0 million, respectively, while a one percentage point increase in the rate would decrease the pension obligation and the postretirement medical benefit obligation at December 31, 2004 by approximately $38.3 million and $3.5 million, respectively. A one percentage point increase in the Company’s estimated health care cost trend rate for each year would increase the postretirement medical benefit obligation at December 31, 2004 by approximately $4.4 million. A one percentage point decrease in the Company’s estimated health care cost trend rate for each year would decrease the postretirement medical benefit obligation at December 31, 2004 by approximately $4.0 million. A one percentage point decrease in the Company’s estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2004 by approximately $2.9 million, while a one percentage point increase in the rate would decrease pension expense by approximately $2.9 million for the same period.

CATASTROPHES

Catastrophes and storms are inherent risks of the property and casualty insurance business. These catastrophic events include hurricanes, tornadoes, earthquakes, hailstorms, wildfires, high winds and winter storms. Such events result in insured losses that are, and will continue to be, a material factor in the results of operations and financial position of the Company’s property and casualty insurance companies. Further, because the level of these insured losses occurring in any one year cannot be accurately predicted, these losses may contribute to material year-to-year fluctuations in the results of the operations and financial position of these companies. Specific types of catastrophic events are more likely to occur at certain times within the year than others. This adds an element of seasonality to property and casualty insurance claims. The Company has adopted the industry-wide catastrophe classifications of a storm and other events promulgated by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies a disaster as a catastrophe when the event causes $25.0 million or more in direct losses to property and affects a significant number of policyholders and insurers. ISO-classified catastrophes are assigned a unique serial number recognized throughout the insurance industry. The segment discussions that follow utilize ISO’s definition of catastrophes for all periods presented.

Total catastrophe losses and LAE were $31.2 million before-tax, $49.6 million before-tax and $26.9 million before-tax for the years ended December 31, 2004, 2003 and 2002, respectively. Total catastrophe losses and LAE decreased for the year ended December 31, 2004, compared to the same period in 2003, despite catastrophe losses and LAE from Hurricanes Charley, Frances, Ivan and Jeanne, due primarily to lower catastrophe losses and LAE in the Multi Lines Insurance segment.

During the third quarter of 2004, four hurricanes (Charley, Frances, Ivan and Jeanne) made landfall in several states along the Gulf Coast and the eastern United States. All four hurricanes made landfall in the state of Florida, the first time in over 100 years that four hurricanes have made landfall in the same state in the same hurricane season. The Company’s estimated catastrophe losses and LAE before-tax from these hurricanes, net of estimated recoveries from the Florida Hurricane Catastrophe Fund, were:

DOLLARS IN MILLIONS	CHARLEY	FRANCES	IVAN	JEANNE	TOTAL
Multi Lines Insurance	$—	$0.1	$0.4	$—	$0.5
Unitrin Specialty	—	—	—	—	—
Kemper Auto and Home	3.0	3.7	3.8	1.6	12.1
Unitrin Direct	0.6	0.4	0.4	0.3	1.7
Life and Health Insurance	1.2	1.3	2.1	1.9	6.5

Total Losses and LAE	$4.8	$5.5	$6.7	$3.8	$20.8

KIC SETTLEMENT

In June 2002, the Company acquired the personal lines property and casualty insurance business of Kemper Insurance Companies (“KIC”). Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by Kemper Auto and Home (“KAH”) prior to the closing, while Trinity Universal Insurance Company (“Trinity”), a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by the Kemper Auto and Home segment after the closing and is liable for losses and expenses incurred thereon. The purchase price was $42.3 million (the “Determinable Purchase Price Component”), plus 1% of premiums written over a three-year period beginning January 1, 2003 (the “Variable Purchase Price Component”). Due to the nature of the Variable Purchase Price Component, at the acquisition date the Company could not reasonably determine the contingent consideration that would be paid. Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the Variable Purchase Price Component was not recorded as a cost of the acquisition until such determination was reasonably made. As further consideration under the agreements, KIC was eligible for performance bonuses if the business met certain loss ratio criteria over the same three years. Such performance bonuses were subject to expense as incurred.

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

On August 20, 2004, the Company and KIC agreed to settle and extinguish certain liabilities and obligations arising under the acquisition including, but not limited to, the Variable Purchase Price Component and the performance bonus (the “KIC Settlement”). On August 31, 2004, the Company paid to KIC $13.0 million to settle the Variable Purchase Price Component for the period of July 1, 2004 to December 31, 2005, $18.4 million to settle the performance bonus for all years in the three-year period ending December 31, 2005, and $5.0 million for premium taxes and certain other accrued costs. At the same time, KIC paid to the Company $3.6 million to settle its obligation to reimburse the Company for the cost of administering certain business of KIC which was excluded from the acquisition (the “KIC Run-off”) and $0.9 million to settle KIC’s obligation under the loss indemnification described above.

During the third quarter of 2004, the Company recorded a consolidated charge of $14.9 million before-tax in connection with the KIC Settlement due primarily to the performance bonus, partially offset by certain service fee adjustments. The Variable Purchase Price Component paid in connection with the KIC Settlement was capitalized and is recorded in Other Assets. The performance bonus paid in connection with the KIC Settlement was recorded in expense for the year ended December 31, 2004. For management reporting purposes, the Company has not allocated such expense to the Kemper Auto and Home segment, and accordingly, such expense is included in Other Expense, Net in Note 18 to the Consolidated Financial Statements—Business Segments. The net impact of the KIC Settlement included in the Kemper Auto and Home segment for year ended December 31, 2004 was income of $3.5 million before-tax. Prior to the KIC Settlement the Company had paid to KIC and capitalized $11.9 million for the Variable Purchase Price Component covering the period January 1, 2003 through June 30, 2004. Also, the loss ratio criteria had not been met and, accordingly, a performance bonus had not been recorded in the Company’s Financial Statements.

PERSONAL LINES COMBINATION

The Company intends to combine the personal lines insurance operations of its Multi Lines Insurance segment with the operations of its Kemper Auto and Home segment in 2005. The Company expects that the combination will help it achieve greater economies of scale, reduce expenses and provide more options for its independent agents. The Company is unable to predict the effect that the combination will have on written and earned premiums. The Company estimates that it will incur certain restructuring costs including, but not limited to, severance and other employee related costs, office closing costs, and certain computer system costs, in connection with the combination. The Company recognized expense of $5.2 million before-tax for restructuring costs for the year ended December 31, 2004 in connection with the combination. The Company estimates that it will recognize additional expense in the range between $8 million before-tax to $11 million before-tax for these costs over the next 24 months. The results for the Multi Lines Insurance segment presented in the Management’s Discussion and Analysis of Results of Operations and Financial Condition include results from the personal lines operations of the Multi Lines Insurance segment. Beginning in 2005, such personal lines results will be included in the Kemper Auto and Home segment and results for all prior periods will be conformed to the 2005 presentation. The remaining commercial lines operations of the Multi Lines Insurance segment will be reported in 2005 in a separate segment called Unitrin Business Insurance.

MULTI LINES INSURANCE

DOLLARS IN MILLIONS	2004	2003	2002
Earned Premiums:
Personal Lines:
Automobile	$194.7	$201.2	$194.0
Homeowners	68.2	71.1	71.3
Other Personal	8.9	10.3	10.5

Total Personal Lines	271.8	282.6	275.8

Commercial Lines:
Automobile	71.5	93.5	114.5
Property and Commercial Liability	100.5	123.4	139.8
Other Commercial	24.0	33.9	54.1

Total Commercial Lines	196.0	250.8	308.4

Total Earned Premiums	467.8	533.4	584.2
Net Investment Income	38.1	34.2	31.6

Total Revenues	505.9	567.6	615.8
Incurred Losses and LAE	289.3	373.8	524.8
Insurance Expenses	155.2	169.3	184.2

Operating Profit (Loss)	61.4	24.5	(93.2)
Income Tax Benefit (Expense)	(14.4)	(3.8)	36.9

Net Income (Loss)	$47.0	$20.7	$(56.3)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	60.9%	66.5%	87.1%
Incurred Catastrophe Loss and LAE Ratio	0.9	3.6	2.7

Total Incurred Loss and LAE Ratio	61.8	70.1	89.8
Incurred Expense Ratio	33.2	31.7	31.6

Combined Ratio	95.0%	101.8%	121.4%

MULTI LINES INSURANCE [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Insurance Reserves:
Personal Lines:
Automobile	$114.6	$120.9
Homeowners	28.3	32.6
Other Personal	2.5	5.8

Total Personal Lines	145.4	159.3

Commercial Lines:
Automobile	90.7	101.6
Property and Commercial Liability	256.8	265.5
Other Commercial	108.7	113.8

Total Commercial Lines	456.2	480.9

Insurance Reserves	$601.6	$640.2

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Loss Reserves:
Case	$248.8	$300.3
Incurred but Not Reported	230.6	210.0

Total Loss Reserves	479.4	510.3
LAE Reserves	122.2	129.9

Total Insurance Reserves	$601.6	$640.2

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophes)	$18.9	$16.3
Favorable Catastrophe Loss and LAE Reserve Development, Net	3.0	4.4

Total Favorable Loss and LAE Reserve Development, Net	$21.9	$20.7

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	3.4%	3.1%

Earned Premiums in the Multi Lines Insurance segment decreased by $65.6 million for the year ended December 31, 2004, compared to the same period in 2003. Personal lines earned premiums decreased by $10.8 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower premium volume, partially offset by higher premium rates, most notably in Homeowners Insurance. The Company anticipates that premium rates on personal lines will remain relatively flat next year. Commercial lines earned premiums decreased by $54.8 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower premium volume, partially offset by higher premium rates. The Company attributes the lower commercial lines volume largely to its efforts to re-underwrite that book of business, which resulted in a significant reduction in policies in force. The Company substantially completed such re-underwriting activities during the first quarter of 2004, but continued to experience its impact on earned premiums throughout the year. The Company anticipates that premium rates on commercial lines will increase moderately next year. The Company is unable to predict what impact the Company’s combination of the personal lines insurance operations of its Multi Lines Insurance segment with the operations of its Kemper Auto and Home segment will have on written and earned premiums. Net Investment Income in the Multi Lines Insurance segment increased by $3.9 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of investments.

        Operating Profit in the Multi Lines Insurance segment increased by $36.9 million before-tax for the year ended December 31, 2004, compared to the same period in 2003, due primarily to improved results in personal lines. The improved results in personal lines was due primarily to improved premium rate adequacy, lower catastrophe losses and LAE and favorable loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period, including development on catastrophe losses and LAE). Catastrophe losses and LAE (including development) in personal lines were $2.6 million for the year ended December 31, 2004, compared to $12.6 million in 2003. Reserve development in personal lines was approximately $15 million favorable for the year ended December 31, 2004, compared to approximately $9 million favorable for the same period in 2003.

MULTI LINES INSURANCE [CONTINUED]

Commercial lines results also improved, but to a lesser degree, due primarily to improved premium rate adequacy and lower catastrophe losses and LAE, partially offset by higher fixed insurance expenses as a percentage of earned premiums and lower favorable loss and LAE reserve development for the year ended December 31, 2004, compared to the same period in 2003. Insurance expenses increased as a percentage of earned premiums due primarily to the lower earned premiums. Catastrophe losses and LAE in commercial lines were $1.5 million for the year ended December 31, 2004, compared to $6.6 million for the same period in 2003. Reserve development in commercial lines was approximately $7 million favorable for the year ended December 31, 2004, compared to approximately $12 million favorable for the same period in 2003.

Net Income in the Multi Lines Insurance segment increased by $26.3 million after-tax for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the improved operating profit. The Multi Lines Insurance segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax exempt investment income. Tax exempt investment income in the Multi Lines Insurance segment was $19.3 million for the year ended December 31, 2004, compared to $14.9 million for the same period in 2003.

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

Operating results in the Multi Lines Insurance segment improved by $117.7 million before-tax for the year ended December 31, 2003, compared to the same period in 2002. Total loss and LAE reserve development had a favorable effect of approximately $21 million for the year ended December 31, 2003, compared to an adverse effect of approximately $58 million for the same period in 2002. Catastrophe losses and LAE (including development) were $19.2 million for the year ended December 31, 2003, an increase of $3.4 million compared to the same period in 2002. Excluding reserve development and catastrophe losses and LAE, operating results improved due primarily to improved premium rate adequacy in both personal and commercial lines, the Company’s efforts to re-underwrite its commercial lines products and lower personal lines expenses as a percentage of earned premiums, partially offset by higher commercial lines expenses as a percentage of earned premiums.

Net Income in the Multi Lines Insurance segment improved by $77.0 million after-tax for the year ended December 31, 2003, compared to the same period in 2002, due primarily to the improved operating results.

UNITRIN SPECIALTY

DOLLARS IN MILLIONS	2004	2003	2002
Earned Premiums:
Personal Automobile	$376.6	$426.2	$405.4
Commercial Automobile	109.9	85.0	46.5
Other	0.3	0.8	1.0

Total Earned Premiums	486.8	512.0	452.9
Net Investment Income	18.0	15.9	14.8

Total Revenues	504.8	527.9	467.7
Incurred Losses and LAE	356.4	380.7	366.0
Insurance Expenses	103.6	108.3	102.3

Operating Profit (Loss)	44.8	38.9	(0.6)
Income Tax Benefit (Expense)	(12.9)	(11.4)	1.8

Net Income	$31.9	$27.5	$1.2

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	73.1%	74.0%	80.5%
Incurred Catastrophe Loss and LAE Ratio	0.1	0.3	0.3

Total Incurred Loss and LAE Ratio	73.2	74.3	80.8
Incurred Expense Ratio	21.3	21.2	22.6

Combined Ratio	94.5%	95.5%	103.4%

UNITRIN SPECIALTY [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Insurance Reserves:
Personal Automobile	$168.1	$172.3
Commercial Automobile	83.3	51.3
Other	19.3	13.2

Insurance Reserves	$270.7	$236.8

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Loss Reserves:
Case	$137.2	$115.2
Incurred but Not Reported	82.8	70.5

Total Loss Reserves	220.2	185.7
LAE Reserves	50.7	51.1

Total Insurance Reserves	$270.7	$236.8

FOR THE YEAR ENDED
Favorable (Adverse) Loss and LAE Reserve Development, Net (excluding Catastrophes)	$1.4	$(19.0)
Favorable (Adverse) Catastrophe Loss and LAE Reserve Development, Net	—	(0.1)

Total Favorable (Adverse) Loss and LAE Reserve Development, Net	$1.4	$(19.1)

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	0.6%	(9.9)%

Earned Premiums in the Unitrin Specialty segment decreased by $25.2 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower premium volume in personal automobile, partially offset by higher premium volume in commercial automobile and higher premium rates in both personal automobile and commercial automobile. The lower personal automobile premium volume was due primarily to increased competition, most notably in Texas, California and Missouri. The higher commercial automobile premium volume was due primarily to increases in heavier weight class vehicles and higher policy limits in Texas and increases in medium and heavier weight classes in California. Net Investment Income increased by $2.1 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of investments.

Operating Profit in the Unitrin Specialty segment increased by $5.9 million before-tax for the year ended December 31, 2004, compared to the same period in 2003. Operating Profit in personal automobile increased due primarily to lower losses and LAE as a percentage of earned premiums, partially offset by the effects of lower volume. Net loss and LAE reserve development (which recognizes changes in estimates of prior year loss and LAE reserves in the current period) in personal automobile had an adverse effect of $1.2 million for the year ended December 31, 2004, compared to an adverse effect of $16.6 million for the same period in 2003. Catastrophe losses and LAE in personal automobile were $0.3 million in 2004, compared to catastrophe losses and LAE of $1.9 million for the same period in 2003. Operating Profit in commercial automobile increased due primarily to the higher premium volume, partially offset by higher losses and LAE as a percentage of earned premiums. Losses and LAE increased as a percentage of earned premiums, due primarily to inadequate premium rates in commercial automobile heavier weight classes, and higher policy limits in Texas. The Unitrin Specialty segment has experienced higher frequency and severity of losses than expected in these classes in Texas. In the third quarter of 2004, Unitrin Specialty began increasing premium rates significantly in these classes of business in Texas to take this recent experience into consideration. Net loss and LAE reserve development in commercial automobile had a favorable effect of $1.9 million for the year ended December 31, 2004, compared to an adverse effect of $4.0 million for the same period in 2003.

The Company intends to exit its motorcycle insurance business beginning in 2005. Earned premiums from motorcycle insurance were $16.3 million for the year ended December 31, 2004. Unitrin Specialty’s motorcycle insurance business had an operating loss of $3.6 million before-tax for the year ended December 31, 2004. Unitrin Specialty includes its motorcycle insurance line of business in its personal automobile insurance product line.

Net Income in the Unitrin Specialty segment increased by $4.4 million after-tax for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the higher operating profit. The Unitrin Specialty segment’s effective income tax rate differs from the federal statutory

UNITRIN SPECIALTY [CONTINUED]

income tax rate due primarily to tax exempt investment income. Tax exempt investment income in the Unitrin Specialty segment was $8.4 million and $6.8 million for the years ended December 31, 2004 and 2003, respectively.

Earned Premiums in the Unitrin Specialty segment increased by $59.1 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher premium volume in commercial automobile and higher premium rates in both personal automobile and commercial automobile, partially offset by lower premium volume in personal automobile. Net Investment Income in the Unitrin Specialty segment increased by $1.1 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher levels of investments, partially offset by lower yields on investments.

Operating Profit in the Unitrin Specialty segment increased by $39.5 million before-tax for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower losses and LAE and expenses as a percentage of earned premiums. Losses decreased as a percentage of earned premiums due primarily to improved premium rate adequacy. Net loss and LAE reserve development had an adverse effect of $19.1 million for the year ended December 31, 2003, compared to an adverse effect of $22.6 million for the same period in 2002. Insurance Expenses decreased as a percentage of earned premiums due primarily to improved premium rate adequacy.

Net Income in the Unitrin Specialty segment increased by $26.3 million after-tax for the year ended December 31, 2003, compared to the same period in 2002, due primarily to the higher operating profit.

KEMPER AUTO AND HOME

On June 28, 2002, Unitrin closed its acquisition of the personal lines property and casualty insurance business of KIC in a cash transaction. The business unit acquired from KIC, referred to herein as “Kemper Auto and Home” or “KAH,” specializes in the sale of personal automobile and homeowners insurance through independent agents. The acquisition is more fully described in Note 3 to the Company’s Consolidated Financial Statements—Acquisitions of Businesses. The results of the Kemper Auto and Home segment are included in the Company’s results of operations from the date of acquisition and were as follows:

DOLLARS IN MILLIONS	2004	2003	2002
Earned Premiums:
Automobile	$441.5	$416.9	$86.6
Homeowners	196.2	158.4	24.4
Other Personal	36.3	25.1	3.1

Total Earned Premiums	674.0	600.4	114.1
Net Investment Income	27.2	16.2	2.8
Other Income	7.0	17.8	31.9

Total Revenues	708.2	634.4	148.8
Incurred Losses and LAE	475.8	475.4	88.4
Insurance Expenses	198.2	192.3	79.4

Operating Profit (Loss)	34.2	(33.3)	(19.0)
Income Tax Benefit (Expense)	(7.5)	14.4	6.6

Net Income (Loss)	$26.7	$(18.9)	$(12.4)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	67.4%	74.4%	74.4%
Incurred Catastrophe Loss and LAE Ratio	3.2	4.8	3.1

Total Incurred Loss and LAE Ratio	70.6	79.2	77.5
Incurred Expense Ratio	29.4	32.0	69.6

Combined Ratio	100.0%	111.2%	147.1%

KEMPER AUTO AND HOME [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Insurance Reserves:
Personal Automobile	$281.4	$178.3
Homeowners	58.8	45.1
Other	17.9	11.7

Insurance Reserves	$358.1	$235.1

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Loss Reserves:
Case	$135.7	$91.5
Incurred but Not Reported	191.6	126.5

Total Loss Reserves	327.3	218.0
LAE Reserves	30.8	17.1

Total Insurance Reserves	$358.1	$235.1

FOR THE YEAR ENDED
Favorable (Adverse) Loss and LAE Reserve Development, Net (excluding Catastrophes)	$13.3	$(3.7)
Favorable (Adverse) Catastrophe Loss and LAE Reserve Development, Net	0.3	(1.8)

Total Favorable (Adverse) Loss and LAE Reserve Development, Net	$13.6	$(5.5)

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	5.8%	(10.5)%

Earned Premiums in the Kemper Auto and Home segment increased by $73.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the completion of a full annual cycle of writing and issuing policies following the acquisition. The Kemper Auto and Home segment is administering on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition. Other Income decreased by $10.8 million for the year ended December 31, 2004, compared to the same period in 2003, due to lower volume of administered policies and related claims, partially offset by certain adjustments in connection with the KIC Settlement. Net Investment Income increased by $11.0 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of investments.

The Kemper Auto and Home segment recorded Operating Profit of $34.2 million before-tax for the year ended December 31, 2004, compared to an Operating Loss of $33.3 million before-tax for the same period in 2003. Operating results for the year ended December 31, 2004 improved in the Kemper Auto and Home segment due primarily to lower incurred losses and LAE, excluding catastrophes, as a percentage of earned premiums and lower catastrophe losses and LAE. Incurred losses and LAE, excluding catastrophes, as a percentage of earned premiums in the Kemper Auto and Home segment decreased for the year ended December 31, 2004, compared to the same period in 2003, due primarily to improved premium rate adequacy and the impact of favorable loss and LAE reserve development. The Company’s loss and LAE reserve development in the Kemper Auto and Home segment was favorable by $13.6 million for the year ended December 31, 2004, compared to adverse development of $5.5 million for the same period in 2003. The Kemper Auto and Home segment incurred catastrophe losses and LAE of $12.1 million from Hurricanes Charley, Frances, Ivan and Jeanne in 2004. Including losses and LAE from these hurricanes, catastrophe losses and LAE in the Kemper Auto and Home segment, for the year ended December 31, 2004 were $21.5 million, compared to catastrophe losses and LAE of $28.6 million for the same period in 2003. Insurance expenses in 2004 and 2003 include expenses related to administering the KIC Run-off. The Company estimates that Other Income approximated the cost of administering the KIC Run-off. Excluding the cost of administering the KIC Runoff, insurance expense as a percentage of earned premiums were 28.4% and 29.1% for the years ended December 31, 2004 and 2003, respectively.

The net impact of the KIC Settlement included in the Kemper Auto and Home segment for the year ended December 31, 2004 was income of $3.5 million before-tax.

KEMPER AUTO AND HOME [CONTINUED]

The Kemper Auto and Home segment recorded Net Income of $26.7 million after-tax for the year ended December 31, 2004, compared to a Net Loss of $18.9 million after-tax for the same period in 2003. Net Income in the Kemper Auto and Home segment increased for the year ended December 31, 2004 due primarily to the increase in pre-tax operating results. The effective income tax rate in the Kemper Auto and Home segment differs from the federal statutory income tax rate due primarily to net investment income from tax exempt investments. Tax exempt investment income in the Kemper Auto and Home segment was $12.5 million for the year ended December 31, 2004, compared to $7.0 million for the same period in 2003.

Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by Kemper Auto and Home prior to the closing, while Trinity, a subsidiary of Unitrin, is entitled to premiums written for substantially all policies issued or renewed by the Kemper Auto and Home segment after the closing and is liable for losses and expenses incurred thereon. Accordingly, the results for the Kemper Auto and Home segment presented for 2003 and 2002 are not necessarily indicative of a full year on a going-forward-basis. Premiums are recognized as revenues in the Company’s consolidated financial statements not when written, but rather as earned over the life of the policy. Accordingly, earned premiums, which relate to the elapsed portion of each policy’s term, are recognized as revenues over several quarters. As a result, until the Kemper Auto and Home segment completed a full annual underwriting cycle from the acquisition date, earned premiums increased on a quarter-to-quarter basis, while premiums written were more level over the same period.

Earned Premiums in the Kemper Auto and Home segment increased by $486.3 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to the aforementioned effects of the annual writing cycle. The Kemper Auto and Home segment recorded an Operating Loss of $33.3 million after-tax for the year ended December 31, 2003. The Operating Loss in the Kemper Auto and Home segment decreased in each quarter of 2003 due primarily to improved premium rate adequacy and the increase in Earned Premiums.

At the acquisition date, Unitrin’s property and casualty insurance subsidiaries were not licensed in all the states where the KAH business is written nor were certain computer and data processing modifications completed to allow for the migration of the KAH business to the Company’s property and casualty insurance subsidiaries. Accordingly, to facilitate the transition of such business to Unitrin’s property and casualty insurance subsidiaries, KIC and Trinity entered into a quota share reinsurance agreement whereby Trinity reinsured, on a 100% indemnity basis, substantially all of the KAH business written or renewed by KIC after the acquisition date. KIC’s financial condition deteriorated rapidly after the acquisition, and accordingly, Unitrin accelerated its transition of the business directly to its property and casualty insurance subsidiaries. Unitrin’s property and casualty insurance subsidiaries have obtained all necessary licenses and have completed all necessary computer and data processing modifications. The transition of the business directly to Unitrin’s property and casualty insurance companies is complete.

UNITRIN DIRECT

Unitrin Direct, the Company’s direct marketing automobile insurance unit, markets personal automobile insurance directly to customers primarily through direct mail and the Internet using web insurance portals, click-thrus and its own website, “unitrindirect.com.” Unitrin Direct began actively marketing personal automobile insurance in 2001. On June 28, 2002, the Company acquired the insurance companies comprising KIC’s direct marketing automobile insurance business, Kemper Direct, in a cash transaction. The results of its operations are included in the Company’s and the Unitrin Direct segment’s results of operations from the date of acquisition. The acquisition is more fully described in Note 3 to the Company’s Consolidated Financial Statements—Acquisitions of Businesses.

The Unitrin Direct segment continues to build economies of scale as shown by its growth in premiums written in the table below:

DOLLARS IN MILLIONS	2004	2003	2002
Premiums Written:
New Business	$95.0	$64.1	$54.9
Renewal Business	118.2	100.8	43.1

Total Premiums Written	$213.2	$164.9	$98.0

UNITRIN DIRECT [CONTINUED]

Premiums Written, which report the total amount of premiums to be received over the policy term, in the Unitrin Direct segment increased by $48.3 million in 2004, compared to the same period in 2003, primarily due to higher volume of insurance.

Premiums are recognized as revenues in the Company’s financial statements not when written, but rather as earned over the life of the policy. Earned premiums relate to the elapsed portion of each policy’s term. The difference between Premiums Written and Earned Premiums relating to the remaining portion of each policy’s term is reflected as a deferred revenue liability referred to as Unearned Premiums in the Company’s Consolidated Balance Sheets. Results of the Unitrin Direct segment recognized in the Company’s Consolidated Financial Statements for the years ended December 31, 2004, 2003 and 2002 were:

DOLLARS IN MILLIONS	2004	2003	2002
Premiums Written	$213.2	$164.9	$98.0
Increase in Unearned Premiums	(24.6)	(15.0)	(24.4)

Earned Premiums	188.6	149.9	73.6
Net Investment Income	6.9	3.3	0.9

Total Revenues	195.5	153.2	74.5

Incurred Losses and LAE	149.8	123.9	65.8
Insurance Expenses	50.8	48.7	43.8

Operating Loss	(5.1)	(19.4)	(35.1)
Income Tax Benefit	3.5	8.1	12.1

Net Loss	$(1.6)	$(11.3)	$(23.0)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	78.3%	82.7%	89.4%
Incurred Catastrophe Loss and LAE Ratio	1.1	–	–

Total Incurred Loss and LAE Ratio	79.4	82.7	89.4
Incurred Expense Ratio	26.9	32.5	59.3

Combined Ratio	106.3%	115.2%	148.7%

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Loss Reserves:
Case	$59.5	$42.6
Incurred but Not Reported	17.5	19.6

Total Loss Reserves	77.0	62.2
LAE Reserves	16.7	12.7

Total Insurance Reserves	$93.7	$74.9

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net	$2.1	$1.9

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	2.8%	3.8%

UNITRIN DIRECT [CONTINUED]

Earned Premiums for the year ended December 31, 2004 were $188.6 million, compared to $149.9 million for the same period in 2003. Earned Premiums increased due to higher volume and higher premium rates. Net Investment Income in the Unitrin Direct segment increased by $3.6 million in 2004, compared to the same period in 2003, due primarily to higher levels of investments.

For the year ended December 31, 2004, the Unitrin Direct segment recorded an Operating Loss of $5.1 million before-tax, compared to an Operating Loss of $19.4 million before-tax for the same period in 2003. The Unitrin Direct segment’s Operating Loss in 2004 decreased due primarily to lower insurance expenses as a percentage of earned premiums and lower non-catastrophe incurred losses and LAE as a percentage of earned premiums, partially offset by higher incurred losses and LAE from catastrophes. Non-catastrophe incurred losses and LAE as a percentage of earned premiums reflect increased premium rate adequacy. Insurance expenses as a percentage of earned premiums decreased due primarily to improved economies of scale. Losses and LAE from catastrophes, including Hurricanes Charley, Frances, Ivan and Jeanne, in the Unitrin Direct segment were $2.1 million for the year ended December 31, 2004. The Unitrin Direct segment did not record any losses and LAE from catastrophes for the year ended December 31, 2003.

For the year ended December 31, 2004, the Unitrin Direct segment recorded a Net Loss of $1.6 million after-tax, compared to a Net Loss of $11.3 million after-tax for the same period in 2003, due primarily to the corresponding decreases in the Unitrin Direct segment’s pre-tax Operating Loss. The effective income tax rate in the Unitrin Direct segment differs from the federal statutory income tax rate due primarily to net investment income from tax exempt investments. Tax exempt investment income in the Unitrin Direct segment was $3.6 million for the year ended December 31, 2004, compared to $1.8 million for the same period in 2003. For the three months ended December 31, 2004, Unitrin Direct recorded positive Operating Profit and Net Income for the first time on a discrete quarter basis. The Company anticipates that the Unitrin Direct segment will reach profitability on a full year basis in 2005.

Earned Premiums for the year ended December 31, 2003 were $149.9 million, compared to $73.6 million for the same period in 2002. Earned Premiums increased due to the inclusion of Kemper Direct for a full year, higher volume of insurance and higher premium rates. Net Investment Income in the Unitrin Direct segment increased by $2.4 million for the year ended December 31, 2003, compared to the same period in 2002, due to higher levels of investments partially offset by lower yields on investments.

For the year ended December 31, 2003, the Unitrin Direct segment recorded an Operating Loss of $19.4 million before-tax, compared to an Operating Loss of $35.1 million before-tax for the same period in 2002. The Unitrin Direct segment’s Operating Loss decreased in 2003 due primarily to lower incurred losses and LAE as a percentage of earned premiums reflecting increased premium rate adequacy and lower insurance expenses as a percentage of earned premiums reflecting the segment’s progress toward achieving economies of scale.

LIFE AND HEALTH INSURANCE

DOLLARS IN MILLIONS	2004	2003	2002
Earned Premiums:
Life	$401.7	$402.3	$403.3
Accident and Health	161.3	158.9	155.6
Property	105.0	100.3	94.3

Total Earned Premiums	668.0	661.5	653.2
Net Investment Income	150.0	134.9	151.6
Other Income	3.6	4.4	4.3

Total Revenues	821.6	800.8	809.1
Policyholders’ Benefits and Incurred Losses and LAE	396.9	387.1	387.3
Insurance Expenses	327.4	344.8	334.0

Operating Profit	97.3	68.9	87.8
Income Tax Expense	34.3	22.8	30.5

Net Income	$63.0	$46.1	$57.3

LIFE AND HEALTH INSURANCE [CONTINUED]

Earned Premiums in the Life and Health Insurance segment increased by $6.5 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by lower volume of accident and health insurance. The higher accident and health insurance premium rates earned in 2004 contributed approximately $9 million to the increase in Earned Premiums, while a decrease in volume on those same products accounted for a decrease in Earned Premiums of approximately $6 million. The increase in Earned Premiums for property insurance sold by the Life and Health Insurance segment’s career agents was almost entirely due to volume. Net Investment Income in the Life and Health Insurance segment increased by $15.1 million for the year ended December 31, 2004, compared to the same period in 2003, due to higher levels of fixed maturity investments and higher yields on investments. The Life and Health Insurance segment reduced its short-term investments during 2004 and reinvested those funds in higher yielding fixed maturities with longer durations.

Operating Profit in the Life and Health Insurance segment increased by $28.4 million before-tax for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the higher net investment income, lower life insurance expenses, improved results from accident and health insurance products and improved results, excluding catastrophe losses and LAE, on property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by higher life insurance policyholders’ benefits and the higher catastrophe losses and LAE. Life insurance expenses decreased by approximately $13 million, due primarily to lower salaries and fringe benefits, partially the result of the Company’s efforts to consolidate back office operations and a change in the Company’s estimate of the cost to resolve certain legal matters. Accident and health insurance results, excluding net investment income, improved by approximately $7 million as a result of lower incurred losses and LAE and lower insurance expenses as a percentage of earned premiums. Excluding catastrophe losses and LAE and net investment income, results from property insurance sold by the Life and Health Insurance segment’s career agents improved approximately $4 million for the year ended December 31, 2004, compared to the same period in 2003. Life insurance policyholders’ benefits increased approximately $10 million due primarily to higher mortality and a change in the actuarial estimate of reserves resulting from the conversion of certain business to a new computer system. Catastrophe losses and LAE, including losses and LAE of $6.5 million from Hurricanes Charley, Frances, Ivan and Jeanne, on property insurance sold by the Life and Health Insurance segment’s career agents were approximately $8 million for the year ended December 31, 2004, compared to approximately $3 million for the same period in 2003. Net Income in the Life and Health Insurance segment increased by $16.9 million after-tax for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the higher pre-tax Operating Profit.

Earned Premiums in the Life and Health Insurance segment increased by $8.3 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by lower volume of accident and health insurance and lower volume of life insurance. The higher accident and health insurance premium rates earned in 2003 contributed approximately $8 million to the increase in Earned Premiums, while a decrease in volume on those same products accounted for a decrease in Earned Premiums of approximately $5 million. The increase in Earned Premiums for property insurance sold by the Life and Health Insurance segment’s career agents was almost entirely due to volume in 2003. Net Investment Income in the Life and Health Insurance segment decreased by $16.7 million for the year ended December 31, 2003, compared to the same period in 2002, due to lower levels of investments and lower yields on investments. Investment levels in the Life and Health Insurance segment decreased due primarily to intercompany dividends in the form of cash and other investments paid by the segment in June and December of 2002 to its parent, Unitrin, Inc.

Operating Profit in the Life and Health Insurance segment decreased by $18.9 million before-tax for the year ended December 31, 2003, compared to the same period in 2002. Operating Profit decreased due primarily to the lower investment income and the effects of a change in the Company’s actuarial estimate of certain reserves in 2002, partially offset by improved results on property insurance sold by the Life and Health Insurance segment’s career agents, including lower catastrophe losses and LAE. In 2002, the Company recorded a benefit of $9.6 million resulting from a change in the Company’s actuarial estimate of certain reserves. Excluding catastrophe losses and LAE and net investment income, results on property insurance sold by the Life and Health Insurance segment’s career agents improved by approximately $3 million for the year ended December 31, 2003 compared to the same period in 2002. Catastrophe losses and LAE on property insurance sold by the Life and Health Insurance segment’s career agents were approximately $3 million for the year ended December 31, 2003, compared to approximately $5 million for the same period in 2002. Net Income in the Life and Health Insurance segment decreased by $11.2 million after-tax for the year ended December 31, 2003, compared to the same period in 2002, due primarily to the lower pre-tax Operating Profit.

CONSUMER FINANCE

DOLLARS IN MILLIONS	2004	2003	2002
Interest, Loan Fees and Earned Discounts	$192.9	$184.3	$159.9
Net Investment Income	4.3	5.6	7.2
Other Revenues	5.6	5.8	4.7

Total Revenues	202.8	195.7	171.8

Provision for Loan Losses	45.8	54.4	39.1
Interest Expense on Certificates of Deposits and Savings Accounts	32.7	34.2	35.9
General and Administrative Expenses	77.2	66.0	57.9

Operating Profit	47.1	41.1	38.9
Income Tax Expense	19.7	17.2	15.6

Net Income	$27.4	$23.9	$23.3

Consumer Finance Loan Originations	$639.1	$594.5	$572.7

DOLLARS IN MILLIONS	DEC. 31, 2004	DEC. 31, 2003
Percentage of Consumer Finance Receivables:
30 Days to 59 Days Past Due	7.1%	7.3%
60 Days to 89 Days Past Due	2.5	2.5
90 Days and Greater Past Due	1.0	0.9

Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables	5.5	5.4
Weighted-Average Yield on Certificates of Deposits and Savings Accounts	3.5	3.5

FOR THE YEAR ENDED

Reserve for Loan Losses—Beginning of Year	$51.8	$45.1
Provision for Loan Losses	45.8	54.4
Net Charge-off:
Consumer Finance Receivables Charged-off	(77.9)	(74.7)
Consumer Finance Receivables Recovered	36.9	27.0

Net Charge-off	(41.0)	(47.7)

Reserve for Loan Losses—End of Year	$56.6	$51.8

Interest, Loan Fees and Earned Discounts in the Consumer Finance segment increased by $8.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of loans outstanding, partially offset by lower interest rates. Net Investment Income in the Consumer Finance segment decreased by $1.3 million for the year ended December 31, 2004, compared to the same period in 2003, due to lower levels of investments and lower yields on investments.

Operating Profit in the Consumer Finance segment increased by $6.0 million before-tax for the year ended December 31, 2004, compared to the same period in 2003. Provision for Loan Losses decreased by $8.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to a lower estimated rate of ultimate loan losses as a result of higher recoveries and lower net charge-off. Interest Expense on Certificates of Deposits and Savings Accounts decreased by $1.5 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower interest rates on Certificates of Deposits and Savings Accounts, partially offset by higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discounts, increased from 35.8% for the year ended December 31, 2003, to 40.0% for the year ended December 31, 2004, due primarily to an increase in the size of the collection department and higher collection incentive pay, which resulted in increased recoveries of charged-off loans. Net Income in the Consumer Finance segment increased by $3.5 million after-tax for the year ended December 31, 2004 due primarily to the higher operating profit.

        Interest, Loan Fees and Earned Discounts in the Consumer Finance segment increased by $24.4 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to a higher level of loans outstanding. Net Investment Income in the Consumer Finance segment decreased by $1.6 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower yields on investments.

Operating Profit in the Consumer Finance segment increased by $2.2 million before-tax for the year ended December 31, 2003, compared to the same period in 2002. Provision for Loan Losses increased by $15.3 million

CONSUMER FINANCE [CONTINUED]

for the year ended December 31, 2003, compared to the same period in 2002, due primarily to a higher estimated rate of ultimate losses and the higher level of loans outstanding. Interest Expense on Certificates of Deposits and Savings Accounts decreased by $1.7 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to lower interest rates on Certificates of Deposits and Savings Accounts, partially offset by higher levels of deposits to support the growth in loans outstanding. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discount, decreased from 36.2% for the year ended December 31, 2002, to 35.8% for the year ended December 31, 2003, due primarily to the higher levels of loans outstanding.

INVESTEE

The Company accounts for its investment in the common stock of UNOVA under the equity method of accounting. UNOVA is listed on the New York Stock Exchange and is subject to the reporting requirements of the federal securities laws. UNOVA is held for investment purposes. The fair value of the Company’s Investment in Investee was $320.1 million at December 31, 2004, compared to an asset carrying value of $71.9 million under the equity method of accounting.

At December 31, 2004, the Company owned approximately 20.8% of UNOVA’s common stock. UNOVA stated in its December 31, 2003 annual report on Form 10-K that it is “an industrial technologies company providing global customers with solutions for improving their efficiency and productivity” and that its industrial automation systems business segment (“IAS”) is “a leading producer of value-added manufacturing technologies, products and services that span the production cycle from process engineering and design to systems integration, including comprehensive life cycle support.” IAS “serves primarily the global automotive, off-road vehicle and diesel engine industries,” as well as, the “aerospace, industrial components, heavy equipment and general job shop markets.” Products in its automated data systems business segment include “rugged mobile computing solutions and automated data collection systems for field, on-premises and site-based workers as well as wireless network systems for untethered enablement of an enterprise, and barcode label and printing solutions.”

The Company accounts for its Investment in Investee under the equity method of accounting using the most recent and sufficiently timely publicly-available financial reports and other publicly-available information which generally results in a three-month-delay basis (see Note 2 to the Company’s Consolidated Financial Statements—Summary of Accounting Policies). Equity in Net Income (Loss) of Investee was income of $3.6 million, a loss of $1.2 million and a loss of $1.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Prior to the periods presented in the Company’s Consolidated Financial Statements, the Company determined that a decline in the fair value of its investment in UNOVA was other than temporary under applicable accounting standards. Accordingly, the Company reduced the carrying value of its investment in UNOVA to its then current estimated realizable value and allocated the reduction to the Company’s proportionate share of UNOVA’s non-current assets. Accordingly, the Company’s reported equity in the net income of UNOVA differs from the Company’s proportionate share of UNOVA’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. The fair value of the Company’s investment in UNOVA subsequently recovered such that the fair value exceeded the carrying value of the Company’s investment in UNOVA by $248.2 million and $225.8 million at December 31, 2004 and 2003, respectively. In accordance with applicable accounting standards, such excess is not recorded in the Company’s Consolidated Financial Statements.

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

INVESTMENT RESULTS

Net Investment Income was $261.2 million, $231.9 million and $221.9 million in 2004, 2003 and 2002, respectively. Net Investment Income increased by $29.3 million in 2004, compared to the same period in 2003, due primarily to higher levels of fixed maturity investments. Net Investment Income increased by $10.0 million in 2003, compared to the same period in 2002, due primarily to higher levels of fixed maturity investments, partially offset by lower yields on investments.

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

Net Realized Investment Gains (Losses) for the year ended December 31, 2004 includes pre-tax gains of $43.2 million from sales of a portion of the Company’s investment in Northrop Grumman Corporation (“Northrop”) common stock, pre-tax gains of $27.0 million resulting from sales of a portion of the Company’s investment in Baker Hughes, Inc. (“Baker Hughes”) common stock, and pre-tax gains of $3.9 million from sales of a portion of the Company’s investment in Hartford Financial Services Group, Inc. (“Hartford”) common stock. The fair values of the Company’s remaining investments in Northrop’s common stock, Baker Hughes’ common stock and Hartford’s common stock were $430.3 million, $48.4 million and $20.6 million, respectively, at December 31, 2004. The other gains and losses from sales of equity securities included in Net Realized Investment Gains (Losses) were due to sales of investments in 32 different issuers.

Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes Gains on Dispositions of Fixed Maturities of $13.6 million, including recoveries from sales on fixed maturities written down in prior years. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes pre-tax gains of $12.0 million resulting from the sale of the Company’s investment in ITT Industries, Inc. common stock, pre-tax gains of $7.2 million from sales of a portion of the Company’s investment in Northrop common stock, pre-tax gains of $6.6 million from sales of the Company’s investment in ISO common stock, pre-tax gains of $5.7 million from sales of a portion of the Company’s investment in Hartford common stock, and pre-tax gains of $4.4 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock. The other gains and losses from sales of equity securities included in Net Realized Investment Gains (Losses) were due to sales of investments in 54 different issuers. Net Realized Investment Gains (Losses) for the year ended December 31, 2003 includes a pre-tax loss of $1.8 million to write down investment real estate.

Net Realized Investment Gains (Losses) for the year ended December 31, 2002 includes a pre-tax gain of $8.1 million due to the sale of certain investment real estate and pre-tax gains of $1.5 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock.

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in the fair value of an investment is other than temporary. Some of the factors considered in evaluating whether or not a decline in fair value is other than temporary include:

1)	The Company’s ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value;

2)	The duration and extent to which the fair value has been less than cost; and

3)	The financial condition and prospects of the issuer.

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop preferred and common stock, Baker Hughes common stock and its investee, UNOVA, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2004, 2003 and 2002 was:

DOLLARS IN MILLIONS	2004	2003	2002
Northrop Preferred Stock	$12.4	$12.4	$12.8
Northrop Common Stock	8.7	12.3	12.3
Baker Hughes Common Stock	0.8	1.2	1.4

Total Unallocated Dividend Income	$21.9	$25.9	$26.5

The changes in fair values of Unitrin’s Corporate Investments for the year ended December 31, 2004 were:

DOLLARS IN MILLIONS	FAIR VALUE DEC. 31, 2003	DISPOSITIONS	HOLDING GAIN ARISING DURING PERIOD	FAIR VALUE DEC. 31, 2004
Equity Securities:
Northrop Preferred Stock	$220.9	$—	$13.4	$234.3
Northrop Common Stock	633.9	(273.9)	70.3	430.3
Baker Hughes Common Stock	82.2	(56.4)	22.6	48.4
Investee:
UNOVA Common Stock	290.5	—	29.6	320.1

Total Corporate Investments	$1,227.5	$(330.3)	$135.9	$1,033.1

Dividend income from the Company’s investments in Northrop common stock and Baker Hughes common stock has decreased due to sales of a portion of the Company’s investment in these companies (see discussion above under heading “Investment Results”).

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2004, there are approximately 3.5 million shares of the Company’s outstanding common stock that can be repurchased under the Company’s Board of Directors outstanding repurchase authorization. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company did not repurchase shares of its common stock in 2004. The Company has repurchased and retired approximately 54.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. The Company may from time to time repurchase shares of its common stock subject to market conditions and other factors.

On August 30, 2002, the Company entered into a $360 million unsecured revolving credit agreement, expiring August 30, 2005, with a group of banks. Proceeds from advances under the agreement may be used for general corporate purposes, including repurchases of the Company’s common stock. There were no borrowings outstanding under the Company’s revolving credit agreement at December 31, 2004 and 2003. The Company plans to replace the agreement with a new unsecured revolving credit agreement prior to the expiration of the existing agreement.

On July 1, 2002, the Company issued $300 million of its 5.75% senior notes due July 1, 2007 (the “5.75% Senior Notes”) in exchange for proceeds of $296.8 million, net of transaction costs, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company’s former revolving credit agreement. The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. Interest expense under the 5.75% Senior Notes was $17.9 million, $17.8 million and $8.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        On October 30, 2003, the Company utilized the remaining capacity under its shelf registration statement and issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”). The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. The Company issued the 4.875% Senior Notes in exchange for proceeds of $198.0 million, net of transaction costs, for an effective yield of 5.04%. The Unitrin parent company used the proceeds from the notes to fund the purchase of Northrop common stock from one of its subsidiaries as discussed below and to repay borrowings outstanding under its revolving credit agreement. Interest expense under the 4.875% Senior Notes was $10.0 million and $1.7 million for the years ended December 31, 2004 and 2003, respectively. The Company does not anticipate significant additional changes in its capital structure during 2005.

At December 31, 2002, the Unitrin parent company held 1,144,689 shares of Northrop common stock and also held 1,774,812 shares of Northrop preferred stock. In June 2003, the Unitrin parent company sold 207,564 shares of common stock to its subsidiary, Union National Life Insurance Company. On December 26, 2003, the Unitrin parent company purchased all 1,936,092 shares of Northrop common stock held by its subsidiary, United

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

Insurance Company of America (“United”). During December 2003, the Unitrin parent company sold 1,034,700 shares of Northrop common stock in the open market, generating gross proceeds of approximately $97 million. Following these transactions, at the end of 2003, the Unitrin parent company held 1,838,517 shares of Northrop common stock and also continued to hold 1,774,812 shares of Northrop preferred stock. During the first two quarters of 2004, the Unitrin parent company sold 1,838,517 million shares of Northrop common stock in the open market, generating gross proceeds of approximately $184 million. During the last two quarters of 2004, Trinity paid dividends to the Unitrin parent company, which included 916,751 shares of Northrop common stock with a market value of approximately $50 million. Following these transactions, at December 31, 2004, the Unitrin parent company held 916,751 shares of Northrop common stock with a market value of approximately $50 million and also continued to hold 1,774,812 shares of Northrop preferred stock with a market value of approximately $234 million. In addition, Trinity also held 6,998,549 shares of Northrop common stock with a market value of approximately $380 million at December 31, 2004.

During 2004, three of Unitrin’s subsidiaries (Trinity, Fireside Securities Corporation and Southern States General Agency) paid $51.6 million, $16.7 million and $0.5 million, respectively, in dividends to Unitrin. As a result of the KIC acquisition and premium growth in the Unitrin Specialty segment and in the Unitrin Direct segment, Unitrin made capital contributions totaling $192.8 million to its property and casualty insurance subsidiaries in 2003. The Company believes that its property and casualty insurance subsidiaries are sufficiently capitalized at December 31, 2004 to fund future premium growth and to pay dividends to Unitrin out of future operating earnings.

The primary sources of funds for the Company’s insurance subsidiaries are premiums and investment income. The primary uses of funds are the payment of policyholder benefits under life insurance contracts and claims under property and casualty insurance contracts and accident and health insurance contracts, the payment of commissions and general expenses and the purchase of investments. Generally, there is a time lag between when premiums are collected and when policyholder benefits and insurance claims are paid. Accordingly, during periods of growth, insurance companies typically experience positive operating cash flows and are able to invest a portion of their operating cash flows to fund future policyholder benefits and claims. During periods in which premium revenues decline, insurance companies may experience negative cash flow from operations and may need to sell investments to fund payments to policyholders and claimants. In addition, if the Company’s property and casualty insurance subsidiaries experience several significant catastrophic events over a relatively short period of time, investments may have to be sold in advance of their maturity dates to fund payments which could either result in investment gains or losses. Management believes that its insurance subsidiaries maintain adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of their liabilities and invested assets and to provide adequate liquidity in the event that its property and casualty insurance subsidiaries experience several catastrophic events over a relatively short period of time.

The primary sources of funds for Fireside Bank are customer deposits, repayments of consumer loans, interest on consumer loans and investment income. The primary uses of funds for Fireside Bank are loans made to consumers, repayment of customer deposits, interest paid to depositors and general expenses.

Cash Flow from Operating Activities decreased by $287.4 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the inclusion of KIC premiums for a full year for both periods and the aforementioned time lag between when premiums are collected and when policyholder benefits and insurance claims are paid. In addition, the Company paid income taxes of $254.2 million during the year ended December 31, 2004, compared to receiving a refund of $1.4 million in the same period in 2003. Income taxes paid increased due to the higher operating results and higher income taxes on the sales of investments. Cash Flow from Operating Activities increased by $189.7 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to the inclusion of premiums of KIC for a full year, premium growth in other segments and the aforementioned time lag between when premiums are collected and when policyholder benefits and insurance claims are paid.

Net Cash Used by Investing Activities is largely dependent on Cash Flow from Operating Activities and to a lesser extent cash flow, if any, from Financing Activities. Cash Flow Used by Investing Activities decreased by $400.3 million for the year ended December 31, 2004, compared to the same period in 2003 and increased by $249.6 million in 2003 compared to 2002, due primarily to the corresponding changes in Net Cash from Operating Activities.

Net Cash Provided by Financing Activities decreased by $145.3 million for the year ended December 31, 2004, compared to the same period in 2003. The Company generated $198 million in proceeds in 2003 from the issuance of its 4.875% Senior Notes, due November 1, 2010. During 2003, the Company also reduced its outstanding borrowings under its revolving credit agreement by $80 million. Net Cash Provided by Financing Activities increased by $119.7 million for the year ended December 31, 2003, compared to the same period in 2002, due to the issuance of the Company’s 4.875% Senior Notes in 2003 and also due to higher Certificates of Deposits raised in 2002 to support a higher level of growth in the Company’s Consumer Finance segment.

        As further discussed in Note 4 to the Company’s Consolidated Financial Statements—Investments Other Than Investee, from time to time some of Unitrin’s subsidiaries may hold collateral from unrelated parties pursuant to securities lending agreements whereby unrelated parties borrow securities from the subsidiaries’ accounts. The subsidiaries are required to return such collateral upon return of the loaned security. Accordingly, the amount of such collateral would not be available to meet ongoing obligations to policyholders and claimants, as well as ordinary operating expenses. Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk or for any other purpose. The Company’s retained earnings at December 31, 2004 includes $42.3 million representing the undistributed equity in net income of investee.

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

The Company’s management believes that it has sufficient resources to maintain the payment of dividends to its shareholders at the present level. Sources for future shareholder dividend payments and the payment of interest on Unitrin’s senior notes include the receipt of dividends from Unitrin’s operating subsidiaries, the receipt of dividends from its investments in Northrop, borrowings under the revolving credit agreement, and monetization of a portion of the Unitrin parent company’s Northrop holdings. At December 31, 2004, the Unitrin parent company directly held investments in Northrop preferred and common stock with a market value totaling $284.1 million.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no material obligations under a guarantee contract meeting the characteristics identified in paragraph 3 of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements, Including Indirect Guarantees of Indebtedness of Others. The Company has no material retained or contingent interests in assets transferred to an unconsolidated entity. The Company has no material obligations, including contingent obligations, under contracts that would be accounted for as derivative instruments. The Company has no obligations, including contingent obligations, arising out of a variable interest in an unconsolidated entity held by, and material to, the Company, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company. Accordingly, the Company has no material off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

Projected cash disbursements pertaining to the Company’s contractual obligations at December 31, 2004 is as follows:

DOLLARS IN MILLIONS	JAN. 1, 2005 TO DEC. 31, 2005	JAN. 1, 2006 TO DEC. 31, 2007	JAN. 1, 2008 TO DEC. 31, 2009	AFTER DEC. 31, 2009	TOTAL
Long-Term Debt Obligations	$0.5	$301.0	$1.0	$207.2	$509.7
Certificates of Deposits	334.8	283.6	277.6	26.4	922.4
Capital Lease Obligations	0.3	0.6	0.3	—	1.2
Operating Lease Obligations	24.8	38.2	19.8	27.0	109.8
Purchase Obligations	69.7	5.7	3.3	1.6	80.3
Property and Casualty Insurance Reserves, Net of Reinsurance	560.4	474.6	126.9	119.9	1,281.8
Other Contractual Obligations Reflected in Long-Term Liabilities on the Consolidated Balance Sheet under GAAP	59.9	90.9	34.6	12.9	198.3

Total Contractual Obligations	$1,050.4	$1,194.6	$463.5	$395.0	$3,103.5

In 2004, the Company committed to invest $100 million in a limited liability investment company, of which $65 million was unfunded at December 31, 2004. Cash flow related to Purchase Obligations in 2005 is due primarily to funding this commitment. In addition, in January 2005, the Company agreed to purchase, subject to due diligence by the Company, certain investment real estate for approximately $57 million including the assumption of a $12 million mortgage. In January 2005, the Company also agreed to sell, subject to due diligence by the buyer, other investment real estate, the proceeds of which will likely be used to fund the obligation described in the preceding sentence.

The projected cash disbursements for Property and Casualty Insurance Reserves are presented net of anticipated reinsurance recoveries of $228.9 million, including recoveries of $180.9 million from General Security National Insurance Company, a subsidiary of SCOR Reinsurance Company (see Note 7 to the Consolidated Financial Statements—Property and Casualty Insurance Reserves.) Other Contractual Obligations Reflected in Long-Term Liabilities on the Consolidated Balance Sheet under GAAP primarily consist of interest obligations related to Long-Term Debt Obligations and Certificates of Deposits.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $57.4 million, $45.3 million and $26.9 million in 2004, 2003 and 2002, respectively. Interest expense was $28.3 million, $21.4 million and $12.2 million in 2004, 2003 and 2002, respectively. Other Corporate Expenses were $29.1 million, $23.9 million and $14.7 million in 2004, 2003 and 2002, respectively. Other Corporate Expenses increased by $5.2 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher compensation and employee benefit costs. Other Corporate Expenses increased by $9.2 million for the year ended December 31, 2003, compared to the same period in 2002, due primarily to higher compensation and employee benefit costs.

ACCOUNTING CHANGES

In May 2004, the FASB issued FASB Staff Position (“FSP”) FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP FAS 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Modernization Act”), to employers that sponsor postretirement health care plans which provide prescription drug benefits and supersedes FSP FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP FAS 106-2 is effective for the first interim or annual period beginning after June 15, 2004. The Company adopted FSP FAS 106-2 effective July 1, 2004 and determined that prescription benefits under its postretirement health plan were actuarially equivalent to the proposed Medicare Part D plan and, therefore, the Company’s postretirement health plan qualifies for the employer subsidy under the Modernization Act. The Company determined that the effect of the enactment of the Modernization Act was not a significant event pursuant to paragraph 73 of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Accordingly, the effects of the Modernization Act are incorporated in the next measurement date, December 31, 2004 in the case of the Company, of the plan assets and obligations as otherwise required by SFAS No. 106, following the effective date of FSP FAS 106-2. The adoption of FSP FAS 106-2 resulted in a reduction of the Company’s Accumulated Benefit Obligation for its Postretirement Health Plan and a related actuarial gain of $6.3 million at December 31, 2004, which will be amortized pursuant to the provisions of SFAS No. 106. The Company estimates that annual postretirement health plan expense will decrease by $1.0 million before-tax in 2005 as a result of the adoption of FSP FAS 106-2.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies’ footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. SFAS No. 123(R) is effective for periods beginning after June 15, 2005. Early application of SFAS No. 123(R) is encouraged, but not required.

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

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, prospectively to all awards granted, modified or settled on or after January 1, 2003. For awards granted, modified or settled prior to January 1, 2003, the Company accounts for these plans under the recognition and measurement principles of APB Opinion No.

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

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The initial adoption of FIN 46 did not have an impact on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires

ACCOUNTING CHANGES [CONTINUED]

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

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to all entities and applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 also amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The initial adoption of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Information About Market Risk

The Company’s consolidated balance sheet includes five types of financial instruments subject to the material market risk disclosures required by the Securities and Exchange Commission (“SEC”):

1)	Investments in Fixed Maturities;

2)	Investments in Equity Securities;

3)	Consumer Finance Receivables;

4)	Certificates of Deposits and Savings Accounts; and

5)	Notes Payable.

Investments in Fixed Maturities, Consumer Finance Receivables, Certificates of Deposits and Savings Accounts and Notes Payable are subject to material interest rate risk. The Company’s Investments in Equity Securities include common and preferred stocks and, accordingly, are subject to material equity price risk and interest rate risk, respectively.

For purposes of this disclosure, market risk sensitive financial instruments are divided into two categories: financial instruments acquired for trading purposes and financial instruments acquired for purposes other than trading. The Company’s market risk sensitive financial instruments are generally classified as held for purposes other than trading. The Company has no significant holdings of financial instruments acquired for trading purposes. The Company has no significant holdings of derivatives.

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

For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100 basis points in the yield curve at December 31, 2004 and 2003, respectively, for Investments in Fixed Maturities. Such 100 basis point increase in the yield curve may not necessarily result in a corresponding 100 basis point increase in the interest rate for all investments in fixed maturities. For example, a 100 basis point increase in the yield curve for risk-free, taxable investments in fixed maturities may not result in a 100 basis point increase for tax exempt investments in fixed maturities. For Investments in Fixed Maturities, the Company also anticipated changes in cash flows due to changes in the likelihood that investments would be called or pre-paid prior to their contractual maturity. All other variables were held constant. For preferred stock equity securities and Consumer Finance Receivables, the Company assumed an adverse and instantaneous increase of 100 basis points in market interest rates from their levels at December 31, 2004 and 2003,

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

Quantitative Information About Market Risk [continued]

respectively. All other variables were held constant. For Certificates of Deposits and Savings Accounts and Notes Payable, the Company assumed an adverse and instantaneous decrease of 100 basis points in market interest rates from their levels at December 31, 2004 and 2003, respectively. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard and Poor’s Stock Index (the “S&P 500”) from its levels at December 31, 2004 and 2003, with all other variables held constant. The Company’s investments in common stock equity securities were correlated with the S&P 500 using the portfolio’s weighted-average beta of 0.45 and 0.33 at December 31, 2004 and 2003, respectively. The portfolio’s weighted-average beta was calculated using each security’s beta for the five-year periods ended December 31, 2004 and 2003, respectively, and weighted on the fair value of such securities at December 31, 2004 and 2003, respectively. Beta measures a stock’s relative volatility in relation to the rest of the stock market, with the S&P 500 having a beta coefficient of 1.00.

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2004 using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$4,132.4	$(322.0)	$—	$(322.0)
Investments in Equity Securities	1,088.0	(4.6)	(45.4)	(50.0)
Consumer Finance Receivables	979.2	(13.0)	—	(13.0)

LIABILITIES
Certificates of Deposits	$921.9	$19.4	$—	$19.4
Notes Payable	516.6	17.6	—	17.6

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2003 using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$3,634.7	$(254.7)	$—	$(254.7)
Investments in Equity Securities	1,287.6	(5.9)	(39.6)	(45.5)
Consumer Finance Receivables	906.7	(12.0)	—	(12.0)

LIABILITIES
Certificates of Deposits and Savings Accounts	$918.9	$18.1	$—	$18.1
Notes Payable	519.4	22.3	—	22.3

The market risk sensitivity analysis assumes that the composition of the Company’s interest rate sensitive assets and liabilities, including but not limited to, credit quality, and equity price sensitive assets existing at the beginning of the period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the time to maturity. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Also, any future correlation, either in the near term or the long term, between the Company’s common stock equity securities portfolio and the S&P 500 may differ from the historical correlation as represented by the weighted-average historical beta of the common stock equity securities portfolio. Accordingly, the market risk sensitivity analysis may not be indicative of, is not intended to provide, and does not provide, a precise forecast of the effect of changes of market rates on the Company’s income or shareholders’ equity. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates or equity prices.

To the extent that any adverse 100 basis point change occurs in increments over a period of time instead of instantaneously, the adverse impact on fair values would be partially mitigated because some of the underlying financial instruments would have matured. For example, proceeds from any maturing assets could be reinvested and any new liabilities would be incurred at the then current interest rates.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

Qualitative Information About Market Risk [continued]

The Company manages its interest rate exposures with respect to Investments in Fixed Maturities by investing primarily in investment-grade securities of moderate duration. The interest rate risks with respect to the fair value of Consumer Finance Receivables should be partially offset by the impact of interest rate movements on Certificates of Deposits and Savings Accounts which are issued to fund its receivables.

At December 31, 2004 and December 31, 2003, $664.6 million and $854.8 million of the Company’s Investments in Equity Securities, which exclude the Company’s Investment in Investee, was concentrated in the preferred and common stock of Northrop. Northrop stated in its 2003 Annual Report on Form 10-K that it “provides technologically advanced innovative products, services and solutions in defense and commercial electronics, information technology, systems integration, space technology, mission systems and nuclear and non-nuclear shipbuilding and systems.” Additionally, Northrop stated that it “is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix.” Accordingly, the Company’s Investments in Equity Securities is sensitive to the nature of Northrop’s industry segments.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management’s Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative Disclosures About Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	Changes in general economic conditions, including performance of financial markets, interest rates, and unemployment rates and the inflationary impact on claims;

•	Heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	The number and severity of insurance claims (including those associated with catastrophe losses) and their impact on the adequacy of loss reserves;

•	The inflationary impact of the availability of labor and materials on repair and reconstruction costs;

•	Changes in the pricing or availability of reinsurance;

•	Changes in the financial condition of reinsurers and amounts recoverable therefrom;

•	Changes in industry trends;

•	Regulatory approval of insurance rates, policy forms, license applications and similar matters;

•	Governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations or policy provisions) and adverse judgments in litigation to which the Company or its subsidiaries are parties;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services;

•	Changes in ratings by credit rating agencies and/or A.M. Best Co., Inc.;

•	Realization of economies of scale;

•	Absolute and relative performance of the Company’s products or services;

•	Ability to maintain uninterrupted operation of facilities and business operations; and

•	Other risks and uncertainties described from time to time in the Company’s filings with the SEC.

No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this Annual Report. The reader is advised, however, to consult any further disclosures the Company makes on related subjects in filings made with the SEC.