Form 10-K, Exhibit 13
period 2004-12-31
UNITRIN INC
filed 2005-02-03
CIK 860748

Exhibit 13.3

UNITRIN, INC. & SUBSIDIARIES

Financial Highlights

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002	2001	2000
FOR THE YEAR
Earned Premiums	$2,485.2	$2,457.2	$1,878.0	$1,561.2	$1,442.1
Consumer Finance Revenues	202.8	195.7	171.8	159.1	141.7
Net Investment Income	261.2	231.9	221.9	236.5	220.9
Other Income	13.1	25.1	39.8	8.8	8.0
Net Realized Investment Gains (Losses)	78.5	33.9	(13.3)	568.2	140.5

Total Revenues	$3,040.8	$2,943.8	$2,298.2	$2,533.8	$1,953.2

Net Income (Loss)	$240.2	$123.6	$(8.2)	$380.9	$91.0

Net Income (Loss) Per Share	$3.51	$1.83	$(0.12)	$5.64	$1.32

Net Income (Loss) Per Share Assuming Dilution	$3.48	$1.82	$(0.12)	$5.60	$1.32

Repurchases of Unitrin Common Stock	$—	$1.4	$9.4	$26.6	$122.3
Dividends to Shareholders:
Cash	113.5	112.2	112.4	108.0	103.1
Spin-off of Curtiss-Wright at Fair Value	—	—	—	196.1	—

Total Capital Returned to Shareholders	$113.5	$113.6	$121.8	$330.7	$225.4

Dividends to Shareholders (per share):
Cash	$1.66	$1.66	$1.66	$1.60	$1.50
Spin-off of Curtiss-Wright at Fair Value	—	—	—	2.91	—

AT YEAR END
Investments	$6,007.5	$5,782.9	$5,303.8	$5,127.5	$4,233.5
Total Assets	8,790.3	8,536.8	7,705.6	7,133.7	6,165.8
Insurance Reserves	3,844.0	3,691.4	3,191.4	2,857.6	2,642.8
Notes Payable	502.8	495.7	377.1	254.8	180.0
Shareholders’ Equity	2,038.7	1,818.9	1,802.4	1,916.8	1,701.2
Book Value Per Share	$29.62	$26.84	$26.66	$28.38	$25.15
Fair Value Per Share of Investments in Investees in Excess of Carrying Value	2.34	2.16	0.11	0.08	6.00

Adjusted Book Value Per Share	$31.96	$29.00	$26.77	$28.46	$31.15

Shares of Unitrin Common Stock Outstanding (in millions of shares)	68.8	67.8	67.6	67.5	67.6
Number of Associates Employed	8,480	8,796	8,739	7,664	7,425