Form 10-K, Exhibit 13
period 2004-12-31
UNITRIN INC
filed 2005-02-03
CIK 860748

EXHIBIT 13.4

To Our Shareholders

February 2, 2005

Your Company recorded net income of $240.2 million or $3.51 per share for the year ended December 31, 2004, nearly double the net income of $123.6 million or $1.83 per share recorded in 2003. Operating results improved in all six of our operating segments. Our Kemper Auto and Home, Multi Lines Insurance and Life and Health Insurance segments in particular improved substantially. Our Consumer Finance and Unitrin Specialty businesses again posted record earnings.

Operating Results

Our Multi Lines insurance segment posted net income of $47.0 million and a combined ratio of 95.0% in 2004, a significant improvement from net income of $20.7 million after-tax and a combined ratio of 101.8% posted in 2003.

We have completed the task of re-underwriting our commercial lines business, non-renewing those classes of business where we do not believe that we could have achieved an adequate return. The results of the commercial lines re-underwrite project have been encouraging - the operating results posted by our commercial lines business improved from a loss of $72.4 million before-tax in 2002, to a profit of $13.2 million before-tax in 2003, and to a profit of $19.1 million before-tax in 2004. Our commercial lines earned premiums, not surprisingly, shrunk from $308.4 million in 2002 to $250.8 million in 2003 and to $196.0 million in 2004 despite the significant rate increases taken on our remaining commercial lines business. We believe that this smaller block of business gives us a good starting point to launch our new, stand-alone business unit - Unitrin Business Insurance (UBI). UBI is dedicated to serving the commercial lines agents previously served by our Multi Lines segment. The UBI challenge is to provide these agents with state of the art commercial lines automation and insurance products and to grow the business profitably while achieving efficient economies of scale.

Along with the launch of UBI on January 1, 2005, we began combining the personal lines operations of the former Multi Lines segment into our Kemper Auto and Home segment. This was not an easy decision. Our dedicated Multi Lines associates worked hard to turn around their personal lines business and, indeed, recorded an operating profit of $42.3 million before-tax in 2004, a substantial improvement from the $11.3 million of operating profit recorded in 2003. However the combination of our two independent agency-distributed, personal lines units is necessary to achieve the economies of scale required to compete in the insurance marketplace and to produce an adequate return for our shareholders. We expect to record additional transition costs related to the combination ranging from $8 million to $11 million over the next 24 months. The combination will likely not have a positive impact on the bottom line until 2006. Revenues for the combined personal lines operations should exceed $1 billion in 2005.

Unitrin’s Kemper Auto and Home (KAH) business passed several significant milestones in 2004. As you know, we acquired the Kemper Insurance Companies’ (KIC) personal lines business in 2002. That entire book of business has now been written on Unitrin paper. Our continued concerns over KIC’s financial health led us to contact KIC to discuss our remaining affairs. In August of 2004, we reached an agreement and settled all of the remaining affairs between Unitrin and KIC. We recorded a one-time after-tax charge of $9.7 million, which primarily represents performance-based bonus payments that would in all likelihood have been paid to KIC in future years. We no longer are concerned about the effect that KIC’s financial condition could have had on our business.

KAH posted net income of $26.7 million in 2004 and a combined ratio of 100.0%, a substantial improvement from the net loss of $18.9 million KAH reported in 2003. We expected our KAH results to improve as earned premiums now reflect the entire book of business. KAH’s incurred loss ratio improved from 79.2% in 2003, down to 70.6% in 2004, as rate increases taken on the acquired block of business began to take hold. KAH recorded $7.9 million of after-tax losses from the four hurricanes that hit Florida in 2004.

The Unitrin Specialty segment recorded record net income of $31.9 million and a combined ratio of 94.5% in 2004. Earned premiums, however, declined as rate increases were more than offset by a decline in the number of policies in force as competitors and new entrants have begun to reduce price. We are focused on maintaining the profitability of the Unitrin Specialty segment and have made the strategic decision not to sacrifice margin for growth. The challenge for 2005 remains to maintain, if not grow, the number of our Unitrin Specialty policies in force while maintaining the same level of profitability.

We are pleased to report that our Unitrin Direct business posted its first discrete period operating profit in the fourth quarter of 2004, well ahead of our original business model. Congratulations to our Unitrin Direct associates are in order. The net loss recorded by our Unitrin Direct segment for the full year narrowed from $11.3 million in 2003 down to $1.6 million in 2004. We fully expect that Unitrin Direct will record positive net income for the full year in 2005. Our return targets should be met in 2007, if not in 2006. We believe that our shareholders will benefit from this alternative distribution channel in the years to come.

Our Life and Health Insurance segment recorded net income of $63.0 million in 2004, well above the $46.1 million recorded in 2003. Life and Health Insurance expenses fell by over $17 million as we largely completed the combination of our three career agency back room operations into one new facility in St. Louis. The vast majority of this business is centered on a traditional whole life insurance product that depends on investment income to meet its return objectives. The low interest rate environment has had an impact on this business. We made the strategic call to invest a portion of the shorter term investments that we maintained in our Life and Health Insurance segment into longer term investments which contributed to the $15.1 million pre-tax increase in Life and Health Insurance investment income in 2004. We would again be remiss if we did not mention the fine performance turned in by our Reserve National health insurance unit that again reported record profits in 2004 as part of our Life and Health Insurance segment.

Interest rates have the opposite effect on our Consumer Finance business - Fireside Bank. As an FDIC insured institution, Fireside funds its operations largely through certificates of deposits that have recently been issued at historically low rates. Our Consumer Finance segment again posted record net income of $27.4 million in 2004 due to the favorable interest rate environment and the growth in loans outstanding. Fireside’s expenses increased by $11.2 million in 2004 as we added headcount to our collection department to reduce net charge-off.

Investment Results

We continue to strive to manage our investment portfolio prudently, balancing the risk associated with our concentrated equity holdings in Northrop and UNOVA with a conservative fixed income portfolio comprised primarily of high grade-corporate and municipal bonds, agencies and treasuries. Consolidated net investment income increased by $29.3 million, primarily the result of a higher base of fixed maturity investments as cash flows from operations and the sale of a portion of our short term investments were invested in longer term fixed maturity investments. The yield on our fixed income portfolio continued to decline, albeit slightly, in 2004 as the proceeds from securities that matured or were called continued to be reinvested at lower rates. At the end of 2004, we still kept nearly $700 million in relatively short term investments - over 10% of our investment portfolio - positioning us to take advantage of any future rising interest rate environment.

The market value of our equity holdings increased by $148.0 million during 2004 after taking into account securities that were sold or purchased. In particular the value of our common stock investment in UNOVA increased from $290 million at the end of 2003 to $320 million at the end of 2004. Our net income included positive net income for our proportionate share of UNOVA’s results for the first time since 1999. We remain impressed with the technology at UNOVA’s Intermec business and, in fact, in January 2005, we agreed to hire Intermec to develop the software for the next generation of handheld computers for our Life and Health Insurance business. Our investment in UNOVA is the only common stock that we own that is not marked to market through shareholders’ equity. The fair value of our investment in UNOVA exceeded the carrying value by $248 million at the end of 2004.

We continued to sell a portion of our sizable equity investment in Northrop in 2004. We sold 5.3 million shares of Northrop common stock in 2004, generating pre-tax proceeds of approximately $274 million. Combined with Northrop sales in 2003, we have now sold 7.4 million out of the 15.3 million shares of Northrop common stock that we received when Northrop purchased Litton in 2001. We have in no way lost confidence in the management of Northrop. Indeed, we still hold a combination of Northrop common stock, preferred stock and bonds with a market value of over $650 million. Our sales were made to reduce the risk of our asset concentration in Northrop, and to take advantage of a relatively higher Northrop stock price. We may continue to sell down our Northrop holdings depending on future market prices and other capital needs.

Capital Structure

We completed the capitalization of our Property and Casualty group in 2003, largely through redeploying cash and other assets from our Life and Health Insurance subsidiaries into our Property and Casualty Insurance subsidiaries. We believe that our Property and Casualty Insurance subsidiaries are now sufficiently capitalized to support future premium growth and to pay dividends to the Unitrin parent company out of future earnings. In fact, our Property and Casualty group paid dividends totaling $50 million in the form of Northrop common stock to the Unitrin parent company in the second half of 2004.

We do not anticipate substantial changes to our capital structure in 2005. Debt to total capitalization was a modest 19.8% at the end of 2004 -that ratio falls to 18.6% if the market value of our holdings in UNOVA is taken into consideration. We plan to replace our $360 million undrawn revolving credit agreement, which expires later this year, with a new facility some time around the middle of the year.

We believe that we have sufficient resources to maintain, or perhaps increase in the future, the amount of dividends paid to our shareholders. Operating company results are expected to more than cover future dividend payments for the foreseeable future.

We are pleased to take the opportunity in this report to highlight a few of our nearly 8,500 associates who practice what we preach - Getting it Right.

/s/ Richard C. Vie	/s/ Donald G. Southwell
Richard C. Vie	Donald G. Southwell
Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer