Form 10-K, Exhibit 13
period 2005-12-31
UNITRIN INC
filed 2006-02-01
CIK 860748

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

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Management has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2005, based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that Unitrin’s internal control over financial reporting is effective as of December 31, 2005.

The independent registered public accounting firm of Deloitte & Touche LLP, as auditors of Unitrin’s consolidated financial statements, has issued an attestation report on management’s assessment of Unitrin’s internal control over financial reporting.

/s/ Richard C. Vie	/s/ Eric J. Draut

Richard C. Vie Chairman of the Board and Chief Executive Officer January 30, 2006	Eric J. Draut Executive Vice President and Chief Financial Officer

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF UNITRIN, INC.

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Management Report on Internal Control, that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Deloitte & Touche LLP

Chicago, Illinois

January 30, 2006

	DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004
ASSETS
Investments:
Fixed Maturities at Fair Value (Amortized Cost: 2005–$ 3,988.7; 2004–$ 3,994.0)	$4,086.6	$4,132.4
Northrop Grumman Preferred Stock at Fair Value (Cost: 2005–$177.5; 2004–$ 177.5)	225.7	234.3
Northrop Grumman Common Stock at Fair Value (Cost: 2005–$330.7; 2004–$ 341.5)	460.7	430.3
Other Equity Securities at Fair Value (Cost: 2005–$302.8; 2004–$ 323.7)	412.5	423.4
Investee (Intermec) at Cost Plus Cumulative Undistributed Earnings (Fair Value: 2005–$427.8; 2004–$ 320.1)	80.4	71.9
Short-term Investments at Cost which Approximates Fair Value	524.5	356.7
Other	484.4	358.5

Total Investments	6,274.8	6,007.5

Cash	44.5	82.1
Consumer Finance Receivables at Cost (Fair Value: 2005–$1,112.5; 2004–$ 979.2)	1,109.5	971.5
Other Receivables	828.0	827.9
Deferred Policy Acquisition Costs	438.2	422.0
Goodwill	344.7	344.7
Other Assets	158.6	141.0

Total Assets	$9,198.3	$8,796.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance Reserves:
Life and Health	$2,404.9	$2,333.3
Property and Casualty	1,531.5	1,510.7

Total Insurance Reserves	3,936.4	3,844.0

Certificates of Deposits at Cost (Fair Value: 2005–$1,070.9; 2004–$ 921.9)	1,074.3	922.4
Unearned Premiums	810.6	807.6
Accrued and Deferred Income Taxes	272.8	257.1
Notes Payable at Amortized Cost (Fair Value: 2005–$ 504.3; 2004–$ 516.6)	503.6	502.8
Accrued Expenses and Other Liabilities	442.9	424.1

Total Liabilities	7,040.6	6,758.0

Shareholders’ Equity:
Common Stock, $ 0.10 Par Value Per Share, 100 Million Shares authorized, 68,516,167 and 68,828,658 Shares Issued and Outstanding at December 31, 2005 and 2004	6.9	6.9
Paid-in Capital	711.4	621.4
Retained Earnings	1,188.2	1,160.8
Accumulated Other Comprehensive Income	251.2	249.6

Total Shareholders’ Equity	2,157.7	2,038.7

Total Liabilities and Shareholders’ Equity	$9,198.3	$8,796.7

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004	2003
REVENUES
Earned Premiums	$2,478.3	$2,485.2	$2,457.2
Consumer Finance Revenues	221.3	202.8	195.7
Net Investment Income	282.1	261.2	231.9
Other Income	9.5	13.1	25.1
Net Realized Investment Gains	56.9	78.5	33.9

Total Revenues	3,048.1	3,040.8	2,943.8

EXPENSES
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	1,665.3	1,668.2	1,740.9
Insurance Expenses	817.5	824.0	844.1
Consumer Finance Expenses	168.4	155.7	154.6
Interest and Other Expenses	64.0	57.4	45.3

Total Expenses	2,715.2	2,705.3	2,784.9

Income before Income Taxes and Equity in Net Income (Loss) of Investee	332.9	335.5	158.9
Income Tax Expense	82.7	98.9	34.1

Income before Equity in Net Income (Loss) of Investee	250.2	236.6	124.8
Equity in Net Income (Loss) of Investee	5.3	3.6	(1.2)

NET INCOME	$255.5	$240.2	$123.6

NET INCOME PER SHARE	$3.70	$3.51	$1.83

NET INCOME PER SHARE ASSUMING DILUTION	$3.67	$3.48	$1.82

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS	2005	2004	2003
OPERATING ACTIVITIES
Net Income	$255.5	$240.2	$123.6
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Policy Acquisition Costs Deferred	(350.5)	(343.6)	(351.0)
Amortization of Deferred Policy Acquisition Costs	334.7	323.6	335.0
Equity in Net (Income) Loss of Investee before Taxes	(8.2)	(5.5)	1.9
Amortization of Investments	11.6	12.6	11.4
Provision for Loan Losses	47.4	45.8	54.4
Decrease in Other Receivables	3.7	80.5	56.4
Increase in Insurance Reserves and Unearned Premiums	91.5	160.8	269.4
Increase (Decrease) in Accrued and Deferred Income Taxes	21.3	(153.4)	34.8
Increase (Decrease) in Accrued Expenses and Other Liabilities	11.1	(20.4)	44.0
Net Realized Investment Gains	(56.9)	(78.5)	(33.9)
Other, Net	15.5	36.1	39.6

Net Cash Provided by Operating Activities	376.7	298.2	585.6

INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities	551.0	884.4	1,346.4
Purchases of Fixed Maturities	(554.5)	(1,354.2)	(1,987.3)
Sales of Northrop Common Stock	11.1	273.9	96.5
Sales of Other Equity Securities	93.3	138.3	95.7
Purchases of Other Equity Securities	(57.5)	(87.0)	(36.4)
Repayments of Consumer Finance Receivables	581.6	525.5	466.0
Acquisitions of Consumer Finance Receivables	(767.1)	(639.1)	(594.5)
Change in Short-term Investments	(166.9)	138.5	61.3
Acquisitions and Improvements of Investment Real Estate	(98.9)	(29.8)	(20.9)
Sales of Investment Real Estate	41.9	10.8	—
Change in Other Investments	(33.9)	(31.0)	(20.0)
Acquisition of Businesses, Net of Cash Acquired	—	(17.1)	(8.0)
Other, Net	(19.5)	(21.6)	(7.5)

Net Cash Used by Investing Activities	(419.4)	(208.4)	(608.7)

FINANCING ACTIVITIES
Certificates of Deposits Issued	294.2	216.4	267.6
Certificates of Deposits Withdrawals	(142.3)	(209.2)	(210.1)
Universal Life and Annuity Receipts from Policyholders	5.9	7.9	7.9
Universal Life and Annuity Payments to Policyholders	(2.0)	(3.3)	(3.1)
Notes Payable Proceeds	40.0	—	398.0
Notes Payable Payments	(40.1)	(0.1)	(280.0)
Cash Dividends Paid	(117.4)	(113.5)	(112.2)
Common Stock Repurchases	(48.9)	—	(1.4)
Cash Exercise of Stock Options	15.7	28.4	5.2

Net Cash Provided (Used) by Financing Activities	5.1	(73.4)	71.9

Increase (Decrease) in Cash	(37.6)	16.4	48.8
Cash, Beginning of Year	82.1	65.7	16.9

Cash, End of Year	$44.5	$82.1	$65.7

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

		FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNT	NUMBER OF SHARES	COMMON STOCK	PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPRE- HENSIVE INCOME (LOSS)	TOTAL SHAREHOLDERS’ EQUITY
BALANCE, DECEMBER 31, 2002	67.6	$6.8	$512.9	$1,086.4	$196.3	$1,802.4
Net Income	—	—	—	123.6	—	123.6
Other Comprehensive Loss (note 12)	—	—	—	—	(1.8)	(1.8)

Total Comprehensive Income						121.8

Dividends to Shareholders: Cash ($ 1.66 per share)	—	—	—	(112.2)	—	(112.2)
Repurchases of Common Stock	(0.1)	—	(0.5)	(0.9)	—	(1.4)
Stock-based Compensation Cost (notes 1, 2 and 10)	—	—	2.8	—	—	2.8
Exercise of Stock Options,
Net of Shares Exchanged (note 10)	0.3	—	22.6	(17.1)	—	5.5

BALANCE, DECEMBER 31, 2003	67.8	$6.8	$537.8	$1,079.8	$194.5	$1,818.9
Net Income	—	—	—	240.2	—	240.2
Other Comprehensive Income (note 12)	—	—	—	—	55.1	55.1

Total Comprehensive Income						295.3

Dividends to Shareholders: Cash ($ 1.66 per share)	—	—	—	(113.5)	—	(113.5)
Stock-based Compensation Cost (notes 1, 2 and 10)	—	—	8.5	—	—	8.5
Exercise of Stock Options,
Net of Shares Exchanged (note 10)	1.0	0.1	76.8	(45.7)	—	31.2
Other	—	—	(1.7)	—	—	(1.7)

BALANCE, DECEMBER 31, 2004	68.8	$6.9	$621.4	$1,160.8	$249.6	$2,038.7
Net Income	—	—	—	255.5	—	255.5
Other Comprehensive Income (note 12)	—	—	—	—	1.6	1.6

Total Comprehensive Income						257.1

Dividends to Shareholders: Cash ($ 1.70 per share)	—	—	—	(117.4)	—	(117.4)
Repurchases of Common Stock	(1.0)	(0.1)	(10.6)	(38.2)	—	(48.9)
Stock-based Compensation Cost (notes 1, 2 and 10)	—	—	11.9	—	—	11.9
Exercise of Stock Options,
Net of Shares Exchanged (note 10)	0.7	0.1	88.9	(72.5)	—	16.5
Other	—	—	(0.2)	—	—	(0.2)

BALANCE, DECEMBER 31, 2005	68.5	$6.9	$711.4	$1,188.2	$251.2	$2,157.7

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES

The Consolidated Financial Statements included herein have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Unitrin, Inc. and its subsidiaries (“Unitrin” or the “Company”). All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year’s presentation.

The effects on Net Income, Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2005, 2004 and 2003 if the fair value–based method had been applied to all awards since the effective date of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure were:

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004	2003
Net Income as Reported	$255.5	$240.2	$123.6
Add: Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Related Tax Effects	7.8	5.5	1.8
Deduct: Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards, Net of Related Tax Effects	(8.0)	(6.5)	(4.2)

Pro Forma Net Income	$255.3	$239.2	$121.2

Net Income Per Share:
Basic—As Reported	$3.70	$3.51	$1.83

Basic—Pro Forma	$3.70	$3.50	$1.79

Diluted—As Reported	$3.67	$3.48	$1.82

Diluted—Pro Forma	$3.67	$3.47	$1.79

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

The fair values of Investments in Fixed Maturities, Investments in Equity Securities and Senior Notes Payable are estimated using quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The fair values of the Company’s Investment in Investee and Investments in Northrop Grumman Corporation (“Northrop”) Preferred Stock and Northrop Common Stock are based upon quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the estimated future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Certificates of Deposits have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments and certain other assets and other liabilities because of their short-term nature.

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

The process of estimating and establishing reserves for losses and loss adjustment expenses for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, mold, construction defect and other emerging and/or long-tailed exposures, which may not be discovered or reported until years after the insurance policy period has ended. Management considers a

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ESTIMATES [CONTINUED]

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

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

Investments Other Than Investee

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks at fair value and are classified as available for sale. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders’ Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments primarily include loans to policyholders, real estate, investments in certain limited liability investment companies accounted for under the equity method of accounting, and mortgage loans and are generally carried at cost, or in the case of certain investments in limited liability investment companies, at cost plus cumulative undistributed earnings, or unpaid principal balance. Gains and losses on sales of investments are computed on the specific identification method and are recorded in the Consolidated Statement of Income in the period in which the sale occurred. The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Losses arising from other than temporary declines in fair value are computed on the specific identification method and reported in the Consolidated Statement of Income in the period that the decline was determined to be other than temporary.

Investment in Investee

Investment in Investee is accounted for under the equity method of accounting in the accompanying financial statements. The Company’s voting percentage and share of earnings or losses of an investee is determined using the most recent and sufficiently timely publicly available audited financial statements, subsequent unaudited interim reports and other publicly available information which generally results in a three-month-delay basis.

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

The Company accounts for the present value of the future profits embedded in insurance in force acquired (“VIF”) based upon actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $3.7 million, $3.3 million, $3.0 million, $2.7 million and $2.4 million in each of the next five years.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Goodwill

The Company accounts for Goodwill pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangibles. Accordingly, Goodwill is not amortized, but rather is tested annually for recoverability. The Company tests Goodwill in the first quarter of its fiscal year. During the first quarters of 2005, 2004 and 2003, the Company tested Goodwill for recoverability and determined that Goodwill was recoverable.

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

For traditional life insurance products, the reserves for future policy benefits are estimated on the net level premium method based on rates for expected mortality, lapse rates and interest rates, including provisions for adverse mortality. These assumptions vary by such characteristics as plan, age at issue and policy duration. Mortality assumptions are based on the Company’s historical experience and industry standards. Interest rate assumptions principally range from 3% to 7%. Lapse rate assumptions are based on actual and industry experience. Benefit reserves for universal life-type products represent policy account balances before applicable surrender charges.

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

Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company’s Consumer Finance operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $3.7 million, $4.3 million and $5.6 million in 2005, 2004 and 2003, respectively.

Consumer Finance Expenses include Interest Expense on Certificates of Deposits, Provisions for Loan Losses and General and Administrative Expenses. Interest Expense on Certificates of Deposits is recorded using the effective yield method.

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

Stock-based Compensation

At December 31, 2005, the Company had five stock-based compensation plans, which are more fully described in Note 10, “Long Term Equity Compensation Plans,” to the Consolidated Financial Statements. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, prospectively to all awards granted, modified or settled on or after January 1, 2003. For awards granted, modified or settled prior to January 1, 2003, the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Accounting Changes

In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP FAS 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Modernization Act”). The Company adopted FSP FAS 106-2 effective July 1, 2004. Pursuant to the provisions of FSP FAS 106-2, the effects of the Modernization Act were incorporated in the measurement of plan obligations on December 31, 2004, the Company’s first measurement date after adoption. The adoption of FSP FAS 106-2 resulted in a reduction of the Company’s Accumulated Benefit Obligation for its Postretirement Health Plan and a related actuarial gain of $6.3 million. The Company estimates that annual postretirement health plan expense decreased by $1.0 million before tax in 2005 as a result of the adoption of FSP FAS 106-2.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt SFAS No. 123(R) using the modified prospective method effective January 1, 2006. Under the modified prospective method, companies record compensation cost for new and modified awards over the requisite service period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining requisite service period of such awards. The Company previously adopted SFAS No. 123 in 2003. Accordingly, the Company estimates that the incremental effect of adoption of SFAS No. 123(R) is not material.

NOTE 3. INVESTMENTS OTHER THAN INVESTEE

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2005, were:

DOLLARS IN MILLIONS	AMORTIZED COST	GROSS UNREALIZED
		GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,370.8	$12.7	$(32.3)	$1,351.2
States, Municipalities and Political Subdivisions	1,396.9	51.7	(1.1)	1,447.5
Corporate Securities:
Bonds and Notes	1,213.0	72.5	(5.6)	1,279.9
Redemptive Preferred Stocks	8.0	0.1	(0.1)	8.0

Investments in Fixed Maturities	$3,988.7	$137.0	$(39.1)	$4,086.6

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2004, were:

DOLLARS IN MILLIONS	AMORTIZED COST	GROSS UNREALIZED
		GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,392.7	$15.0	$(18.2)	$1,389.5
States, Municipalities and Political Subdivisions	1,311.0	55.3	(2.2)	1,364.1
Corporate Securities:
Bonds and Notes	1,281.7	89.7	(1.3)	1,370.1
Redemptive Preferred Stocks	8.6	0.1	—	8.7

Investments in Fixed Maturities	$3,994.0	$160.1	$(21.7)	$4,132.4

NOTE 3. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

The expected maturities of the Company’s Investments in Fixed Maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2005, by contractual maturity, were:

DOLLARS IN MILLIONS	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$231.0	$228.8
Due after One Year to Five Years	309.7	315.5
Due after Five Years to Fifteen Years	982.9	1,010.3
Due after Fifteen Years	2,218.9	2,287.2
Asset-Backed Securities Not Due at a Single Maturity Date	246.2	244.8

Investments in Fixed Maturities	$3,988.7	$4,086.6

At December 31, 2005, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

DOLLARS IN MILLIONS		GROSS UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$48.2	$—	$225.7

Northrop Common Stock	$330.7	$130.0	$—	$460.7

Other Equity Securities:
Preferred Stocks	$75.1	$7.9	$(0.1)	$82.9
Common Stocks	227.7	105.4	(3.5)	329.6

Total Other Equity Securities	$302.8	$113.3	$(3.6)	$412.5

At December 31, 2004, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

DOLLARS IN MILLIONS		GROSS UNREALIZED
	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$56.8	$—	$234.3

Northrop Common Stock	$341.5	$88.8	$—	$430.3

Other Equity Securities:
Preferred Stocks	$81.6	$10.4	$(0.5)	$91.5
Common Stocks	242.1	94.5	(4.7)	331.9

Total Other Equity Securities	$323.7	$104.9	$(5.2)	$423.4

NOTE 3. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

An aging of unrealized losses on the Company’s investments in fixed maturities and other equity securities at December 31, 2005, is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$583.1	$(10.8)	$636.1	$(21.5)	$1,219.2	$(32.3)
States, Municipalities and Political Subdivisions	98.7	(0.9)	6.3	(0.2)	105.0	(1.1)
Corporate Securities:
Bonds and Notes	231.6	(5.3)	5.6	(0.3)	237.2	(5.6)
Redemptive Preferred Stocks	1.2	—	1.5	(0.1)	2.7	(0.1)

Total Fixed Maturities	914.6	(17.0)	649.5	(22.1)	1,564.1	(39.1)

Other Equity Securities:
Preferred Stocks	2.4	—	5.4	(0.1)	7.8	(0.1)
Common Stocks	31.7	(2.9)	8.6	(0.6)	40.3	(3.5)

Total Other Equity Securities	34.1	(2.9)	14.0	(0.7)	48.1	(3.6)

Total	$948.7	$(19.9)	$663.5	$(22.8)	$1,612.2	$(42.7)

An aging of unrealized losses on the Company’s investments in fixed maturities and other equity securities at December 31, 2004, is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$630.8	$(6.3)	$371.2	$(11.9)	$1,002.0	$(18.2)
States, Municipalities and Political Subdivisions	87.0	(1.0)	46.1	(1.2)	133.1	(2.2)
Corporate Securities:
Bonds and Notes	90.1	(0.8)	26.2	(0.5)	116.3	(1.3)
Redemptive Preferred Stocks	1.7	—	0.3	—	2.0	—

Total Fixed Maturities	809.6	(8.1)	443.8	(13.6)	1,253.4	(21.7)

Other Equity Securities:
Preferred Stocks	14.9	(0.5)	—	—	14.9	(0.5)
Common Stocks	44.5	(4.6)	2.4	(0.1)	46.9	(4.7)

Total Other Equity Securities	59.4	(5.1)	2.4	(0.1)	61.8	(5.2)

Total	$869.0	$(13.2)	$446.2	$(13.7)	$1,315.2	$(26.9)

Unrealized losses on fixed maturities were $39.1 million at December 31, 2005, including $32.3 million concentrated in U.S. Government and Government Agencies and Authorities, which the Company fully expects to recover.

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on evaluations at December 31, 2005 and 2004, of the prospects of the issuers, including, but not limited to, the Company’s intentions to sell or ability to hold the investments, the length of time and magnitude of the unrealized loss, and the credit ratings of the issuers of the investments in the above fixed maturities, the Company concluded that the declines in the fair values of the Company’s investments in fixed maturities at the respective evaluation dates are temporary.

For substantially all equity securities with an unrealized loss that has continued for more than 12 months, such unrealized loss was less than 10% of the Company’s carrying value of each equity security, which the Company expects to recover. The Company considers various factors

NOTE 3. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

when considering if a decline in the fair value of an equity security is other than temporary including, but not limited to:

a)	The length of time and magnitude of the unrealized loss;

b)	The volatility of the investment;

c)	Analyst recommendations and price targets;

d)	Opinions of the Company’s external investment managers;

e)	Market liquidity; and

f)	The Company’s intentions to sell or ability to hold the investments.

Based on evaluations of these factors at December 31, 2005 and 2004, the Company concluded that the declines in the fair values of the Company’s investments in equity securities at the respective evaluation dates are temporary.

NOTE 4. INVESTMENT IN INVESTEE

The Company’s investment in the common stock of Intermec, Inc., formerly known as UNOVA, Inc. (“Intermec”), is accounted for under the equity method of accounting and reported as Investment in Investee in the Company’s Consolidated Balance Sheets. The carrying value, fair value and approximate voting percentage, based on the most recent publicly available data, for the Company’s Investment in Investee at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
Carrying Value	$80.4	$71.9
Fair Value	$427.8	$320.1
Approximate Voting Percentage	20.2%	20.8%

Equity in Net Income (Loss) of Investee was income of $5.3 million, income of $3.6 million and a loss of $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Prior to the periods presented in the Consolidated Financial Statements, the Company determined that a decline in the fair value of its investment in Intermec was other than temporary under applicable accounting standards. Accordingly, the Company reduced the carrying value of its investment in Intermec to its then current estimated realizable value and allocated the reduction to the Company’s proportionate share of Intermec’s non-current assets. Accordingly, the Company’s reported equity in the net income (loss) of Intermec differs from the Company’s proportionate share of Intermec’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. During the first quarter of 2005, the Company estimated that Intermec had subsequently fully recognized in its financial statements the amortization, depreciation or write-downs of such non-current assets. Accordingly, for periods beginning after the first quarter of 2005, Equity in Net Income of Investee equals the Company’s proportionate share of Intermec’s results. The fair value of the Company’s investment in Intermec subsequently recovered such that the fair value exceeded the carrying value of the Company’s investment in Intermec by $347.4 million and $248.2 million at December 31, 2005 and 2004, respectively. In accordance with applicable accounting standards, such excess is not recorded in the Consolidated Financial Statements.

Investments in Fixed Maturities at December 31, 2004, included investments in Intermec’s publicly traded notes payable with a par value of $5.0 million. The notes matured in March 2005.

NOTE 5. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western and midwestern states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses.

The components of Consumer Finance Receivables at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
Sales Contracts and Loans Receivables	$1,213.9	$1,074.6
Unearned Discounts and Deferred Fees	(41.8)	(46.5)
Reserve for Loan Losses	(62.6)	(56.6)

Consumer Finance Receivables	$1,109.5	$971.5

NOTE 5. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS [CONTINUED]

An aging of Consumer Finance Receivables at December 31, 2005 and 2004, is presented below:

	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES
DOLLARS IN MILLIONS	DEC. 31, 2005		DEC. 31, 2004
Current	$746.1	63.7%	$675.3	65.7%
Past Due:
Less than 30 Days	280.0	23.9	243.8	23.7
30 Days to 59 Days	97.4	8.3	73.4	7.1
60 Days to 89 Days	34.0	2.9	25.1	2.5
90 Days and Greater	14.6	1.2	10.5	1.0

Gross Consumer Finance Receivables	1,172.1	100.0%	1,028.1	100.0%

Reserve for Loan Losses	(62.6)		(56.6)

Consumer Finance Receivables	$1,109.5		$971.5

Activity in the Reserve for Loan Losses for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Reserve for Loan Losses—At Beginning of Year	$56.6	$51.8	$45.1
Provision for Loan Losses	47.4	45.8	54.4
Net Charge-off:
Consumer Finance Receivables Charged-off	(82.5)	(77.9)	(74.7)
Consumer Finance Receivables Recovered	41.1	36.9	27.0

Net Charge-off	(41.4)	(41.0)	(47.7)

Reserve for Loan Losses—At End of Year	$62.6	$56.6	$51.8

The weighted-average interest rates on Certificates of Deposits were 3.95% and 3.52% at December 31, 2005 and 2004, respectively. The range of interest rates on Certificates of Deposits was 1.20% to 6.60% at December 31, 2005 and 0.15% to 7.60% at December 31, 2004. Certificates of Deposits are generally fixed in maturity. The contractual maturities of Certificates of Deposits at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
Due in One Year or Less	$482.6	$334.8
Due after One Year to Three Years	333.3	283.6
Due after Three Years to Five Years	242.4	277.6
Due after Five Years	16.0	26.4

Total Certificates of Deposits	$1,074.3	$922.4

NOTE 6. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Property and Casualty Insurance Reserves, Net of Reinsurance and Indemnification—At Beginning of Year	$1,281.8	$1,101.0	$883.4
Incurred Losses and LAE related to:
Current Year	1,398.3	1,351.0	1,388.4
Prior Years	(92.1)	(39.0)	2.8

Total Incurred Losses and LAE	1,306.2	1,312.0	1,391.2

Paid Losses and LAE related to:
Current Year	786.9	726.0	772.0
Prior Years	486.6	405.2	401.6

Total Paid Losses and LAE	1,273.5	1,131.2	1,173.6

Property and Casualty Insurance Reserves, Net of Reinsurance and Indemnification—At End of Year	$1,314.5	$1,281.8	$1,101.0

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

In 2005, the Company reduced its property and casualty insurance reserves by $92.1 million to record favorable development of losses and LAE from prior accident years. Personal lines insurance losses and LAE and commercial lines insurance losses and LAE developed favorably by $73.1 million and $19.0 million, respectively, in 2005. The reserve reductions were primarily due to the emergence of more favorable loss trends than expected for the 2004 and 2003 accident years, partially due to improvements in the Company’s claims handling procedures.

In 2004, the Company reduced its property and casualty insurance reserves by $39.0 million to record favorable development of losses and LAE from prior accident years. Personal lines insurance losses and LAE and commercial lines insurance losses and LAE developed favorably by $29.7 million and $9.3 million, respectively, in 2004. The reserve reductions were primarily due to favorable development of the 2003 accident year.

The Company cannot predict whether or not losses and LAE will develop favorably or unfavorably from the amounts reported in the Company’s consolidated financial statements. However, the Company believes that such development will not have a material effect on the Company’s consolidated financial position, but could have a material effect on the Company’s consolidated financial results for a given period.

Reinsurance Recoverables were $217.0 million and $228.9 million at December 31, 2005 and 2004, respectively. The Company’s reinsurance recoverables are concentrated with several reinsurers, the vast majority of which are highly rated by one or more of the principal investor and/or insurance company rating agencies. While most of the reinsurance recoverables were unsecured at December 31, 2005 and 2004, the agreements with the reinsurers generally provide for some form of collateralization upon the occurrence of certain events. The largest reinsurance recoverable is from General Security National Insurance Company (“GSNIC”), a subsidiary of SCOR Reinsurance Company (“SCOR”). In 2002, the Company acquired two insurance companies from SCOR. Under the agreement governing the acquisition of these insurance companies, SCOR and/or GSNIC are responsible for all liabilities of these insurance companies incurred prior to the acquisition. Reinsurance Recoverables at December 31, 2005 and 2004, included $131.8 million and $180.9 million, respectively, from GSNIC.

NOTE 7. NOTES PAYABLE

Total debt outstanding at December 31, 2005 and 2004, was:

DOLLARS IN MILLIONS	2005	2004
Senior Notes at Amortized Cost:
5.75% Senior Notes due July 1, 2007	$299.0	$298.3
4.875% Senior Notes due November 1, 2010	198.5	198.3
Mortgage Note Payable at Amortized Cost	6.1	6.2

Total Debt Outstanding	$503.6	$502.8

Interest Paid, including facility fees, for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Notes Payable under Revolving Credit Agreements	$0.7	$0.5	$1.9
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.2	17.2	17.2
4.875% Senior Notes due November 1, 2010	9.8	9.8	—
Mortgage Note Payable	0.4	0.2	—

Total Interest Paid	$28.1	$27.7	$19.1

Interest Expense, including facility fees and accretion of discount, for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Notes Payable under Revolving Credit Agreements	$0.5	$0.4	$1.9
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.9	17.9	17.8
4.875% Senior Notes due November 1, 2010	10.0	10.0	1.7
Mortgage Note Payable	0.4	0.2	—

Total Interest Expense	$28.8	$28.5	$21.4

On June 24, 2005, the Company entered into a five-year, $325 million, unsecured, revolving credit agreement, expiring June 30, 2010, with a group of financial institutions. The agreement provides for fixed and floating rate advances for periods up to one year at various interest rates. The agreement also contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit facility may be used for general corporate purposes. The new revolving credit agreement replaced the Company’s former $360 million revolving credit agreement which would have expired on August 30, 2005, but was terminated as of June 24, 2005. The Company had no outstanding advances under its unsecured revolving credit agreements at December 31, 2005 and 2004.

On October 30, 2003, the Company issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”). The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. The Company issued the 4.875% Senior Notes in exchange for proceeds of $198.0 million, net of transaction costs, for an effective yield of 5.04%. The Unitrin Parent Company used the proceeds from the notes to fund the purchase of Northrop common stock from one of its subsidiaries and to repay borrowings outstanding under its revolving credit agreement.

The Company issued $300 million of its 5.75% senior notes due July 1, 2007 (the “5.75% Senior Notes”) in 2002, at an effective yield of 5.99%. The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices.

On June 23, 2004, the Company acquired certain investment real estate for $5.3 million in cash and the assumption of an existing mortgage note payable of $6.3 million.

NOTE 8. LEASES

The Company leases certain office space under non-cancelable operating leases, with initial terms typically ranging from 1 to 10 years, along with options that permit renewals for additional periods. The Company also leases certain equipment under non-cancelable operating leases, with initial terms typically ranging from 1 to 5 years. Minimum rent is expensed on a straight-line basis over the term of the lease.

Net rental expense for operating leases for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Minimum Rental Expense	$29.7	$25.2	$23.9
Contingent Rental Expense	0.3	1.3	1.0
Less: Sublease Rental Income	(0.1)	—	(0.1)

Net Rental Expense	$29.9	$26.5	$24.8

Future minimum lease payments under capital and operating leases at December 31, 2005 were:

DOLLARS IN MILLIONS	CAPITAL LEASES	OPERATING LEASES
2006	$1.5	$29.3
2007	0.3	25.3
2008	0.3	18.1
2009	0.3	13.2
2010	0.3	10.6
2011 and Thereafter	0.3	22.1

Total Future Payments	$3.0	$118.6

Imputed interest for capital leases is not material.

NOTE 9. SHAREHOLDERS’ EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2005 and 2004.

On August 3, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a shareholder rights plan (the “1994 Rights”).

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

At December 31, 2005, there are approximately 2.5 million shares of the Company’s outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company’s Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company repurchased and retired approximately 1.0 million shares of its common stock in open market transactions at an aggregate cost of approximately $48.9 million in 2005. Common Stock, Paid-in Capital and Retained Earnings were reduced on a pro rata basis for the cost of the repurchased shares.

Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary’s net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. Unitrin’s subsidiaries, Trinity Universal Insurance Company (“Trinity”), United Insurance Company of America (“United”), The Reliable Life Insurance Company (“Reliable”), Fireside Securities Corporation (“Fireside”) and Southern States General Agency, paid dividends of $299.5 million in cash and $50 million in Northrop common stock to the Unitrin Parent Company in 2005. In addition, United distributed its subsidiary, Union National Life Insurance Company (“Union National”) to the Unitrin Parent Company. In 2006, the Company’s subsidiaries would be able to pay approximately $238 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2005, also includes $47.8 million representing the undistributed earnings of investee.

NOTE 9. SHAREHOLDERS’ EQUITY [CONTINUED]

The Company’s insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Statutory Capital and Surplus for the Company’s Life and Health Insurance subsidiaries was approximately $340 million and was $326 million at December 31, 2005 and 2004, respectively. Statutory Capital and Surplus for the Company’s Property and Casualty Insurance subsidiaries was approximately $1,190 million and was $1,061 million at December 31, 2005 and 2004, respectively. Statutory Net Income for the Company’s Life and Health Insurance subsidiaries was approximately $52 million, was $29 million and was $2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Statutory Net Income for the Company’s Property and Casualty Insurance subsidiaries was approximately $112 million, was $99 million and was $28 million for the years ended December 31, 2005, 2004 and 2003, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company’s Consumer Finance and Parent Company operations.

NOTE 10. LONG TERM EQUITY COMPENSATION PLANS

Unitrin has adopted a number of long-term equity based compensation plans to attract, motivate and retain key employees and/or Directors. The Company’s stock option plans provide for the grant of stock options and stock settled stock appreciation rights (“SARs”). In addition, restricted stock and restricted stock units may be granted under the Company’s 2005 Restricted Stock and Restricted Stock Unit Plan. Options outstanding and available for future grants under all of the Company’s stock option plans at December 31, 2005, are:

	OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS AVAILABLE FOR FUTURE GRANT
1995 Director Plan	161,486	40.42	176,000
2002 Option Plan	2,160,966	42.09	2,444,219
1997 Option Plan	2,446,303	42.83	80,709
1990 Option Plan	412,420	44.93	—

Total Stock Option Plans	5,181,175	42.61	2,700,928

The Company has four stock option plans, all of which have been approved by shareholders:

1)	Unitrin, Inc. 1995 Non-Employee Director Stock Option Plan (the “1995 Director Plan”);

2)	Unitrin, Inc. 2002 Stock Option Plan (the “2002 Option Plan”);

3)	1997 Stock Option Plan (the “1997 Option Plan”); and

4)	1990 Stock Option Plan (the “1990 Option Plan”).

Under the 1995 Director Plan, directors of the Company who are not employees and who first became non-employee directors after November 1, 1993, and each director who has retired as an employee of the Company will be granted an initial option to purchase 4,000 shares of the Company’s common stock. Thereafter, on the date of each of the Company’s annual meetings of shareholders, each such eligible director automatically receives annual grants of options to purchase the same number of shares for so long as they remain eligible directors. Options granted under the 1995 Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire 10 years from the date of grant.

Under the 2002 Option Plan, the 1997 Option Plan and the 1990 Option Plan, options to purchase shares of Unitrin common stock may be granted to executives and other key employees (including employee directors) and other key persons providing services to the Company and its subsidiaries or its affiliates (“participants”). The Compensation Committee of the Board of Directors, at its discretion, may grant either incentive stock options, non-qualified stock options, or stock appreciation rights pursuant to either the 2002 Option Plan, the 1997 Option Plan or the 1990 Option Plan. The Compensation Committee, or its authorized designee, has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are non-transferable and are exercisable in installments. Prior to 2003, only non-qualified stock options had been granted under the 2002 Option Plan, the 1997 Option Plan and the 1990 Option Plan. Beginning in 2003, the Company granted non-qualified stock options coupled with tandem stock appreciation rights (“Tandem SARs”). A Tandem SAR permits the holder to exercise either the underlying Option or the Tandem SAR, but not both. All Tandem SARs are settled in Unitrin common stock upon exercise.

To encourage stock ownership, the Company’s four stock option plans include provisions to automatically grant restorative, or reload stock options (“Restorative Options”) to replace shares of previously owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the

NOTE 10. LONG TERM EQUITY COMPENSATION PLANS [CONTINUED]

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

On May 4, 2005, the Company’s shareholders approved the Unitrin, Inc. 2005 Restricted Stock and Restricted Stock Unit Plan. Under this plan restricted stock and restricted stock units may be granted to all eligible employees. Recipients of restricted stock are entitled to full dividend and voting rights and all awards are subject to forfeiture until certain restrictions have lapsed. As of December 31, 2005, 750 shares of restricted stock having a weighted-average fair value of $47.06 were awarded and 999,250 common shares remain available for future grants.

The Company recognized compensation expense of $11.9 million before tax in 2005, $8.5 million before tax in 2004 and $2.8 million before tax in 2003 under SFAS No. 123.

The following table summarizes information about stock options outstanding at December 31, 2005:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING AT YEAR END	WEIGHTED- AVERAGE REMAINING LIFE	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT YEAR END	WEIGHTED- AVERAGE EXERCISE PRICE
$21.2801 – $ 26.6000	355,144	6.7	$25.2447	142,519	$25.0713
26.6001 – 31.9200	87,233	4.5	30.0135	82,233	30.0144
31.9201 – 37.2400	522,275	3.9	33.8466	522,275	33.8466
37.2401 – 42.5600	602,171	6.0	41.7070	602,171	41.7070
42.5601 – 47.8800	2,892,644	6.6	44.8328	1,496,220	45.2022
47.8801 – 53.2000	721,708	5.0	50.8966	148,327	49.4843

The Black-Scholes option pricing model was used to estimate the fair value of each option on the date granted. The assumptions used in the pricing model were as follows:

	2005	2004	2003
RANGE OF VALUATION ASSUMPTIONS
Expected Volatility	19.31%–24.26%	19.96%–25.32%	20.76%–26.00%
Risk Free Interest Rate	2.66%– 4.38%	1.05%– 4.62%	0.99%– 3.83%
Expected Dividend Yield	4.44%– 4.65%	4.64%– 4.66%	4.24%– 4.65%
WEIGHTED-AVERAGE EXPECTED LIFE
Employee Grants	1–7 years	1–7 years	1–7 years
Director Grants	8 years	8 years	8 years

NOTE 10. LONG TERM EQUITY COMPENSATION PLANS [CONTINUED]

Option and SAR activity for years ended December 31, 2005, 2004 and 2003, is presented below:

	2005		2004		2003
	NUMBER OF OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER OF OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER OF OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding, January 1,	5,302,180	$38.17	5,719,488	$34.69	5,366,378	$35.74
Granted	2,659,081	46.45	2,072,876	43.44	1,609,430	29.18
Exercised	(2,659,995)	37.86	(2,401,139)	34.48	(875,861)	30.60
Cancelled	(120,091)	36.69	(89,045)	37.05	(380,459)	35.65

Outstanding, December 31,	5,181,175	$42.61	5,302,180	$38.17	5,719,488	$34.69

Exercisable, December 31,	2,993,745		3,441,529		3,666,927

Options granted for the year ended December 31, 2005, were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2005:
With Tandem SARs	846,000	419,720	1,265,720
Without Tandem SARs	32,000	1,361,361	1,393,361

Total Options Granted in 2005	878,000	1,781,081	2,659,081

Weighted-Average Fair Value			$4.95

Options granted for the year ended December 31, 2004, were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2004:
With Tandem SARs	817,000	172,860	989,860
Without Tandem SARs	32,000	1,051,016	1,083,016

Total Options Granted in 2004	849,000	1,223,876	2,072,876

Weighted-Average Fair Value			$4.92

Options granted for the year ended December 31, 2003, were comprised of:

	NUMBER OF SHARES
	INITIAL GRANTS	RESTORATIVE GRANTS	TOTAL GRANTS
Granted in 2003:
With Tandem SARs	991,500	115,002	1,106,502
Without Tandem SARs	32,000	470,928	502,928

Total Options Granted in 2003	1,023,500	585,930	1,609,430

Weighted-Average Fair Value			$3.66

NOTE 11. NET INCOME PER SHARE

Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004	2003
Net Income	$255.5	$240.2	$123.6
Dilutive Effect on Net Income from Investee’s Equivalent Shares	—	(0.1)	—

Net Income Assuming Dilution	$255.5	$240.1	$123.6

Weighted-Average Common Shares Outstanding	69.0	68.4	67.6
Dilutive Effect of Unitrin Stock Option Plans	0.5	0.5	0.1

Weighted-Average Common Shares and Equivalent Shares Outstanding Assuming Dilution	69.5	68.9	67.7

Net Income Per Share	$3.70	$3.51	$1.83

Net Income Per Share Assuming Dilution	$3.67	$3.48	$1.82

Options outstanding at December 31, 2005, 2004 and 2003, to purchase 1.3 million, 0.2 million and 2.0 million common shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2005, 2004 and 2003, respectively, because the exercise price exceeded the average market price.

NOTE 12. OTHER COMPREHENSIVE INCOME (LOSS)

Other Comprehensive Income (Loss) for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Gross Unrealized Holding Gains (Losses) Arising During Year from:
Fixed Maturities	$(42.0)	$36.4	$(21.9)
Northrop Preferred Stock	(8.6)	13.4	2.0
Northrop Common Stock	45.2	70.3	(13.2)
Other Equity Securities	25.0	41.9	60.7
Other	0.3	(0.5)	4.9

Gross Unrealized Holding Gains (Losses) Arising During Year	19.9	161.5	32.5
Income Tax Benefit (Expense)	(6.9)	(56.5)	(11.3)

Unrealized Holding Gains (Losses) Arising During Year, Net	13.0	105.0	21.2

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income:
Fixed Maturities	1.4	(1.1)	(10.3)
Northrop Common Stock	(4.0)	(43.2)	(7.2)
Other Equity Securities	(14.9)	(32.3)	(17.9)

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income	(17.5)	(76.6)	(35.4)
Income Tax Expense (Benefit)	6.1	26.7	12.4

Reclassification Adjustment for (Gains) Losses Realized in Net Income, Net	(11.4)	(49.9)	(23.0)

Other Comprehensive Income (Loss)	$1.6	$55.1	$(1.8)

Investment in Investee is accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investment in Investee is excluded from the determination of Total Comprehensive Income and Other Comprehensive Income (Loss).

NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Investment Income:
Interest and Dividends on Fixed Maturities	$209.0	$196.9	$171.1
Dividends on Northrop Preferred Stock	12.4	12.4	12.4
Dividends on Northrop Common Stock	8.0	8.7	12.3
Dividends on Other Equity Securities	11.7	12.7	12.3
Short-term	13.3	5.2	5.0
Real Estate	25.3	24.8	24.3
Other	22.8	20.0	13.0

Total Investment Income	302.5	280.7	250.4
Investment Expenses:
Real Estate	19.2	18.3	17.2
Other	1.2	1.2	1.3

Total Investment Expenses	20.4	19.5	18.5

Net Investment Income	$282.1	$261.2	$231.9

The components of Net Realized Investment Gains for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Fixed Maturities:
Gains on Dispositions	$2.7	$1.8	$13.6
Losses on Dispositions	(1.7)	(0.6)	(0.7)
Losses from Write-downs	(2.4)	(0.1)	(2.5)
Northrop Common Stock:
Gains on Dispositions	4.0	43.2	7.2
Other Equity Securities:
Gains on Dispositions	25.8	39.0	38.6
Losses on Dispositions	(3.0)	(0.9)	(2.5)
Losses from Write-downs	(7.9)	(5.8)	(18.0)
Real Estate:
Gains on Dispositions	39.4	1.9	—
Losses from Write-downs	—	—	(1.8)
Other Investments:
Gains on Dispositions	0.4	0.4	0.3
Losses on Dispositions	(0.4)	(0.4)	(0.3)

Net Realized Investment Gains	$56.9	$78.5	$33.9

NOTE 13. INCOME FROM INVESTMENTS [CONTINUED]

Net Realized Investment Gains for the year ended December 31, 2005, includes pretax gains of $4.0 million from sales of a portion of the Company’s investment in Northrop common stock, pretax gains of $10.8 million resulting from sales of a portion of the Company’s investment in Baker Hughes, Inc. (“Baker Hughes”) common stock, and pretax gains of $5.3 million from sales of a portion of the Company’s investment in Hartford Financial Services Group, Inc. (“Hartford”) common stock. The fair values of the Company’s remaining investments in Northrop’s common stock, Baker Hughes’ common stock and Hartford’s common stock were $460.7 million, $48.7 million and $19.3 million, respectively, at December 31, 2005. The other gains and losses from sales of equity securities included in Net Realized Investment Gains were due to sales of investments in 41 different issuers.

Net Realized Investment Gains for the year ended December 31, 2004, includes pretax gains of $43.2 million from sales of a portion of the Company’s investment in Northrop common stock, pretax gains of $27.0 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock, and pretax gains of $3.9 million from sales of a portion of the Company’s investment in Hartford common stock. The other gains and losses from sales of equity securities included in Net Realized Investment Gains were due to sales of investments in 32 different issuers.

Net Realized Investment Gains for the year ended December 31, 2003, includes Gains on Dispositions of Fixed Maturities of $13.6 million, including recoveries from sales on fixed maturities written down in prior years. Net Realized Investment Gains for the year ended December 31, 2003, includes pretax gains of $12.0 million resulting from the sale of the Company’s investment in ITT Industries, Inc. common stock, pretax gains of $7.2 million from sales of a portion of the Company’s investment in Northrop common stock, pretax gains of $6.6 million from sales of the Company’s investment in Insurance Services Office, Inc. common stock, pretax gains of $5.7 million from sales of a portion of the Company’s investment in Hartford common stock, and pretax gains of $4.4 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock. The other gains and losses from sales of equity securities included in Net Realized Investment Gains were due to sales of investments in 54 different issuers. Net Realized Investment Gains for the year ended December 31, 2003, includes a pretax loss of $1.8 million to write down investment real estate.

NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Commissions	$445.5	$447.0	$452.5
General Expenses	337.7	347.0	357.6
Taxes, Licenses and Fees	50.1	50.0	50.0

Total Costs Incurred	833.3	844.0	860.1

Policy Acquisition Costs:
Deferred	(350.5)	(343.6)	(351.0)
Amortized	334.7	323.6	335.0

Net Policy Acquisition Costs Deferred	(15.8)	(20.0)	(16.0)

Insurance Expenses	$817.5	$824.0	$844.1

NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company’s Net Deferred Tax Liability at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
Deferred Tax Assets:
Insurance Reserves	$68.9	$68.5
Unearned Premium Reserves	56.1	53.7
Tax Capitalization of Policy Acquisition Costs	67.9	66.0
Reserve for Loan Losses	26.4	23.6
Payroll and Employee Benefit Accruals	17.3	18.0
Postretirement Benefits Other Than Pensions	25.9	26.9
Other	27.7	25.3

Total Deferred Tax Assets	290.2	282.0

Deferred Tax Liabilities:
Deferred Policy Acquisition Costs	153.7	148.1
Fixed Maturities	35.9	51.7
Northrop Preferred Stock	76.9	79.9
Northrop Common Stock	157.4	146.5
Other Equity Securities	39.0	36.6
Investee (Intermec)	23.8	21.3
Like Kind Real Estate Exchanges	21.9	7.5
Pension	11.4	3.5
Other	20.4	21.8

Total Deferred Tax Liability	540.4	516.9

Net Deferred Tax Liability	$250.2	$234.9

DOLLARS IN MILLIONS	2005	2004
Amounts Presented in Balance Sheet:
Deferred Tax:
Deferred State Tax Asset Included in Other Assets	$6.9	$6.2
Deferred Tax Liability	257.1	241.1

Net Deferred Tax Liability	$250.2	$234.9

Current Taxes:
State Tax Asset Included in Other Assets	$1.2	$0.2
Accrued Tax Liability	15.7	16.0

Net Accrued Tax Liability	$14.5	$15.8

A deferred tax asset valuation allowance was not required as of December 31, 2005 and 2004. Income taxes paid were $64.3 million and $254.2 million in 2005 and 2004, respectively. Income taxes recovered were $1.4 million in 2003.

At December 31, 2004, the Company had not provided Federal income taxes on approximately $192 million of income earned prior to 1984 by certain of the Company’s life insurance subsidiaries (the “Pre-1984 Undistributed Income”). Under tax laws applicable to years 2004 and prior, such income would not be subject to Federal income taxes under certain circumstances. Federal income taxes could have been incurred on such income if it had been distributed to shareholders or if other limitations were not met. The American Jobs Creation Act of 2004 (“AJCA”) has effectively suspended the taxation of this income for years 2005 and 2006. Furthermore, to the extent qualifying distributions can be made in 2005 and/or 2006 out of the affected life insurance subsidiaries, the Company can eliminate any or all of this income that would potentially be subject to tax in years after 2006. During 2005, certain of these life insurance subsidiaries paid dividends to Unitrin, which reduced the Pre-1984 Undistributed Income to $15 million. There was no impact on income tax expense for the year ended December 31, 2005,

NOTE 15. INCOME TAXES [CONTINUED]

due to the suspension of taxation described above. The Company anticipates that, subject to regulatory approval, one of the Company’s affected life insurance subsidiaries will make qualifying distributions before December 31, 2006, in order to eliminate all of the remaining Pre-1984 Undistributed Income. The Company currently does not expect to incur income taxes on such qualifying distributions due to the suspension of taxation described above.

Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Income Tax Expense	$82.7	$98.9	$34.1
Equity in Net Income (Loss) of Investee	2.9	2.0	(0.7)
Equity in Other Comprehensive Income of Investee	0.1	0.6	0.6
Unrealized Appreciation on Securities	0.7	29.2	(1.7)
Tax Effects from Exercise of Stock Options included in Paid-in Capital	(8.0)	(6.7)	(1.5)
Other Tax Effects included in Paid-in Capital	(0.1)	(0.9)	—

Comprehensive Income Tax Expense	$78.3	$123.1	$30.8

The components of Income Tax Expense for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Current Tax Expense	$71.0	$219.4	$65.5
Deferred Tax Expense (Benefit)	11.7	(120.5)	(31.4)

Income Tax Expense	$82.7	$98.9	$34.1

A reconciliation of the Statutory Federal Income Tax Expense and Rate to the Company’s Effective Income Tax Expense and Rate for the years ended December 31, 2005, 2004 and 2003, was:

	2005		2004		2003
DOLLARS IN MILLIONS	AMOUNT	RATE	AMOUNT	RATE	AMOUNT	RATE
Statutory Federal Income Tax Expense and Rate	$116.5	35.0%	$117.4	35.0%	$55.6	35.0%
Tax Exempt Income and Dividends Received Deduction	(23.9)	(7.2)	(21.0)	(6.3)	(17.8)	(11.2)
State Income Taxes	3.9	1.2	3.7	1.1	2.9	1.8
Other, Net	(13.8)	(4.2)	(1.2)	(0.3)	(6.6)	(4.1)

Effective Income Tax Expense and Rate	$82.7	24.8%	$98.9	29.5%	$34.1	21.5%

For the years ended December 31, 2005 and 2004, all of the Company’s subsidiaries are eligible to file a consolidated Federal income tax return with the Company. For the year ended December 31, 2003, the Company filed a consolidated Federal income tax return with all of its subsidiaries except for The Reliable Life Insurance Company and its subsidiaries, and NationalCare Insurance Company and its subsidiaries.

During 2005, a benefit of approximately $14 million was recorded primarily for Federal income tax adjustments related to the tax years ended December 31, 2002 and December 31, 2001. During the fourth quarter of 2005, the Company received notification from the Department of the Treasury that the Joint Committee on Taxation (the “JCT”) had completed its review of the Internal Revenue Service’s (the “IRS”) report regarding these years and took no exception with the IRS report. Based on the notification from the JCT, the Company believes the 2002 and 2001 tax years are effectively closed and expects no further examination of these years by the IRS.

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

During 2004, Fireside, a subsidiary of Unitrin, received and paid a final assessment from the California Franchise Tax Board regarding its California franchise tax returns for 2000, 1999 and 1998. The impact of this assessment was not material to the Company’s consolidated financial statements.

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors two defined benefit pension plans (the “Pension Plans”) covering most of its employees. Certain participation in one of the Pension Plans requires or required employee contributions of 3% of pay, as defined, per year. Benefits for the contributory plan are based on compensation during plan participation and the number of years of participation. Benefits for the non-contributory plan are based on years of service and final average pay, as defined. The Company funds the Pension Plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Company sponsors several other postretirement employee benefit plans (“OPEB”) that provide medical and life insurance benefits to approximately 1,000 retired and 1,100 active employees (“the OPEB Plans”). The Company is self-insured and the OPEB Plans are not funded. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based upon the participant’s attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually.

Changes in Fair Value of Plan Assets and Changes in Projected Benefit Obligations for the years ended December 31, 2005 and 2004, were:

	PENSION PLANS		OPEB PLANS
DOLLARS IN MILLIONS	2005	2004	2005	2004
Fair Value of Plan Assets at Beginning of Year	$293.2	$288.7	$—	$—
Actual Return on Plan Assets	12.6	18.5	—	—
Contributions by the Company	33.0	—	4.2	5.3
Contributions by Plan Participants	0.1	0.7	1.1	1.0
Benefits Paid	(15.7)	(14.7)	(5.3)	(6.3)

Fair Value of Plan Assets at End of Year	323.2	293.2	—	—

Projected Benefit Obligations at Beginning of Year	309.6	313.7	54.1	55.9
Service Cost Benefits Earned During the Year	12.7	12.9	0.2	0.2
Interest Cost on Projected Benefit Obligations	18.3	17.6	2.7	3.6
Contributions by Plan Participants	0.1	0.7	1.1	1.0
Benefits Paid	(15.7)	(14.7)	(5.3)	(6.3)
Impact of Plan Change	—	(1.6)	—	—
Actuarial (Gains) Losses	26.6	(19.0)	(5.3)	(0.3)

Projected Benefit Obligations at End of Year	351.6	309.6	47.5	54.1

Plan Assets in (Deficit) of Projected Benefit Obligations	$(28.4)	$(16.4)	$(47.5)	$(54.1)

Plan Assets in Excess (Deficit) of Projected Benefit Obligations:
Amounts Recognized in the Balance Sheet:
Prepaid (Accrued) Benefit Cost	$32.2	$9.6	$(73.0)	$(76.1)
Amounts not Recognized in the Balance Sheet:
Unrecognized Net Actuarial Gain (Loss)	(61.8)	(27.4)	25.5	22.0
Unrecognized Prior Service Cost	1.2	1.4	—	—

Plan Assets in (Deficit) of Projected Benefit Obligations	$(28.4)	$(16.4)	$(47.5)	$(54.1)

Accumulated Benefit Obligations at End of Year	$318.1	$278.6	$47.5	$54.1

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The measurement dates of the assets and liabilities of all plans presented above for 2005 and 2004 were December 31, 2005 and December 31, 2004, respectively.

In 2004, the Company’s actuaries performed an analysis of the key assumptions used to estimate the Company’s pension and OPEB liabilities and expenses. The Company’s outside actuaries conducted an experience study to analyze the current demographic qualities of the Company’s eligible participants compared to existing assumptions. The purpose of the experience study was to determine to what extent the actuarial assumptions have matched past experience and to determine the actuarial assumptions that will best estimate the future experience of the Pension Plans and OPEB Plans. The key assumptions analyzed were the rate of increase in future compensation levels, termination rates, retirement rates and mortality rates.

Prior to the study, the Company had a single percentage assumption for its expected Rate of Increase in Future Compensation Levels for all ages. Under the current assumptions, the Company stratifies the assumed compensation increases into bands representing a participant’s attained age. The Rate of Increase in Future Compensation Levels presented for 2005 and 2004 is a weighted-average percentage calculated from the range of compensation assumptions for the Company’s two pension plans. Similar stratifications were made to its termination rate and retirement rate assumptions. Additionally, the Company moved to a common mortality table assumption for all its participants.

Effective August 1, 2004, the Company made several changes to its Pension Plans and its defined contribution benefit plans to provide common benefits across its Career Agency Companies. The August 1, 2004, plan changes resulted in a reduction of the Projected Benefit Obligation for the Pension Plans and a related actuarial gain of $1.6 million, which is being amortized pursuant to the provisions of SFAS No. 87, Employers’ Accounting for Pensions. The Company estimates that the August 1, 2004, plan changes initially decreased 2005 pension expense by approximately $1.4 million, offset by an increase in the Company’s defined contribution benefit plan expense of approximately $1.8 million.

During 2004, the Company determined that the OPEB Plans qualify for the employer subsidy provided by the Modernization Act (see Note 2, “Summary of Accounting Policies,” to the Consolidated Financial Statements). The Company determined that the effect of the enactment of the Modernization Act was not a significant event pursuant to paragraph 73 of SFAS No. 106. Pursuant to FSP FAS 106-2, the effects of the Modernization Act were incorporated in the December 31, 2004, measurement of the Accumulated Benefit Obligation for the OPEB Plans and affects net periodic postretirement benefit cost for periods subsequent to December 31, 2004. The adoption of FSP FAS 106-2 resulted in a reduction of the Accumulated Benefit Obligation for the OPEB Plans and a related actuarial gain of $6.3 million, which is being amortized pursuant to the provisions of SFAS No. 106.

The assumed health care cost trend rate used in measuring the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2005, was 9% in 2005, gradually declining to 5% in the year 2009 and remaining at that level thereafter for medical benefits and 11% in 2005, gradually declining to 5% in the year 2011 and remaining at that level thereafter for prescription drug benefits. The assumed health care cost trend rate used in measuring the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2004, was 10% in 2004, gradually declining to 5% in the year 2009 and remaining at that level thereafter for medical benefits and 12% in 2004, gradually declining to 5% in the year 2011 and remaining at that level thereafter for prescription drug benefits.

A one–percentage point increase in the assumed health care cost trend rate for each year would increase the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2005, by approximately $3.4 million and 2005 OPEB expense by $0.2 million. A one–percentage point decrease in the assumed health care cost trend rate for each year would decrease the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2005, by approximately $2.5 million and 2005 OPEB expense by approximately $0.2 million.

The OPEB Plans were unfunded at December 31, 2005 and 2004. Weighted-average asset allocations for the Pension Plans at December 31, 2005 and 2004, by asset category were:

ASSET CATEGORY	2005	2004
Cash and Short-term	15%	10%
U.S. Government and Government Agencies and Authorities	28	29
Corporate Bonds and Notes	18	21
Equity Securities	31	33
Other Assets	8	7

Total	100%	100%

The investment objective of the Pension Plans is to produce current income and long-term capital growth through a combination of equity and fixed income investments which, together with appropriate employer contributions and any required employee contributions, is adequate to provide for the payment of the Pension Plans’ benefit obligations. The assets of the Pension Plans may be invested in both fixed income and

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

equity investments. Fixed income investments may include cash and short-term instruments, U.S. Government securities, corporate bonds, mortgages and other fixed income investments. Equity investments may include various types of stock, such as large cap, mid cap and small cap stocks and may also include investments in Investment Companies, venture capital investments and Unitrin common stock (subject to Section 407 and other requirements of ERISA). The Pension Plans have not invested in Unitrin common stock.

The Pension Plans’ Trust Investment committee periodically reviews the performance of the Pension Plans’ investments and asset allocation. The Pension Plans principally use two external investment managers, one of which is Fayez Sarofim & Co., (“FS&C”) to manage its equity investments. One of Unitrin’s directors, Mr. Fayez Sarofim, is Chairman of the Board, President and the majority shareholder of FS&C, a registered investment advisory firm (see Note 21, “Related Parties,” to the Consolidated Financial Statements). Each manager is allowed to exercise investment discretion, subject to limitations, if any, established by the Pension Plans’ Trust Investment committee. All other investment decisions are made by the Company, subject to general guidelines as set by the Pension Plans’ Trust Investment committee.

The Company determines its Expected Long Term Rate of Return based primarily on the Company’s expectations of future returns for the Pension Plans’ investments, based on target allocations of the Pension Plans’ investments. Additionally, the Company considers historical returns on comparable fixed income investments and equity investments and adjusts its estimate as deemed appropriate.

The components of Pension Expense for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Service Cost Benefits Earned During the Year	$12.7	$12.9	$16.7
Interest Cost on Projected Benefit Obligation	18.3	17.6	17.9
Expected Return on Plan Assets	(20.5)	(20.5)	(17.6)
Net Amortization and Deferral	(0.1)	(0.1)	—

Total Pension Expense	$10.4	$9.9	$17.0

The components of OPEB Expense for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Service Cost Benefits Earned During the Year	$0.2	$0.2	$0.6
Interest Cost on Projected Benefit Obligation	2.7	3.7	3.4
Net Amortization and Deferral	(1.8)	(0.9)	(1.5)

Total OPEB Expense	$1.1	$3.0	$2.5

OPEB Expense for the year ended December 31, 2005, decreased by $1.9 million, due primarily to the effects of the Modernization Act, including amortization pursuant to FSP FAS 106-2 of the resultant actuarial gain.

The actuarial assumptions used to develop the components of both Pension Expense and OPEB Expense for the years ended December 31, 2005, 2004 and 2003, were:

	2005	2004	2003
Discount Rate	6.00%	6.25%	6.25%
Rate of Increase in Future Compensation Levels	4.06	4.07	4.00
Expected Long Term Rate of Return on Plan Assets	7.00	7.00	6.00

The actuarial assumptions used to develop the components of both Pension Projected Benefit Obligation and OPEB Accumulated Benefit Obligation at December 31, 2005 and 2004, were:

	2005	2004
Discount Rate	5.50%	6.00%
Rate of Increase in Future Compensation Levels	4.06	4.07

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The Company does not expect to be required to contribute to its Pension Plans in 2006, but could make a voluntary contribution pursuant to the maximum funding limits under ERISA. The Company expects to contribute $4.7 million to its OPEB Plans to fund benefit payments in 2006.

The following benefit payments (net of participant contributions), which reflect expected future service, as appropriate, are expected to be paid:

	YEARS ENDING DECEMBER 31,
DOLLARS IN MILLIONS	2006	2007	2008	2009	2010	2011–2015
Pension Benefits	$15.4	$16.2	$16.9	$18.0	$18.8	$112.7

OPEB Benefits:
Excluding Modernization Act Subsidy	$5.1	$5.1	$4.9	$4.9	$4.8	$22.1
Expected Modernization Act Subsidy	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(2.0)

OPEB Benefits	$4.7	$4.7	$4.5	$4.5	$4.4	$20.1

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions to those plans of $6.9 million, $6.0 million and $5.0 million in 2005, 2004 and 2003, respectively. Under these plans the participants have several investment alternatives, including the Company’s stock and the Dreyfus Appreciation Fund. FS&C is a sub-investment advisor of the Dreyfus Appreciation Fund. One of Unitrin’s directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and majority shareholder of FS&C (see Note 21, “Related Parties,” to the Consolidated Financial Statements). Participants invested $23.2 million, or 9.6%, of the total investments in the defined contribution benefit plans in the Company’s stock and $26.8 million, or 11.1%, of the total investments in the defined contribution benefit plans in the Dreyfus Appreciation Fund at December 31, 2005.

NOTE 17. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. The Company conducts its operations through six operating segments: Unitrin Kemper Auto and Home, Unitrin Specialty, Unitrin Direct, Unitrin Business Insurance, Life and Health Insurance and Consumer Finance.

Effective January 1, 2005, the Company combined the personal lines operations of its former Multi Lines Insurance segment into the Unitrin Kemper Auto and Home segment. In addition, the Company created a separate, stand-alone business operation, referred to as Unitrin Business Insurance, for the commercial lines operations and certain reinsurance programs of the former Multi Lines Insurance segment. Accordingly, segment results for 2004 and 2003 have been restated to conform to the current management reporting structure.

The Unitrin Kemper Auto and Home segment provides preferred and standard risk personal automobile and homeowners insurance through independent agents.

The Unitrin Specialty segment provides automobile insurance to individuals and businesses in the non-standard and specialty market through independent agents. The non-standard automobile insurance market consists of individuals and companies that have difficulty obtaining standard or preferred risk insurance, usually because of their driving records.

Unitrin Direct markets personal automobile insurance through direct mail, television and the Internet through Web insurance portals, click-thrus and its own Web site.

The Company’s premium and consumer finance revenues are derived from the United States. The accounting policies of the segments are the same as those described in Note 2, “Summary of Accounting Policies,” to the Consolidated Financial Statements. Capital expenditures for long-lived assets by operating segment are immaterial.

In 2004, the Company and Kemper Insurance Companies (“KIC”) agreed to settle and extinguish certain liabilities and obligations arising from the Company’s acquisition of certain businesses from KIC (the

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

“KIC Settlement”). The Company recorded a consolidated charge of $14.9 million before tax, including a performance bonus of $18.4 million partially offset by certain service fee adjustments, in connection with the KIC Settlement. The performance bonus is included in Insurance Expenses and the service fee adjustments are included in Other Income in the Consolidated Statements of Income. For management reporting purposes, the Company does not allocate the performance bonus to the Unitrin Kemper Auto and Home segment, and accordingly, such expense is included in Other Expense, Net. The net impact of the KIC Settlement included in the Unitrin Kemper Auto and Home segment in 2004 was a gain of $3.5 million before tax. The Company also does not allocate insurance reserves from its 2002 acquisition of certain insurance companies from SCOR (see Note 6, “Property and Casualty Insurance Reserves,” to the Consolidated Financial Statements). It is also the Company’s management practice to allocate certain corporate expenses to its operating units. The Company considers the management of certain investments, including Northrop preferred and common stock, Baker Hughes common stock and Intermec common stock, to be a corporate responsibility. Accordingly, the Company does not allocate dividend income from these investments to its operating segments. The Company does not allocate Net Realized Investment Gains to its operating segments.

Segment Assets at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
SEGMENT ASSETS
Unitrin Kemper Auto and Home	$1,579.7	$1,499.4
Unitrin Specialty	731.5	667.5
Unitrin Direct	256.0	236.0
Unitrin Business Insurance	538.4	583.9
Life and Health Insurance	3,824.0	3,695.9
Consumer Finance	1,271.6	1,110.6
Corporate and Other, Net	997.1	1,003.4

Total Assets	$9,198.3	$8,796.7

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Unitrin Kemper Auto and Home	$168.7	$155.7	$152.2
Unitrin Specialty	66.6	72.8	77.5
Unitrin Direct	9.0	6.7	3.1
Unitrin Business Insurance	32.1	34.6	43.9
Life and Health Insurance	58.3	53.8	58.3

Total Amortization	$334.7	$323.6	$335.0

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Revenues for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
REVENUES
Unitrin Kemper Auto and Home:
Earned Premiums	$945.7	$945.8	$883.0
Net Investment Income	48.1	39.6	26.6
Other Income	0.6	7.0	17.8

Total Unitrin Kemper Auto and Home	994.4	992.4	927.4

Unitrin Specialty:
Earned Premiums	453.2	486.8	512.0
Net Investment Income	20.6	18.0	15.9

Total Unitrin Specialty	473.8	504.8	527.9

Unitrin Direct:
Earned Premiums	221.3	188.6	149.9
Net Investment Income	8.6	6.9	3.3
Other Income	0.2	—	—

Total Unitrin Direct	230.1	195.5	153.2

Unitrin Business Insurance:
Earned Premiums	190.6	196.0	250.8
Net Investment Income	28.2	25.7	23.8

Total Unitrin Business Insurance	218.8	221.7	274.6

Life and Health Insurance:
Earned Premiums	667.5	668.0	661.5
Net Investment Income	157.1	150.0	134.9
Other Income	6.2	3.6	4.4

Total Life and Health Insurance	830.8	821.6	800.8

Consumer Finance	221.3	202.8	195.7

Total Segment Revenues	2,969.2	2,938.8	2,879.6

Unallocated Dividend Income	20.9	21.9	25.9
Net Realized Investment Gains	56.9	78.5	33.9
Other	1.1	1.6	4.4

Total Revenues	$3,048.1	$3,040.8	$2,943.8

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Operating Profit for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
SEGMENT OPERATING PROFIT (LOSS)
Unitrin Kemper Auto and Home	$79.4	$76.5	$(22.2)
Unitrin Specialty	42.7	44.8	38.9
Unitrin Direct	1.5	(5.1)	(19.4)
Unitrin Business Insurance	16.3	19.1	13.4
Life and Health Insurance	91.7	97.3	68.9
Consumer Finance	52.9	47.1	41.1

Total Segment Operating Profit	284.5	279.7	120.7
Unallocated Dividend Income	20.9	21.9	25.9
Net Realized Investment Gains	56.9	78.5	33.9
Other Expense, Net	(29.4)	(44.6)	(21.6)

Income before Income Taxes and Equity in Net Income (Loss) of Investee	$332.9	$335.5	$158.9

Segment Net Income for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
SEGMENT NET INCOME (LOSS)
Unitrin Kemper Auto and Home	$60.0	$56.2	$(10.1)
Unitrin Specialty	31.3	31.9	27.5
Unitrin Direct	2.6	(1.6)	(11.3)
Unitrin Business Insurance	15.6	17.5	11.9
Life and Health Insurance	60.0	63.0	46.1
Consumer Finance	30.8	27.4	23.9

Total Segment Net Income	200.3	194.4	88.0

Net Income (Loss) From:
Unallocated Dividend Income	18.4	19.3	22.2
Net Realized Investment Gains	37.0	51.0	22.1
Other Expense, Net	(5.5)	(28.1)	(7.5)

Income before Equity in Net Income (Loss) of Investee	250.2	236.6	124.8
Equity in Net Income (Loss) of Investee	5.3	3.6	(1.2)

Net Income	$255.5	$240.2	$123.6

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Earned Premiums by product line for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
EARNED PREMIUMS
Life	$401.3	$401.7	$402.3
Accident and Health	160.5	161.3	158.9
Property and Casualty:
Personal Lines:
Automobile	1,176.4	1,201.4	1,194.2
Homeowners	380.9	369.4	329.8
Other Personal	47.3	45.5	36.2

Total Personal Lines	1,604.6	1,616.3	1,560.2
Commercial Lines:
Automobile	183.9	176.6	174.2
Property and Liability	83.7	84.2	109.0
Workers’ Compensation	21.6	21.6	30.7
Commercial Reinsurance Program	22.7	23.5	21.9

Total Commercial Lines	311.9	305.9	335.8

Total Earned Premiums	$2,478.3	$2,485.2	$2,457.2

NOTE 18. CATASTROPHE REINSURANCE

The Company maintains three separate catastrophe reinsurance programs for its property and casualty insurance businesses. The annual program covering the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments provided, effective January 1, 2005, coverage of $36 million above retention of $4 million. The annual program covering the property insurance operations of the Company’s Life and Health Insurance segment provided, effective January 1, 2005, coverage of $52 million above retention of $8 million. The annual program covering the Unitrin Kemper Auto and Home segment provided, effective July 1, 2005, coverage of $160 million above retention of $20 million in 2005. Coverage for each reinsurance program is provided in three layers. In addition, in the event that the Company incurred catastrophe losses covered by any of its three catastrophe reinsurance programs that exceeded the retention for a particular programs, each of the programs required one reinstatement of such coverage. In such an instance, the Company was required to pay a reinstatement premium to the reinsurers to reinstate the full amount of reinsurance available under such program. The reinstatement premium was a percentage of the original premium based on the ratio of the losses exceeding the Company’s retention to the reinsurers’ coverage limit. The annual original premium paid to reinsurers, excluding reinstatement premium, for these three catastrophe reinsurance programs was approximately $15 million in 2005. In addition to these programs, the Company purchased reinsurance from the Florida Hurricane Catastrophe Fund (the “FHCF”) for hurricane losses in the state of Florida at retentions lower than those described above.

Three major hurricanes that significantly impacted the Company (Katrina, Rita and Wilma) made landfall in the United States during 2005. Catastrophe losses and LAE, net of reinsurance recoveries, from Hurricanes Katrina, Rita and Wilma were $70.6 million in 2005. Hurricane Katrina is expected to be the most costly hurricane on record in the United States. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Life and Health Insurance segment incurred $42.5 million of losses and loss adjustment expenses (“LAE”) in excess of its retention of $8.0 million and recorded a reinstatement premium of $2.4 million in 2005. In addition, the Life and Health Insurance segment incurred $0.4 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Unitrin Kemper Auto and Home segment incurred $20.2 million of losses and LAE in excess of its retention of $20.0 million and recorded a reinstatement premium of $2.9 million in 2005. In addition, the Unitrin Kemper Auto and Home segment incurred $0.2 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments together incurred $0.4 million of losses and LAE in excess of their retention of

NOTE 18. CATASTROPHE REINSURANCE [CONTINUED]

$4.0 million and recorded a reinstatement premium of $0.1 million in 2005. In addition, the Unitrin Direct segment incurred $0.1 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program. Unitrin’s subsidiary, Trinity and Capitol County Mutual Fire Insurance Company (“Capitol”) are parties to a quota share reinsurance agreement whereby Trinity assumes 100% of the business written, net of reinsurance, by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. Capitol is also a participant in the catastrophe reinsurance program covering the Company’s Life and Health Insurance segment. The Company estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, the Life and Health Insurance subsidiaries together with Capitol incurred $30.1 million of losses and LAE in excess of their retention of $8.0 million. The Company estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, the Unitrin Kemper Auto and Home segment incurred $1.1 million of losses and LAE in excess of its retention of $20.0 million and recorded a reinstatement premium of $0.2 million in 2005. The Company estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments together incurred $0.9 million of losses and LAE in excess of their retention of $4.0 million and recorded a reinstatement premium of $0.1 million in 2005.

The Company estimates that, as a result of Hurricane Wilma’s landfall in Florida, the Life and Health Insurance segment incurred $1.1 million of losses and LAE, net of a recovery of $2.4 million from the FHCF. The Company estimates that the Unitrin Kemper Auto and Home segment and the Unitrin Direct segment incurred $2.7 million and $2.1 million, respectively, of losses and LAE from Hurricane Wilma. Unitrin Kemper Auto and Home’s loss from Hurricane Wilma was below its retention in the FHCF. The Unitrin Direct segment does not participate in the FHCF. The Unitrin Business Insurance segment and the Unitrin Specialty segment did not incur losses from Hurricane Wilma.

A summary of the Company’s estimated catastrophe losses and LAE, net of reinsurance recoveries, from Hurricanes Katrina, Rita and Wilma in 2005 follows.

DOLLARS IN MILLIONS	KATRINA	RITA	WILMA	TOTAL
Unitrin Kemper Auto and Home	$20.2	$20.0	$2.7	$42.9
Unitrin Specialty	2.1	0.3	—	2.4
Unitrin Direct	0.1	—	2.1	2.2
Unitrin Business Insurance	1.9	3.7	—	5.6
Life and Health Insurance	8.4	8.0	1.1	17.5

Total Loss and LAE, Net of Reinsurance	$32.7	$32.0	$5.9	$70.6

The Company’s estimates for Hurricanes Katrina, Rita and Wilma include estimates for both direct losses and LAE and indirect losses from residual market assessments. The process of estimating and establishing reserves for catastrophe losses is inherently uncertain and the actual ultimate cost of a claim, net of actual reinsurance recoveries, may vary materially from the estimated amount reserved. The Company’s estimates of direct catastrophe losses are generally based on inspections by claims adjusters and historical loss development experience for areas that have not been inspected or for claims that have not yet been reported. The Company’s estimates of direct catastrophe losses are based on the coverages provided by its insurance policies. The Company’s homeowners insurance policies do not provide coverage for losses caused by floods, but generally provide coverage for physical damage caused by wind or wind driven rain. Accordingly, the Company’s estimates of direct losses for homeowners insurance do not include losses caused by flood. Depending on the policy, automobile insurance may provide coverage for losses caused by flood. Estimates of the number of and severity of claims ultimately reported are influenced by many variables including, but not limited to, repair or reconstruction costs and determination of cause of loss, that are difficult to quantify and will influence the final amount of claim settlements. All these factors, coupled with the impact of the availability of labor and material on costs, require significant judgment in the reserve setting process. A change in any one or more of these factors is likely to result in an ultimate net claim cost different from the estimated reserve. The Company’s estimates of indirect losses from residual market assessments are based on a variety of factors including, but not limited to, actual or estimated assessments provided by or received from the assessing entity, insurance industry estimates of losses, and estimates of the Company’s market share in the assessable states. Actual assessments may differ materially from these estimated amounts. The Company currently believes that it is unlikely that a change in its direct and indirect estimates of losses and LAE for Hurricanes Katrina, Rita and Wilma will cause it to exceed the coverages provided by its reinsurance programs.

During 2004, four hurricanes (Charley, Frances, Ivan and Jeanne) made landfall in several states along the Gulf Coast and the eastern

NOTE 18. CATASTROPHE REINSURANCE [CONTINUED]

United States. All four hurricanes made landfall in the state of Florida, the first time in over 100 years that four hurricanes have made landfall in the same state in the same hurricane season. A summary of the Company’s estimated catastrophe losses and LAE before tax from these hurricanes, net of estimated recoveries from the Florida Hurricane Catastrophe Fund, in 2004, follows.

DOLLARS IN MILLIONS	CHARLEY	FRANCES	IVAN	JEANNE	TOTAL
Unitrin Kemper Auto and Home	$3.0	$3.8	$4.1	$1.6	$12.5
Unitrin Specialty	—	—	—	—	—
Unitrin Direct	0.6	0.4	0.4	0.3	1.7
Unitrin Business Insurance	—	—	0.1	—	0.1
Life and Health Insurance	1.2	1.3	2.1	1.9	6.5

Total Loss and LAE, Net of Reinsurance	$4.8	$5.5	$6.7	$3.8	$20.8

The Life and Health Insurance segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $2.3 million from the FHCF. The Unitrin Kemper Auto and Home segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $1.2 million from the FHCF.

NOTE 19. OTHER REINSURANCE

In addition to the reinsurance programs described in Note 18, “Catastrophe Reinsurance,” to the Consolidated Financial Statements, the Company’s insurance subsidiaries utilize other reinsurance arrangements to limit their maximum loss, provide greater diversification of risk and to minimize exposures on larger risks. The ceding of insurance does not discharge the primary liability of the original insurer, and accordingly the original insurer remains contingently liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the insurance reserve liability and are included in Other Receivables in the Consolidated Balance Sheet.

Earned Premiums assumed and ceded on long-duration policies were not material for the years ended December 31, 2005, 2004 and 2003. Earned Premiums ceded on short-duration policies were not material for the years ended December 31, 2005, 2004 and 2003. Certain insurance subsidiaries assume business from other insurance companies and involuntary pools. Earned Premiums assumed on short-duration policies for the years ended December 31, 2005, 2004 and 2003, were:

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums Assumed From:
Kemper Insurance Companies	$3.7	$100.4	$525.7
Milwaukee Insurance Company	40.7	45.8	51.0
Capitol County Mutual Fire Insurance Company	54.8	50.9	49.1
Other	8.6	11.9	9.2

Total Earned Premiums Assumed	$107.8	$209.0	$635.0

Unitrin’s subsidiary, Trinity, and the KIC are parties to a quota share reinsurance agreement whereby Trinity reinsures 100% of certain personal lines business issued or renewed by KIC in 2005, 2004 and 2003. The Company’s insurance subsidiaries began issuing this business using their own insurance policies in 2003.

Trinity and Milwaukee Insurance Company (“MIC”) are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written or assumed by MIC. MIC is owned by Mutual Insurers Holding Company (“MIHC”), which in turn is owned by MIC’s policyholders. Effective July 1, 2001, MIC and First Nonprofit Insurance Company (through its predecessor, First Nonprofit Mutual Insurance Company) (“FNP”) are parties to a quota share reinsurance agreement whereby MIC assumes 80% of the business written or assumed by FNP. Pursuant to an amendment to the MIC/FNP reinsurance agreement, which became effective January 15, 2003, FNP agrees to arrange for its parent company, First Nonprofit Mutual Holding Company (“FNMHC”), to nominate a simple majority to the FNMHC Board of Directors selected by MIC. On January 15, 2003, FNMHC elected five employees of the Company, as selected by MIC, to the FNMHC Board of Directors pursuant to the terms of the amendment. Such employees continue to serve as Directors of FNMHC at December 31, 2005. FNP is owned by FNMHC, which in turn is owned by FNP’s policyholders. Five employees of the Company also serve as directors of MIHC’s nine-member Board of Directors. Two employees of the Company also serve

NOTE 19. OTHER REINSURANCE [CONTINUED]

as directors of MIC, but together do not constitute a majority of MIC’s Board of Directors. The quota share agreements above can be terminated at any time by each of the parties to the respective agreements, subject to the notice requirements in such agreements.

Trinity and Capitol County are parties to a quota share reinsurance agreement whereby, effective August 1, 2005, Trinity assumes 100% of the business written by Capitol. Prior to August 1, 2005, Trinity assumed 95% of the business written by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. Five employees of the Company serve as directors of Capitol’s five member board of directors. Nine employees of the Company also serve as directors of Capitol’s wholly owned subsidiary’s, Old Reliable Casualty Company’s (“ORCC”), nine member board of directors. Reliable, a wholly owned subsidiary of Unitrin, provides certain administrative services to Capitol and its subsidiary, ORCC. In addition, agents employed by Reliable are also appointed by Capitol and ORCC to sell property insurance products. Union National, a wholly owned subsidiary of Unitrin, also provides claims administration services to Capitol and ORCC. The Company also provides certain investment services to Capitol and ORCC.

NOTE 20. CONTINGENCIES

The Company and its subsidiaries are defendants in various lawsuits incidental to their businesses. The Company believes that there are meritorious defenses to these lawsuits and is defending them vigorously. Certain of the lawsuits are pending in jurisdictions that have a history of awarding damages, including punitive damages that are disproportionate to the actual economic damages alleged to have been incurred. Additionally, some of these lawsuits seek class action status that, if granted, could expose the Company to potentially significant liability by virtue of the size of the purported classes. The Company believes that resolution of its pending litigation will not have a material adverse effect on the Company’s financial position. However, given the unpredictability of litigation, there can be no assurance that one or more of these lawsuits will not produce a damage award which could have a material adverse effect on the Company’s financial results for any given period.

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

Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2005, the Company’s subsidiaries and the Company’s Pension Plans had approximately $169.8 million and $79.4 million, respectively, in assets with FS&C for investment management. During 2005, the Company’s subsidiaries and the Company’s Pension Plans paid $0.6 million in the aggregate to FS&C.

With respect to the Company’s 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified managed investment fund. FS&C provides investment management services to the Dreyfus Appreciation Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Dreyfus Appreciation Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Dreyfus Appreciation Fund’s average daily net assets. The Company does not compensate FS&C for services rendered to the Dreyfus Appreciation Fund. As of December 31, 2005, Company employees participating in the Company’s 401(k) Savings Plan had allocated approximately $26.8 million for investment in the Dreyfus Appreciation Fund, representing approximately 11% of the total amount invested in the Company’s 401(k) Savings Plan.

During 2005, the Company’s Life and Health Insurance segment paid $2.6 million to purchase the next generation of the segment’s handheld computers from Intermec.

The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

As described in Note 19, “Other Reinsurance,” to the Consolidated Financial Statements, the Company also has certain relationships with mutual insurance holding companies which are owned by the policyholders of their insurance subsidiaries.

NOTE 22. QUARTERLY FINANCIAL INFORMATION

	THREE MONTHS ENDED (UNAUDITED)				YEAR ENDED
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	MARCH 31, 2005	JUNE 30, 2005	SEPT. 30, 2005	DEC. 31, 2005	DEC. 31, 2005
Revenues:
Earned Premiums	$615.2	$623.0	$620.6	$619.5	$2,478.3
Consumer Finance Revenues	52.3	54.2	56.7	58.1	221.3
Net Investment Income	72.0	69.3	67.8	73.0	282.1
Other Income	1.9	4.5	1.2	1.9	9.5
Net Realized Investment Gains	5.7	40.0	7.8	3.4	56.9

Total Revenues	747.1	791.0	754.1	755.9	3,048.1

Expenses:
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	399.3	413.0	465.8	387.2	1,665.3
Insurance Expenses	201.1	207.0	204.1	205.3	817.5
Consumer Finance Expenses	39.0	42.9	43.2	43.3	168.4
Interest and Other Expenses	14.6	15.7	16.4	17.3	64.0

Total Expenses	654.0	678.6	729.5	653.1	2,715.2

Income before Income Taxes and Equity in Net Income of Investee	93.1	112.4	24.6	102.8	332.9
Income Tax Expense	27.8	34.7	3.5	16.7	82.7

Income before Equity in Net Income of Investee	65.3	77.7	21.1	86.1	250.2
Equity in Net Income of Investee	2.6	0.5	1.6	0.6	5.3

Net Income	$67.9	$78.2	$22.7	$86.7	$255.5

Net Income Per Share(a)	$0.99	$1.13	$0.33	$1.26	$3.70

Net Income Per Share Assuming Dilution(a)	$0.98	$1.12	$0.32	$1.26	$3.67

Cash Dividends Paid to Shareholders (per share):	$0.425	$0.425	$0.425	$0.425	$1.70
Common Stock Market Prices:
High	$48.05	$50.72	$54.13	$48.00	$54.13
Low	40.80	43.84	45.33	43.72	40.80
Close	45.40	49.10	47.46	45.05	45.05

(a)	The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.

NOTE 22. QUARTERLY FINANCIAL INFORMATION [CONTINUED]

	THREE MONTHS ENDED (UNAUDITED)				YEAR ENDED
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	MARCH 31, 2004	JUNE 30, 2004	SEPT. 30, 2004	DEC. 31, 2004	DEC. 31, 2004
Revenues:
Earned Premiums	$614.2	$617.6	$630.7	$622.7	$2,485.2
Consumer Finance Revenues	49.6	49.9	51.1	52.2	202.8
Net Investment Income	60.2	63.0	65.9	72.1	261.2
Other Income	2.8	2.6	6.3	1.4	13.1
Net Realized Investment Gains	18.5	24.0	24.7	11.3	78.5

Total Revenues	745.3	757.1	778.7	759.7	3,040.8

Expenses:
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	423.5	413.3	429.3	402.1	1,668.2
Insurance Expenses	200.3	204.9	220.3	198.5	824.0
Consumer Finance Expenses	39.6	39.5	37.0	39.6	155.7
Interest and Other Expenses	14.8	14.3	14.4	13.9	57.4

Total Expenses	678.2	672.0	701.0	654.1	2,705.3

Income before Income Taxes and Equity in Net Income of Investee	67.1	85.1	77.7	105.6	335.5
Income Tax Expense	19.0	24.4	22.2	33.3	98.9

Income before Equity in Net Income of Investee	48.1	60.7	55.5	72.3	236.6
Equity in Net Income of Investee	(0.1)	1.7	1.0	1.0	3.6

Net Income	$48.0	$62.4	$56.5	$73.3	$240.2

Net Income Per Share	$0.71	$0.91	$0.82	$1.07	$3.51

Net Income Per Share Assuming Dilution(a)	$0.70	$0.91	$0.82	$1.06	$3.48

Cash Dividends Paid to Shareholders (per share):	$0.415	$0.415	$0.415	$0.415	$1.66

Common Stock Market Prices:
High	$44.95	$44.29	$44.48	$49.99	$49.99
Low	39.50	36.72	40.20	39.77	36.72
Close	42.90	42.60	41.57	45.45	45.45

(a)	The cumulative sum of quarterly Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.