Form 10-K, Exhibit 13
period 2005-12-31
UNITRIN INC
filed 2006-02-01
CIK 860748

Exhibit 13.2

SUMMARY OF RESULTS

Net Income was $255.5 million ($3.70 per common share) for the year ended December 31, 2005, compared to $240.2 million ($3.51 per common share) for the year ended December 31, 2004. Results in 2005 include a benefit of approximately $14 million for Federal income tax adjustments related to tax years ended December 31, 2002 and 2001. Results in 2004 included an expense of approximately $12 million after tax related to performance bonuses paid as part of a settlement with the Kemper Insurance Companies (“KIC”). Operating results in the Company’s business segments improved in 2005, compared to 2004. These results are discussed throughout this Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Earned Premiums were $2,478.3 million in 2005, compared to $2,485.2 million in 2004. Earned Premiums decreased due primarily to a $33.6 million decrease in earned premiums in the Unitrin Specialty segment and a $5.4 million decrease in earned premiums in the Unitrin Business Insurance segment, partially offset by a $32.7 million increase in earned premiums in the Unitrin Direct segment.

Consumer Finance Revenues increased by $18.5 million in 2005, due primarily to a higher level of loans outstanding, partially offset by lower interest rates.

Net Investment Income increased by $20.9 million for the year ended December 31, 2005, compared to 2004, due primarily to higher levels of investments, and to a lesser extent, higher yields on investments.

Net Realized Investment Gains was $56.9 million for the year ended December 31, 2005, compared to $78.5 million for 2004. Net Realized Investment Gains for the year ended December 31, 2005, included pretax gains of $39.4 million from sales of investment real estate, pretax gains of $29.8 million from sales of equity securities and pretax losses of $10.3 million to write down certain securities. Net Realized Investment Gains for the year ended December 31, 2004, included pretax gains of $82.2 million from sales of equity securities and pretax losses of $5.9 million to write down certain securities. The Company cannot anticipate when or if similar investment gains and losses may occur in the future.

CRITICAL ACCOUNTING ESTIMATES

The Company’s subsidiaries conduct their businesses in three industries: property and casualty insurance, life and health insurance and consumer finance. Accordingly, the Company is subject to several industry-specific accounting principles under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The process of estimation is inherently uncertain. Accordingly, actual results could ultimately differ materially from the estimated amounts reported in a company’s financial statements. Different assumptions are likely to result in different estimates of reported amounts. The Company’s critical accounting policies most sensitive to estimates include the valuation of investments, the valuation of property and casualty insurance reserves for losses and loss adjustment expenses (“LAE”), the valuation of the reserve for loan losses, the assessment of recoverability of goodwill and the valuation of postretirement benefit obligations.

Valuation of Investments

Except for the Company’s investment in the common stock of Intermec, Inc., formerly known as UNOVA, Inc. (“Intermec”), which is accounted for under the equity method of accounting, the Company’s investments in fixed maturities, preferred stocks and common stocks are classified as available for sale and are recorded at fair value under GAAP. Fair values of these investments are estimated using quoted market prices where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or broker dealers. To estimate the value of these investments, independent pricing services and broker dealers employ various models that take into consideration such factors, among others, as the credit rating of the issuer, duration of the security, yields on comparably rated publicly traded securities and risk-free yield curves. The actual value at which such securities could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

Except for investments accounted for under the equity method of accounting, based on the Company’s intent with respect to a particular investment at the time of investment, the Company is generally required to classify its investments in fixed maturities, preferred stocks and common stocks into one of three investment categories under GAAP:

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

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Valuation of Investments [continued]

Changes in the fair value of investments classified as available for sale are not recorded into income during the period, but rather are recorded as a separate component of equity until realized. Investments accounted for under the equity method of accounting are valued at cost plus cumulative undistributed earnings and not at fair value. Had the Company reported all the changes in the fair values of its investments in fixed maturities, preferred stock and common stock, including its investment in Intermec, into income, the Company’s reported net income for the year ended December 31, 2005, would have increased by $66.0 million.

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

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses

Property and casualty insurance reserves for losses and LAE are reported using the Company’s estimate of its ultimate liability for losses and LAE for claims that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2005, the Company had $1,531.5 million of gross loss and LAE reserves. In estimating reserves, the Company’s actuaries exercise professional judgment and must consider, and are influenced by, many variables that are difficult to quantify. Accordingly, the process of estimating and establishing reserves for losses and LAE for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental matters, construction defect and other emerging and/or long-tailed exposures which may not be discovered or reported until years after the insurance policy period has ended.

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

		DEVELOPMENT AS A PERCENTAGE OF
DOLLARS IN MILLIONS	FAVORABLE (ADVERSE)	GROSS RESERVES AT BEGINNING OF YEAR	NET RESERVES AT BEGINNING OF YEAR
Calendar Year ended December 31,
1996	$40.4	9.2%	10.2%
1997	15.9	3.5	3.8
1998	16.8	3.6	3.7
1999	12.1	2.7	2.8
2000	1.4	0.3	0.3
2001	(58.8)	(10.9)	(11.6)
2002	(82.3)	(11.8)	(12.9)
2003	(2.8)	(0.3)	(0.3)
2004	39.0	2.7	3.5
2005	92.1	6.1	7.2

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

Property and Casualty Insurance Reserves by business segment at December 31, 2005 and 2004, were:

DOLLARS IN MILLIONS	2005	2004
Unitrin Kemper Auto and Home	$553.6	$503.5
Unitrin Specialty	295.8	270.7
Unitrin Direct	99.4	93.7
Unitrin Business Insurance	419.7	456.2
Life and Health Insurance	31.2	5.7
Unallocated Ceded Reserves	131.8	180.9

Total Property and Casualty Insurance Reserves	$1,531.5	$1,510.7

Certain reserves acquired in connection with a business acquisition from SCOR Reinsurance Company (“SCOR”) in 2002 are reinsured by an insurance Subsidiary of SCOR (See Note 6, “Property and Casualty Insurance Reserves” to the Consolidated Financial Statements). The Company does not allocate these reserves to its business segments.

The Unitrin Business Insurance segment has exposure to construction defect losses through general liability and commercial multiperil coverages it provided to contractors. Construction defect claims arise from alleged defective work performed in the construction of buildings and the alleged resulting loss of economic value of those structures. The majority of the Unitrin Business Insurance segment’s construction defect losses is concentrated in a limited number of western states, including California, and was primarily written by the Company’s Valley Insurance Company and Valley Property & Casualty Insurance Company subsidiaries (the “Valley Companies”). The Company acquired the Valley Companies in 1999, at which time the Valley Companies substantially limited their exposure to contractors on a going-forward basis in the western United States. As a result, the Company is tracking construction defect activity throughout the United States to forecast any emerging trends. There can be no assurance that such a trend will not emerge in non-western states in which the Company may have significant general liability insurance risks. The process of estimating reserves for these claims is particularly difficult due to the potentially long period of time between the loss date and the date the loss is actually reported, changes in the regulatory and legal environment and involvement of multiple plaintiffs, defendants and insurers.

Loss and LAE reserves for the Valley Companies’ construction defect losses were $32.4 million and $38.2 million at December 31, 2005 and 2004, respectively. Claim activity for the Valley Companies’ construction defect claims in the western United States for the years ended December 31, 2005, 2004 and 2003, were:

	2005	2004	2003
Number of Claims:
Pending at Beginning of Year	647	642	407
Reported During the Year	338	299	369
Closed During the Year	(515)	(294)	(134)

Pending at End of Year	470	647	642

Cumulative Amount Paid for Claims Closed During the Year (in millions)	$9.9	$8.1	$5.6
Average Cumulative Amount Paid per Claim Closed During the Year (in thousands)	$19.1	$27.6	$42.1

Claims are comprised of one or more claim features. Previously, Unitrin Business Insurance accumulated and reported claim features. In 2005, Unitrin Business Insurance implemented a new claims system and began tracking its construction defect claim detail at the claim level instead of at the feature level. The claim information presented above has been restated to conform to the current year’s presentation.

The Company considers a claim to be closed when the Company has satisfied its obligation to the claimant. The “Cumulative Amount Paid for Claims Closed During the Year” and the “Average Cumulative Amount Paid per Claim Closed During the Year” for the years ended December 31, 2004 and 2003, include subrogation and reinsurance recoveries of $1.5 million and $0.7 million, respectively, received in 2005.

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses [continued]

The Company’s commercial lines business is focused on the small commercial market. The Company has typically not written policies insuring large manufacturers. Accordingly, the Company’s exposure to asbestos and environmental losses is limited. Total asbestos and environmental reserves in the Unitrin Business Insurance segment were approximately $19 million and $20 million at December 31, 2005 and 2004, respectively.

Additional information pertaining to the estimation of and development of the Company’s Property and Casualty Insurance Reserves for Losses and LAE is contained in Item 1 of Part I of the Company’s 2005 Annual Report on Form 10-K under the heading “Property and Casualty Loss and Loss Adjustment Expense Reserves.”

Reserve for Loan Losses

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of years. Accordingly, the Company’s actual ultimate net charge-off could differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, the timing of charge-offs and recoveries, the value of collateral and changes in the overall credit quality of the loan portfolio. Actual net charge-off patterns may also differ materially from historical net charge-off patterns if there is a change in collection practices, the mix of loans or the credit quality of borrowers. For example, net charge-off patterns may differ in the Consumer Finance segment’s expansion states from the Company’s historical experience. A 100–basis point increase in the Company’s estimated ultimate rate of net charge-off would increase the Company’s Reserve for Loan Losses at December 31, 2005, by approximately $22 million.

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

Postretirement Obligations

The process of estimating the Company’s postretirement benefit obligations and postretirement benefit costs is inherently uncertain and the actual cost of benefits may vary materially from the estimates recorded. These liabilities are particularly volatile due to their long-term nature and are based on several assumptions. The main assumptions used in the valuation of the Company’s postretirement pension benefit obligations are:

a)	Estimated mortality of the employees and retirees eligible for benefits;

b)	Estimated expected long-term rates of returns on investments;

c)	Estimated compensation increases;

d)	Estimated employee turnover; and

e)	Estimated rate used to discount the ultimate estimated liability to a present value.

The main assumptions used in the valuation of the Company’s postretirement medical benefit obligations are:

a)	Estimated mortality of the employees and retirees eligible for benefits;

b)	Estimated morbidity of the employees and retirees eligible for benefits;

c)	Estimated medical cost trend rates; and

d)	Estimated discount rate.

A change in any one or more of these assumptions is likely to result in an ultimate liability different from the original actuarial estimate. Such changes in estimates may be material. For example, a one–percentage point decrease in the Company’s estimated discount rate would increase the pension obligation and the postretirement medical benefit obligation at December 31, 2005, by approximately $56.2 million and $3.5 million, respectively, while a one–percentage point increase in the rate would decrease the pension obligation and the postretirement medical benefit obligation at December 31, 2005, by approximately $44.8 million and $3.1 million, respectively. A one–percentage point increase in the Company’s estimated health care cost trend rate for each year would increase the postretirement medical benefit obligation at December 31, 2005, by approximately $3.4 million. A one–percentage point decrease in the Company’s estimated health care cost trend rate for each year would decrease the postretirement medical benefit obligation at December 31, 2005, by approximately $2.5 million. A one–percentage point decrease in the Company’s estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2005, by approximately $2.9 million, while a one–percentage point increase in the rate would decrease pension expense by approximately $2.9 million for the same period.

CATASTROPHES

Total catastrophe losses and LAE, net of reinsurance recoveries, were $94.5 million before tax, $35.9 million before tax and $53.0 million before tax for the years ended December 31, 2005, 2004 and 2003, respectively. Catastrophes and storms are inherent risks of the property and casualty insurance business. These catastrophic events include hurricanes, tornadoes, earthquakes, hailstorms, wildfires, high winds and winter storms. Such events result in insured losses that are, and will continue to be, a material factor in the results of operations and financial position of the Company’s property and casualty insurance companies. Further, because the level of these insured losses occurring in any one year cannot be accurately predicted, these losses may contribute to material year-to-year fluctuations in the results of the operations and financial position of these companies. Specific types of catastrophic events are more likely to occur at certain times within the year than others. This factor adds an element of seasonality to property and casualty insurance claims. The Company has adopted the industry-wide catastrophe classifications of storms and other events promulgated by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies a disaster as a catastrophe when the event causes $25.0 million or more in direct losses to property and affects a significant number of policyholders and insurers. ISO-classified catastrophes are assigned a unique serial number recognized throughout the insurance industry. The segment discussions that follow utilize ISO’s definition of catastrophes.

The Company maintains three separate catastrophe reinsurance programs for its property and casualty insurance businesses. The annual program covering the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments provided, effective January 1, 2005, coverage of $36 million above retention of $4 million. The annual program covering the property insurance operations of the Company’s Life and Health Insurance segment provided, effective January 1, 2005, coverage of $52 million above retention of $8 million. The annual program covering the Unitrin Kemper Auto and Home segment provided, effective July 1, 2005, coverage of $160 million above retention of $20 million in 2005. Coverage for each reinsurance program is provided in three layers. In addition, in the event that the Company incurred catastrophe losses covered by any of its three catastrophe reinsurance programs that exceeded the retention for a particular program, each of the programs required one reinstatement of such coverage. In such an instance, the Company was required to pay a reinstatement premium to the reinsurers to reinstate the full amount of reinsurance available under such program. The reinstatement premium was a percentage of the original premium based on the ratio of the losses exceeding the Company’s retention to the reinsurers’ coverage limit. The annual original premium paid to reinsurers, excluding reinstatement premium, for these three catastrophe reinsurance programs was approximately $15 million in 2005. In addition to these programs, the Company purchased reinsurance from the Florida Hurricane Catastrophe Fund (the “FHCF”) for hurricane losses in the state of Florida at retentions lower than those described above.

Three major hurricanes that significantly impacted the Company (Katrina, Rita and Wilma) made landfall in the United States during 2005. Catastrophe losses and LAE, net of reinsurance recoveries, from Hurricanes Katrina, Rita and Wilma were $70.6 million in 2005. Hurricane Katrina is expected to be the most costly hurricane on record in the United States. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Life and Health Insurance segment incurred $42.5 million of losses and LAE in excess of its retention of $8.0 million and recorded a reinstatement premium of $2.4 million in 2005. In addition, the Life and Health Insurance segment incurred $0.4 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Unitrin Kemper Auto and Home segment incurred $20.2 million of losses and LAE in excess of its retention of $20.0 million and recorded a reinstatement premium of $2.9 million in 2005. In addition, the Unitrin Kemper Auto and Home segment incurred $0.2 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program. The Company estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments together incurred $0.4 million of losses and LAE in excess of their retention of $4.0 million and recorded a reinstatement premium of $0.1 million in 2005. In addition, the Unitrin Direct segment incurred $0.1 million of losses and LAE in Florida which occurred too early to be aggregated with the losses in the other Gulf states under its reinsurance program.

Unitrin’s subsidiary, Trinity Universal Insurance Company (“Trinity”) and Capitol County Mutual Fire Insurance Company (“Capitol”) are parties to a quota share reinsurance agreement whereby Trinity assumes 100% of the business written, net of reinsurance, by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. Capitol is also a participant in the catastrophe reinsurance program covering the Company’s Life and Health Insurance segment. The Company estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, the Life and Health Insurance subsidiaries together with Capitol incurred $30.1 million of losses and LAE in excess of their retention of $8.0 million. The Company estimates

CATASTROPHES [CONTINUED]

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

The Company’s estimates for Hurricanes Katrina, Rita and Wilma include estimates for both direct losses and LAE and indirect losses from residual market assessments. The process of estimating and establishing reserves for catastrophe losses is inherently uncertain and the actual ultimate cost of a claim, net of actual reinsurance recoveries, may vary materially from the estimated amount reserved. The Company’s estimates of direct catastrophe losses are generally based on inspections by claims adjusters and historical loss development experience for areas that have not been inspected or for claims that have not yet been reported. The Company’s estimates of direct catastrophe losses are based on the coverages provided by its insurance policies. The Company’s homeowners insurance policies do not provide coverage for losses caused by floods, but generally provide coverage for physical damage caused by wind or wind-driven rain. Accordingly, the Company’s estimates of direct losses for homeowners insurance do not include losses caused by flood. Depending on the policy, automobile insurance may provide coverage for losses caused by flood. Estimates of the number of and severity of claims ultimately reported are influenced by many variables including, but not limited to, repair or reconstruction costs and determination of cause of loss, that are difficult to quantify and will influence the final amount of claim settlements. All these factors, coupled with the impact of the availability of labor and material on costs, require significant judgment in the reserve setting process. A change in any one or more of these factors is likely to result in an ultimate net claim cost different from the estimated reserve. The Company’s estimates of indirect losses from residual market assessments are based on a variety of factors including, but not limited to, actual or estimated assessments provided by or received from the assessing entity, insurance industry estimates of losses, and estimates of the Company’s market share in the assessable states. Actual assessments may differ materially from these estimated amounts. The Company currently believes that it is unlikely that a change in its direct and indirect estimates of losses and LAE for Hurricanes Katrina, Rita and Wilma will cause it to exceed the coverages provided by its reinsurance programs.

CATASTROPHES [CONTINUED]

During 2004, four hurricanes (Charley, Frances, Ivan and Jeanne) made landfall in several states along the Gulf Coast and the eastern United States. All four hurricanes made landfall in the state of Florida, the first time in over 100 years that four hurricanes have made landfall in the same state in the same hurricane season. A summary of the Company’s estimated catastrophe losses and LAE before tax from these hurricanes, net of estimated recoveries from the FHCF, in 2004, follows.

DOLLARS IN MILLIONS	CHARLEY	FRANCES	IVAN	JEANNE	TOTAL
Unitrin Kemper Auto and Home	$3.0	$3.8	$4.1	$1.6	$12.5
Unitrin Specialty	—	—	—	—	—
Unitrin Direct	0.6	0.4	0.4	0.3	1.7
Unitrin Business Insurance	—	—	0.1	—	0.1
Life and Health Insurance	1.2	1.3	2.1	1.9	6.5

Total Loss and LAE, Net of Reinsurance	$4.8	$5.5	$6.7	$3.8	$20.8

The Life and Health Insurance segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $2.4 million from the FHCF. The Unitrin Kemper Auto and Home segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $1.2 million from the FHCF.

UNITRIN KEMPER AUTO AND HOME

On January 1, 2005, the Company combined the personal lines insurance operations of its former Multi Lines Insurance segment into the Unitrin Kemper Auto and Home segment. Amounts for prior years have been restated to conform to the current management reporting structure. The results of the Unitrin Kemper Auto and Home segment for the years ended December 31, 2005, 2004 and 2003, as restated, were:

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums:
Automobile	$623.2	$636.2	$618.1
Homeowners	275.2	264.4	229.5
Other Personal	47.3	45.2	35.4

Total Earned Premiums	945.7	945.8	883.0
Net Investment Income	48.1	39.6	26.6
Other Income	0.6	7.0	17.8

Total Revenues	994.4	992.4	927.4

Incurred Losses and LAE	625.9	639.0	674.6
Insurance Expenses	289.1	276.9	275.0

Operating Profit (Loss)	79.4	76.5	(22.2)
Income Tax Benefit (Expense)	(19.4)	(20.3)	12.1

Net Income (Loss)	$60.0	$56.2	$(10.1)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	59.5%	65.0%	71.7%
Incurred Catastrophe Loss and LAE Ratio	6.7	2.6	4.7

Total Incurred Loss and LAE Ratio	66.2	67.6	76.4
Incurred Expense Ratio	30.6	29.3	31.1

Combined Ratio	96.8%	96.9%	107.5%

UNITRIN KEMPER AUTO AND HOME [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Insurance Reserves:
Personal Automobile	$414.9	$395.9
Homeowners	111.3	87.1
Other	27.4	20.5

Insurance Reserves	$553.6	$503.5

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Loss Reserves:
Case	$220.3	$205.9
Incurred but Not Reported	230.1	211.2

Total Loss Reserves	450.4	417.1
LAE Reserves	103.2	86.4

Total Insurance Reserves	$553.6	$503.5

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophes)	$62.6	$26.3
Favorable Catastrophe Loss and LAE Reserve Development, Net	2.8	2.4

Total Favorable Loss and LAE Reserve Development, Net	$65.4	$28.7

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	13.0%	7.3%

2005 Compared with 2004

Earned Premiums in the Unitrin Kemper Auto and Home segment decreased by $0.1 million for the year ended December 31, 2005, compared to the same period in 2004. Automobile insurance earned premiums decreased by $13.0 million due primarily to lower volume of insurance from assigned risk and involuntary market pools, which decreased by $9.0 million. Automobile insurance earned premiums in 2004 also included income of $2.4 million due to a decrease in the Unitrin Kemper Auto and Home segment’s estimate of its North Carolina premium rate rollback. Homeowners insurance earned premiums increased by $10.8 million due to higher premium rates and higher volume, partially offset by higher catastrophe reinsurance premiums. Catastrophe reinsurance premiums reduced total earned premiums in the Unitrin Kemper Auto and Home segment by $13.8 million in 2005, compared to $9.5 million in 2004. Catastrophe reinsurance premiums in 2005 include $3.1 million to reinstate catastrophe reinsurance coverage following Hurricanes Katrina and Rita. The Unitrin Kemper Auto and Home segment’s catastrophe reinsurance policy provides coverage, subject to the limits of the policy, for catastrophe losses occurring during an annual policy term which began on July 1, 2005. The Unitrin Kemper Auto and Home segment may increase both its coverage limits and retention when it renews its catastrophe reinsurance policy for the annual policy period beginning July 1, 2006, depending on market conditions. The Unitrin Kemper Auto and Home segment cannot presently predict the cost of such reinsurance.

Other Income decreased by $6.4 million for the year ended December 31, 2005, compared to the same period in 2004, due to the continuing run-off of policies and related claims administered for KIC (the “KIC Run-off”). Other Income in 2004 also included income from certain service fee adjustments in connection with the KIC Settlement (see “2004 Compared with 2003” discussion below). Net Investment Income increased by $8.5 million due to higher levels of investments and to higher yields on investments.

UNITRIN KEMPER AUTO AND HOME [CONTINUED]

2005 Compared with 2004 [continued]

Operating Profit in the Unitrin Kemper Auto and Home segment increased by $2.9 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to lower incurred losses and LAE as a percentage of earned premiums and the higher net investment income, partially offset by higher insurance expenses. Incurred loss and LAE as a percentage of earned premiums in the Unitrin Kemper Auto and Home segment decreased due primarily to higher favorable loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period), partially offset by higher losses and LAE from catastrophes. The Unitrin Kemper Auto and Home segment recognized favorable loss and LAE reserve development of $65.4 million in 2005, compared to favorable development of $28.7 million in 2004. Favorable development attributed to automobile insurance was $43.7 million in 2005 and $11.8 million in 2004. Catastrophe losses and LAE (including development), net of reinsurance, were $63.1 million in 2005, compared to $24.1 million in 2004. Catastrophe losses and LAE in 2005 included $42.9 million, net of reinsurance, from Hurricanes Katrina, Rita and Wilma. Insurance expenses increased by $12.2 million, due primarily to certain restructuring costs and higher amortization of deferred policy acquisition costs. Restructuring costs recognized in the Unitrin Kemper Auto and Home segment were $6.4 million in 2005, compared to $4.0 million in 2004.

Net Income in the Unitrin Kemper Auto and Home segment increased by $3.8 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to the change in operating results. The Unitrin Kemper Auto and Home segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income was $24.1 million in 2005, compared to $19.6 million in 2004.

2004 Compared with 2003

Earned Premiums in the Unitrin Kemper Auto and Home segment increased by $62.8 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the completion of a full annual cycle of writing policies following the June 2002 acquisition of KIC’s personal lines business. Unitrin Kemper Auto and Home administered on behalf of KIC all policies issued prior to the closing and certain policies issued or renewed after the closing, but excluded from the acquisition. Other Income decreased by $10.8 million due to lower volume of administered policies and related claims, partially offset by certain adjustments in connection with the KIC Settlement. Net Investment Income increased by $13.0 million due primarily to higher levels of investments.

The Unitrin Kemper Auto and Home segment reported Operating Profit of $76.5 million for the year ended December 31, 2004, compared to an Operating Loss of $22.2 million in 2003. Operating results improved in the Unitrin Kemper Auto and Home segment due primarily to lower incurred losses and LAE, excluding catastrophes, as a percentage of earned premiums and lower catastrophe losses and LAE. Incurred losses and LAE, excluding catastrophes, as a percentage of earned premiums in the Unitrin Kemper Auto and Home segment decreased due primarily to improved premium rate adequacy and the impact of favorable loss and LAE reserve development. The Unitrin Kemper Auto and Home segment recorded favorable loss and LAE development of $28.7 million in 2004, compared to favorable development of $3.7 million in 2003. The Unitrin Kemper Auto and Home segment incurred catastrophe losses and LAE of $12.5 million from Hurricanes Charley, Frances, Ivan and Jeanne in 2004. Total catastrophe loss and LAE in the Unitrin Kemper Auto and Home segment was $24.1 million in 2004, compared to $41.2 million in 2003. Insurance expenses in 2004 and 2003 include expenses related to administering the KIC Run-off. The Company estimates that Other Income approximated the cost of administering the KIC Run-off. Excluding the cost of administering the KIC Run-off, insurance expense as a percentage of earned premiums was 28.5% and 29.1% in 2004 and 2003, respectively.

In 2004, the Company and KIC agreed to settle and extinguish certain liabilities and obligations arising from the Company’s acquisition of certain businesses from KIC (the “KIC Settlement”). The Company recorded a consolidated charge of $14.9 million before tax, including a performance bonus of $18.4 million partially offset by certain service fee adjustments, in connection with the KIC Settlement. The performance bonus is included in Insurance Expenses and the service fee adjustments are included in Other Income in the Consolidated Statements of Income. For management reporting purposes, the Company does not allocate the performance bonus to the Unitrin Kemper Auto and Home segment, and accordingly, such expense is included in Other Expense, Net. The net impact of the KIC Settlement included in the Unitrin Kemper Auto and Home segment in 2004 was a gain of $3.5 million before tax.

The Unitrin Kemper Auto and Home segment reported Net Income of $56.2 million in 2004, compared to a Net Loss of $10.1 million in 2003. Net Income in the Unitrin Kemper Auto and Home segment increased for the year ended December 31, 2004, due primarily to the increase in operating results. The Unitrin Kemper Auto and Home segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income was $19.6 million in 2004, compared to $12.3 million in 2003.

UNITRIN SPECIALTY

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums:
Personal Automobile	$331.9	$376.6	$426.2
Commercial Automobile	121.3	109.9	85.0
Other	—	0.3	0.8

Total Earned Premiums	453.2	486.8	512.0
Net Investment Income	20.6	18.0	15.9

Total Revenues	473.8	504.8	527.9
Incurred Losses and LAE	335.1	356.4	380.7
Insurance Expenses	96.0	103.6	108.3

Operating Profit	42.7	44.8	38.9
Income Tax Expense	11.4	12.9	11.4

Net Income	$31.3	$31.9	$27.5

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	73.1%	73.1%	74.0%
Incurred Catastrophe Loss and LAE Ratio	0.8	0.1	0.3

Total Incurred Loss and LAE Ratio	73.9	73.2	74.3
Incurred Expense Ratio	21.2	21.3	21.2

Combined Ratio	95.1%	94.5%	95.5%

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Insurance Reserves:
Personal Automobile	$161.7	$168.1
Commercial Automobile	116.5	83.3
Other	17.6	19.3

Insurance Reserves	$295.8	$270.7

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Loss Reserves:
Case	$153.2	$137.2
Incurred but Not Reported	84.5	82.8

Total Loss Reserves	237.7	220.0
LAE Reserves	58.1	50.7

Total Insurance Reserves	$295.8	$270.7

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophes)	$8.8	$1.4
Favorable Catastrophe Loss and LAE Reserve Development, Net	—	—

Total Favorable Loss and LAE Reserve Development, Net	$8.8	$1.4

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	3.3%	0.6%

UNITRIN SPECIALTY [CONTINUED]

2005 Compared with 2004

Earned Premiums in the Unitrin Specialty segment decreased by $33.6 million for the year ended December 31, 2005, compared to the same period in 2004. Personal automobile earned premiums decreased by $44.7 million due to lower volume and lower premium rates. The Unitrin Specialty segment has experienced increased competition from traditional non-standard automobile insurance companies as well as standard automobile insurance companies. The Unitrin Specialty segment has reduced personal automobile insurance rates in certain states, where profitability is above the Unitrin Specialty segment’s target levels, to improve its competitive position and intends to begin writing personal automobile insurance in early 2006 for the first time in Florida. Personal automobile premiums also decreased due to Unitrin Specialty’s decision to exit its motorcycle insurance business, which is included in the Unitrin Specialty segment’s personal automobile insurance line. Motorcycle earned premiums were $6.1 million in 2005, compared to $16.3 million in 2004. Commercial automobile insurance earned premiums increased by $11.4 million due primarily to higher volume. The Unitrin Specialty segment plans to write commercial automobile insurance in two new states in 2006. Net Investment Income increased by $2.6 million due to higher levels of investments and higher yields on investments.

Operating Profit in the Unitrin Specialty segment decreased by $2.1 million for the year ended December 31, 2005, compared to the same period in 2004. Operating profit from personal automobile insurance decreased by $9.2 million due primarily to the lower premium volume and higher losses and LAE as a percentage of earned premiums. Personal automobile insurance losses and LAE increased as a percentage of earned premiums due primarily to higher losses and LAE, net of reinsurance, from catastrophes and higher severity of losses, partially offset by the effect of loss and LAE reserve development (which recognizes changes in estimates of prior year loss and LAE reserves in the current period). Operating profit from commercial automobile insurance increased by $6.5 million due primarily to higher investment income, lower losses and LAE as a percentage of earned premiums, and the higher premium volume. Operating profit from other insurance, which is comprised primarily of business from certain reinsurance pools that are in run-off, increased by $0.5 million due primarily to effects of loss and LAE reserve development.

Net loss and LAE reserve development had a favorable effect of $8.8 million for the year ended December 31, 2005, compared to a favorable effect of $1.4 million for the same period in 2004. Catastrophe losses and LAE, net of reinsurance, in the Unitrin Specialty segment were $3.4 million in 2005, compared to $0.3 million for the same period in 2004. Catastrophe losses and LAE, net of reinsurance, in the Unitrin Specialty segment from Hurricanes Katrina and Rita were $2.4 million in 2005.

Net Income in the Unitrin Specialty segment decreased by $0.6 million for the year ended December 31, 2005, compared to the same period in 2004. The Unitrin Specialty segment’s effective tax rate differs from the statutory tax rate due primarily to tax-exempt investment income. Tax-exempt investment income in the Unitrin Specialty segment was $10.3 million and $8.4 million for the years ended December 31, 2005 and 2004, respectively.

2004 Compared with 2003

Earned Premiums in the Unitrin Specialty segment decreased by $25.2 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower premium volume in personal automobile insurance, partially offset by higher premium volume in commercial automobile insurance and higher premium rates in both personal automobile insurance and commercial automobile insurance. The lower personal automobile insurance premium volume was due primarily to increased competition. The higher commercial automobile insurance premium volume was due primarily to increases in heavier weight class vehicles and higher policy limits in Texas and increases in medium and heavier weight classes in California. Net Investment Income increased by $2.1 million due primarily to higher levels of investments.

Operating Profit in the Unitrin Specialty segment increased by $5.9 million for the year ended December 31, 2004, compared to the same period in 2003. Operating profit in personal automobile insurance increased due primarily to lower losses and LAE as a percentage of earned premiums, partially offset by the effects of lower volume. Net loss and LAE reserve development in personal automobile insurance had an adverse effect of $1.2 million in 2004, compared to an adverse effect of $16.6 million for the same period in 2003. Catastrophe losses and LAE in personal automobile insurance were $0.3 million in 2004, compared to catastrophe losses and LAE of $1.9 million for the same period in 2003. Operating profit in commercial automobile insurance increased due primarily to the higher premium volume, partially offset by higher losses and LAE as a percentage of earned premiums. Losses and LAE increased as a percentage of earned premiums, due primarily to inadequate premium rates in commercial automobile heavier weight classes, and higher policy limits in Texas. The Unitrin Specialty segment experienced higher frequency and severity of losses than expected in these classes in Texas. In the third quarter of 2004, Unitrin Specialty began increasing premium rates significantly in these classes of business in Texas to take this experience into consideration. Net loss and LAE reserve development in commercial automobile had a favorable effect of $1.9 million in 2004, compared to an adverse effect of $4.0 million for the same period in 2003.

Net Income in the Unitrin Specialty segment increased by $4.4 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the higher operating profit. The Unitrin Specialty segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income in the Unitrin Specialty segment was $8.4 million and $6.8 million for the years ended December 31, 2004 and 2003, respectively.

UNITRIN DIRECT

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums	$221.3	$188.6	$149.9
Net Investment Income	8.6	6.9	3.3
Other Income	0.2	—	—

Total Revenues	230.1	195.5	153.2
Incurred Losses and LAE	173.4	149.8	123.9
Insurance Expenses	55.2	50.8	48.7

Operating Profit (Loss)	1.5	(5.1)	(19.4)
Income Tax Benefit	1.1	3.5	8.1

Net Income (Loss)	$2.6	$(1.6)	$(11.3)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	77.2%	78.3%	82.7%
Incurred Catastrophe Loss and LAE Ratio	1.2	1.1	—

Total Incurred Loss and LAE Ratio	78.4	79.4	82.7
Incurred Expense Ratio	24.9	26.9	32.5

Combined Ratio	103.3%	106.3%	115.2%

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Loss Reserves:
Case	$70.2	$59.5
Incurred but Not Reported	12.2	17.5

Total Loss Reserves	82.4	77.0
LAE Reserves	17.0	16.7

Total Insurance Reserves	$99.4	$93.7

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net	$4.7	$2.1

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	5.0%	2.8%

2005 Compared with 2004

Earned Premiums in the Unitrin Direct segment increased by $32.7 million, or 17.3%, for the year ended December 31, 2005, compared to the same period in 2004, due to higher volume and higher premium rates. Unitrin Direct reduced its writings of new business in certain states during 2005 while implementing certain product changes and rate increases. Accordingly, Unitrin Direct expects its rate of growth in earned premiums to slow in 2006. Net Investment Income increased by $1.7 million due to higher levels of investments and, to a lesser extent, higher yields on investments.

Unitrin Direct, which began marketing automobile insurance in 2001, reached a new milestone in 2005 by reporting positive Operating Profit for the full year. Operating Profit in the Unitrin Direct segment was $1.5 million for the year ended December 31, 2005, compared to an Operating Loss of $5.1 million for the same period in 2004. Operating results improved due to lower insurance expenses as a percentage of earned premiums, lower losses and LAE as a percentage of earned premiums and higher net investment income. Insurance expenses as a percentage of earned premiums decreased due primarily to improved economies of scale. Incurred losses and LAE decreased as a percentage of earned premiums due primarily to the favorable effects of loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period). Net loss and LAE reserve development had a favorable effect of $4.7 million in 2005, compared to a favorable effect of $2.1 million in 2004. Unitrin Direct reported catastrophe losses and LAE of $2.6 million, primarily due to Hurricane Wilma, in 2005, compared to $2.1 million, primarily due to Hurricanes Charley, Frances, Ivan and Jeanne, in 2004.

UNITRIN DIRECT [CONTINUED]

2005 Compared with 2004 [continued]

Unitrin Direct reported Net Income of $2.6 million for the year ended December 31, 2005, compared to a Net Loss of $1.6 million in 2004. Despite losses from Hurricane Wilma, the fourth quarter of 2005 marked the fifth consecutive discrete quarter in which Unitrin Direct reported positive Net Income. While Unitrin Direct achieved sufficient scale to reach profitability in 2005, management estimates that it will be several years before Unitrin Direct meets its return on investment objective. Unitrin Direct’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income was $4.3 million in 2005, compared to $3.8 million for the same period in 2004.

2004 Compared with 2003

Earned Premiums in the Unitrin Direct segment were $188.6 million for the year ended December 31, 2004, compared to $149.9 million in 2003. Earned Premiums increased due to higher volume and higher premium rates. Net Investment Income increased by $3.6 million in 2004, compared to the same period in 2003, due primarily to higher levels of investments.

For the year ended December 31, 2004, Unitrin Direct reported an Operating Loss of $5.1 million, compared to an Operating Loss of $19.4 million, for the same period in 2003. Unitrin Direct’s Operating Loss decreased due primarily to lower insurance expenses as a percentage of earned premiums and lower non-catastrophe incurred losses and LAE as a percentage of earned premiums, partially offset by higher incurred losses and LAE from catastrophes. Non-catastrophe losses and LAE as a percentage of earned premiums reflect increased premium rate adequacy.

UNITRIN BUSINESS INSURANCE

On January 1, 2005, the Company launched its new stand-alone commercial lines business unit—Unitrin Business Insurance. The Unitrin Business Insurance segment includes the commercial lines operations and certain commercial reinsurance programs of the former Multi Lines Insurance segment. During 2005, Unitrin Business Insurance re-engineered certain business processes as it began transforming the structure that remained from the former Multi Lines Insurance segment into a structure more suitable and scalable to its future commercial lines insurance strategy. During 2005, Unitrin Business Insurance implemented new policy administration, billing and claims systems, redesigned its insurance products and made filings for over 5,000 policy rate, rule and form changes with various states. In addition, Unitrin Business Insurance began to close its full service regional offices, significantly reduced its employee workforce and outsourced certain policy administration functions while retaining control over product development, pricing, underwriting and claims. At the end of 2005, all existing claims had been migrated to the new claims system and approximately 60% of Unitrin Business Insurance’s policies had been migrated to the new policy administration system. During 2006, Unitrin Business Insurance plans to complete this migration. Unitrin Business Insurance incurred in 2005 and will incur in 2006 certain redundant system and personnel costs. Restructuring costs recognized in Unitrin Business Insurance were $3.3 million for the year ended December 31, 2005. Unitrin Business Insurance expects these redundant system and personnel expenses to decline in the second half of 2006. Although the new, scalable structure better matches the current size of the Unitrin Business Insurance segment, the segment will likely not reach adequate economies of scale for several years.

UNITRIN BUSINESS INSURANCE [CONTINUED]

Amounts for 2004 and 2003 have been restated to conform to the current management reporting structure.

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums:
Commercial Automobile	$62.6	$66.7	$89.2
Commercial Property and Liability	83.7	84.2	109.0
Workers’ Compensation	21.6	21.6	30.7
Commercial Reinsurance Program	22.7	23.5	21.9

Total Earned Premiums	190.6	196.0	250.8
Net Investment Income	28.2	25.7	23.8

Total Revenues	218.8	221.7	274.6
Incurred Losses and LAE	116.6	126.1	174.6
Insurance Expenses	85.9	76.5	86.6

Operating Profit	16.3	19.1	13.4
Income Tax Expense	0.7	1.6	1.5

Net Income	$15.6	$17.5	$11.9

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	58.5%	63.5%	67.0%
Incurred Catastrophe Loss and LAE Ratio	2.7	0.8	2.6

Total Incurred Loss and LAE Ratio	61.2	64.3	69.6
Incurred Expense Ratio	45.1	39.0	34.5

Combined Ratio	106.3%	103.3%	104.1%

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Insurance Reserves:
Commercial Automobile	$79.4	$87.6
Commercial Property and Liability	216.4	243.8
Workers’ Compensation	94.7	102.4
Commercial Reinsurance Program	29.2	22.4

Insurance Reserves	$419.7	$456.2

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Loss Reserves:
Case	$140.7	$178.6
Incurred but Not Reported	182.6	177.0

Total Loss Reserves	323.3	355.6
LAE Reserves	96.4	100.6

Total Insurance Reserves	$419.7	$456.2

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophe losses)	$13.1	$5.5
Favorable Catastrophe Loss and LAE Reserve Development, Net	1.4	1.1

Total Favorable Loss and LAE Reserve Development, Net	$14.5	$6.6

Loss and LAE Reserve Development as a Percentage of Insurance Reserves, Net at Beginning of Year	3.2%	1.4%

UNITRIN BUSINESS INSURANCE [CONTINUED]

2005 Compared with 2004

Earned Premiums in the Unitrin Business Insurance segment decreased by $5.4 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to lower volume of commercial automobile insurance and commercial property and liability insurance. The Unitrin Business Insurance segment expects earned premiums to increase in the second half of 2006, as it adds to its distribution network. Unitrin Business Insurance continues to explore opportunities to expand its markets, including the addition of new account executives and the sale of commercial insurance products through selected Unitrin Kemper Auto and Home agents. The Unitrin Business Insurance segment’s commercial reinsurance program consists of certain business written and administered by First NonProfit Insurance Company (“FNP”). FNP specializes in providing various forms of commercial insurance to charitable and other non-profit organizations. The Unitrin Business Insurance segment intends to exit this commercial reinsurance business in 2006. See Note 19, “Other Reinsurance,” to the Consolidated Financial Statements for additional information about this reinsurance arrangement. Net Investment Income in the Unitrin Business Insurance segment increased by $2.5 million, due to higher yields on investments and higher levels of investments.

Operating Profit in the Unitrin Business Insurance segment decreased by $2.8 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher insurance expenses, partially the result of certain restructuring and system migration initiatives, and higher catastrophe losses, net of reinsurance, partially offset by lower non-catastrophe incurred losses and LAE and the higher net investment income. Incurred losses and LAE, excluding catastrophes, decreased due primarily to the favorable effects of reserve development (which recognizes changes in estimates of prior-year reserves in the current period). Reserve development, including development of catastrophe loss and LAE, was $14.5 million favorable for 2005, compared to $6.6 million favorable for 2004. Catastrophe losses and LAE were $5.2 million in 2005, including $5.6 million, net of reinsurance, for Hurricanes Katrina and Rita. Catastrophe losses and LAE, net of reinsurance, were $1.5 million for 2004. The Unitrin Business Insurance segment manages its exposure to natural disasters through a combination of geographical diversification and reinsurance.

Net Income in the Unitrin Business Insurance segment decreased by $1.9 million for the year ended December 31, 2005, compared to the same period in 2004. The Unitrin Business Insurance segment’s effective tax rate differs from the statutory tax rate due primarily to tax-exempt investment income and other tax deductions. Tax-exempt investment income in the Unitrin Business Insurance segment was $14.2 million and $13.0 million for the years ended December 31, 2005 and 2004, respectively. Net Income for the year ended December 31, 2004 included other tax deductions of $2.2 million, with no such other tax deductions in 2005.

2004 Compared with 2003

Earned Premiums in the Unitrin Business Insurance segment decreased by $54.8 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower premium volume, partially offset by higher premium rates. Unitrin Business Insurance attributes the lower commercial lines volume largely to its efforts to re-underwrite that book of business, which resulted in a significant reduction in policies in force. Unitrin Business Insurance substantially completed such re-underwriting activities during the first quarter of 2004, but continued to experience its impact on earned premiums throughout the year. Net Investment Income in the Unitrin Business Insurance segment increased by $1.9 million, due primarily to higher levels of investments.

Operating Profit in the Unitrin Business Insurance segment increased by $5.7 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to improved premium rate adequacy and lower catastrophe losses and LAE, partially offset by higher fixed insurance expenses as a percentage of earned premiums and lower favorable loss and LAE reserve development. Insurance expenses increased as a percentage of earned premiums due primarily to the lower earned premiums. Catastrophe losses and LAE were $1.5 million for 2004, compared to $6.6 million for 2003. Reserve development was $6.6 million favorable for 2004, compared to $11.4 million favorable for 2003.

Net Income in the Unitrin Business Insurance segment increased by $5.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the improved operating profit. The Unitrin Business Insurance segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income in the Unitrin Business Insurance segment was $13.0 million for 2004, compared to $10.3 million for 2003. Net Income for the year ended December 31, 2004 included other tax deductions of $2.2 million, with no such other tax deductions in 2003.

LIFE AND HEALTH INSURANCE

DOLLARS IN MILLIONS	2005	2004	2003
Earned Premiums:
Life	$401.3	$401.7	$402.3
Accident and Health	160.5	161.3	158.9
Property	105.7	105.0	100.3

Total Earned Premiums	667.5	668.0	661.5
Net Investment Income	157.1	150.0	134.9
Other Income	6.2	3.6	4.4

Total Revenues	830.8	821.6	800.8
Policyholders’ Benefits and Incurred Losses and LAE	414.3	396.9	387.1
Insurance Expenses	324.8	327.4	344.8

Operating Profit	91.7	97.3	68.9
Income Tax Expense	31.7	34.3	22.8

Net Income	$60.0	$63.0	$46.1

Hurricanes Katrina, Rita and Wilma

The Life and Health Insurance segment derives approximately 50% of its life insurance earned premiums and 75% of its property insurance earned premiums (the Life and Health Insurance segment’s career agents also sell property insurance to their customers) from business in the states of Louisiana, Mississippi, Texas and Florida. In 2005, Hurricanes Katrina, Rita and Wilma each made landfall in one or more of these states and impacted the Life and Health Insurance segment’s results in several ways. The Life and Health Insurance segment recorded catastrophe loss and LAE, net of reinsurance recoveries, of $17.5 million as a result of these hurricanes and recorded reinstatement premiums of $2.4 million.

Following Hurricanes Katrina and Rita, the Life and Health Insurance segment implemented state mandated and certain voluntary moratoriums on the lapsing of insurance policies, including life insurance policies, due to the non-payment of premiums. The moratoriums on lapsing of insurance policies due to non-payment of premiums had expired by the end of 2005. Accordingly, the Life and Health Insurance segment lapsed such policies in accordance with the terms of the insurance policies. Prior to the expiration of the moratoriums and lapsing of the policies, the Life and Health Insurance segment offered a deferred payment program to affected life insurance policyholders to assist them in paying premiums. The Life and Health Insurance segment estimates that the lapsed policies represented approximately $5.3 million of the Life and Health Insurance segment’s earned premiums on an annual basis, of which $4.6 million related to life insurance and $0.7 million related to property insurance. The Life and Health Insurance segment’s results in 2005 include a charge of $1.6 million before tax to write-off deferred policy acquisition costs (“DPAC”), net of related insurance reserves of $4.4 million, associated with the lapsed policies.

The Life and Health Insurance segment has managed its property insurance exposure to natural disasters primarily through reinsurance. Effective January 1, 2006, the Life and Health Insurance segment’s reinsurance program was changed to provide coverage of $80 million above a retention of $10 million at an annual cost of $6.1 million, excluding any potential reinstatement premium. Also, beginning January 1, 2006, the Life and Health Insurance segment began reducing its exposure to natural disasters by ceasing to write new property insurance business in most coastal areas of the Gulf and southeastern United States. The affected areas comprise approximately 20% of the Life and Health Insurance segment’s property insurance business.

2005 Compared with 2004

Earned Premiums in the Life and Health Insurance segment decreased by $0.5 million for the year ended December 31, 2005, compared to the same period in 2004. The Life and Health Insurance segment estimates that earned premiums on life insurance and property insurance decreased by $4.6 million and $0.7 million, respectively, due to the effects of policies that lapsed due to hurricanes. Earned premiums in property insurance also included a reduction of $2.4 million to reinstate catastrophe reinsurance coverage following Hurricane Katrina. Excluding the effects of hurricanes, earned premiums on life insurance increased by $4.2 million due primarily to higher volume. Excluding the effects of hurricanes, earned premiums on property insurance sold by the Life and Health Insurance segment’s career agents increased by $3.8 million due almost entirely to increased premium volume prior to Hurricanes Katrina and Rita. Earned premiums on accident and health insurance decreased by $0.8 million. Lower volume of accident and health insurance, primarily on limited benefit medical and Medicare supplement products, accounted for a decrease of approximately $6.8 million in accident and health insurance earned premiums, while higher premium rates on those same products accounted for an increase of approximately $6.0 million. Other Income increased by $2.6 million, due primarily to a gain recognized on the sale of the Career Agency Companies’ home office. Net Investment Income in the Life and Health Insurance segment increased by $7.1 million due primarily to higher levels of investments and, to a lesser extent, higher yields.

LIFE AND HEALTH INSURANCE [CONTINUED]

2005 Compared with 2004 [continued]

Some of the Life and Health Insurance segment’s career agents sell property insurance products for Old Reliable Casualty Company (“ORCC”), a wholly owned subsidiary of Capitol County Mutual Fire Insurance Company (“Capitol”). Capitol is a mutual insurance company which is owned by its policyholders. (See Note 19, “Other Reinsurance,” to the Consolidated Financial Statements). The Company intends to enter into a quota share reinsurance agreement in the first quarter of 2006, whereby the Company will assume 100% of the business written by ORCC. ORCC’s earned premiums were $11.0 million in 2005.

Operating Profit in the Life and Health Insurance segment decreased by $5.6 million for the year ended December 31, 2005, compared to the same period in 2004. Catastrophe losses and LAE (including development), net of reinsurance, on property insurance sold by the Life and Health Insurance segment’s career agents were $20.2 million and $7.9 million in 2005 and 2004, respectively. Catastrophe losses and LAE, net of reinsurance, in 2005 included $17.5 million from Hurricanes Katrina, Rita and Wilma. Catastrophe losses and LAE, net of reinsurance, in 2004 included $6.5 million from Hurricanes Charley, Frances, Ivan and Jeanne. Policyholders’ benefits in 2005 included income of $4.4 million before tax attributed to the change in reserves on the lapsed policies following Hurricane Katrina. Policyholders’ benefits for 2004 included a charge of $5.4 million due to a change in the actuarial estimate of reserves resulting from the conversion of certain business to a new computer system. Excluding the impact of these changes in reserves for policyholders’ benefits, life and health insurance policyholders’ benefits increased due primarily to higher mortality and morbidity. Insurance expenses decreased by $2.6 million due primarily to lower salaries and fringe benefits, partially offset by a charge of $6.0 million to write off DPAC attributed to the lapsed policies following Hurricane Katrina. Salary and fringe benefits decreased partially as a result of the Company’s efforts to consolidate back office operations. Net Income in the Life and Health Insurance segment decreased by $3.0 million due primarily to the lower Operating Profit.

2004 Compared with 2003

Earned Premiums in the Life and Health Insurance segment increased by $6.5 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher accident and health insurance premium rates and higher volume of property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by lower volume of accident and health insurance. The higher accident and health insurance premium rates earned in 2004 contributed $8.8 million to the increase in earned premiums, while a decrease in volume on those same products accounted for a decrease in earned premiums of $6.4 million. The increase in earned premiums for property insurance sold by the Life and Health Insurance segment’s career agents was almost entirely due to volume. Net Investment Income in the Life and Health Insurance segment increased by $15.1 million due to higher levels of fixed maturity investments and higher yields on investments. The Life and Health Insurance segment reduced its short-term investments during 2004 and reinvested those funds in higher yielding fixed maturities with longer durations.

Operating Profit in the Life and Health Insurance segment increased by $28.4 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to the higher net investment income, lower life insurance expenses, improved results from accident and health insurance products and improved results, excluding catastrophe losses and LAE, on property insurance sold by the Life and Health Insurance segment’s career agents, partially offset by higher life insurance policyholders’ benefits and the higher catastrophe losses and LAE. Life insurance expenses decreased by $13.5 million due primarily to lower salaries and fringe benefits, partially the result of the Company’s efforts to consolidate back office operations and also due to a change in the Company’s estimate of the cost to resolve certain legal matters. Accident and health insurance results, excluding net investment income, improved by approximately $7.1 million as a result of lower incurred losses and LAE and lower insurance expenses as a percentage of earned premiums. Excluding catastrophe losses and LAE and net investment income, results from property insurance sold by the Life and Health Insurance segment’s career agents improved by $4.1 million. Life insurance policyholders’ benefits increased by $10.8 million due primarily to higher mortality and a change in the actuarial estimate of reserves resulting from the conversion of certain business to a new computer system. Catastrophe losses and LAE, net of reinsurance, including losses and LAE of $6.5 million from Hurricanes Charley, Frances, Ivan and Jeanne, on property insurance sold by the Life and Health Insurance segment’s career agents were $7.9 million for 2004, compared to $3.4 million for 2003. Net Income in the Life and Health Insurance segment increased by $16.9 million, due primarily to the higher Operating Profit.

CONSUMER FINANCE

DOLLARS IN MILLIONS	2005	2004	2003
Interest, Loan Fees and Earned Discounts	$210.5	$192.9	$184.3
Net Investment Income	3.7	4.3	5.6
Other Revenues	7.1	5.6	5.8

Total Revenues	221.3	202.8	195.7
Provision for Loan Losses	47.4	45.8	54.4
Interest Expense on Certificates of Deposits	37.9	32.7	34.2
General and Administrative Expenses	83.1	77.2	66.0

Operating Profit	52.9	47.1	41.1
Income Tax Expense	22.1	19.7	17.2

Net Income	$30.8	$27.4	$23.9

Consumer Finance Loan Originations	$767.1	$639.1	$594.5

DOLLARS IN MILLIONS	DEC. 31, 2005	DEC. 31, 2004
Percentage of Consumer Finance Receivables:
30 Days to 59 Days Past Due	8.3%	7.1%
60 Days to 89 Days Past Due	2.9	2.5
90 Days and Greater Past Due	1.2	1.0

Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables	5.3%	5.5%

Weighted-Average Yield on Certificates of Deposits	4.0%	3.5%

FOR THE YEAR ENDED
Reserve for Loan Losses—At Beginning of Year	$56.6	$51.8
Provision for Loan Losses	47.4	45.8
Net Charge-off:
Consumer Finance Receivables Charged-off	(82.5)	(77.9)
Consumer Finance Receivables Recovered	41.1	36.9

Net Charge-off	(41.4)	(41.0)

Reserve for Loan Losses—At End of Year	$62.6	$56.6

2005 Compared with 2004

Interest, Loan Fees and Earned Discounts in the Consumer Finance segment increased by $17.6 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher levels of loans outstanding, partially offset by lower interest rates. Net Investment Income in the Consumer Finance segment decreased by $0.6 million for the year ended December 31, 2005, compared to the same period in 2004, due to lower levels of investments.

Operating Profit in the Consumer Finance segment increased by $5.8 million for the year ended December 31, 2005, compared to the same period in 2004. Provision for Loan Losses increased by $1.6 million for the year ended December 31, 2005, compared to the same period in 2004, as a result of a higher level of loans outstanding, partially offset by a change in the Company’s estimate of the rate of ultimate loan losses as a result of higher recoveries and lower charge-offs for loans originated in previous years. Interest Expense on Certificates of Deposits increased by $5.2 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher interest rates on Certificates of Deposits and higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discounts, decreased from 40.0% for the year ended December 31, 2004, to 39.5% for the year ended December 31, 2005, due primarily to the higher levels of loans outstanding. Net Income in the Consumer Finance segment increased by $3.4 million for the year ended December 31, 2005, due primarily to the higher Operating Profit.

2004 Compared with 2003

Interest, Loan Fees and Earned Discounts in the Consumer Finance segment increased by $8.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher levels of loans outstanding, partially offset by lower interest rates. Net Investment

CONSUMER FINANCE [CONTINUED]

2004 Compared with 2003 [continued]

Income in the Consumer Finance segment decreased by $1.3 million for the year ended December 31, 2004, compared to the same period in 2003, due to lower levels of investments and lower yields on investments.

Operating Profit in the Consumer Finance segment increased by $6.0 million for the year ended December 31, 2004, compared to the same period in 2003. Provision for Loan Losses decreased by $8.6 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to a lower estimated rate of ultimate loan losses as a result of higher recoveries and lower net charge-off. Interest Expense on Certificates of Deposits decreased by $1.5 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to lower interest rates on Certificates of Deposits, partially offset by higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discounts, increased from 35.8% for the year ended December 31, 2003, to 40.0% for the year ended December 31, 2004, due primarily to an increase in the size of the collection department and higher collection incentive pay, which resulted in increased recoveries of charged-off loans. Net Income in the Consumer Finance segment increased by $3.5 million for the year ended December 31, 2004, due primarily to the higher Operating Profit.

INVESTEE

The Company accounts for its investment in the common stock of Intermec under the equity method of accounting. Intermec is listed on the New York Stock Exchange (NYSE symbol: IN) and is subject to the reporting requirements of the federal securities laws. Intermec is held for investment purposes. The fair value of the Company’s Investment in Investee was $427.8 million at December 31, 2005, compared to an asset carrying value of $80.4 million under the equity method of accounting.

At December 31, 2005, the Company owned approximately 20.2% of Intermec’s common stock. Intermec has described itself as a leader in global supply chain solutions and in the design, development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intel-litag® RFID (radio frequency identification). Intermec’s products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. Intermec’s products and services are sold globally to a diverse set of customers in markets such as manufacturing, warehousing, direct store delivery, retail, consumer goods, field services, government, security, healthcare, transportation and logistics.

The Company accounts for its Investment in Investee under the equity method of accounting using the most recent and sufficiently timely publicly available financial reports and other publicly available information, which generally results in a three-month-delay basis (see Note 2, “Summary of Accounting Policies,” to the Company’s Consolidated Financial Statements). Equity in Net Income (Loss) of Investee was income of $5.3 million, income of $3.6 million and a loss of $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Prior to the periods presented in the Company’s Consolidated Financial Statements, the Company determined that a decline in the fair value of its investment in Intermec was other than temporary under applicable accounting standards. Accordingly, the Company reduced the carrying value of its investment in Intermec to its then current estimated realizable value and allocated the reduction to the Company’s proportionate share of Intermec’s non-current assets. Accordingly, the Company’s reported equity in the net income of Intermec differs from the Company’s proportionate share of Intermec’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. During the first quarter of 2005, the Company estimated that Intermec had subsequently fully recognized in its financial statements the amortization, depreciation or write-downs of such non-current assets. Accordingly, for periods beginning after the first quarter of 2005, Equity in Net Income of Investee equals the Company’s proportionate share of Intermec’s results. The fair value of the Company’s investment in Intermec subsequently recovered such that the fair value exceeded the carrying value of the Company’s investment in Intermec by $347.4 million and $248.2 million at December 31, 2005 and 2004, respectively. In accordance with applicable accounting standards, such excess is not recorded in the Company’s Consolidated Financial Statements.

Investments in Fixed Maturities at December 31, 2004, included investments in Intermec’s publicly traded notes payable with a par value of $5 million. The notes matured in March 2005.

INVESTMENT RESULTS

Net Investment Income was $282.1 million, $261.2 million and $231.9 million in 2005, 2004 and 2003, respectively. Net Investment Income increased by $20.9 million in 2005, compared to the same period in 2004, due primarily to higher levels of fixed maturity and short-term investments and, to a lesser extent, higher yields on investments. Net Investment Income increased by $29.3 million in 2004, compared to the same period in 2003, due primarily to higher levels of fixed maturity investments.

INVESTMENT RESULTS [CONTINUED]

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

Net Realized Investment Gains for the year ended December 31, 2005, includes pretax gains of $4.0 million from sales of a portion of the Company’s investment in Northrop Grumman Corporation (“Northrop”) common stock, pretax gains of $10.8 million resulting from sales of a portion of the Company’s investment in Baker Hughes, Inc. (“Baker Hughes”) common stock, and pretax gains of $5.3 million from sales of a portion of the Company’s investment in Hartford Financial Services Group, Inc. (“Hartford”) common stock. The fair values of the Company’s remaining investments in Northrop’s common stock, Baker Hughes’ common stock and Hartford’s common stock were $460.7 million, $48.7 million and $19.3 million, respectively, at December 31, 2005. The other gains and losses from sales of equity securities included in Net Realized Investment Gains were due to sales of investments in 41 different issuers.

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

Net Realized Investment Gains for the year ended December 31, 2003, includes Gains on Dispositions of Fixed Maturities of $13.6 million, including recoveries from sales on fixed maturities written down in prior years. Net Realized Investment Gains for the year ended December 31, 2003, includes pretax gains of $12.0 million resulting from the sale of the Company’s investment in ITT Industries, Inc. common stock, pretax gains of $7.2 million from sales of a portion of the Company’s investment in Northrop common stock, pretax gains of $6.6 million from sales of the Company’s investment in ISO common stock, pretax gains of $5.7 million from sales of a portion of the Company’s investment in Hartford common stock, and pretax gains of $4.4 million resulting from sales of a portion of the Company’s investment in Baker Hughes common stock. The other gains and losses from sales of equity securities included in Net Realized Investment Gains were due to sales of investments in 54 different issuers. Net Realized Investment Gains for the year ended December 31, 2003 includes a pretax loss of $1.8 million to write down certain investment real estate.

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in the fair value of an investment is other than temporary. Losses arising from other than temporary declines in fair value are reported in the Consolidated Statements of Income in the period that the decline was determined to be other than temporary.

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop preferred and common stock, Baker Hughes common stock and its investee, Intermec, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2005, 2004 and 2003, was:

DOLLARS IN MILLIONS	2005	2004	2003
Northrop Preferred Stock	$12.4	$12.4	$12.4
Northrop Common Stock	8.0	8.7	12.3
Baker Hughes Common Stock	0.5	0.8	1.2

Total Unallocated Dividend Income	$20.9	$21.9	$25.9

The changes in fair values of Unitrin’s Corporate Investments for the year ended December 31, 2005, were:

DOLLARS IN MILLIONS	FAIR VALUE DEC. 31, 2004	DISPOSITIONS	HOLDING GAIN (LOSS) ARISING DURING PERIOD	FAIR VALUE DEC. 31, 2005
Equity Securities:
Northrop Preferred Stock	$234.3	$—	$(8.6)	$225.7
Northrop Common Stock	430.3	(14.8)	45.2	460.7
Baker Hughes Common Stock	48.4	(17.7)	18.0	48.7
Investee:
Intermec Common Stock	320.1	—	107.7	427.8

Total Corporate Investments	$1,033.1	$(32.5)	$162.3	$1,162.9

Dividend income from the Company’s investments in Northrop common stock and Baker Hughes common stock has decreased due to sales of a portion of the Company’s investment in these companies (see discussion above under heading “Investment Results”).

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005, there are approximately 2.5 million shares of the Company’s outstanding common stock that can be repurchased under the Company’s outstanding repurchase authorization. Common stock may be repurchased in the open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company repurchased and retired 1,043,200 shares of its common stock in 2005 at a cost of $48.9 million. The Company did not repurchase any shares of its common stock in 2004. The Company has repurchased and retired approximately 55.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.5 billion since 1990. The Company may from time to time repurchase shares of its common stock subject to market conditions and other factors.

On June 24, 2005, the Company entered into a five-year, $325 million, unsecured, revolving credit agreement, expiring June 30, 2010, with a group of financial institutions. The agreement provides for fixed and floating rate advances for periods of up to one year at various interest rates. The agreement also contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit facility may be used for general corporate purposes. The new revolving credit agreement replaced the Company’s former $360 million revolving credit agreement which would have expired on August 30, 2005, but was terminated as of June 24, 2005. The Company had no outstanding advances under its unsecured, revolving credit agreements at December 31, 2005 or December 31, 2004.

On October 30, 2003, the Company issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”). The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. The Company issued the 4.875% Senior Notes in exchange for proceeds of $198.0 million, net of transaction costs, for an effective yield of 5.04%. The Unitrin Parent Company used the proceeds from the notes to fund the purchase of Northrop common stock from one of its subsidiaries and to repay borrowings outstanding under its revolving credit agreement. Interest expense under the 4.875% Senior Notes was $10.0 million, $10.0 million and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company issued $300 million of its 5.75% senior notes due July 1, 2007 (the “5.75% Senior Notes”) in 2002, for an effective yield of 5.99%. Proceeds were used to repay borrowings under the Company’s former revolving credit agreement. The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

to time at the Company’s option at specified redemption prices. Interest expense under the 5.75% Senior Notes was $17.9 million, $17.9 million and $17.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

In August 2005, the Company filed a universal shelf registration statement with the Securities and Exchange Commission for the future sale of up to an aggregate of $300 million of debt securities, common stock, preferred stock and other securities. The Company’s present intention is to utilize the shelf to refinance its $300 million 5.75% senior notes closer to their maturity. The Company does not anticipate making significant changes to its capital structure during 2006.

At December 31, 2003, the Unitrin Parent Company held 3,677,034 shares of Northrop common stock and also continued to hold 1,774,812 shares of Northrop preferred stock. During the first two quarters of 2004, the Unitrin Parent Company sold 3,677,034 shares of Northrop common stock in the open market, generating gross proceeds of approximately $184 million. During the last two quarters of 2004, Trinity paid dividends to the Unitrin Parent Company, which included 916,751 shares of Northrop common stock with a market value of approximately $50 million. Following these transactions, at December 31, 2004, the Unitrin Parent Company held 916,751 shares of Northrop common stock with a market value of approximately $50 million and also continued to hold 1,774,812 shares of Northrop preferred stock with a market value of approximately $234 million. In addition, Trinity also held 6,998,549 shares of Northrop common stock with a market value of approximately $380 million at December 31, 2004.

During the first two quarters of 2005, Trinity paid dividends to the Unitrin Parent Company, which included 930,838 shares of Northrop common stock with a market value of approximately $50 million. During the fourth quarter of 2005, the Unitrin Parent Company sold 250,800 shares of Northrop common stock in the open market, generating gross proceeds of approximately $15 million. Following these transactions, at December 31, 2005, the Unitrin Parent Company held 1,596,789 shares of Northrop Common Stock with a market value of approximately $96 million and also continued to hold 1,774,812 shares of Northrop preferred stock with a market value of approximately $226 million. In addition, Trinity also held 6,067,711 shares of Northrop common stock with a market value of approximately $365 million at December 31, 2005.

During the fourth quarter of 2005, United Insurance Company of America (“United”), a subsidiary of the Unitrin Parent Company, sold its subsidiary, The Reliable Life Insurance Company (“Reliable”) to the Unitrin Parent Company for $174.0 million in cash. Reliable in turn then paid a $40.0 million cash dividend to the Unitrin Parent Company. United also paid a $140.0 million cash dividend to the Unitrin Parent Company. United also distributed its subsidiary, Union National Life Insurance Company, to the Unitrin Parent Company. Also during the fourth quarter of 2005, three of Unitrin’s other subsidiaries, Trinity, Fireside Securities Corporation (“Fireside”) and Southern States General Agency (“Southern States”) paid cash dividends of $30.0 million, $4.5 million and $0.5 million, respectively, to the Unitrin Parent Company. During the first three quarters of 2005, United, Trinity and Fireside paid cash dividends of $45.0 million, $26.0 million and $13.5 million, respectively, to the Unitrin Parent Company.

During 2004, Trinity, Fireside and Southern States paid $51.6 million, $16.7 million and $0.5 million, respectively, in dividends to the Unitrin Parent Company.

The primary sources of funds for the Company’s insurance subsidiaries are premiums and investment income. The primary uses of funds are the payment of policyholder benefits under life insurance contracts and claims under property and casualty insurance contracts and accident and health insurance contracts, the payment of commissions and general expenses and the purchase of investments. Generally, there is a time lag between when premiums are collected and when policyholder benefits and insurance claims are paid. Accordingly, during periods of growth, insurance companies typically experience positive operating cash flows and are able to invest a portion of their operating cash flows to fund future policyholder benefits and claims. During periods in which premium revenues decline, insurance companies may experience negative cash flow from operations and may need to sell investments to fund payments to policyholders and claimants. In addition, if the Company’s property and casualty insurance subsidiaries experience several significant catastrophic events over a relatively short period of time, investments may have to be sold in advance of their maturity dates to fund payments, which could either result in investment gains or losses. Management believes that its insurance subsidiaries maintain adequate levels of liquidity and surplus capacity to manage the risks inherent with any differences between the duration of their liabilities and invested assets and to provide adequate liquidity in the event that its property and casualty insurance subsidiaries experience several catastrophic events over a relatively short period of time.

The primary sources of funds for Fireside Bank are customer deposits, repayments of consumer loans, interest on consumer loans and investment income. The primary uses of funds for Fireside Bank are loans made to consumers, repayment of customer deposits, interest paid to depositors and general expenses.

Cash Flow from Operating Activities increased by $78.5 million for the year ended December 31, 2005 compared to 2004, due primarily to changes in income taxes and in other receivables. Income Taxes paid were $64.3 million in 2005, compared to $254.2 million in 2004. Income Taxes paid decreased due to income taxes paid in the first half of 2004 related to sales of investments in the second half of 2003. In 2004, White Mountains Insurance Group paid a negotiated settlement amount to the Company to settle a certain matter related to the Company’s 1999 acquisition of Valley Group, Inc.

Cash Flow from Operating Activities decreased by $287.4 million for the year ended December 31, 2004, compared to 2003, due primarily to the inclusion of KIC premiums for a full year for both periods and the aforementioned time lag between when premiums are collected and

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

when policyholder benefits and insurance claims are paid. In addition, the Company paid income taxes of $254.2 million during the year ended December 31, 2004, compared to receiving a refund of $1.4 million in 2003. Income taxes paid increased due to the higher operating results and higher income taxes on the sales of investments.

Net Cash Used by Investing Activities is largely dependent on Cash Flow from Operating Activities and to a lesser extent cash flow, if any, from Financing Activities. Cash Flow Used by Investing Activities increased by $211.0 million for the year ended December 31, 2005, compared to 2004 and decreased by $400.3 million for the year ended December 31, 2004, compared to 2003, due primarily to the corresponding changes in Net Cash from Operating Activities and Net Cash Provided by Financing Activities.

Net Cash Provided by Financing Activities increased by $78.5 million for the year ended December 31, 2005, compared to 2004. Certificates of Deposits Issued, net of Certificates of Deposit Withdrawals increased by $144.7 million to fund the growth in Consumer Finance Receivables. Common stock repurchases totaled $48.9 million in 2005. The Company did not repurchase any of its common stock in 2004. Net Cash Provided by Financing Activities decreased by $145.3 million for the year ended December 31, 2004, compared to 2003. The Company generated $198 million in proceeds in 2003 from the issuance of its 4.875% Senior Notes. During 2003, the Company also reduced its borrowings under its revolving credit agreement by $80 million.

Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk or for any other purpose. The Company’s retained earnings includes $47.8 million representing the undistributed equity in net income of investee at December 31, 2005.

The Company’s management believes that it has sufficient resources to maintain the payment of dividends to its shareholders at the present level. Sources for future shareholder dividend payments and the payment of interest on Unitrin’s senior notes include the receipt of dividends from Unitrin’s operating subsidiaries, the receipt of dividends from its investments in Northrop, borrowings under the revolving credit agreement, and monetization of a portion of the Unitrin Parent Company’s Northrop holdings. At December 31, 2005, the Unitrin Parent Company directly held investments in Northrop preferred and common stock with a market value totaling $321.7 million.

OFF–BALANCE SHEET ARRANGEMENTS

The Company has no material obligations under a guarantee contract meeting the characteristics identified in paragraph 3 of Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements, Including Indirect Guarantees of Indebtedness of Others. The Company has no material retained or contingent interests in assets transferred to an unconsolidated entity. The Company has no material obligations, including contingent obligations, under contracts that would be accounted for as derivative instruments. The Company has no obligations, including contingent obligations, arising out of a variable interest in an unconsolidated entity held by, and material to, the Company, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company. Accordingly, the Company has no material off–balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

Projected cash disbursements pertaining to the Company’s contractual obligations at December 31, 2005, are as follows:

DOLLARS IN MILLIONS	JAN. 1, 2006 TO DEC. 31, 2006	JAN. 1, 2007 TO DEC. 31, 2008	JAN. 1, 2009 TO DEC. 31, 2010	AFTER DEC. 31, 2010	TOTAL
Long Term Debt Obligations	$0.7	$301.5	$201.0	$6.8	$510.0
Certificates of Deposits	482.6	333.3	242.4	16.0	1,074.3
Capital Lease Obligations	1.5	0.6	0.6	0.3	3.0
Operating Lease Obligations	29.3	43.4	23.8	22.1	118.6
Purchase Obligations	17.7	22.4	23.7	—	63.8
Property and Casualty Insurance Reserves, Net of Reinsurance	613.0	479.4	147.3	74.8	1,314.5
Other Contractual Obligations Reflected in Long Term Liabilities on the Consolidated Balance Sheet under GAAP	66.7	70.2	31.7	1.5	170.1

Total Contractual Obligations	$1,211.5	$1,250.8	$670.5	$121.5	$3,254.3

CONTRACTUAL OBLIGATIONS [CONTINUED]

The projected cash disbursements for Property and Casualty Insurance Reserves are presented net of anticipated reinsurance recoveries of $217.0 million (see Note 6, “Property and Casualty Insurance Reserves,” to the Consolidated Financial Statements). Other Contractual Obligations Reflected in Long Term Liabilities on the Consolidated Balance Sheet under GAAP primarily consist of interest obligations related to Long Term Debt Obligations and Certificates of Deposits.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $64.0 million, $57.4 million and $45.3 million in 2005, 2004 and 2003, respectively. Interest expense was $28.4 million, $28.3 million and $21.4 million in 2005, 2004 and 2003, respectively. Other Corporate Expenses were $35.6 million, $29.1 million and $23.9 million in 2005, 2004 and 2003, respectively. Other Corporate Expenses increased by $6.5 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher compensation and employee benefit costs. Other Corporate Expenses increased by $5.2 million for the year ended December 31, 2004, compared to the same period in 2003, due primarily to higher compensation and employee benefit costs.

INCOME TAXES

The Company’s effective income tax rate differs from the Federal statutory income tax rate due primarily to the effects of certain tax adjustments described below, tax-exempt investment income and dividends received deductions, partially offset by state income taxes. Tax-exempt investment income and dividends received deductions were $68.3 million, $60.0 million and $50.9 million in 2005, 2004 and 2003, respectively. State income taxes were $3.9 million, $3.7 million and $2.9 million in 2005, 2004 and 2003, respectively.

During 2005, a benefit of approximately $14 million was recorded primarily for Federal income tax adjustments related to the tax years ended December 31, 2002 and December 31, 2001. During the fourth quarter of 2005, the Company received notification from the Department of the Treasury that the Joint Committee on Taxation (the “JCT”) had completed its review of the Internal Revenue Service’s (the “IRS”) report regarding these years and took no exception with the IRS’ report. Based on the notification from the JCT, the Company believes the 2002 and 2001 tax years are effectively closed and expects no further examination of these years by the IRS.

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

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock- Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt SFAS No. 123(R) using the modified prospective method effective January 1, 2006. Under the modified prospective method, companies record compensation cost for new and modified awards over the requisite service period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining requisite service period of such awards. The Company previously adopted SFAS No. 123 in 2003. Accordingly, the Company estimates that the incremental effect of adoption of SFAS No. 123(R) is not material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Information About Market Risk

The Company’s consolidated balance sheet includes five types of financial instruments subject to the material market risk disclosures required by the Securities and Exchange Commission (“SEC”):

1)	Investments in Fixed Maturities;

2)	Investments in Equity Securities;

3)	Consumer Finance Receivables;

4)	Certificates of Deposits; and

5)	Notes Payable.

Investments in Fixed Maturities, Consumer Finance Receivables, Certificates of Deposits and Notes Payable are subject to material interest rate risk. The Company’s Investments in Equity Securities include common and preferred stocks and, accordingly, are subject to material equity price risk and interest rate risk, respectively.

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

The Company measures its sensitivity to market risk by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates and equity prices. The evaluation is made using instantaneous changes in interest rates and equity prices on a static balance sheet to determine the effect such changes would have on the Company’s market value at risk and the resulting pretax effect on Shareholders’ Equity. The changes chosen reflect the Company’s view of adverse changes which are reasonably possible over a one-year period. The selection of the changes chosen should not be construed as the Company’s prediction of future market events, but rather an illustration of the impact of such events.

For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100– basis points in the yield curve at December 31, 2005 and 2004, respectively, for Investments in Fixed Maturities. Such 100–basis point increase in the yield curve may not necessarily result in a corresponding 100–basis point increase in the interest rate for all investments in fixed maturities. For example, a 100–basis point increase in the yield curve for risk-free, taxable investments in fixed maturities may not result in a 100–basis point increase for tax-exempt investments in fixed maturities. For Investments in Fixed Maturities, the Company also anticipated changes in cash flows due to changes in the likelihood that investments would be called or prepaid prior to their contractual maturity. All other variables were held constant. For preferred stock equity securities and Consumer Finance Receivables, the Company assumed an adverse and instantaneous increase of 100–basis points in market interest rates from their levels at December 31, 2005 and 2004, respectively. All other variables were held constant. For Certificates of Deposits and Notes Payable, the Company assumed an adverse and instantaneous decrease of 100–basis points in market interest rates from their levels at December 31, 2005 and 2004, respectively. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard and Poor’s Stock Index (the “S&P 500”) from its levels at December 31, 2005 and 2004, with all other variables held constant. The Company’s investments in common stock equity securities were correlated with the S&P 500 using the portfolio’s weighted-average beta of 0.46 and 0.45 at December 31, 2005 and 2004, respectively. The portfolio’s weighted-average beta was calculated using each security’s beta for the five-year periods ended December 31, 2005 and 2004, respectively, and weighted on the fair value of such securities at December 31, 2005 and 2004, respectively. Beta measures a stock’s relative volatility in relation to the rest of the stock market, with the S&P 500 having a beta coefficient of 1.00.

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2005, using these assumptions were:

	FAIR VALUE	PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS		INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$4,086.6	$(301.8)	$—	$(301.8)
Investments in Equity Securities	1,098.9	(4.4)	(47.1)	(51.5)
Consumer Finance Receivables	1,112.5	(14.8)	—	(14.8)
LIABILITIES
Certificates of Deposits	$1,070.9	$18.6	$—	$18.6
Notes Payable	504.3	12.9	—	12.9

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK [CONTINUED]

Quantitative Information About Market Risk [continued]

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2004, using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$4,132.4	$(322.0)	$—	$(322.0)
Investments in Equity Securities	1,088.0	(4.6)	(45.4)	(50.0)
Consumer Finance Receivables	979.2	(13.0)	—	(13.0)
LIABILITIES
Certificates of Deposits	$921.9	$19.4	$—	$19.4
Notes Payable	516.6	17.6	—	17.6

The market risk sensitivity analysis assumes that the composition of the Company’s interest rate sensitive assets and liabilities, including, but not limited to, credit quality, and equity price sensitive assets existing at the beginning of the period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the time to maturity. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Also, any future correlation, either in the near term or the long term, between the Company’s common stock equity securities portfolio and the S&P 500 may differ from the historical correlation as represented by the weighted-average historical beta of the common stock equity securities portfolio. Accordingly, the market risk sensitivity analysis may not be indicative of, is not intended to provide, and does not provide, a precise forecast of the effect of changes of market rates on the Company’s income or shareholders’ equity. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates or equity prices.

To the extent that any adverse 100–basis point change occurs in increments over a period of time instead of instantaneously, the adverse impact on fair values would be partially mitigated because some of the underlying financial instruments would have matured. For example, proceeds from any maturing assets could be reinvested and any new liabilities would be incurred at the then current interest rates.

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

The Company manages its interest rate exposures with respect to Investments in Fixed Maturities by investing primarily in investment-grade securities of moderate effective duration. The interest rate risks with respect to the fair value of Consumer Finance Receivables should be partially offset by the impact of interest rate movements on Certificates of Deposits which are issued to fund its receivables.

At December 31, 2005 and 2004, $686.4 million and $664.6 million, respectively, of the Company’s Investments in Equity Securities, which exclude the Company’s Investment in Investee, was concentrated in the preferred and common stock of Northrop. Northrop stated in its 2004 Annual Report on Form 10-K that it “provides technologically advanced innovative products, services and solutions in defense and commercial electronics, nuclear and non-nuclear shipbuilding, information technology, mission systems, systems integration and space technology.” Additionally, Northrop stated that it “is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix.” Accordingly, the Company’s Investments in Equity Securities is sensitive to the nature of Northrop’s industry segments.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management’s Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative Disclosures About Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS [CONTINUED]

“target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Annual Report. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements.

Among the general factors that could cause actual results to differ materially from estimated results are:

•	Changes in general economic conditions, including performance of financial markets, interest rates, unemployment rates and fluctuating values of particular investments maintained by the Company and its subsidiaries;

•	Heightened competition, including, with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	The number and severity of insurance claims (including those associated with catastrophe losses) and their impact on the adequacy of loss reserves;

•	The impact of inflation on insurance claims, including, but not limited to, the effects attributed to scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

•	Changes in the pricing or availability of reinsurance;

•	Changes in the financial condition of reinsurers and amounts recoverable therefrom;

•	Changes in industry trends and significant industry developments;

•	Regulatory approval of insurance rates, policy forms, license applications and similar matters;

•	Developments related to insurance policy claims and coverage issues;

•	Governmental actions, including new laws or regulations or court decisions interpreting existing laws and regulations or policy provisions;

•	Adverse outcomes in litigation or other proceedings involving the Company or its subsidiaries;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services;

•	Changes in distribution channels, methods or costs resulting from changes in laws or regulations, lawsuits or market forces;
•	Changes in ratings by credit rating agencies and/or A.M. Best Co., Inc.;
•	Level of success and costs expended in realizing economies of scale and implementing significant business consolidations and technology initiatives;

•	Increased costs and risks related to data security;

•	Absolute and relative performance of the Company’s products or services; and

•	Other risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Among the factors that could cause the Company’s actual losses from Hurricanes Katrina, Rita and Wilma to differ materially from estimated results are:

•	The impact of inflation on insurance claims, including, but not limited to, the effects attributed to scarcity of resources available to rebuild damaged structures, including labor and materials;

•	Orders, interpretations or other actions by regulators that impact the ability of the Company’s insurance subsidiaries to adjust and pay claims;

•	Interpretations or decisions by courts or regulators that may govern or influence insurance policy coverage issues arising with respect to losses incurred in connection with these hurricanes; and

•	Impact of residual market assessments and assessments for insurance industry insolvencies.

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