Form 10-K, Exhibit 13
period 2005-12-31
UNITRIN INC
filed 2006-02-01
CIK 860748

Exhibit 13.3

2005 ANNUAL REPORT | UNITRIN, INC. & SUBSIDIARIES

FINANCIAL HIGHLIGHTS | 1

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004	2003	2002	2001
FOR THE YEAR
Earned Premiums	$2,478.3	$2,485.2	$2,457.2	$1,878.0	$1,561.2
Consumer Finance Revenues	221.3	202.8	195.7	171.8	159.1
Net Investment Income	282.1	261.2	231.9	221.9	236.5
Other Income	9.5	13.1	25.1	39.8	8.8
Net Realized Investment Gains (Losses)	56.9	78.5	33.9	(13.3)	568.2

Total Revenues	$3,048.1	$3,040.8	$2,943.8	$2,298.2	$2,533.8

Net Income (Loss)	$255.5	$240.2	$123.6	$(8.2)	$380.9

Net Income (Loss) Per Share	$3.70	$3.51	$1.83	$(0.12)	$5.64

Net Income (Loss) Per Share Assuming Dilution	$3.67	$3.48	$1.82	$(0.12)	$5.60

Repurchases of Unitrin Common Stock	$48.9	$—	$1.4	$9.4	$26.6
Dividends to Shareholders:
Cash	117.4	113.5	112.2	112.4	108.0
Spin-off of Curtiss-Wright at Fair Value	—	—	—	—	196.1

Total Capital Returned to Shareholders	$166.3	$113.5	$113.6	$121.8	$330.7

Dividends to Shareholders (per share):
Cash	$1.70	$1.66	$1.66	$1.66	$1.60
Spin-off of Curtiss-Wright at Fair Value	—	—	—	—	2.91

AT YEAR END
Investments	$6,274.8	$6,007.5	$5,782.9	$5,303.8	$5,127.5
Total Assets	9,198.3	8,796.7	8,536.8	7,705.6	7,133.7
Insurance Reserves	3,936.4	3,844.0	3,691.4	3,191.4	2,857.6
Notes Payable	503.6	502.8	495.7	377.1	254.8
Shareholders’ Equity	2,157.7	2,038.7	1,818.9	1,802.4	1,916.8
Book Value Per Share	$31.49	$29.62	$26.84	$26.66	$28.38
Fair Value Per Share of Investment in Investee (Intermec) in Excess of Carrying Value	3.29	2.34	2.16	0.11	0.08

Adjusted Book Value Per Share	$34.78	$31.96	$29.00	$26.77	$28.46

Shares of Unitrin Common Stock Outstanding (in millions of shares)	68.5	68.8	67.8	67.6	67.5
Number of Associates Employed	8,208	8,480	8,796	8,739	7,664