Form 10-K, Exhibit 13
period 2005-12-31
UNITRIN INC
filed 2006-02-01
CIK 860748

Exhibit 13.4

To Our Shareholders

January 31, 2006

Your Company reported net income of $255.5 million or $3.70 per common share for the year ended December 31, 2005, compared to $240.2 million or $3.51 per share in 2004. We are pleased that we achieved these results in what proved to be the worst hurricane season in history.

We recorded net catastrophe losses of $61.3 million after tax in 2005, mainly from Hurricanes Katrina, Rita and Wilma, compared to net catastrophe losses of $23.3 million in 2004. It could have been much worse. Our operating companies have had catastrophe risk management reinsurance programs in place well before Unitrin became a separate public company in 1990. We paid $21 million in initial and reinstatement premiums to our catastrophe reinsurers in 2005, but estimate that we will recover over $90 million for losses stemming from Hurricanes Katrina and Rita above our retentions. Equally important, we are proud of how our employees and independent agents responded to these disasters. You will find just a few of their stories in this report.

Operating Results

Our 2002 acquisition of Kemper Auto and Home looks to be a good one. We made substantial progress in 2005 combining the personal lines operations of our former Multi Lines insurance segment into Kemper Auto and Home, forming one business that we now call Unitrin Kemper Auto and Home. Unitrin Kemper Auto and Home recorded net income of $60.0 million in 2005, up from the combined net income amount of $56.2 million in 2004. Net catastrophe losses, including losses from the hurricanes were $41.0 million after tax in 2005, compared to $15.6 million in 2004. Unitrin Kemper Auto and Home’s 2005 results included $42.4 million of favorable after-tax loss development in 2005, compared to $18.6 million of favorable after-tax loss development in 2004. While earned premiums remained virtually unchanged in 2005, compared to 2004, our exposure to unprofitable assigned risk business declined by $9.0 million. The next steps in the process are to reduce Unitrin Kemper Auto and Home’s 30.6% expense ratio and to grow the top line. We have a number of initiatives underway to reduce the expense ratio to more competitive levels and to grow the business over the next several years.

The Unitrin Specialty segment recorded net income of $31.3 million and a combined ratio of 95.1% in 2005, both slightly off from 2004. Unitrin Specialty would have again recorded record net income if not for the impact of Hurricanes Katrina and Rita. Earned premiums, however, continued to decline as competition from both traditional and non-traditional players in the non-standard automobile insurance market increased. We remain focused on maintaining the profitability of this business and continue to avoid sacrificing profit for growth. To improve our competitive position, Unitrin Specialty has reduced rates in certain areas where profitability is above our return targets. Unitrin Specialty also plans to enter several new states in 2006. Unitrin Specialty’s challenge for 2006 remains the same – to grow the business while continuing to hit our return on investment targets.

We are pleased to report that our start-up direct to consumer automobile insurance business, Unitrin Direct, achieved sufficient scale to reach full-year profitability in 2005, posting net income of $2.6 million and a combined ratio of 103.3%. Unitrin Direct has made good progress over the last several years moving from a net loss of $11.3 million in 2003 to a net loss of $1.6 million in 2004 to net income of $2.6 million in 2005. We intentionally slowed Unitrin Direct’s written premium growth in 2005 to make certain that our book of business is adequately priced. The lower 2005 written premium will result in slower earned premium growth in 2006. Unitrin Direct’s challenge is to strike the right balance between growing the business and continuing to reduce both its expense and loss ratios, moving closer to our ultimate return on investment objectives. We continue to believe that our shareholders will benefit from this alternative distribution channel in the years to come.

Unitrin Business Insurance (UBI) had a successful year in 2005 on a number of fronts. We launched UBI at the beginning of the year as a new business unit dedicated to serving the commercial lines agents that had previously been served by our former Multi Lines Insurance segment. Our UBI staff finished the task of rewriting its book of business, put into production new state-of-the-art policy administration, billing and claims systems, announced the closure of four regional offices, significantly reduced its workforce in the right manner and added a number of strong, commercial insurance professionals to help us grow the business in 2006. Net income at UBI was $15.6 million in 2005, down from $17.5 million in 2004. UBI recognized $3.6 million of after-tax losses from Hurricanes Katrina and Rita in 2005, while 2004 had after-tax catastrophe losses of $1.0 million. We believe UBI’s earned premium “bottomed out” at $190.6 million in 2005. UBI has a good performing book of business, as evidenced by its 2005 total loss and loss adjustment expense ratio of 61.2%. The expense ratio of 45.1% needs to be reduced significantly. Perhaps as much as 10 points of that expense ratio represents transition and redundant costs that will be reduced somewhat in 2006 and should decline significantly in 2007. The big challenge is to grow the business to proper scale, which naturally reduces the expense ratio as fixed costs are spread over a larger group of policies. We have a new marketing strategy in place for 2006 and also have the opportunity to distribute UBI’s products for the first time through selected Unitrin Kemper Auto and Home independent agents, probably beginning in the second half of 2006.

Unitrin’s Life and Health Insurance segment career agents sell and service not only life and accident and health insurance products, but also property insurance products. Almost 50% of our life insurance premiums and 75% of the career agent property insurance premiums come from products sold in the states of Louisiana, Texas, Mississippi and Florida – the states hardest hit by the hurricanes of 2005. We are extremely proud of how our Career Agency Group professionals responded to the challenges of Hurricanes Katrina, Rita and Wilma. Not surprisingly, net income in our Life and Health Insurance segment declined from $63.0 million in 2004 to $60.0 million in 2005. Catastrophe losses on property products sold by our Life and Health insurance agents netted to $13.1 million after tax in 2005, compared to $5.1 million after tax in 2004. Our property insurance program lost money for the first time in recent memory. Fortunately, our hurricane-related life insurance claims so far have been only around $0.2 million. Total earned premiums recognized in our Life and Health Insurance segment declined slightly from $668.0 million in 2004 to $667.5 million in 2005 as growth in the first half of the year was offset by the impact of the hurricanes. The impact of the 2005 hurricanes will continue to be felt in 2006 as we recognize the full year impact of lapsed policies and pay more for our catastrophe reinsurance. We have stopped writing new property insurance in hurricane prone areas, but have not taken the step of canceling existing business in good standing. Premium lost in 2006 due to the 2005 hurricanes should be largely offset by additional property insurance premium assumed in the states of Arkansas and Missouri.

Our Consumer Finance business, Fireside Bank, posted record net income for the 8th consecutive year. Fireside recorded net income of $30.8 million in 2005, up from $27.4 million in 2004. Fireside’s top line grew at a 9% rate in 2005 – just about the right pace. A major key to our success has been Fireside’s ability to attract, train and retain its “street-smart” underwriters and to add to its collection infrastructure just ahead of the curve, keeping pace with the increasing top line. Fireside funds its operations through FDIC-insured certificates of deposits. Anticipating a higher interest rate environment, Fireside lengthened the duration of its liabilities and now has 37% of its certificates of deposit with maturities beyond three years. This strategy should serve to somewhat mitigate the recent rise in the short end of the yield curve. We look forward to another strong year at Fireside in 2006.

Investment Results

We continue to manage our investment portfolio for total return and income, balancing our concentrated investments in Northrop and Intermec and other equity holdings with a high quality fixed income portfolio comprised primarily of high grade municipal, corporate and agency bonds. Our high quality, fixed income portfolio more than covers our net insurance reserves, protecting policyholder interests while we invest the remainder of the portfolio more aggressively. Consolidated net investment income increased by $20.9 million in 2005 primarily the result of a higher level of combined fixed maturity and short term investments throughout the year. The yield on our combined fixed maturity and short term investment portfolio increased slightly in 2005 as yields rose on the short end of the yield curve. At the end of 2005 we still kept approximately $800 million – over 10% of our investment portfolio – in relatively short term investments. There is little immediate reward in making longer term fixed maturity investments in the current interest rate environment.

The market value of our equity holdings increased by $169 million during 2005 after taking into account securities that were sold or purchased. In particular, the value of our common stock investment in Intermec increased from $320 million at the end of 2004 to $428 million at the end of 2005. UNOVA completed the disposal of the remainder of its non-core businesses in 2005 and changed its name to that of its primary business – Intermec. We rolled out a new generation of hand held computers developed for us by Intermec to our Life and Health Insurance career agents in 2005. We are quite impressed with both Intermec’s technology and the quality of its products. Our investment in Intermec is the only common stock that we own that is not marked to market through shareholders’ equity. The fair value of our investment in Intermec exceeded the carrying value by $347 million at the end of 2005.

We sold a small piece of our sizeable investment in Northrop near the end of 2005, taking advantage of an increasing Northrop stock price and generating pretax proceeds of $15 million. We have now sold 7.7 million out of the 15.3 million shares of Northrop common stock that we received when Northrop purchased Litton in 2001. We remain bullish on Northrop’s future and continue to hold nearly $700 million of combined Northrop common stock, preferred stock and bonds.

Capital Structure

Our balance sheet is strong. Debt to total capitalization declined to 18.9% at the end of 2005 – that ratio falls to 17.4% if the market value of our holdings in Intermec is taken into consideration. In August we filed a $300 million “universal” shelf registration statement that allows us to issue in a relatively short period of time a variety of different securities in the public capital markets. Our present intention is to utilize that shelf to refinance our $300 million 5.75% senior notes as those notes get closer to maturity in 2007.

In June we entered into a new five-year $325 million unsecured revolving credit agreement. This agreement replaces our old facility that would have expired this past August. The new facility can be used for general corporate purposes. The facility was undrawn at year-end.

We believe that we have sufficient resources and liquidity to maintain, or perhaps increase, the amount of dividends paid to our shareholders. Operating company results covered the amount of dividends paid to shareholders by a wide margin in 2005. We repurchased $49 million of our common stock in the second half of 2005, our first meaningful stock repurchases since 2001.

Finally, we closed our defined benefit pension plan to new hires on January 1, 2006. Employees hired after that date will instead receive an enhanced defined contribution plan benefit. We made this decision not only to reduce the uncertainty of our future obligations, but also to provide what we believe is a more attractive benefit to younger workers. We made this change from a position of strength. At the end of 2005, the market value of our pension plan assets was slightly higher than the actuarial accumulated benefit obligation. This change will not have a significant impact on net income for several years.

We hope that as you read this report you will gain a sense of why we are so proud of how our employees and independent agents responded to the hurricanes of 2005.

/s/ Richard C. Vie
Richard C. Vie Chairman of the Board and Chief Executive Officer

/s/ Donald G. Southwell
Donald G. Southwell President and Chief Operating Officer