Form 10-K, Exhibit 13
period 2006-12-31
UNITRIN INC
filed 2007-02-02
CIK 860748

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

Management has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2006, based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that Unitrin’s internal control over financial reporting is effective as of December 31, 2006.

The independent registered public accounting firm of Deloitte & Touche LLP, as auditors of Unitrin’s consolidated financial statements, has issued an attestation report on management’s assessment of Unitrin’s internal control over financial reporting.

/s/ Donald G. Southwell	/s/ Eric J. Draut
Donald G. Southwell	Eric J. Draut
President and	Executive Vice President
Chief Executive Officer	and Chief Financial Officer

February 2, 2007

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF UNITRIN, INC.

We have audited the accompanying consolidated balance sheets of Unitrin, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. We also have audited management’s assessment, included in the accompanying Management Report on Internal Control, that the Company maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 2 to the Consolidated Financial Statements, the Company changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans in 2006.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 2, 2007

	DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2006	2005
ASSETS
Investments:
Fixed Maturities at Fair Value (Amortized Cost: 2006–$3,780.3; 2005–$3,988.7 )	$3,832.9	$4,086.6
Northrop Grumman Preferred Stock at Fair Value (Cost: 2006– $177.5; 2005–$177.5)	236.0	225.7
Northrop Grumman Common Stock at Fair Value (Cost: 2006– $318.8; 2005–$ 330.7)	500.3	460.7
Other Equity Securities at Fair Value (Cost: 2006– $407.8; 2005– $302.8)	569.3	412.5
Investee (Intermec) at Cost Plus Cumulative Undistributed Earnings (Fair Value: 2006–$307.2; 2005–$427.8)	92.7	80.4
Short-term Investments at Cost which Approximates Fair Value	465.2	524.5
Other	594.6	484.4

Total Investments	6,291.0	6,274.8

Cash	157.9	44.5
Consumer Finance Receivables at Cost (Fair Value: 2006–$1,231.4; 2005–$1,112.5)	1,227.0	1,109.5
Other Receivables	730.4	828.0
Deferred Policy Acquisition Costs	444.7	438.2
Goodwill	344.7	344.7
Other Assets	125.7	158.6

Total Assets	$9,321.4	$9,198.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance Reserves:
Life and Health	$2,486.1	$2,404.9
Property and Casualty	1,432.6	1,531.5

Total Insurance Reserves	3,918.7	3,936.4

Certificates of Deposits at Cost (Fair Value: 2006–$1,154.6; 2005–$1,070.9)	1,162.7	1,074.3
Unearned Premiums	778.9	810.6
Accrued and Deferred Income Taxes	285.1	272.8
Notes Payable at Amortized Cost (Fair Value: 2006– $501.3; 2005–$504.3)	504.5	503.6
Accrued Expenses and Other Liabilities	387.5	442.9

Total Liabilities	7,037.4	7,040.6

Shareholders’ Equity:
Common Stock, $ 0.10 Par Value Per Share, 100 Million Shares authorized, 66,991,352 and 68,516,167 Shares Issued and Outstanding at December 31, 2006 and 2005	6.7	6.9
Paid-in Capital	759.1	711.4
Retained Earnings	1,231.2	1,188.2
Accumulated Other Comprehensive Income	287.0	251.2

Total Shareholders’ Equity	2,284.0	2,157.7

Total Liabilities and Shareholders’ Equity	$9,321.4	$9,198.3

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2006	2005	2004
REVENUES
Earned Premiums	$2,478.7	$2,478.3	$2,485.2
Consumer Finance Revenues	248.9	221.3	202.8
Net Investment Income	305.1	282.1	261.2
Other Income	16.3	9.5	13.1
Net Realized Investment Gains	26.5	56.9	78.5

Total Revenues	3,075.5	3,048.1	3,040.8

EXPENSES
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	1,617.5	1,665.3	1,668.2
Insurance Expenses	800.2	817.5	824.0
Consumer Finance Expenses	204.0	168.4	155.7
Interest and Other Expenses	62.5	64.0	57.4

Total Expenses	2,684.2	2,715.2	2,705.3

Income before Income Taxes and Equity in Net Income of Investee	391.3	332.9	335.5
Income Tax Expense	117.4	82.7	98.9

Income before Equity in Net Income of Investee	273.9	250.2	236.6
Equity in Net Income of Investee	9.2	5.3	3.6

NET INCOME	$283.1	$255.5	$240.2

NET INCOME PER SHARE	$4.17	$3.70	$3.51

NET INCOME PER SHARE ASSUMING DILUTION	$4.15	$3.67	$3.48

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	FOR THE YEARS ENDED DECEMBER 31,
DOLLARS IN MILLIONS	2006	2005	2004
OPERATING ACTIVITIES
Net Income	$283.1	$255.5	$240.2
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Policy Acquisition Costs Deferred	(351.1)	(370.8)	(363.3)
Amortization of Deferred Policy Acquisition Costs	342.6	355.0	343.3
Equity in Net Income of Investee before Taxes	(14.3)	(8.2)	(5.5)
Amortization of Investments	7.2	11.6	12.6
Provision for Loan Losses	62.4	47.4	45.8
Decrease in Other Receivables	97.5	3.7	80.5
Increase (Decrease) in Insurance Reserves and Unearned Premiums	(54.6)	91.5	160.8
Increase (Decrease) in Accrued and Deferred Income Taxes	(6.3)	21.3	(153.4)
Increase (Decrease) in Accrued Expenses and Other Liabilities	(33.2)	11.1	(20.4)
Net Realized Investment Gains	(26.5)	(56.9)	(78.5)
Other, Net	(0.4)	15.5	36.1

Net Cash Provided by Operating Activities	306.4	376.7	298.2

INVESTING ACTIVITIES
Sales and Maturities of Fixed Maturities	559.1	551.0	884.4
Purchases of Fixed Maturities	(354.7)	(554.5)	(1,354.2)
Sales of Northrop Common Stock	17.5	11.1	273.9
Sales of Other Equity Securities	84.5	93.3	138.3
Purchases of Other Equity Securities	(170.1)	(57.5)	(87.0)
Repayments of Consumer Finance Receivables	627.6	581.6	525.5
Acquisitions of Consumer Finance Receivables	(806.9)	(767.1)	(639.1)
Change in Short-term Investments	63.3	(166.9)	138.5
Acquisitions and Improvements of Investment Real Estate	(39.2)	(98.9)	(29.8)
Sales of Investment Real Estate	1.8	41.9	10.8
Acquisitions of Investment Partnerships and Limited Liability Companies	(65.7)	(29.2)	(35.0)
Acquisition of Businesses, Net of Cash Acquired	—	—	(17.1)
Other, Net	(3.3)	(24.2)	(17.6)

Net Cash Used by Investing Activities	(86.1)	(419.4)	(208.4)

FINANCING ACTIVITIES
Certificates of Deposits Issued	350.9	294.2	216.4
Certificates of Deposits Withdrawals	(262.5)	(142.3)	(209.2)
Universal Life and Annuity Receipts from Policyholders	5.7	5.9	7.9
Universal Life and Annuity Payments to Policyholders	(1.4)	(2.0)	(3.3)
Notes Payable Proceeds	40.0	40.0	—
Notes Payable Payments	(40.1)	(40.1)	(0.1)
Cash Dividends Paid	(119.8)	(117.4)	(113.5)
Common Stock Repurchases	(89.9)	(48.9)	—
Cash Exercise of Stock Options	6.8	15.7	28.4
Excess Tax Benefits from Share-based Awards	3.4	—	—

Net Cash Provided (Used) by Financing Activities	(106.9)	5.1	(73.4)

Increase (Decrease) in Cash	113.4	(37.6)	16.4
Cash, Beginning of Year	44.5	82.1	65.7

Cash, End of Year	$157.9	$44.5	$82.1

The Notes to the Consolidated Financial Statements are an integral part of these financial statements.

	FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNT	NUMBER OF SHARES	COMMON STOCK	PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPRE- HENSIVE INCOME (LOSS)	TOTAL SHAREHOLDERS’ EQUITY
BALANCE, DECEMBER 31, 2003	67.8	$6.8	$537.8	$1,079.8	$194.5	$1,818.9
Net Income	—	—	—	240.2	—	240.2
Other Comprehensive Income (note 12)	—	—	—	—	55.1	55.1

Total Comprehensive Income						295.3

Dividends to Shareholders: Cash ($1.66 per share)	—	—	—	(113.5)	—	(113.5)
Stock-based Compensation Cost (notes 1, 2 and 10)	—	—	8.5	—	—	8.5
Exercise of Stock Options,
Net of Shares Exchanged (note 10)	1.0	0.1	76.8	(45.7)	—	31.2
Other	—	—	(1.7)	—	—	(1.7)

BALANCE, DECEMBER 31, 2004	68.8	$6.9	$621.4	$1,160.8	$249.6	$2,038.7
Net Income	—	—	—	255.5	—	255.5
Other Comprehensive Income (note 12)	—	—	—	—	1.6	1.6

Total Comprehensive Income						257.1

Dividends to Shareholders: Cash ($1.70 per share)	—	—	—	(117.4)	—	(117.4)
Repurchases of Common Stock	(1.0)	(0.1)	(10.6)	(38.2)	—	(48.9)
Stock-based Compensation Cost (notes 1, 2 and 10)	—	—	11.9	—	—	11.9
Exercise of Stock Options,
Net of Shares Exchanged (note 10 )	0.7	0.1	88.9	(72.5)	—	16.5
Other	—	—	(0.2)	—	—	(0.2)

BALANCE, DECEMBER 31, 2005	68.5	$6.9	$711.4	$1,188.2	$251.2	$2,157.7
Net Income	—	—	—	283.1	—	283.1
Other Comprehensive Income (note 12)	—	—	—	—	43.1	43.1

Total Comprehensive Income						326.2

Dividends to Shareholders: Cash ($1.76 per share)	—	—	—	(119.8)	—	(119.8)
Repurchases of Common Stock	(2.0)	(0.2)	(21.6)	(68.1)	—	(89.9)
Stock-based Compensation Cost (notes 2 and 10)	—	—	11.9	—	—	11.9
Share-based Awards,
Net of Shares Exchanged (note 10)	0.5	—	57.6	(52.2)	—	5.4
Adjustment to Initially Apply SFAS No. 158,
Net of Tax (notes 2, 15 and 16)	—	—	—	—	(7.3)	(7.3)
Other	—	—	(0.2)	—	—	(0.2)

BALANCE, DECEMBER 31, 2006	67.0	$6.7	$759.1	$1,231.2	$287.0	$2,284.0

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

The effects on Net Income, Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2005 and 2004 if the fair value–based method had been applied to all awards since the effective date of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure were:

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2005	2004
Net Income as Reported	$255.5	$240.2
Add: Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Related Tax Effects	7.8	5.5
Deduct: Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards, Net of Related Tax Effects	(8.0)	(6.5)

Pro Forma Net Income	$255.3	$239.2

Net Income Per Share:
Basic—As Reported	$3.70	$3.51

Basic—Pro Forma	$3.70	$3.50

Diluted—As Reported	$3.67	$3.48

Diluted—Pro Forma	$3.67	$3.47

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

The fair values of Investments in Fixed Maturities, Investments in Equity Securities and Senior Notes Payable are estimated using quoted market prices where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The fair values of the Company’s Investment in Investee and Investments in Northrop Grumman Corporation (“Northrop”) Preferred Stock and Northrop Common Stock are based on quoted market prices. The fair value of Consumer Finance Receivables is estimated by discounting the estimated future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and the same remaining maturities. The fair values of Certificates of Deposits have been estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value for Cash, Short-term Investments and certain other assets and other liabilities because of their short-term nature.

The actual value at which such financial instruments could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over several years. Accordingly, the Company’s actual ultimate net charge-off could materially differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, the timing of charge-offs and recoveries, the value of collateral and changes in the overall credit quality of the loan portfolio.

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

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

Investments Other Than Investee

Investments in Fixed Maturities include bonds, notes and redemptive preferred stocks at fair value and are classified as available for sale. Investments in Equity Securities include common and non-redemptive preferred stocks and other equity interests at fair value and are classified as available for sale. Other equity interests consist of limited partnership interests in partnerships which the Company’s interest is deemed minor under applicable accounting standards. Unrealized appreciation or depreciation, net of applicable deferred income taxes, on Fixed Maturities and Equity Securities is included in Shareholders’ Equity. Short-term Investments include fixed maturities which mature within one year from the date of purchase, money market mutual funds and repurchase agreements at cost, which approximates fair value. Other Investments primarily include loans to policyholders, real estate, investments in certain limited liability investment companies and partnerships and mortgage loans. Loans to policyholders and mortgage loans are carried at unpaid principal balance. Real estate is carried at cost, net of accumulated depreciation. Investments in limited liability investment companies and limited partnerships in which the Company’s interest is not deemed minor under applicable accounting standards are accounted for under the equity method of accounting. Gains and losses on sales of investments are computed on the specific identification method and are recorded in the Consolidated Statement of Income in the period in which the sale occurs. The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Losses arising from other than temporary declines in fair value are computed on the specific identification method and reported in the Consolidated Statement of Income in the period that the decline is determined to be other than temporary.

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

The Company accounts for the present value of the future profits embedded in insurance in force acquired (“VIF”) based on actuarial estimates of the present value of estimated net cash flows. VIF is classified as Deferred Policy Acquisition Costs in these financial statements. VIF is amortized using the effective interest method using interest rates consistent with the rates in the underlying insurance contracts. The Company estimates that it will record VIF amortization, net of interest, of $3.3 million, $3.0 million, $2.7 million, $2.4 million and $2.2 million in each of the next five years.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Goodwill

The Company accounts for Goodwill pursuant to the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Accordingly, Goodwill is not amortized, but rather is tested annually for recoverability or when certain triggering events require testing. The Company tests Goodwill in the first quarter of its fiscal year. During the first quarters of 2006, 2005 and 2004, the Company tested Goodwill for recoverability and determined that Goodwill was fully recoverable.

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

Consumer Finance Revenues and Expenses

Consumer Finance Revenues include interest on Consumer Finance Receivables and Net Investment Income on Investments in Fixed Maturities made by the Company’s Consumer Finance operations. Interest income on Consumer Finance Receivables is recorded as interest is earned, using the effective yield method. Net Investment Income included in Consumer Finance Revenues was $3.9 million, $3.7 million and $4.3 million in 2006, 2005 and 2004, respectively.

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

The Company includes an estimate for interest on uncertain tax positions in current income taxes payable and Income Tax Expense.

Stock-based Compensation

At December 31, 2006, the Company had five stock-based compensation plans, which are more fully described in Note 10, “Long Term Equity Compensation Plans,” to the Consolidated Financial Statements. Awards granted, modified or settled prior to January 1, 2003, are accounted for in the Company’s Consolidated Financial Statements for the years ended December 31, 2005 and 2004, under the recognition and

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

Stock-based Compensation [continued]

measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Awards granted, modified or settled after January 1, 2003, are accounted for in the Company’s Consolidated Financial Statements for the years ended December 31, 2005 and 2004, under the fair value recognition provisions of SFAS No. 123. All awards are accounted for in the Company’s Consolidated Financial Statements for the year ended December 31, 2006, under the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment.

Accounting Changes

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R). SFAS No. 123(R) replaces SFAS No. 123, and supersedes APB Opinion No. 25. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company has adopted SFAS No. 123(R) using the modified prospective method effective January 1, 2006. Under the modified prospective method, companies record prospectively the compensation cost for new and modified awards, on or after the date of adoption, over the requisite service period of such awards. In addition, companies record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining requisite service period of such awards. The Company previously adopted SFAS No. 123 in 2003. Accordingly, the incremental effect of adoption of SFAS No. 123(R) was insignificant.

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. FSP FAS 123(R)-3 provides an alternative transition method for establishing the beginning balance of the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R) (the “APIC Pool”). The Company has elected to adopt the alternative transition method provided in FSP FAS 123(R)-3 for establishing the beginning balance of the APIC Pool. This method consists of a computational component that establishes a beginning balance of the APIC Pool related to employee compensation and a simplified method to determine the subsequent impact on the APIC Pool of employee awards that are fully vested and outstanding upon the adoption of SFAS No. 123(R). The impact on the APIC Pool of partially vested awards was insignificant.

In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. FIN 48 is effective with the Company’s fiscal year beginning January 1, 2007. The Company expects that the financial impact, if any, of applying the provisions of FIN 48 to all tax positions will not be material upon the initial adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early application is encouraged, provided that the reporting entity has not yet issued financial statements for an interim period within that fiscal year. The Company estimates that the initial application of SFAS No. 157 will not be material.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 158 requires the recognition of the funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in the statement of financial position and the recognition of changes in the funded status through comprehensive income in the year in which such changes occur. The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. The initial recognition of the funded status of its defined benefit postretirement plans resulted in a decrease in Shareholders’ Equity of $7.3 million, which was net of a tax benefit of $5.5 million. The Company accounts for its investment in its investee, Intermec, Inc. (“Intermec”), under the equity method of accounting on a three-month-delay basis. As of September 30, 2006, the date of Intermec’s most recent publicly available financial statements, Intermec had not yet determined the impact of SFAS No. 158 on its financial statements. Accordingly, the Company cannot determine the impact that Intermec’s adoption of SFAS No. 158 will ultimately have on the Company’s financial statements. However, had Intermec been required to apply the provisions of SFAS No. 158 to the accounting for Intermec’s defined benefit postretirement plans at December 31, 2005, the Company estimates it would have recognized a decrease of approximately $8 million to the Company’s Shareholders’ Equity for its share of the impact from Intermec’s adoption of FSAB 158.

SFAS No. 158 also requires that the funded status of a plan be measured as of the date of the year-end statement of financial position, with

NOTE 2. SUMMARY OF ACCOUNTING POLICIES [CONTINUED]

limited exceptions. The Company currently measures its funded status as of the date of the Company’s fiscal year-end statement of financial position. Accordingly, the Company’s adoption of the measurement provisions of SFAS No. 158 will have no impact on the Company. Intermec, however, does not measure its funded status as of the date of its year-end statement of financial position. The Company estimates that the impact of Intermec’s adoption of the measurement provisions will not be material to the Company.

NOTE 3. INVESTMENTS OTHER THAN INVESTEE

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2006, were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	AMORTIZED COST	GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,226.7	$9.1	$(36.3)	$1,199.5
States, Municipalities and Political Subdivisions	1,358.5	50.3	(0.8)	1,408.0
Corporate Securities:
Bonds and Notes	1,187.8	42.5	(12.3)	1,218.0
Redemptive Preferred Stocks	7.3	0.1	—	7.4

Investments in Fixed Maturities	$3,780.3	$102.0	$(49.4)	$3,832.9

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2005, were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	AMORTIZED COST	GAINS	LOSSES	FAIR VALUE
U.S. Government and Government Agencies and Authorities	$1,370.8	$12.7	$(32.3)	$1,351.2
States, Municipalities and Political Subdivisions	1,396.9	51.7	(1.1)	1,447.5
Corporate Securities:
Bonds and Notes	1,213.0	72.5	(5.6)	1,279.9
Redemptive Preferred Stocks	8.0	0.1	(0.1)	8.0

Investments in Fixed Maturities	$3,988.7	$137.0	$(39.1)	$4,086.6

The expected maturities of the Company’s Investments in Fixed Maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair values of the Company’s Investments in Fixed Maturities at December 31, 2006, by contractual maturity, were:

DOLLARS IN MILLIONS	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$104.8	$104.6
Due after One Year to Five Years	348.3	355.6
Due after Five Years to Fifteen Years	1,267.5	1,292.8
Due after Fifteen Years	1,843.7	1,868.8
Asset-Backed Securities Not Due at a Single Maturity Date	216.0	211.1

Investments in Fixed Maturities	$3,780.3	$3,832.9

NOTE 3. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

At December 31, 2006, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$58.5	$—	$236.0

Northrop Common Stock	$318.8	$181.5	$—	$500.3

Other Equity Securities:
Preferred Stocks	$56.3	$12.5	$(0.1)	$68.7
Common Stocks	328.8	149.3	(1.9)	$476.2
Other Equity Interests	22.7	1.7	—	24.4

Total Other Equity Securities	$407.8	$163.5	$(2.0)	$569.3

At December 31, 2005, gross unrealized gains and gross unrealized losses on the Company’s Investments in Northrop Preferred Stock, Northrop Common Stock and Other Equity Securities were:

		GROSS UNREALIZED
DOLLARS IN MILLIONS	COST	GAINS	LOSSES	FAIR VALUE
Northrop Preferred Stock	$177.5	$48.2	$—	$225.7

Northrop Common Stock	$330.7	$130.0	$—	$460.7

Other Equity Securities:
Preferred Stocks	$75.1	$7.9	$(0.1)	$82.9
Common Stocks	227.7	105.4	(3.5)	329.6

Total Other Equity Securities	$302.8	$113.3	$(3.6)	$412.5

An aging of unrealized losses on the Company’s Investments in Fixed Maturities and Other Equity Securities at December 31, 2006, is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$113.0	$(0.6)	$965.1	$(35.7)	$1,078.1	$(36.3)
States, Municipalities and Political Subdivisions	50.5	(0.5)	8.8	(0.3)	59.3	(0.8)
Corporate Securities:
Bonds and Notes	198.9	(3.3)	171.2	(9.0)	370.1	(12.3)
Redemptive Preferred Stocks	1.0	—	1.3	—	2.3	—

Total Fixed Maturities	363.4	(4.4)	1,146.4	(45.0)	1,509.8	(49.4)

Other Equity Securities:
Preferred Stocks	4.6	(0.1)	2.9	—	7.5	(0.1)
Common Stocks	21.6	(1.7)	2.6	(0.2)	24.2	(1.9)

Total Other Equity Securities	26.2	(1.8)	5.5	(0.2)	31.7	(2.0)

Total	$389.6	$(6.2)	$1,151.9	$(45.2)	$1,541.5	$(51.4)

NOTE 3. INVESTMENTS OTHER THAN INVESTEE [CONTINUED]

An aging of unrealized losses on the Company’s Investments in Fixed Maturities and Other Equity Securities at December 31, 2005, is presented below:

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
DOLLARS IN MILLIONS	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Fixed Maturities:
U.S. Government and Government Agencies and Authorities	$583.1	$(10.8)	$636.1	$(21.5)	$1,219.2	$(32.3)
States, Municipalities and Political Subdivisions	98.7	(0.9)	6.3	(0.2)	105.0	(1.1)
Corporate Securities:
Bonds and Notes	231.6	(5.3)	5.6	(0.3)	237.2	(5.6)
Redemptive Preferred Stocks	1.2	—	1.5	(0.1)	2.7	(0.1)

Total Fixed Maturities	914.6	(17.0)	649.5	(22.1)	1,564.1	(39.1)

Other Equity Securities:
Preferred Stocks	2.4	—	5.4	(0.1)	7.8	(0.1)
Common Stocks	31.7	(2.9)	8.6	(0.6)	40.3	(3.5)

Total Other Equity Securities	34.1	(2.9)	14.0	(0.7)	48.1	(3.6)

Total	$948.7	$(19.9)	$663.5	$(22.8)	$1,612.2	$(42.7)

Unrealized losses on fixed maturities were $49.4 million at December 31, 2006, of which $45.0 million related to fixed maturities that have continued in an unrealized loss position for more than 12 months. These fixed maturities are concentrated in U.S. Government and Government Agencies and Authorities and investment-grade corporate bonds and notes, which the Company fully expects to recover.

Unrealized losses on fixed maturities were $39.1 million at December 31, 2005, including $32.3 million concentrated in U.S. Government and Government Agencies and Authorities, which the Company fully expects to recover.

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on evaluations at December 31, 2006 and 2005, of the prospects of the issuers, including, but not limited to, the length of time and magnitude of the unrealized loss, and the credit ratings of the issuers of the investments in the above fixed maturities, and the Company’s intentions to sell or ability to hold the investments, the Company concluded that the declines in the fair values of the Company’s investments in fixed maturities at the respective evaluation dates are temporary.

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

Based on evaluations of these factors at December 31, 2006 and 2005, the Company concluded that the declines in the fair values of the Company’s investments in equity securities at the respective evaluation dates are temporary.

The carrying values of the Company’s Other Investments at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Loans to Policyholders	$188.3	$181.6
Real Estate	230.5	198.9
Limited Partnerships and Limited Liability Companies	169.3	97.8
Other	6.5	6.1

Total	$594.6	$484.4

NOTE 4. INVESTMENT IN INVESTEE

The Company’s investment in the common stock of Intermec is accounted for under the equity method of accounting and reported as Investment in Investee in the Company’s Consolidated Balance Sheets. The carrying value, fair value and approximate voting percentage, based on the most recent publicly available data, for the Company’s Investment in Investee at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Carrying Value	$92.7	$80.4
Fair Value	$307.2	$427.8
Approximate Voting Percentage	20.4%	20.2%

Equity in Net Income of Investee was $9.2 million, $5.3 million and $3.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Prior to the periods presented in the Consolidated Financial Statements, the Company determined that a decline in the fair value of its investment in Intermec was other than temporary under applicable accounting standards. Accordingly, the Company reduced the carrying value of its investment in Intermec to its then current estimated realizable value and allocated the reduction to the Company’s proportionate share of Intermec’s non-current assets. Accordingly, the Company’s reported equity in the net income of Intermec differs from the Company’s proportionate share of Intermec’s reported results to the extent that such results include depreciation, amortization or other charges related to such non-current assets. During the first quarter of 2005, the Company estimated that Intermec had subsequently fully recognized in its financial statements the amortization, depreciation or write-downs of such non-current assets. Accordingly, for periods beginning after the first quarter of 2005, Equity in Net Income of Investee equals the Company’s proportionate share of Intermec’s results. The fair value of the Company’s investment in Intermec subsequently recovered such that the fair value exceeded the carrying value of the Company’s investment in Intermec by $214.5 million and $347.4 million at December 31, 2006 and 2005, respectively. In accordance with applicable accounting standards, such excess is not recorded in the Consolidated Financial Statements.

NOTE 5. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS

Consumer Finance Receivables consists primarily of loans, which are secured by automobiles, to residents of California and other western and midwestern states. Consumer Finance Receivables is stated net of unearned discount, loan fees and reserve for loan losses.

The components of Consumer Finance Receivables at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Sales Contracts and Loans Receivables	$1,331.3	$1,213.9
Unearned Discounts and Deferred Fees	(35.5)	(41.8)
Reserve for Loan Losses	(68.8)	(62.6)

Consumer Finance Receivables	$1,227.0	$1,109.5

An aging of Consumer Finance Receivables at December 31, 2006 and 2005, is presented below:

DOLLARS IN MILLIONS	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES	AMOUNT	AS A PERCENTAGE OF GROSS CONSUMER FINANCE RECEIVABLES
	DEC. 31, 2006		DEC. 31, 2005
Current	$782.7	60.4%	$746.1	63.7%
Past Due:
Less than 30 Days	346.1	26.7	280.0	23.9
30 Days to 59 Days	111.6	8.6	97.4	8.3
60 Days to 89 Days	38.5	3.0	34.0	2.9
90 Days and Greater	16.9	1.3	14.6	1.2

Gross Consumer Finance Receivables	1,295.8	100.0%	1,172.1	100.0%

Reserve for Loan Losses	(68.8)		(62.6)

Consumer Finance Receivables	$1,227.0		$1,109.5

NOTE 5. CONSUMER FINANCE RECEIVABLES AND CERTIFICATES OF DEPOSITS [CONTINUED]

Activity in the Reserve for Loan Losses for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Reserve for Loan Losses—At Beginning of Year	$62.6	$56.6	$51.8
Provision for Loan Losses	62.4	47.4	45.8
Net Charge-off:
Consumer Finance Receivables Charged-off	(105.6)	(82.5)	(77.9)
Consumer Finance Receivables Recovered	49.4	41.1	36.9

Net Charge-off	(56.2)	(41.4)	(41.0)

Reserve for Loan Losses—At End of Year	$68.8	$62.6	$56.6

The weighted-average interest rates on Certificates of Deposits were 4.72% and 3.95% at December 31, 2006 and 2005, respectively. The range of interest rates on Certificates of Deposits was 2.10% to 5.85% at December 31, 2006 and 1.20% to 6.60% at December 31, 2005. Certificates of Deposits are generally fixed in maturity. The contractual maturities of Certificates of Deposits at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Due in One Year or Less	$479.5	$482.6
Due after One Year to Three Years	341.3	333.3
Due after Three Years to Five Years	326.5	242.4
Due after Five Years	15.4	16.0

Total Certificates of Deposits	$1,162.7	$1,074.3

NOTE 6. PROPERTY AND CASUALTY INSURANCE RESERVES

Property and Casualty Insurance Reserve activity for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Property and Casualty Insurance Reserves,
Net of Reinsurance and Indemnification—At Beginning of Year	$1,322.6	$1,281.8	$1,101.0
Incurred Losses and LAE related to:
Current Year	1,355.9	1,398.3	1,351.0
Prior Years	(91.6)	(92.1)	(39.0)

Total Incurred Losses and LAE	1,264.3	1,306.2	1,312.0

Paid Losses and LAE related to:
Current Year	784.0	778.8	726.0
Prior Years	508.2	486.6	405.2

Total Paid Losses and LAE	1,292.2	1,265.4	1,131.2

Property and Casualty Insurance Reserves,
Net of Reinsurance and Indemnification—At End of Year	$1,294.7	$1,322.6	$1,281.8

Property and Casualty Insurance Reserves are estimated based on historical experience patterns and current economic trends. Actual loss experience and loss trends are likely to differ from these historical experience patterns and economic conditions. Loss experience and loss trends emerge over several years from the dates of loss inception. The Company monitors such emerging loss trends. Upon concluding, based on the data available, that an emerging loss trend will continue, the Company adjusts its property and casualty insurance reserves to recognize such trend. Changes in such estimates are included in the Consolidated Statement of Income in the period of change.

In 2006, the Company reduced its property and casualty insurance reserves by $91.6 million to record favorable development of losses and LAE from prior accident years. Personal lines insurance losses and LAE and commercial lines insurance losses and LAE developed favorably by

NOTE 6. PROPERTY AND CASUALTY INSURANCE RESERVES [CONTINUED]

$63.6 million and $28.0 million, respectively, in 2006. The reserve reductions were primarily due to the emergence of more favorable loss trends than expected for the 2005 and 2004 accident years, partially due to the improvements in the Company’s claims handling procedures.

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

Reinsurance recoverables on property and casualty insurance reserves were $137.9 million and $208.9 million at December 31, 2006 and 2005, respectively. These reinsurance recoverables are concentrated with several reinsurers, the vast majority of which are highly rated by one or more of the principal investor and/or insurance company rating agencies. While most of the reinsurance recoverables were unsecured at December 31, 2006 and 2005, the agreements with the reinsurers generally provide for some form of collateralization upon the occurrence of certain events. The largest reinsurance recoverable is from General Security National Insurance Company (“GSNIC”), a subsidiary of SCOR Reinsurance Company (“SCOR”). In 2002, the Company acquired two insurance companies from SCOR. Under the agreement governing the acquisition of these insurance companies, SCOR and/or GSNIC are responsible for all liabilities of these insurance companies incurred prior to the acquisition. Reinsurance Recoverables at December 31, 2006 and 2005, included $93.5 million and $131.8 million, respectively, from GSNIC.

NOTE 7. NOTES PAYABLE

Total debt outstanding at December 31, 2006 and 2005, was:

DOLLARS IN MILLIONS	2006	2005
Senior Notes at Amortized Cost:
5.75% Senior Notes due July 1, 2007	$299.6	$299.0
4.875% Senior Notes due November 1, 2010	198.8	198.5
Mortgage Note Payable at Amortized Cost	6.1	6.1

Total Debt Outstanding	$504.5	$503.6

Interest Paid, including facility fees, for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Notes Payable under Revolving Credit Agreements	$0.5	$0.7	$0.5
Senior Notes:
5.75% Senior Notes due July 1, 2007	17.2	17.2	17.2
4.875% Senior Notes due November 1, 2010	9.8	9.8	9.8
Mortgage Note Payable	0.4	0.4	0.2

Total Interest Paid	$27.9	$28.1	$27.7

NOTE 7. NOTES PAYABLE [CONTINUED]

Interest Expense, including facility fees and accretion of discount, for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Notes Payable under Revolving Credit Agreements	$0.5	$0.5	$0.4
Senior Notes:
5.75% Senior Notes due July 1, 2007	18.0	17.9	17.9
4.875% Senior Notes due November 1, 2010	10.0	10.0	10.0
Mortgage Note Payable	0.4	0.4	0.2

Total Interest Expense	$28.9	$28.8	$28.5

On June 24, 2005, the Company entered into a five-year, $325 million, unsecured, revolving credit agreement, expiring June 30, 2010, with a group of financial institutions. The agreement provides for fixed and floating rate advances for periods up to one year at various interest rates. The agreement also contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit facility may be used for general corporate purposes. The new revolving credit agreement replaced the Company’s former $360 million revolving credit agreement which would have expired on August 30, 2005, but was terminated as of June 24, 2005. The Company had no outstanding advances under its unsecured revolving credit agreements at December 31, 2006 and 2005. Undrawn letters of credit issued pursuant to the unsecured, revolving credit agreement were $13.1 million and $13.4 million at December 31, 2006 and 2005, respectively. Accordingly, the amounts available for future borrowing were $311.9 million and $311.6 million at December 31, 2006 and 2005, respectively.

The Company issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”) in 2003, at an effective yield of 5.04%. The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices.

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

Net rental expense for operating leases for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Minimum Rental Expense	$29.6	$29.7	$25.2
Contingent Rental Expense	0.3	0.3	1.3
Less Sublease Rental Income	(0.1)	(0.1)	—

Net Rental Expense	$29.8	$29.9	$26.5

NOTE 8. LEASES [CONTINUED]

Future minimum lease payments under operating leases at December 31, 2006, were:

DOLLARS IN MILLIONS	OPERATING LEASES
2007	$27.6
2008	23.8
2009	19.9
2010	15.7
2011	12.4
2012 and Thereafter	35.4

Total Future Payments	$134.8

The total of minimum rentals to be received in the future under non-cancelable subleases was $1.6 million at December 31, 2006. Capital leases are not material.

NOTE 9. SHAREHOLDERS’ EQUITY

The Company is authorized to issue 20 million shares of $0.10 par value preferred stock and 100 million shares of $0.10 par value common stock. No preferred shares were issued or outstanding at December 31, 2006 and 2005.

On August 4, 2004, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock of the Company, pursuant to a shareholder rights plan (the “2004 Rights”).

The 2004 Rights have a term of 10 years and replaced rights issued in 1994 which had expired in accordance with their terms on August 3, 2004. The description and terms of the 2004 Rights are set forth in a rights agreement between the Company and Computershare Trust Company, N.A., as rights agent.

At December 31, 2006, there are approximately 6.5 million shares of the Company’s outstanding common stock that can be repurchased under the outstanding repurchase authorization of the Company’s Board of Directors. Common stock can be repurchased in open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company repurchased and retired approximately 2.0 million shares of its common stock in open market transactions at an aggregate cost of $89.9 million in 2006. The Company repurchased and retired approximately 1.0 million shares of its common stock in open market transactions at an aggregate cost of $48.9 million in 2005. Common Stock, Paid-in Capital and Retained Earnings were reduced on a pro rata basis for the cost of the repurchased shares.

Various state insurance laws restrict the amount that an insurance subsidiary may pay in the form of dividends, loans or advances without the prior approval of regulatory authorities. Also, that portion of an insurance subsidiary’s net equity which results from differences between statutory insurance accounting practices and GAAP would not be available for cash dividends, loans or advances. Unitrin’s subsidiaries, Trinity Universal Insurance Company (“Trinity”), United Insurance Company of America (“United”), Union National Life Insurance Company (“Union National”), The Reliable Life Insurance Company (“Reliable”), Fireside Securities Corporation (“Fireside”) and Southern States General Agency, paid dividends of $221.8 million in cash to the Unitrin Parent Company in 2006. In 2007, the Company’s subsidiaries would be able to pay approximately $324 million in dividends to the Company without prior regulatory approval. Retained Earnings at December 31, 2006, also includes $55.6 million representing the undistributed earnings of investee.

The Company’s insurance subsidiaries are required to file financial statements prepared on the basis of statutory insurance accounting practices which is a comprehensive basis of accounting other than GAAP. Statutory Capital and Surplus for the Company’s Life and Health Insurance subsidiaries was approximately $320 million and was $338.9 million at December 31, 2006 and 2005, respectively. Statutory Capital and Surplus for the Company’s Property and Casualty Insurance subsidiaries was approximately $1,180 million and was $1,153.0 million at December 31, 2006 and 2005, respectively. Statutory Net Income for the Company’s Life and Health Insurance subsidiaries was income of approximately $84 million, was loss of $15.0 million and was income of $29 million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory Net Income for the Company’s Property and Casualty Insurance subsidiaries was approximately $171 million, was $106.7 million and was $99 million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory Capital and Surplus and Statutory Net Income exclude the Company’s Consumer Finance and Parent Company operations.

NOTE 10. LONG TERM EQUITY COMPENSATION PLANS

Unitrin has adopted a number of long-term equity-based compensation plans to attract, motivate and retain key employees and/or directors of the Company. The Company’s stock option plans provide for the grant of stock options and stock settled stock appreciation rights (“SARs”). In addition, restricted stock and restricted stock units may be granted under the Company’s 2005 Restricted Stock and Restricted Stock Unit Plan. Options outstanding and available for future grants under all of the Company’s stock option plans at December 31, 2006, are:

	OPTIONS OUTSTANDING	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS AVAILABLE FOR FUTURE GRANTS
1995 Director Plan	190,542	$42.15	144,000
2002 Option Plan	2,410,572	45.69	2,036,132
1997 Option Plan	2,357,189	45.34	—
1990 Option Plan	286,651	47.47	—

Total Stock Option Plans	5,244,954	$45.50	2,180,132

The Company has four stock option plans, all of which have been approved by the Company’s shareholders. Stock options to purchase the Company’s common stock are granted at prices equal to the fair market value of the Company’s common stock on the date of grant to both employees and directors. Employee options generally vest over a period of three and one-half years and expire ten years from the date of grant. The Compensation Committee of the Board of Directors, or the Board’s authorized designee, has sole discretion to determine the persons to whom options are granted, the number of shares covered by such options and the exercise price, vesting and expiration dates of such options. Options are non-transferable and are exercisable in installments. Prior to 2003, only non-qualified stock options had been granted. However, beginning in 2003, options granted to employees were coupled with tandem stock appreciation rights (“Tandem SARs”), settled in Company stock.

Under the 1995 Director Plan, each new member of the Board of Directors who is not employed by the Company receives an initial option to purchase 4,000 shares of the Company’s common stock immediately upon becoming a director. Thereafter, on the date of each of the Company’s annual meetings of shareholders, each such eligible director automatically receives an annual grant of options to purchase 4,000 shares of common stock for so long as they remain eligible directors. Options granted under the 1995 Director Plan are exercisable one year from the date of grant at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire 10 years from the date of grant.

To encourage stock ownership, the Company’s four stock option plans include provisions, subject to certain limitations beginning in 2006 as described below, to automatically grant restorative, or reload stock options (“Restorative Options”), to replace shares of previously owned Unitrin common stock that an exercising option holder surrenders, either actually or constructively, to satisfy the exercise price and/or tax withholding obligations relating to the exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price is equal to the fair market value of the Company’s common stock on the date of grant and cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an employee but changes the mix of the two.

For original awards granted beginning in 2006 and Restorative Options granted thereunder, Restorative Options will be granted only if, on the date of exercise of the option giving rise to the Restorative Option, the market price of the Company’s common stock exceeds such option’s exercise price by 15%. Further, no Restorative Options will be granted if the option giving rise to the Restorative Option is set to expire within twelve months.

In addition, the Company has a restricted stock plan, which has been approved by the Company’s shareholders. Under this plan, restricted stock and restricted stock units may be granted to all eligible employees. Recipients of restricted stock are entitled to full dividend and voting rights and all awards are subject to forfeiture until certain restrictions have lapsed. As of December 31, 2006, 132,400 shares of restricted stock having a weighted-average grant date fair value of $46.56 have been awarded, of which 2,025 shares were forfeited and 6,558 were tendered to satisfy tax withholding obligations. 876,183 common shares remain available for future grants under the Company’s restricted stock plan.

            The Company uses the Black-Scholes option pricing model to estimate the fair value of each option on the date of grant. The expected terms of options are developed by considering the Company’s historical share option exercise experience, demographic profiles, historical share retention practices of employees and assumptions about their propensity for early exercise in the future. Further, the Company aggregates individual awards into relatively homogenous groups that exhibit similar exercise behavior to obtain a more refined estimate of the expected term of options. Expected volatility is estimated using weekly historical volatility. The Company believes that historical volatility is currently the best estimate of expected volatility. The dividend yield is the annualized yield on Unitrin common stock on the date of grant for original grants made in 2006. For Restorative Options, the annualized yield on the Company’s common stock for the month prior to the grant of the Restorative Option is used for restorative grants made in 2006. For all grants made in years prior to 2006, the dividend yield on Unitrin stock was a 5-year moving average. No assumption for any future

NOTE 10. LONG TERM EQUITY COMPENSATION PLANS [CONTINUED]

dividend rate change is included in the current expected dividend yield assumption. The risk free interest rate is the yield on the grant date of U.S. Treasury zero coupon issues with a maturity comparable to the expected term of the option. The assumptions used in the Black-Scholes pricing model for options granted during the years ended December 31, 2006, 2005 and 2004, were as follows:

	2006	2005	2004
RANGE OF VALUATION ASSUMPTIONS
Expected Volatility	18.79% – 23.60%	19.31% – 24.26%	19.96% – 25.32%
Risk Free Interest Rate	4.30% – 5.14%	2.66% – 4.38%	1.05% – 4.62%
Expected Dividend Yield	3.55% – 4.25%	4.44% – 4.65%	4.64% – 4.66%
WEIGHTED-AVERAGE EXPECTED LIFE
Employee Grants	2–7 years	1–7 years	1–7 years
Director Grants	4–6 years	8 years	8 years

Option and SAR activity for the year ended December 31, 2006, is presented below:

	SHARES SUBJECT TO OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED- AVERAGE REMAINING CONTACTUAL LIFE (IN YEARS)	AGGREGATE INTRINSIC VALUE ($ IN MILLIONS)
Outstanding at Beginning of the Year	5,181,175	$42.61
Granted	1,934,388	48.02
Exercised	(1,791,806)	39.98
Forfeited or Expired	(78,803)	43.27

Outstanding at December 31, 2006	5,244,954	$45.50	5.53	$25.1

Exercisable at December 31, 2006	3,263,873	$44.66	4.70	$18.5

The weighted-average grant-date fair values of options granted during 2006, 2005 and 2004 were $5.79, $4.95 and $4.92, respectively. Total intrinsic value of stock options exercised was $14.3 million, $27.2 million and $21.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cash received from option exercises was $6.8 million, $15.7 million and $28.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Total tax benefits realized for tax deductions from option exercises were $5.2 million, $9.5 million and $7.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Activity related to nonvested restricted stock for the year ended December 31, 2006, is presented below:

	RESTRICTED SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE PER SHARE
Nonvested Balance at Beginning of the Year	750	$47.06
Granted	131,650	46.56
Vested	(20,949)	47.86
Forfeited	(2,025)	47.56

Nonvested Balance at December 31, 2006	109,426	$46.29

The total fair value of restricted stock that vested during the year ended December 31, 2006 was $0.9 million. Tax benefits for tax deductions realized from such vesting of restricted stock was $0.3 million.

For awards with a graded vesting schedule, the Company recognizes compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the awards as if each award were, in-substance, multiple awards. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated at the date of grant based on the Company’s historical experience and future expectations. Share-based compensation expense for all of the Company’s long-term equity based compensation plans was $11.9 million, $11.9 million and $8.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Total unamortized compensation expense related to nonvested awards of such plans at December 31, 2006 was $10.3 million, which is expected to be recognized over a weighted-average period of approximately 1.5 years.

NOTE 11. NET INCOME PER SHARE

Net Income Per Share and Net Income Per Share Assuming Dilution for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2006	2005	2004
Net Income	$283.1	$255.5	$240.2
Dilutive Effect on Net Income from Investee’s Equivalent Shares	(0.2)	—	(0.1)

Net Income Assuming Dilution	$282.9	$255.5	$240.1

Weighted-Average Common Shares Outstanding	67.9	69.0	68.4
Dilutive Effect of Unitrin Stock Option Plans	0.3	0.5	0.5

Weighted-Average Common Shares and Equivalent Shares Outstanding Assuming Dilution	68.2	69.5	68.9

Net Income Per Share	$4.17	$3.70	$3.51

Net Income Per Share Assuming Dilution	$4.15	$3.67	$3.48

Options outstanding at December 31, 2006, 2005 and 2004, to purchase 1.2 million, 1.3 million and 0.2 million common shares, respectively, of Unitrin common stock were excluded from the computation of Net Income Per Share Assuming Dilution in 2006, 2005 and 2004, respectively, because the exercise price exceeded the average market price.

NOTE 12. OTHER COMPREHENSIVE INCOME

Other Comprehensive Income for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Gross Unrealized Holding Gains (Losses) Arising During Year from:
Fixed Maturities	$(44.7)	$(42.0)	$36.4
Northrop Preferred Stock	10.3	(8.6)	13.4
Northrop Common Stock	57.1	45.2	70.3
Other Equity Securities	71.1	25.0	41.9
Other	(2.1)	0.3	(0.5)

Gross Unrealized Holding Gains (Losses) Arising During Year	91.7	19.9	161.5
Income Tax Benefit (Expense)	(32.1)	(6.9)	(56.5)

Unrealized Holding Gains (Losses) Arising During Year, Net	59.6	13.0	105.0

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income:
Fixed Maturities	(0.6)	1.4	(1.1)
Northrop Common Stock	(5.6)	(4.0)	(43.2)
Other Equity Securities	(19.3)	(14.9)	(32.3)

Reclassification Adjustment for Gross (Gains) Losses Realized in Net Income	(25.5)	(17.5)	(76.6)
Income Tax Expense (Benefit)	9.0	6.1	26.7

Reclassification Adjustment for (Gains) Losses Realized in Net Income, Net	(16.5)	(11.4)	(49.9)

Other Comprehensive Income	$43.1	$1.6	$55.1

Investment in Investee is accounted for under the equity method of accounting and, accordingly, unrealized changes in the fair value of Investment in Investee is excluded from the determination of Total Comprehensive Income and Other Comprehensive Income.

NOTE 13. INCOME FROM INVESTMENTS

Net Investment Income for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Investment Income:
Interest and Dividends on Fixed Maturities	$210.6	$209.0	$196.9
Dividends on Northrop Preferred Stock	9.3	12.4	12.4
Dividends on Northrop Common Stock	8.6	8.0	8.7
Dividends on Other Equity Securities	12.4	11.7	12.7
Short-term	26.6	13.3	5.2
Loans to Policyholders	13.2	12.7	12.4
Real Estate	28.0	25.3	24.8
Limited Partnerships and Limited Liability Companies	18.9	9.9	7.5
Other	0.1	0.2	0.1

Total Investment Income	327.7	302.5	280.7
Investment Expenses:
Real Estate	21.1	19.2	18.3
Other Investment Expenses	1.5	1.2	1.2

Total Investment Expenses	22.6	20.4	19.5

Net Investment Income	$305.1	$282.1	$261.2

The components of Net Realized Investment Gains for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Fixed Maturities:
Gains on Dispositions	$5.0	$2.7	$1.8
Losses on Dispositions	(4.4)	(1.7)	(0.6)
Losses from Write-downs	—	(2.4)	(0.1)
Northrop Common Stock:
Gains on Dispositions	5.6	4.0	43.2
Other Equity Securities:
Gains on Dispositions	23.2	25.8	39.0
Losses on Dispositions	(1.1)	(3.0)	(0.9)
Losses from Write-downs	(2.8)	(7.9)	(5.8)
Real Estate:
Gains on Dispositions	0.9	39.4	1.9
Losses from Write-downs	(0.1)	—	—
Other Investments:
Gains on Dispositions	0.6	0.4	0.4
Losses on Dispositions	(0.4)	(0.4)	(0.4)

Net Realized Investment Gains	$26.5	$56.9	$78.5

Net Realized Investment Gains for the years ended December 31, 2006, 2005 and 2004, include pretax losses of $2.8 million, $10.3 million and $5.9 million, respectively, from other than temporary declines in the fair values of investments. The Company cannot anticipate when or if similar investment losses may occur in the future.

NOTE 14. INSURANCE EXPENSES

Insurance Expenses for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Commissions	$423.9	$445.5	$447.0
General Expenses	335.5	337.7	347.0
Taxes, Licenses and Fees	49.3	50.1	50.0

Total Costs Incurred	808.7	833.3	844.0

Policy Acquisition Costs:
Deferred	(351.1)	(370.8)	(363.3)
Amortized	342.6	355.0	343.3

Net Policy Acquisition Costs Deferred	(8.5)	(15.8)	(20.0)

Insurance Expenses	$800.2	$817.5	$824.0

NOTE 15. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the Company’s Net Deferred Tax Liability at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Deferred Tax Assets:
Insurance Reserves	$66.5	$68.9
Unearned Premium Reserves	53.4	56.1
Tax Capitalization of Policy Acquisition Costs	70.2	67.9
Reserve for Loan Losses	29.0	26.4
Payroll and Employee Benefit Accruals	22.1	17.3
Postretirement Benefits Other Than Pensions	17.3	25.9
Other	27.6	25.7

Total Deferred Tax Assets	286.1	288.2

Deferred Tax Liabilities:
Deferred Policy Acquisition Costs	156.0	153.7
Fixed Maturities	20.7	35.9
Northrop Preferred Stock	80.5	76.9
Northrop Common Stock	171.4	157.4
Other Equity Securities	54.8	39.0
Investee (Intermec)	28.2	23.8
Real Estate	28.0	21.0
Pension	2.8	11.4
Other	21.3	19.3

Total Deferred Tax Liabilities	563.7	538.4

Net Deferred Tax Liability	$277.6	$250.2

NOTE 15. INCOME TAXES [CONTINUED]

Current and deferred tax amounts as presented in the Consolidated Balance Sheets at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Current Taxes:
State Tax Asset Included in Other Assets	$1.2	$1.2
Accrued Federal Tax Liability	0.1	15.7

Net Accrued Tax Liability (Recoverable)	$(1.1)	$14.5

Deferred Tax:
Deferred State Tax Asset Included in Other Assets	$7.4	$6.9
Deferred Federal Tax Liability	285.0	257.1

Net Deferred Tax Liability	$277.6	$250.2

A deferred tax asset valuation allowance was not required as of December 31, 2006 and 2005. Income taxes paid were $125.4 million and $64.3 million in 2006 and 2005, respectively.

At December 31, 2004, the Company had not provided Federal income taxes on approximately $192 million of income earned prior to 1984 by certain of the Company’s life insurance subsidiaries (the “Pre-1984 Undistributed Income”). Under tax laws applicable to years 2004 and prior, such income would not be subject to Federal income taxes under certain circumstances. Federal income taxes could have been incurred on such income if it had been distributed to shareholders or if other limitations were not met. The American Jobs Creation Act of 2004 (“AJCA”) has effectively suspended the taxation of this income for years 2005 and 2006. Furthermore, the AJCA provided an opportunity for life insurance companies to make certain qualifying distributions in 2005 and 2006 to eliminate any or all of such income that would potentially be subject to tax in years after 2006. During 2005 and 2006, the Company’s life insurance subsidiaries paid dividends to Unitrin, which eliminated the Pre-1984 Undistributed Income. There was no impact on income tax expense for the years ended December 31, 2005 and 2006, due to the suspension of taxation described above.

Comprehensive Income Tax Expense included in the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Income Tax Expense	$117.4	$82.7	$98.9
Equity in Net Income of Investee	5.1	2.9	2.0
Equity in Other Comprehensive Income (Loss) of Investee	(0.7)	0.1	0.6
Unrealized Appreciation on Securities	24.0	0.7	29.2
Tax Effects from Long-Term Equity Compensation included in Paid-in Capital	(3.0)	(8.0)	(6.7)
Other Tax Effects included in Paid-in Capital	(0.1)	(0.1)	(0.9)

Comprehensive Income Tax Expense	$142.7	$78.3	$123.1

NOTE 15. INCOME TAXES [CONTINUED]

The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. The initial recognition of the funded status of its defined benefit postretirement plans resulted in a decrease in Shareholders’ Equity of $7.3 million, which was net of a tax benefit of $5.5 million. Comprehensive Income Tax Expense for the year ended December 31, 2006, excludes this tax benefit.

The components of Income Tax Expense for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Current Tax Expense	$112.5	$71.0	$219.4
Deferred Tax Expense (Benefit)	4.9	11.7	(120.5)

Income Tax Expense	$117.4	$82.7	$98.9

A reconciliation of the Statutory Federal Income Tax Expense and Rate to the Company’s Effective Income Tax Expense and Rate for the years ended December 31, 2006, 2005 and 2004, was:

	2006		2005		2004
DOLLARS IN MILLIONS	AMOUNT	RATE	AMOUNT	RATE	AMOUNT	RATE
Statutory Federal Income Tax Expense and Rate	$137.0	35.0%	$116.5	35.0%	$117.4	35.0%
Tax Exempt Income and Dividends Received Deduction	(24.4)	(6.2)	(23.9)	(7.2)	(21.0)	(6.3)
State Income Taxes	4.4	1.1	3.9	1.2	3.7	1.1
Other, Net	0.4	0.1	(13.8)	(4.2)	(1.2)	(0.3)

Effective Income Tax Expense and Rate	$117.4	30.0%	$82.7	24.8%	$98.9	29.5%

For the years ended December 31, 2006, 2005 and 2004, all of the Company’s subsidiaries are eligible to file a consolidated Federal income tax return with the Company.

The statute of limitations related to the consolidated Federal income tax return is closed for all tax years up to and including 2002. The expiration of the statute of limitations related to the various state income tax returns that the Company and subsidiaries file, varies by state. The Company has accrued a tax liability of $9.3 million for uncertain tax positions at December 31, 2006. If the statute of limitations for these tax returns expire without any adjustment to the tax returns, then $1.2 million of accrued tax liability would be released in 2007, $1.4 million in 2008, $6.5 million in 2009 and $0.2 million in years thereafter.

During 2005, a benefit of approximately $14 million was recorded primarily for Federal income tax adjustments related to the tax years ended December 31, 2002 and December 31, 2001. During the fourth quarter of 2005, the Company received notification from the Department of the Treasury that the Joint Committee on Taxation (the “JCT”) had completed its review of the Internal Revenue Service’s (the “IRS”) report regarding these years and took no exception with the IRS report. Based on the notification from the JCT, the Company expects no further examination of these years by the IRS.

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

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors two qualified defined benefit pension plans (the “Pension Plans”) covering most of its employees. Certain participation in one of the Pension Plans requires or required employee contributions of 3% of pay, as defined, per year. Benefits for the contributory plan are based on compensation during plan participation and the number of years of participation. Benefits for the non-contributory plan are based on years of service and final average pay, as defined. The Company funds the Pension Plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Company sponsors several other postretirement employee benefit plans (“OPEB”) that provide medical, dental and/or life insurance benefits to approximately 1,000 retired and 900 active employees (“the OPEB Plans”). The Company generally is self-insured for the benefits under the OPEB Plans. The medical plans generally provide for a limited number of years of medical insurance benefits at retirement based on the participant’s attained age at retirement and number of years of service until specified dates and are generally contributory, with most contributions adjusted annually.

Changes in Fair Value of Plan Assets and Changes in Benefit Obligations (the Projected Benefit Obligation in the case of the Pension Plans and the Accumulated Benefit Obligation in the case of the OPEB Plans) for the years ended December 31, 2006 and 2005, were:

	PENSION PLANS		OPEB PLANS
DOLLARS IN MILLIONS	2006	2005	2006	2005
Fair Value of Plan Assets at Beginning of Year	$323.2	$293.2	$—	$—
Actual Return on Plan Assets	32.4	12.6	—	—
Contributions by the Company	25.0	33.0	4.5	4.2
Contributions by Plan Participants	0.1	0.1	1.2	1.1
Benefits Paid	(17.0)	(15.7)	(5.7)	(5.3)

Fair Value of Plan Assets at End of Year	363.7	323.2	—	—

Benefit Obligations at Beginning of Year	351.6	309.6	47.5	54.1
Service Cost Benefits Earned During the Year	14.1	12.7	0.1	0.2
Interest Cost on Benefit Obligations	18.9	18.3	2.5	2.7
Contributions by Plan Participants	0.1	0.1	1.2	1.1
Benefits Paid	(17.0)	(15.7)	(5.7)	(5.3)
Actuarial (Gains) Losses	(12.0)	26.6	(0.7)	(5.3)

Benefit Obligations at End of Year	355.7	351.6	44.9	47.5

Funded Status—Plan Assets in Excess (Deficit) of Benefit Obligations	$8.0	$(28.4)	$(44.9)	$(47.5)

Amounts not yet Recognized as a Component of Net Postretirement Benefit Cost:
Recognized in Accumulated Other Comprehensive Income:
Net Actuarial Gain (Loss)	$(38.2)	$—	$24.3	$—
Prior Service Cost	1.1	—	—	—
Not Recognized in Accumulated Other Comprehensive Income:
Net Actuarial Gain (Loss)	—	(61.8)	—	25.5
Prior Service Cost	—	1.2	—	—

Amounts not yet Recognized as a Component of Net Postretirement Benefit Cost	$(37.1)	$(60.6)	$24.3	$25.5

The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. The initial recognition of the funded status of its defined benefit postretirement plans resulted in a decrease in Shareholders’ Equity of $7.3 million, which was net of a tax benefit of $5.5 million.

The Company estimates that Pension Expense for the year ended December 31, 2007, will include expense of $0.1 million resulting from the amortization of its related accumulated actuarial loss included in Accumulated Other Comprehensive Income at December 31, 2006.

The Company estimates that OPEB Expense for the year ended December 31, 2007, will include income of $1.7 million resulting from the amortization of its related accumulated actuarial gain included in Accumulated Other Comprehensive Income at December 31, 2006.

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The incremental effect of applying SFAS No. 158 on individual lines of the Consolidated Balance Sheet at December 31, 2006, was:

DOLLARS IN MILLIONS	BEFORE APPLICATION OF SFAS NO. 158	INCREMENTAL EFFECT OF APPLYING SFAS NO. 158	AFTER APPLICATION OF SFAS NO. 158
Other Assets	$162.8	$(37.1)	$125.7
Total Assets	9,358.5	(37.1)	9,321.4
Accrued and Deferred Income Taxes	290.6	(5.5)	285.1
Accrued Expenses and Other Liabilities	411.8	(24.3)	387.5
Total Liabilities	7,067.2	(29.8)	7,037.4
Accumulated Other Comprehensive Income	294.3	(7.3)	287.0
Total Shareholders’ Equity	2,291.3	(7.3)	2,284.0
Total Liabilities and Shareholders’ Equity	9,358.5	(37.1)	9,321.4

The measurement dates of the assets and liabilities of all plans presented above for 2006 and 2005 were December 31, 2006 and December 31, 2005, respectively.

Effective August 1, 2004, the Company made several changes to its Pension Plans and its defined contribution benefit plans to provide common benefits across its Career Agency Companies. The August 1, 2004 plan changes resulted in a reduction of the Projected Benefit Obligation for the Pension Plans and a related actuarial gain of $1.6 million, which is being amortized pursuant to the provisions of SFAS No. 87, Employers’ Accounting for Pensions. The Company estimates that the August 1, 2004 plan changes initially decreased 2005 pension expense by $1.4 million, offset by an increase in the Company’s defined contribution benefit plan expense of $1.8 million.

The assumed health care cost trend rate used in measuring the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2006, was 8% in 2006, gradually declining to 5% in the year 2009 and remaining at that level thereafter for medical benefits and 10% in 2006, gradually declining to 5% in the year 2011 and remaining at that level thereafter for prescription drug benefits. The assumed health care cost trend rate used in measuring the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2005, was 9% in 2005, gradually declining to 5% in the year 2010 and remaining at that level thereafter for medical benefits and 11% in 2005, gradually declining to 5% in the year 2011 and remaining at that level thereafter for prescription drug benefits.

A one–percentage point increase in the assumed health care cost trend rate for each year would increase the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2006, by $3.2 million and 2006 OPEB expense by $0.2 million. A one–percentage point decrease in the assumed health care cost trend rate for each year would decrease the Accumulated Benefit Obligation for the OPEB Plans at December 31, 2006, by $2.8 million and 2006 OPEB expense by approximately $0.2 million.

The OPEB Plans were unfunded at December 31, 2006 and 2005. Weighted-average asset allocations for the Pension Plans at December 31, 2006 and 2005, by asset category were:

ASSET CATEGORY	2006	2005
Cash and Short-term	11%	15%
U.S. Government and Government Agencies and Authorities	21	28
Corporate Bonds and Notes	15	18
Equity Securities	41	31
Other Assets	12	8

Total	100%	100%

The investment objective of the Pension Plans is to produce current income and long-term capital growth through a combination of equity and fixed income investments which, together with appropriate employer contributions and any required employee contributions, is adequate to provide for the payment of the Pension Plans’ benefit obligations. The assets of the Pension Plans may be invested in both fixed income and equity investments. Fixed income investments may include cash and short-term instruments, U.S. Government securities, corporate bonds, mortgages and other fixed income investments. Equity investments may include various types of stock, such as large cap, mid cap and small cap stocks and may also include investments in investment companies and Unitrin common stock (subject to Section 407 and other requirements of ERISA). The Pension Plans have not invested in Unitrin common stock.

The Pension Plans’ Trust Investment Committee periodically reviews the performance of the Pension Plans’ investments and asset allocation. The Pension Plans use several external investment managers, one of which is Fayez Sarofim & Co. (“FS&C”), to manage its equity investments. One of Unitrin’s directors, Mr. Fayez Sarofim, is Chairman of the Board, President and the majority shareholder of FS&C, a registered

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

investment advisory firm (see Note 21, “Related Parties,” to the Consolidated Financial Statements). Each manager is allowed to exercise investment discretion, subject to limitations, if any, established by the Pension Plans’ Trust Investment Committee. All other investment decisions are made by the Company, subject to general guidelines as set by the Pension Plans’ Trust Investment Committee.

The Company determines its Expected Long Term Rate of Return on Plan Assets based primarily on the Company’s expectations of future returns for the Pension Plans’ investments, based on target allocations of the Pension Plans’ investments. Additionally, the Company considers historical returns on comparable fixed income investments and equity investments and adjusts its estimate as deemed appropriate.

The components of Pension Expense for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Service Cost Benefits Earned During the Year	$14.1	$12.7	$12.9
Interest Cost on Projected Benefit Obligation	18.9	18.3	17.6
Expected Return on Plan Assets	(22.7)	(20.5)	(20.5)
Net Amortization and Deferral	1.8	(0.1)	(0.1)

Total Pension Expense	$12.1	$10.4	$9.9

The components of OPEB Expense for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Service Cost Benefits Earned During the Year	$0.1	$0.2	$0.2
Interest Cost on Accumulated Benefit Obligation	2.5	2.7	3.7
Net Amortization and Deferral	(1.9)	(1.8)	(0.9)

Total OPEB Expense	$0.7	$1.1	$3.0

OPEB Expense for the year ended December 31, 2005, decreased by $1.9 million, compared with the same period in 2004, due primarily to the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the amortization of the resultant actuarial gain. The actuarial assumptions used to develop the components of both Pension Expense and OPEB Expense for the years ended December 31, 2006, 2005 and 2004, were:

	2006	2005	2004
Discount Rate	5.50%	6.00%	6.25%
Rate of Increase in Future Compensation Levels	4.10	4.06	4.07
Expected Long Term Rate of Return on Plan Assets	7.00	7.00	7.00

The actuarial assumptions used to develop the components of both Pension Projected Benefit Obligation and OPEB Accumulated Benefit Obligation at December 31, 2006 and 2005, were:

	2006	2005
Discount Rate	5.75%	5.50%
Rate of Increase in Future Compensation Levels	4.10	4.06

NOTE 16. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS [CONTINUED]

The Company does not expect to be required to contribute to its Pension Plans in 2007, but could make a voluntary contribution pursuant to the maximum funding limits under ERISA. The Company expects to contribute $5.1 million to its OPEB Plans to fund benefit payments in 2007.

The following benefit payments (net of participant contributions), which reflect expected future service, as appropriate, are expected to be paid:

	YEARS ENDING DECEMBER 31,
DOLLARS IN MILLIONS	2007	2008	2009	2010	2011	2012–2016
Pension Benefits	$16.2	$16.8	$17.6	$18.4	$19.2	$115.6

OPEB Benefits:
Excluding Modernization Act Subsidy	$5.1	$5.0	$5.0	$4.8	$4.8	$22.0
Expected Modernization Act Subsidy	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(2.0)

OPEB Benefits	$4.7	$4.6	$4.6	$4.4	$4.4	$20.0

The Company also sponsors several defined contribution benefit plans covering most of its employees. The Company made contributions to those plans of $7.2 million, $6.9 million and $6.0 million in 2006, 2005 and 2004, respectively. Under these plans, the participants have several investment alternatives, including the Company’s stock and the Dreyfus Appreciation Fund. FS&C is a sub-investment advisor of the Dreyfus Appreciation Fund. One of Unitrin’s directors, Mr. Fayez Sarofim, is the Chairman of the Board, President and majority shareholder of FS&C (see Note 21, “Related Parties,” to the Consolidated Financial Statements). Participants invested $26.1 million, or 9.7%, of the total investments in the defined contribution benefit plans in the Company’s stock and $27.0 million, or 10.0%, of the total investments in the defined contribution benefit plans in the Dreyfus Appreciation Fund at December 31, 2006.

NOTE 17. BUSINESS SEGMENTS

The Company is engaged, through its subsidiaries, in the property and casualty insurance, life and health insurance and consumer finance businesses. The Company conducts its operations through six operating segments: Kemper Auto and Home, Unitrin Specialty, Unitrin Direct, Unitrin Business Insurance, Life and Health Insurance and Consumer Finance.

The Kemper Auto and Home segment provides preferred and standard risk personal automobile and homeowners insurance through independent agents.

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

The Unitrin Business Insurance segment provides commercial automobile, general liability, commercial fire, commercial multi-peril and workers’ compensation insurance. Its products are designed and priced for those businesses that have demonstrated favorable risk characteristics and loss histories and are sold by independent agents.

The Life and Health Insurance segment provides individual life, accident, health and hospitalization insurance. The Company’s Life and Health Insurance employee-agents also market property insurance products under common management.

The Consumer Finance segment makes consumer loans primarily for the purchase of pre-owned automobiles and offers certificates of deposits.

The Company’s premium and consumer finance revenues are derived in the United States. The accounting policies of the segments are the same as those described in Note 2, “Summary of Accounting Policies,” to the Consolidated Financial Statements. Capital expenditures for long-lived assets by operating segment are immaterial.

In 2004, the Company and Kemper Insurance Companies (“KIC”) agreed to settle and extinguish certain liabilities and obligations arising from the Company’s acquisition of certain businesses from KIC (the “KIC Settlement”). The Company recorded a consolidated charge of $14.9 million before tax, including a performance bonus of $18.4 million partially offset by certain service fee adjustments, in connection with the KIC Settlement. The performance bonus is included in Insurance

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Expenses and the service fee adjustments are included in Other Income in the Consolidated Statements of Income. For management reporting purposes, the Company does not allocate the performance bonus to the Kemper Auto and Home segment, and accordingly, such expense is included in Other Expense, Net. The net impact of the KIC Settlement included in the Kemper Auto and Home segment in 2004 was a gain of $3.5 million before tax. The Company also does not allocate insurance reserves from its 2002 acquisition of certain insurance companies from SCOR (see Note 6, “Property and Casualty Insurance Reserves,” to the Consolidated Financial Statements). It is also the Company’s management practice to allocate certain corporate expenses to its operating units. The Company considers the management of certain investments, including Northrop preferred and common stock, Baker Hughes common stock and Intermec common stock, to be a corporate responsibility. Accordingly, the Company does not allocate dividend income from these investments to its operating segments. The Company does not allocate Net Realized Investment Gains to its operating segments.

The Company changed how it allocated certain assets to its property and casualty insurance segments in 2006. Segment assets for 2005 have been restated to apply the new allocation. Segment Assets at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
SEGMENT ASSETS
Kemper Auto and Home	$1,442.1	$1,424.7
Unitrin Specialty	665.0	657.6
Unitrin Direct	238.5	320.2
Unitrin Business Insurance	753.6	703.1
Life and Health Insurance	3,831.9	3,824.0
Consumer Finance	1,366.4	1,271.6
Corporate and Other, Net	1,023.9	997.1

Total Assets	$9,321.4	$9,198.3

Amortization of Deferred Policy Acquisition Costs by Operating Segment for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Kemper Auto and Home	$165.4	$168.7	$155.7
Unitrin Specialty	60.9	66.6	72.8
Unitrin Direct	10.4	9.0	6.7
Unitrin Business Insurance	34.4	32.1	34.6
Life and Health Insurance	71.5	78.6	73.5

Total Amortization	$342.6	$355.0	$343.3

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Revenues for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
REVENUES
Kemper Auto and Home:
Earned Premiums	$944.6	$945.7	$945.8
Net Investment Income	49.1	48.1	39.6
Other Income	0.4	0.6	7.0

Total Kemper Auto and Home	994.1	994.4	992.4

Unitrin Specialty:
Earned Premiums	444.4	453.2	486.8
Net Investment Income	21.8	20.6	18.0

Total Unitrin Specialty	466.2	473.8	504.8

Unitrin Direct:
Earned Premiums	225.9	221.3	188.6
Net Investment Income	9.0	8.6	6.9
Other Income	0.4	0.2	—

Total Unitrin Direct	235.3	230.1	195.5

Unitrin Business Insurance:
Earned Premiums	188.2	190.6	196.0
Net Investment Income	28.2	28.2	25.7
Other Income	1.9	—	—

Total Unitrin Business Insurance	218.3	218.8	221.7

Life and Health Insurance:
Earned Premiums	675.6	667.5	668.0
Net Investment Income	178.3	157.1	150.0
Other Income	11.2	6.2	3.6

Total Life and Health Insurance	865.1	830.8	821.6

Consumer Finance	248.9	221.3	202.8

Total Segment Revenues	3,027.9	2,969.2	2,938.8

Unallocated Dividend Income	18.2	20.9	21.9
Net Realized Investment Gains	26.5	56.9	78.5
Other	2.9	1.1	1.6

Total Revenues	$3,075.5	$3,048.1	$3,040.8

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Segment Operating Profit for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
SEGMENT OPERATING PROFIT (LOSS)
Kemper Auto and Home	$132.1	$79.4	$76.5
Unitrin Specialty	38.6	42.7	44.8
Unitrin Direct	(10.1)	1.5	(5.1)
Unitrin Business Insurance	15.5	16.3	19.1
Life and Health Insurance	152.4	91.7	97.3
Consumer Finance	44.8	52.9	47.1

Total Segment Operating Profit	373.3	284.5	279.7
Unallocated Dividend Income	18.2	20.9	21.9
Net Realized Investment Gains	26.5	56.9	78.5
Other Expense, Net	(26.7)	(29.4)	(44.6)

Income before Income Taxes and Equity in Net Income of Investee	$391.3	$332.9	$335.5

Segment Net Income for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
SEGMENT NET INCOME (LOSS)
Kemper Auto and Home	$94.5	$60.0	$56.2
Unitrin Specialty	29.0	31.3	31.9
Unitrin Direct	(4.9)	2.6	(1.6)
Unitrin Business Insurance	15.1	15.6	17.5
Life and Health Insurance	99.5	60.0	63.0
Consumer Finance	26.1	30.8	27.4

Total Segment Net Income	259.3	200.3	194.4
Net Income (Loss) From:
Unallocated Dividend Income	16.0	18.4	19.3
Net Realized Investment Gains	17.2	37.0	51.0
Other Expense, Net	(18.6)	(5.5)	(28.1)

Income before Equity in Net Income of Investee	273.9	250.2	236.6
Equity in Net Income of Investee	9.2	5.3	3.6

Net Income	$283.1	$255.5	$240.2

NOTE 17. BUSINESS SEGMENTS [CONTINUED]

Earned Premiums by product line for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
EARNED PREMIUMS
Life	$400.7	$401.3	$401.7
Accident and Health	158.3	160.5	161.3
Property and Casualty:
Personal Lines:
Automobile	1,163.6	1,176.4	1,201.4
Homeowners	401.3	380.9	369.4
Other Personal	48.3	47.3	45.5

Total Personal Lines	1,613.2	1,604.6	1,616.3
Commercial Lines:
Automobile	176.9	183.9	176.6
Property and Liability	84.9	83.7	84.2
Workers’ Compensation	20.4	21.6	21.6
Commercial Reinsurance Program	24.3	22.7	23.5

Total Commercial Lines	306.5	311.9	305.9

Total Earned Premiums	$2,478.7	$2,478.3	$2,485.2

NOTE 18. CATASTROPHE REINSURANCE

Total catastrophe losses and LAE (including development), net of reinsurance recoveries, were $59.8 million, $94.5 million and $35.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. Catastrophes and storms are inherent risks of the property and casualty insurance business. These catastrophic events and natural disasters include hurricanes, tornadoes, earthquakes, hailstorms, wildfires, high winds and winter storms. Such events result in insured losses that are, and will continue to be, a material factor in the results of operations and financial position of the Company’s property and casualty insurance companies. Further, because the level of these insured losses occurring in any one year cannot be accurately predicted, these losses may contribute to material year-to-year fluctuations in the results of the operations and financial position of these companies. Specific types of catastrophic events are more likely to occur at certain times within the year than others. This factor adds an element of seasonality to property and casualty insurance claims. The Company has adopted the industry-wide catastrophe classifications of storms and other events promulgated by Insurance Services Office, Inc. (“ISO”) to track and report losses related to catastrophes. ISO classifies a disaster as a catastrophe when the event causes $25.0 million or more in direct losses to property and affects a significant number of policyholders and insurers. ISO-classified catastrophes are assigned a unique serial number recognized throughout the insurance industry. The segment discussions that follow utilize ISO’s definition of catastrophes.

The Company manages its exposure to catastrophes and other natural disasters through a combination of geographical diversification and reinsurance. The Company maintains three separate catastrophe reinsurance programs for its property and casualty insurance businesses. Coverage for each reinsurance program is provided in three layers. The annual program covering the Kemper Auto and Home segment provides, effective July 1, 2006, the following reinsurance coverage:

KEMPER AUTO AND HOME RANGE OF CATASTROPHE LOSSES AND LAE	PERCENTAGE REINSURED
Less than or equal to $40 million	0%
Greater than $40 million, but less than or equal to $70 million	65%
Greater than $70 million, but less than or equal to $150 million	88%
Greater than $150 million, but less than or equal to $250 million	80%

NOTE 18. CATASTROPHE REINSURANCE [CONTINUED]

Kemper Auto and Home’s current annual program is substantially different from its prior annual program, effective from July 1, 2005 to June 30, 2006, which provided reinsurance coverage of 100% of reinsured catastrophe losses of $160 million above retention of $20 million. The aggregate annual premium, excluding reinstatement premium, for Kemper Auto and Home’s current annual program is $19.5 million, compared to an annual cost of $11.1 million, excluding reinstatement premium, for its prior annual program.

The annual program covering the Company’s Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments provides, effective January 1, 2006, reinsurance coverage of 100% of reinsured catastrophe losses of $36 million above retention of $4 million. In 2005, the annual program covering these segments also provided reinsurance coverage of 100% of reinsured catastrophe losses of $36 million above retention of $4 million. The aggregate annual premium, excluding reinstatement premium, for the 2006 annual program covering these segments is $1.9 million, compared to an annual cost of $1.8 million, excluding reinstatement premium, for the 2005 annual program.

The annual program covering the property insurance operations of the Company’s Life and Health Insurance segment provides, effective January 1, 2006, reinsurance coverage of 100% of reinsured catastrophe losses of $90 million above retention of $10 million. In 2005, the annual program covering this segment provided reinsurance coverage of 100% of reinsured catastrophe losses of $52 million above retention of $8 million. The aggregate annual premium, excluding reinstatement premium, for the 2006 annual program covering this segment is $5.8 million, compared to an annual cost of $2.7 million, excluding reinstatement premium, for the 2005 annual program.

In addition, in the event that the Company’s incurred catastrophe losses and LAE covered by any of its three catastrophe reinsurance programs exceed the retention for that particular program, each of the programs requires one reinstatement of such coverage. In such an instance, the Company is required to pay a reinstatement premium to the reinsurers to reinstate the full amount of reinsurance available under such program. The reinstatement premium is a percentage of the original premium based on the ratio of the losses exceeding the Company’s retention to the reinsurers’ coverage limit. In addition to these programs, the Kemper Auto and Home segment and the Life and Health Insurance segment purchase reinsurance from the Florida Hurricane Catastrophe Fund (the “FHCF”) for hurricane losses in the state of Florida at retentions lower than those described above.

Catastrophe reinsurance premiums for the Company’s reinsurance programs and the FHCF reduced earned premiums for the years ended December 31, 2006, 2005 and 2004, by the following:

DOLLARS IN MILLIONS	2006	2005	2004
Kemper Auto and Home:
Ceded Reinsurance Premiums for Initial Catastrophe Coverage	$15.4	$10.8	$9.5
Ceded Reinsurance Premiums to Reinstate Catastrophe Coverage	0.3	3.1	—

Total Ceded Catastrophe Reinsurance Premiums	15.7	13.9	9.5

Unitrin Specialty:
Ceded Reinsurance Premiums for Initial Catastrophe Coverage	0.2	0.2	0.2
Ceded Reinsurance Premiums to Reinstate Catastrophe Coverage	—	—	—

Total Ceded Catastrophe Reinsurance Premiums	0.2	0.2	0.2

Unitrin Direct:
Ceded Reinsurance Premiums for Initial Catastrophe Coverage	0.5	0.4	0.4
Ceded Reinsurance Premiums to Reinstate Catastrophe Coverage	—	—	—

Total Ceded Catastrophe Reinsurance Premiums	0.5	0.4	0.4

Unitrin Business Insurance:
Ceded Reinsurance Premiums for Initial Catastrophe Coverage	1.2	1.2	1.4
Ceded Reinsurance Premiums to Reinstate Catastrophe Coverage	—	0.1	—

Total Ceded Catastrophe Reinsurance Premiums	1.2	1.3	1.4

Life and Health Insurance:
Ceded Reinsurance Premiums for Initial Catastrophe Coverage	5.9	2.8	2.8
Ceded Reinsurance Premiums to Reinstate Catastrophe Coverage	0.2	2.4	—

Total Ceded Catastrophe Reinsurance Premiums	6.1	5.2	2.8

Total Ceded Catastrophe Reinsurance Premiums	$23.7	$21.0	$14.3

NOTE 18. CATASTROPHE REINSURANCE [CONTINUED]

The Company was required to reinstate catastrophe reinsurance coverage in 2005 following Hurricanes Katrina and Rita (see discussion below). Reinsured losses from Hurricane Katrina were higher than initially anticipated in 2005. Accordingly, the Company was required to reinstate additional catastrophe reinsurance coverage and recorded additional reinstatement premiums in 2006.

Total catastrophe losses and LAE (including development), net of reinsurance recoveries, were $59.8 million, $94.5 million and $35.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Three major hurricanes that significantly impacted the Company (Katrina, Rita and Wilma) made landfall in the United States in 2005. A summary of the Company’s losses and LAE, net of reinsurance recoveries, from Hurricanes Katrina, Rita and Wilma initially recorded in the Company’s Consolidated Statement of Income for the year ended December 31, 2005, by business segment were:

DOLLARS IN MILLIONS	KATRINA	RITA	WILMA	TOTAL
Kemper Auto and Home	$20.2	$20.0	$2.7	$42.9
Unitrin Specialty	2.1	0.3	—	2.4
Unitrin Direct	0.1	—	2.1	2.2
Unitrin Business Insurance	1.9	3.7	—	5.6
Life and Health Insurance	8.4	8.0	1.1	17.5

Total Loss and LAE, Net of Reinsurance	$32.7	$32.0	$5.9	$70.6

The Company’s losses and LAE from Hurricane Katrina included $0.6 million of losses and LAE in Florida. These losses in Florida occurred too early to be aggregated with losses and LAE in the other Gulf states under the Company’s reinsurance programs. The Life and Health Insurance segment’s estimated losses and LAE from Hurricane Wilma for the year ended December 31, 2005, are net of recoveries of $2.6 million from the FHCF. The Kemper Auto and Home segment’s estimated losses and LAE from Hurricane Wilma for the year ended December 31, 2005, are net of recoveries of $1.5 million from the FHCF.

During 2006, the Company recognized adverse development of $5.0 million, net of reinsurance recoveries, due primarily to increases in the Company’s estimates of both direct losses and indirect residual market losses for these hurricanes. During the first quarter of 2006, the Company significantly increased its estimate of losses and LAE, before reinsurance recoveries, for Hurricane Katrina due primarily to an $11.5 million increase in the estimate of assessed indirect losses from the Mississippi Windstorm Underwriting Association residual market. In the second quarter of 2006, the Company increased its estimate of losses and LAE, before reinsurance recoveries, for Hurricane Katrina due primarily to a $3.9 million increase in the Company’s estimate of direct losses in its Life and Health Insurance segment. In addition, the Company significantly increased its estimate of losses and LAE, before reinsurance recoveries, in 2006 for Hurricane Rita due primarily to an increase in the estimate of direct losses in the Company’s Life and Health Insurance segment. The increase in the Company’s estimate of losses and LAE from Hurricane Rita was offset entirely by reinsurance recoveries and, accordingly, had no impact on the Company’s reported losses and LAE, net of reinsurance, or on net income for the year ended December 31, 2006.

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

NOTE 18. CATASTROPHE REINSURANCE [CONTINUED]

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

The Company currently estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Life and Health Insurance segment’s incurred losses and LAE, before reinsurance recoveries, exceeds the aggregate of its initial retention of $8 million and reinsurance coverage of $52 million by $4.4 million. The excess was recognized as adverse development for the year ended December 31, 2006. The process of estimating and establishing reserves for both direct losses and LAE and indirect residual market losses is inherently uncertain and the actual ultimate cost of losses and LAE, before reinsurance recoveries, may vary from the estimated amount reserved. Any further development of direct and indirect losses and LAE from Hurricane Katrina in the Life and Health Insurance segment would have an impact on net income.

The Company currently estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, its Life and Health Insurance subsidiaries, together with Capitol County Mutual Fire Insurance Company (“Capitol”) (see Note 19, “Other Reinsurance,” to the Consolidated Financial Statements), incurred losses and LAE of $52.3 million, before reinsurance recoveries, or $44.3 million of losses and LAE in excess of its retention of $8 million.

The Company currently estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, its Kemper Auto and Home segment incurred losses and LAE of $43.4 million, before reinsurance recoveries, or $23.4 million of losses and LAE in excess of its retention of $20 million.

The Company currently estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, its Kemper Auto and Home segment incurred losses and LAE of $19.4 million, or $0.6 million below its initial retention of $20 million.

The Company currently estimates that, as a result of Hurricane Katrina’s landfall in Louisiana, Mississippi and Alabama, the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments together incurred losses and LAE of $4.8 million, before reinsurance recoveries, or $0.8 million of losses and LAE in excess of their retention of $4 million.

The Company currently estimates that, as a result of Hurricane Rita’s landfall in Texas and Louisiana, the Unitrin Direct, Unitrin Specialty and Unitrin Business Insurance segments together incurred losses and LAE of $4.5 million, before reinsurance recoveries, or $0.5 million of losses and LAE in excess of their retention of $4 million.

During 2004, four hurricanes (Charley, Frances, Ivan and Jeanne) made landfall in several states along the Gulf Coast and the eastern United States. All four hurricanes made landfall in the state of Florida, the first time in over 100 years that four hurricanes have made landfall in the same state in the same hurricane season. A summary of the Company’s estimated catastrophe losses and LAE before tax from these hurricanes, net of estimated recoveries from the FHCF, in 2004, follows:

DOLLARS IN MILLIONS	CHARLEY	FRANCES	IVAN	JEANNE	TOTAL
Kemper Auto and Home	$3.0	$3.8	$4.1	$1.6	$12.5
Unitrin Specialty	—	—	—	—	—
Unitrin Direct	0.6	0.4	0.4	0.3	1.7
Unitrin Business Insurance	—	—	0.1	—	0.1
Life and Health Insurance	1.2	1.3	2.1	1.9	6.5

Total Loss and LAE, Net of Reinsurance	$4.8	$5.5	$6.7	$3.8	$20.8

The Life and Health Insurance segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $2.4 million from the FHCF. The Kemper Auto and Home segment’s estimated losses and LAE for the year ended December 31, 2004, are net of recoveries of $1.2 million from the FHCF.

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

Earned Premiums assumed and ceded on long-duration policies were not material for the years ended December 31, 2006, 2005 and 2004. Earned Premiums ceded on short-duration policies were not material for the years ended December 31, 2006, 2005 and 2004. Certain insurance subsidiaries assume business from other insurance companies and involuntary pools. Earned Premiums assumed on short-duration policies for the years ended December 31, 2006, 2005 and 2004, were:

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums Assumed From:
Kemper Insurance Companies	$0.1	$3.7	$100.4
Milwaukee Insurance Company	39.6	40.7	45.8
Capitol County Mutual Fire Insurance Company	56.2	54.8	50.9
Old Reliable Casualty Company	11.3	—	—
Other	2.8	8.6	11.9

Total Earned Premiums Assumed	$110.0	$107.8	$209.0

Beginning in July 2002, Unitrin’s subsidiary, Trinity, and KIC are parties to a quota share reinsurance agreement whereby Trinity reinsures 100% of certain personal lines business issued or renewed by KIC. The Company’s insurance subsidiaries began issuing this business using their own insurance policies in 2003.

Trinity and Milwaukee Insurance Company (“MIC”) are parties to a quota share reinsurance agreement whereby Trinity assumes 95% of the business written or assumed by MIC. MIC is owned by Mutual Insurers Holding Company (“MIHC”), which in turn is owned by MIC’s policyholders. Effective July 1, 2001, MIC and First Nonprofit Insurance Company (through its predecessor, First Nonprofit Mutual Insurance Company) (“FNP”) are parties to a quota share reinsurance agreement whereby MIC assumes 80% of the business written or assumed by FNP. Pursuant to an amendment to the MIC/FNP reinsurance agreement, which became effective January 15, 2003, FNP agrees to arrange for its parent company, First Nonprofit Mutual Holding Company (“FNMHC”), to nominate a simple majority to the FNMHC Board of Directors selected by MIC. On January 15, 2003, FNMHC elected five employees of the Company, as selected by MIC, to the FNMHC Board of Directors pursuant to the terms of the amendment. All such employees continued to serve as Directors of FNMHC until August 2006, when they resigned from the FNMHC Board of Directors. FNP is owned by FNMHC, which in turn is owned by FNP’s policyholders. Five employees of the Company also serve as directors of MIHC’s nine-member Board of Directors. Two employees of the Company also serve as directors of MIC, but together do not constitute a majority of MIC’s Board of Directors. The quota share agreements above can be terminated at any time by each of the parties to the respective agreements, subject to the notice requirements in such agreements.

Trinity and Capitol are parties to a quota share reinsurance agreement whereby, effective August 1, 2005, Trinity assumes 100% of the business written by Capitol. Prior to August 1, 2005, Trinity assumed 95% of the business written by Capitol. Capitol is a mutual insurance company and, accordingly, is owned by its policyholders. Five employees of the Company serve as directors of Capitol’s five member board of directors. Nine employees of the Company also serve as directors of Capitol’s wholly owned subsidiary’s, Old Reliable Casualty Company’s (“ORCC”), nine member board of directors. Trinity and ORCC are parties to a quota share reinsurance agreement whereby, effective January 1, 2006, Trinity assumes 100% of the business written by ORCC. Prior to January 1, 2006, Trinity did not assume business written by ORCC. Reliable, a wholly owned subsidiary of Unitrin, provides certain administrative services to Capitol and its subsidiary, ORCC. In addition, agents employed by Reliable are also appointed by Capitol and ORCC to sell property insurance products. Union National, a wholly owned subsidiary of Unitrin, also provides claims administration services to Capitol and ORCC. The Company also provides certain investment services to Capitol and ORCC.

NOTE 20. CONTINGENCIES

In the ordinary course of their businesses, the Company and its subsidiaries are involved in a number of legal proceedings, including lawsuits and regulatory examinations. Some of these proceedings include matters particular to the Company or one or more of its subsidiaries, while other matters pertain to business practices in the industries in which the Company or its subsidiaries operate. Many of these matters raise complicated issues and are subject to uncertainties and difficulties, including but not limited to: (i) the underlying facts of the matter; (ii) unsettled questions of law; (iii) issues unique to the jurisdiction where the matter is pending; (iv) damage claims, including claims for punitive damages, that are disproportionate to the actual economic loss incurred; and (v) the general legal and regulatory environment faced by large corporations generally and the insurance and banking sectors specifically. Additionally, some of the lawsuits seek class action status that, if granted, could expose the Company or its subsidiaries to potentially significant liability by virtue of the size of the putative classes. Accordingly, the outcomes of these matters are difficult to predict, and the amounts or ranges of potential loss at particular points in time are in most cases difficult or impossible to ascertain with any degree of certainty.

The Company believes that resolution of its pending legal proceedings will not have a material adverse effect on the Company’s financial position. However, given the unpredictability of the legal process, there can be no assurance that one or more of these matters will not produce a loss which could have a material adverse effect on the Company’s financial results for any given period.

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

Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2006, the Company’s subsidiaries and the Company’s Pension Plans had $208.2 million and $92.4 million, respectively, in assets with FS&C for investment management. During 2006, the Company’s subsidiaries and the Company’s Pension Plans paid $0.7 million in the aggregate to FS&C.

With respect to the Company’s 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified managed investment fund. FS&C provides investment management services to the Dreyfus Appreciation Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Dreyfus Appreciation Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Dreyfus Appreciation Fund’s average daily net assets. The Company does not compensate FS&C for services rendered to the Dreyfus Appreciation Fund. As of December 31, 2006, Company employees participating in the Company’s 401(k) Savings Plan had allocated $27.0 million for investment in the Dreyfus Appreciation Fund, representing 10% of the total amount invested in the Company’s 401(k) Savings Plan.

During 2005, the Company’s Life and Health Insurance segment paid $2.6 million to purchase the next generation of the segment’s handheld computers from Intermec.

The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

As described in Note 19, “Other Reinsurance,” to the Consolidated Financial Statements, the Company also has certain relationships with mutual insurance holding companies which are owned by the policy-holders of their insurance subsidiaries.

NOTE 22. QUARTERLY FINANCIAL INFORMATION

	THREE MONTHS ENDED (UNAUDITED)				YEAR ENDED
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	MARCH 31, 2006	JUNE 30, 2006	SEPT. 30, 2006	DEC. 31, 2006	DEC. 31, 2006
Revenues:
Earned Premiums	$613.8	$624.0	$622.0	$618.9	$2,478.7
Consumer Finance Revenues	58.4	61.6	64.3	64.6	248.9
Net Investment Income	74.9	76.4	77.8	76.0	305.1
Other Income	0.8	2.2	11.7	1.6	16.3
Net Realized Investment Gains	11.6	9.0	3.1	2.8	26.5

Total Revenues	759.5	773.2	778.9	763.9	3,075.5

Expenses:
Policyholders’ Benefits and Incurred
Losses and Loss Adjustment Expenses	413.4	409.2	385.4	409.5	1,617.5
Insurance Expenses	199.0	202.6	203.2	195.4	800.2
Consumer Finance Expenses	45.2	47.3	53.7	57.8	204.0
Interest and Other Expenses	15.9	15.8	15.5	15.3	62.5

Total Expenses	673.5	674.9	657.8	678.0	2,684.2

Income before Income Taxes and Equity in Net Income of Investee	86.0	98.3	121.1	85.9	391.3
Income Tax Expense	25.4	30.7	36.4	24.9	117.4

Income before Equity in Net Income of Investee	60.6	67.6	84.7	61.0	273.9
Equity in Net Income of Investee	5.4	1.8	1.4	0.6	9.2

Net Income	$66.0	$69.4	$86.1	$61.6	$283.1

Net Income Per Share	$0.96	$1.02	$1.27	$0.92	$4.17

Net Income Per Share Assuming Dilution	$0.96	$1.01	$1.27	$0.91	$4.15

Cash Dividends Paid to Shareholders (per share)	$0.44	$0.44	$0.44	$0.44	$1.76

Common Stock Market Prices:
High	$49.48	$50.01	$45.38	$51.45	$51.45
Low	44.09	42.21	39.33	42.78	39.33
Close	46.51	43.59	44.17	50.11	50.11

NOTE 22. QUARTERLY FINANCIAL INFORMATION [CONTINUED]

	THREE MONTHS ENDED (UNAUDITED)				YEAR ENDED
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	MARCH 31, 2005	JUNE 30, 2005	SEPT. 30, 2005	DEC. 31, 2005	DEC. 31, 2005
Revenues:
Earned Premiums	$615.2	$623.0	$620.6	$619.5	$2,478.3
Consumer Finance Revenues	52.3	54.2	56.7	58.1	221.3
Net Investment Income	72.0	69.3	67.8	73.0	282.1
Other Income	1.9	4.5	1.2	1.9	9.5
Net Realized Investment Gains	5.7	40.0	7.8	3.4	56.9

Total Revenues	747.1	791.0	754.1	755.9	3,048.1

Expenses:
Policyholders’ Benefits and Incurred
Losses and Loss Adjustment Expenses	399.3	413.0	465.8	387.2	1,665.3
Insurance Expenses	201.1	207.0	204.1	205.3	817.5
Consumer Finance Expenses	39.0	42.9	43.2	43.3	168.4
Interest and Other Expenses	14.6	15.7	16.4	17.3	64.0

Total Expenses	654.0	678.6	729.5	653.1	2,715.2

Income before Income Taxes and Equity in Net Income of Investee	93.1	112.4	24.6	102.8	332.9
Income Tax Expense	27.8	34.7	3.5	16.7	82.7

Income before Equity in Net Income of Investee	65.3	77.7	21.1	86.1	250.2
Equity in Net Income of Investee	2.6	0.5	1.6	0.6	5.3

Net Income	$67.9	$78.2	$22.7	$86.7	$255.5

Net Income Per Share(a)	$0.99	$1.13	$0.33	$1.26	$3.70

Net Income Per Share Assuming Dilution(a)	$0.98	$1.12	$0.32	$1.26	$3.67

Cash Dividends Paid to Shareholders (per share)	$0.425	$0.425	$0.425	$0.425	$1.70

Common Stock Market Prices:
High	$48.05	$50.72	$54.13	$48.00	$54.13
Low	40.80	43.84	45.33	43.72	40.80
Close	45.40	49.10	47.46	45.05	45.05

(a)	The cumulative sum of quarterly Net Income Per Share and Net Income Per Share Assuming Dilution amounts does not equal Total Net Income Per Share and Total Net Income Per Share Assuming Dilution for the year due to differences in weighted-average shares and equivalent shares outstanding for each of the periods presented.