Form 10-K, Exhibit 13
period 2006-12-31
UNITRIN INC
filed 2007-02-02
CIK 860748

Exhibit 13.2

SUMMARY OF RESULTS

Net Income was $283.1 million ($4.17 per common share) for the year ended December 31, 2006, compared to $255.5 million ($3.70 per common share) for the year ended December 31, 2005. Operating results in the Company’s business segments improved overall in 2006, compared to 2005. These results are discussed throughout this Management’s Discussion and Analysis of Results of Operations and Financial Condition. Results in 2005 include a benefit of approximately $14 million for Federal income tax adjustments related to tax years ended December 31, 2002 and 2001.

Earned Premiums were $2,478.7 million in 2006, compared to $2,478.3 million in 2005. Increased Earned Premiums in the Life and Health Insurance segment and the Unitrin Direct segment were offset by decreased Earned Premiums in the Unitrin Specialty segment, the Unitrin Business Insurance segment and the Kemper Auto and Home segment.

Consumer Finance Revenues increased by $27.6 million in 2006 due primarily to a higher level of loans outstanding, partially offset by lower interest rates.

Net Investment Income increased by $23.0 million in 2006 due to higher yields on investments and, to a lesser extent, higher levels of investments.

Other Income was $16.3 million in 2006, compared to $9.5 million in 2005. Other Income in both 2006 and 2005 resulted primarily from sales of office buildings used in the Company’s insurance operations.

Net Realized Investment Gains was $26.5 million in 2006, compared to $56.9 million in 2005. Net Realized Investment Gains in 2006 included pretax gains of $28.8 million from sales of equity securities, pretax losses of $2.8 million to write down certain securities and pretax gains of $0.9 million from sales of investment real estate. Net Realized Investment Gains in 2005 included pretax gains of $39.4 million from sales of investment real estate, pretax gains of $29.8 million from sales of equity securities and pretax losses of $10.3 million to write down certain securities. The Company cannot anticipate when or if similar investment gains and losses may occur in the future.

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

Valuation of Investments

Except for the Company’s investment in the common stock of Intermec, Inc. (“Intermec”), which is accounted for under the equity method of accounting, the Company’s investments in fixed maturities, preferred stocks and common stocks are classified as available for sale and are reported at fair value under GAAP. Fair values of these investments are estimated using quoted market prices where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services or broker dealers. To estimate the value of these investments, independent pricing services and broker dealers employ various models that take into consideration such factors, among others, as the credit rating of the issuer, duration of the security, yields on comparably rated publicly traded securities and risk-free yield curves. The actual value at which such securities could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

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

The classification of the investment may affect the Company’s reported results. For investments classified as trading, the Company is required to recognize changes in the fair values into income for the period reported. For investments in fixed maturities classified as held to maturity, the Company is required to carry the investment at amortized cost, with only the amortization occurring during the period recognized into income.

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Valuation of Investments [continued]

Changes in the fair value of investments classified as available for sale are not recognized to income during the period, but rather are recognized as a separate component of equity until realized. Investments accounted for under the equity method of accounting are valued at cost plus cumulative undistributed earnings and not at fair value. Had the Company reported all the changes in the fair values of its investments in fixed maturities, preferred stock and common stock, including its investment in Intermec, and other equity securities into income, the Company’s reported net income for the year ended December 31, 2006, would have decreased by $43.2 million.

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

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses

Property and casualty insurance reserves for losses and LAE are reported using the Company’s estimate of its ultimate liability for losses and LAE for claims that occurred prior to the end of any given accounting period but have not yet been paid. The Company had $1,432.6 million and $1,531.5 million of gross loss and LAE reserves at December 31, 2006 and 2005, respectively. Property and Casualty Insurance Reserves by business segment at December 31, 2006 and 2005, were:

DOLLARS IN MILLIONS	2006	2005
Kemper Auto and Home	$534.1	$553.6
Unitrin Specialty	293.4	295.8
Unitrin Direct	106.8	99.4
Unitrin Business Insurance	397.9	419.7
Life and Health Insurance	6.9	31.2
Unallocated Ceded Reserves	93.5	131.8

Total Property and Casualty Insurance Reserves	$1,432.6	$1,531.5

Certain reserves acquired in connection with a business acquisition from SCOR Reinsurance Company (“SCOR”) in 2002 (the “Unallocated Ceded Reserves”) are reinsured by an insurance subsidiary of SCOR (See Note 6, “Property and Casualty Insurance Reserves,” to the Consolidated Financial Statements). The Company does not allocate these reserves to its business segments.

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

The Company’s actuaries generally estimate reserves at least quarterly for most product lines and/or coverage levels using accident quarters or accident months spanning 10 or more years depending on the size of the product line and/or coverage level or emerging issues relating to them. The Company’s actuaries use a variety of generally accepted actuarial loss reserving estimation methodologies including, but not limited to, the following:

•	Incurred Loss Development Methodology;

•	Paid Loss Development Methodology;

•	Bornhuetter-Ferguson Incurred Loss Methodology;

•	Bornhuetter-Ferguson Paid Loss Methodology; and

•	Frequency and Severity Methodology.

            The Company’s actuaries generally review the results of at least four of these estimation methodologies, two based on paid data and two based on incurred data, to initially estimate loss and LAE reserves and to determine if a change in prior estimates is required. In some cases, the methodologies produce a cluster of estimates with a tight band of indicated possible outcomes. In other cases, however, the methodologies produce conflicting results and wider bands of indicated possible outcomes. However, such bands do not necessarily constitute a range of outcomes, nor does management or the Company’s actuaries calculate a range of outcomes.

At a minimum, the Company analyzes 45 product and/or coverage levels, for over 40 separate prior accident quarters for both losses and LAE using many of the loss reserving methodologies identified above.

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses [continued]

In all, there are over 10,000 combinations of accident quarters, coverage levels, and generally accepted actuarial estimation methodologies used to estimate the Company’s unpaid losses and LAE. In some cases, the Company’s actuaries make adjustments to these loss reserving methodologies or use additional generally accepted actuarial estimation methodologies to estimate ultimate losses and LAE.

For each accident quarter, the point estimate selected by the Company’s actuaries is not necessarily one of the points produced by any particular one of the methodologies utilized, but often is another point that takes into consideration each of the points produced by the several loss reserving methodologies used. In some cases, for a particular product, the current accident quarter may not have enough paid claims data to rely upon, leading the Company’s actuaries to conclude that the incurred loss development methodology provides a better estimate than the paid loss development methodology. Therefore, the Company’s actuaries may give more weight to the incurred loss methodology for that particular accident quarter. As an accident quarter ages for that same product, the actuary may gain more confidence in the paid loss methodology and begin to give more weight to the paid loss methodology. The Company’s actuaries’ quarterly selections are summed by product and/or coverage levels to create the actuarial indication of the ultimate losses. More often than not, the actuarial indication for a particular product line and accident quarter is most heavily weighted towards the incurred loss development methodology, particularly for short-tail lines such as personal automobile. Historically, the incurred loss development methodology has been more reliable in predicting ultimate losses for these lines, especially in the more recent accident quarters, when compared with the paid loss development methodology. In the event of a wide variation among results generated by the different projection methodologies, the Company’s actuaries further analyze the data using additional techniques.

In estimating reserves, the Company’s actuaries exercise professional judgment and must consider, and are influenced by, many variables that are difficult to quantify, such as:

•	Changes in the level of minimum case reserves, and the automatic aging of those minimum case reserves;

•	Changes to claims practices including, but not limited to, changes in the reporting and impact of large losses, adequacy of case reserves, implementation of new systems for handling claims, turnover of claims department staffs, timing and depth of the audit review of claims handling procedures;

•	Changes in underwriting practices;

•	Changes in the mix of business by class and policy limit within product line;

•	Growth in new lines of business;

•	Changes in the attachment points of the Company’s reinsurance programs;

•	Medical costs including, but not limited to, the ability to assess the extent of injuries and the impact of inflation;

•	Repair costs including, but not limited to, the impact of inflation and the availability of labor and materials;

•	Changes in the judicial environment including, but not limited to, the interpretation of policy provisions, the impact of jury awards and changes in case law; and

•	Changes in state regulatory requirements.

A change in any one or more of the foregoing factors is likely to result in a projected ultimate net claim loss and LAE that is different from the previously estimated reserve and/or previous frequency and severity trends. Such changes in estimates may be material.

For example, the Company’s actuaries review frequency (number of claims per policy or exposure), severity (dollars of loss per claim) and average premium (dollars of premium per exposure). Actual frequency and severity experienced will vary depending on changes in mix by class of insured risk. Similarly, the actual frequency and rate of recovery from reinsurance will vary depending on changes in the attachment point for reinsurance. In particular, in periods of high growth or expansion into new markets, there may be additional uncertainty in estimating the ultimate losses and LAE. The contributing factors of this potential risk are changes in the Company’s mix by policy limit and mix of business by state or jurisdiction.

Actuaries use historical experience and trends as predictors of how losses and LAE will emerge over time. However, historical experience may not necessarily be indicative of how actual losses and LAE will emerge. Changes in reserve adequacy, changes in minimum case reserves and changes in internal claims handling could impact the timing and recognition of incurred claims and produce an estimate that is either too high or too low if not adjusted for by the actuary. For example, if, due to changes in claims handling, actual claims are settled more rapidly than they were settled historically, the estimate produced by the paid loss development methodology would tend to be overstated if the actuary did not identify and adjust for the impact of the changes in claims handling. Similarly, if, due to changes in claims handling, actual claim reserves are set at levels higher than past experience, the estimate produced by the incurred loss development methodology would tend to be overstated if the actuary did not identify and adjust for the impact of the changes in claims handling.

The final step in the quarterly loss and LAE reserving process involves a comprehensive review of the actuarial indications by the Company’s senior actuary and senior management who apply their collective judgment and determine the appropriate estimated level of reserves to record. Numerous factors are considered in this determination process, including, but not limited to, the assessed reliability of key loss trends and assumptions that may be significantly influencing the current actuarial indications, changes in claim handling practices or other changes that affect the timing of payment or development patterns, the maturity of the accident year, pertinent trends observed over the recent past, the level of volatility within a particular line of business, the

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Property and Casualty Insurance Reserves for Losses and Loss Adjustment Expenses [continued]

improvement or deterioration of actuarial indications in the current period as compared to prior periods, and the amount of reserves related to third-party pools for which the Company does not have access to the underlying data and, accordingly, relies on calculations provided by such pools. Total recorded reserves have been consistently higher than the actuarial indication of reserves. Total recorded reserves for losses and LAE were 3.9%, 3.7% and 3.6% higher than the actuarial indication of reserves at December 31, 2006, 2005 and 2004, respectively. Total recorded reserves as a percentage of the actuarial indication of reserves increased in 2006 due primarily to the decrease in Unallocated Ceded Reserves and reserves for losses and LAE from Hurricanes Katrina, Rita and Wilma. The recorded reserves for the Unallocated Ceded Reserves and these hurricanes were equal to the actuarial indication.

The Company’s goal is to ensure its total reserves for property and casualty insurance losses and LAE are adequate to cover all costs, while sustaining minimal variation from the time reserves for losses and LAE are initially estimated until losses and LAE are fully developed. Changes in the Company’s estimates of these losses and LAE over time, also referred to as “development,” will occur and may be material. Favorable development is recognized when the Company decreases its estimate of previously reported losses and LAE and results in an increase in net income in the period recognized, whereas adverse development is recognized when the Company increases its estimate of previously reported losses and LAE and results in a decrease in net income. The Company recognized favorable development of $91.6 million, $92.1 million and $39.0 million before tax for the years ended December 31, 2006, 2005 and 2004, respectively.

Development by the Company’s business segments for the years ended December 31, 2006, 2005 and 2004, was:

	FAVORABLE (ADVERSE) DEVELOPMENT
DOLLARS IN MILLIONS	2006	2005	2004
Kemper Auto and Home	$68.2	$65.4	$28.7
Unitrin Specialty	8.9	8.8	1.4
Unitrin Direct	(4.5)	4.7	2.1
Unitrin Business Insurance	25.8	14.5	6.6
Life and Health Insurance	(6.8)	(1.3)	0.2

Total Favorable Development, Net	$91.6	$92.1	$39.0

Development in the Company’s Kemper Auto and Home segment and Unitrin Business Insurance segment together comprised a substantial portion of the Company’s favorable development in 2006 and 2005. Additional information regarding this development follows.

Kemper Auto and Home Development

In June of 2002, the Company acquired the personal lines property and casualty insurance business of the Kemper Insurance Companies (“KIC”) in a renewal rights transaction. Pursuant to the agreements among the parties, KIC retained all liabilities for policies issued by KIC prior to the closing, while the Company is entitled to premiums written for substantially all personal lines property and casualty insurance policies issued or renewed after the closing and is liable for losses and LAE incurred thereon. Accordingly, the results for the Kemper Auto and Home segment for 2003 and 2002, including, but not limited to, the earned premiums and losses and LAE, are not necessarily indicative of a full year on a going-forward-basis. The Kemper Auto and Home segment did not complete a full calendar year underwriting cycle after the acquisition date until 2004. Accordingly, the Company’s results for 2002 and 2003 did not represent 100% of the acquired business. For example, for the 2002 calendar year, the Company’s share of earned premiums for the KIC personal lines business was approximately 20% of the entire KIC personal lines business. For the 2003 calendar year, the Company’s share of earned premiums was approximately 90% of the entire KIC personal lines business.

The Company’s actuaries use various generally accepted actuarial incurred and paid loss development methodologies to estimate unpaid losses and LAE. The key assumption in these estimation methodologies is that patterns observed in prior periods are indicative of how losses and LAE are expected to develop in the future and that such historical data can be used to predict and estimate ultimate losses and LAE. Initially, the Company’s actuaries had to rely solely on the historical data of KIC (the “KIC Data”) to predict how losses for business written by the Company after the acquisition would develop. As Kemper Auto and Home continued to renew policies, the paid loss and incurred loss data related to the Company’s share of the entire KIC personal lines business gradually increased. Immediately after the acquisition, the Company began accumulating incurred and paid loss and LAE data for its share of the KIC personal lines business (the “Unitrin Data”). In 2003 and throughout 2004, the Company’s actuaries began to review the Unitrin Data and began comparing development factors for it with the development factors for the KIC Data. These initial reviews indicated that the Unitrin Data was producing lower development factors than the factors produced by the KIC Data. However, the amount of Unitrin Data available for analysis was still limited, and the Company’s actuaries could not be confident that the observed changes in development were anything but random fluctuations and, therefore, placed less weight on the most recent development patterns.

Since the acquisition, the Company’s actuaries have gained increasing confidence that the development patterns from the Unitrin Data were

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Kemper Auto and Home Development [continued]

not only different from the KIC Data, but that these patterns were also sustainable. As the Company’s actuaries gave more weight, and continued to give more weight each quarter, to the improved development patterns from the Unitrin Data in the selection of their incremental development factors throughout 2004 and 2005 and into 2006, Kemper Auto and Home has recognized favorable development each quarter as appropriate.

The lower development factors for the Unitrin Data primarily resulted from improvements in the claim handling procedures on this book of business. In 2002, Kemper Auto and Home began to place special emphasis on reporting claims directly to the Company. Prior to that time, a policyholder’s agent usually was the primary contact to report a claim. In July of 2002, approximately one-third of all claims were reported directly to Kemper Auto and Home compared to approximately two-thirds at the end of both 2005 and 2006. Direct reporting of losses has enabled the Company not only to reduce claim cycle times, but also to better respond to and control loss costs. Kemper Auto and Home has also focused on reducing the number of days from when a loss is reported until the related claim is closed, while also controlling the overall loss and LAE costs. Specifically, Kemper Auto and Home has implemented several claims handling loss mitigation programs, including:

•	Increased its utilization of alternative dispute resolution processes, such as mediation and arbitration, to facilitate settlements and reduce defense and legal costs;

•	Increased its in-house legal expertise to better manage the litigation processes and expenses, including managing the external lawyers with whom Kemper Auto and Home contracts to defend claims; and,

•	Increased its emphasis on attempting to settle third-party claims earlier in the claims process in an effort to reduce the ultimate claim and LAE payouts.

In 2005, the personal lines claims function of the Company’s former Multi Lines Insurance (“MLI”) segment was combined into the Kemper Auto and Home segment’s claims function. In September 2005, Kemper Auto and Home converted all open MLI personal lines claims (the “MLI Data”) to its claims system and began including new claims from the MLI business in its claim system. These changes are likely to impact the development patterns for both the MLI Data and the Unitrin Data.

Although the Company’s actuaries were aware of, and gave consideration to, the changes in the Company’s claims handling processes, including the merging of the Kemper and MLI claims functions, it takes several years to ascertain whether such changes in claims handling will ultimately result in lower ultimate paid losses and LAE. Accordingly, the effects of the improvements and the changes in the claims handling processes have emerged and have been recognized over several quarterly periods as the Company’s actuaries have become more convinced that lower losses and LAE have in fact been realized. However, the Company cannot make any assurances that all such improvements and effects have fully emerged or will continue to emerge.

Unitrin Business Insurance Development

The Company attributes favorable development in its Unitrin Business Insurance segment primarily to changes in its claims handling processes and the re-underwriting of its underlying book of business over the past few years. In addition, favorable development for the year ended December 31, 2006 includes development of $2.2 million related to the favorable settlement of three specific claims.

Unitrin Business Insurance improved its claims handling by placing increased emphasis on earlier identification of the full value of a claim, especially case reserves for larger claims. As part of this effort, a large loss unit was created in its home office to handle all significant claims. In addition, Unitrin Business Insurance initiated several claims handling cost cutting measures, such as using third-party analytic software for legal expense and bodily injury review, outsourcing workers’ compensation bill review, utilizing preferred vendors for damage repair and pursuing subrogation more aggressively. The combined effects of these claims handling initiatives were case reserves in the earlier evaluation periods that more closely matched the ultimate payments.

Unitrin Business Insurance began aggressively re-underwriting its book of business in 2002 and substantially completed its re-underwriting activities in the first quarter of 2004. Emphasis was placed on removing highly volatile, unprofitable, and undesirable risks from Unitrin Business Insurance’s book of business, which resulted in a significant reduction in the number of policies in force. Improvements in the quality of the book reduced the number and severity of claims in more recent quarters, resulting in better-than-expected development of loss and LAE reserves.

Although the Company’s actuaries were aware of, and gave consideration to, the changes in the Company’s claims handling processes and the re-underwriting in estimating unpaid losses and LAE for Unitrin Business Insurance, it takes several years to ascertain whether such changes in claims handling and re-underwriting will ultimately result in lower ultimate paid losses and LAE. Accordingly, the improvements have emerged and have been recognized over several quarterly periods as the Company’s actuaries have become more convinced that lower losses and LAE have in fact been realized. Due to the long-tail nature of some of Unitrin Business Insurance’s liabilities, it may take 10 or more years to fully determine the impact of these actions. Accordingly, the Company cannot make any assurances that all such improvements have fully emerged or will continue to emerge.

Estimated Variability of Property and Casualty Insurance Reserves

The Company believes that its historical loss and LAE reserve development recognized to income illustrates the potential variability of the Company’s estimate of Property and Casualty Insurance Reserves. Based on development recorded in the Company’s financial statements

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Estimated Variability of Property and Casualty Insurance Reserves [continued]

through the application of its reserving methodologies over the past five years, the Company estimates that its Property and Casualty Insurance Reserves could vary from the amounts carried on the balance sheet as follows:

DOLLARS IN MILLIONS	DEC. 31, 2006	ESTIMATED VARIABILITY
Personal Lines	$799.7	±14%
Commercial Lines	539.4	±20%
Unallocated Ceded Reserves	93.5	NA

Total Property and Casualty Insurance Reserves	$1,432.6	±15%

The estimated variability shown above does not constitute a statistical range of actuarially determined probable outcomes, nor does it constitute a range of all possible outcomes. Rather, it is based solely on the Company’s historical experience over the last five full years, which may not necessarily be indicative of future variability due to a number of factors including, but not limited to, changes in claims handling, underwriting, mix of business by class and policy limit, growth in new lines of business or geographical areas, and the legal environment. The impact of changes in these factors is difficult to quantify and predict. Accordingly, the Company’s actuaries must exercise considerable professional judgment in making their actuarial indications in light of these factors. Reserves in the Company’s Kemper Auto and Home and Unitrin Business Insurance segments together account for nearly two-thirds of the Company’s reserves for property and casualty insurance losses and LAE. Accordingly, the indicated estimated variability is more likely to result from changes in these businesses.

In particular, the Company’s personal lines variability could differ due to the limited history available to the Company related to the Kemper Auto and Home segment and the Unitrin Direct segment. As more fully discussed earlier, the Company’s actuaries have observed improving loss development factors for the Unitrin Data compared with the KIC Data. While over time the Company’s actuaries have been placing more and more confidence in the Unitrin Data, they are still influenced by the KIC Data. If these favorable development patterns continue to emerge favorably compared to the KIC Data, the Company believes that it is reasonable that favorable development could continue to emerge and could be material. If on the other hand, the effects of the changes in claims handling are temporary or do not emerge or even reverse in later development periods, the Company believes that it is reasonable that adverse development could emerge and could be material. Accordingly, until the Unitrin Data is fully developed, the Company’s actuaries cannot be certain that the favorable development trends that appear to be resulting from changes in claims handling will continue in subsequent reporting periods or whether such trends could reverse.

Although development will emerge in all of Unitrin’s personal lines’ product lines, development in Kemper Auto and Home’s personal automobile insurance product line could have the most significant impact. To further illustrate the sensitivity of Kemper Auto and Home’s reserves for automobile insurance losses and LAE to changes in the cumulative development factors, the Company’s actuaries estimated the impact of decreases in the cumulative development factors used in the incurred loss development methodology. For the newest quarterly evaluation period, the Company assumed an average decrease of 10.3% in the cumulative development factor, gradually declining to an average decrease of 2.8% over the next 8 older evaluation quarters, gradually declining to 0.3% over the next 15 older evaluation quarters and then gradually declining to 0% thereafter. Assuming that Kemper Auto and Home’s automobile insurance loss and LAE reserves were based solely on the incurred loss development methodology and such assumed decreases in the cumulative development factors, the Company estimates that Kemper Auto and Home’s automobile insurance loss and LAE reserves would have decreased by $64.1 million at December 31, 2006 for all accident years combined.

To further illustrate the sensitivity of Kemper Auto and Home’s reserves for automobile insurance losses and LAE to changes in the cumulative development factors, the Company’s actuaries also estimated the impact of increases in the cumulative development factors used in the incurred loss development methodology. For the newest quarterly evaluation period, the Company assumed an average increase of 10.3% in the cumulative development factor, gradually declining to an average increase of 2.8% over the next 8 older evaluation quarters, gradually declining to 0.3% over the next 15 older evaluation quarters and then gradually declining to 0% thereafter. Assuming that Kemper Auto and Home’s automobile insurance loss and LAE reserves were based solely on the incurred loss development methodology and such assumed increases in the cumulative development factors, the Company estimates that Kemper Auto and Home’s automobile insurance loss and LAE reserves would have increased by $64.1 million at December 31, 2006 for all accident years combined.

The Company’s commercial lines include certain long-tail liabilities, which are more difficult to predict. Accordingly, the Company believes that estimated variability for its commercial lines could be greater than for its personal lines. The Company’s Unitrin Business Insurance segment has made certain changes in its claims handling processes and re-underwrote its underlying book of business over the past several

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Estimated Variability of Property and Casualty Insurance Reserves [continued]

years. The Company has recognized favorable development in its Unitrin Business Insurance segment over the past three years due primarily to the effects of these changes. If favorable development patterns continue to emerge as a result of these changes, the Company believes that it is reasonable that additional favorable development could continue to emerge in future periods and could be material. If on the other hand, the effects of these changes are temporary or even reverse in later development periods, the Company believes that it is reasonable that unfavorable development could emerge in future periods and could be material. Due to the long-tail nature of some of Unitrin Business Insurance’s liabilities, it may take 10 or more years to fully determine the impact of these actions.

Although development will emerge in all of Unitrin’s commercial product lines, development in Unitrin Business Insurance’s product lines, in particular its commercial property and liability and workers’ compensation product lines, could have the most significant impact. To further illustrate the sensitivity of the Company’s reserves for losses and LAE to changes in the cumulative development factors for these product lines, the Company’s actuaries estimated the impact of decreases in the cumulative development factors used in the incurred loss development methodology. For the newest quarterly evaluation period, the Company assumed an average decrease of 23.4% in the cumulative development factor, gradually declining to an average decrease of 6.9% over the next 25 older evaluation quarters, gradually declining to an average decrease of 1.5% over the next 25 older evaluation quarters and then gradually declining to 0% thereafter for commercial property and liability insurance, excluding certain construction defect and asbestos losses and LAE; and an average decrease of 33.1% in the cumulative development factor, gradually declining to an average decrease of 2.4% over the next 30 older evaluation quarters, gradually declining to an average decrease of 0.6% over the next 35 older evaluation quarters and then gradually declining to 0% thereafter for workers’ compensation. Assuming that Unitrin Business Insurance’s loss and LAE reserves were based solely on the incurred loss development methodology and such assumed decreases in the cumulative development factors, the Company estimates that Unitrin Business Insurance’s loss and LAE reserves would have decreased by $54.1 million at December 31, 2006 for these product lines and accident years combined.

To further illustrate the sensitivity of these product lines’ reserves for losses and LAE to changes in the cumulative development factors, the Company’s actuaries also estimated the impact of increases in the cumulative development factors used in the incurred loss development methodology. For the newest quarterly evaluation period, the Company assumed an average increase of 23.4% in the cumulative development factor, gradually declining to an average increase 6.9% over the next 25 older evaluation quarters, gradually declining to an average increase of 1.5% over the next 25 older evaluation quarters and then gradually declining to 0% thereafter for commercial property and liability insurance, excluding certain construction defect and asbestos losses and LAE; and an average increase of 33.1% in the cumulative development factor, gradually declining to an average increase of 2.4% over the next 30 older evaluation quarters, gradually declining to an average increase of 0.6% over the next 35 older evaluation quarters and then gradually declining to 0% thereafter for workers’ compensation. Assuming that Unitrin Business Insurance’s loss and LAE reserves were based solely on the incurred loss development methodology and such assumed increases in the cumulative development factors, the Company estimates that Unitrin Business Insurance’s loss and LAE reserves would have increased by $54.1 million at December 31, 2006 for these product lines and accident years combined.

In addition to the factors described above, other factors may also impact loss reserve development in future periods. These factors include governmental actions, including court decisions interpreting existing laws, regulations or policy provisions, developments related to insurance policy claims and coverage issues, adverse or favorable outcomes in pending claims litigation, the number and severity of insurance claims, the impact of inflation on insurance claims and the impact of residual market assessments. Although the Company’s actuaries do not make specific numerical assumptions about these factors, changes in these factors from past patterns will impact historical loss development factors and in turn future loss reserve development. Significant positive changes in one or more factors will lead to positive future loss reserve development, which could result in the actual loss developing closer to, or even below, the lower end of the Company’s estimated reserve variability. Significant negative changes in one or more factors will lead to negative loss reserve development, which could result in the actual loss developing closer to, or even above, the higher end of the Company’s estimated reserve variability. Accordingly, due to these factors and the other factors enumerated throughout this Management’s Discussion and Analysis of Operations and Financial Condition and the inherent limitations of the loss reserving methodologies, the estimated and illustrated reserve variability may not necessarily be indicative of the Company’s future reserve variability, which possibly could ultimately be greater than the estimated and illustrated variability. In addition, as previously noted, development will emerge in all of Unitrin’s product lines over time. Accordingly, the Company’s future reserve variability possibly could ultimately be greater than the illustrated variability.

Unallocated Ceded Reserves are reinsured by an insurance subsidiary of SCOR (see Note 6, “Property and Casualty Insurance Reserves,” to the Consolidated Financial Statements). The Company does not anticipate that any variability of these reserves will have a financial impact on the Company’s reported results of operations or liquidity and, accordingly, has not estimated any potential variability to these reserves. The Company does not allocate these reserves to its business segments.

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Estimated Variability of Property and Casualty Insurance Reserves [continued]

The Unitrin Business Insurance segment has exposure to construction defect losses through general liability and commercial multiperil coverages it provided to contractors. Construction defect claims arise from allegedly defective work performed in the construction of buildings and the alleged resulting loss of economic value of those structures. The majority of the Unitrin Business Insurance segment’s construction defect losses is concentrated in a limited number of western states, including California, and was primarily written by the Company’s Valley Insurance Company and Valley Property & Casualty Insurance Company subsidiaries (the “Valley Companies”). The Company acquired the Valley Companies in 1999, at which time the Valley Companies substantially limited their exposure to contractors on a going-forward basis in the western United States. As a result, the Company is tracking construction defect activity throughout the United States to forecast any emerging trends. There can be no assurance that such a trend will not emerge in non-western states in which the Company may have significant general liability insurance risks. The process of estimating reserves for these claims is particularly difficult due to the potentially long period of time between the loss date and the date the loss is actually reported, changes in the regulatory and legal environment and involvement of multiple plaintiffs, defendants and insurers.

Loss and LAE reserves for the Valley Companies’ construction defect losses were $28.1 million and $32.4 million at December 31, 2006 and 2005, respectively. Claim activity for the Valley Companies’ construction defect claims in the western United States for the years ended December 31, 2006, 2005 and 2004, were:

	2006	2005	2004
Number of Claims:
Pending at Beginning of Year	470	647	642
Reported During the Year	248	338	299
Closed During the Year	(328)	(515)	(294)

Pending at End of Year	390	470	647

Cumulative Amount Paid for Claims Closed During the Year (in millions)	$8.6	$9.9	$8.1

Average Cumulative Amount Paid per Claim Closed During the Year (in thousands)	$26.2	$19.1	$27.6

The Company considers a claim to be closed when the Company has satisfied its obligation to the claimant. The “Cumulative Amount Paid for Claims Closed During the Year” and the “Average Cumulative Amount Paid per Claim Closed During the Year” for the year ended December 31, 2004, includes subrogation and reinsurance recoveries of $1.5 million, received in 2005.

The Company’s commercial lines business is focused on the small commercial market. The Company has typically not written policies insuring large manufacturers. Accordingly, the Company’s exposure to asbestos and environmental losses is limited. Total asbestos and environmental reserves in the Unitrin Business Insurance segment were $18 million and $19 million at December 31, 2006 and 2005, respectively.

Additional information pertaining to the estimation of and development of the Company’s Property and Casualty Insurance Reserves for Losses and LAE is contained in Item 1 of Part I of the Company’s 2006 Annual Report on Form 10-K under the heading “Property and Casualty Loss and Loss Adjustment Expense Reserves.”

Reserve for Loan Losses

The Reserve for Loan Losses is estimated using the Company’s estimate of ultimate charge-offs and recoveries of loans based on past experience adjusted for current economic conditions. Such charge-offs and recoveries emerge over a period of years. Accordingly, the Company’s actual ultimate net charge-off could differ from the Company’s estimate due to a variety of factors including, but not limited to, future economic conditions, the timing of charge-offs and recoveries, the value of collateral and changes in the overall credit quality of the loan portfolio. Actual net charge-off patterns may also differ materially from historical net charge-off patterns if there is a change in collection practices, the mix of loans or the credit quality of borrowers. For example, net charge-off patterns may differ in the Consumer Finance segment’s expansion states from the Company’s historical experience. A 100–basis point increase in the Company’s estimated ultimate rate of net charge-off would increase the Company’s Reserve for Loan Losses at December 31, 2006, by $24.8 million.

Goodwill Recoverability

The process of determining whether or not an asset, such as Goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of Goodwill, the Company performs a discounted cash flow analysis of the Company’s reporting units. The discounted cash value may be

CRITICAL ACCOUNTING ESTIMATES [CONTINUED]

Goodwill Recoverability [continued]

different from the fair value that would result from an actual transaction between a willing buyer and a willing seller. Such analyses are particularly sensitive to changes in discount rates and investment rates. Changes to these rates might result in material changes in the valuation and determination of the recoverability of Goodwill. For example, an increase in the interest rate used to discount cash flows will decrease the discounted cash value. There is likely to be a similar, but not necessarily as large as, increase in the investment rate used to project the cash flows resulting from investment income earned on the Company’s investments. Accordingly, an increase in the investment rate would increase the discounted cash value.

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

A change in any one or more of these assumptions is likely to result in an ultimate liability different from the original actuarial estimate. Such changes in estimates may be material. For example, a one–percentage point decrease in the Company’s estimated discount rate would increase the pension obligation and the postretirement medical benefit obligation at December 31, 2006, by $54.7 million and $3.1 million, respectively, while a one–percentage point increase in the rate would decrease the pension obligation and the postretirement medical benefit obligation at December 31, 2006, by $43.9 million and $2.5 million, respectively. A one–percentage point increase in the Company’s estimated health care cost trend rate for each year would increase the postretirement medical benefit obligation at December 31, 2006, by $3.2 million. A one–percentage point decrease in the Company’s estimated health care cost trend rate for each year would decrease the postretirement medical benefit obligation at December 31, 2006, by $2.8 million. A one–percentage point decrease in the Company’s estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2006, by $3.2 million, while a one–percentage point increase in the rate would decrease pension expense by $3.2 million for the same period.

CATASTROPHES

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

CATASTROPHES [CONTINUED]

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

CATASTROPHES [CONTINUED]

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

CATASTROPHES [CONTINUED]

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

CATASTROPHES [CONTINUED]

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

KEMPER AUTO AND HOME

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums:
Automobile	$611.6	$623.2	$636.2
Homeowners	284.7	275.2	264.4
Other Personal	48.3	47.3	45.2

Total Earned Premiums	944.6	945.7	945.8
Net Investment Income	49.1	48.1	39.6
Other Income	0.4	0.6	7.0

Total Revenues	994.1	994.4	992.4

Incurred Losses and LAE	586.2	625.9	639.0
Insurance Expenses	275.8	289.1	276.9

Operating Profit	132.1	79.4	76.5
Income Tax Expense	37.6	19.4	20.3

Net Income	$94.5	$60.0	$56.2

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	57.4%	59.5%	65.0%
Incurred Catastrophe Loss and LAE Ratio	4.7	6.7	2.6

Total Incurred Loss and LAE Ratio	62.1	66.2	67.6
Incurred Expense Ratio	29.2	30.6	29.3

Combined Ratio	91.3%	96.8%	96.9%

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Insurance Reserves:
Personal Automobile	$399.9	$414.9
Homeowners	106.6	111.3
Other	27.6	27.4

Insurance Reserves	$534.1	$553.6

KEMPER AUTO AND HOME [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Loss Reserves:
Case	$238.6	$220.3
Incurred but Not Reported	200.8	230.1

Total Loss Reserves	439.4	450.4
LAE Reserves	94.7	103.2

Total Insurance Reserves	$534.1	$553.6

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophes)	$67.3	$62.6
Favorable Catastrophe Loss and LAE Reserve Development, Net	0.9	2.8

Total Favorable Loss and LAE Reserve Development, Net	$68.2	$65.4

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	12.3%	13.0%

2006 Compared with 2005

Earned Premiums in the Kemper Auto and Home segment decreased by $1.1 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower volume of insurance, partially offset by higher insurance premium rates. The cost of catastrophe reinsurance coverage, which reduced total earned premiums, was $15.7 million for the year ended December 31, 2006, including an additional charge of $0.3 million to reinstate reinsurance coverage due primarily to higher reinsured losses from Hurricane Katrina than previously anticipated. The cost of catastrophe reinsurance coverage was $13.9 million for the year ended December 31, 2005, which included a charge of $3.1 million to reinstate reinsurance coverage following Hurricanes Katrina and Rita (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”). Excluding the effects of the charges to reinstate reinsurance coverage, the cost of catastrophe reinsurance increased for the year ended December 31, 2006, compared to the same period in 2005, due primarily to the higher cost of the new catastrophe reinsurance program which became effective on July 1, 2006. Automobile insurance earned premiums decreased by $11.6 million due primarily to lower volume, partially offset by higher insurance premium rates. Earned premiums on homeowners insurance increased by $9.5 million due primarily to higher insurance premium rates. Other personal insurance earned premiums increased by $1.0 million due primarily to higher insurance premium rates, partially offset by lower volume. Net Investment Income increased by $1.0 million due primarily to higher yields on investments.

Operating Profit in the Kemper Auto and Home segment increased by $52.7 million for the year ended December 31, 2006, compared to the same period in 2005. Operating Profit increased due primarily to lower non-catastrophe incurred losses and LAE, lower catastrophe losses and LAE, net of reinsurance recoveries, and lower insurance expenses. Loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period) had a favorable effect of $68.2 million for the year ended December 31, 2006, compared to a favorable effect of $65.4 million in 2005. Favorable loss and LAE reserve development on automobile insurance was $49.1 million for the year ended December 31, 2006, compared to $43.7 million in 2005. Favorable loss and LAE reserve development on homeowners insurance was $14.7 million for the year ended December 31, 2006, compared to $19.0 million in 2005. Favorable loss and LAE reserve development on other personal insurance was $4.4 million for the year ended December 31, 2006, compared to $2.7 million in 2005. Non-catastrophe losses and LAE as a percentage of earned premiums decreased in part due to the effect of placing greater weight on the emerging loss development trends in the current accident year actuarial indications (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Critical Accounting Estimates”). Catastrophe losses and LAE (including development), net of reinsurance recoveries, were $44.2 million for the year ended December 31, 2006, compared to $63.1 million in 2005. Catastrophe losses and LAE, net of reinsurance recoveries, in 2005 included losses and LAE from Hurricanes Katrina and Rita (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”).

Insurance Expenses decreased by $13.3 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower restructuring expenses. Restructuring expenses were insignificant in 2006, compared to $6.4 million for the year ended December 31, 2005.

Net Income in the Kemper Auto and Home segment increased by $34.5 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to the changes in Operating Profit. The Kemper Auto and Home segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt

KEMPER AUTO AND HOME [CONTINUED]

2006 Compared with 2005 [continued]

investment income and dividends received deductions. Tax-exempt investment income and dividends received deductions were $25.6 million for the year ended December 31, 2006, compared to $24.1 million for the same period in 2005.

2005 Compared with 2004

Earned Premiums in the Kemper Auto and Home segment decreased by $0.1 million for the year ended December 31, 2005, compared to the same period in 2004. Automobile insurance earned premiums decreased by $13.0 million due primarily to lower volume of insurance from assigned risk and involuntary market pools, which decreased by $9.0 million. Automobile insurance earned premiums in 2004 also included income of $2.4 million due to a decrease in the Kemper Auto and Home segment’s estimate of its North Carolina premium rate rollback. Homeowners insurance earned premiums increased by $10.8 million due to higher premium rates and higher volume, partially offset by higher catastrophe reinsurance premiums. Catastrophe reinsurance premiums reduced total earned premiums in the Kemper Auto and Home segment by $13.9 million in 2005, compared to $9.5 million in 2004. Catastrophe reinsurance premiums in 2005 include $3.1 million to reinstate catastrophe reinsurance coverage following Hurricanes Katrina and Rita.

Other Income decreased by $6.4 million for the year ended December 31, 2005, compared to the same period in 2004, due to the continuing run-off of policies and related claims administered for KIC (the “KIC Run-off”). Other Income in 2004 also included income from certain service fee adjustments in connection with the KIC Settlement, as further described below. Net Investment Income increased by $8.5 million due to higher levels of investments and to higher yields on investments.

Operating Profit in the Kemper Auto and Home segment increased by $2.9 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to lower incurred losses and LAE as a percentage of earned premiums and the higher net investment income, partially offset by higher insurance expenses. Incurred loss and LAE as a percentage of earned premiums in the Kemper Auto and Home segment decreased due primarily to higher favorable loss and LAE reserve development partially offset by higher losses and LAE from catastrophes. The Kemper Auto and Home segment recognized favorable loss and LAE reserve development of $65.4 million in 2005, compared to favorable development of $28.7 million in 2004. Catastrophe losses and LAE (including development), net of reinsurance, were $63.1 million in 2005, compared to $24.1 million in 2004. Catastrophe losses and LAE in 2005 included $42.9 million, net of reinsurance, from Hurricanes Katrina, Rita and Wilma. Insurance expenses increased by $12.2 million, due primarily to certain restructuring costs and higher amortization of deferred policy acquisition costs.

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

Net Income in the Kemper Auto and Home segment increased by $3.8 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to the change in operating results. The Kemper Auto and Home segment’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income was $24.1 million in 2005, compared to $19.6 million in 2004.

UNITRIN SPECIALTY

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums:
Personal Automobile	$326.1	$331.9	$376.6
Commercial Automobile	118.3	121.3	109.9
Other	—	—	0.3

Total Earned Premiums	444.4	453.2	486.8
Net Investment Income	21.8	20.6	18.0

Total Revenues	466.2	473.8	504.8
Incurred Losses and LAE	335.6	335.1	356.4
Insurance Expenses	92.0	96.0	103.6

Operating Profit	38.6	42.7	44.8
Income Tax Expense	9.6	11.4	12.9

Net Income	$29.0	$31.3	$31.9

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	75.3%	73.1%	73.1%
Incurred Catastrophe Loss and LAE Ratio	0.2	0.8	0.1

Total Incurred Loss and LAE Ratio	75.5	73.9	73.2
Incurred Expense Ratio	20.7	21.2	21.3

Combined Ratio	96.2%	95.1%	94.5%

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Insurance Reserves:
Personal Automobile	$151.9	$161.7
Commercial Automobile	124.5	116.5
Other	17.0	17.6

Insurance Reserves	$293.4	$295.8

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Loss Reserves:
Case	$162.4	$153.2
Incurred but Not Reported	77.9	84.5

Total Loss Reserves	240.3	237.7
LAE Reserves	53.1	58.1

Total Insurance Reserves	$293.4	$295.8

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophes)	$8.4	$8.8
Favorable Catastrophe Loss and LAE Reserve Development, Net	0.5	—

Total Favorable Loss and LAE Reserve Development, Net	$8.9	$8.8

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	3.0%	3.3%

UNITRIN SPECIALTY [CONTINUED]

2006 Compared with 2005

Earned Premiums in the Unitrin Specialty segment decreased by $8.8 million for the year ended December 31, 2006, compared to the same period in 2005. Personal automobile insurance earned premiums decreased by $5.8 million due primarily to lower personal automobile insurance premium rates and Unitrin Specialty’s decision to exit its motorcycle insurance business, partially offset by higher volume of personal automobile insurance. The Unitrin Specialty segment continues to experience increased competition from traditional non-standard risk, as well as standard risk, automobile insurance companies. The Unitrin Specialty segment primarily competes for personal automobile insurance customers by changing personal automobile insurance rates, subject to regulatory approval, by changing payment options and by changing its computer applications to make it easier for agents to transact business with Unitrin Specialty. In the second quarter of 2005, the Unitrin Specialty segment began implementing rate reductions in certain states where profitability was above its target level. In 2006, the Unitrin Specialty segment continued to roll out enhancements to its web-based applications by adding functionality that made them more accessible and easier for agents to use. Personal automobile earned premiums for the year ended December 31, 2005 included $6.1 million of motorcycle insurance premiums. Unitrin Specialty exited this line of business during 2005. Commercial automobile insurance earned premiums decreased by $3.0 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower volume of commercial automobile insurance and increased competition. Net Investment Income increased by $1.2 million due primarily to higher levels of investments.

Operating Profit in the Unitrin Specialty segment decreased by $4.1 million for the year ended December 31, 2006, compared to the same period in 2005. Incurred losses and LAE as a percentage of earned premiums increased due primarily to the lower personal automobile insurance premium rates, partially offset by lower catastrophe losses and LAE, net of reinsurance recoveries. Catastrophe losses and LAE (including development), net of reinsurance recoveries, were $0.8 million for the year ended December 31, 2006 compared to $3.4 million for the same period in 2005. Catastrophe losses and LAE, net of reinsurance recoveries, in 2005 included losses and LAE from Hurricanes Katrina and Rita (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”). Loss and LAE reserve development (which recognizes changes in estimates of prior year loss and LAE reserves in the current period) had a favorable effect of $8.9 million for the year ended December 31, 2006, compared to a favorable effect of $8.8 million for the same period in 2005.

Net Income in the Unitrin Specialty segment decreased by $2.3 million for the year ended December 31, 2006, compared to the same period in 2005. The Unitrin Specialty segment’s effective tax rate differs from the statutory tax rate due primarily to tax-exempt investment income and dividends received deductions. Tax-exempt investment income and dividends received deductions were $11.4 million and $10.3 million for the years ended December 31, 2006 and 2005, respectively.

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

Operating Profit in the Unitrin Specialty segment decreased by $2.1 million for the year ended December 31, 2005, compared to the same period in 2004. Operating profit from personal automobile insurance decreased by $9.2 million due primarily to the lower premium volume and higher losses and LAE as a percentage of earned premiums. Personal automobile insurance losses and LAE increased as a percentage of earned premiums due primarily to higher losses and LAE, net of reinsurance, from catastrophes and higher severity of losses, partially offset by the effect of loss and LAE reserve development. Operating profit from commercial automobile insurance increased by $6.5 million due primarily to higher investment income, lower losses and LAE as a percentage of earned premiums, and the higher premium volume. Operating profit from other insurance, which is comprised primarily of business from certain reinsurance pools that are in run-off, increased by $0.5 million due primarily to effects of loss and LAE reserve development.

Loss and LAE reserve development had a favorable effect of $8.8 million for the year ended December 31, 2005, compared to a favorable effect of $1.4 million for the same period in 2004. Catastrophe losses and LAE, net of reinsurance, in the Unitrin Specialty segment were $3.4 million in 2005, compared to $0.3 million for the same period in 2004. Catastrophe losses and LAE, net of reinsurance, in the Unitrin Specialty segment from Hurricanes Katrina and Rita were $2.4 million in 2005 (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”).

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

UNITRIN DIRECT

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums	$225.9	$221.3	$188.6
Net Investment Income	9.0	8.6	6.9
Other Income	0.4	0.2	—

Total Revenues	235.3	230.1	195.5
Incurred Losses and LAE	182.3	173.4	149.8
Insurance Expenses	63.1	55.2	50.8

Operating Profit (Loss)	(10.1)	1.5	(5.1)
Income Tax Benefit	5.2	1.1	3.5

Net Income (Loss)	$(4.9)	$2.6	$(1.6)

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	80.2%	77.2%	78.3%
Incurred Catastrophe Loss and LAE Ratio	0.5	1.2	1.1

Total Incurred Loss and LAE Ratio	80.7	78.4	79.4
Incurred Expense Ratio	27.9	24.9	26.9

Combined Ratio	108.6%	103.3%	106.3%

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Loss Reserves:
Case	$71.4	$70.2
Incurred but Not Reported	16.8	12.2

Total Loss Reserves	88.2	82.4
LAE Reserves	18.6	17.0

Total Insurance Reserves	$106.8	$99.4

FOR THE YEAR ENDED
Favorable (Adverse) Loss and LAE Reserve Development, Net	$(4.5)	$4.7

Loss and LAE Reserve Development as a Percentage of Insurance Reserves at Beginning of Year	(4.5)%	5.0%

UNITRIN DIRECT [CONTINUED]

2006 Compared with 2005

Earned Premiums in the Unitrin Direct segment increased by $4.6 million for the year ended December 31, 2006, compared to the same period in 2005, due to higher premium rates, partially offset by lower volume. Unitrin Direct reduced its writings of new and renewal business in certain states during 2005 while implementing certain product changes and rate increases. Earned premiums in these states decreased by $17.2 million in 2006. Growth in targeted states did not completely offset the decline in premium volume in the states where writings were reduced. Unitrin Direct has begun to allocate a larger portion of its marketing budget to television and internet advertising. Unitrin Direct began writing premiums in four new states during 2006 and estimates that it currently writes premiums in states comprising 74% of the U.S. personal automobile insurance market. Unitrin Direct anticipates entering six new states, comprising an estimated additional 9% of the U.S. personal automobile insurance market, in 2007.

The Unitrin Direct segment reported an Operating Loss of $10.1 million for the year ended December 31, 2006, compared to an Operating Profit of $1.5 million for the same period in 2005. Operating results decreased due primarily to the unfavorable effects of loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period) and higher marketing and other policy acquisition expenses, partially offset by lower catastrophe losses and LAE. Unitrin Direct recognized adverse loss and LAE reserve development of $4.5 million in 2006, compared to favorable loss and LAE reserve development of $4.7 million in 2005. Marketing and other policy acquisition expenses as a percentage of earned premiums, increased from 8.0% in 2005 to 10.6% in 2006, due primarily to increased spending on television and web advertising. Direct marketing initially results in higher expenses as a percentage of earned premiums because up-front marketing costs, to the extent they are not deferrable, are expensed as incurred. Unitrin Direct plans to accelerate its growth with increased direct marketing in both new and existing states. Accordingly, these direct marketing initiatives are expected to result in operating losses in the Unitrin Direct segment for the next several years. Catastrophe losses and LAE (including development), net of reinsurance recoveries, were $1.1 million for the year ended December 31, 2006, compared to $2.6 million for the same period in 2005. Catastrophe losses and LAE, net of reinsurance recoveries, in 2005 included losses and LAE from Hurricanes Katrina and Wilma (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”).

Unitrin Direct reported a Net Loss of $4.9 million for the year ended December 31, 2006, compared to Net Income of $2.6 million for the same period in 2005. Unitrin Direct’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income and dividends received deductions. Tax-exempt investment income and dividends received deductions were $4.7 million in 2006, compared to $4.3 million in 2005.

2005 Compared with 2004

Earned Premiums in the Unitrin Direct segment increased by $32.7 million, for the year ended December 31, 2005, compared to the same period in 2004, due to higher volume and higher premium rates. Net Investment Income increased by $1.7 million due to higher levels of investments and, to a lesser extent, higher yields on investments.

Operating Profit in the Unitrin Direct segment was $1.5 million for the year ended December 31, 2005, compared to an Operating loss of $5.1 million for the same period in 2004. Operating results improved due to lower insurance expenses as a percentage of earned premiums, lower losses and LAE as a percentage of earned premiums and higher net investment income. Insurance expenses as a percentage of earned premiums decreased due primarily to improved economies of scale. Incurred losses and LAE decreased as a percentage of earned premiums due primarily to the favorable effects of loss and LAE reserve development. Net loss and LAE reserve development had a favorable effect of $4.7 million in 2005, compared to a favorable effect of $2.1 million in 2004. Unitrin Direct reported catastrophe losses and LAE of $2.6 million, primarily due to Hurricane Wilma, in 2005, compared to $2.1 million, primarily due to Hurricanes Charley, Frances, Ivan and Jeanne, in 2004.

Unitrin Direct reported Net Income of $2.6 million for the year ended December 31, 2005, compared to a Net Loss of $1.6 million in 2004. Unitrin Direct’s effective income tax rate differs from the federal statutory income tax rate due primarily to tax-exempt investment income. Tax-exempt investment income was $4.3 million in 2005, compared to $3.8 million for the same period in 2004.

UNITRIN BUSINESS INSURANCE

On January 1, 2005, the Company launched its new stand-alone commercial lines business unit—Unitrin Business Insurance. The Unitrin Business Insurance segment includes the commercial lines operations and certain commercial reinsurance programs of the former Multi Lines Insurance segment. During 2005, Unitrin Business Insurance re-engineered certain business processes as it began transforming the structure that remained from the former Multi Lines Insurance segment into a structure more suitable and scalable to its future commercial lines insurance strategy. During 2005, Unitrin Business Insurance implemented new policy administration, billing and claims systems, redesigned its insurance products and made filings for over 5,000 policy rate, rule and form changes with various states. In addition, Unitrin Business Insurance began to close its full service regional offices, significantly reduced its employee workforce and outsourced certain policy administration functions, while retaining control over product development, pricing, underwriting and claims. At the end of 2005, all existing claims had been migrated to the new claims system and approximately 60% of Unitrin Business Insurance’s policies had been migrated to the new policy administration system. During 2006, Unitrin Business Insurance completed the migration and completed the closure of three of its full service regional offices and scaled back a fourth office. Unitrin Business Insurance incurred certain redundant system and personnel costs in 2006 and 2005. Restructuring costs recognized in Unitrin Business Insurance were $0.8 million and $3.3 million for the years ended December 31, 2006 and 2005, respectively. Although the new, scalable structure better matches the current size of the Unitrin Business Insurance segment, the segment will likely not reach adequate economies of scale for several years.

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums:
Commercial Automobile	$58.6	$62.6	$66.7
Commercial Property and Liability	84.9	83.7	84.2
Workers’ Compensation	20.4	21.6	21.6
Commercial Reinsurance Program	24.3	22.7	23.5

Total Earned Premiums	188.2	190.6	196.0
Net Investment Income	28.2	28.2	25.7
Other Income	1.9	—	—

Total Revenues	218.3	218.8	221.7
Incurred Losses and LAE	108.8	116.6	126.1
Insurance Expenses	94.0	85.9	76.5

Operating Profit	15.5	16.3	19.1
Income Tax Expense	0.4	0.7	1.6

Net Income	$15.1	$15.6	$17.5

RATIO BASED ON EARNED PREMIUMS
Incurred Loss and LAE Ratio (excluding Catastrophes)	56.3%	58.5%	63.5%
Incurred Catastrophe Loss and LAE Ratio	1.5	2.7	0.8

Total Incurred Loss and LAE Ratio	57.8	61.2	64.3
Incurred Expense Ratio	49.9	45.1	39.0

Combined Ratio	107.7%	106.3%	103.3%

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Insurance Reserves:
Commercial Automobile	$69.9	$79.4
Commercial Property and Liability	207.7	216.4
Workers’ Compensation	84.2	94.7
Commercial Reinsurance Program	36.1	29.2

Insurance Reserves	$397.9	$419.7

UNITRIN BUSINESS INSURANCE [CONTINUED]

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Loss Reserves:
Case	$138.0	$140.7
Incurred but Not Reported	168.7	182.6

Total Loss Reserves	306.7	323.3
LAE Reserves	91.2	96.4

Total Insurance Reserves	$397.9	$419.7

FOR THE YEAR ENDED
Favorable Loss and LAE Reserve Development, Net (excluding Catastrophe losses)	$26.1	$13.1
Favorable (Adverse) Catastrophe Loss and LAE Reserve Development, Net	(0.3)	1.4

Total Favorable Loss and LAE Reserve Development, Net	$25.8	$14.5

Loss and LAE Reserve Development as a Percentage of Insurance Reserves, Net at Beginning of Year	6.1%	3.2%

2006 Compared with 2005

Earned Premiums in the Unitrin Business Insurance segment decreased by $2.4 million for the year ended December 31, 2006, compared to the same period in 2005, due to lower insurance premium rates, partially offset by higher volume of insurance. The Unitrin Business Insurance segment has reduced insurance rates across most product lines due to increased competition in its markets, while at the same time increasing the volume of insurance by focusing on larger accounts written through its account executive distribution network. Business written by the Unitrin Business Insurance segment increased in the second half of 2006, but at a slower rate of growth than previously anticipated, due primarily to increased competition and several open account executive positions. Nearly all of the account executive positions were filled at December 31, 2006. Accordingly, the Unitrin Business Insurance segment expects business written by its account executive distribution network to increase in 2007.

The Unitrin Business Insurance segment’s commercial reinsurance program consists of certain business written and administered by First NonProfit Insurance Company (“FNP”). FNP specializes in providing various forms of commercial insurance to charitable and other nonprofit organizations. The Unitrin Business Insurance segment intends to exit this commercial reinsurance business in 2007. See Note 19, “Other Reinsurance,” to the Consolidated Financial Statements for additional information about this reinsurance arrangement. Excluding the impact of the exit from the commercial reinsurance business, the Unitrin Business Insurance segment expects earned premiums to remain relatively flat in 2007, due primarily to increased competition, lower insurance premium rates and the impact of efforts to reduce exposure to natural disasters, offset by the impact of a more fully staffed account executive distribution network.

Other Income in the Unitrin Business Insurance segment resulted primarily from a gain on the sale of a regional office building in 2006.

Operating Profit in the Unitrin Business Insurance segment decreased by $0.8 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to higher insurance expenses, partially the result of system migration initiatives and increased marketing efforts, partially offset by lower incurred losses and LAE and the gain recognized on the sale of the regional office building. Incurred losses and LAE decreased due primarily to higher favorable loss and LAE reserve development (which recognizes changes in estimates of prior year reserves in the current period) and lower catastrophe losses and LAE, partially offset by an abnormal number of large fire losses in 2006. Incurred losses and LAE also increased due to the higher volume of larger general liability insurance accounts, which typically have higher expected losses and LAE as a percentage of earned premiums than certain of Unitrin Business Insurance’s other product lines. Losses and LAE on general liability insurance typically are reported and settled over a longer period of time than some of Unitrin Business Insurance’s other product lines. Accordingly, the higher losses and LAE typically are offset to some extent by additional investment income during the settlement period. Loss and LAE reserve development, including development of catastrophe losses and LAE, was $25.8 million favorable in 2006, compared to $14.5 million favorable in 2005. Catastrophe losses and LAE (including development), net of reinsurance recoveries, were $2.9 million in 2006, compared to $5.2 million in 2005, including $5.6 million, net of reinsurance, for Hurricanes Katrina and Rita (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”).

Net Income in the Unitrin Business Insurance segment decreased by $0.5 million for the year ended December 31, 2006, compared to the same period in 2005. The Unitrin Business Insurance segment’s effective tax rate differs from the statutory tax rate due primarily to tax-exempt investment income and other tax deductions. Tax-exempt investment income in the Unitrin Business Insurance segment was $14.7 million and $14.2 million for the years ended December 31, 2006 and 2005, respectively.

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

Operating Profit in the Unitrin Business Insurance segment decreased by $2.8 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher insurance expenses, partially the result of certain restructuring and system migration initiatives, and higher catastrophe losses, net of reinsurance, partially offset by lower non-catastrophe incurred losses and LAE and the higher net investment income. Incurred losses and LAE, excluding catastrophes, decreased due primarily to the favorable effects of loss and LAE reserve development. Loss and LAE reserve development, including development of catastrophe loss and LAE, was $14.5 million favorable for 2005, compared to $6.6 million favorable for 2004. Catastrophe losses and LAE were $5.2 million in 2005, including $5.6 million, net of reinsurance, for Hurricanes Katrina and Rita. Catastrophe losses and LAE, net of reinsurance, were $1.5 million for 2004.

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

LIFE AND HEALTH INSURANCE

DOLLARS IN MILLIONS	2006	2005	2004
Earned Premiums:
Life	$400.7	$401.3	$401.7
Accident and Health	158.3	160.5	161.3
Property	116.6	105.7	105.0

Total Earned Premiums	675.6	667.5	668.0
Net Investment Income	178.3	157.1	150.0
Other Income	11.2	6.2	3.6

Total Revenues	865.1	830.8	821.6
Policyholders’ Benefits and Incurred Losses and LAE	404.5	414.3	396.9
Insurance Expenses	308.2	324.8	327.4

Operating Profit	152.4	91.7	97.3
Income Tax Expense	52.9	31.7	34.3

Net Income	$99.5	$60.0	$63.0

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Insurance Reserves:
Life	$2,386.6	$2,317.1
Accident and Health	99.5	87.8
Property	6.9	31.2

Insurance Reserves	$2,493.0	$2,436.1

LIFE AND HEALTH INSURANCE [CONTINUED]

2006 Compared with 2005

Earned Premiums in the Life and Health Insurance segment increased by $8.1 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to certain quota share reinsurance transactions with Capitol and its wholly owned subsidiary, Old Reliable Casualty Company (“ORCC”). Capitol is a mutual insurance company which is owned by its policyholders (see Note 19, “Other Reinsurance,” to the Consolidated Financial Statements). Some of the Life and Health Insurance segment’s career agents sell property insurance products for Capitol and ORCC. Effective January 1, 2006, the Company entered into a quota share reinsurance agreement with ORCC whereby the Company assumes 100% of the business written by ORCC. Prior to 2006, the Company did not assume business from ORCC. In the third quarter of 2005, the Company increased the share of business it assumed from Capitol to 100%. Prior to this change, the Company had assumed 95% of the business written by Capitol. The Company estimates that earned premiums increased by $12.7 million in 2006 due to the impact of these quota share reinsurance transactions.

Excluding the impact of the quota share reinsurance transactions described above, Earned Premiums in the Life and Health Insurance segment decreased by $4.6 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower earned premiums on accident and health insurance and lower earned premiums on property insurance. Earned premiums on accident and health insurance decreased by $2.2 million in 2006, as lower volume of accident and health insurance, primarily on limited benefit medical and Medicare supplement products, contributed $8.2 million to the decrease in accident and health insurance earned premiums, while higher insurance premium rates on those same products accounted for an increase of $6.0 million. In the fourth quarter of 2006, the Company’s subsidiary, Reserve National Insurance Company (“Reserve National”), entered into a reinsurance agreement whereby it assumes 100% of certain accident and health insurance business. The Company estimates that accident and health insurance earned premiums will increase by $4.4 million in 2007 due to the assumption. Excluding the impact of the quota share reinsurance transactions described above, earned premiums on property insurance decreased due to lower volume related to the Life and Health Insurance segment’s decision to reduce its coastal exposures and an increase in the cost of catastrophe reinsurance. Beginning January 1, 2006, the Life and Health Insurance segment began reducing its exposures to natural disasters by ceasing to write new property insurance business in most coastal areas of the Gulf and southeastern United States. The affected areas comprise approximately 20% of the Life and Health Insurance segment’s property insurance business. The Life and Health Insurance segment estimates that Earned Premiums reported in 2006 decreased approximately $1.0 million as a result of reducing its coastal exposures. The Life and Health Insurance segment estimates that Earned Premiums will decrease by approximately $2.0 million in 2007 related to its continued reduction of its coastal exposures. The cost of catastrophe reinsurance coverage was $6.1 million in 2006, including a charge of $0.2 million to reinstate reinsurance due to higher reinsured losses from Hurricane Katrina than previously anticipated. The cost of catastrophe reinsurance coverage was $5.2 million in 2005, including a charge of $2.4 million to reinstate reinsurance coverage following Hurricane Katrina. Excluding the effects of the charges to reinstate reinsurance coverage, the cost of catastrophe reinsurance increased in 2006 due primarily to the higher cost of the Life and Health Insurance segment’s catastrophe reinsurance program which became effective on January 1, 2006 (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”). Earned premiums on life insurance decreased by $0.6 million in 2006 due primarily to lower volume.

Net Investment Income increased by $21.2 million for the year ended December 31, 2006, compared to the same period in 2005, due to higher yields on investments and higher levels of investments.

Other Income for the year ended December 31, 2006, includes a gain of $10.0 million, net of a remaining deferred gain of $2.2 million, recognized on the sale and leaseback of Reserve National’s home office building and a gain of $1.0 million recognized on the sale of the Career Agency Group’s Louisiana office building. The deferred gain is being amortized over the three-year term of the leaseback. During 2006, the Career Agency Group completed the consolidation of its Louisiana regional office operations into its St. Louis home office. Other Income for the year ended December 31, 2005, includes a gain of $2.4 million recognized on the sale of the Career Agency Group’s home office building. Other Income in 2005 also includes service fees charged for certain administrative services provided by the Career Agency Group to ORCC, prior to the effective date of the 100% quota share agreement described above.

Operating Profit in the Life and Health Insurance segment increased by $60.7 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to the higher Net Investment Income discussed above, lower insurance expenses and lower catastrophe losses and LAE (including development) on property insurance and the higher other income. Insurance expenses in 2005 included a charge of $6.0 million to write off deferred policy acquisition costs (“DPAC”) attributed to certain policies that lapsed following Hurricane Katrina. Excluding the charge to write off DPAC in 2005, insurance expenses decreased by $10.6 million in 2006 due primarily to lower commissions. Commissions decreased in 2006 due in part to the initial impact on accrued benefits from certain changes in the Life and Health Insurance segment’s compensation plans. Catastrophe losses and LAE (including development), net of reinsurance recoveries, on property insurance sold by the Life and Health Insurance segment’s career agents were $10.8 million and $20.2 million in 2006 and 2005, respectively (see Management’s Discussion and Analysis of Results of Operations and Financial Condition, “Catastrophes”). Catastrophe losses and LAE, net

LIFE AND HEALTH INSURANCE [CONTINUED]

2006 Compared with 2005 [continued]

of reinsurance, in 2006 included adverse development of $4.4 million, net of reinsurance recoveries, from Hurricane Katrina. Catastrophe losses and LAE, net of reinsurance, in 2005 included $17.5 million from Hurricanes Katrina, Rita and Wilma. Property insurance reserves decreased by $24.3 million in 2006 due primarily to payment of claims related to Hurricanes Katrina and Rita.

Net Income in the Life and Health Insurance segment increased by $39.5 million due primarily to the higher Operating Profit.

2005 Compared with 2004

Earned Premiums in the Life and Health Insurance segment decreased by $0.5 million for the year ended December 31, 2005, compared to the same period in 2004. The Life and Health Insurance segment estimates that earned premiums on life insurance and property insurance decreased by $4.6 million and $0.7 million, respectively, due to the effects of policies that lapsed due to hurricanes (see Hurricanes Katrina, Rita and Wilma below). Earned premiums in property insurance also included a reduction of $2.4 million to reinstate catastrophe reinsurance coverage following Hurricane Katrina. Excluding the effects of hurricanes, earned premiums on life insurance increased by $4.2 million due primarily to higher volume. Excluding the effects of hurricanes, earned premiums on property insurance sold by the Life and Health Insurance segment’s career agents increased by $3.8 million due almost entirely to increased premium volume prior to Hurricanes Katrina and Rita. Earned premiums on accident and health insurance decreased by $0.8 million. Lower volume of accident and health insurance, primarily on limited benefit medical and Medicare supplement products, accounted for a decrease of $6.8 million in accident and health insurance earned premiums, while higher premium rates on those same products accounted for an increase of $6.0 million. Other Income increased by $2.6 million, due primarily to a gain recognized on the sale of the Career Agency Companies’ home office. Net Investment Income in the Life and Health Insurance segment increased by $7.1 million due primarily to higher levels of investments and, to a lesser extent, higher yields.

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

Hurricanes Katrina, Rita and Wilma

The Life and Health Insurance segment derives approximately 50% of its life insurance earned premiums and 75% of its property insurance earned premiums (the Life and Health Insurance segment’s career agents also sell property insurance to their customers) from business in the states of Louisiana, Mississippi, Texas and Florida. In 2005, Hurricanes Katrina, Rita and Wilma each made landfall in one or more of these states and impacted the Life and Health Insurance segment’s results in several ways. In 2005, the Life and Health Insurance segment recorded catastrophe loss and LAE, net of reinsurance recoveries, of $17.5 million as a result of these hurricanes and recorded reinstatement premiums of $2.4 million.

Following Hurricanes Katrina and Rita, the Life and Health Insurance segment implemented state-mandated and certain voluntary moratoriums on the lapsing of insurance policies, including life insurance policies, due to the non-payment of premiums. The moratoriums on lapsing of insurance policies due to non-payment of premiums had expired by the end of 2005. Accordingly, the Life and Health Insurance segment lapsed such policies in accordance with the terms of the insurance policies. Prior to the expiration of the moratoriums and lapsing of the policies, the Life and Health Insurance segment offered a deferred payment program to affected life insurance policyholders to assist them in paying premiums. The Life and Health Insurance segment estimates that the lapsed policies represented approximately $5.3 million of the Life and Health Insurance segment’s earned premiums on an annual basis, of which $4.6 million related to life insurance and $0.7 million related to property insurance. The Life and Health Insurance segment’s results in 2005 include a charge of $1.6 million before tax to write off DPAC, net of related insurance reserves of $4.4 million, associated with the lapsed policies.

CONSUMER FINANCE

DOLLARS IN MILLIONS	2006	2005	2004
Interest, Loan Fees and Earned Discounts	$237.3	$210.5	$192.9
Net Investment Income	3.9	3.7	4.3
Other Revenues	7.7	7.1	5.6

Total Revenues	248.9	221.3	202.8
Provision for Loan Losses	62.4	47.4	45.8
Interest Expense on Certificates of Deposits	49.8	37.9	32.7
General and Administrative Expenses	91.9	83.1	77.2

Operating Profit	44.8	52.9	47.1
Income Tax Expense	18.7	22.1	19.7

Net Income	$26.1	$30.8	$27.4

Consumer Finance Loan Originations	$806.9	$767.1	$639.1

DOLLARS IN MILLIONS	DEC. 31, 2006	DEC. 31, 2005
Percentage of Consumer Finance Receivables Past Due:
Less than 30 Days	26.7%	23.9%
30 Days to 59 Days Past Due	8.6	8.3
60 Days to 89 Days Past Due	3.0	2.9
90 Days and Greater Past Due	1.3	1.2

Total Past Due	39.6%	36.3%

Ratio of Reserve for Loan Losses to Gross Consumer Finance Receivables	5.3%	5.3%

Weighted-Average Yield on Certificates of Deposits	4.7%	4.0%

FOR THE YEAR ENDED
Reserve for Loan Losses—At Beginning of Year	$62.6	$56.6
Provision for Loan Losses	62.4	47.4
Net Charge-off:
Consumer Finance Receivables Charged-off	(105.6)	(82.5)
Consumer Finance Receivables Recovered	49.4	41.1

Net Charge-off	(56.2)	(41.4)

Reserve for Loan Losses—At End of Year	$68.8	$62.6

2006 Compared with 2005

Interest, Loan Fees and Earned Discounts in the Consumer Finance segment increased by $26.8 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to higher levels of loans outstanding, partially offset by lower interest rates.

Operating Profit in the Consumer Finance segment decreased by $8.1 million for the year ended December 31, 2006, compared to the same period in 2005. Provision for Loan Losses increased by $15.0 million in 2006, as a result of a higher level of loans outstanding and higher net charge-off. Interest Expense on Certificates of Deposits increased by $11.9 million in 2006, due primarily to higher interest rates on Certificates of Deposits and higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discounts, decreased from 39.5% for the year ended December 31, 2005, to 38.7% for the year ended December 31, 2006, due primarily to higher levels of loans outstanding. Net Income in the Consumer Finance segment decreased by $4.7 million in 2006 due primarily to the lower Operating Profit. The Consumer Finance segment’s effective tax rate differs from the Federal statutory tax rate due primarily to state income taxes.

CONSUMER FINANCE [CONTINUED]

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

Operating Profit in the Consumer Finance segment increased by $5.8 million for the year ended December 31, 2005, compared to the same period in 2004. Provision for Loan Losses increased by $1.6 million for the year ended December 31, 2005, compared to the same period in 2004, as a result of a higher level of loans outstanding, partially offset by a change in the Company’s estimate of the rate of ultimate loan losses as a result of higher recoveries and lower charge-offs for loans originated in previous years. Interest Expense on Certificates of Deposits increased by $5.2 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher interest rates on Certificates of Deposits and higher levels of deposits. General and Administrative Expenses, as a percentage of Interest, Loan Fees and Earned Discounts, decreased from 40.0% for the year ended December 31, 2004, to 39.5% for the year ended December 31, 2005, due primarily to the higher levels of loans outstanding. Net Income in the Consumer Finance segment increased by $3.4 million for the year ended December 31, 2005, due primarily to the higher Operating Profit. The Consumer Finance segment’s effective tax rate differs from the Federal statutory tax rate due primarily to state income taxes.

INVESTEE

The Company accounts for its investment in the common stock of Intermec under the equity method of accounting. Intermec is listed on the New York Stock Exchange (NYSE symbol: IN) and is subject to the reporting requirements of the federal securities laws. Intermec is held for investment purposes. The fair value of the Company’s Investment in Investee was $307.2 million at December 31, 2006, compared to an asset carrying value of $92.7 million under the equity method of accounting.

At December 31, 2006, the Company owned 20.4% of Intermec’s common stock. Intermec has described itself as a leader in global supply chain solutions and in the design, development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intellitag® RFID (radio frequency identification). Intermec’s products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. Intermec’s products and services are sold globally to a diverse set of customers in markets such as manufacturing, warehousing, direct store delivery, retail, consumer goods, field services, government, security, healthcare, transportation and logistics.

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

INVESTMENT RESULTS

Net Investment Income was $305.1 million, $282.1 million and $261.2 million in 2006, 2005 and 2004, respectively. Net Investment Income increased by $23.0 million in 2006, compared to the same period in 2005, due to higher investment yields and, to a lesser extent, higher levels of investments. Net Investment Income increased by $20.9 million in 2005, compared to the same period in 2004, due primarily to higher levels of fixed maturity and short-term investments and, to a lesser extent, higher investment yields.

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

CORPORATE INVESTMENTS

The Company considers the management of certain investments, including Northrop Grumman Corporation (“Northrop”) preferred and common stock, Baker Hughes common stock and its investee, Intermec, to be a corporate responsibility and excludes income from these investments from its Operating Segments. Dividend income from these Corporate Investments for the years ended December 31, 2006, 2005 and 2004, was:

DOLLARS IN MILLIONS	2006	2005	2004
Northrop Preferred Stock	$9.3	$12.4	$12.4
Northrop Common Stock	8.6	8.0	8.7
Baker Hughes Common Stock	0.3	0.5	0.8

Total Unallocated Dividend Income	$18.2	$20.9	$21.9

Dividend income from the Company’s investment in Northrop preferred stock decreased for the year ended December 31, 2006, compared to the same period in 2005, due to the timing of the ex-dividend date. Dividend income from the Company’s investment in Northrop common stock increased for the year ended December 31, 2006, compared to the same period in 2005, due primarily to an increase in the dividend rate.

Dividend income from the Company’s investments in Northrop common stock and Baker Hughes common stock has decreased for the year ended December 31, 2005, compared to the same period in 2004, due to sales of a portion of the Company’s investment in these companies (see discussion above under heading “Investment Results”).

CORPORATE INVESTMENTS [CONTINUED]

The changes in fair values of Unitrin’s Corporate Investments for the year ended December 31, 2006, were:

DOLLARS IN MILLIONS	FAIR VALUE DEC. 31, 2005	DISPOSITIONS	HOLDING GAIN (LOSS) ARISING DURING PERIOD	FAIR VALUE DEC. 31, 2006
Equity Securities:
Northrop Preferred Stock	$225.7	$—	$10.3	$236.0
Northrop Common Stock	460.7	(17.5)	57.1	500.3
Baker Hughes Common Stock	48.7	(18.8)	11.2	41.1
Investee:
Intermec Common Stock	427.8	—	(120.6)	307.2

Total Corporate Investments	$1,162.9	$(36.3)	$(42.0)	$1,084.6

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2006, there were approximately 6.5 million shares of the Company’s outstanding common stock that could be repurchased under the Company’s outstanding repurchase authorization. Common stock may be repurchased in the open market or in privately negotiated transactions from time to time subject to market conditions and other factors. The Company repurchased and retired 2,006,500 shares of its common stock in 2006 at a cost of $89.9 million. The Company repurchased and retired 1,043,200 shares of its common stock in 2005 at a cost of $48.9 million. The Company has repurchased and retired approximately 57.7 million shares of its common stock in open market transactions at an aggregate cost of approximately $1.6 billion since 1990.

On June 24, 2005, the Company entered into a five-year, $325 million, unsecured, revolving credit agreement, expiring June 30, 2010, with a group of financial institutions. The agreement provides for fixed and floating rate advances for periods up to one year at various interest rates. The agreement also contains various financial covenants, including limits on total debt to total capitalization and minimum risk-based capital ratios for the Company’s largest insurance subsidiaries. The proceeds from advances under the revolving credit facility may be used for general corporate purposes. The new revolving credit agreement replaced the Company’s former $360 million revolving credit agreement which would have expired on August 30, 2005, but was terminated as of June 24, 2005. The Company had no outstanding advances under its unsecured, revolving credit agreement at December 31, 2006, or December 31, 2005. Undrawn letters of credit issued pursuant to the unsecured, revolving credit agreement were $13.1 million and $13.4 million at December 31, 2006, and December 31, 2005, respectively. Accordingly, the amounts available for future borrowing were $311.9 million and $311.6 million at December 31, 2006 and 2005, respectively.

The Company issued $200 million of its 4.875% senior notes due November 1, 2010 (the “4.875% Senior Notes”) in 2003, at an effective yield of 5.04%. The 4.875% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. Interest expense under the 4.875% Senior Notes was $10.0 million for each of the years ended December 31, 2006, 2005 and 2004.

The Company issued $300 million of its 5.75% senior notes due July 1, 2007 (the “5.75% Senior Notes”), in 2002, for an effective yield of 5.99%. The 5.75% Senior Notes are unsecured and may be redeemed in whole at any time or in part from time to time at the Company’s option at specified redemption prices. Interest expense under the 5.75% Senior Notes was $18.0 million, $17.9 million and $17.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In August 2005, the Company filed a universal shelf registration statement with the Securities and Exchange Commission for the future sale of up to an aggregate of $300 million of debt securities, common stock, preferred stock and other securities. The Company’s present intention is to utilize the shelf to refinance its $300 million 5.75% Senior Notes closer to their maturity.

The Company does not anticipate making significant changes to its capital structure during 2007. The Company’s management believes that it has sufficient resources to maintain the payment of dividends to its shareholders at its present level. Sources available for future shareholder dividend payments, the payment of interest on Unitrin’s senior notes and the repurchases of the Company’s common stock include the receipt of dividends from Unitrin’s operating subsidiaries, the receipt of dividends from its investments in Northrop, borrowings under the Company’s revolving credit agreement, and monetization of a portion of the Unitrin parent company’s Northrop holdings. Various state insurance laws restrict the ability of the Company’s insurance subsidiaries to pay dividends without regulatory approval. Such laws generally restrict the amount of dividends paid in an annual period to the greater of statutory net income from the previous year or 10% of statutory capital and surplus. Certain risk-based capital regulations also

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

have the effect of limiting the amount of dividends that may be paid by the Company’s consumer finance subsidiary, Fireside Bank. In 2007, the Company estimates that its subsidiaries would be able to pay $324 million in dividends to the Company without prior regulatory approval. During 2006, six of Unitrin’s subsidiaries (Trinity, Union National, United Insurance Company of America (“United”), Fireside Securities Corporation (“Fireside”), The Reliable Life Insurance Company (“Reliable”) and Southern States General Agency (“Southern States”)) paid cash dividends totaling $115.0 million, $60.0 million, $17.9 million, $16.3 million, $12.1 million and $0.5 million, respectively, to Unitrin. The Unitrin parent company directly held investments in Northrop preferred and common stock with a market value totaling $330.0 million at December 31, 2006. In addition to the Unitrin parent company’s holdings of Northrop preferred and common stock, Trinity held investments in Northrop common stock with a market value of $406.3 million at December 31, 2006. During 2006, the Unitrin parent company and Trinity sold a portion of their Northrop common stock, generating gross proceeds of $12.7 million and $4.8 million, respectively.

During the first two quarters of 2005, Trinity paid dividends to the Unitrin Parent Company, which included a portion of its shares of Northrop common stock with a market value of approximately $50 million. During the fourth quarter of 2005, the Unitrin Parent Company sold a portion of its shares of Northrop common stock in the open market, generating gross proceeds of approximately $15 million. The Unitrin parent company directly held investments in Northrop preferred and common stock with a market value totaling $322 million at December 31, 2005. In addition to the Unitrin parent company’s holdings of Northrop preferred and common stock, Trinity held investments in Northrop common stock with a market value of $365 million at December 31, 2005.

During the fourth quarter of 2005, United, a subsidiary of the Unitrin Parent Company, sold its subsidiary, Reliable to the Unitrin Parent Company for $174.0 million in cash. Reliable in turn then paid a $40.0 million cash dividend to the Unitrin Parent Company. United also paid a $140.0 million cash dividend to the Unitrin Parent Company. United also distributed its subsidiary, Union National, to the Unitrin Parent Company. Also during the fourth quarter of 2005, three of Unitrin’s other subsidiaries, Trinity, Fireside and Southern States paid cash dividends of $30.0 million, $4.5 million and $0.5 million, respectively, to the Unitrin Parent Company. During the first three quarters of 2005, United, Trinity and Fireside paid cash dividends of $45.0 million, $26.0 million and $13.5 million, respectively, to the Unitrin Parent Company.

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

Net Cash Provided by Operating Activities decreased by $70.3 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to cash outflows related to the payment of insurance claims that were expensed and reserved for in prior years.

Net Cash Provided by Operating Activities increased by $78.5 million for the year ended December 31, 2005, compared to 2004, due primarily to changes in income taxes and in other receivables. Income Taxes paid were $64.3 million in 2005, compared to $254.2 million in 2004. Income Taxes paid decreased due to income taxes paid in the first half of 2004 related to sales of investments in the second half of 2003. In 2004, White Mountains Insurance Group paid a negotiated settlement amount to the Company to settle a certain matter related to the Company’s 1999 acquisition of Valley Group, Inc.

Net Cash Used by Investing Activities is largely dependent on Net Cash Provided by Operating Activities and cash flow from Financing Activities. Net Cash Used by Investing Activities decreased by $333.3 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower levels of cash from Financing and Operating Activities. In addition, the Company significantly increased its cash on hand in 2006 as a result of certain premium tax planning strategies while the Company significantly reduced its cash on hand in 2005 and invested such excess. Net Cash Used by Investing Activities increased by $211.0 million for the year ended December 31, 2005, compared to 2004, due primarily to the corresponding changes in Net Cash from Operating Activities and Net Cash Provided by Financing Activities.

Net Cash Provided by Financing Activities decreased by $112.0 million for the year ended December 31, 2006, compared to the same period in 2005. Cash from certificates of deposits issued, net of withdrawals,

LIQUIDITY AND CAPITAL RESOURCES [CONTINUED]

decreased by $63.5 million in 2006 compared to the same period in 2005. In addition, the Company used $89.9 million of cash in 2006 to repurchase shares of its common stock, compared to $48.9 million of cash used to repurchase shares of its common stock in the same period in 2005.

Net Cash Provided by Financing Activities increased by $78.5 million for the year ended December 31, 2005, compared to 2004. Certificates of deposits issued, net of withdrawals, increased by $144.7 million to fund the growth in Consumer Finance Receivables. Common stock repurchases totaled $48.9 million in 2005. The Company did not repurchase any of its common stock in 2004.

Unitrin and its subsidiaries have not formed special purpose entities or similar structured financing vehicles to access capital and/or manage risk or for any other purpose. The Company’s retained earnings includes $55.6 million and $47.8 million representing the undistributed equity in net income of investee at December 31, 2006 and 2005, respectively.

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

CONTRACTUAL OBLIGATIONS

Estimated cash disbursements pertaining to the Company’s contractual obligations at December 31, 2006, are as follows:

DOLLARS IN MILLIONS	JAN. 1, 2007 TO DEC. 31, 2007	JAN. 1, 2008 TO DEC. 31, 2009	JAN. 1, 2010 TO DEC. 31, 2011	AFTER DEC. 31, 2011	TOTAL
Long Term Debt Obligations	$300.1	$0.2	$200.2	$5.6	$506.1
Certificates of Deposits	479.5	341.3	326.4	15.5	1,162.7
Operating Lease Obligations	27.6	43.7	28.1	35.4	134.8
Purchase Obligations	22.2	32.4	20.7	—	75.3
Life and Health Insurance Policy Benefits	264.4	349.3	326.2	4,746.6	5,686.5
Property and Casualty Insurance Reserves	660.6	499.1	167.3	105.6	1,432.6
Other Contractual Obligations Reflected in Long Term Liabilities on the Consolidated Balance Sheet under GAAP	75.7	69.6	33.2	1.2	179.7

Total Contractual Obligations	$1,830.1	$1,335.6	$1,102.1	$4,909.9	$9,177.7

Amounts included in Life and Health Insurance Policy Benefits within the contractual obligations table above reflect estimated cash payments to be made to policyholders and beneficiaries. Such cash outflows are based on the Company’s current assumptions for mortality, morbidity and policy lapse, but are undiscounted with respect to interest. Policies must remain in force for the policyholder or beneficiary to receive the benefit under the policy. Depending on the terms of a particular policy, future premiums from the policyholder may be required for the policy to remain in force. The Company estimates that future cash inflows would total approximately $3.9 billion using the same assumptions used to estimate the cash outflows.

The Company’s Life insurance reserves in the Company’s Consolidated Balance Sheet are generally based on the historical assumptions for mortality and policy lapse and are on a discounted basis. Accordingly, the sum of the amounts presented above for Life and Health Insurance Policy Benefits significantly exceeds the amount of Life and Health Insurance Reserves reported on the Company’s Consolidated Balance Sheet at December 31, 2006.

In addition to the purchase obligations included above, the Company had certain investment commitments totaling $207 million at December 31, 2006. The funding of such investment commitments are dependent upon a number of factors, the timing of which is indeterminate.

Other Contractual Obligations Reflected in Long Term Liabilities on the Consolidated Balance Sheet under GAAP primarily consist of interest obligations related to Long Term Debt Obligations and Certificates of Deposits.

INTEREST AND OTHER EXPENSES

Interest and Other Expenses was $62.5 million, $64.0 million and $57.4 million in 2006, 2005 and 2004, respectively. Interest expense, excluding interest on a mortgage note payable included in real estate investment expense, was $28.5 million, $28.4 million and $28.3 million in 2006, 2005 and 2004, respectively. Other Corporate Expenses were $34.0 million, $35.6 million and $29.1 million in 2006, 2005 and 2004, respectively.

Other Corporate Expenses decreased by $1.6 million for the year ended December 31, 2006, compared to the same period in 2005, due primarily to lower compensation and employee benefit costs. Other Corporate Expenses increased by $6.5 million for the year ended December 31, 2005, compared to the same period in 2004, due primarily to higher compensation and employee benefit costs.

INCOME TAXES

The Company’s effective income tax rate differs from the Federal statutory income tax rate due primarily to the effects of certain tax adjustments described below, tax-exempt investment income and dividends received deductions, partially offset by state income taxes. Tax-exempt investment income and dividends received deductions were $69.5 million, $68.3 million and $60.0 million in 2006, 2005 and 2004, respectively. State income taxes were $5.7 million, $6.0 million and $5.8 million in 2006, 2005 and 2004, respectively.

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

ACCOUNTING CHANGES

In December 2004, FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company has adopted SFAS No. 123(R) using the modified prospective method effective January 1, 2006. Under the modified prospective method, companies record prospectively the compensation cost for new and modified awards, on or after the date of adoption, over the requisite service period of such awards. In addition, companies record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining requisite service period of such awards. The Company previously adopted SFAS No. 123 in 2003.

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

ACCOUNTING CHANGES [CONTINUED]

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. FIN 48 is effective with the Company’s fiscal year beginning January 1, 2007. The Company expects that the financial impact, if any, of applying the provisions of FIN 48 to all tax positions will not be material upon the initial adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early application is encouraged, provided that the reporting entity has not yet issued financial statements for an interim period within that fiscal year. The Company estimates that the initial application of SFAS No. 157 will not be material.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 158 requires the recognition of the funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in the statement of financial position and the recognition of changes in the funded status through comprehensive income in the year in which such changes occur. The Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit postretirement plans as of December 31, 2006. The initial recognition of the funded status of its defined benefit postretirement plans resulted in a decrease in Shareholders’ Equity of $7.3 million, which was net of a tax benefit of $5.5 million. The Company accounts for its investment in its investee, Intermec, under the equity method of accounting on a three-month-delay basis. As of September 30, 2006, the date of Intermec’s most recent publicly available financial statements, Intermec had not yet determined the impact of SFAS No. 158 on its financial statements. Accordingly, the Company cannot determine the impact that Intermec’s adoption of SFAS No. 158 will ultimately have on the Company’s financial statements. However, had Intermec been required to apply the provisions of SFAS No. 158 to the accounting for Intermec’s defined benefit postretirement plans at December 31, 2005, the Company estimates it would have recognized a decrease of approximately $8 million to the Company’s Shareholders’ Equity for its share of the impact from Intermec’s adoption of FSAB No. 158.

SFAS No. 158 also requires that the funded status of a plan be measured as of the date of the year-end statement of financial position, with limited exceptions. The Company currently measures its funded status as of the date of the Company’s fiscal year-end statement of financial position. Accordingly, the Company’s adoption of the measurement provisions of SFAS No. 158 will have no impact on the Company’s Consolidated Financial Statements. Intermec, however, does not measure its funded status as of the date of its year-end statement of financial position. The Company estimates that the impact of Intermec’s adoption of the measurement provisions will not be material to the Company.

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

For the interest rate sensitivity analysis presented below, the Company assumed an adverse and instantaneous increase of 100–basis points in the yield curve at December 31, 2006 and 2005, respectively, for Investments in Fixed Maturities. Such 100–basis point increase in the yield curve may not necessarily result in a corresponding 100–basis point increase in the interest rate for all investments in fixed maturities. For example, a 100–basis point increase in the yield curve for risk-free, taxable investments in fixed maturities may not result in a 100–basis point increase for tax-exempt investments in fixed maturities. For Investments in Fixed Maturities, the Company also anticipated changes in cash flows due to changes in the likelihood that investments would be called or prepaid prior to their contractual maturity. All other variables were held constant. For preferred stock equity securities and Consumer Finance Receivables, the Company assumed an adverse and instantaneous increase of 100–basis points in market interest rates from their levels at December 31, 2006 and 2005, respectively. All other variables were held constant. For Certificates of Deposits and Notes Payable, the Company assumed an adverse and instantaneous decrease of 100–basis points in market interest rates from their levels at December 31, 2006 and 2005, respectively. All other variables were held constant. The Company measured equity price sensitivity assuming an adverse and instantaneous 10% decrease in the Standard and Poor’s Stock Index (the “S&P 500”) from its levels at December 31, 2006 and 2005, with all other variables held constant. The Company’s investments in common stock equity securities were correlated with the S&P 500 using the portfolio’s weighted-average beta of 0.58 and 0.46 at December 31, 2006 and 2005, respectively. The portfolio’s weighted-average beta was calculated using each security’s beta for the five-year periods ended December 31, 2006 and 2005, respectively, and weighted on the fair value of such securities at December 31, 2006 and 2005, respectively. Beta measures a stock’s relative volatility in relation to the rest of the stock market, with the S&P 500 having a beta coefficient of 1.00.

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2006, using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$3,832.9	$(260.5)	$—	$(260.5)
Investments in Equity Securities	1,305.6	(2.5)	(72.8)	(75.3)
Consumer Finance Receivables	1,231.4	(16.4)	—	(16.4)
LIABILITIES
Certificates of Deposits	$1,154.6	$22.4	$—	$22.4
Notes Payable	501.3	8.3	—	8.3

The estimated adverse effects on the market value of the Company’s financial instruments at December 31, 2005, using these assumptions were:

		PRO FORMA INCREASE (DECREASE)
DOLLARS IN MILLIONS	FAIR VALUE	INTEREST RATE RISK	EQUITY PRICE RISK	TOTAL MARKET RISK
ASSETS
Investments in Fixed Maturities	$4,086.6	$(301.8)	$—	$(301.8)
Investments in Equity Securities	1,098.9	(4.4)	(47.1)	(51.5)
Consumer Finance Receivables	1,112.5	(14.8)	—	(14.8)
LIABILITIES
Certificates of Deposits	$1,070.9	$18.6	$—	$18.6
Notes Payable	504.3	12.9	—	12.9

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

At December 31, 2006 and 2005, $736.3 million and $686.4 million, respectively, of the Company’s Investments in Equity Securities, which exclude the Company’s Investment in Investee, was concentrated in the preferred and common stock of Northrop. Northrop stated in its 2005 Annual Report on Form 10-K that it “provides technologically advanced innovative products, services and solutions in information and services, aerospace, electronics and shipbuilding.” Additionally, Northrop stated that “as a prime contractor, principal subcontractor, partner or preferred supplier,” it “participates in many high-priority defense and non-defense technology programs in the United States and abroad.” Accordingly, the Company’s Investments in Equity Securities is sensitive to the nature of Northrop’s industry segments.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Management’s Discussion and Analysis of Results of Operations and Financial Condition, Quantitative and Qualitative Disclosures About Market Risk and the accompanying Consolidated Financial Statements (including the notes thereto) may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),”“goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

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

Among the general factors that could cause actual results to differ materially from estimated results are:

•	Changes in general economic conditions, including performance of financial markets, interest rates, unemployment rates and fluctuating values of particular investments held by the Company and its subsidiaries;

•	Heightened competition, including, with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	The number and severity of insurance claims (including those associated with catastrophe losses) and their impact on the adequacy of loss reserves;

•	The impact of inflation on insurance claims, including, but not limited to, the effects attributed to scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

•	Orders, interpretations or other actions by regulators that impact the reporting, adjustment and payment of claims;

•	Changes in the pricing or availability of reinsurance;

•	Changes in the financial condition of reinsurers and amounts recoverable therefrom;

•	Changes in industry trends and significant industry developments;

•	Regulatory approval of insurance rates, policy forms, license applications and similar matters;

•	Developments related to insurance policy claims and coverage issues including, but not limited to, interpretations or decisions by courts or regulators that may govern or influence insurance policy coverage issues arising with respect to losses incurred in connection with hurricanes and other catastrophes;

•	Governmental actions, including new laws or regulations or court decisions interpreting existing laws and regulations or policy provisions;

•	Adverse outcomes in litigation or other legal and regulatory proceedings involving the Company or its subsidiaries;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services;

•	The impact of residual market assessments and assessments for insurance industry insolvencies;

•	Changes in distribution channels, methods or costs resulting from changes in laws or regulations, lawsuits or market forces;

•	Changes in ratings by credit rating agencies including A.M. Best Co., Inc.;

•	The level of success and costs expended in realizing economies of scale and implementing significant business consolidations and technology initiatives;

•	Increased costs and risks related to data security;

•	Absolute and relative performance of the Company’s products or services; and

•	Other risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

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