Form 10-K, Exhibit 13
period 2006-12-31
UNITRIN INC
filed 2007-02-02
CIK 860748

Exhibit 13.3

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS	2006*	2005	2004	2003	2002
FOR THE YEAR
Earned Premiums	$2,478.7	$2,478.3	$2,485.2	$2,457.2	$1,878.0
Consumer Finance Revenues	248.9	221.3	202.8	195.7	171.8
Net Investment Income	305.1	282.1	261.2	231.9	221.9
Other Income	16.3	9.5	13.1	25.1	39.8
Net Realized Investment Gains (Losses)	26.5	56.9	78.5	33.9	(13.3)

Total Revenues	$3,075.5	$3,048.1	$3,040.8	$2,943.8	$2,298.2

Net Income (Loss)	$283.1	$255.5	$240.2	$123.6	$(8.2)

Net Income (Loss) Per Share	$4.17	$3.70	$3.51	$1.83	$(0.12)

Net Income (Loss) Per Share Assuming Dilution	$4.15	$3.67	$3.48	$1.82	$(0.12)

Repurchases of Unitrin Common Stock	$89.9	$48.9	$—	$1.4	$9.4
Dividends Paid to Shareholders	119.8	117.4	113.5	112.2	112.4

Total Capital Returned to Shareholders	$209.7	$166.3	$113.5	$113.6	$121.8

Dividends Paid to Shareholders (per share)	$1.76	$1.70	$1.66	$1.66	$1.66

AT YEAR END
Investments	$6,291.0	$6,274.8	$6,007.5	$5,782.9	$5,303.8
Cash	157.9	44.5	82.1	65.7	16.9

Total Investments and Cash	6,448.9	6,319.3	6,089.6	5,848.6	5,320.7
Consumer Finance Receiveables	1,227.0	1,109.5	971.5	904.8	830.3
All Other Assets	1,645.5	1,769.5	1,735.6	1,783.4	1,554.6

Total Assets	$9,321.4	$9,198.3	$8,796.7	$8,536.8	$7,705.6

Insurance Reserves	$3,918.7	$3,936.4	$3,844.0	$3,691.4	$3,191.4
Certificates of Deposits	1,162.7	1,074.3	922.4	915.2	857.6
Notes Payable	504.5	503.6	502.8	495.7	377.1
All Other Liabilities	1,451.5	1,526.3	1,488.8	1,615.6	1,477.1

Total Liabilities	7,037.4	7,040.6	6,758.0	6,717.9	5,903.2

Shareholders’ Equity	2,284.0	2,157.7	2,038.7	1,818.9	1,802.4

Total Liabilities and Shareholders’ Equity	$9,321.4	$9,198.3	$8,796.7	$8,536.8	$7,705.6

Book Value Per Share	$34.09	$31.49	$29.62	$26.84	$26.66

Shares of Unitrin Common Stock Outstanding (in millions of shares)	67.0	68.5	68.8	67.8	67.6

Number of Associates Employed	8,045	8,208	8,480	8,796	8,739

*	Shareholders’ Equity decreased by $ 7.3 million at December 31, 2006, as a result of initially applying the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.