Form 10-K, Exhibit 13
period 2006-12-31
UNITRIN INC
filed 2007-02-02
CIK 860748

EXHIBIT 13.4

To Our Shareholders

Your Company reported total net income of $283.1 million or $4.17 per common share for the year ended December 31, 2006, compared to $255.5 million or $3.70 per share in 2005. We are pleased that 2006 marked our third consecutive year of record operating profits. Operating results were particularly strong at our Life and Health Insurance and Kemper Auto and Home businesses, but declined at our other operating segments. The impact of catastrophe losses on our consolidated comparative year results was less than what you might think—net catastrophe losses were $38.9 million after tax in 2006, compared to $61.4 million after tax in 2005, which, of course, included Hurricanes Katrina and Rita.

Segment Operating Results

Kemper Auto and Home reported record net income of $94.5 million and a combined ratio of 91.3% in 2006, compared to net income of $60.0 million and a combined ratio of 96.8% in 2005. Catastrophe losses were $28.7 million after-tax compared to $41.0 million after-tax in 2005, which included losses from Hurricanes Katrina and Rita. Operating results were aided by $44.3 million of favorable after-tax reserve development in 2006, compared to $42.5 million of favorable after-tax reserve development in 2005. It is less likely that reserve development will continue at such high levels in future years. Earned Premiums were flat as our coastal reduction strategy and lower volume of automobile insurance offset higher homeowners insurance rates. Kemper Auto and Home started in late 2006 rolling out its new state of the art agency interface application, “Right Price Web” (patent pending) and plans to have it rolled out to most states by the end of 2007. The feedback that we received from our agents has been most encouraging and we expect that this application along with other initiatives will jump start written premium growth in 2007. Kemper Auto and Home made progress in reducing its expense ratio by 1.4 points in 2006 down to 29.2%. We have a number of initiatives underway to continue to reduce the expense ratio to more competitive levels.

Unitrin Specialty earned premiums and net income both declined in 2006 for the third consecutive year. Unitrin Specialty recorded net income of $29.0 million and a combined ratio of 96.2% in 2006 and has now hit the low end of our return expectations for this business. Earned premiums continued to decline as competition from both traditional and non-traditional players in the nonstandard automobile insurance market increased. While we remain focused on maintaining the profitability of this business we must start to grow this business once again. To improve its competitive position, Unitrin Specialty continued to reduce rates in certain areas where profitability is above our return targets. Unitrin Specialty entered several new states in 2006. We are encouraged by the early returns on Unitrin Specialty’s new state entries and saw personal lines written premium increase in the fourth quarter of 2006. Unitrin Specialty’s challenge for 2007 remains the same – to grow the business while continuing to hit our return on investment targets.

On the surface, our direct to consumer automobile insurance business, Unitrin Direct, took a step backwards in 2006 recording a net loss of $4.9 million, compared to net income of $2.6 million in 2005. Premium growth was nearly flat. We intentionally slowed Unitrin Direct’s written premium growth in 2005 and 2006 to make certain that our book of business is adequately priced. Unitrin Direct ended up recognizing $4.5 million of adverse reserve development in 2006—a further indication that a portion of its book of business was not adequately priced in prior years. We believe that those pricing issues are behind us now and that we have set the stage for growth in 2007 and beyond. We increased our marketing expenditures significantly in the fourth quarter of 2006 and will continue to spend additional amounts in 2007. We also have shifted our marketing strategy spending less on the direct mail channel and more on the television and web advertising channels. Unitrin Direct plans to enter six new states in 2007 and with those new states on board Unitrin Direct will be writing business in over 80% of the U.S. personal automobile insurance market. With this improved geographic scale, cable television and web advertisement become more efficient. The increase in direct marketing expenses, to the extent that they are not deferrable, will likely result in Unitrin Direct recording operating losses for the next several years. We are actively seeking acquisition opportunities to expand Unitrin Direct’s book of business to shorten the time to achieve efficient economies of scale. We continue to believe that our shareholders will benefit from this alternative distribution channel in the years to come.

Our Unitrin Business Insurance segment (UBI) had a successful year in 2006 on a number of fronts. We launched UBI at the beginning of 2005 as a new business unit dedicated to serving the commercial lines agents that had previously been served by our former Multi Lines Insurance segment. Our UBI management team closed three of its regional offices and scaled back the fourth office. The migration of UBI policies and claims to its new state-of-the-art policy administration, billing and claims systems is now complete. UBI also completed the reduction of its workforce in the right manner and added a number of strong, commercial insurance professionals to help grow the business in 2007. However, absent the favorable reserve development recognized in 2006, UBI is in essence today a break-even business. The expense ratio of 49.9% needs to be reduced significantly. Perhaps as much as 10 points of that expense ratio represents transition and redundant costs that will be reduced somewhat in 2007 and must decline significantly in future years. The UBI management team faces a tremendous challenge—growing the business to proper scale in the face of a highly competitive premium rate environment.

Unitrin’s Life and Health Insurance segment had a terrific year in 2006 recording net income of $99.5 million, well in excess of the $60.0 million recorded in 2005. Life and Health Insurance segment net investment income increased by $21.2 million in 2006 as our base of Life insurance reserves grew by $70 million and yields increased. Effective expense management is a must in this slower growth business. Life and Health Insurance segment expenses declined by $16.5 million in 2006. Congratulations to our Career Agency Group management team on the 3rd consecutive year of declining insurance expenses. Earned premiums grew by $8.1 million in 2006 as the impact of higher property insurance premiums earned through certain quota share reinsurance transactions was partially offset by the impact of our coastal property insurance premium reduction strategies. We plan to grow our Reserve National accident and health insurance business through the acquisition of blocks of business. We have completed the first such transaction which should add $4 million of premium in 2007. We hope to execute several more such transactions in 2007.

Our Consumer Finance business, Fireside Bank, posted lower net income for the first time in a number of years. Fireside still recorded respectable net income of $26.1 million in 2006, down from a record $30.8 million in 2005. Fireside’s top line grew at a healthy 12.7% rate in 2006 as our management team continued to expand Fireside’s operations into additional states outside of its home base in California. A major key to our success has been Fireside’s ability to attract, train and retain its “street-smart” underwriters and to add to its collection infrastructure just ahead of the curve, keeping pace with the increasing top line. We may not have kept that infrastructure at pace in 2006 as net charge-off and delinquency rose in the second half of the year. It appears, however, that the rise in charge-off and delinquency was prevalent throughout the less-than-prime credit marketplace. We recently made significant increases in our collection staff, opened a second stand alone collection call center and slowed the growth in net outstanding to make certain that this business remains well controlled.

Investment Results

We continue to manage our investment portfolio for total return and income, balancing our concentrated investments in Northrop and Intermec and other higher risk holdings with a high quality fixed income portfolio comprised primarily of high grade municipal, corporate and agency bonds. We have made selective investments in the private equity and other alternative investment categories over the last several years. Those investments now total $194 million with another $207 million in commitments. We have realized above average returns on this relatively new investment strategy. Investments in fixed maturities declined by $254 million in 2006, as we shifted those funds to the alternative investment portfolio. Nevertheless our high quality, fixed income and short term investment portfolio still covers our net insurance reserves, protecting policyholder interests while we invest the remainder of the portfolio more aggressively.

Consolidated net investment income increased by $23 million in 2006. The yield on our combined fixed maturity and short term investment portfolio increased in 2006 as yields rose on the short end of the yield curve. At the end of 2006 we still kept approximately $625 million – about 10% of our investable assets – in relatively shorter term investments and cash invested overnight. There is little reward in making additional longer term fixed maturity investments in the current interest rate environment. Net realized investment gains declined by $19.8 million after tax in 2006 largely due to the sale of certain real estate investments in 2005.

The value of our investments in Northrop common and preferred stock increased by $67 million in 2006, after taking into account the sale of $18 million of Northrop common stock early in the year. Through the end of 2006, we have sold 7.9 million out of the 15.3 million shares of Northrop common stock that we received when Northrop purchased Litton in 2001. Our Northrop sales in 2006 were made to take advantage of an increasing Northrop stock price. We remain bullish on Northrop’s future in these uncertain times and continue to hold over $750 million of combined Northrop common stock, preferred stock and bonds. It is interesting to observe that Northrop common stock returns are relatively uncorrelated with the returns on most of our other investment asset classes. In our view this serves to reduce the overall risk of our investment portfolio.

The fair value of our common stock investment in Intermec decreased from $428 million at the end of 2005 to $307 million at the end of 2006. Intermec’s sales growth slowed in 2006. As a holder of over 20% of Intermec’s common stock it would not be appropriate for us to comment on Intermec’s prospects other than to say that we have never sold a share of Intermec. We rolled out a new generation of hand held computers developed for us by Intermec to our Life and Health Insurance career agents in 2005. We continue to be impressed with both Intermec’s technology and the quality of its products. Our investment in Intermec is the only common stock that we own that is not marked to market through shareholders’ equity. The fair value of our investment in Intermec exceeded the carrying value by $215 million at the end of 2006.

Equity securities other than Northrop and Intermec increased by $69 million after taking into account securities that were sold or purchased. We continue to use the services of third parties to manage our diversified large cap and mid cap common stock portfolios. Both of those portfolios performed well in 2006.

Capital Structure

We returned nearly $210 million of capital to our shareholders in 2006 through a combination of dividends and timely common stock repurchases. Our balance sheet remains strong. Debt to total capitalization declined to a modest 18.1% at the end of 2006 – that ratio falls to 17.2% if the market value of our holdings in Intermec is taken into consideration. Our $300 million 5.75% Senior Notes are due July 1, 2007. We plan to utilize our existing $300 million “universal” shelf registration statement to refinance those bonds with little or no impact on our capital structure.

Corporate parent level liquidity remains strong. Our $325 million unsecured revolving credit agreement was undrawn at the end of 2006 and still has over three years remaining. In addition, we held $330 million of Northrop securities at the Corporate parent level at the end of 2006. Operating company results covered the amount of dividends paid to shareholders by a wide margin in 2006 and also covered the $90 million of common stock repurchased.

We could not have achieved our record operating results in 2006 without the help of a number of strategic business partners. We have highlighted just a few of those partners in this report.

Richard C. Vie	Donald G. Southwell
Chairman	President
and Chief Executive Officer