Form 10-K, Exhibit 13
period 2007-12-31
UNITRIN INC
filed 2008-02-04
CIK 860748

Exhibit 13

To Our Shareholders

2007 was a challenging but productive year. Your Company reported total net income of $217.8 million or $3.32 per common share, compared to $283.1 million or $4.17 per share in 2006. Our Life and Health Insurance segment again posted record operating results, but results declined at our other continuing operations. We made a significant addition to Fireside Bank’s loan loss reserves. We made the tough call to sell Unitrin Business Insurance. We acquired Merastar Insurance to add to our Unitrin Direct business and are in the process of acquiring Primesco, Inc. to add to our Life and Heath Insurance segment.

Operating Businesses

Let’s first address Fireside Bank. Fireside Bank is in the business of lending money to customers with sub-prime credit ratings for the purchase of used or new automobiles. We fund the business by issuing certificates of deposits that are Federally insured. This is all that Fireside does. Fireside does not make real estate loans. Fireside does not securitize or sell the loans that it makes. We have been in this business for a long time—in fact Fireside Bank had a string of 25 consecutive profitable years broken in 2007. Our loan standards have remained consistent. Fireside’s underwriters check to see that their customers have the ability and intent to make their loan payments when the loan is made—yet our loan charge-off increased significantly in 2007. So what happened? It appears that the current economic conditions have had an impact on our existing loan customers, particularly in California—which represents about two-thirds of our business. We added substantially to Fireside’s loan loss reserve in the fourth quarter of 2007, which resulted in a net loss of $38.8 million for the year, compared to net income of $ 26.1 million in 2006. We now have a loan loss reserve of nearly 11% of gross receivables outstanding. In early 2008, Fireside implemented an improved risk-based pricing, credit-scoring model to aid in the underwriting process. The implementation of this model is expected to result in the prospective elimination of certain now unprofitable tiers of business that comprised approximately 20% of the loans originated in 2007. Fireside has also begun implementing several initiatives to reduce expenses, including the elimination of approximately two-thirds of its 26 California branch offices and the centralization of its collection operations into two call centers. We continue to believe in Fireside’s business model and expect this business to return to profitability in the years ahead.

Kemper reported net income of $69.3 million and a combined ratio of 95.3% in 2007, compared to net income of $94.5 million and a combined ratio of 91.3% in 2006. Catastrophe losses, excluding reserve development, were $25.6 million after-tax in 2007, compared to $29.3 million after-tax in 2006, although non-catastrophe weather losses were higher in 2007. Operating results were aided by $35.2 million of favorable after-tax reserve development in 2007, compared to $44.3 million of favorable after-tax reserve development in 2006. It is less likely that reserve development will continue at such high levels in future years. Earned premiums fell by $18.3 million in 2007 as our coastal reduction strategy was fully implemented and competition for Kemper’s preferred customers increased, particularly in non-coastal regions. Kemper rolled out its new state of the art agency interface application, Right Price Web®, in most agencies in 2007, finishing the year with the application up and running in agencies representing approximately 70% of Kemper’s business. The feedback that we have received from our agents has been favorable, and we expect that this application, along with other initiatives, will lead to written premium growth in 2008. Kemper continued making progress in reducing its expense ratio by 0.6 points in 2007, down to 28.6%. We also have a number of initiatives underway to continue to reduce the expense ratio.

Unitrin Business Overview

The Unitrin family of insurance and finance companies serves clients in markets across the United States. More than 6 million policyholders and automobile finance customers have their basic insurance and financial needs met by a nationwide network of career agents and independent agents and loan representatives. As one of America’s leading financial services providers, the Unitrin family specializes in property and casualty, life, health and accident insurance as well as automobile finance products. With over $9 billion in assets, we employ over 7 thousand associates.

Unitrin Specialty’s bottom line was essentially flat—net income of $28.3 million and a combined ratio of 96.5% in 2007, compared to net income of $29.0 million and a combined ratio of 96.2% in 2006. Operating results increased in Unitrin Specialty’s commercial lines automobile book of business, but declined in the personal automobile book of business. We remain focused on maintaining the profitability of this business despite a difficult competitive environment. Unitrin Specialty earned premiums increased $4.9 million in 2007—the first increase in several years. We are encouraged by the growth in personal automobile insurance written premium and have made certain changes to our commercial lines product mix which we believe will result in higher written premium in 2008. Unitrin Specialty’s challenge for 2008 remains the same—to grow the business while continuing to hit our return on investment targets.

Unitrin Direct took a step backwards in 2007, recording a net loss of $24.3 million, compared to a net loss of $4.9 million in 2006. Last year, we told you that we believed Unitrin Direct’s pricing issues were behind us. That proved not to be the case. Unitrin Direct ended up recognizing $5.5 million of adverse reserve development in 2007—on top of the $4.5 million of adverse development recognized in 2006. Unitrin Direct is taking rate and underwriting actions in a number of states to improve the profitability of its book of business. In June, we acquired Merastar Insurance Company. Merastar specializes in the sale of personal automobile and homeowners insurance through employer-sponsored voluntary benefit programs. Both Unitrin Direct and Merastar are call-center based businesses. We are now in the process of combining both backroom operations into a single business unit. We expect that this combination will have a positive impact in 2008 and shorten Unitrin Direct’s time to reach efficient economies of scale. It also provides a platform to expand into the direct homeowners insurance business. We increased our marketing expenditures significantly in 2007 and will continue to spend additional amounts in 2008. With the addition of Merastar, Unitrin Direct now writes business in nearly every state. This improved geographic scale will make cable television and web advertisement more efficient. The increase in direct marketing expenditures, to the extent not deferrable, will likely result in Unitrin Direct recording operating losses for the next several years. We are actively seeking acquisition opportunities to expand Unitrin Direct’s book of business. We continue to believe that our shareholders will benefit from this alternative distribution channel in the years to come.

Unitrin’s Life and Health Insurance segment had another terrific year in 2007, recording net income of $103.2 million—the first $100 million year reported by any Unitrin business segment. Life and Health Insurance net income was $99.5 million in 2006. Life and Health Insurance net investment income increased by $12.3 million in 2007 as yields increased and our base of insurance reserves grew by $51.3 million. Effective expense management is a must in this slow growth business. Insurance expenses declined by $16.8 million in 2007. Congratulations to our Career Agency Companies management team on the 4th consecutive year of declining insurance expenses. Earned premiums declined by $21.9 million in 2007 as both our core life insurance and property insurance books declined, partially the result of our coastal property insurance premium reduction strategies. We are implementing a number of initiatives to strengthen the sales force and improve premium growth in 2008.

We have entered into a definitive agreement to acquire Primesco, Inc. and its stock company subsidiary, Mutual Savings Life Insurance Company. Mutual Savings is a career agency business similar to our main Life and Health Insurance business. Mutual Savings earned premium was approximately $50 million in 2007, much of it concentrated in the state of Alabama. Mutual Savings life insurance reserves are over $400 million. There are significant opportunities to combine Mutual Savings back office and district office locations with our existing operations. We expect this acquisition to close in the first quarter of 2008 and to be accretive to earnings from day one.

Lastly, we decided to sell Unitrin Business Insurance (UBI). Our UBI management team did a terrific job rewriting the UBI book of business and improving business processes, but in the end we felt that the task of growing the business profitably to proper scale in the face of a highly competitive commercial lines premium rate environment carried too much risk. We have a definitive agreement to sell UBI to AmTrust Financial Services for an estimated total purchase price of about $110 million. AmTrust will receive the unearned premium reserves, along with the renewal rights to the UBI business, as well as four insurance companies used in the UBI business. We will keep the loss reserves associated with this business and continue to manage the run-off of these reserves. While we do not expect the sale to result in a substantial gain, the transaction will result in a reduction of intangible assets and will free up capital to be used in our other businesses. The sale should close in the first quarter of 2008.

Investment Results

We continue to manage our investment portfolio for total return and income, balancing our concentrated investments in Northrop and Intermec and other higher risk holdings with a high quality fixed income portfolio comprised primarily of high grade municipal, corporate and agency bonds. We have not made significant investments in securities that are directly or indirectly related to sub-prime mortgage loans.

Consolidated net investment income increased by $25.9 million in 2007. We benefited from a special dividend from our investment in IRI Holdings of $5.2 million and recognized higher dividend income of $6.2 million from our investment in Northrop preferred stock due to the timing of the ex-dividend dates. The yield on our combined fixed maturity and short term investment portfolio increased slightly in 2007. Net investment income from our limited liability investment companies and partnerships also increased in 2007. At the end of 2007 we still kept $762 million—about 12% of our investable assets—in high-quality relatively shorter-term investments and cash invested overnight.

We had $1.4 billion invested in municipal bonds at the end of 2007. Our municipal bond investment strategy has always been to focus on the underlying credit and to not depend on the monoline bond insurers. The majority of our municipal bonds are direct obligations of a state—the average underlying credit rating on the entire municipal bond portfolio is AA.

Net realized investment gains were $62.5 million in 2007, compared to $26.5 million in 2006. Net realized investment gains from the sale of Northrop common stock were $58.6 million in 2007, compared to $5.6 million in 2006. We wrote down certain fixed maturity and equity securities that we felt had suffered other than temporary declines in value by the combined amount of $33 million in 2007. The majority of those write downs were publicly traded equity securities.

The value of our investments in Northrop common and preferred stock increased by $102 million in 2007, after taking into account the sale of $132 million of Northrop common stock. Through the end of 2007, we have sold nearly two-thirds of the shares of Northrop common stock that we received when Northrop purchased Litton in 2001. Our holdings of Northrop common stock continue to comprise a substantial portion of our investment portfolio due to price appreciation. As in the past, our sales of Northrop common stock in 2007 were made to take advantage of an increasing Northrop common stock price. We remain bullish on Northrop’s future in these uncertain times and continue to hold nearly $725 million of combined Northrop common stock, preferred stock and bonds. We anticipate that our $258 million investment in Northrop preferred stock will convert tax-free into common stock this April. Investment income from our investments in Northrop will likely decline in 2008 as a result of the conversion. It is interesting to observe that the historic returns on Northrop common stock have been relatively uncorrelated with the returns on most of our other investment asset classes. In our view, this serves to reduce the overall risk of our investment portfolio.

The fair value of our common stock investment in Intermec decreased from $307 million at the end of 2006 to $257 million at the end of 2007. Intermec’s revenue and net income both declined for the first nine months of 2007. We rolled out a new generation of handheld computers developed for us by Intermec to our Life and Health Insurance career agents in 2005 and recently ordered more to equip the agents at Mutual Savings. We continue to be impressed with both Intermec’s technology and the quality of its products. Our investment in Intermec is the only common stock that we own that is not marked to market through shareholders’ equity. The fair value of our investment in Intermec exceeded the carrying value by $166 million at the end of 2007.

Equity securities other than Northrop and Intermec increased by $2.6 million in 2007 after taking into account securities that were sold or purchased. We continue to use the services of third party investment managers to manage our diversified large cap and mid cap common stock portfolios. We recently made the decision to reduce our mid cap common stock portfolio back to its original $50 million allocation. We have also added exposures to foreign stocks through the use of exchange traded funds. Those foreign stock positions had a market value of $76 million at the end of 2007—representing a $16 million unrealized holding gain.

Capital Structure

Our balance sheet remains strong. Debt to total capitalization was a manageable 19.6% at the end of 2007—that ratio drops to 18.9% if you mark our investment in Intermec to market. Corporate parent level liquidity is excellent. Our $325 million unsecured revolving credit agreement was undrawn at the end of 2007 and still has over two years remaining. In addition, we held $342 million of Northrop securities and cash and short term investments of nearly $70 million at the corporate parent level at the end of 2007. In the short run, we will fund the acquisition of Mutual Savings through a combination of cash and short term investments on hand at the Unitrin parent level and revolving credit agreement borrowings.

We returned almost $260 million of capital to our shareholders in 2007 through a combination of dividends and timely common stock repurchases. In May, we issued our $360 million of 10 year senior notes at an effective yield of 6.19%. We used most of the proceeds to pay off the $300 million of senior notes that were due on July 1. In December, we made a $50 million capital contribution to Fireside Bank to keep the bank well capitalized.

You will no doubt notice that for the first time we have not printed a glossy shareholder report but instead wrapped this letter around our Form 10-K filing. We continually try to evaluate cost vs. benefit and hope that you will approve of this cost saving change.

Richard C. Vie	Donald G. Southwell
Chairman	President
and Chief Executive Officer