Form 10-K, Exhibit 13
period 2008-12-31
UNITRIN INC
filed 2009-02-04
CIK 860748

Exhibit 13

To Our Shareholders

The year 2008 was a difficult one for your company. We were battered by natural catastrophes and by the economic crisis. Catastrophe losses were $94 million after tax in 2008 compared to only $25 million after tax in 2007. Yet, this pales in comparison to realized and unrealized investment losses of nearly $450 million after tax in 2008. Net Investment Income also declined by $50 million after tax compared to 2007.

Still we are weathering the storm. As we discuss below, our capital position remains strong and most of our businesses are not directly tied to the general economic cycle. The property and casualty cycle is, we believe, hardening. Our life and health insurance businesses sell basic insurance products that are for the most part unaffected by the economic times. We believe our insurance operations will perform well in 2009.

Our operating strategy for 2009 is to focus on profitability and risk reduction. You will see that reflected in our investment and individual operating business strategies.

Insurance Operations

Kemper and Unitrin Specialty are well positioned to take advantage of the hardening property and casualty cycle and we expect improved profitability and growth in 2009. Growth will be dampened by our continued focus on reducing catastrophe risk.

Unitrin Direct again produced disappointing results in 2008, and we are taking dramatic steps to improve operating results, including aggressive rate and underwriting actions and a reduction in marketing spending. After closing the Direct Response acquisition, we intend to limit growth of the combined operation until profitability is achieved. The combination of Unitrin Direct and Direct Response will result in a company that has sufficient scale to turn a profit. We continue to believe that our shareholders will benefit from this alternative distribution channel in the years to come.

With the sale of Unitrin Business Insurance complete, our property and casualty insurance businesses are almost exclusively personal lines. This gives us the opportunity to take advantage of the combined scale of Kemper, Unitrin Specialty and Unitrin Direct. A shared services initiative is now underway to combine the back office operations of these businesses where it makes sense while still retaining the individual marketing and underwriting operations unique to each business.

Our Life and Health insurance segment net income was $51.8 million in 2008—down from $97 million in 2007. The decline was entirely due to lower net investment income and higher catastrophe losses from the property insurance products distributed by our career agents. We have discontinued sales of dwelling coverages and are considering additional steps to decrease our catastrophe exposure.

Fireside Bank

We continue to take risk off the table by decreasing the volume of new loans while simultaneously increasing the quality of those originations. Fireside Bank’s automobile loan portfolio shrunk from $1.4 billion at the end of 2007 to $1.2 billion at the end of 2008 – a decline of about 12%. Fireside Bank’s tier 1 capital to total average assets ratio was a strong 15.6% at the end of 2008. The loan loss reserve stands at 10% of the automobile loan portfolio. We are continuing the process of exploring the strategic alternatives associated with our investment in Fireside Bank and will have a better perspective on the future of this business later in 2009.

Investment Operations

We have always had little direct investment exposure to sub-prime residential mortgage-backed securities, “Alt-A” investment securities, collateralized debt obligations, credit derivatives, enhanced money market funds, or commercial paper investments. We have not written credit default swap products nor do we write annuity or other investment-based life insurance products. We do not participate in securities lending programs.

We have substantially reduced investment risk and the corresponding risk to your capital. We reduced our concentrated holding in Northrop stock valued at $706 million at the end of 2007 to $40 million at the end of 2008. We also sold most of our diversified stock and REIT portfolios in the fourth quarter. We still hold 12.6 million shares of Intermec common stock valued at $168 million at the end of 2008. We also hold an alternative investment fund portfolio valued at $286 million at the end of 2008. The primary investments of these funds are leveraged loans and other high yielding securities that suffered substantial declines in value in 2008. These securities could continue to decline in value in 2009.

Our fixed maturity and short-term investment portfolios are almost entirely investment grade securities. Our $1.7 billion corporate bond portfolio has an average Standard and Poor’s rating of A-. Our municipal bond investment strategy has always been to focus on the underlying credit and not to rely on the rating of the bond insurers. The majority of our $1.3 billion of municipal bond investments are direct obligations of states. The average underlying credit rating on the entire municipal bond portfolio is AA.

Unitrin Business Overview

The Unitrin family of insurance and finance companies serves clients in markets across the United States. More than 6 million policyholders and automobile finance customers have their basic insurance and financial needs met by a nationwide network of career agents and independent agents and loan representatives. As one of America’s leading financial services providers, the Unitrin family specializes in property and casualty, life, health and accident insurance as well as automobile finance products. With nearly $9 billion in assets, we employ over 7 thousand associates.

Capital

Shareholders’ Equity declined from $2.3 billion at the end of 2007 to $1.6 billion at the end of 2008. Still, we have adequate capital at our subsidiaries to operate our businesses and debt-to-total capitalization was a manageable 25.3%. We had $311 million of undrawn capacity under our revolving credit agreement at the end of 2008. Our earliest long-term debt maturity is in late 2010. Our debt remains rated as investment grade. We do not anticipate needing to raise either debt or equity capital in 2009.

Your Board of Directors understands the importance of the dividend to shareholders. We have decided to continue our dividend at the previous quarter’s level this quarter.

A Special Thanks

Lastly, two of our directors—Don Fites and Jerry Jerome—will be retiring at our May shareholders meeting. Don Fites is a world class business leader with broad experience. Jerry’s service to Unitrin dates back to its spinoff from Teledyne in 1990. He was Unitrin’s first President and CEO and has also served as its Chairman. Our sincere thanks go to both of these gentlemen along with best wishes for their well deserved retirement.

February 4, 2009

Richard C. Vie	Donald G. Southwell
Chairman	President and Chief Executive Officer