Form 10-K, Exhibit 13
period 2009-12-31
UNITRIN INC
filed 2010-02-01
CIK 860748

Exhibit 13

To Our Shareholders

What a difference a year makes. In 2008 we were battered by natural catastrophes and by the economic crisis. In 2009 our focus on profitability and risk reduction produced solid earnings, and a rebound in capital. Aided by fewer natural catastrophes and recovering financial markets, our bottom line results increased every quarter. Total net income was $164.7 million in 2009, compared to a loss of $29.6 million in 2008.

These improvements were the result of more than just an improving environment. We made the tough call in early 2009 to place Fireside Bank into run-off, suspending new lending activities and no longer accepting new deposits. We focused on risk reduction and pricing adequacy in our property and casualty insurance businesses. We completed the acquisition of Direct Response, adding to our Unitrin Direct business while at the same time improving Unitrin Direct’s bottom line to near break-even. We completed the home office consolidation of Mutual Savings Life into our Career Agency operation. We reduced our dividend from 47 cents to 20 cents, another tough call, but necessary to conserve capital.

Unitrin’s risk profile has improved significantly. Our capital position remains strong and our on-going businesses are not directly tied to the general economic cycle. The execution of our Fireside Bank run-off strategy has favorably exceeded our expectations. Our exposure to natural catastrophes has been reduced. We have significantly reduced our investment risk in equity securities, and we have little investment exposure to commercial or non-agency backed residential mortgages. Our life and health insurance businesses sell basic insurance products that are for the most part unaffected by the economic times. National health care reform – whatever form, if any, it might take should not have a significant impact on our bottom line results.

Our operating strategies for 2010 continue to be focused on profitability and building capital. We plan to improve the operating margins in our property and casualty insurance businesses, achieve profitable Unitrin Direct results, continue the successful run-off of Fireside Bank and reduce leverage with an eye towards increasing our claims paying ratings over the long haul.

Insurance Operations

Our property and casualty insurance businesses – Kemper, Unitrin Specialty and Unitrin Direct – together produced a combined ratio of 98.8, which is above our target ratio of 96.0, but well below the 103.9 ratio produced in 2008. We have taken and continue to implement a number of steps to improve the margins in our property and casualty insurance businesses, including improving risk selection and rate adequacy, reducing exposure to natural catastrophes and our shared services initiative to combine certain back office operations of these businesses over the next several years. These initiatives will likely result in a decline in the top line in 2010, but move us closer to our target combined ratio.

Unitrin Direct produced encouraging operating results in 2009. We have taken and continue to take dramatic steps to continue the improvement, including rapid integration of the Direct Response business, aggressive rate and underwriting actions, reducing operating costs by eliminating redundant office locations and reducing staff. While we plan to increase marketing spending slightly in 2010, earned premiums will decline due to the rate and underwriting actions, however, the bottom line should produce a positive full-year result in 2010. We continue to believe that our shareholders will benefit from this alternative distribution channel in the years to come.

Our life and health insurance segment net income was $112.1 million in 2009 – a record year and a substantial improvement over the $51.8 million of net income reported in 2008. The improvement was largely driven by higher net investment income allocated to this segment and lower catastrophe losses from the property insurance products distributed by our career agents. The reduction in catastrophe losses was driven by a combination of fewer natural catastrophes and our strategy to reduce our catastrophe exposures by discontinuing sales of dwelling coverage and cancelling policies in certain areas prone to catastrophes.

Fireside Bank

We are extremely pleased with the execution of our run-off plan thus far. We are confident that we will recover, over the next several years, the roughly $230 million of capital that we have invested in Fireside Bank. Since we announced our plan to exit the automobile finance business at the end of the first quarter, the Tier 1 capital to total average assets ratio at Fireside Bank has increased to a solid 21.3% at the end of 2009. Automobile loan receivables outstanding have declined steadily from $1.13 billion, at the end of the first quarter down to $744 million at the end of 2009. The reserve for loan losses remains strong at 11.2% of loans outstanding. Cash and

U.S. Treasury and Agency investments now represent 31.4% of certificates of deposits outstanding. We expect that the amount of automobile loan receivables and certificates of deposits outstanding will decline substantially in 2010 and expect Fireside Bank to record approximately break-even bottom line results.

Investment Operations

We have little direct investment exposure to commercial or non-agency backed residential mortgages or mortgage-backed securities, non-agency backed “Alt-A” investment securities, collateralized debt obligations, credit derivatives, enhanced money market funds, or commercial paper investments. We have never written credit default swap products nor do we write annuity or other investment-based life insurance products. We do not participate in securities lending programs.

Realized and unrealized investment gains were $210 million in 2009, as our bond and, to a lesser extent, equity portfolios increased in value, compared to losses of $689 million in 2008. Net Investment Income increased by $110 million largely due to our alternative investment portfolio recovering in value. The primary investments of this portfolio are leveraged loans and other high-yielding securities that suffered substantial declines in value in 2008 and recovered much of that value in 2009.

We have substantially reduced equity investment risk from pre-crisis levels. Our concentrated holding in Northrop stock, valued at $706 million at the end of 2007, is now less than $20 million. We sold most of our diversified stock and REIT portfolios in the fourth quarter of 2008. Our investment purchases in 2009 focused on high-grade corporate and municipal bonds.

Our fixed maturity and short-term investment portfolios consist almost entirely of investment grade securities. Our $2.1 billion corporate bond portfolio has an average Standard and Poor’s rating of “A-.” Our municipal bond investment strategy has always been to focus on the underlying credit of the issuer and not to rely on the rating of the bond insurers. The majority of our $1.8 billion of municipal bond investments are direct obligations of states. The average underlying credit rating on the entire municipal bond portfolio is AA.

Capital

Shareholders’ Equity increased from $1.6 billion at the end of 2008 to $1.9 billion at the end of 2009. Our insurance subsidiaries are well capitalized and our parent company debt-to-total capitalization ratio stands at a manageable 22.6%.

We are pleased to have put into place late in 2009 a new $245 million, three-year revolving credit agreement – one of the first three-year revolving credit facilities post-economic crisis for a company whose primary business is insurance. The facility was undrawn and we had $87.9 million of cash and short-term investments at the Unitrin parent company level at the end of 2009. It is important to note that this new facility extends well beyond the November 2010 due date of our $200 million senior notes. We plan to reduce leverage and pay those notes off using cash on hand and dividends from our subsidiaries, and perhaps borrowing a portion under the credit agreement.

In the second quarter of 2009, we reduced our quarterly dividend from 47 cents to 20 cents to conserve capital.

Two Special Directors

It is with deepest regrets that we mourn the passing of Bill Johnston. Bill was an outstanding member of our board and will be greatly missed. His keen business intellect and willingness to ask challenging questions made him an invaluable contributor. Most of all, Bill was a great friend and colleague to all who knew and worked with him at our company.

Lastly, congratulations are in order to Dick Vie, who retired as an employee and stepped down as Chairman of the Board at the end of 2009. Dick has served Unitrin in a number of capacities since its spinoff from Teledyne, Inc. in 1990, including as our Chief Executive Officer from March 1992 until August 2006 and he remains an engaged member of the Board.

February 1, 2010

Donald G. Southwell
Chairman, President and Chief Executive Officer